As filed with the Securities and Exchange Commission on June 12, 2006
Registration No. 333-134525

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to the
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

R.H. Donnelley Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2741	13-2740040
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Winstead Drive
Cary, North Carolina 27513
Telephone: (919) 297-1600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Bush
Senior Vice President, General Counsel and Corporate Secretary
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Telephone: (919) 297-1600
(Name, Address, including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Thomas C. Daniels, Esq.
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2006

PROSPECTUS

Offer to Exchange
All $365,000,000 aggregate principal amount at maturity outstanding 6.875% Series A-1 Senior Discount Notes due 2013
For 6.875% Series A-1 Senior Discount Notes due 2013
and
All $660,000,000 aggregate principal amount at maturity outstanding 6.875% Series A-2 Senior Discount Notes due 2013
For 6.875% Series A-2 Senior Discount Notes due 2013
and
All $1,210,000,000 aggregate principal amount outstanding 8.875% Series A-3 Senior Notes due 2016
For 8.875% Series A-3 Senior Notes due 2016
of
R.H. Donnelley Corporation
This Exchange Offer Will Expire at 5:00 p.m.,
New York City Time, on July 18, 2006

The Exchange Notes

•	The terms of the series A-1 senior discount notes, series A-2 senior discount notes and series A-3 senior notes to be issued, which we refer to as the series A-1 exchange notes, series A-2 exchange notes and series A-3 exchange notes, respectively, and collectively as the exchange notes, are substantially identical to the outstanding series A-1 senior discount notes, outstanding series A-2 senior discount notes and outstanding series A-3 senior notes, respectively, which we refer to collectively as the outstanding notes, that were issued on January 27, 2006, except for transfer restrictions and registration rights provisions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the series A-1 exchange notes and series A-2 exchange notes accrues at the rate of 6.875% per year, payable on January 15 and July 15 of each year, with the first payment on July 15, 2006.

•	Interest on the series A-3 exchange notes accrues at the rate of 8.875% per year, payable on January 15 and July 15 of each year, with the first payment on July 15, 2006.

•	The exchange notes will not be guaranteed by any of our subsidiaries.

•	The exchange notes will be our senior unsecured obligations and will rank senior in right of payment to all of our existing and future senior subordinated debt and future subordinated obligations and equally with any of our existing and future senior unsecured debt, including our existing 6.875% senior notes due 2013, which we refer to as the 6.875% senior notes. The exchange notes will be effectively subordinated to our secured debt, including our guarantee of borrowings under the amended and restated credit facility of R.H. Donnelley Inc., which we refer to as RHDI, and RHDI’s senior notes to the extent of the value of the assets securing such secured debt. The exchange notes will be effectively subordinated in right of payment to all of our existing and future secured debt to the extent of the value of the assets securing such debt, and will be structurally subordinated to all obligations of each of our existing and future subsidiaries, including, as a result of the merger on January 31, 2006 of Dex Media, Inc. with and into our wholly owned subsidiary, Forward Acquisition Corp., or Merger Sub (now known as Dex Media, Inc., or Dex Media ), any debt of Dex Media and its direct and indirect existing and future subsidiaries. We refer to this merger as the Dex Media merger.

Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on July 18, 2006, unless extended.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount at maturity of exchange notes which are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

  Please consider carefully the “Risk factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these authorities determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2006.

References to additional information

This prospectus incorporates or refers to important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that are filed by us without charge upon your written or oral request. You may also obtain the documents incorporated by reference into this prospectus, other than certain exhibits to those documents, by accessing the Securities and Exchange Commission’s, which we refer to as the SEC, website maintained at “www.sec.gov.”

In addition, RHD’s SEC filings are available to the public on RHD’s website, www.rhd.com. Information contained on RHD’s website or the website of any other person is not incorporated by reference into this prospectus, and you should not consider information contained on those websites as part of this prospectus.

RHD will provide you with copies of this information, without charge, if you request them in writing or by telephone from:

R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Attention: Investor Relations
Telephone: (800) 497-6329

If you would like to request copies of these documents, please do so by July 11, 2006 in order to receive them before the expiration of the exchange offer. For additional information, see “Where you can find more information.”

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or, in the case of information incorporated by reference, its date.

i

The following trademarks referred to, or incorporated by reference, in this prospectus are registered trademarks of Sprint Nextel Corporation (formerly known as Sprint Corporation), which is referred to herein as Sprint, or its subsidiaries: “Sprint®” and “Sprint Yellow Pages®.” The following trademarks referred to, or incorporated by reference, in this prospectus are trademarks of Embarq Corporation, which we refer to as Embarq, the local telephone operations spun-off from Sprint, or Embarq’s subsidiaries: “Embarqtm” and “Embarq Yellow Pagestm.” Additionally, the following trademarks referred to, or incorporated by reference, in this prospectus are trademarks of AT&T Inc., or AT&T (formerly known as SBC Communications Inc.), which is referred to herein as SBC or AT&T, as applicable, or its subsidiaries: “AT&T®,” “SBC®,” “SBC® Yellow Pages ” and “AT&T Yellow Pagestm.” The following trademarks referred to, or incorporated by reference, in this prospectus are registered trademarks of Qwest Communications International Inc., which is referred to as Qwest, and are used by Dex Media under license: “QWEST DEX®” and “QWEST DEX ADVANTAGE®.”

Notice to New Hampshire residents

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Disclosure regarding forward-looking statements

You should carefully review the information included or incorporated by reference in this prospectus. In this prospectus, we state our expectations as to future events and our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “outlook” or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks included in this prospectus. Those factors may cause our actual results to differ materially from any of our forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

These risks, uncertainties and contingencies are described in detail in the section entitled “Risk factors” in this prospectus. In summary and without limitation these risks, uncertainties and contingencies include the following:

•	competition in the directory advertising industry and other competitive media;

•	risks associated with the transition of the local telephone brand in (i) the former Sprint markets to Embarq and (ii) the Illinois and Northwest Indiana markets to AT&T;

•	changes in the usage of print yellow pages directories and changes in technology;

•	uncertainties in our ability to successfully integrate the Dex Media business;

•	unaudited pro forma financial data;

•	risk of bankruptcy proceedings against Embarq and/or AT&T and/or Qwest and/or Sprint and/or their respective affiliates with whom we have contracted during the term of our commercial contracts with them;

ii

•	the loss of, or our inability to enforce, key agreements with Embarq and/or Sprint and/or AT&T and/or Qwest;

•	increase of our costs due to future changes in directory publishing obligations;

•	risks arising from our reliance on and extensions of credit to small- and medium-sized businesses;

•	risks arising from our dependence on third party providers of printing, distribution and delivery services and the sale of advertising to national accounts;

•	fluctuations in price and the availability of paper;

•	risks associated with our sales of advertising to national accounts coordinated by third parties;

•	general economic conditions and consumer sentiment in our markets;

•	increased operating costs from potential work stoppages at Dex Media;

•	risks arising from turnover among our account executives or loss of key personnel;

•	loss of important intellectual property rights;

•	our ability to meet our substantial debt service obligations;

•	risks and uncertainties caused by the restrictive covenants under the terms of our debt agreements, RHDI’s debt agreements and Dex Media’s and its subsidiaries’ debt agreements;

•	risks related to our information technology modernization effort; and

•	the risk that no active public trading market develops for the exchange notes.

For additional information, see “Risk factors.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we do not assume any obligation to update or revise them or to provide reasons why actual results may differ.

Industry and other data

The data included in this prospectus regarding industries and ranking, including the size of specific markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and estimates of management. These estimates are based on information obtained from customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and management’s knowledge and experience. As indicated, various industry sources are cited throughout this prospectus, such as the Veronis Suhler Stevenson 2005 Communications Industry Forecast, PQ Media, Simba Information, Association of Directory Publishers, 2005 and comScore. We believe these estimates and sources to be accurate as of the date provided herein, although we have not independently verified the accuracy of any of these estimates or sources. We cannot assure you that the industry and other data are accurate.

Data on our market position are based on U.S. directory advertising sales.

iii

Summary

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, and the documents incorporated by reference before making a decision to exchange any outstanding notes. In this prospectus, unless the context indicates otherwise: “RHD” refers to R.H. Donnelley Corporation; “RHDI” refers to R.H. Donnelley Inc., a wholly owned direct subsidiary of RHD; “Dex Media” refers to Dex Media, Inc. as it existed prior to the consummation of the Dex Media merger and to Dex Media, Inc. (formerly known as Forward Acquisition Corp.), a wholly owned direct subsidiary of RHD following the Dex Media merger, as the context requires; “Dex Media East” refers to Dex Media East LLC, an indirect wholly owned subsidiary of Dex Media; “Dex Media West” refers to Dex Media West LLC, an indirect wholly owned subsidiary of Dex Media; “Qwest Dex” refers collectively to Qwest Dex, Inc. and its parent, Qwest Dex Holdings, Inc.; “Dex East” refers to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, or the Dex East states, prior to November 8, 2002, the date that Dex Media East acquired Dex East; “Dex West” refers to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, or the Dex West states; “Dex Media states” refers to the Dex West states and Dex East states; “Qwest” refers to Qwest Communications International Inc. and its subsidiaries, including Qwest Corporation, the local exchange carrier subsidiary of Qwest; “Sprint” refers to Sprint Nextel Corporation; “Embarq” refers to Embarq Corporation, the local telephone operations that Sprint spun-off; “SPA” refers to Sprint Publishing & Advertising, the directory publishing business we acquired from Sprint in January 2003; “AT&T” refers to AT&T, Inc., successor to SBC Communications Inc.; “preferred stock” refers to our former convertible cumulative preferred stock, which we repurchased with the gross proceeds from the issuance of the outstanding series A-1 notes; “notes” refers collectively to the outstanding notes and exchange notes; and the terms “we,” “us” and “our” refer to RHD and all of its direct and indirect wholly owned subsidiaries, including RHDI and, after January 31, 2006, Dex Media. Prior to the consummation of the Dex Media merger, RHD had no operations other than through RHDI, and, as a result of the Dex Media merger on January 31, 2006, RHD conducts all of its operations through RHDI and Dex Media.

R.H. Donnelley Corporation

Corporate overview

We are a leading yellow pages publisher and online local commercial search company. Following the closing of the Dex Media merger, we are the third largest print and online directory publisher in the United States, based on revenue. During 2006, we expect to have a total annual distribution of approximately 80 million directories, serving over 600,000 local and national advertisers with more than 625 directories in 28 states. In 2005, Dex Media published 293 directories and printed approximately 52 million copies of these directories for distribution to virtually all business and residential customers throughout the Dex Media states. Dex Media’s Internet-based directory, DexOnline.comtm, which is bundled with Dex Media’s print product to provide web-based access to Dex Media’s directories, further expands the distribution of Dex Media’s advertiser content. In addition to the acquired Dex Media directory business, we publish Embarq-branded (formerly Sprint-branded) directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. We also publish AT&T-branded (formerly SBC-branded) directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. We also offer online city guides and search websites in all our Embarq markets under the Best Red Yellow Pages® brand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com. Information contained on these websites is not part of this prospectus.

Acquisitions

On January 31, 2006, we completed the acquisition of Dex Media for a purchase price of $4.1 billion. Pursuant to the terms of an Agreement and Plan of Merger, dated October 3, 2005, which we refer to as the merger agreement, each issued and outstanding share of Dex Media common stock was converted into the right to receive $12.30 in cash and 0.24154 of a share of RHD common stock, resulting in an aggregate cash value of $1.9 billion and an aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of RHD common stock. Additionally, we assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.5 billion. The acquired Dex Media directory business now operates as Dex Media, Inc., one of our direct, wholly owned subsidiaries.

On September 1, 2004, we completed the acquisition of the directory publishing business of AT&T in Illinois and Northwest Indiana, or the AT&T Directory Business, including AT&T’s interests in The DonTech II Partnership, which we refer to as DonTech, a 50/50 general partnership between us and AT&T for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to us related to DonTech. We refer to this acquisition as the AT&T Directory Acquisition. The AT&T Directory Acquisition was consummated pursuant to a purchase agreement dated as of July 28, 2004, as amended, by and among RHD, Ameritech Corporation, which we refer to as Ameritech, a direct wholly owned subsidiary of AT&T, and Ameritech Publishing, Inc., which we refer to as API, a direct wholly owned subsidiary of Ameritech. The acquired AT&T Directory Business now operates as R.H. Donnelley Publishing & Advertising of Illinois Partnership, one of our indirect, wholly owned subsidiaries.

On January 3, 2003, we completed the acquisition of the directory publishing business of Sprint, which we refer to as the SPA Directory Business, by purchasing all the outstanding stock of two subsidiaries comprising SPA, Directories America, Inc. and Centel Directory Company, which we refer to as Centel, for $2.23 billion in cash. We refer to this acquisition as the SPA Acquisition. The SPA Acquisition was consummated pursuant to a purchase agreement, dated as of September 21, 2002, by and among RHD, Sprint and Centel Directories LLC. The acquired SPA Directory Business now operates as R.H. Donnelley Publishing & Advertising, Inc., one of our indirect, wholly owned subsidiaries.

GS repurchase

On January 27, 2006, pursuant to the terms of the Stock Purchase and Support Agreement, which we refer to as the stock purchase and support agreement, dated as of October 3, 2005, we repurchased the remaining 100,301 shares of our preferred stock from investment partnerships affiliated with The Goldman Sachs Group, Inc., which we refer to collectively as the GS Funds, for $336.1 million in cash including accrued cash dividends and interest. We refer to this transaction as the GS repurchase. After the GS repurchase, we have no outstanding shares of preferred stock.

Change of control offers

The completion of the Dex Media merger triggered change of control offers on all of the outstanding notes issued by Dex Media, requiring us to make offers to repurchase such notes. As of March 31, 2006, $291.3 million of the 5.875% Dex Media West senior notes due 2011, which we refer to as the 5.875% senior notes, $0.2 million of the 9.875% Dex Media West senior subordinated notes due 2013, which we refer to as the 9.875% senior subordinated notes, $0.3 million of the 9.875% Dex Media East senior notes due 2009, which we refer to as the 9.875% senior notes and $0.1 million of the 9% Dex Media senior discount notes due 2013, which we refer to as the 9% discount notes, were tendered in the applicable change of control offers and repurchased by us. None of the 8% Dex Media notes due 2013, which we refer to as the 8% notes, 8.5% Dex Media West senior notes due 2010, which we refer to as the 8.5% senior notes, or 12.125% Dex Media East senior subordinated notes due 2012, which we refer to as the 12.125% senior subordinated notes, were tendered in the applicable change of control offers. We refer to the 5.875% senior notes, 9.875% senior subordinated notes, 9.875% senior notes, 9% discount notes, 8% notes, 8.5% senior notes and 12.125% senior subordinated notes collectively as the Dex Media notes.

Credit facilities

RHDI

On December 13, 2005, in connection with the Dex Media merger and related financings, RHD and RHDI entered into a Second Amended and Restated Credit Agreement, which we refer to as the RHDI credit facility, with several banks and other financial institutions or entities from time to time parties thereto as lenders and agents to, among other things, permit the Dex Media merger and the incurrence of additional debt in connection with the Dex Media merger and provide up to $350 million of tranche D-1 term loans, which were used to (i) finance the cash tender offer and consent solicitation, which we refer to as the cash tender and consent solicitation, commenced by RHDI on November 21, 2005, for any and all of its outstanding $325 million aggregate principal amount of 8.875% senior secured notes due 2010, which we refer to as the RHDI senior notes; (ii) pay related fees and expenses; and (iii) for general corporate purposes.

On April 24, 2006, RHD and RHDI entered into the first amendment to the RHDI credit facility, which we refer to as the RHDI amendment, with the several banks and other financial institutions or entities from time to time parties thereto. Among other things, the RHDI amendment had the effect of reducing the applicable interest rates on (i) the revolving portion of the RHDI credit facility and (ii) the outstanding terms loans, other than the tranche D-1 term loans, by refinancing the outstanding tranche A-2 term loans, tranche A-3 term loans and tranche D term loans with new tranche A-4 term loans and tranche D-2 term loans.

Dex Media East

On January 31, 2006, in connection with the completion of the Dex Media merger, Dex Media entered into an Amended and Restated Credit Agreement, as amended, which we refer to as the Dex Media East credit facility, by and among Dex Media East, Inc., a Delaware corporation and wholly owned subsidiary of Dex Media, Dex Media East, the administrative agent and the lenders and other agents parties thereto to, among other things, permit the Dex Media merger and certain additional restricted payments to Dex Media.

On April 24, 2006, Dex Media, Dex Media East, Inc. and Dex Media East entered into the first amendment to the Dex Media East credit facility, which we refer to as the Dex Media East amendment, with the lenders and other agents from time to time party thereto. Among other things, the Dex Media East amendment had the effect of reducing the applicable interest rates on the outstanding tranche B term loans by refinancing such loans with new tranche B term loans.

Dex Media West

On January 31, 2006, in connection with the completion of the Dex Media merger, Dex Media entered into an Amended and Restated Credit Agreement, as amended, which we refer to as the Dex Media West credit facility, by and among Dex Media West, Inc., a Delaware corporation and wholly owned subsidiary of Dex Media, Dex Media West, the administrative agent and the lenders and other agents parties thereto to, among other things, permit the Dex Media merger, provide up to $503 million of tranche B-1 term loans to redeem certain indebtedness in connection with the change of control offers and fund a portion of the cash consideration paid to Dex Media’s stockholders in connection with the Dex Media merger and to permit certain additional restricted payments to Dex Media.

On April 24, 2006, Dex Media, Dex Media West, Inc. and Dex Media West entered into the first amendment to the Dex Media West credit facility, which we refer to as the Dex Media West amendment, with the lenders and agents from time to time party thereto. Among other things, the Dex Media West amendment had the effect of reducing the applicable interest rates on the outstanding tranche B term loans by refinancing such loans with new tranche B-2 term loans.

We refer to the Dex Media East credit facility and the Dex Media West credit facility as amended by the Dex Media East amendment and the Dex Media West amendment, respectively, collectively as the Dex Media credit facilities.

Corporate structure

The chart below summarizes our corporate structure and the amount of debt that was held at each entity on March 31, 2006, including fair value adjustments required by purchase accounting.

(1)	No amounts were outstanding as of March 31, 2006.

(2)	Includes (i) $236 million tranche A-2 term loan due December 31, 2009, (ii) $88 million tranche A-3 term loan due December 31, 2009, (iii) $1,422 million tranche D term loan due June 30, 2011 and (iv) $349 million tranche D-1 senior secured term loan due June 30, 2011. On April 24, 2006, we amended the RHDI credit facility for the purpose of reducing the applicable interest rate margins on (i) the revolving portion of the RHDI credit facility and (ii) the outstanding term loans, other than the tranche D-1 term loans, by refinancing the outstanding tranche A-2 term loans, tranche A-3 term loans and tranche D term loans with new tranche A-4 term loans and tranche D-2 term loans. See “Description of other indebtedness.”

(3)	$60 million was outstanding as of March 31, 2006.

(4)	Includes (i) $300 million tranche A term loan due November 8, 2008 and (ii) $429 million tranche B term loan maturing May 8, 2009. On April 24, 2006, we amended the Dex Media East credit facility for the purpose of reducing the applicable interest rate margin on the outstanding tranche B term loans by refinancing such loans with new tranche B term loans. The amended Dex Media East credit facility maintains the applicable interest rate margins on the tranche A term loans and the revolving portion of the Dex Media East credit facility. See “Description of other indebtedness.”

(5)	$81 million was outstanding as of March 31, 2006.

(6)	Includes (i) $324 million tranche A term loan due September 9, 2009, (ii) $834 million tranche B term loan maturing March 9, 2010 and (iii) $440 million tranche B-1 term loan maturing March 9, 2010. On April 24, 2006, we amended the Dex Media West credit facility for the purpose of reducing the applicable interest rate margin on the outstanding tranche B term loans by refinancing such loans with new tranche B-2 term loans. The amended Dex Media West credit facility maintains the applicable interest rate margins on the tranche A term loans, the tranche B-1 term loans and the revolving portion of the Dex Media West credit facility. See “Description of other indebtedness.”

Information about RHD

Our principal executive offices are located at 1001 Winstead Drive, Cary, North Carolina 27513, and our telephone number at that location is (919) 297-1600. Our common stock is listed on The New York Stock Exchange under the symbol “RHD.” RHD’s predecessor corporation, The Dun & Bradstreet Corporation, which we refer to as D&B, was incorporated in 1973 under Delaware law. Our website is located at www.rhd.com. Information contained on our website is not part of this prospectus.

The exchange offer

The exchange offer	We are offering to exchange $365 million aggregate principal amount at maturity of our 6.875% series A-1 senior discount notes due 2013, which have been registered under the federal securities laws, for $365 million aggregate principal amount at maturity of our outstanding unregistered 6.875% series A-1 senior discount notes due 2013, which were issued on January 27, 2006 in a private offering.

We are also offering to exchange $660 million aggregate principal amount at maturity of our 6.875% series A-2 senior discount notes due 2013, which have been registered under the federal securities laws, for $660 million aggregate principal amount at maturity of our outstanding unregistered 6.875% series A-2 senior discount notes due 2013, which were issued on January 27, 2006 in a private offering.

We are also offering to exchange $1,210 million aggregate principal amount of our 8.875% series A-3 senior notes due 2016, which have been registered under the federal securities laws, for $1,210 million aggregate principal amount of our outstanding unregistered 8.875% series A-3 senior notes due 2016, which were issued on January 27, 2006 in a private offering. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration rights agreement	The outstanding notes were sold on January 27, 2006 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with those initial purchasers that requires us to conduct this exchange offer. This exchange offer is intended to satisfy our obligations set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you additional interest.

If you fail to exchange your outstanding notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and each of the indentures governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on July 18, 2006, unless we decide to extend the expiration date.

For additional information, see “The exchange offer — Expiration date; Extensions; Amendments.”

Conditions to the exchange offer	The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange. For additional information, see “The exchange offer — Conditions.”

We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

• to extend the expiration date of the exchange offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes;

• to terminate the exchange offer if specified conditions have not been satisfied; and

• to waive any condition or otherwise amend the terms of the exchange offer in any respect.

For additional information, see “The exchange offer — Expiration date; Extensions; Amendments.”

Procedure for tendering notes	If you wish to tender your outstanding notes for exchange, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions; and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. For additional information, see “The exchange offer — Exchange agent.”

Special procedures for beneficial owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. For additional information, see “The exchange offer — Procedure for tendering.”

Withdrawal rights	You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The exchange offer — Withdrawal of tenders.”

Federal income tax considerations	The exchange of outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. For additional information, see “Federal income tax consequences of the exchange offer.”

Resale of exchange notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

• you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

• you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

• you are not one of our affiliates, as defined in Rule 405 of the Securities Act of 1933, or the Securities Act; and

• you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of distribution” and “The exchange offer — Resale of the exchange notes.”

Exchange agent	The exchange agent for the exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in “The exchange offer — Exchange agent” and in the letter of transmittal.

See “The exchange offer” for more detailed information concerning the exchange offer.

The exchange notes

For a more complete description of the terms of the exchange notes, see “Description of series A-1 discount notes,” “Description of series A-2 discount notes” and “Description of series A-3 senior notes.”

Obligor	R.H. Donnelley Corporation.

Exchange notes	$365,000,000 aggregate principal amount at maturity of 6.875% series A-1 senior discount notes due 2013.

$660,000,000 aggregate principal amount at maturity of 6.875% series A-2 senior discount notes due 2013.

$1,210,000,000 aggregate principal amount of 8.875% series A-3 senior notes due 2016.

Maturity	The series A-1 exchange notes and series A-2 exchange notes mature on January 15, 2013. The series A-3 exchange notes mature on January 15, 2016.

Interest payment dates	January 15 and July 15 of each year, commencing on July 15, 2006.

Guarantees	The exchange notes will not be guaranteed.

Ranking	The exchange notes will be RHD’s senior unsecured obligations and will rank senior in right of payment to any of RHD’s future unsecured senior subordinated indebtedness and subordinated indebtedness and equally in right of payment to RHD’s existing and future senior unsecured indebtedness, including the 6.875% senior notes. The exchange notes will be effectively subordinated in right of payment to all of RHD’s existing and future secured debt to the extent of the value of the assets securing such debt, and will be structurally subordinated to all obligations of each of RHD’s existing and future subsidiaries.

As of March 31, 2006, RHD had outstanding debt of $10,884.0 million on a consolidated basis. This amount included approximately $9,050.5 million of senior indebtedness on a consolidated basis, of which $332.6 million consisted of the accreted value of the outstanding series A-1 notes, $601.5 million consisted of the accreted value of the outstanding series A-2 notes, $1,210 million consisted of the outstanding series A-3 notes, $300 million consisted of the outstanding 6.875% senior notes, $7.9 million consisted of our guarantee of the RHDI senior notes and $2,094.6 million consisted of our secured guarantee of borrowings by RHDI under the RHDI credit facility. This amount of secured guarantee does not include the secured guarantee by RHD of the remaining $175 million of additional borrowings that were available under the revolving portion of the RHDI credit facility, which we refer to as the RHDI revolving credit facility. The guarantees by RHD of borrowings under RHDI’s credit facility and the outstanding RHDI senior notes are secured by a pledge of all the stock RHD owns in RHDI and thus would be effectively senior to the exchange notes to the extent of the value of the assets securing such guarantees. As of March 31, 2006, RHD’s debt included approximately $600 million of senior subordinated indebtedness, which represented the guarantee by RHD of the $600 million principal amount of RHDI’s 10.875% senior subordinated notes due December 15, 2012, which we refer to as the RHDI senior subordinated notes, and had no subordinated indebtedness. In addition, RHD’s outstanding debt on a consolidated basis includes the debt of Dex Media and its subsidiaries. As of March 31, 2006, Dex Media and its subsidiaries had approximately $5,737.3 million of total debt (including a $216.2 million fair market value adjustment required by purchase accounting), which is comprised of $788.7 million under the Dex Media East credit facility, $1,678.9 million under the Dex Media West credit facility, $1,138.7 million of accreted value of Dex Media’s notes, $2,131.0 million (including $1,234 million of senior subordinated debt) of Dex Media’s subsidiaries’ notes. All such debt of RHDI and its subsidiaries and Dex Media and its subsidiaries would be structurally senior to the exchange notes and the outstanding 6.875% senior notes. As of March 31, 2006, an additional $175 million would have been available to RHDI for revolver borrowings under the RHDI credit facility and $39 million and $19 million would have been available to Dex Media for revolver borrowings under the Dex Media East credit facility and Dex Media West credit facility, respectively. Additional borrowings under the RHDI credit facility, the Dex Media East credit facility and Dex Media West credit facility are secured and would be structurally senior to the exchange notes and the outstanding 6.875% senior notes.

Optional redemption	We may redeem some or all of the series A-1 exchange notes and series A-2 exchange notes at any time prior to January 15, 2009 at a price equal to 100% of the principal amount at maturity of the series A-1 exchange notes and series A-2 exchange notes plus accrued and unpaid interest plus a “make-whole” premium. Thereafter, we may redeem the series A-1 exchange notes and the series A-2 exchange notes in whole or in part. In addition, subject to certain conditions, we may also redeem up to 40% of the principal amount at maturity of the series A-1 exchange notes and series A-2 exchange notes at any time before January 15, 2008 with the proceeds of qualified equity offerings. However, we may only make such redemptions if, after the redemption of such amount, at least 60% of the aggregate principal amount at maturity of the series A-1 exchange notes and series A-2 exchange notes, respectively, issued remains outstanding. The redemption prices are discussed under the captions “Description of series A-1 discount notes — Optional redemption” and “Description of series A-2 discount notes — Optional redemption.”

We may redeem some or all of the series A-3 exchange notes at any time prior to January 15, 2011 at a price equal to 100% of the aggregate principal amount of the series A-3 exchange notes plus accrued and unpaid interest plus a “make-whole” premium. Thereafter, we may redeem the series A-3 exchange notes in whole or in part. In addition, subject to certain conditions, we may also redeem up to 40% of the series A-3 exchange notes at any time before January 15, 2009 with the proceeds of qualified equity offerings. However, we may only make such redemptions if, after the redemption of such amount, at least 60% of the aggregate principal amount of the series A-3 exchange notes issued remains outstanding. The redemption prices are discussed under the caption “Description of series A-3 senior notes — Optional redemption.”

Change of control	If we experience specific kinds of changes in control, holders of the exchange notes will have the right to require us to purchase their exchange notes, in whole or in part, at a price equal to 101% of the accreted value in the case of the series A-1 exchange notes and series A-2 exchange notes or aggregate principal amount in the case of the series A-3 exchange notes, together with any accrued and unpaid interest to the date of purchase.

Certain covenants	The indentures governing the exchange notes, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• pay dividends on, redeem or repurchase capital stock;

• make certain investments;

• enter into certain types of transactions with affiliates;

• expand into unrelated businesses;

• create liens; and

• sell certain assets or merge with or into other companies.

The covenants contained in the indentures are subject to a number of important exceptions, limitations and qualifications. In addition, many of the covenants will be suspended if the exchange notes receive investment grade ratings from either the Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc., or Moody’s Investor’s Service, Inc., and no default or event of default has occurred or is continuing under the indentures governing the exchange notes. See “Description of series A-1 discount notes — Certain covenants,” “Description of series A-2 discount notes — Certain covenants” and “Description of series A-3 senior notes — Certain covenants.”

Original issue discount	The series A-1 notes and series A-2 notes were issued with original issue discount for United States federal income tax purposes. Original issue discount is the difference between the stated redemption price at maturity and the issue price of such notes. Original issue discount will accrue on each of the series A-1 notes and series A-2 notes from the issue date of each series based on the yield to maturity of such notes and will generally be included in your gross income for United States federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See “Material U.S. federal income tax considerations.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk factors

You should read and consider carefully all the information set forth and incorporated by reference in this prospectus and, in particular, should evaluate the specific factors under the section “Risk factors” beginning on page 20 in deciding whether to exchange any outstanding notes for exchange notes.

Summary unaudited pro forma condensed combined statements of operations

We derived the following summary unaudited pro forma condensed combined statements of operations from RHD’s unaudited consolidated statement of operations for the three months ended March 31, 2006 and RHD’s audited consolidated statement of operations for the year ended December 31, 2005 and Dex Media’s unaudited consolidated statement of operations for the one month ended January 31, 2006 and Dex Media’s audited consolidated statement of operations for the year ended December 31, 2005. The following summary unaudited pro forma condensed combined statements of operations give effect to (1) the GS repurchase and related financing, as the Dex Media merger was conditioned on the completion of the GS repurchase, and (2) the Dex Media merger and related financings, as if each transaction had been completed on January 1, 2005. The column headed “Pro forma excluding the Dex Media merger adjustments” reflects the pro forma adjustments for RHD reflecting the GS repurchase, and the column headed “Total pro forma” reflects the GS repurchase pro forma adjustments and pro forma adjustments for RHD reflecting the Dex Media merger.

The following summary unaudited pro forma condensed combined statements of operations should be read in conjunction with the unaudited pro forma statements of operations and related notes contained in this prospectus, the historical consolidated financial statements and related notes of RHD and Dex Media, which are contained in this prospectus, and the other information contained or incorporated by reference in this prospectus. See “Where you can find more information.”

The Dex Media merger was accounted for as a business combination, using the purchase method of accounting, with RHD as the accounting acquirer. RHD is considered the acquiring entity for accounting purposes based on the facts that: (1) the majority of the combined company’s current board members were members of RHD’s board prior to the completion of the Dex Media merger; (2) the majority of the combined company’s current senior management team served as RHD’s senior management team prior to the completion of the Dex Media merger; and (3) RHD distributed both cash and its common stock as purchase price consideration to the stockholders of Dex Media. Under the purchase method of accounting, certain costs incurred by RHD to acquire Dex Media have been allocated to the underlying net assets according to their respective fair values. The excess purchase price over the fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. While we do not presently expect significant changes to the fair value of the net liabilities assumed, additional information could come to our attention that may require us to revise the purchase price allocation.

Management expects that the Dex Media merger will result in cost savings for the combined company. These opportunities include, but are not limited to, elimination of redundant computer systems and administrative functions.

The following summary unaudited pro forma condensed combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of what RHD’s actual results of operations would have been had the following transactions been completed on the date indicated above: (1) the GS repurchase and related financing and (2) the Dex Media merger and related financings. The following unaudited pro forma condensed combined statements of operations do not give effect to (1) RHD’s or Dex Media’s results of operations or other transactions or developments since the respective dates indicated or (2) the cost savings and one-time charges expected to result from the Dex Media merger. These matters could cause RHD’s actual future results of operations to differ materially from those presented in the following unaudited pro forma condensed combined statements of operations. See “Risk factors.”

	Year Ended				Three Months Ended
	December 31, 2005				March 31, 2006
	Pro Forma				Pro Forma
	Excluding the Dex				Excluding the Dex
	Media Merger				Media Merger
	Adjustments		Total Pro Forma		Adjustments	Total Pro Forma
	(In thousands except per share data)
Statement of operations data:
Net revenues	$956,631		$2,615,047		$320,479	$460,374
Net income (loss)	46,473		53,089		(73,473)	(83,330)
Diluted loss per share	(9.40)		(4.27)		(1.32)	(1.22)
Ratio of earnings to fixed charges:	1.2	x	1.1	x	—(1)	—(1)

(1)	Due to our pro forma loss excluding the Dex Media merger adjustments and total pro forma loss for the three months ended March 31, 2006, the ratio was less than 1:1. Additional earnings of $118.6 million and $119.8 million, respectively, would be required to achieve a ratio of earnings to fixed charges of 1:1 for this period.

R.H. Donnelley summary historical consolidated financial data

The following table shows summary historical consolidated financial data for RHD. The data as of and for each of the years in the five-year period ended December 31, 2005 were derived from RHD’s audited consolidated financial statements. The data as of and for the three months ended March 31, 2005 and 2006 were derived from RHD’s unaudited consolidated financial statements. The unaudited consolidated financial statements as of and for the three months ended March 31, 2006 include results of the Dex Media business commencing February 1, 2006. Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders’ (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2005 included in RHD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006, and the unaudited consolidated balance sheet as of March 31, 2006 and the related consolidated statements of operations and comprehensive (loss) income and cash flows for the three-month periods ended March 31, 2005 and 2006 included in RHD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and incorporated by reference into this prospectus. You should read the following summary financial data together with RHD’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this prospectus. See “Where you can find more information.”

						Three Months Ended
	Year Ended December 31,					March 31,
	2001	2002	2003(1)	2004(1),(2)	2005(2)	2005(2)	2006(3)
	(Dollars in thousands)

Statement of operations data:
Net revenue	$80,253	$75,406	$256,445	$603,116	$956,631	$207,339	$320,479
Partnership income	139,964	136,873	114,052	77,967	—	—	—
Operating income	111,472	145,982	92,526	291,748	375,241	70,197	38,067
Net income (loss)	49,815	67,177	(49,953)	70,312	67,533	7,747	(71,718)
Preferred dividend	—	24,702	58,397	21,791	11,708	3,319	1,974
(Loss) gain on repurchase of preferred stock(4)	—	—	—	—	(133,681)	(133,681)	31,195
Accretion of preferred stock to redemption value(5)	—	—	—	—	(211,020)	—	—
Income (loss) available to common shareholders	$49,815	$42,475	$(108,350)	$48,521	$(288,876)	$(129,253)	$(42,497)
Earnings (loss) per share:
Basic	$1.65	$1.42	$(3.53)	$1.19	$(9.10)	$(4.10)	$(0.76)
Diluted	1.61	1.40	(3.53)	1.15	(9.10)	(4.10)	(0.76)
Shares used in computing earnings (loss) per share:
Basic	30,207	29,643	30,683	31,268	31,731	31,543	55,607
Diluted	30,976	30,298	30,683	32,616	31,731	31,543	55,607
Cash dividends declared per common share	—	—	—	—	—	—	—
Balance sheet data(6):
Total assets	$295,981	$2,223,375	$2,538,734	$3,978,922	$3,879,637	$3,972,505	$16,538,822
Total long-term debt, including current maturities	283,904	2,075,470	2,092,133	3,127,342	3,078,849	3,297,551	10,883,970
Preferred Stock(4)(5)	—	63,459	198,223	216,111	334,149	110,411	—
Total shareholders’ (deficit) equity	(111,313)	(30,600)	(56,245)	17,985	(291,415)	(126,773)	2,017,466

											Three Months Ended
	Year Ended December 31,										March 31,
	2001		2002		2003(1)		2004(1),(2)		2005(2)		2005(2)		2006(3)
	(Dollars in thousands)

Statement of cash flow data:
Net cash provided by (used in):
Operating activities	$86,854		$49,955		$248,597		$406,303		$392,052		$112,827		$195,990
Investing activities	(6,100)		(1,932,443)		(377,914)		(1,431,633)		(38,055)		(5,515)		(1,899,141)
Financing activities	(121,470)		1,875,554		129,252		1,028,363		(356,959)		(110,494)		1,894,641
Other financial data:
Capital expenditures	$4,550		$3,743		$12,581		$18,013		$31,605		$5,515		$10,396
EBITDA(7)	122,239		151,780		159,828		358,396		460,387		91,848		100,759
Interest expense, net(8)	25,648		33,548		180,020		175,530		264,532		57,497		153,741
Ratio of earnings to fixed charges(9)	3.7	x	4.0	x	—	(10)	1.6	x	1.4	x	1.2	x	—	(10)

(1)	Financial data for the years ended December 31, 2003 and 2004 include the results of the SPA Directory Business from and after January 3, 2003. Net revenue, net income (loss) and income (loss) available to common stockholders reflect purchase accounting adjustments that precluded the recognition of revenue and certain expenses associated with directories published by the acquired SPA Directory Business prior to the acquisition, including all January 2003 published directories. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of these items.

(2)	Financial data for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2005 include the results of the AT&T Directory Business from and after September 1, 2004. Net revenue, net income and (loss) income available to common shareholders reflect purchase accounting adjustments that precluded the recognition of revenue and certain expenses associated with directories published by the acquired AT&T Directory Business prior to the acquisition, including all September 2004 published directories. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of these items.

(3)	Financial data for the three months ended March 31, 2006 include the results of the Dex Media business commencing February 1, 2006. Net revenue, net loss and loss available to common shareholders reflect purchase accounting adjustments that precluded the recognition of revenue and certain expenses associated with directories published by the acquired Dex Media business prior to the merger. See “Management’s discussion and analysis of financial condition and results of operations” for further discussion of these items.

(4)	On January 14, 2005, we repurchased 100,303 shares of our outstanding preferred stock from the GS Funds for $277.2 million in cash. In connection with the preferred stock repurchase, we recorded a reduction in income available to common shareholders on the consolidated statements of operations of $133.7 million to reflect the loss on the repurchase of these shares for the three months ended March 31, 2005 and the year ended December 31, 2005. On January 27, 2006, we repurchased the remaining 100,301 shares of our outstanding preferred stock from the GS Funds for $336.1 million in cash including accrued cash dividends and interest. As a result of the GS repurchase, the recorded value of the preferred stock was accreted to its redemption value of $336.1 million at January 27, 2006. For the three months ended March 31, 2006, the accretion in redemption value from December 31, 2005 of $2.0 million, which represented accrued dividends and interest, was recorded as a reduction to income available to common shareholders and the reversal of the previously recorded beneficial conversion feature of approximately $31.2 million related to these shares was recognized as an increase to income available to common shareholders on the consolidated statements of operations.

(5)	On October 3, 2005, we entered into an agreement to repurchase the remaining shares of preferred stock held by the GS Funds. In connection with this agreement, we accreted the carrying value of the preferred stock to its redemption value of $334.1 million as of December 31, 2005. The accretion of the preferred stock totaling $211.0 million was recorded as an increase to loss available to common shareholders on the consolidated statements of operations for the year ended December 31, 2005.

(6)	In connection with the Dex Media merger on January 31, 2006, the AT&T Directory Acquisition on September 1, 2004 and the SPA Acquisition on January 3, 2003, we incurred a significant amount of debt. We issued preferred stock in November 2002 and borrowed funds under certain debt instruments in December 2002. Therefore, our cash and debt balances during these periods were higher than in prior periods.

(7)	EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is a common measure presented by many public companies as a means to evaluate underlying operating performance and to assess their respective debt service capabilities. Prior to the Dex Media merger, the SPA Acquisition and the AT&T Directory Acquisition, management believed that EBITDA more accurately reflected the underlying results of operations and thus presented more useful profitability and debt service capacity information for investors. The most comparable GAAP measure for EBITDA is net income available to common stockholders. The reconciliation of net income (loss) to EBITDA is presented below.

						Three Months Ended
	Years Ended December 31,					March 31,
	2001	2002	2003	2004	2005	2005	2006
	(Dollars in thousands)

Statement of operations data:
Net income (loss)	$49,815	$67,177	$(49,953)	$70,312	$67,533	$7,747	$(71,718)
Plus interest expense, net	25,648	33,548	180,020	175,530	264,532	57,497	153,741
Plus tax provision (benefit)	36,009	44,806	(36,018)	45,906	43,176	4,953	(43,956)
Plus depreciation and amortization	10,767	6,249	65,779	66,648	85,146	21,651	62,692

Total EBITDA	$122,239	$151,780	$159,828	$358,396	$460,387	$91,848	$100,759

(8)	During 2001, we recorded extraordinary losses, net of taxes, of $441 thousand in our statements of operations pertaining to the prepayment of certain debt instruments. Subsequently, in accordance with FAS 145, the amount of this loss has been reclassified to interest and income tax expense of $704 thousand and $263 thousand in 2001, respectively.

(9)	The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges:

•	earnings consist of (a) income from continuing operations before income from equity investments in partnerships and income taxes, (b) fixed charges and (c) cash distributions from partnership investments; and

•	fixed charges consist of (a) interest on debt, (b) amortization of debt issuance costs and (c) one-third of operating rental expense, which management believes is representative of the interest component of rent expense.

(10)	Due to our losses in the three months ended March 31, 2006 and the year ended December 31, 2003, the ratio was less than 1:1. We would have had to generate additional earnings of $115,674 and $80,292 to achieve a ratio of earnings to fixed charges of 1:1 for the three months ended March 31, 2006 and the year ended December 31, 2003, respectively.

The historical financial statements of RHD include the effects of purchase accounting associated with prior business combinations made by RHD, which decreased the amount of revenue and related costs recognized in the 12-month periods subsequent to each of the acquisitions. For a description, see “Unaudited pro forma condensed combined statements of operations.”

Dex Media summary historical consolidated financial data

The following table shows summary historical consolidated financial data for Dex Media. The summary historical consolidated financial data as of December 31, 2005, 2004, 2003 and 2002, for the years ended December 31, 2005, 2004 and 2003, and for the period from November 9, 2002 to December 31, 2002, have been derived from Dex Media’s consolidated financial statements. Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005 included elsewhere in this prospectus. The summary historical data for the period from January 1, 2002 to November 8, 2002 have been derived from the audited combined financial statements of the operations of Qwest Dex Holdings, Inc., referred to as Dex East or the predecessor, in the Dex East states. The summary historical data as of and for the years ended December 31, 2001 have been derived from the audited combined financial statements of the predecessor’s operations in the Dex East states, not included or incorporated by reference in this prospectus. The following data should be read in conjunction with, and are qualified in their entirety by, Dex Media’s consolidated financial statements and the accompanying notes contained in this prospectus.

While Dex Media has been a stand-alone company since the completion of the transactions relating to the acquisition of Qwest Dex’s directory business in the Dex East states on November 8, 2002, which we refer to as the Dex East Acquisition, the predecessor historically operated as the directory business of Qwest Dex in the Dex East states. Because Dex Media’s relationship with Qwest Dex as well as Qwest and its other affiliates changed as a result of the Dex East Acquisition and Dex Media’s acquisition of Qwest Dex’s directory business in the Dex West states, which we refer to as the Dex West Acquisition, and because the predecessor’s and Dex Media’s results do not include Qwest Dex’s operations in the Dex West states prior to September 9, 2003, Dex Media’s cost structure has changed significantly from that reflected in the predecessor’s historical operating results and from that reflected in Dex Media’s results prior to September 9, 2003. As a result, the predecessor’s historical results of operations, financial position and cash flows are not indicative of what they would have been had Dex Media operated as a stand-alone company without the shared resources of Qwest and its affiliates, and Dex Media’s and the predecessor’s historical results of operations, financial position and cash flows prior to September 9, 2003 are not indicative of what they would have been had they included the operations of Qwest Dex in the Dex West states. Also, as a result of the application of purchase accounting related to the Dex East Acquisition and the Dex West Acquisition, Dex Media’s revenue and cost of revenue reflect adjustments not included in the predecessor periods indicated.

	Predecessor			Dex Media
		Period from	Period from
		January 1	November 9
	Year Ended	to	to		Year Ended
	December 31,	November 8,	December 31,		December 31,
	2001	2002	2002	2003	2004	2005
	(Dollars in thousands, except per share data)

Statement of operations data
Total revenue(a)	$666,207	$589,896	$58,097	$883,057	$1,602,914	$1,658,416
Operating income (loss)	$386,237	$353,672	$(15,610)	$165,824	$422,621	$524,027
Net income (loss)	$160,555	$157,093	$(28,104)	$(75,036)	$(50,776)	$46,783
Balance sheet data (at period end):
Total cash and cash equivalents	$54,825	n/a	$37,626	$7,416	$9,234	$1,808
Total assets	347,647	n/a	3,021,674	7,290,378	6,877,965	6,497,025
Total debt(e)	1,390,920	n/a	2,207,130	6,097,434	5,727,382	5,292,740
Stockholders’ (deficit) equity	(1,250,187)	n/a	623,379	760,772	680,535	690,940
Per share data(f):
Net income (loss) per share Basic	n/a	n/a	$(0.55)	$(1.09)	$(0.39)	$0.31
Diluted	n/a	n/a	(0.55)	(1.09)	(0.39)	0.31

	Predecessor					Dex Media
			Period from		Period from
			January 1		November 9
	Year Ended		to		to		Year Ended
	December 31,		November 8,		December 31,		December 31,
	2001		2002		2002	2003	2004	2005
	(Dollars in thousands, except per share data)

Weighted average common shares outstanding:
Basic	n/a		n/a		52,400,000	76,436,822	139,097,208	150,389,176
Diluted	n/a		n/a		52,400,000	76,436,822	139,097,208	152,553,823
Cash dividends declared per common share					$—	$4.59	$1.62	$0.36
Statement of cash flows data:
Net cash provided by operating activities	280,404		240,868		77,382	380,385	491,425	569,354
Net cash (used in) provided by investing activities	(7,401)		(13,367)		(2,803,668)	(4,366,631)	(46,720)	(37,180)
Net cash (used in) provided by financing activities	(218,178)		(192,255)		2,763,912	3,956,036	(442,887)	(539,600)
Other financial data:
Ratio of earnings to fixed charges(g)	3.3	x	4.0	x	—	—	—	1.2x

(a)	Dex Media’s revenue and cost of revenue for the 12 months following the completion of the Dex East Acquisition were $85.9 million and $22.2 million lower, respectively, and its revenue and cost of revenue for the 12 months following the completion of the Dex West Acquisition were $120.6 million and $31.6 million lower, respectively, than its revenue and cost of revenue would have been because such acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to Dex Media’s balance sheet. The purchase method of accounting will not affect Dex Media’s revenue and directory costs in periods subsequent to this 12-month period. The purchase accounting adjustments relating to the Dex East Acquisition and the Dex West Acquisition are non-recurring and have no impact on cash flows.

(b)	Includes bad debt expense and, for the year ended December 31, 2004, an aggregate of $20.0 million paid to Carlyle Partners III, L.P. and certain of its affiliates, collectively referred to as Carlyle, and Welsh, Carson, Anderson & Stowe, L.P. and certain of its affiliates, collectively referred to as Welsh Carson, to terminate the annual advisory fees paid under Dex Media’s management consulting agreements with those entities.

(c)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of US West, Inc., which we refer to as the Qwest merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Qwest merger, severance and employee-related expenses and re-branding expenses.

(d)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(e)	For the predecessor periods, total debt consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the predecessor. As of December 31, 2005, 2004, 2003 and 2002, Dex Media’s total debt includes $239.7 million, $189.5 million, $71.0 million and $40.5 million of current maturities, respectively.

(f)	The historical per share information gives effect to Dex Media’s initial public offering, referred to as the Dex Media IPO, including the stock split of each share of Dex Media common stock outstanding immediately prior to such initial public offering into ten shares of Dex Media common stock, but does not give effect to the redemption of all of Dex Media’s outstanding 5% Series A preferred stock.

(g)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense. For the years ended December 31, 2004 and 2003 and for the period from November 9, 2002 to December 31, 2002, earnings were inadequate to cover fixed charges. The deficiencies were $88.8 million, $136.8 million and $48.6 million for the years ended December 31, 2004 and 2003 and the period from November 9 to December 31, 2002, respectively.

The historical financial statements of Dex Media include the effects of purchase accounting associated with prior business combinations made by Dex Media, which decreased the amount of revenue and related costs recognized in the 12-month periods subsequent to each of the acquisitions. For a description, see “Unaudited pro forma condensed combined statements of operations.”

Risk factors

In considering whether to exchange any outstanding notes for exchange notes, you should carefully consider all the information included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below.

Risks relating to our business

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of debt and significant debt service obligations due in large part to the financings related to the Dex Media merger, AT&T Directory Acquisition and the SPA Acquisition. As of March 31, 2006, we had total outstanding debt of $10,884 million, including fair value adjustments required by purchase accounting, and had $175 million available under the RHDI revolving credit facility and $58 million available under the revolving portion of the Dex Media credit facilities.

As a result of our significant amount of debt and debt service obligations, we face increased risks regarding, among other things, the following:

•	our ability to obtain additional financing in excess of the borrowing capacity under the $175 million RHDI revolving credit facility and $58 million under the revolving portion of the Dex Media credit facilities on satisfactory terms to fund working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements is limited;

•	we are more vulnerable to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that may be less leveraged;

•	we face increased exposure to rising interest rates as a portion of our debt (including debt assumed in the Dex Media merger) is at variable interest rates;

•	we have reduced availability of cash flow to fund working capital requirements, capital expenditures, acquisitions or other strategic initiatives, investments and other general corporate requirements because a substantial portion of our cash flow will be needed to service our debt obligations;

•	we have limited flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	the agreements governing our debt substantially limit our ability to access the cash flow and value of our subsidiaries and, therefore, to make payments on the notes and the notes of our subsidiaries;

•	our ability to borrow additional funds or refinance existing indebtedness may be limited; and

•	there could be a material adverse effect on our business and financial condition if we were unable to service our debt or obtain additional financing, as needed.

Our ability to pay principal and interest on our debt obligations will depend upon our future operating performance and our ability to refinance debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, defer or refuse to pursue certain strategic initiatives, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets. We may not be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all. Furthermore, the debt under the RHDI credit facility and the Dex Media credit facilities bears interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial debt would intensify.

Our operations and our ability to fulfill our obligations under the notes are restricted by the terms of our existing debt, which could adversely affect us and our ability to service the notes.

The indentures governing the notes, the 6.875% senior notes, the outstanding RHDI senior subordinated notes, and Dex Media’s notes and the agreements governing the RHDI credit facility and Dex Media’s credit facilities include a number of significant restrictive covenants. These covenants could adversely affect RHD by limiting its ability to obtain funds from its subsidiaries, to plan for or react to market conditions or to otherwise meet its capital needs. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends on RHDI’s equity interests, repurchase RHDI’s equity interests or make other payments to RHD, which could adversely affect the ability of RHD to satisfy its obligations under the notes (for more information, see the risk factor entitled “RHD is a holding company with no material assets other than the stock of its subsidiaries, and will not be able to service the notes unless it is able to receive distributions from these subsidiaries, which distributions may be subject to restrictions under the agreements governing the indebtedness of these subsidiaries” below in this prospectus);

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	expand into unrelated businesses;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

In addition, the RHDI credit facility includes other restrictive covenants and prohibits us from prepaying the notes, the 6.875% senior notes, the outstanding RHDI senior notes, RHDI senior subordinated notes and the Dex Media notes while borrowings under the RHDI credit facility are outstanding. The RHDI credit facility also requires us to maintain certain financial ratios and meet other financial tests.

The Dex Media credit facilities also include other and more restrictive covenants to maintain certain financial ratios and meet other financial tests.

Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could require us to repay these borrowings before their scheduled due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under the RHDI credit facility and the holders of the outstanding RHDI senior notes, which became secured in connection with the amendment and restatement of this credit facility for the AT&T Directory Acquisition, could foreclose on the stock of RHDI and substantially all of RHDI’s and its subsidiaries assets, and the lenders under the Dex Media credit facilities could foreclose on the stock of Dex Media East, Inc. and Dex Media West, Inc. and on substantially all of the assets of Dex Media East, Inc. and Dex Media West, Inc. and their respective subsidiaries. RHD has pledged the stock of RHDI, and RHDI and RHDI’s direct and indirect existing and future subsidiaries have pledged substantially all of their assets as collateral under the RHDI credit facility. The Dex Media credit facilities are secured by Dex Media’s pledge of the stock of Dex Media East, Inc. and Dex Media West, Inc. as well as substantially all of the assets of Dex Media East, Inc. and Dex Media West, Inc. and their direct and indirect existing and future subsidiaries. In addition, these lenders could elect in the event of an event of default to declare all amounts borrowed under the RHDI credit facility and the Dex Media credit facilities, together with accrued interest, to be due and payable, which, in some instances, would be an event of default under the indentures governing the 6.875% senior notes, the outstanding RHDI senior notes, RHDI senior subordinated notes, the Dex Media notes and the notes. If we were unable to refinance these borrowings on favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including higher interest rates and more restrictive covenants. Any future refinancing of any credit facility is likely to contain similar restrictive covenants.

We face significant competition that may reduce our market share and harm our financial performance.

The U.S. directory advertising industry is highly competitive. Approximately 80% of total U.S. directory advertising sales are attributable to Regional Bell Operating Companies, which we refer to as RBOCs, and other incumbent directory publishers, collectively referred to as the incumbent publishers, that typically publish directories where they (or their licensors or affiliates) offer local phone service. In addition, more than 240 independent yellow pages directory publishers operating in the United States compete with those incumbent publishers and represent the remaining market share.

In nearly all markets, we compete with one or more yellow pages directory publishers, which are predominantly independent publishers, such as the U.S. business of Yell Group Ltd., TransWestern Publishing Company LLC (acquired by Yell Group Ltd.), and White Directory Publishing Inc. In some markets, we also compete with other incumbent publishers in overlapping and adjacent markets. Some of these independent publishers and other incumbent publishers with which we compete are larger than we are and have greater financial resources than we have. We may not be able to compete effectively with these other publishers for advertising sales or these companies or others (including private equity firms) for acquisitions in the future.

We also compete for advertising sales with other traditional media, including newspapers, magazines, radio, direct mail, telemarketing, billboards and television. Many of these other traditional media competitors are larger than we are and have greater financial resources than we have. We may not be able to compete effectively with these companies for advertising sales or acquisitions in the future.

The Internet has emerged as an attractive medium for advertisers. Advances in technology have brought and likely will continue to bring new participants, new products and new channels to the industry, including increasing use of electronic delivery of traditional directory information and electronic search engines/services. The yellow pages directory advertising business is subject to changes arising from developments in technology, including information distribution methods and users’ preferences. The use of the Internet and wireless devices by consumers as a means to transact commerce may result in new technologies being developed and services being provided that could compete with our traditional products and services. National search companies such as Google® and Yahoo!® are focusing and placing large priorities on local commercial search initiatives. Our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, to incorporate the latest technological advances and accommodate changing user preferences, including the use of the Internet and wireless devices. We may not be able to respond successfully to any such developments.

Directory publishers have increasingly bundled online advertising with their traditional print offerings in order to enhance total usage and advertiser value. We compete through our Internet sites, DexOnline.com, bestredyp.com, chicagolandyp.com and a small suite of additional sites serving various local markets in Illinois. Through our online city guides, “look and feel” electronic directories and search websites, we also compete with the Internet yellow pages directories of independent and other incumbent directory publishers, and with other Internet sites, including those available through wireless applications, that provide classified directory information, such as Switchboard.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN® and others, some of which have entered into affiliate agreements with other major directory publishers. We may not be able to compete effectively with these other companies, some of which may have greater resources than we do for advertising sales or acquisitions in the future.

In addition, the market position of telephone utilities, including those with which we have relationships, may be adversely impacted by the Telecommunications Act of 1996, referred to as the Telecommunications Act, which effectively opened local telephone markets to increased competition. In addition, Federal Communication Commission rules regarding local number portability, advances in communications technology (such as wireless devices and voice over Internet protocol) and demographic factors (such as potential shifts in younger generations away from wireline telephone communications towards wireless or other communications technologies) may further erode the market position of telephone utilities, including AT&T, Embarq and Qwest. As a result, it is possible that AT&T, Embarq and/or Qwest will not remain the primary local telephone service provider in their local service areas. If AT&T, Embarq or Qwest were no longer the primary local telephone service provider in any particular local service area, our license to be the exclusive publisher in that market and to use the Incumbent Local Exchange Carrier, which we refer to as ILEC, brand name on our directories in that market may not be as valuable as we presently anticipate, and we may not realize some of the existing benefits under our commercial arrangements with AT&T, Embarq or Qwest.

Following the completion of the merger of Sprint and Nextel Communications, Sprint spun-off its local telephone operations under the name Embarq. Pursuant to our prior contractual arrangements with Sprint, we have entered into contractual arrangements with Embarq that are substantially similar to the arrangements we had with Sprint. It is possible that the spin-off could have a material adverse effect on our results of operations or financial condition for a variety of reasons, including if Embarq does not perform as well as it would have had it remained part of a larger company. We have lost the right to use the Sprint brand name and must transition to the new brand name of Embarq, which could have a material adverse effect on our business, results of operations or financial condition. While SBC’s acquisition of AT&T has not yet raised any issues regarding the value of our contractual relationship with AT&T, we cannot assure you that the form of or ramifications from that transaction will not have some material adverse effect on our financial condition or results of operations. Likewise, we have transitioned to the AT&T brand, which could have a material adverse effect on our business, results of operations or financial condition.

We could be materially adversely affected by declining usage of printed yellow pages directories and changes in technology.

From 1997 to 2000, overall references to print yellow pages directories in the United States declined; however, overall references to print yellow pages directories have remained relatively stable from 2000 through 2005. We believe the past decline was primarily a result of demographic shifts among consumers, particularly the increase of households in which English was not the primary language spoken. We also believe that the past decline was attributable to increased usage of Internet-based directory products, particularly in business-to-business and retail categories, as well as the proliferation of very large retail stores for which consumers and businesses may not reference the yellow pages. We believe that over the next several years, references to print yellow pages directories may gradually decline as users may increasingly turn to digital and interactive media delivery devices for local commercial search information.

Any decline in usage could:

•	impair our ability to maintain or increase our advertising prices;

•	cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases; and

•	discourage businesses that do not purchase advertising in our yellow pages directories from doing so.

Although we believe that the decline in the usage of our printed directories will be offset in part by an increase in usage of our Internet-based directories, we cannot assure you that such increase in usage will result in additional revenue. Any of the factors that may contribute to a decline in usage of our print directories, or a combination of them, could impair our revenues and have a material adverse effect on our business.

The directory advertising industry is subject to changes arising from developments in technology, including information distribution methods and users’ technological preferences. The use of the Internet and wireless devices by consumers as a means to transact commerce may result in new technologies being developed and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, to incorporate the latest technological advances and accommodate changing user preferences, including the use of the Internet. We may not be able to provide services over the Internet successfully or compete successfully with other Internet-based directory services. In addition, if we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our results of operations or financial condition could be materially adversely affected.

We may experience difficulties in integrating Dex Media’s business and may not be able to realize the expected benefits of the Dex Media merger as planned.

Combining the operations, technologies and personnel of Dex Media, coordinating and integrating its sales organizations and distribution channels, and implementing appropriate standards, internal controls, processes, procedures, policies and information systems will be time consuming and expensive. Disruption of, or loss of momentum in, the activities of one or more of our and Dex Media’s businesses or loss of key personnel caused by the integration process, diversion of management’s attention from our daily operations and any delays or difficulties encountered in connection with the integration of Dex Media could have an adverse effect on our business, results of operations or financial condition. In addition, during the integration process it is possible that some of our assets may be disposed of and a reduction in our workforce may occur, thereby resulting in restructuring charges that could adversely affect our financial results.

Achieving the benefits we expect from the Dex Media merger will depend in large part on successful integration of our operations with Dex Media’s operations. Failure to realize these benefits could have an adverse effect on our business, results of operations or financial condition.

Our actual results of operations may differ materially from the unaudited pro forma financial data included in this prospectus.

The unaudited pro forma financial data in this prospectus are presented for illustrative purposes only and are not necessarily indicative of what our actual results of operations would have been had the Dex Media merger and related financings been completed on the dates indicated. The unaudited pro forma financial data in this prospectus do not give effect to (1) our or Dex Media’s results of operations or other transactions or developments following the respective dates of such information or (2) the cost savings and related one-time charges expected to result from the Dex Media merger. The foregoing matters and other factors could cause both our pro forma financial position and results of operations, and our actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this prospectus.

Adverse outcomes resulting from bankruptcy proceedings against Qwest, Embarq, Sprint or AT&T during the term of the commercial arrangements could adversely affect our financial results.

Qwest is currently highly leveraged and has a significant amount of debt service obligations over the near term and thereafter. In addition, Qwest has faced and may continue to face significant liquidity issues as well as issues relating to its compliance with certain covenants contained in the agreements governing its indebtedness. Based on Qwest’s public filings and announcements, Qwest has taken measures to improve its near-term liquidity and covenant compliance. However, Qwest still has a substantial amount of indebtedness outstanding and substantial debt service requirements. Consequently, it may be unable to meet its debt service obligations without obtaining additional financing or improving operating cash flow. Accordingly, we cannot assure you that Qwest will not ultimately seek protection under U.S. bankruptcy laws. In any such proceeding, our agreements with Qwest, and Qwest’s ability to provide the services under those agreements, could be adversely impacted.

For example:

•	Qwest, or a trustee acting on its behalf, could seek to reject our agreements with Qwest as “executory” contracts under U.S. bankruptcy law, thus allowing Qwest to avoid its obligations under such contracts. Loss of substantial rights under these agreements could effectively require us to operate our business as an independent directory business, which could have a material adverse effect on us.

•	Qwest could seek to sell certain of its assets, including the assets relating to Qwest’s local telephone business, to third parties pursuant to the approval of the bankruptcy court. In such case, the purchaser of any such assets might be able to avoid, among other things, our publishing agreement and non-competition agreement with Qwest.

•	We may have difficulties obtaining the funds collected by Qwest on our behalf pursuant to the billing and collection service agreements at the time such proceeding is instituted, although pursuant to such agreements, Qwest prepares settlement statements ten times per month for each state in the Dex Media states summarizing the amounts due to Dex Media East and Dex Media West and purchases Dex Media East’s and Dex Media West’s accounts receivable billed by it within approximately nine business days following such settlement date. Further, if Qwest continued to bill our customers pursuant to the billing and collection services agreement following any such bankruptcy filing, customers of Qwest may be less likely to pay on time, or at all, bills received, including the amount owed to us.

Historically, Embarq’s business has been principally operated as one of Sprint’s business units, and therefore Embarq has no operating history as a separate public company. Embarq had several benefits prior to the spin-off that it no longer has, including the benefit of Sprint’s globally recognized brands, capital base and purchasing power. Accordingly, there can be no assurance that Embarq’s business strategy and operations, including the launching and marketing of its new brand, will be successful on a stand-alone basis. In addition, Embarq’s designated executive team has not previously worked together to lead an independent company, and any inability of members of the executive team to work together effectively or the loss of any of them could adversely affect Embarq’s performance. As a result of the spin-off, Embarq has a substantial amount of indebtedness, which could have a negative impact on its financing options and liquidity position. Consequently, it may be unable to meet its debt service obligations without obtaining additional financing or improving operating cash flow. Accordingly, we cannot assure you that Embarq will not ultimately seek protection under U.S. bankruptcy laws. In any such proceeding, our agreements with Embarq, and Embarq’s ability to provide the services under those agreements, could be adversely impacted. Furthermore, Embarq faces significant competition from a number of different types of communications services providers, including wireless telephone service providers, Internet service providers, cable companies and competitive local exchange carriers. Such competition may adversely impact Embarq’s revenues and profits in several ways, including the loss of customers and market share and the possibility of customers shifting to less profitable services. The inability of Embarq to successfully overcome these and other risks that it faces as a stand-alone company could materially adversely affect the value of our commercial arrangements with Embarq and our ability to compete successfully in the Embarq markets.

Contract rights under the directory services license agreement, trademark license agreement and non-competition agreement with Embarq and its affiliates, non-competition agreement with Sprint and its affiliates and under the directory services license agreement, and non-competition agreement with AT&T and its affiliates constitute a substantial portion of RHD’s commercial arrangements with Embarq, Sprint and AT&T, as the case may be. Pursuant to these commercial arrangements, we are the exclusive directory publisher for Embarq in the markets where Sprint provided telephone service at the time of the relevant agreements and for AT&T in Illinois and Northwest Indiana. If a bankruptcy case were to be commenced by or against Embarq, Sprint or AT&T or the relevant respective affiliates, as the case may be, it is possible that all or part of the applicable agreements could be considered an “executory” contract and could therefore be subject to rejection by Embarq, Sprint or AT&T or the relevant respective affiliates, as the case may be, or by a trustee appointed in a bankruptcy case.

If one or more of these agreements were rejected, the applicable agreement may not be specifically enforceable, in which case we would have only an unsecured claim for damages against Embarq, Sprint or AT&T, as the case may be, for the breach of contract resulting from the rejection. If the applicable directory services license agreement were rejected, we would, among other things, no longer be entitled to be Embarq’s or AT&T’s, as the case may be, exclusive publisher of telephone directories in the affected markets. We could also lose our right to use Embarq’s and/or AT&T’s (or their respective successors) name and logo, as the case may be, and to enforce the provisions of the applicable agreements under which we have the right to license trademarks of successor local exchange carriers in the Embarq or AT&T markets, as the case may be. If the applicable non-competition agreement were rejected and specific enforcement were not available, Embarq, Sprint or AT&T, as the case may be, would, among other things, no longer be precluded from publishing print telephone directories or selling certain advertising in the respective applicable restricted markets. The loss of any rights under any of these arrangements with Embarq and its affiliates, Sprint and its affiliates or AT&T and its affiliates may have a material adverse effect on our financial condition or results of operations.

The loss of any of our key agreements with Embarq, Sprint, AT&T or Qwest could have a material adverse effect on us.

In connection with our acquisitions, we entered into commercial arrangements with each of Sprint and AT&T, including non-competition agreements, and in connection with the Dex Media merger, we assumed several agreements with Qwest, including a publishing agreement, a non-competition agreement, billing and collection services agreements and a hosting agreement with Qwest. In connection with Sprint’s spin-off of its local telephone operations, we have entered into commercial arrangements, including a non-competition agreement, with Embarq that are substantially similar to those we had with Sprint. The Embarq non-competition agreement prohibits Embarq in the markets where Sprint provided local telephone service at the time of the SPA Acquisition from selling local directory advertising or producing, publishing and distributing print directories, with certain limited exceptions. Notwithstanding Sprint’s spin-off of Embarq, Sprint remains bound by its original non-competition agreement prohibiting Sprint (and its affiliates and successors) in our Embarq (formerly Sprint) markets from selling local directory advertising or producing, publishing and distributing print directories, with certain limited exceptions. The AT&T non-competition agreement prohibits AT&T from producing, publishing and distributing print directories in Illinois and Northwest Indiana, from selling local or national directory advertising in such directories and from selling local Internet yellow pages advertising for certain Internet yellow pages directories (or from licensing certain AT&T marks to a third party for that purpose), subject to limited exceptions. The Qwest non-competition agreement prohibits Qwest from selling directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service that are directed primarily at customers in those geographic areas. However, under state and federal law, a covenant not to compete is only enforceable:

•	to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement;

•	if it does not unreasonably restrain the party against whom enforcement is sought; and

•	if it is not contrary to the public interest.

Enforceability of a non-competition covenant is determined by a court based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible for us to predict whether, or to what extent, a court would enforce any of Embarq’s, Sprint’s, AT&T’s or Qwest’s covenants not to compete against us during the terms of such non-competition agreements. If a court were to determine that the non-competition agreement is unenforceable, Embarq, Sprint, AT&T or Qwest, as the case may be, could compete directly against us in the previously restricted markets. Our inability to enforce the non-competition agreement with Embarq, Sprint, AT&T or Qwest could have a material adverse effect on our financial condition or results of operations.

Our commercial arrangements with AT&T have an initial term of 50 years, subject to specified automatic renewal and early termination provisions. The initial terms of our commercial arrangements with Embarq coincide with the initial terms of the commercial arrangements we had with Sprint, which were 50 years. These commercial arrangements with Embarq and AT&T may be terminated by them prior to their stated term under certain specified circumstances, some of which at times may be beyond our reasonable control and/or which may require extraordinary efforts or the incurrence of material excess costs on our part in order to avoid breach of the applicable agreement. It is possible that these arrangements will not remain in place for their full stated term or that we may be unable to avoid all potential breaches of or defaults under these commercial arrangements. Further, any remedy exercised by Embarq or AT&T, as the case may be, under any of these arrangements with Embarq or AT&T could have a material adverse effect on our financial condition or results of operations.

Under the Qwest publishing agreement, we are the exclusive official publisher of directories for Qwest in the Dex Media states until November 7, 2052. Under the billing and collection services agreements, as amended, Qwest has agreed until December 31, 2008 to continue to bill and collect, on behalf of Dex Media East and Dex Media West, amounts owed by Dex Media’s accounts, which are also Qwest local telephone customers, for our directory services. In 2005, Qwest billed approximately 28% of Dex Media’s local revenue on Dex Media’s behalf as part of Qwest’s telephone bill and held these collections in joint accounts with Qwest’s own collections. Under the hosting agreement, Qwest has agreed until October 1, 2009 to provide dedicated hosting services, including backup and recovery of data hosted on our servers in Qwest’s data centers. The termination of any of these agreements or the failure by Qwest to satisfy its obligations under any of these agreements could have a material adverse effect on our business.

Future changes in directory publishing obligations in Illinois and Northwest Indiana and the Dex Media states may increase our costs.

Pursuant to the directory services license agreement with AT&T, we are required to discharge AT&T’s regulatory obligation to publish white pages directories covering each service territory in the Illinois and Indiana markets for which we acquired the AT&T Directory Business. If the staff of a state public utility commission in Illinois or Indiana were to impose additional or change legal requirements in any of these service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of AT&T, even if such compliance were to increase our publishing costs. Pursuant to the directory services agreement, AT&T will generally not be obligated to reimburse us for any increase in our costs of publishing directories that satisfy AT&T’s publishing obligations. Our results of operations relative to competing directory publishers could be adversely affected if we are not able to increase our revenues to cover any such unreimbursed compliance costs. Pursuant to our publishing agreement with Qwest, we are required to discharge Qwest’s regulatory obligation to publish white pages directories covering each service territory in the Dex Media states where it provides local telephone service as the incumbent service provider. If the staff of a state public utility commission in a Dex Media state were to impose additional or changed legal requirements in any of Qwest’s service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of Qwest, even if such compliance were to increase our publishing costs. Pursuant to the publishing agreement, Qwest will only be obligated to reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest’s publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements, and this obligation will expire on November 7, 2009. Our competitive position relative to competing directory publishers could be adversely affected if we are not able to recover from Qwest that portion of our increased costs that Qwest has agreed to reimburse and, moreover, we cannot assure you that we would be able to increase our revenue to cover any unreimbursed compliance costs.

Our directory services license agreement with Embarq generally provides that Embarq will reimburse us for material increases in our costs relating to our complying with Embarq’s directory publishing obligations in our Embarq markets.

Our business may be adversely affected by our reliance on, and our extension of credit to, small and medium-sized enterprises.

Approximately 85% of our directory advertising revenue was derived from selling advertising to small and medium-sized enterprises, which we refer to as SMEs. In the ordinary course of our yellow pages publishing business, we extend credit to these advertisers for advertising purchases. SMEs, however, tend to have fewer financial resources and higher failure rates than large businesses. The proliferation of very large retail stores may continue to harm small- and medium-sized businesses. We believe these limitations are significant contributing factors to having advertisers in any given year not renew their advertising in the following year. In addition, full or partial collection of delinquent accounts can take an extended period of time. Consequently, we could be adversely affected by our dependence on and our extension of credit to small- and medium-sized businesses.

Our dependence on third-party providers of printing, distribution and delivery services could materially adversely affect us.

We depend on third parties for the printing and distribution of our respective directories. We have a printing contract with R.R. Donnelley & Sons Company, which we refer to as R.R. Donnelley, which expires on December 31, 2012. As a result of the Dex Media merger, we assumed printing contracts with R.R. Donnelley and Quebecor, Inc, which we refer to as Quebecor, which expire in December 2011 and December 2014, respectively. Because of the large print volume and specialized binding of directories, only a limited number of companies are capable of servicing our printing needs. Accordingly, the inability or unwillingness of R.R. Donnelley or Quebecor, as the case may be, to provide printing services on acceptable terms or at all could have a material adverse effect on our business. No common ownership or other business affiliation exists between R.R. Donnelley and us.

We have contracts with three companies for the distribution of our directories. Although these contracts are scheduled to expire in February 2007, any of these vendors may terminate its contract with us upon 120 days’ written notice. As a result of the Dex Media merger, we assumed a contract with Product Development Corporation, or PDC, for the distribution of our directories. Although this contract expires on May 31, 2009, PDC may terminate the contract with us upon 120 days’ written notice. Only a limited number of companies are capable of servicing our delivery needs. Accordingly, the inability or unwillingness of our current vendors to provide delivery services on acceptable terms or at all could have a material adverse effect on our business.

Fluctuations in the price and availability of paper could adversely affect our business.

Our principal raw material is paper. Prior to the Dex Media merger, we purchased paper from three vendors under agreements that expire on December 31, 2006. Pursuant to the contract under which we obtained the great majority of our paper, the price of the paper was set at inception and increases at various dates during the term of the agreement. Should the market price of the paper drop below the set prices under that contract, both parties are obligated to negotiate in good faith a lower paper price. Following the Dex Media merger, all of the paper that the acquired directories currently use is supplied by two companies: Nippon Paper Industries USA, Co., Ltd. (formerly Daishowa America Co., Ltd.), which we refer to as Nippon, and Catalyst Paper Corporation (formerly Norske Skog Canada (USA), Inc.), which we refer to as Catalyst. Pursuant to Dex Media’s agreements with Nippon and Catalyst, they are obligated to provide up to 60% and 40% of Dex Media’s annual paper requirements, respectively. Prices under the two agreements are set each year based on prevailing market rates. If, in a particular year, the parties to either of the agreements are unable to agree on repricing, either party may terminate the agreement. The contract with Nippon expires on December 31, 2009 and the contract with Catalyst expires on December 31, 2008. Furthermore, we purchase paper used for the covers of our directories from Spruce Falls, Inc., which we refer to as Spruce Falls. Pursuant to an agreement between Spruce Falls and us, Spruce Falls is obligated to provide 100% of annual cover stock paper requirements used in the Dex Media directories. Prices under this agreement are negotiated each year. If, in a particular year, the parties are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2006.

Changes in the supply of, or demand for, paper could affect market prices or delivery times. Paper is one of our largest cost items, accounting for approximately 5% to 7% of our total operating and general and administrative expenses during the year ended December 31, 2005. We cannot assure you that we will continue to have access to paper in the necessary amounts or at reasonable prices or that any increases in the cost of paper will not have a material adverse effect on our business, results of operations or financial condition.

Our sales of advertising to national accounts is coordinated by third parties that we do not control.

Approximately 15% of our revenue is currently derived from the sale of advertising to national or large regional companies, such as rental car companies, automobile repair shops and pizza delivery businesses, that purchase advertising in several of our directories. Substantially all of the revenue derived from national accounts is serviced through Certified Marketing Representatives, which we refer to as CMRs, with whom we contract. CMRs are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationship with these national advertisers depend significantly on the performance of these third party CMRs that we do not control. Although we believe that our respective relationships with these CMRs have been mutually beneficial, if some or all of the CMRs with whom we have established relationships were unable or unwilling to do business with us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business. In addition, any decline in the performance of the CMRs with whom we contract could harm our ability to generate revenue from our national accounts and could materially adversely affect our business. During 2003, we began acting as a CMR directly placing certain national advertising. It is possible that such a development could adversely impact our relationships with CMRs or expose us to possible legal claims from CMRs. We are also subject to credit risk with CMRs with whom we contract.

General economic factors could adversely affect our results of operations and financial condition.

Our business results could be adversely affected by a prolonged national or regional economic recession. We derive substantially all of our net revenue from the sale of advertising in directories. Typically, our advertising revenues, as well as those of yellow pages publishers in general, do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business, operating results or financial condition. As a result, we may experience lower than expected revenues for our business in the future.

In addition, any residual economic effects of, and uncertainties regarding, the following could adversely affect our business:

•	the general possibility, express threat or future occurrence of terrorist or other related disruptive events; or

•	the United States’ continuing or expanded involvement in war especially with respect to the major markets in which we operate that depend heavily upon travel, tourism or the military.

We may be subject to work stoppages, which could increase our operating costs and disrupt our operations.

Following the Dex Media merger, approximately 1,600 of our employees are represented by labor unions covered by two collective bargaining agreements. Our collective bargaining agreement with the International Brotherhood of Electrical Workers of America, which we refer to as IBEW, which covers approximately 500 of our unionized workforce, expired in May 2006, and our collective bargaining agreement with the Communication Workers of America, which we refer to as CWA, which covers approximately 1,100 of our unionized workforce, expires in October 2006. On May 5, 2006, we reached a tentative agreement for a new three-year contract with the IBEW, which has since been ratified by IBEW members. The new IBEW agreement expires in May 2009. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, our business could experience a significant disruption of operations and an increase in operating costs, which could have a material adverse effect on our business. We cannot assure you that the collective bargaining agreements with IBEW and CWA will be renewed on satisfactory terms or at all and upon expiration of such agreements we cannot assure you that a strike or other work stoppage may not ensue. In addition, if a greater percentage of our work force becomes unionized, the business and financial results of our business could be materially adversely affected.

Turnover among sales representatives or loss of key personnel could adversely affect our business.

The success of our business is dependent on the leadership of our key personnel. The loss of a significant number of experienced sales representatives and sales managers could adversely affect our results of operations, financial condition and liquidity, as well as its ability to service our debt. Our success also depends on our ability to identify, hire, train and retain qualified sales personnel in each of the regions in which we operate. We currently expend significant resources and management time in identifying and training their sales representatives and sales managers. Our ability to attract and retain qualified sales personnel will depend, however, on numerous factors, including factors outside our control, such as conditions in the local employment markets in which we operate.

Furthermore, our success depends on the continued services of key personnel, including our experienced senior management team as well as our regional sales management personnel. If we fail to retain the necessary key personnel of RHD, our results of operations, financial conditions and liquidity, as well as our ability to service our debt, including payment on the exchange notes could be adversely affected.

Following the Dex Media merger, a number of the officers of Dex Media left RHD or notified us of their intention to leave. Further loss of key personnel could result from the integration process associated with the Dex Media merger. The loss of key personnel could have a material adverse effect on our business.

The loss of important intellectual property rights could adversely affect our competitiveness.

Some trademarks such as the “AT&T,” “Donnelley” and “Embarq” brand names and “Dex,” “DexOnline.com” and “Dex Knows” and other intellectual property rights are important to our business. We rely upon a combination of copyright and trademark laws as well as contractual arrangements, including licensing agreements, particularly with respect to AT&T, Embarq and Qwest markets, to establish and protect our intellectual property rights. We are required from time to time to bring lawsuits against third parties to protect our intellectual property rights. Similarly, from time to time, we are party to proceedings whereby third parties challenge our rights. We cannot be sure that any lawsuits or other actions brought by us will be successful or that we will not be found to infringe the intellectual property rights of third parties. Although we are not aware of any material infringements of any trademark rights that are significant to our business, any lawsuits, regardless of their outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations. In addition, we only have rights to use the AT&T, Embarq and Qwest name and logos in certain markets. Furthermore, in connection with the spin-off by Sprint of its local telephone operations, we are required to transition to the new Embarq brand name in our Embarq markets. The loss of important intellectual property rights such as trademarks could have a material adverse effect upon our business, financial condition and results of operations and the business.

Our information technology modernization effort could adversely affect our business.

We are in the process of upgrading and modernizing our legacy Amdocs process management infrastructure to Amdocs’ iGen platform, an integrated, web-based, fully scalable set of business applications. The modernization effort is complicated and is expected to be fully implemented for Embarq and AT&T markets during 2007. At this stage, it is also unclear what impact, if any, the integration of the Dex Media business may have on our existing information technology modernization effort. During the modernization effort, we may experience a disruption to our business. We cannot assure you that any disruption caused by the modernization effort will not materially adversely affect our business. In addition, we expect to incur capital expenditures in connection with this modernization effort, which are relatively higher than our historical levels of capital expenditures, and which represent funds that would otherwise have been available to repay debt or for other strategic or general corporate purposes.

Risks relating to the notes

RHD is a holding company with no material assets other than the stock of its subsidiaries, and will not be able to service the notes unless it is able to receive distributions from these subsidiaries which distributions may be subject to restrictions under the agreements governing the indebtedness of these subsidiaries.

RHD is a holding company with no material assets other than the stock of its subsidiaries, which subsidiaries have not guaranteed the obligations of RHD under the notes. It has no independent operations and owns substantially all of its assets at the subsidiary level. As a result, RHD will need to receive distributions from its subsidiaries in order to service its obligations under the notes, including making principal and interest payments. Some of the agreements governing the indebtedness of RHD’s subsidiaries, including the RHDI credit facility, the indenture for the RHDI senior subordinated notes, the Dex Media credit facilities and indentures governing the Dex Media notes, include restrictive covenants that limit or in some cases prohibit these subsidiaries from making distributions to RHD. RHD’s subsidiaries will be permitted under the terms of the RHDI credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to RHD. In addition, RHD’s subsidiaries may incur liabilities that are not considered debt under the indentures governing the outstanding RHDI senior notes, RHDI senior subordinated notes and Dex Media notes. As of March 31, 2006, RHDI had an additional $175 million available under the RHDI revolving credit facility and Dex Media and its subsidiaries had an additional $58 million available under the revolving portion of the Dex Media credit facilities. It is possible that these subsidiaries will not be able to make sufficient distributions during the terms of the notes.

The notes will be effectively subordinated to RHD’s secured debt and the notes will be structurally subordinated to RHD’s subsidiaries’ debt.

As of March 31, 2006, RHD had $10,884.0 million of indebtedness on a consolidated basis, of which $4,562.2 million was secured. Specifically, the RHDI credit facility and the outstanding RHDI senior notes are secured by the stock of RHDI and by liens on substantially all of RHDI’s and RHDI’s direct and indirect existing and future subsidiaries’ assets. The Dex Media credit facilities are secured by the stock of Dex Media East, Inc. and Dex Media West, Inc. and by liens on substantially all of the assets of Dex Media’s direct and indirect existing and future subsidiaries. RHD may incur additional unsecured and secured debt in the future, consistent with the terms of the indentures governing the notes and our other debt agreements. Holders of our secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. The notes are effectively subordinated to all such secured debt to the extent of the value of its collateral. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate ratably with all holders of the unsecured debt of RHD that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, but after holders of debt or other creditors of RHD’s subsidiaries, including those of Dex Media, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

In addition, the notes are structurally subordinated to the debt of our current and future subsidiaries. The indentures governing the notes do not require that the notes be guaranteed by subsidiaries that guarantee any other debt of RHD. In addition, holders of the debt of RHD’s subsidiaries may have claims that are prior to your claim as holder of our notes. There may not be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of RHD’s secured debt, if any, or holders of the debt of RHD’s subsidiaries. In addition, the rights of RHD to participate in any distribution of assets of any of its subsidiaries upon its liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that claims of RHD itself as a creditor of the subsidiary may be recognized. After the payment of the subsidiary’s liabilities, the subsidiary may not have enough assets remaining to pay to RHD to permit RHD’s creditors, including the holders of the notes, to be paid.

The notes will not be obligations of RHD’s subsidiaries.

RHD’s subsidiaries are separate and distinct legal entities. RHD’s subsidiaries will not guarantee the obligations of RHD under the notes. RHD’s subsidiaries have no obligation to pay any amounts due on the notes or to provide RHD, which has no operations apart from those of its subsidiaries, with funds for its payment obligations under the notes and its other debt (which consists of the 6.875% senior notes and the guarantees of RHDI’s debt), whether by dividends, distributions, loans or otherwise. Payments to RHD by its subsidiaries are also contingent upon its subsidiaries’ earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by RHD’s subsidiaries to it are subject to contractual restrictions and could be subject to statutory restrictions.

RHD’s subsidiaries may not have or may not provide sufficient funds for RHD to make payments on the notes. RHD’s subsidiaries are subject to agreements that restrict their ability to make distributions and transfer assets to RHD, which would be deemed a restricted payment under the indentures governing the RHDI senior subordinated notes and the Dex Media notes.

There is no specific exception to this restriction in the indentures governing the RHDI senior subordinated notes and the Dex Media notes that would permit funds to be distributed to us to make interest payments on the notes. In addition, the indentures governing the notes permit our subsidiaries to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payments of dividends or the making of loans by our subsidiaries to RHD, including such restrictions in the RHDI credit facility and the Dex Media credit facilities. In addition to these contractual restrictions and prohibitions, the laws of our subsidiaries’ jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to RHD. Furthermore, pursuant to the terms of these agreements, our subsidiaries are and will be required to make payments on the outstanding RHDI senior notes, the RHDI senior subordinated notes, the RHDI credit facility, the Dex Media notes, the Dex Media credit facilities, and other indebtedness incurred prior to making distributions or transferring assets to us. In addition to the limitations on distributions, dividends and loans to RHD by any of RHD’s subsidiaries, the agreements governing the RHDI senior subordinated notes and RHD’s other indebtedness and the Dex Media notes, the Dex Media credit facilities, or any future agreements, may prohibit or limit RHD’s and its subsidiaries’ ability to, among other things, dispose of assets (including the stock of RHD’s subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the notes if not prohibited or limited. In addition, the indentures governing the notes and 6.875% senior notes permit RHD to incur additional debt and make restricted payments in an amount significantly in excess of the amount RHDI is permitted to incur or make, as the case may be, under the indenture governing the RHDI senior subordinated notes and the amount Dex Media and its subsidiaries are permitted to incur or make, as the case may be, under the indentures governing the Dex Media notes. As a result, RHD may make restricted payments and incur debt which its subsidiaries may not be able to service. Dex Media and its subsidiaries are also subject to agreements that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans to RHD.

RHD’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of the applicable subsidiary’s creditors, including holders of the outstanding RHDI senior notes, the RHDI senior subordinated notes and the Dex Media notes, lenders under the RHDI credit facility and the Dex Media credit facilities and trade creditors. This means that the holders of the debt would have a claim prior to that of the holders of the notes with respect to the assets of that subsidiary. In addition, even if RHD were a creditor of any of its subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any debt of its subsidiaries senior to that held by it. We cannot assure you that in the event of a liquidation or dissolution of RHD that there will be sufficient assets available to pay amounts due to you as a holder of the notes.

We may not have the ability to raise the funds necessary to purchase the notes upon a change of control as required by the indentures governing the notes.

Upon the occurrence of certain change of control events, each holder of the notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount or accreted value, as applicable, thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control will be limited by the terms of our other debt, including the indentures governing the 6.875% senior notes, the RHDI senior subordinated notes and the Dex Media notes, as well as the Dex Media credit facilities, which also require a repurchase upon a change of control, and, moreover, we may not have adequate financial resources or may not be able to arrange for additional financing to repurchase the notes, the

6.875% senior notes, the outstanding RHDI senior notes, the RHDI senior subordinated notes and the Dex Media notes.

In addition, in the event of a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under the RHDI credit facility, the 6.875% senior notes, the RHDI senior subordinated notes, the Dex Media notes and the Dex Media credit facilities. In the event of a change of control, we may not be able to repay amounts outstanding under the RHDI credit facility, the 6.875% senior notes, RHDI senior subordinated notes, the Dex Media notes, and the Dex Media credit facilities, and then still have adequate available capital resources to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our other outstanding debt, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms that will allow us to repurchase the notes.

United States persons will be required to pay United States federal income tax on the accrual of original issue discount on the series A-1 notes and series A-2 notes.

The series A-1 notes and series A-2 notes were issued at a discount from their principal amount at maturity. Original issue discount (the difference between the stated redemption price at maturity and the issue price of such notes) will accrue, on a constant yield basis, from the issue date of the series A-1 notes and series A-2 notes. Consequently, U.S. persons who are purchasers of the series A-1 notes and series A-2 notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See “Material U.S. federal income tax considerations.”

An active liquid trading market for the exchange notes may not develop.

There is currently no public market for the exchange notes. The exchange notes are a new class of securities which have never been traded. We cannot assure you that an active trading market for the exchange notes will develop, or if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities.

The substantial majority of the net proceeds from the outstanding notes was used to fund the cash portion of the Dex Media merger consideration and the GS repurchase, and it is possible that a court could therefore deem these transactions, or a portion thereof, to be a fraudulent conveyance, with potentially adverse consequences.

The substantial majority of the net proceeds from the outstanding notes was utilized to fund the cash portion of the Dex Media merger consideration and the GS repurchase. The incurrence of the indebtedness evidenced by the notes and the use of the proceeds for the Dex Media merger and the GS repurchase could be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case and/or in a lawsuit by or on behalf of our creditors. Under federal bankruptcy laws, if a court were to find that (a) we completed these transactions with the actual intent to hinder, delay or defraud any present or future creditor; or (b) (i) that we did not receive reasonably equivalent value for these transactions and (ii) at the time we entered into the transactions contemplated herein, we were insolvent or became insolvent as a result of issuing the notes, or were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital, or intended to incur, or believed that we would incur, debts beyond our ability to pay those debts as they matured or became due (as all of these terms are defined or interpreted under the relevant fraudulent transfer or conveyance statutes), the court could find that a fraudulent conveyance has occurred. State statutes regarding fraudulent conveyances pose similar risks that a court might find that a fraudulent conveyance has occurred.

The measure of insolvency for purposes of a fraudulent conveyance claim may vary depending upon the law of the applicable jurisdiction. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they mature. It is possible that a court could conclude that we were insolvent at the time of, or rendered insolvent upon, the completion of the issuance of the notes, the GS repurchase, the Dex Media merger and the change of control offers. Furthermore, although we believe that we did not complete these transactions with the actual intent to hinder, delay or defraud any present or future creditor, a court could conclude otherwise.

In the event that a court were to find that the transactions contemplated herein, or some portion thereof, constitutes a fraudulent conveyance, it could impose any number of remedies, including ordering the rescission of the transactions contemplated herein, or a portion thereof, a subordination of the obligations evidenced by the notes in favor of our other obligations or other remedies that could prove detrimental to the holders of the notes.

Key covenants of the notes will be suspended if the notes achieve investment grade ratings.

Most of the restrictive covenants in the indentures governing the notes will not apply during any period in which the notes have investment grade ratings from either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in which no default or event of default has occurred. At such time, we may take actions such as incur additional debt or make certain dividends or distributions that would otherwise be prohibited under the indentures governing the notes. Such actions will be permitted even if we later become subject again to the restrictive covenants. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the notes will achieve or maintain investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

If you do not exchange your outstanding notes, you may have difficulty transferring them at a later time.

We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

The Dex Media merger

Description and terms of the Dex Media merger

On January 31, 2006, we completed the Dex Media merger by purchasing all of the outstanding common stock of Dex Media for a purchase price of $4.1 billion. Pursuant to the merger agreement, each issued and outstanding share of Dex Media common stock was converted into $12.30 in cash and 0.24154 of a share of RHD common stock, resulting in an aggregate cash value of $1.9 billion and an aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of RHD common stock. Additionally, we assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.5 billion. The acquired Dex Media directory business now operates as Dex Media, Inc., one of our direct, wholly-owned subsidiaries.

The Dex Media merger was accounted for as a purchase business combination in the first quarter of 2006 and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of January 31, 2006. The results of the Dex Media business are included in our consolidated results commencing February 1, 2006. Under purchase accounting rules, we did not assume the deferred revenue balance of Dex Media at January 31, 2006. This amount represented revenue that would have been recognized in 2006 under our deferral and amortization revenue recognition method had the Dex Media merger not occurred. Accordingly, we will never record revenue associated with directories that published prior to the Dex Media merger. Although the deferred revenue balance was eliminated, we retained all of the rights associated with the collection of amounts due under and obligations under the advertising contracts executed prior to the Dex Media merger. As a result, Dex Media’s accounts receivable balances remain our assets. Also under purchase accounting rules, we did not assume deferred directory costs of Dex Media at January 31, 2006 related to those directories that were published prior to the Dex Media merger. These costs represented operating expenses that would have been recognized by Dex Media in 2006 under the deferral and amortization method had the Dex Media merger not occurred.

Sponsor stockholders agreements

In connection with the merger agreement, Carlyle and Welsh Carson each entered into a stockholders agreement with RHD, which we refer to collectively as the stockholders agreements. In the stockholders agreements, Carlyle and Welsh Carson agreed not to acquire shares of RHD other than in the Dex Media merger if the acquisition would cause Carlyle or Welsh Carson, as applicable, to beneficially own more than 15% of RHD’s voting securities or securities convertible into voting securities and other customary standstill provisions. They also agreed not to take other specified actions to acquire control of RHD.

The stockholders agreements provide that each of Carlyle and Welsh Carson will have the right to designate one individual for election to the RHD Board of Directors if at the relevant time Carlyle or Welsh Carson, as applicable, beneficially owns at least 5% of the then issued and outstanding shares of RHD common stock, and each will vote all of its voting securities of RHD in favor of the nominees nominated by the corporate governance committee of the RHD Board of Directors, so long as:

•	the RHD Board of Directors will have no more than 13 directors; and

•	the nominees will consist of:

•	one director designated by each of Carlyle and Welsh Carson;

•	the Chief Executive Officer of RHD and the Chairman of RHD; and

•	the remaining directors, all of whom must be unaffiliated with Carlyle and Welsh Carson and with a number equal to a majority of the entire RHD Board of Directors being individuals who are independent under the Securities Exchange Act of 1934, or the Exchange Act, and the relevant NYSE requirements.

RHD agreed to take such necessary and desirable actions within its control to effect the foregoing, to remove the Carlyle or Welsh Carson designee at the request of Carlyle or Welsh Carson, as applicable, and to fill any such vacancies with individuals designated by Carlyle or Welsh Carson, as applicable.

Carlyle or Welsh Carson will not be entitled to designate any person to the RHD Board of Directors if the designee would not be qualified under any applicable law, rule or regulation to serve or if RHD objects because such designee is prohibited from serving as a director of any public company or providing investment or financial advisory services.

Immediately upon the completion of any transfer following which Carlyle or Welsh Carson, as applicable, beneficially owns less than 5% of the then issued and outstanding shares of RHD common stock, Carlyle or Welsh Carson, as applicable, will cause its director designee to tender his or her resignation to the RHD Board of Directors.

Stock purchase and support agreement

On January 27, 2006, and in conjunction with the stock purchase and support agreement signed on October 3, 2005, we completed the GS repurchase. Based on the terms of the stock purchase and support agreement, the repurchase of the preferred stock became a probable event on October 3, 2005, requiring the recorded value of the preferred stock to be accreted to its redemption value. The recorded value of the preferred stock was accreted to its redemption value of $336.1 million at January 27, 2006. For the three months ended March 31, 2006, the accretion in redemption value from December 31, 2005 of $2.0 million, which represented accrued dividends and interest, was recorded as a reduction to income available to common shareholders and the reversal of the previously recorded beneficial conversion feature of approximately $31.2 million related to these shares was recognized as an increase to income available to common shareholders on the consolidated statement of operations. Subsequent to the GS repurchase, we have no outstanding shares of preferred stock.

As a result of the GS repurchase, the GS Funds’ right to elect two directors to our Board of Directors and the other rights afforded to the GS Funds under the terms of the preferred stock and related agreements was terminated, except that the GS Funds retained their warrants to purchase approximately 1.65 million shares of our common stock, 577,500 of which expire on November 25, 2007 and 1,072,500 of which expire on January 3, 2008.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our debt.

Capitalization

The following table sets forth the capitalization of RHD as of March 31, 2006. You should read this table in conjunction with RHD’s unaudited consolidated balance sheet as of March 31, 2006 and the related notes included elsewhere in this prospectus.

As of March 31, 2006
(Dollars in thousands)

Cash and cash equivalents	$199,283
Long-term debt:
RHD 6.875% senior notes due 2013	$300,000
RHD 6.875% series A-1 senior discount notes due 2013	332,643
RHD 6.875% series A-2 senior discount notes due 2013	601,491
RHD 8.875% series A-3 senior notes due 2016	1,210,000
RHDI credit facility	2,094,575
RHDI 8.875% senior notes due 2010	7,934
RHDI 10.875% senior subordinated notes due 2012	600,000
Dex Media 8% senior notes due 2013	514,681
Dex Media 9% senior discount notes due 2013	624,004
Dex Media East credit facility	788,693
Dex Media East 9.875% senior notes due 2009	482,505
Dex Media East 12.125% senior subordinated notes due 2012	394,518
Dex Media West credit facility	1,678,938
Dex Media West 8.5% senior notes due 2010	406,333
Dex Media West 5.875% senior notes due 2011	8,721
Dex Media West 9.875% senior subordinated notes due 2013	838,934

Total debt (including current portion)	10,883,970

Shareholders’ equity:
Common stock	88,169
Additional paid-in capital	2,338,790
Warrants outstanding	13,758
Treasury stock	(162,415)
Accumulated deficit	(270,814)
Accumulated other comprehensive income	9,978

Total shareholders’ equity	2,017,466

Total capitalization	$12,901,436

Unaudited pro forma condensed combined statements of operations

We derived the following unaudited pro forma condensed combined statements of operations from RHD’s unaudited consolidated statement of operations for the three months ended March 31, 2006 and RHD’s audited consolidated statement of operations for the year ended December 31, 2005 and Dex Media’s unaudited consolidated statement of operations for the one month ended January 31, 2006 and Dex Media’s audited consolidated statement of operations for the year ended December 31, 2005. The following unaudited pro forma condensed combined statements of operations of RHD give effect to (1) the GS repurchase and related financing, as the Dex Media merger was conditioned on the completion of the GS repurchase, and (2) the Dex Media merger and related financings, as if each transaction had been completed on January 1, 2005. The column headed “Pro forma excluding Dex Media merger adjustments” reflects the pro forma adjustments for RHD reflecting the GS repurchase, and the column headed “Total pro forma” reflects the GS repurchase pro forma adjustments and pro forma adjustments for RHD reflecting the Dex Media merger.

The following unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial statements and related notes of RHD and Dex Media, which are contained in this prospectus, and the other information contained or incorporated by reference in this prospectus. See “Where you can find more information.”

The Dex Media merger was accounted for as a business combination, using the purchase method of accounting, with RHD as the accounting acquirer. RHD is considered the acquiring entity for accounting purposes based on the facts that: (1) the majority of the combined company’s current board members were members of RHD’s board prior to the completion of the Dex Media merger; (2) the majority of the combined company’s current senior management team served as RHD’s senior management team prior to the completion of the Dex Media merger; and (3) RHD distributed both cash and its common stock as purchase price consideration to the stockholders of Dex Media. Under the purchase method of accounting, certain costs incurred by RHD to acquire Dex Media have been allocated to the underlying net assets according to their respective fair values. The excess purchase price over the fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. While we do not presently expect significant changes to the fair value of the net liabilities assumed, additional information could come to our attention that may require us to revise the purchase price allocation.

Management expects that the Dex Media merger will result in cost savings for the combined company. These opportunities include, but are not limited to, elimination of redundant computer systems and administrative functions.

The following unaudited pro forma condensed combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of what RHD’s actual results of operations would have been had the following transactions been completed on the date indicated above: (1) the GS repurchase and related financing and (2) the Dex Media merger and related financings. The following unaudited pro forma condensed combined statements of operations do not give effect to (1) RHD’s or Dex Media’s results of operations or other transactions or developments since the respective dates indicated or (2) the cost savings and one-time charges expected to result from the Dex Media merger. These matters could cause RHD’s actual future results of operations to differ materially from those presented in the following unaudited pro forma condensed combined statements of operations. See “Risk factors — Risks relating to our business — Our actual results of operations may differ materially from the unaudited pro forma financial data included in this prospectus.”

Revenue and expense recognition and historical purchase accounting

Prior to the Dex Media merger, each of RHD and Dex Media recognized revenue and certain direct costs related to the publication of their respective yellow pages and white pages directories under the deferral and amortization method. Subsequent to the Dex Media merger, RHD continues to recognize these revenues and direct costs under the deferral and amortization method. Under this method, revenue from advertising sales is recognized ratably over a directory’s life, which is typically twelve months. Additionally, certain costs directly related to the sale and production of a directory are initially deferred and recognized ratably over the life of a directory.

The historical statements of operations of RHD and Dex Media include the effects of purchase accounting associated with prior acquisitions made by each company in accordance with EITF 01-03 “Accounting in a Business Combination for Deferred Revenue of an Acquiree,” which decreased the amount of revenue and related costs recognized in the twelve-month periods subsequent to each of the acquisitions.

Dex Media, upon initial publication and delivery, only recorded the billed or currently billable portion of its contracts in its historical financial statements and did not record unbilled accounts receivable and related deferred revenue for the remaining unbilled portion of the contract term. This policy was based upon the terms included in Dex Media’s historical customer advertising contracts, which did not permit it to bill and collect unbilled balances from a customer once that customer’s phone line was disconnected. As part of its historical acquisitions, as a result of purchase accounting, the acquired businesses’ deferred revenue and related deferred costs associated with directories that published prior to the acquisitions were not recorded in Dex Media’s post-acquisition balance sheets. Dex Media recorded the unbilled receivables in purchase accounting as a component of the customer relationship asset representing the estimated fair value of such net future cash flows. Dex Media recognized revenue and related costs with respect to such unbilled receivables during the twelve months subsequent to the acquisitions as such advertising was billed.

RHD, upon initial publication and delivery, records all unbilled accounts receivable and defers all expected revenue when the directory is published. This policy is based upon the terms included in RHD’s (including Dex Media following the Dex Media merger) customer advertising contracts, which permit it to bill and collect for advertising even if an advertiser disconnects its phone service during the twelve-month advertising billing cycle. As part of its historical acquisitions, as a result of purchase accounting, the acquired businesses’ deferred revenue and related deferred costs associated with directories that published prior to the acquisitions were not recorded in RHD’s post-acquisition balance sheets. RHD did record the unbilled receivables in purchase accounting, and, accordingly, the related revenue and certain related expenses were not recognized with respect to such directories during the subsequent twelve months. Accordingly, RHD’s historical application of purchase accounting relating to any directory that published prior to the date of its acquisitions differs from that of Dex Media.

The historical statements of operations of both RHD and Dex Media include the impact of their respective historical purchase accounting. In the twelve-month period following the Dex Media merger, as a result of purchase accounting, RHD will not recognize revenue and certain costs related to Dex Media directories published before the Dex Media merger, as discussed in more detail below. Generally, the purchase method of accounting will not affect revenue and directory costs in periods subsequent to the twelve-month period after the completion of the Dex Media merger. These purchase accounting effects are non-recurring and will have no historical or future cash flow impact.

Effects of purchase accounting

As the result of the Dex Media merger, RHD became the publisher of all Dex Media branded yellow pages and white pages directories that were previously published by Dex Media. RHD currently publishes yellow and white pages directories under the Embarq Yellow Pages brand, the AT&T (formerly known as SBC) Yellow Pages brand and the Dex Media brand. Deferred revenue associated with the acquired Dex Media-branded directories on January 31, 2006 was $218.0 million, representing revenue that, in the absence of purchase accounting, would have been recognized over the twelve months following the Dex Media merger under the deferral and amortization method of revenue recognition. This deferred revenue primarily relates to national customers. Under purchase accounting, RHD reduced this $218.0 million liability for pre-acquisition deferred revenue to zero on January 31, 2006. Accordingly, RHD will not record revenue associated with any Dex Media directories that published prior to the completion of the Dex Media merger. We have not adjusted the pro forma condensed combined statement of operations to reverse any of these purchase accounting impacts. Although the deferred revenue balance was eliminated, RHD retained all the rights associated with the collection of amounts due and contractual obligations under the advertising contracts executed prior to the completion of the Dex Media merger. As a result, the net billed ($129.6 million) and net unbilled

($661.1 million) accounts receivable balances relating to the Dex Media directory business became assets of RHD.

The deferred costs associated with the acquired Dex Media-branded directories on January 31, 2006 were $289.5 million and included $228.7 million related to directories published prior to the completion of the Dex Media merger that, in the absence of purchase accounting, would have been recognized as expense over the twelve months following the Dex Media merger under RHD’s deferral and amortization method. These deferred costs relate to both national and local customers. The $228.7 million of costs related to directories published prior to the completion of the Dex Media merger have been reduced to zero at January 31, 2006. Accordingly, RHD will not record expense associated with any Dex Media directories published prior to the completion of the Dex Media merger. We have not adjusted the pro forma condensed combined statement of operations to reverse any of these purchase accounting impacts. The remaining deferred directory costs associated with the acquired Dex Media-branded directories, which related to those directories that were scheduled to publish subsequent to the Dex Media merger, were $60.8 million and have been assumed by RHD. Under purchase accounting rules, these deferred costs have been recorded at their fair value, which is determined as the estimated billable value of the published directory less the expected costs to complete that directory plus a normal profit margin. The fair value of these costs was determined to be $87.2 million higher than the carrying value, which we refer to as “cost uplift.” Accordingly, RHD increased these costs by $87.2 million to reflect their fair value, and such amount will be amortized as a non-cash expense over the life of the related directories.

Generally, the purchase method of accounting will not affect revenue and directory costs in periods subsequent to the twelve-month period after the completion of the Dex Media merger. The purchase accounting effects relating to revenue and directory costs are non-recurring and have no historical or future cash flow impact.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005

				Pro Forma
				Excluding Dex		Dex Media
	RHD	GS Repurchase		Media Merger	Dex Media	Merger		Total
	Historical	Adjustments		Adjustments	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)

Net revenues	$956,631	$—		$956,631	$1,658,416	$—		$2,615,047
Operating expenses	436,016			436,016	504,453			940,469
General and administrative expenses	60,228			60,228	252,705	6,055	(6)	318,988
Depreciation and amortization	85,146			85,146	377,231	(345,702	)(3)	—
						215,988	(3)	332,663

Total expenses	581,390			581,390	1,134,389	(123,659)		1,592,120
Operating income	375,241			375,241	524,027	123,659		1,022,927
Interest expense	(264,532)	(35,100	)(2)	(299,632)	(445,742)	(190,604	)(2)	(935,978)
Other income					1,274			1,274

Income before income taxes	110,709	(35,100)		75,609	79,559	(66,945)		88,223
Provision for income taxes	43,176	(14,040	)(4)	29,136	32,776	(26,778	)(4)	35,134

Net income	$67,533	$(21,060)		$46,473	$46,783	$(40,167)		$53,089

Loss per share (EPS)
Basic	$(9.10)			$(9.40)				$(4.27	)(5)
Diluted	(9.10)			(9.40)				(4.27	)(5)
Shares used in computing EPS
Basic	31,731			31,731		36,547		68,278
Diluted	31,731			31,731		36,547		68,278

Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2006

				Pro Forma	Dex Media
				Excluding Dex	Historical	Dex Media
	RHD	GS Repurchase		Media Merger	One-Month Ended	Merger		Total
	Reported*	Adjustments		Adjustments	January 31, 2006	Adjustments**		Pro Forma
	(In thousands, except per share data)

Net revenues	$320,479	$—		$320,479	$139,895	$—		$460,374
Operating expenses	180,473			180,473	57,597			238,070
General and administrative expenses	39,247			39,247	34,425	(27,422	)(1)	46,250
Depreciation and amortization	62,692			62,692	26,810	(24,283	)(3)
						17,999	(3)	83,218

Total expenses	282,412			282,412	118,832	(33,706)		367,538
Operating income	38,067			38,067	21,063	33,706		92,836
Interest expense	(153,741)	(2,925	)(2)	(156,666)	(37,494)	(18,439	)(2)	(212,599)

(Loss) income before income taxes	(115,674)	(2,925)		(118,599)	(16,431)	15,267		(119,763)
(Benefit) provision for income taxes	(43,956)	(1,170	)(4)	(45,126)	2,586	6,107	(4)	(36,433)

Net (loss) income	$(71,718)	$(1,755)		$(73,473)	$(19,017)	$9,160		$(83,330)

Loss per share
Basic	$(0.76)			$(1.32)				$(1.22	)(5)
Diluted	(0.76)			(1.32)				(1.22	)(5)
Shares used in computing EPS
Basic	55,607			55,607		12,589		68,196	(5)
Diluted	55,607			55,607		12,589		68,196	(5)

*	RHD reported includes financial results from the Dex Media business commencing February 1, 2006. The GS repurchase took place on January 27, 2006 and is included in RHD reported.

**	Dex Media merger adjustments do not incorporate revenues of $216,097 and expenses of $33,035 for directories that published prior to the Dex Media merger, which would have been recognized during the period absent purchase accounting required under GAAP. Excluding the effects of purchase accounting, net of tax, adjusted pro forma net income would be $39,245 and adjusted pro forma diluted EPS would be $0.55 for the three months ended March 31, 2006.

(1)	Represents the elimination of expenses recognized by Dex Media directly associated with the Dex Media merger during the one month ended January 31, 2006. Such non-recurring expenses are not reflected in total pro forma net loss for the three months ended March 31, 2006.

(2)	Represents pro forma incremental interest expense on issuance of new debt, amortization of deferred financing costs associated with the financing and amortization of the discount for the outstanding notes for (1) the GS repurchase and (2) the Dex Media merger as if each transaction had been consummated on January 1, 2005.

The pro forma incremental interest expense on issuance of new debt, amortization of deferred financing costs and amortization of the discount for the outstanding notes for the year ended December 31, 2005 and one month ended January 31, 2006 is as follows:

	Year Ended December 31, 2005			One Month Ended January 31, 2006
		Dex Media	Total Pro		Dex Media	Total Pro
	GS Repurchase	Merger	Forma	GS Repurchase	Merger	Forma
		(In thousands)
Interest expense on incremental borrowings	$28,642	$170,138	$198,780	$2,387	$16,733	$19,120
Amortization of associated deferred financing costs	1,755	11,963	13,718	146	997	1,143
Amortization of senior notes discount	4,703	8,503	13,206	392	709	1,101

Total incremental interest expense	$35,100	$190,604	$225,704	$2,925	$18,439	$21,364

A sensitivity analysis demonstrating the impact of a 12.5 basis point increase or decrease in interest rates would yield a difference to pro forma incremental interest expense of approximately $415 and $35 for the year ended December 31, 2005 and one month ended January 31, 2006, respectively, related to the GS repurchase and $2,829 and $236 for the year ended December 31, 2005 and one month ended January 31, 2006, respectively, related to the Dex Media merger.

Deferred financing costs related to these borrowings are amortized over the term of the associated arrangement.

(3)	Represents the elimination of Dex Media’s historical intangible asset amortization of $345,702 and $24,283 for the year ended December 31, 2005 and one month ended January 31, 2006, respectively. Represents the estimated amortization of the fair value of Dex Media’s acquired intangible assets based on their estimated useful lives. Estimated amortization expense associated with customer relationships for the year ended December 31, 2005 and one month ended January 31, 2006 presented below includes only national customer relationships as amortization expense related to local customer relationships will begin when deferred cost uplift is fully amortized, which is approximately 18 months from the Dex Media merger date. Intangible asset amortization expense for the year ended December 31, 2005 and one month ended January 31, 2006 is $215,988 and $17,999, respectively:

			For the Year
			Ended	One Month Ended
	Fair Value	Life (Years)	December 31, 2005	January 31, 2006
	(In thousands)

Non-compete/publishing agreements	$7,325,000	42	$174,408	$14,534
Customer relationships	1,090,000	15-30	6,828	569
Trademarks and other	515,000	12-15	34,752	2,896

Totals	$8,930,000		$215,988	$17,999

(4)	Represents the income tax effect of the preceding pro forma adjustments using a statutory rate of 40%.

(5)	Holders of RHD preferred stock were entitled to participate in dividends and earnings of RHD prior to the GS repurchase. Due to this participation feature, EPS are computed under the two-class method. The two-class method is an earnings allocation formula that calculates basic EPS for common stockholders and RHD preferred stockholders based on their respective rights to receive dividends.

The calculation of historical GAAP and pro forma basic and diluted EPS for common stockholders under the two-class method for the year ended December 31, 2005 and the three months ended March 31, 2006 is shown below. EPS for RHD preferred stockholders is not required to be disclosed.

	Year Ended December 31, 2005
	Historical	GS Repurchase	Total Pro
	RHD	Pro Forma	Forma

Basic and Diluted EPS — Two-Class Method
Net income	$67,533	$46,473	$53,089
Less: Preferred dividend	(11,708)	—	—
Less: Loss on repurchase of redeemable convertible preferred stock(a)	(133,681)	(133,681)	(133,681)
Less: Accretion of redeemable convertible preferred stock to redemption value(b)	(211,020)	(211,020)	(211,020)

Loss available to common stockholders	(288,876)	(298,228)	(291,612)
Amount allocable to common stockholders	100%	100%	100%

Loss allocable to common stockholders	(288,876)	(298,228)	(291,612)
Weighted average common shares outstanding	31,731	31,731	68,278

Basic and Diluted loss per share	$(9.10)	$(9.40)	$(4.27)

	Three Months Ended March 31, 2006
	Historical	GS Repurchase	Total Pro
	RHD	Pro Forma	Forma

Basic and Diluted EPS — Two-Class Method
Net loss	$(71,718)	$(73,473)	$(83,330)
Less: Preferred dividend	(1,974)	—	—
Plus: Gain on repurchase of redeemable convertible preferred stock(a),(b)	31,195	—	—

Loss available to common stockholders	(42,497)	(73,473)	(83,330)
Amount allocable to common stockholders	100%	100%	100%

Loss allocable to common stockholders	(42,497)	(73,473)	(83,330)
Weighted average common shares outstanding	55,607	55,607	68,196

Basic loss per share	$(0.76)	$(1.32)	$(1.22)

In computing historical EPS using the two-class method, RHD has not allocated the loss available to RHD common stockholders for the year ended December 31, 2005 and the three months ended March 31, 2006 between RHD common stockholders and RHD preferred stockholders since the RHD preferred stockholders did not have a contractual obligation to share in any loss. In computing pro forma EPS, the weighted average common shares outstanding were adjusted as if the Dex Media merger had been completed on January 1, 2005. Pro forma weighted average common shares outstanding for the year ended December 31, 2005 were adjusted to reflect the shares issued in connection with the Dex Media merger totaling 36.5 million shares.

(a) Reflects historical loss (gain) on repurchase of preferred stock on January 14, 2005 and January 27, 2006, respectively.

(b)        As a result of the GS repurchase becoming a probable event under the terms of the stock purchase and support agreement, RHD accreted the recorded value of its remaining preferred stock to its redemption value of $334,149 at December 31, 2005. The accretion to redemption value during 2005 totaled $211,020 and was recorded as a reduction to income available to common stockholders for the year ended December 31, 2005. In conjunction with the GS repurchase in the first quarter of 2006, we accreted the recorded value of the preferred stock to its redemption value at January 27, 2006, which included accrued interest and dividends for the period January 1, 2006 through January 27, 2006 totaling $1,974. In addition, RHD reversed the remaining previously recorded beneficial conversion feature related to these shares and recorded an increase to income available to common stockholders of $31,195. This adjustment is not reflected in the EPS calculation above, as it is non-recurring in nature.

(6)	Represents the estimated compensation cost related to Dex Media unvested stock options which was determined based on the estimated number of options that will vest subsequent to the Dex Media merger over the estimated remaining option vesting period of three years.

R.H. Donnelley selected historical consolidated financial data

The following table shows selected historical consolidated financial data for RHD. The data as of and for each of the years in the five-year period ended December 31, 2005 were derived from RHD’s audited consolidated financial statements. The data as of and for the three months ended March 31, 2005 and 2006 were derived from RHD’s unaudited consolidated financial statements. The unaudited consolidated financial statements as of and for the three months ended March 31, 2006 include results of the Dex Media business commencing February 1, 2006. Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders’ (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2005 included in RHD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006, and the unaudited consolidated balance sheet as of March 31, 2006 and the related consolidated statements of operations and comprehensive (loss) income and cash flows for the three-month periods ended March 31, 2005 and 2006 included in RHD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated by reference into this prospectus. You should read the following selected financial data together with RHD’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this prospectus. See “Where you can find more information.”

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003(1)	2004(1),(2)	2005(2)	2005(2)	2006(3)
	(Dollars in thousands)

Statement of operations data:
Net revenue	$80,253	$75,406	$256,445	$603,116	$956,631	$207,339	$320,479
Partnership income	139,964	136,873	114,052	77,967	—	—	—
Operating income	111,472	145,982	92,526	291,748	375,241	70,197	38,067
Net income (loss)	49,815	67,177	(49,953)	70,312	67,533	7,747	(71,718)
Preferred dividend	—	24,702	58,397	21,791	11,708	3,319	1,974
(Loss) gain on repurchase of preferred stock(4)	—	—	—	—	(133,681)	(133,681)	31,195
Accretion of preferred stock to redemption value(5)	—	—	—	—	(211,020)	—	—
Income (loss) available to common stockholders	$49,815	$42,475	$(108,350)	$48,521	$(288,876)	$(129,253)	$(42,497)
Earnings (loss) per share
Basic	$1.65	$1.42	$(3.53)	$1.19	$(9.10)	$(4.10)	$(0.76)
Diluted	1.61	1.40	(3.53)	1.15	(9.10)	(4.10)	(0.76)
Shares used in computing earnings (loss) per share:
Basic	30,207	29,643	30,683	31,268	31,731	31,543	55,607
Diluted	30,976	30,298	30,683	32,616	31,731	31,543	55,607
Cash dividends declared per common share	—	—	—	—	—	—	—
Balance sheet data(6):
Total assets	$295,981	$2,223,375	$2,538,734	$3,978,922	$3,879,637	$3,972,505	$16,538,822
Total long-term debt, including current maturities	283,904	2,075,470	2,092,133	3,127,342	3,078,849	3,297,551	10,883,970
Preferred Stock(4) (5)	—	63,459	198,223	216,111	334,149	110,411	—
Total stockholders’ (deficit) equity	(111,313)	(30,600)	(56,245)	17,985	(291,415)	(126,773)	2,017,466

	Year Ended December 31,										Three Months Ended March 31,
	2001		2002		2003(1)		2004(1),(2)		2005(2)		2005(2)		2006(3)
	(Dollars in thousands)

Statement of cash flow data:
Net cash provided by (used in):
Operating activities	$86,854		$49,955		$248,597		$406,303		$392,052		$112,827		$195,990
Investing activities	(6,100)		(1,932,443)		(377,914)		(1,431,633)		(38,055)		(5,515)		(1,899,141)
Financing activities	(121,470)		1,875,554		129,252		1,028,363		(356,959)		(110,494)		1,894,641
Other financial data:
Capital expenditures	$4,550		$3,743		$12,581		$18,013		$31,605		$5,515		$10,396
EBITDA(7)	122,239		151,780		159,828		358,396		460,387		91,848		100,759
Interest expense, net(8)	25,648		33,548		180,020		175,530		264,532		57,497		153,741
Ratio of earnings to fixed charges(9)	3.7	x	4.0	x	—	(10)	1.6	x	1.4	x	1.2	x	—	(10)

(1)	Financial data for the years ended December 31, 2003 and 2004 include the results of the SPA Directory Business from and after January 3, 2003. Net revenue, net income (loss) and income (loss) available to common stockholders reflect purchase accounting adjustments that precluded the recognition of revenue and certain expenses associated with directories published by the acquired SPA Directory Business prior to the acquisition, including all January 2003 published directories. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of these items.

(2)	Financial data for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2005 include the results of the AT&T Directory Business from and after September 1, 2004. Net revenue, net income and (loss) income available to common shareholders reflect purchase accounting adjustments that precluded the recognition of revenue and certain expenses associated with directories published by the acquired AT&T Directory Business prior to the acquisition, including all September 2004 published directories. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of these items.

(3)	Financial data for the three months ended March 31, 2006 include the results of the Dex Media business commencing February 1, 2006. Net revenue, net loss and loss available to common shareholders reflect purchase accounting adjustments that precluded the recognition of revenue and certain expenses associated with directories published by the acquired Dex Media business prior to the merger. See “Management’s discussion and analysis of financial condition and results of operations” for further discussion of these items.

(4)	On January 14, 2005, we repurchased 100,303 shares of our outstanding preferred stock from the GS Funds for $277.2 million in cash. In connection with the preferred stock repurchase, we recorded a reduction in income available to common shareholders on the consolidated statements of operations of $133.7 million to reflect the loss on the repurchase of these shares for the three months ended March 31, 2005 and the year ended December 31, 2005. On January 27, 2006, we repurchased the remaining 100,301 shares of our outstanding preferred stock from the GS Funds for $336.1 million in cash including accrued cash dividends and interest. As a result of the GS repurchase, the recorded value of the preferred stock was accreted to its redemption value of $336.1 million at January 27, 2006. For the three months ended March 31, 2006, the accretion in redemption value from December 31, 2005 of $2.0 million, which represented accrued dividends and interest, was recorded as a reduction to income available to common shareholders and the reversal of the previously recorded beneficial conversion feature of approximately $31.2 million related to these shares was recognized as an increase to income available to common shareholders on the consolidated statements of operations.

(5)	On October 3, 2005, we entered into an agreement to repurchase the remaining shares of preferred stock held by the GS Funds. In connection with this agreement, we accreted the carrying value of the preferred stock to its redemption value of $334.1 million as of December 31, 2005. The accretion of the preferred stock totaling $211.0 million was recorded as an increase to loss available to common shareholders on the consolidated statements of operations for the year ended December 31, 2005.

(6)	In connection with the Dex Media merger on January 31, 2006, the AT&T Directory Acquisition on September 1, 2004 and the SPA Acquisition on January 3, 2003, we incurred a significant amount of debt. We issued preferred stock in November 2002 and borrowed funds under certain debt instruments in December 2002. Therefore, our cash and debt balances during these periods were higher than in prior periods.

(7)	EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is a common measure presented by many public companies as a means to evaluate underlying operating performance and to assess their respective debt service capabilities. Prior to the Dex Media merger, the SPA Acquisition and the AT&T Directory Acquisition, management believed that EBITDA more accurately reflected the underlying results of operations and thus presented more useful profitability and debt service capacity information for investors. The most comparable GAAP measure for EBITDA is net income available to common stockholders. The reconciliation of net income (loss) to EBITDA is presented below.

	Years Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(Dollars in thousands)

Statement of operations data:
Net income (loss)	$49,815	$67,177	$(49,953)	$70,312	$67,533	$7,747	$(71,718)
Plus interest expense, net	25,648	33,548	180,020	175,530	264,532	57,497	153,741
Plus tax provision (benefit)	36,009	44,806	(36,018)	45,906	43,176	4,953	(43,956)
Plus depreciation and amortization	10,767	6,249	65,779	66,648	85,146	21,651	62,692

Total EBITDA	$122,239	$151,780	$159,828	$358,396	$460,387	$91,848	$100,759

(8)	During 2001, we recorded extraordinary losses, net of taxes, of $441 thousand in our statements of operations pertaining to the prepayment of certain debt instruments. Subsequently, in accordance with FAS 145, the amount of this loss has been reclassified to interest and income tax expense of $704 thousand and $263 thousand in 2001, respectively.

(9)	The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges:

• earnings consist of (a) income from continuing operations before income from equity investments in partnerships and income taxes, (b) fixed charges and (c) cash distributions from partnership investments; and

• fixed charges consist of (a) interest on debt, (b) amortization of debt issuance costs and (c) one-third of operating rental expense, which management believes is representative of the interest component of rent expense.

(10)	Due to our losses in the three months ended March 31, 2006 and the year ended December 31, 2003, the ratio was less than 1:1. We would have had to generate additional earnings of $115,674 and $80,292 to achieve a ratio of earnings to fixed charges of 1:1 for the three months ended March 31, 2006 and the year ended December 31, 2003, respectively.

The historical financial statements of RHD include the effects of purchase accounting associated with prior business combinations made by RHD, which decreased the amount of revenue and related costs recognized in the 12-month periods subsequent to each of the acquisitions. For a description, see “Unaudited pro forma condensed combined statements of operations.”

Dex Media selected historical consolidated financial data

The following table shows selected historical consolidated financial data for Dex Media. The selected historical consolidated financial data as of December 31, 2005, 2004, 2003 and 2002, for the years ended December 31, 2005, 2004 and 2003, and for the period from November 9, 2002 to December 31, 2002, have been derived from Dex Media’s consolidated financial statements. Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005 included elsewhere in this prospectus. The selected historical data for the period from January 1, 2002 to November 8, 2002 have been derived from the audited combined financial statements of the operations of Dex East, or the predecessor, in the Dex East states. The selected historical data as of and for the years ended December 31, 2001 have been derived from the audited combined financial statements of the predecessor’s operations in the Dex East states, not included or incorporated by reference in this prospectus. The following data should be read in conjunction with, and are qualified in their entirety by, Dex Media’s consolidated financial statements and the accompanying notes contained in this prospectus.

While Dex Media has been a stand-alone company since the completion of the transactions relating to the Dex East Acquisition, the predecessor historically operated as the directory business of Qwest Dex in the Dex East states. Because Dex Media’s relationship with Qwest Dex as well as Qwest and its other affiliates changed as a result of the Dex East Acquisition and the Dex West Acquisition, and because the predecessor’s and Dex Media’s results do not include Qwest Dex’s operations in the Dex West states prior to September 9, 2003, Dex Media’s cost structure has changed significantly from that reflected in the predecessor’s historical operating results and from that reflected in Dex Media’s results prior to September 9, 2003. As a result, the predecessor’s historical results of operations, financial position and cash flows are not indicative of what they would have been had Dex Media operated as a stand-alone company without the shared resources of Qwest and its affiliates, and Dex Media’s and the predecessor’s historical results of operations, financial position and cash flows prior to September 9, 2003 are not indicative of what they would have been had they included the operations of Qwest Dex in the Dex West states. Also, as a result of the application of purchase accounting related to the Dex East Acquisition and the Dex West Acquisition, Dex Media’s revenue and cost of revenue reflect adjustments not included in the predecessor periods indicated.

	Predecessor		Dex Media
		Period From	Period From
	Year Ended	January 1 to	November 9 to
	December 31,	November 8,	December 31,	Year Ended December 31,
	2001	2002	2002	2003	2004	2005
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Total revenue(a)	$666,207	$589,896	$58,097	$883,057	$1,602,914	$1,658,416
Operating income (loss)	386,237	353,672	(15,610)	165,824	422,621	524,027
Net income (loss)	160,555	157,093	(28,104)	(75,036)	(50,776)	46,783
Balance sheet data (at period end):
Total cash and cash equivalents	$54,825	n/a	$37,626	$7,416	$9,234	$1,808
Total assets	347,647	n/a	3,021,674	7,290,378	6,877,965	6,497,025
Total debt(e)	1,390,920	n/a	2,207,130	6,097,434	5,727,382	5,292,740
Stockholders’ (deficit) equity	(1,250,187)	n/a	623,379	760,772	680,535	690,940

	Predecessor				Dex Media
			Period From		Period From
	Year Ended		January 1 to		November 9 to
	December 31,		November 8,		December 31,	Year Ended December 31,
	2001		2002		2002	2003	2004	2005
	(Dollars in thousands, except per share data)
Per share data(f):
Net income (loss) per share
Basic	n/a		n/a		$(0.55)	$(1.09)	$(0.39)	$0.31
Diluted	n/a		n/a		(0.55)	(1.09)	(0.39)	0.31
Weighted average common shares outstanding:
Basic	n/a		n/a		52,400,000	76,436,822	139,097,208	150,389,176
Diluted	n/a		n/a		52,400,000	76,436,822	139,097,208	152,553,823
Cash dividends declared per common share	—		—		$—	$4.59	$1.62	$0.36
Statement of cash flows data:
Net cash provided by operating activities	280,404		240,868		77,382	380,385	491,425	569,354
Net cash (used in) provided by investing activities	(7,401)		(13,367)		(2,803,668)	(4,366,631)	(46,720)	(37,180)
Net cash (used in) provided by financing activities	(218,178)		(192,255)		2,763,912	3,956,036	(442,887)	(539,600)
Other financial data:
Ratio of earnings to fixed charges(g)	3.3	x	4.0	x	—	—	—	1.2	x

(a)	Dex Media’s revenue and cost of revenue for the 12 months following the completion of the Dex East Acquisition were $85.9 million and $22.2 million lower, respectively, and its revenue and cost of revenue for the 12 months following the completion of the Dex West Acquisition were $120.6 million and $31.6 million lower, respectively, than its revenue and cost of revenue would have been because such acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to Dex Media’s balance sheet. The purchase method of accounting will not affect Dex Media’s revenue and directory costs in periods subsequent to this 12-month period. The purchase accounting adjustments relating to the Dex East Acquisition and the Dex West Acquisition are non-recurring and have no impact on cash flows.

(b)	Includes bad debt expense and, for the year ended December 31, 2004, an aggregate of $20.0 million paid to Carlyle and Welsh Carson, to terminate the annual advisory fees paid under Dex Media’s management consulting agreements with those entities.

(c)	Merger-related expenses reflect expenses incurred in connection with the Qwest merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Qwest merger, severance and employee-related expenses and re-branding expenses.

(d)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(e)	For the predecessor periods, total debt consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the predecessor. As of December 31, 2005, 2004, 2003 and 2002, Dex Media’s total debt includes $239.7 million, $189.5 million, $71.0 million and $40.5 million of current maturities, respectively.

(f)	The historical per share information gives effect to Dex Media’s initial public offering, referred to as the Dex Media IPO, including the stock split of each share of Dex Media common stock outstanding immediately prior to such initial public offering into ten shares of Dex Media common stock, but does not give effect to the redemption of all of Dex Media’s outstanding 5% Series A preferred stock.

(g)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense. For the years ended December 31, 2004 and 2003 and for the period from November 9, 2002 to December 31, 2002, earnings were inadequate to cover fixed charges. The deficiencies were $88.8 million, $136.8 million and $48.6 million for the years ended December 31, 2004 and 2003 and the period from November 9 to December 31, 2002, respectively.

The historical financial statements of Dex Media include the effects of purchase accounting associated with prior business combinations made by Dex Media, which decreased the amount of revenue and related costs recognized in the 12-month periods subsequent to each of the acquisitions. For a description, see “Unaudited pro forma condensed combined statements of operations.”

Management’s discussion and analysis
of financial condition and results of operations

The following discussion should be read in conjunction with the risk factors contained or incorporated by reference in this prospectus as well as RHD’s and Dex Media’s historical consolidated financial statements, including the notes related to those statements, and other financial information included elsewhere or incorporated by reference in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See “Disclosure regarding forward-looking statements” and “Risk factors.”

Management’s discussion and analysis of financial condition and results of operations of RHD

Significant business developments

On January 31, 2006, we acquired Dex Media for a purchase price of $4.1 billion, consisting of 36,547,381 shares of our common stock valued at $2.2 billion and $1.9 billion in cash. Dex Media is the indirect parent of Dex Media East and Dex Media West. We also assumed all of Dex Media’s and its subsidiaries’ outstanding indebtedness with a fair value of $5.5 billion. Dex Media is the exclusive publisher of the “official” yellow pages and white pages directories for Qwest where Qwest is the primary ILEC. Dex Media East operates the directory business in the Dex Media East states and Dex Media West operates the directory business in the Dex Media West states. Prior to the Dex Media merger, Dex Media was a leading directory publisher in the United States. See “Acquisitions — Dex Media merger” below for a further description of the Dex Media merger. The purpose of the Dex Media merger was to take a further step in our transformation into a leading publisher of yellow pages directories, as well as to combine the complementary strengths of both companies. The acquired business of Dex Media and its subsidiaries now operates as Dex Media, Inc., one of our direct, wholly owned subsidiaries. The results of the Dex Media business have been included in our operating results commencing February 1, 2006.

On January 27, 2006, and pursuant to the stock purchase and support agreement dated October 3, 2005, we repurchased the remaining 100,301 shares of our outstanding preferred stock from the GS Funds for $336.1 million in cash including accrued cash dividends and interest. Based on the terms of the stock purchase and support agreement, the repurchase of the preferred stock became a probable event on October 3, 2005, requiring the recorded value of the preferred stock to be accreted to its redemption value. The recorded value of the preferred stock was accreted to its redemption value of $336.1 million at January 27, 2006. For the three months ended March 31, 2006, the accretion in redemption value from December 31, 2005 of $2.0 million, which represented accrued dividends and interest, was recorded as a reduction to income available to common shareholders and the reversal of the previously recorded beneficial conversion feature of approximately $31.2 million related to these shares was recognized as an increase to income available to common shareholders on the consolidated statement of operations. Subsequent to the GS repurchase, we have no outstanding shares of preferred stock.

In January 2005, we had repurchased 100,303 shares of our outstanding preferred stock from the GS Funds for $277.2 million in cash. In connection with this preferred stock repurchase, we recorded a reduction in earnings available to common stockholders on the consolidated statements of operations and comprehensive income of $133.7 million to reflect the loss on the repurchase of these shares for the year-ended December 31, 2005.

Corporate overview

We are the third largest print and online directory publisher in the United States, based on revenue. During 2006, we expect to have a total annual distribution of approximately 80 million, serving over 600,000 local and national advertisers with more than 625 directories in 28 states. In 2005, Dex Media published 293 directories and printed approximately 52 million copies of these directories for distribution to virtually all business and residential customers throughout the Dex Media states. Dex Media’s Internet-based directory, DexOnline.com, which is bundled with Dex Media’s print product to provide web-based access to Dex Media’s directories, further expands the distribution of Dex Media’s advertiser content. In addition to the acquired Dex Media directory business, we publish Embarq-branded (formerly Sprint-branded) directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. We also publish AT&T-branded (formerly SBC-branded) directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. We also offer online city guides and search websites in all our Embarq markets under the Best Red Yellow Pages brand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com. Information contained on these websites is not part of this prospectus.

Acquisitions

Dex Media merger

On January 31, 2006, we completed the Dex Media merger by purchasing all of the outstanding common stock of Dex Media for a purchase price of $4.1 billion. Pursuant to the merger agreement, each issued and outstanding share of Dex Media common stock was converted into $12.30 in cash and 0.24154 of a share of RHD common stock, resulting in an aggregate cash value of $1.9 billion and an aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of RHD common stock. Additionally, we assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.5 billion. The acquired Dex Media directory business now operates as Dex Media, Inc., one of our direct, wholly owned subsidiaries. To finance the Dex Media merger, we issued the outstanding series A-2 notes and the outstanding series A-3 notes to pay the cash portion of the purchase price to the Dex Media stockholders.

In connection with the Dex Media merger, we assumed by operation of law directory services agreements, which Dex Media had entered into with Qwest, including (1) a publishing agreement with a term of 50 years commencing November 8, 2002 (subject to automatic renewal for additional one-year terms), which grants us the right to be the exclusive official directory publisher of listings and classified advertisements of Qwest’s telephone customers in the geographic areas in the Dex Media states in which Qwest provides local telephone services; (2) a non-competition agreement with a term of 40 years commencing November 8, 2002, pursuant to which Qwest has agreed not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service; (3) an advertising commitment agreement whereby Qwest has agreed to purchase an aggregate of $20 million of advertising per year through 2017 from us at pricing on terms at least favorable as those offered to similar large customers; (4) an intellectual property contribution agreement pursuant to which Qwest assigned and or licensed to us the Qwest intellectual property previously used in the Qwest directory services business; and (5) a trademark license agreement pursuant to which Qwest license granted to us the right until November 2007 to use the Qwest Dex and Qwest Dex Advantage marks in connection with directory products and related marketing material in the Dex Media states and the right to use these marks in connection with DexOnline.com.

The Dex Media merger was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of January 31, 2006. Under purchase accounting rules, we have not assumed the deferred revenue balance of Dex Media at January 31, 2006. This amount represented revenue that would have been recognized in 2006 under our deferral and amortization revenue recognition method had the Dex Media merger not occurred. Accordingly, we will never record revenue associated with directories that published prior to the Dex Media merger. Although the deferred revenue balance was eliminated, we retained all of the rights associated with the collection of amounts due under and obligations under the advertising contracts executed prior to the Dex Media merger. As a result, Dex Media’s accounts receivable balances remain our assets. Also under purchase accounting rules, we did not assume deferred directory costs at January 31, 2006 related to those directories that were published prior to the Dex Media merger. These costs represented operating expenses that would have been recognized by Dex Media in 2006 under the deferral and amortization method had the Dex Media merger not occurred.

The preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed is shown in the table below. While we do not presently expect significant changes to the fair value of the net liabilities assumed, additional information could come to our attention that may require us to revise the purchase price allocation.

Calculation of Allocable Purchase Price:		(Amounts in millions)

Cash paid to Dex Media shareholders		$1,861.1
RHD value of shares issued to Dex Media Shareholders		2,259.4
Allocable transaction and other direct costs of the Dex Media merger		26.2
Dex Media severance and related costs		6.8
Dex Media vested equity awards		76.1
Dex Media outstanding debt at fair value		5,509.3

Total allocable purchase price		$9,738.8

Allocation of purchase price:
Non-compete/directory services license agreements		$7,325.0
Customer relationships		1,090.0
Trademarks and other		515.0
Dex Media net assets acquired	212.8
Dex Media unbilled customers receivables, net as of January 31, 2006	661.1
Estimated profit on acquired sales contracts	87.2
Fair value adjustments:
Eliminate pre-merger deferred revenue	218.0
Eliminate pre-merger deferred directory costs	(228.7)
Eliminate pre-merger deferred financing costs	(106.7)
Eliminate Dex Media pre-merger deferred income taxes	(62.4)
Deferred income taxes relating to the Dex Media merger	(2,324.8)

Fair value of net liabilities assumed		(1,543.6)
Goodwill		2,352.4

Total allocable purchase price		$9,738.8

AT&T Directory Acquisition

On September 1, 2004, we completed the AT&T Directory Acquisition for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to us related to DonTech. To finance the acquisition, we amended and restated the RHDI credit facility, consisting of a $700 million Term Loan A-2, a $1,650 million Term Loan B-2 and a $175 million RHDI revolving credit facility, for an aggregate facility of $2,525 million.

In connection with the AT&T Directory Acquisition, we entered into a directory services license agreement, a non-competition agreement, an internet yellow pages reseller agreement and a directory publishing listing agreement which we refer to collectively as the AT&T Directory Services Agreements, with certain affiliates of AT&T. The directory services license agreement designates us as the official and exclusive provider of yellow pages directory services for AT&T (and its successors) in Illinois and Northwest Indiana, grants us the exclusive license (and obligation as specified in the agreement) to produce, publish and distribute white pages directories in Illinois and Northwest Indiana as AT&T’s agent and grants us the exclusive license (and obligation as specified in the agreement) to use the AT&T brand and logo on print directories in Illinois and Northwest Indiana. The non-competition agreement prohibits AT&T (and its affiliates and successors), with certain limited exceptions, from (1) producing, publishing and distributing yellow and white pages print directories in Illinois and Northwest Indiana, (2) soliciting or selling local or national yellow or white pages advertising for inclusion in such directories, and (3) soliciting or selling local Internet yellow pages advertising for certain Internet yellow pages directories in Illinois and Northwest Indiana or licensing AT&T marks to any third party for that purpose. The internet yellow pages reseller agreement gives us the exclusive right to sell local Internet yellow pages advertising and the non-exclusive right to sell Internet yellow pages advertising with respect to geographies outside Illinois and Northwest Indiana to any advertiser (excluding national advertisers) located inside Illinois and Northwest Indiana onto the YellowPages.com platform (and any successor products as specified in the agreement). The directory publishing listing license agreement gives us the right to purchase and use basic AT&T subscriber listing information and updates for the purpose of publishing directories. The AT&T Directory Services Agreements are all interrelated and each (other than the internet yellow pages reseller agreement) has an initial term of 50 years, subject to automatic renewal and early termination under specified circumstances. The internet yellow pages reseller agreement has a term of five years.

The AT&T Directory Acquisition was accounted for as purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the AT&T Business are included in our consolidated results from and after September 1, 2004.

The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is shown in the table below. The purchase price allocation below reflects the initial allocation and subsequent purchase price adjustments made in 2005.

	(Amounts in millions)

Calculation of allocable purchase price:
Cash		$1,406.1
Liquidation preference		29.9
Allocable transaction costs		12.7

Total allocable purchase price		$1,448.7

Allocation of purchase price:
AT&T Directory Services Agreements		$952.5
Customer relationships		145.0
Net assets acquired	129.1
Fair value adjustments:
Reverse pre-acquisition deferred revenue	41.9
Estimated profit on acquired sales contracts	49.3
Reverse deferred directory costs associated with directories published pre-acquisition	(175.8)
Eliminate historical income taxes	55.5
Other	16.5

Fair value of net assets acquired		116.5
Goodwill		222.0

Total cash purchase price		1,436.0
		12.7

Allocable purchase price		$1,448.7

SPA Acquisition

On January 3, 2003, we completed the SPA Acquisition for $2.23 billion in cash including post-acquisition working capital adjustments. To finance the acquisition, we entered into a new $1,525 million RHDI credit facility, consisting of a $500 million Term Loan A, a $900 million Term Loan B and a $125 million RHDI revolver. We also issued the RHDI senior notes and RHDI senior subordinated notes. Additionally, we issued $200 million of preferred stock and warrants to purchase 1.65 million shares of our common stock to the GS Funds.

In connection with the SPA Acquisition, we entered into a directory services license agreement, a trademark license agreement and a non-competition agreement with Sprint. In connection with Sprint’s spin-off of its local telephone operations, we have entered into commercial arrangements with Embarq that are substantially similar to those we had with Sprint, which we refer to collectively as the SPA Directory Services Agreements. The directory services license agreement grants us the exclusive license (and obligation as specified in the directory services license agreement) to produce, publish and distribute yellow and white pages directories for Embarq (and its successors) in the markets in 18 states where Sprint provided local telephone service at the time of the SPA Acquisition. The trademark license agreement grants us the exclusive license (and obligation as specified in the agreement) to use certain Embarq trademarks in those markets. The non-competition agreement prohibits Embarq (and its affiliates and successors) in those markets from selling local directory advertising or producing, publishing and distributing print directories, with certain limited exceptions. The SPA Directory Services Agreements are all interrelated and each has an initial term coinciding with the initial term of the agreements with Sprint, which was 50 years, subject to automatic renewal and early termination under specified circumstances. Notwithstanding Sprint’s spin-off of Embarq, Sprint remains bound by its original non-competition agreement prohibiting Sprint (and its affiliates and successors) in our Embarq (formerly Sprint) markets from selling local directory advertising or producing, publishing and distributing print directories, with certain limited exceptions.

The SPA Acquisition was accounted for as purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the SPA Directory Business are included in our consolidated results from and after January 3, 2003.

The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is shown in the table below. The purchase price allocation below reflects the initial allocation and subsequent purchase price adjustments made in 2003.

	(Amounts in millions)

Calculation of allocable purchase price:
Cash		$2,229.8
Allocable transaction costs		17.6

Total allocable purchase price		$2,247.4

Allocation of purchase price:
SPA Directory Services Agreements		$1,625.0
Customer relationships		260.0
Trade names		30.0
Net assets acquired	81.5
Fair value adjustments:
Reverse pre-acquisition deferred revenue	315.9
Reverse deferred allowance for doubtful accounts and sales claims included in SPA’s opening deferred revenue	(22.8)
Reverse deferred directory costs associated with directories published pre-acquisition	(89.5)
Eliminate historical deferred tax and goodwill	(43.5)
Other	(23.8)

Fair value of net assets acquired		217.8
Goodwill		97.0

Total cash purchase price		2,229.8
Allocable transaction costs		17.6

Total allocable purchase price		$2,247.4

Segment reporting

Following the Dex Media merger, management reviews and analyzes its business of publishing yellow pages directories as one operating segment.

During 2004, we revised our historical segment reporting to reflect the change in our business that resulted from the AT&T Directory Acquisition and to reflect how management thereafter reviewed and analyzed the business. Following the AT&T Directory Acquisition, our business of publishing yellow pages directories was conducted in one reportable operating segment. All pre-press publishing services and other ancillary services previously performed on behalf of other publishers were thereafter performed entirely on behalf of the directories we thereafter published. As a result of the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income, we consolidated all net profits from DonTech and we eliminated our partnership investment in DonTech. Consequently, partnership income was no longer reported commencing on September 1, 2004 and, accordingly, the previously reported DonTech operating segment was no longer applicable.

Critical accounting estimates

The preparation of financial statements in accordance with GAAP requires management to estimate the effect of various matters that are inherently uncertain as of the date of the financial statements. Each of these estimates varies in regard to the level of judgment involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or when changes in the estimate are reasonably likely to occur from period to period, and could materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting polices as of December 31, 2005 and March 31, 2006 are discussed in the consolidated financial statements included or incorporated by reference elsewhere in this prospectus. The critical estimates inherent in these accounting polices as of December 31, 2005 and March 31, 2006 are discussed below. Management believes the current assumptions and other considerations used to estimate these amounts in our consolidated financial statements are appropriate.

Allowance for doubtful accounts and sales claims

We record our revenue net of an allowance for sales claims. In addition, we record a provision for bad debts. The provision for bad debts and allowance for sales claims are estimated for each directory based on historical experience. We also evaluate the current condition of our customer balances, bankruptcy filings, any change in credit policy, historical charge-off patterns, recovery rates and other data when determining our allowance for doubtful accounts. We review these estimates periodically to assess whether additional adjustment is needed based on economic events or other circumstances, including actual experience at the end of the billing and collection cycle with respect to each directory. We believe that the allowance for doubtful accounts and sales claims is adequate to cover anticipated losses under current conditions. However, significant deterioration in any of the factors noted above or in the overall economy could materially change these expectations. The provisions for sales claims and doubtful accounts are estimated based on a percentage of revenue. Accordingly, an additional 1% change in these allowance percentages would have impacted 2005 GAAP net income by approximately $6.1 million, 2005 adjusted net income by $6.4 million and net loss by approximately $1.9 million for the three months ended March 31, 2006. See “Adjusted and adjusted pro forma amounts and other non-GAAP measures” below for a description and reconciliation of adjusted and adjusted pro forma net income to reported GAAP net income.

Pension benefits

Our pension plan obligations and related assets of RHD’s (including Dex Media) defined benefit retirement plans are presented in our consolidated financial statements. Plan assets consist primarily of marketable equity and debt instruments and are valued using market quotations. Plan obligations and annual pension expense are determined by independent actuaries through the use of a number of assumptions. Key assumptions in measuring the plan obligations include the discount rate, the rate of future salary increases and the long-term expected return on plan assets. The methodology used to determine the discount rate for 2006 discounts the projected plan cash flows to the measurement date using the spot rates provided in the Citigroup Pension Discount Curve. A single discount rate is then computed so that the present value of the benefit cash flows using this single rate equals the present value computed using the Citigroup Pension Discount Curve. We changed to this approach in 2005 to better reflect the specific cash flows of these plans in determining the discount rate. In prior years, discount rates were developed by reference to the Moody’s long-term Aa corporate bond yield at the plan’s measurement date, with consideration of the plan’s duration relative to the duration of the Moody’s Aa corporate bond portfolio. Salary increase assumptions are based upon historical experience and anticipated future management actions. Asset returns are based upon the anticipated average rate of earnings expected on invested funds of the plan over the long-term. At December 31, 2005, the weighted-average actuarial assumptions were: discount rate of 5.5%; long-term rate of return on plan assets of 8.25%; and assumed salary increases of 3.66%. Net periodic pension costs recognized in 2005 were $4.6 million. At December 31, 2005, 1% change in the discount rate would affect net income by approximately $1.4 million; a 1% change in the long-term rate of return on plan assets would affect net income by approximately $1.0 million; and a 1% change in assumed salary increases would affect net income by approximately $0.7 million. As of December 31, 2005, we had no benefit plan assets or liability associated with the Dex Media merger. At March 31, 2006, a 1% change in the discount rate would affect annual net loss by approximately $3.0 million; a 1% change in the long-term rate of return on plan assets would affect annual net loss by approximately $2.6 million; and a 1% change in assumed salary increases would affect annual net loss by approximately $1.5 million.

Intangible assets and goodwill valuation and amortization

Our intangible assets consist of directory services agreements between RHD and each of Qwest, AT&T and Embarq, established customer relationships, trademarks and trade names, and an advertising agreement. The intangible assets are being amortized over the period the assets are expected to contribute to the cash flow of RHD, which reflect the expected pattern of benefit. As of March 31, 2006, our recorded goodwill resulted from the Dex Media merger, SPA Acquisition and the AT&T Directory Acquisition and is not subject to amortization but is subject to periodic impairment testing. As of December 31, 2005, we owned no intangible assets associated with the Dex Media merger.

The intangible assets are subject to an impairment test in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, or SFAS 144, and the goodwill is subject to periodic impairment testing in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142. RHD reviews the carrying value of its intangible assets for impairment at least annually or more frequently whenever events or circumstances indicate that their carrying amounts may not be recoverable. The impairment test for the intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flow relating to these assets. In accordance with SFAS 144, impairment exists if the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset, or to its related group of assets. Impairment would result in a write-down of the intangible asset to its estimated fair value based on the discounted future cash flows. Goodwill is tested for impairment by comparing the carrying amount of the reporting unit goodwill to which it was assigned to the implied fair value of the reporting unit goodwill. In accordance with SFAS 142, impairment exists if the carrying amount of the reporting unit goodwill exceeds its implied fair value. Impairment would result in a write-down equal to the difference between the carrying amount and the implied fair value of the reporting unit goodwill.

We use certain estimates and assumptions in our impairment evaluation, including, but not limited to, projected future cash flows, revenue growth, customer attrition levels, and estimated write-offs. As of March 31, 2006, management believes that there was no impairment to the intangible assets or goodwill. However, significant deterioration in our business, the assumptions underlying the impairment evaluations, or in the overall economy, could result in impairment charges in future reporting periods. Had the aggregate net book value of the intangible assets and goodwill at December 31, 2005 been impaired by 1%, net income on both a reported GAAP and adjusted basis in 2005 would have been adversely impacted by approximately $19.2 million. See “Adjusted and adjusted pro forma amounts and other non-GAAP measures” below for a description and reconciliation of adjusted and adjusted pro forma net income to reported GAAP net income. Had the aggregate net book value of the intangible assets and goodwill at March 31, 2006 been impaired by 1%, net loss would have been adversely impacted by approximately $89.2 million.

Additionally, management must assess whether the remaining useful lives of the intangible assets represent the period that the intangible assets are expected to contribute to our cash flow. In our assessment process, we used certain estimates and assumptions, including projected future cash flows, customer attrition levels and industry and economic conditions. In accordance with SFAS 144, we evaluate the remaining useful lives annually to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimated remaining useful lives change, the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life. For the year ended December 31, 2005 and three months ended March 31, 2006, amortization of intangible assets was approximately $72.1 million and $54.4 million, respectively. Had the remaining useful lives of the intangible assets been shortened by 10%, net income on both a reported GAAP and adjusted basis in 2005 would have been adversely impacted by approximately $8.1 million and net loss for the first three months of 2006 would have been adversely impacted by approximately $6.0 million. See “Adjusted and adjusted pro forma amounts and other non-GAAP measures” below for a description and reconciliation of adjusted and adjusted pro forma net income to reported GAAP net income.

New accounting pronouncements

On January 1, 2006, we adopted the provisions of SFAS No. 123 (R) using the modified prospective method. Under this method, we are required to record compensation expense in the statement of operations for all employee stock awards granted, modified or settled after the date of adoption and for the unvested portion of previously granted stock awards that remain outstanding as of the beginning of the period of adoption based on their grant date fair values. Upon adoption of SFAS No. 123 (R), pro forma disclosure permitted by SFAS No. 123 is no longer a permitted alternative.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections — A replacement of APB Opinion No. 20 and FASB Statement No. 3, or SFAS No. 154. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements for voluntary changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement carries forward without change the guidance contained in APB Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, RHD adopted SFAS 154 effective January 1, 2006. RHD does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial position, results of operations or cash flows.

RHD has reviewed other new accounting standards not identified above and does not believe any other new standards will have a material impact on RHD’s financial position or operating results.

Collective Bargaining Agreement

As of March 31, 2006, 12% and 23% of our employees were members of the IBEW and the CWA, respectively. On May 5, 2006, we reached a tentative agreement for a new three-year contract with the IBEW, which has since been ratified by IBEW members. The new IBEW agreement expires in May 2009. The CWA collective bargaining agreement will expire in October 2006.

Results of operations

Three months ended March 31, 2006 and 2005

Factors affecting comparability

Acquisitions

As a result of the Dex Media merger and AT&T Directory Acquisition, the related financings and associated purchase accounting, our 2006 reported GAAP results are not comparable to our 2005 reported GAAP results. Under the deferral and amortization method of revenue recognition, the billable value of directories published is recognized as revenue in subsequent reporting periods. However, purchase accounting precluded us from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, our reported 2006 and 2005 GAAP results are not indicative of our underlying operating and financial performance. Accordingly, management is presenting adjusted pro forma information for 2006 that, among other things, eliminates the purchase accounting impact on revenue and certain expenses related to the Dex Media merger and assumes the Dex Media merger and related financing occurred at the beginning of 2006, and combined adjusted information for 2005 reflecting the sum of RHD’s 2005 adjusted results (reflecting adjustments relating to the AT&T Directory Acquisition) and Dex Media’s reported GAAP results during the period. Management believes that the presentation of this adjusted pro forma and combined adjusted information will help financial statement users better and more easily compare current period underlying operating results against what the combined company performance would more likely have been in the comparable prior period. All of the adjusted pro forma and combined adjusted amounts disclosed under the caption “Adjusted pro forma and combined adjusted amounts and other non-GAAP measures” or elsewhere are non-GAAP measures, which are reconciled to the most comparable GAAP measures under that caption below. While the adjusted pro forma and combined adjusted results each exclude the effects of purchase accounting, and certain other non-recurring items, to better reflect underlying operating results in the respective periods, because of differences between RHD, AT&T and Dex Media and their respective predecessor accounting policies, the pro forma adjusted and combined adjusted results are not strictly comparable and should not be treated as such.

GAAP reported results

Net revenue

The components of our net revenue for the three months ended March 31, 2006 and 2005 were as follows:

	Three Months Ended March 31,
	2006	2005	$ Change
	(Amounts in millions)

Gross directory advertising revenue	$323.1	$206.9	$116.2
Sales claims and allowances	(8.1)	(2.0)	(6.1)

Net directory advertising revenue	315.0	204.9	110.1
Other revenue	5.5	2.4	3.1

Total	$320.5	$207.3	$113.2

Our directory advertising revenue is earned primarily from the sale of advertising in yellow pages directories we publish, net of sales allowances. Directory advertising revenue also includes revenue for Internet-based advertising bundled with print advertising. Directory advertising revenue is affected by several factors, including changes in the quantity and size of advertisements sold, defectors and new advertisers as well as the proportion of premium advertisements sold, changes in the pricing of advertising, changes in the quantity and mix of advertising purchased per account and the introduction of additional products which generate incremental revenue. Revenue from directory advertising sales is recognized under the deferral and amortization method, whereby revenue from advertising sales is initially deferred when the directory is published and recognized ratably over the directory’s life, which is typically 12 months. RHD recognizes revenue for advertising on its internet-based directory, DexOnline.com, ratably over the period the advertisement appears on the site. Other products and services are recognized as delivered or fulfilled.

Other revenue includes barter revenue, late fees paid on outstanding customer balances, commissions earned on sales contracts with respect to advertising placed into other publishers’ directories, sales of directories and certain other print and internet products.

Total net revenue in the three months ended March 31, 2006 was $320.5 million compared to $207.3 million in the same period in the prior year. The increase in total net revenue in 2006 is primarily a result of the Dex Media merger as well as purchase accounting resulting from the AT&T Directory Acquisition. Gross directory advertising revenue in the first quarter of 2006 includes $60.7 million in revenues for Dex Media-branded directories with no comparable revenue in the same period in 2005. Due to purchase accounting, directory revenue for the three months ended March 31, 2006 excluded the amortization of advertising sales for Dex Media-branded directories published before February 2006 under the deferral and amortization method totaling $356.0 million that would have been reported in the period absent purchase accounting. Purchase accounting resulting from the Dex Media merger will continue to adversely impact reported net revenue during 2006. Purchase accounting resulting from the AT&T Directory Acquisition negatively impacted net revenue for the three months ended March 31, 2005 by $51.9 million due to AT&T-branded directories that published prior to the AT&T Directory Acquisition, which would have been recognized during the period had it not been for purchase accounting required under GAAP. We expect total revenue in 2006 to be significantly higher than 2005 due to the inclusion of results from the acquired Dex

Media business as well as the lack of impact of purchase accounting related to the AT&T Directory Acquisition in 2006.

Expenses

The components of our total expenses for the three months ended March 31, 2006 and 2005 were as follows:

	Three Months Ended March 31,
	2006	2005	$ Change
	(Amounts in millions)

Operating expenses	$180.5	$102.4	$78.1
General and administrative expenses	39.2	13.0	26.2
Depreciation and amortization expenses	62.7	21.7	41.0

Total	$282.4	$137.1	$145.3

Substantially all expenses are derived from our directory publishing business. Certain costs directly related to the selling and production of directories are initially deferred and recognized ratably over the life of the directory. These costs include sales commissions and print, paper and initial distribution costs. Sales commissions include commissions paid to employees for sales to local advertisers and to certified marketing representatives, which act as our channel to national advertisers. All other expenses are recognized as incurred. Our costs recognized in a reporting period consist of: (i) costs incurred in that period and fully recognized in that period; (ii) costs incurred in a prior period, a portion of which is amortized and recognized in the current period; and (iii) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between costs recognized in any given period and costs incurred in the given period, which may be significant. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of directory distribution.

Operating expenses

Total operating expenses in the three months ended March 31, 2006 were $180.5 million compared to $102.4 million in the same period in the prior year. The primary components of the $78.1 million increase in operating expenses are shown below:

Change
(Amounts in millions)

Expenses recorded in the first quarter of 2006 resulting from the Dex Media merger	$60.7
Expenses excluded from the first quarter of 2005 due to purchase accounting from the AT&T Directory Acquisition	8.0
Stock-based compensation expense resulting from the adoption of SFAS No. 123(R)	5.9
Increased sales costs due to higher advertising sales results in certain markets	5.6
Lower cost uplift expense	(3.7)
All other	1.6

Total increase in operating expenses for the first quarter of 2006, compared to the same period in 2005	$78.1

Operating expenses for the three months ended March 31, 2006 increased $78.1 million compared to the same period in 2005 primarily as a result of the Dex Media merger. Expenses of $60.7 million incurred to support the Dex Media business include bad debt, commissions, salesperson expenses, printing, distribution, advertising and other operating expenses. There were no comparable expenses for the three months ended March 31, 2005.

Similar to the deferral and amortization method of revenue recognition, certain costs directly related to the selling and production of our directories are initially deferred when incurred and recognized ratably over the life of a directory. As a result of purchase accounting required by GAAP, deferred commissions, print and delivery costs totaling $97.6 million for directories that published prior to the Dex Media merger were not reported in the three months ended March 31, 2006. Directory expenses for the three months ended March 31, 2006 include the amortization of deferred directory costs relating to Dex Media-branded directories published beginning in February 2006. In addition, for the three months ended March 31, 2005, $8.0 million of deferred commissions, print and delivery costs for directories that published prior to the AT&T Directory Acquisition were not reported due to purchase accounting.

As a result of purchase accounting required by GAAP, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the Dex Media merger, AT&T Directory Acquisition and SPA Acquisition at their fair value, determined as (a) the estimated billable value of the published directory less (b) the expected costs to complete the directories, plus (c) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.” The fair value of these costs was determined to be $87.2 million, $81.3 million and $14.8 million for the Dex Media merger, the AT&T Directory Acquisition and the SPA Acquisition, respectively. These costs are amortized as operating expenses over the terms of the applicable directories and such amortization totaled $13.3 million for the three months ended March 31, 2006 relating to the Dex Media merger and the AT&T Directory Acquisition and $17.0 million for the three months ended March 31, 2005 relating to the AT&T Directory Acquisition, or a decline of $3.7 million in the three months ended March 31, 2006.

Purchase accounting resulting from the Dex Media merger will continue to impact reported expenses in 2006. We expect operating expenses in 2006 to be significantly higher than 2005 due to the inclusion of results from the acquired Dex Media business as well as the lack of impact of purchase accounting related to the AT&T Directory Acquisition in 2006.

Operating expenses for the three months ended March 31, 2006 were also impacted by $5.9 million of non-cash stock-based compensation expense resulting from SFAS 123(R), which RHD adopted effective January 1, 2006, with no comparable expense in the prior year. This includes $3.1 million of non-cash stock-based compensation expense resulting from modifications to stock-based awards as a result of the Dex Media merger.

During the three months ended March 31, 2006, we also incurred approximately $5.6 million of additional selling expenses, including commission and salesperson costs, compared to the similar period in 2005, due to improved sales results in certain markets.

General and administrative expenses

General and administrative, or G&A, expenses in the three months ended March 31, 2006 and 2005 were $39.2 million and $13.0 million, respectively. The primary components of the $26.2 million increase in G&A expenses is shown in the table below:

Change
(Amounts in millions)

Increased G&A expenses resulting from the Dex Media merger	$16.8
Stock-based compensation expense resulting from the adoption of SFAS No. 123(R)	10.6
All other G&A expenses	(1.2)

Total increase in G&A expenses for the first quarter of 2006, compared to the same period in 2005	$26.2

G&A expenses were impacted by $16.8 million of increased G&A expenses primarily to support the acquired Dex Media business. G&A expenses include billing, credit and collection, financial services, human resources and administrative services. G&A expenses for the three months ended March 31, 2006 were also impacted by $10.6 million of non-cash stock-based compensation expense resulting from SFAS 123(R), which RHD adopted effective January 1, 2006, with no comparable expense in the prior year. This includes $5.4 million of non-cash stock-based compensation expense resulting from modifications to stock-based awards as a result of the Dex Media merger. On an annual basis, we expect G&A expenses in 2006 to be significantly higher than 2005 due to the inclusion of results from the acquired Dex Media business, as well as non-cash stock-based compensation expense recognized under SFAS 123(R).

Depreciation and amortization

Depreciation and amortization, or D&A, expenses for the three months ended March 31, 2006 and 2005 were $62.7 million and $21.7 million, respectively. Amortization of intangible assets was $54.4 million and $18.1 million for the three months ended March 31, 2006 and 2005, respectively. The increase in amortization expense is due to the dramatic increase in intangible assets resulting from the Dex Media merger. On an annual basis, we expect amortization expense in 2006 to be significantly higher than 2005 as a result of the Dex Media merger. Depreciation of fixed assets and amortization of computer software was $8.3 million and $3.6 million in the three months ended March 31, 2006 and 2005, respectively. The increase in depreciation expense was primarily due to the depreciable assets acquired in the Dex Media merger.

Operating income

Operating income for the three months ended March 31, 2006 and 2005 was as follows:

	Three Months Ended March 31,
	2006	2005	$ Change
	(Amounts in millions)

Total	$38.1	$70.2	$(32.1)

Operating income for the three months ended March 31, 2006 of $38.1 million decreased by $32.1 million from operating income of $70.2 million in the same period in the prior year. The decrease in operating income during the first quarter of 2006 was primarily a result of the purchase accounting impact on our revenues and expenses resulting from the Dex Media merger as well as the impact of adopting SFAS No. 123(R), as described above. While net revenue increased in 2006 by $113.2 million over net revenue in the same period in 2005, primarily resulting from the Dex Media merger and the 2005 purchase accounting impact resulting from the AT&T Directory Acquisition, offsetting that increase in net revenue was an increase in total operating expenses in 2006 of $145.3 million, also primarily as a result of the Dex Media merger and the 2005 purchase accounting impact resulting from the AT&T Directory Acquisition. The primary reason that our costs relating to the Dex Media merger increased more than our revenues in the first quarter of 2006 is because while all directory advertising revenue is deferred under our deferral and amortization method, only a portion of total costs related to publication of the directories are deferred under the deferral and amortization method. Therefore, under purchase accounting, when the entire balance of deferred revenue and deferred directory costs were eliminated at the time of the Dex Media merger, the elimination had a disproportionately higher impact on revenues than it did on expenses. Accordingly, after the adjustments required by purchase accounting, operating expenses in the first quarter of 2006 were disproportionately higher than the related revenue. If the effects of purchase accounting were eliminated, adjusted operating income in 2006 would have been substantially higher (and relatively proportional to the increase in net revenues) compared to GAAP operating income in 2005. See “Adjusted pro forma and combined adjusted amounts and other non-GAAP measures” below.

Purchase accounting resulting from the Dex Media merger will continue to impact reported results during 2006.

Interest expense, net

Net interest expense for the three months ended March 31, 2006 was $153.7 million compared to $57.5 million in the same period in 2005. The increase in net interest expense of $96.2 million is a result of dramatically higher outstanding debt balances associated with the Dex Media merger, combined with higher interest rates, compared to the prior year. See “Liquidity and capital resources of RHD” for a further description of our debt obligations and the provisions of the related debt instruments. Net interest expense in 2006 includes $5.1 million of non-cash amortization of deferred financing costs, compared to $4.0 million of non-cash amortization of deferred financing costs in the same period in the prior year.

Income taxes

The effective tax rate on loss before income taxes of 38.0% for the three months ended March 31, 2006 compares to 39.0% on income before income taxes for the same period in the prior year. The year-to-date effective rate as of March 31, 2006 reflects a decrease in the state and local tax rate as a result of the integration of the Dex Media merger combined with favorable treatment of certain purchase accounting adjustments. A deferred tax liability in the amount of $2.4 billion has been recognized in accordance with SFAS 109 for the difference between the assigned values for purchase accounting purposes and the tax bases of the assets and liabilities acquired as a result of the Dex Media merger.

Net (loss) income, (loss) available to common shareholders and (loss) per share

Net (loss) income for the three months ended March 31, 2006 and 2005 was $(71.7) million and $7.7 million, respectively. The results for 2006 and 2005 were adversely affected by purchase accounting that precluded us from recognizing deferred revenue and certain expenses associated with those directories published prior to the Dex Media merger and AT&T Directory Acquisition, including all directories published in the month each acquisition was completed. Purchase accounting resulting from the Dex Media merger will continue to impact reported results during 2006.

Prior to the GS repurchase in January 2006, the 8% dividend on our preferred stock reduced earnings available to common shareholders from which earnings per share amounts are calculated. The amount of the preferred stock dividend included the stated 8% dividend, plus a deemed dividend for a beneficial conversion feature, or BCF. The BCF is a function of the conversion price of the preferred stock, the fair value of the related warrants issued with the preferred stock and the fair market value of the underlying common stock on the date of issuance of the preferred stock. In connection with the issuance of our preferred stock and each subsequent quarterly accrued dividend through October 3, 2005, a BCF was recorded because the fair value of the underlying common stock at the time of issuance of the preferred stock was greater than the conversion price of the preferred stock. The full amount of the BCF was treated as a deemed dividend because the preferred stock was convertible into common stock immediately after issuance in January 2003. The preferred stock dividend in the first quarter of 2005 of $3.3 million consisted of the stated 8% dividend of $2.7 million and a BCF of $0.6 million.

On January 14, 2005, we repurchased 100,303 shares of our outstanding preferred stock from the GS Funds for $277.2 million in cash. In connection with the preferred stock repurchase, we recorded a reduction in earnings available to common shareholders of $133.7 million to reflect the loss on the repurchase of these shares. The excess of the cash paid to the GS Funds over the carrying amount of the repurchased preferred stock, plus the amount previously recognized for the BCF associated with these shares has been recognized as the loss on repurchase.

On January 27, 2006, we repurchased the remaining 100,301 shares of our outstanding preferred stock from the GS Funds for $336.1 million in cash. As a result of the GS repurchase becoming a probable event under the terms of the stock purchase agreement, the recorded value of the preferred stock was accreted to its redemption value of $334.1 million at December 31, 2005 and $336.1 million at January 27, 2006. For the three months ended March 31, 2006, accretion in the redemption value of $2.0 million, which represented accrued dividends and interest, has been recorded as a reduction in earnings available to common shareholders and the previously recorded BCF of approximately $31.2 million related to these shares has been recognized as an increase in earnings available to common shareholders.

The resulting loss available to common shareholders was $42.5 million and $129.3 million in the three months ended March 31, 2006 and 2005, respectively.

All earnings per share, or EPS, amounts have been calculated using the two-class method. See Note 2, “Summary of Significant Accounting Policies,” in Part 1 — Item 1 of RHD’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006, incorporated by reference in this prospectus for further details and computations of the basic and diluted EPS amounts. For the three months ended March 31, 2006 and 2005, basic and diluted EPS were $(0.76) and $(4.10), respectively. Because there was a reported net loss available to common shareholders in each period, the calculation of diluted EPS was anti-dilutive compared to basic EPS. Diluted EPS cannot be greater than basic EPS (or less of a loss). Therefore, reported basic EPS and diluted EPS, respectively, for the three months ended March 31, 2006 and 2005 were the same.

Adjusted pro forma and combined adjusted amounts and other non-GAAP measures

As a result of the Dex Media merger and AT&T Directory Acquisition, the related financings and associated purchase accounting, our 2006 reported GAAP results are not comparable to our 2005 reported GAAP results. Under the deferral and amortization method of revenue recognition, the billable value of directories published is recognized as revenue in subsequent reporting periods. However, purchase accounting precluded us from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, our reported 2006 and 2005 GAAP results are not indicative of our underlying operating and financial performance. Accordingly, management is presenting adjusted pro forma information for 2006 that, among other things, eliminates the purchase accounting impact on revenue and certain expenses related to the Dex Media merger and assumes the Dex Media merger and related financing occurred at the beginning of 2006, and combined adjusted information for 2005 reflecting the sum of RHD’s 2005 adjusted results (reflecting adjustments relating to the AT&T Directory Acquisition) and Dex Media’s reported GAAP results during the period. Management believes that the presentation of this adjusted pro forma and combined adjusted information will help financial statement users better and more easily compare current period underlying operating results against what the combined company performance would more likely have been in the comparable prior period. All of the adjusted pro forma and combined adjusted amounts disclosed below or elsewhere are non-GAAP measures, which are reconciled to the most comparable GAAP measures below. While the adjusted pro forma and combined adjusted results each exclude the effects of purchase accounting, and certain other non-recurring items, to better reflect underlying operating results in the respective periods, because of differences between RHD, AT&T and Dex Media and their respective predecessor accounting policies, the pro forma adjusted and combined adjusted results are not strictly comparable and should not be treated as such.

	Three Months Ended March 31, 2006
	Adjustments
	Reported			Adjusted
	GAAP			Pro Forma
	(Amounts in millions)

Net revenue	$320.5	$356.0	(1)	$676.5
Expenses, other than D&A	219.7	97.6	(2)	317.3
D&A	62.7	20.5	(3)	83.2

Operating income	$38.1	$237.9		$276.0

	Three Months Ended March 31, 2005
	Adjustments
	Reported			Dex Media		Combined
	GAAP	Adjustments		GAAP		Adjusted
	(Amounts in millions)

Net revenue	$207.3	$51.9	(4)	$411.7	(6)	$670.9
Expenses, other than D&A	115.4	(8.0	)(5)	177.4	(6)	284.8
D&A	21.7	—		93.2	(6)	114.9

Operating income	$70.2	$59.9		$141.1		$271.2

(1)	Represents revenue for directories that published prior to the Dex Media merger, plus revenue for all January 2006 published directories as reported by Dex Media, which would have been recognized during the period absent purchase accounting required under GAAP.

(2)	Represents (a) expenses for directories that published prior to the Dex Media merger, plus expenses for all January 2006 published directories as reported by Dex Media, which would have been recognized during the period absent purchase accounting required under GAAP, (b) exclusion of expenses reported by Dex Media directly related to the Dex Media merger and (c) the exclusion of cost uplift recorded in purchase accounting to eliminate the profit on sales contracts completed prior to the transaction date for directories that published after the transaction date.

(3)	Represents the additional amortization expense related to the identifiable intangible assets acquired in the Dex Media merger over their estimated useful lives for January 2006.

(4)	Represents revenue for directories that published prior to the AT&T Directory Acquisition, plus all September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(5)	Represents elimination of amortized deferred cost uplift recorded in purchase accounting to eliminate the profit on sales contracts completed prior to the AT&T Directory Acquisition for directories that published after the acquisition date, net of expenses for directories that published prior to the AT&T Directory Acquisition, including September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(6)	Represents net revenue, expenses and D&A reported by Dex Media for the three months ended March 31, 2005.

2006 adjusted pro forma revenue compared to 2005 combined adjusted revenue

The components of 2006 adjusted pro forma revenue and 2005 combined adjusted revenue for the three months ended March 31 of each year are as follows:

	Three Months Ended March 31, 2006
	Adjustments
	Reported	Dex Media		Adjusted
	GAAP	Merger		Pro Forma
	(Amounts in millions)

Gross directory advertising revenue	$323.1	$356.6	(1)	$679.7
Sales Claims and allowances	(8.1)	(6.8	)(1)	(14.9)

Net directory advertising revenue	315.0	349.8		664.8
Other revenue	5.5	6.2	(2)	11.7

Net revenue	$320.5	$356.0		$676.5

	Three Months Ended March 31, 2005
	Adjustments
		AT&T
	Reported	Directory		Dex Media		Combined
	GAAP	Adjustments		GAAP		Adjusted
	(Amounts in millions)

Gross directory advertising revenue	$206.9	$52.2	(3)	$406.9	(4)	$666.0
Sales claims and allowances	(2.0)	(0.3	)(3)	—		(2.3)
Net directory advertising revenue	204.9	51.9		406.9		663.7
Other revenue	2.4	—		4.8	(4)	7.2

Net revenue	$207.3	$51.9		$411.7		$670.9

(1)	Represents gross revenue and sales claims and allowances for directories that published prior to the Dex Media merger, plus revenue and sales claims and allowances for all January 2006 published directories as reported by Dex Media, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(2)	Other revenue includes barter revenue, late fees paid on outstanding customer balances, commissions earned on sales contracts with respect to advertising placed into other publishers’ directories, sales of directories and certain other print and internet products, plus other revenue reported by Dex Media for January 2006.

(3)	Represents gross revenue and sales claims and allowances for directories that published prior to the AT&T Directory Acquisition, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(4)	Represents 2005 reported results for Dex Media.

Adjusted pro forma net revenue for the three months ended March 31, 2006 was $676.5 million, an increase of $5.6 million from combined adjusted net revenue of $670.9 million for the three months ended March 31, 2005. Under the deferral and amortization method of revenue recognition, revenue from directory advertising sales is initially deferred when a directory is published and recognized ratably over the life of the directory, which is typically 12 months. The increase in adjusted gross directory advertising revenues for the quarter ended March 31, 2006 versus the prior year period was primarily due to the amortization of revenue from higher sales performances in certain of our larger markets.

2006 adjusted pro forma expenses compared to 2005 combined adjusted expenses and 2006 adjusted pro forma operating income compared to 2005 combined adjusted operating income

Adjusted pro forma operating and G&A expenses in the three months ended March 31, 2006 of $317.3 million increased by $32.5 million from combined adjusted operating and G&A expenses of $284.8 million in the comparable period in the prior year. The primary components of the $32.5 million increase are shown below:

Change
(Amounts in millions)

Stock-based compensation expense resulting from adoption of SFAS No. 123(R)	$16.5
Increased internet production costs	7.0
Increased sales expenses	5.1
Increased print, paper and distribution costs	2.9
All other	1.0

Total increase in adjusted operating and G&A expenses for the first quarter of 2006, compared to the same period in 2005 combined adjusted operating and G&A expenses	$32.5

Adjusted pro forma expenses were impacted by $16.5 million of non-cash stock-based compensation expense resulting from SFAS No. 123(R) which RHD adopted effective January 1, 2006, with no comparable expense in the prior year. For the three months ended March 31, 2006, $8.5 million of the reported $16.5 million of non-cash compensation expense resulted from modifications to stock awards outstanding as a result of the Dex Media merger. Adjusted pro forma expenses for the three months ended March 31, 2006 increased by $7.0 million from combined adjusted expenses in the same period in 2005 due to increased Internet production costs as we expanded our digital product line offerings. Adjusted pro forma sales expenses were $5.1 million higher in the first quarter of 2006, compared to combined adjusted expenses in the first quarter of 2005, due to favorable sales performances in certain larger markets. Adjusted pro forma print, paper and distribution costs were $2.9 million greater primarily due to increased page counts and directory volumes in certain markets as compared to the combined adjusted expenses in the prior year.

Adjusted pro forma D&A for the three months ended March 31, 2006 of $83.2 million includes incremental D&A as if the Dex Media merger occurred on January 1, 2006. Combined adjusted D&A for the three months ended March 31, 2005 of $114.9 million represents D&A reported by both RHD and Dex Media. The decrease in adjusted pro forma D&A of $31.7 million from combined adjusted D&A is primarily related to differences between RHD and Dex Media’s valuation and useful life assumptions utilized for the amortization of Dex Media’s intangible assets.

Adjusted pro forma operating income for the three months ended March 31, 2006 was $276.0 million, an increase of $4.8 million from combined adjusted operating income in the three months ended March 31, 2005 of $271.2 million, reflecting the variances between revenues and expenses from period to period described above.

Advertising sales

Management reviews and evaluates the value of advertising sales in directories that published during the period, which we refer to as advertising sales, as its primary sales performance measure. Advertising sales consist of sales of advertising in printed directories in the month the applicable directory is delivered, as well as on Internet-based directories when the advertisement is first placed on the site. Management believes that a comparison of advertising sales for the same directories from one period to the next gives a better indication of underlying sales trends, economic conditions and business confidence than a comparison of directory revenue recognized using the deferral and amortization method. Because we recognize directory revenue ratably over the life of a directory under the deferral and amortization method, the amount of revenue recognized during a period is not directly related to the sales trends, economic conditions and business confidence during that period. Advertising sales are similar to a “same-store” sales measure. If events occur during the current period that affect the comparability of advertising sales to the prior year period, such as changes in directory publication dates, then prior year advertising sales amounts are adjusted to conform to the current period presentation.

Advertising sales for the three months ended March 31, 2006 were consistent with the similar period in the prior year, reflecting the transition of our Dex Media business and continued growth in our major Sprint markets, offset by a decline associated with our rebuilding efforts in our AT&T markets. Advertising sales are a non-GAAP measure for which the most comparable GAAP measure is net revenue. A reconciliation of advertising sales to net revenue reported in accordance with GAAP is presented below:

	Three Months Ended
	March 31,
	2006	2005
	(Amounts in millions)

Reconciliation of advertising sales to net revenue — GAAP, net revenue — pro forma adjusted and net revenue combined adjusted
RHD advertising sales disclosed in March 31, 2005 Form 10-Q		$256.6
Dex Media implied publication sales for first quarter 2005, disclosed in Dex Media’s second quarter 2005 press release		452.2
Combined adjustments for changes in publication dates and definition of advertising sales		(1.6)

RHD pro forma advertising sales	$707.0	707.2
Advertising sales percentage change over prior year	0.0%
Less pre-acquisition Dex Media advertising sales not recognized as current period revenue, less combined current period advertising sales not recognized as revenue due to the deferral method of accounting, plus combined net revenue reported in the period for advertising sales from prior periods	(392.0)	(502.3)

Net directory advertising revenue	315.0	204.9
Other revenue	5.5	2.4

Net revenue — GAAP	$320.5	$207.3

Year ended December 31, 2005 compared to the year ended December 31, 2004

Factors affecting comparability

Acquisitions

As a result of the AT&T Directory Acquisition and the SPA Acquisition, the related financings and associated purchase accounting, our 2005 reported GAAP results are not comparable to our 2004 reported GAAP results. Under the deferral and amortization method of revenue recognition, the billable value of directories published is recognized as revenue in subsequent reporting periods. However, purchase accounting precluded us from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, our reported 2005 and 2004 GAAP results are not indicative of our underlying operating and financial performance. Accordingly, management is presenting 2005 adjusted and 2004 adjusted pro forma information that, among other things, eliminates the purchase accounting impact on revenue and certain expenses for each acquisition and assumes the AT&T Directory Acquisition and related financing occurred at the beginning of 2004. Management believes that the presentation of this 2005 adjusted and 2004 adjusted pro forma information will help financial statement users better and more easily compare current period underlying operating results against what the combined company performance would more likely have been in the comparable prior period. All of the 2005 adjusted and 2004 adjusted pro forma amounts disclosed under the caption “Adjusted and adjusted pro forma amounts and other non-GAAP measures” or elsewhere are non-GAAP measures and are reconciled to the most comparable GAAP measures under that caption below. While we believe the 2005 adjusted and 2004 adjusted pro forma results reasonably represent results as if the businesses had been combined since January 1, 2004, because of differences in the application of accounting policies and practices between RHD and the acquired entities, management does not believe these adjusted and adjusted pro forma amounts are strictly comparable, nor are they necessarily indicative of results for future periods. The following results of operations disclosure does not give pro forma effect to the Dex Media merger, as it was not consummated until January 31, 2006.

Before the AT&T Directory Acquisition, we reported our 50% share of DonTech net income as partnership income in our consolidated statement of operations. Partnership income also included revenue participation income from AT&T. Revenue participation income was based on DonTech advertising sales and was recognized when a sales contract was executed with a customer. Upon the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income, we consolidate all net profits of DonTech and we eliminated our partnership investment in DonTech. Consequently, commencing on September 1, 2004, we no longer report partnership income. During 2004 until the AT&T Directory Acquisition, we earned revenue from pre-press publishing and other ancillary services related to the AT&T Directory Business and we continued to report partnership income from our investment in DonTech.

Relocation and integration charges

Our 2005 expenses included $2.4 million related to the acquisition and integration of the AT&T Directory Business, $1.4 million related to the relocation of our corporate offices to Cary, North Carolina, and $0.4 million for sales office lease expenses related to the SPA Acquisition.

Our 2004 expenses included $7.3 million related to the relocation of our corporate offices to Cary, North Carolina, $2.5 million related to the acquisition and integration of the AT&T Directory Business, and $1.1 million for sales offices relocation expenses related to the SPA Acquisition.

GAAP reported results

Net revenue

The components of our net revenue in 2005 and 2004 were as follows:

	For the Years Ended December 31
	2005	2004	$ Change
	(Amounts in millions)

Gross directory advertising revenue	$956.0	$589.5	$366.5
Sales allowances	(10.4)	(6.5)	(3.9)

Net directory advertising revenue	945.6	$583.0	362.6
Pre-press publishing and application service fees	—	13.0	(13.0)
Other revenue	11.0	7.1	3.9

Total	$956.6	$603.1	$353.5

Following the AT&T Directory Acquisition, substantially all of our revenue is derived from our directory publishing business. Before the AT&T Directory Acquisition, DonTech was accounted for under the equity method and we did not recognize revenue with respect to the AT&T Directory Business. Our directory advertising revenue is earned primarily from the sale of advertising in the yellow pages directories we publish, net of sales allowances. Revenue from directory advertising sales is recognized under the deferral and amortization method, whereby revenue from advertising sales is initially deferred when the directory is published and recognized ratably over the directory’s life, which is typically 12 months. Before the AT&T Directory Acquisition, we also earned pre-press publishing and other related fees with respect to services we rendered on behalf of AT&T for the AT&T-branded directories we now publish. These fees were, and other revenue was and is, recognized when earned.

Total net revenue in 2005 was $956.6 million, representing an increase of $353.5 million from total net revenue reported in 2004 of $603.1 million. The primary increase in total net revenue in 2005 from 2004 is due to recognizing a full year of results from the acquired AT&T Directory Business. Total revenue in 2005 and 2004 includes $372.3 million and $29.1 million, respectively, of net revenue from the AT&T-branded directories we published following the AT&T Directory Acquisition. Due to purchase accounting, directory revenue for the year ended December 31, 2005 and 2004 excluded the amortization of advertising sales for AT&T-branded directories published before October 2004 under the deferral and amortization method totaling $85.0 million and $429.7 million, respectively, that would have been reported absent purchase accounting.

Purchase accounting related to the AT&T Directory Acquisition will no longer adversely impact reported revenue after 2005. Additionally, we expect 2006 reported revenue to be higher than 2005 due to the adverse impact of purchase accounting on 2005 revenues. 2006 reported revenue will also be considerably higher than 2005 due to the Dex Media merger. The increase in net revenue also resulted from higher recurring advertising in our major Sprint markets, partially offset by a decline in results in our AT&T markets. The decline in results in our AT&T markets is primarily due to our Chicagoland business, which was primarily the result of three major changes we announced in the second quarter of 2005 including (1) removing advertising from the covers of our directories to strengthen brand awareness, (2) re-aligning the coverage areas of our publications to better reflect shopping patterns and (3) tightening our credit standards to match the same disciplined approach employed in our Sprint markets to build a more stable account base over time.

Revenue from pre-press publishing and other related services was $13.0 million in 2004 with no comparable revenue for 2005. The decrease in pre-press publishing fees is a result of RHD no longer providing such services to AT&T following the AT&T Directory Acquisition. We now support internally the AT&T-branded directories we publish.

Other revenue in 2005 totaled $11.0 million, representing an increase of $3.9 million from other revenue reported in 2004 of $7.1 million. Other revenue is recognized when earned and includes late fees paid on outstanding customer balances, commissions earned on sales contracts with respect to advertising placed into other publishers’ directories, sales of directories and certain other products and fees from telephone companies for publishing their information pages. The increase in other revenue is primarily due to the AT&T Directory Acquisition.

Expenses

The components of our total expenses for 2005 and 2004 were as follows:

	For the Years Ended December 31
	2005	2004	$ Change
	(Amounts in millions)

Operating expenses	$436.1	$263.2	$172.9
G&A expenses	60.2	59.5	0.7
D&A expense	85.1	66.6	18.5

Total	$581.4	$389.3	$192.1

Substantially all expenses are derived from our directory publishing business. Before the AT&T Directory Acquisition, DonTech was accounted for under the equity method. We began recognizing expenses related to the AT&T Directory Business on September 1, 2004. Certain costs directly related to the selling and production of directories are initially deferred and recognized ratably over the life of the directory. These costs include sales commissions, print, paper and initial distribution costs. All other expenses are recognized as incurred.

Operating expenses

Total operating expenses in 2005 were $436.1 million compared to $263.2 million in 2004. The primary components of the $172.9 million increase in operating expenses in 2005, compared to 2004, were as follows:

Change
(Amounts in
millions)

Expenses recorded in 2005 resulting from the AT&T Directory Business	$95.0
Difference between cost uplift in 2005 compared to 2004 from the AT&T Directory Business	50.8
Increased commission and sales costs	15.6
Increased digital initiative costs	8.9
Increased bad debt expense	8.6
Cost uplift from the SPA Acquisition recorded in 2004	(3.6)
All other	(2.4)

Total 2005 increase in operating expenses, compared to 2004	$172.9

Operating expenses in 2005 increased $172.9 million compared to 2004 primarily as a result of recognizing a full year of expenses from the acquired AT&T Directory Business. In 2005, expenses increased $95.0 million from 2004 to support the AT&T Directory Business including bad debt, commissions, salesperson expenses, printing, distribution, marketing, advertising and other operating expenses. Similar to the deferral and amortization method of revenue recognition, certain costs directly related to the selling and production of our directories are initially deferred when incurred and recognized ratably over the life of a directory. Due to the elimination of deferred costs for all pre-acquisition (including September 2004) AT&T directories as required by purchase accounting, our reported operating expenses for 2005 and 2004 did not include certain expenses associated with those directories totaling approximately $49.9 million and $98.0 million, respectively. Due to these adjustments, AT&T-branded directory expenses for 2005 include only the amortization of deferred directory costs relating to AT&T-branded directories published beginning in October 2004. Purchase accounting related to the AT&T Directory Acquisition will no longer adversely impact reported expenses after 2005, except for unamortized cost uplift (defined below) of $2.1 million at December 31, 2005 that will be expensed in 2006. Additionally, we expect 2006 reported expenses to be higher than 2005 due to the adverse impact of purchase accounting on 2005 expenses. 2006 reported expenses will also be considerably higher than 2005 due to the Dex Media merger.

Also, as a result of purchase accounting required by GAAP, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the AT&T Directory Acquisition and SPA Acquisition at their fair value, determined as the estimated billable value of the published directory less (a) the expected costs to complete the directories, and (b) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.” The fair value of these costs was determined to be $81.3 million and $14.8 million for the AT&T Directory Business and the SPA Directory Business, respectively. These costs are amortized as operating expenses over the terms of the applicable directories and such amortization totaled $65.0 million for 2005 relating to the AT&T Directory Acquisition, representing an increase of $50.8 million from $14.2 million recorded in 2004, and $3.6 million for 2004, relating to the SPA Directory Business (with no comparable expense in 2005).

Sales costs including commissions, sales person costs and sales management costs were $15.6 million higher for 2005, compared to 2004, primarily due to favorable sales performances in many Sprint markets, increased sales headcount and sales bonus payouts, plus increased investment in our AT&T markets.

Digital initiative costs were $8.9 million higher for 2005, compared to 2004, which reflects our continued commitment to increase investment in our Internet products and distribution, and due to additional Internet costs associated with the AT&T Directory Business.

Bad debt expense was higher in 2005, primarily due to a higher amount of favorable bad debt true-ups taken in 2004 as compared to 2005, combined with increased provision expense associated with increased recognized revenue as compared to the prior year. This resulted in a net increase to bad debt expense of $8.6 million for 2005 compared to 2004, excluding the impact of purchase accounting.

General and administrative expenses

G&A expenses in 2005 were $60.2 million compared to $59.5 million in 2004, or an increase of $0.7 million. The primary components of the $0.7 million increase in G&A expenses in 2005, compared to 2004, were as follows:

Change
(Amounts in
millions)

Increased billing, credit and collection expenses related to the AT&T Directory Business	$9.0
Increased non-cash compensation expense related to stock appreciation rights	2.8
Relocation, severance and integration expenses related to the AT&T Directory Acquisition recorded in 2004	(10.4)
All other	(0.7)

Total 2005 increase in G&A, compared to 2004	$0.7

The increase in G&A expenses of $0.7 million for 2005 from 2004 is primarily due to increased billing, credit and collection expenses of $9.0 million relating to the AT&T Directory Business and an increase in non-cash compensation expense related to stock appreciation rights, or SARs, of $2.8 million, primarily due to the increase in RHD’s stock price and additional grants made during 2005. These increases were partially offset by expenses related to the relocation of the corporate headquarters and related severance costs associated with the AT&T Directory Acquisition of $10.4 million that were recorded in 2004.

Depreciation and amortization

D&A in 2005 was $85.1 million compared to $66.6 million in 2004, representing an increase of $18.5 million. Amortization of intangible assets was $72.1 million in 2005 compared to $57.3 million in 2004. The increase in amortization expense is primarily due to a full year impact related to the intangible assets acquired in connection with the AT&T Directory Acquisition. Depreciation of fixed assets and amortization of computer software was $13.0 million in 2005 compared to $9.3 million in 2004. The increase in depreciation expense is primarily due to increased depreciation associated with computer software additions.

Partnership income

Partnership income was $78.0 million in 2004, with no corresponding amount for 2005. In 2004, partnership income related to our 50% share of the net income of DonTech (accounted for under the equity method) and revenue participation income from AT&T. As a sales agent for AT&T, DonTech earned commission revenue based on the annual value of local sales contracts executed during the period, which we refer to as calendar sales. We also earned revenue participation income from AT&T based on the amount of DonTech calendar sales during the period. As a result of the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income and we now consolidate all net profits in DonTech. Thus, the DonTech partnership investment was eliminated. Accordingly, commencing on September 1, 2004, we no longer report partnership income.

Operating income

As a result of the AT&T Directory Acquisition, RHD has one operating segment. Management views and evaluates this one operating segment as the sole source of EBITDA, and operating income for RHD and does not need to allocate resources among different segments. Operating income for 2005 and 2004 was as follows:

	For the Years Ended December 31
	2005	2004	$ Change
	(Amounts in millions)

Total	$375.2	$291.7	$83.5

Operating income for 2005 of $375.2 million increased by $83.5 million from operating income of $291.7 million in 2004. The increase in operating income during 2005 as compared to 2004 was primarily a result of recognizing a full period of results from the AT&T Directory Business. While total net revenue increased for 2005 by $353.5 million over net revenue in 2004, partially offsetting that increase in net revenue was an increase in total operating expenses in 2005 of $172.9 million, primarily relating to the AT&T Directory Business, as described above. In addition, the increase in operating income resulted from higher recurring advertising in our major Sprint markets, partially offset by a decline in results in our AT&T markets and increased D&A as noted above. In 2004 and 2005, results were adversely affected by the related purchase accounting impact that precluded us from recognizing revenues and certain expenses for those directories that published prior to the AT&T Directory Acquisition, including all September 2004 published directories. Under purchase accounting, when the entire balance of deferred revenue and deferred directory costs were eliminated at the time of the AT&T Directory Acquisition, the elimination had a disproportionately higher impact on revenues than it did on expenses. Accordingly, after the adjustments required by purchase accounting, operating expenses for 2004 were disproportionately higher than the related revenue.

Interest expense, net

Net interest expense in 2005 was $264.5 million compared to $175.5 million in 2004. The increase in net interest expense of $89.0 million is a result of higher outstanding debt balances associated with the AT&T Directory Acquisition and issuance of the 6.875% senior notes, which were utilized to finance the repurchase of 100,303 shares of our outstanding preferred stock from the GS Funds in January 2005, combined with higher interest rates, compared to the prior year. The increase in net interest expense is also attributable to a $25.3 million call premium payment and write-off of unamortized deferred financing costs of $7.4 million associated with the December 20, 2005 tender offer and exit consent solicitation of the RHDI senior notes. Interest expense in 2004 includes a $1.2 million charge resulting from the redemption of the remaining 9.125% senior subordinated notes due 2008. See “Liquidity and capital resources of RHD” for a further description of our debt obligations and the provisions of the related debt instruments. Net interest expense for 2005 includes $23.6 million of non-cash amortization of deferred financing costs (including the write-off of unamortized deferred financing costs of $7.4 million noted above), compared to $13.6 million of non-cash amortization of deferred financing costs in 2004.

Provision (benefit) for income taxes

The 2005 provision for income taxes of $43.2 million is comprised of a deferred tax provision due to the taxable loss generated in the current period. The 2005 deferred tax provision resulted in an effective tax rate of 39.0% and net operating losses of approximately $168.6 million related to tax deductions and amortization expense recorded for tax purposes compared to book purposes with respect to the intangible assets acquired in connection with the SPA Acquisition and the AT&T Directory Acquisition. The 2005 effective tax rate reflects a decrease in the state and local tax rate due to integration of the SPA Acquisition and the AT&T Directory Acquisition. The federal net operating loss carryforward of approximately $342.5 million will begin to expire in 2023, and the state net operating loss carryforwards of approximately $650.0 million will begin to expire in 2008.

The 2004 provision for income taxes of $45.9 million was comprised of a current tax benefit of $25.6 million and a deferred tax provision of $71.5 million. The 2004 current tax benefit resulted in an effective tax rate of 39.5% and net operating losses of approximately $72.4 million related to tax deductions in connection with the SPA Acquisition and the AT&T Directory Acquisition. The 2004 deferred tax provision of $71.5 million was primarily related to the difference in amortization expense recorded for tax purposes compared to book purposes with respect to the intangible assets acquired in connection with the SPA Acquisition and the AT&T Directory Acquisition. The 2004 effective tax rate reflects a decrease in the state and local tax rate due to integration of the SPA Acquisition and the AT&T Directory Acquisition.

RHD is currently under federal tax audit by the Internal Revenue Service for the taxable years 2003 and 2004. RHD believes that adequate provisions have been made with respect to the federal tax audit and RHD believes the resolution of such audit will not have a material adverse effect on RHD’s financial position, results of operations, or cash flows. In addition, certain state tax returns are under examination by various regulatory authorities. We continuously review issues raised in connection with ongoing examinations and open tax years to evaluate the adequacy of our reserves. We believe that our accrued tax liabilities are adequate to cover all probable U.S. federal and state income tax loss contingencies.

Net income, (loss) income available to common stockholders and (loss) earnings per share

Net income for 2005 was $67.5 million as compared to $70.3 million for 2004. The decrease of $2.8 million in net income is a result of the increase in operating income described above, offset by increases in interest expense and D&A, also described above.

The 8% dividend on our preferred stock reduces net income or increases the net loss, resulting in (loss) income available to common stockholders from which (loss) earnings per share amounts are calculated. The amount of the preferred stock dividend includes the stated 8% dividend, plus a deemed dividend for the beneficial conversion feature, or BCF. The BCF is a function of the conversion price of the preferred stock, the fair value of the related warrants issued in connection with the preferred stock and the fair market value of the underlying common stock on the date of issuance of the preferred stock. In connection with the issuance of our preferred stock and each subsequent quarterly dividend date through September 30, 2005, a BCF has been recorded because the fair value of the underlying common stock at the time of issuance of the preferred stock was greater than the conversion price of the preferred stock. The full amount of the BCF is treated as a deemed dividend because the preferred stock was convertible by the GS Funds into common stock immediately after issuance in January 2003. Commencing October 3, 2005, the preferred stock is no longer convertible into common stock and therefore the BCF will no longer be recognized. The preferred stock dividend for 2005 of $11.7 million consisted of the stated 8% dividend of $10.1 million (including $2.5 million of accrued cash dividends recognized during the fourth quarter of 2005), and a BCF of $1.6 million. The preferred stock dividend for 2004 of $21.8 million consisted of the stated 8% dividend of $17.9 million and a BCF of $3.9 million.

On January 14, 2005, we repurchased 100,303 shares of our outstanding preferred stock from the GS Funds for $277.2 million in cash. In connection with the preferred stock repurchase, we recorded a reduction to income available to common stockholders of $133.7 million to reflect the loss on the repurchase of these shares for 2005. The excess of the cash paid to the GS Funds over the carrying amount of the repurchased preferred stock, plus the amount previously recognized for the BCF associated with these shares has been recognized as the loss on repurchase. Such amount represents a return to the GS Funds and, therefore has been treated in a manner similar to the treatment of the preferred stock dividend.

On January 27, 2006, we repurchased the remaining 100,301 shares of our outstanding preferred stock from the GS Funds for $336.1 million in cash including accrued cash dividends and interest. As a result of the GS repurchase becoming a probable event under the terms of the stock purchase and support agreement dated October 3, 2005, we have accreted the carrying value of the preferred stock to its redemption value of $334.1 million as of December 31, 2005. The accretion of the preferred stock totaling $211.0 million has been recorded as an increase to loss available to common stockholders on the consolidated statements of operations for the year ended December 31, 2005.

The resulting (loss) income available to common stockholders was ($288.9) million for 2005, as compared to $48.5 million, for 2004.

We account for earnings per share in accordance with Emerging Issues Task Force Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128, or EITF 03-6, which established standards regarding the computation of EPS by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF 03-6 requires earnings available to common stockholders for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred stockholders based on their respective rights to receive dividends. Basic EPS is then calculated by dividing (loss) income allocable to common stockholders by the weighted average number of shares outstanding. EITF 03-6 does not require the presentation of basic and diluted EPS for securities other than common stock. Therefore, the following EPS amounts only pertain to our common stock.

Under the guidance of EITF 03-6, diluted EPS is calculated by dividing (loss) income allocable to common stockholders by the weighted average common shares outstanding plus dilutive potential common stock. Potential common stock includes stock options, SARs and warrants, the dilutive effect of which is calculated using the treasury stock method, and our 8% preferred stock, the dilutive effect of which is calculated using the “if-converted” method. The calculation of basic and diluted (loss) earnings per share for the years ended December 31, 2005 and 2004, respectively, are presented below.

	For the Years Ended
	December 31,
	2005	2004

Basic EPS — Two-Class Method
(Loss) income available to common stockholders	$(288,876)	$48,521
Amount allocable to common stockholders(1)	100%	77%

(Loss) income allocable to common stockholders	(288,876)	37,361
Weighted average common shares outstanding	31,731	31,268

Basic earnings per share — Two-Class Method	$(9.10)	$1.19

Diluted EPS
(Loss) income available to common stockholders	$(288,876)	$48,521
Amount allocable to common shares(1)	100%	77%

(Loss) income allocable to common stockholders	(288,876)	37,361
Weighted average common shares outstanding	31,731	31,268
Dilutive effect of stock awards(2)	—	1,348
Dilutive effect of preferred stock assuming conversion(2)	—	—

Weighted average diluted shares outstanding	31,731	32,616

Diluted earnings (loss) per share	$(9.10)	$1.15

(1)	31,268 / (31,268 + 9,483) for the year ended December 31, 2004. In computing basic EPS using the Two-Class Method, we have not allocated the loss available to common stockholders for the year ended December 31, 2005 between common and preferred stockholders since the preferred stockholders do not have a contractual obligation to share in the net loss.

(2)	60 stock options in 2005 and the assumed conversion of the preferred stock into 5,132 and 9,767 shares of common stock in 2005 and 2004, respectively, were anti-dilutive and therefore are not included in the calculation of diluted EPS.

Adjusted and adjusted pro forma amounts and other non-GAAP measures

As a result of the AT&T Directory Acquisition and the SPA Acquisition, the related financings and associated purchase accounting, our 2005 reported GAAP results are not comparable to our 2004 reported GAAP results. Under the deferral and amortization method of revenue recognition, the billable value of directories published is recognized as revenue in subsequent reporting periods. However, purchase accounting precluded us from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, our reported 2005 and 2004 GAAP results are not indicative of our underlying operating and financial performance. Accordingly, management is presenting 2005 adjusted and 2004 adjusted pro forma information that, among other things, eliminates the purchase accounting impact on revenue and certain expenses for each acquisition and assumes the AT&T Directory Acquisition and related financing occurred at the beginning of 2004. Management believes that the presentation of this 2005 adjusted and 2004 adjusted pro forma information will help financial statement users better and more easily compare current period underlying operating results against what the combined company performance would more likely have been in the comparable prior period. All of the 2005 adjusted and 2004 adjusted pro forma amounts disclosed below or elsewhere are non-GAAP measures and are reconciled to the most comparable GAAP measures below. While we believe the 2005 adjusted and 2004 adjusted pro forma results reasonably represent results as if the businesses had been combined for the full years 2005 and 2004, because of differences in the application of accounting policies and practices between RHD and the acquired entities, management does not believe these 2005 adjusted and 2004 adjusted pro forma amounts are strictly comparable, nor are they necessarily indicative of results for future periods. This discussion of adjusted and adjusted pro forma amounts and other non-GAAP measures does not give pro forma effect to the Dex Media merger, as it was not consummated until January 31, 2006.

	Twelve Months Ended December 31, 2005
		Adjustments
	Reported	AT&T Directory		SPA	Adjusted
	GAAP	Acquisition		Acquisition	Pro Forma

Net revenue	$956.6	$85.0	(1)	$—	$1,041.6
Expenses, other than D&A	496.3	(49.9	)(2)	—	446.4
D&A	85.1	—		—	85.1

Operating income	$375.2	$134.9		$—	$510.1

	Twelve Months Ended December 31, 2004
		Adjustments
	Reported	AT&T Directory		SPA		Adjusted
	GAAP	Acquisition		Acquisition		Pro Forma

Net revenue	$603.1	$429.7	(1)	$1.1	(5)	$1,033.9
Expenses, other than D&A	322.8	98.0	(2)	3.6	(6)	417.2
D&A	66.6	18.8	(3)	—		85.4
Partnership Income	78.0	(78.0	)(4)	—		—

Operating income	$291.7	$234.9		$4.7		$531.3

(1)	Represents revenue for AT&T-branded directories that published prior to the AT&T Directory Acquisition, plus all September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(2)	Represents expenses for AT&T-branded directories that published prior to the AT&T Directory Acquisition, including September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP. The pro forma adjustments also include (a) for 2004, DonTech’s selling and operational expenses prior to September 1, 2004, which were eliminated in consolidation upon the AT&T Directory Acquisition, and (b) for 2004 and 2005, certain differences in the application of accounting policies and practices between RHD and the acquired entities. Additionally, as a result of purchase accounting, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the AT&T Directory Acquisition at their fair value. The impact of such cost uplift has also been removed.

(3)	Represents the additional D&A expense related to the tangible and identifiable intangible assets acquired in the AT&T Directory Acquisition over their estimated useful lives.

(4)	Represents the elimination of equity accounting used to account for RHD’s 50% ownership in DonTech and the revenue participation income from AT&T recognized prior to the AT&T Directory Acquisition.

(5)	Represents revenue for Sprint-branded directories that published prior to the SPA Acquisition including January 2003 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(6)	Represents expenses for Sprint-branded directories that published prior to the SPA Acquisition, including January 2003 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP. Also includes the effect of differences in the application of accounting policies and practices between legacy SPA and RHD. Additionally, as a result of purchase accounting, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the SPA Acquisition at their fair value. The impact of such cost uplift has also been removed.

2005 revenue and adjusted revenue compared to 2004 revenue and adjusted pro forma revenue

The components of 2005 revenue and adjusted revenue and 2004 revenue and adjusted pro forma revenue are as follows:

     2005

	Reported	AT&T Directory		SPA
	GAAP	Acquisition		Acquisition	Adjusted

Gross directory advertising revenue	$956.0	$85.1	(1)	$—	$1,041.5
Sales claims and allowances	(10.4)	(0.5	)(1)	—	(10.9)

Net directory advertising revenue	945.6	85.0		—	1,030.6
Other revenue	11.0	—		—	11.0

Net revenue	$956.6	$85.0		$—	$1,041.6

     2004

	Reported	AT&T Directory		SPA		Adjusted
	GAAP	Acquisition		Acquisition		Pro Forma

Gross directory advertising revenue	$589.5	$437.6	(1)	$1.1	(4)	$1,028.2
Sales claims and allowances	(6.5)	(1.1	)(1)	—		(7.6)

Net directory advertising revenue	583.0	436.5		$1.1		1,020.6
Pre-press publishing fees	13.0	(13.0	)(2)	—		—

Other revenue	7.1	6.2	(3)	—		13.3

Net revenue	$603.1	$429.7		$1.1		$1,033.9

(1)	Represents gross revenue and sales claims and allowances for AT&T-branded directories that published prior to the AT&T Directory Acquisition, including September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(2)	Represents the elimination of pre-press publishing and related fees recognized prior to the AT&T Directory Acquisition, which were eliminated in consolidation upon the AT&T Directory Acquisition.

(3)	Represents other revenue associated with the AT&T Directory Business, primarily consisting of commissions earned on sales contracts published into other publishers’ directories and other yellow pages Internet-based advertising and other product revenue recognized as earned.

(4)	Represents gross revenue and sales claims and allowances for Sprint-branded directories that published prior to the SPA Acquisition, including January 2003 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

Total adjusted net revenue in 2005 was $1,041.6 million, an increase of $7.7 million or 0.7% from adjusted pro forma net revenue of $1,033.9 million in 2004. The increase in adjusted net revenue in 2005 is due to increased amortization of revenue primarily from our major Sprint markets due to continued strong customer renewal rates and increased new business, partially offset by a decrease in amortized net revenue from our AT&T markets due to a decline in the publication value of our AT&T directories in Illinois and Northwest Indiana due to lower renewal rates partially offset by new business and collection of late fees. Under the deferral and amortization method of revenue recognition, revenue from directory advertising sales is initially deferred when a directory is published and recognized ratably over the life of the directory, which is typically 12 months. Due to the deferral and amortization method, the billable value of published directories is amortized to revenue over the life of the directory, which delays recognition of publication sales as recorded revenue on a GAAP basis.

2005 adjusted expenses compared to 2004 adjusted pro forma expenses and 2005 adjusted operating income compared to 2004 adjusted pro forma operating income

For the year ended December 31, 2005, adjusted operating and G&A expenses increased by $29.2 million, or 7.0%, to $446.4 million from adjusted pro forma operating and G&A expenses of $417.2 million in 2004. The primary components of the $29.2 million increase in adjusted expenses in 2005 were as follows:

Change
(Amounts in
millions)

Increased commission and salesperson costs	$9.9
Increased marketing and advertising costs	9.3
Increased digital initiative costs	8.9
Increased costs to support the AT&T Directory Business	7.9
Increased bad debt expense	5.9
Corporate headquarters relocation and related severance costs incurred in 2004	(10.4)
All other	(2.3)

Total 2005 increase in adjusted operating and G&A expenses, compared to 2004 adjusted pro forma operating and G&A expenses	$29.2

Similar to the deferral and amortization method of revenue recognition, certain costs directly related to the selling and production of our directories are initially deferred when incurred and recognized ratably over the life of a directory. Adjusted commission and salesperson expenses were $9.9 million higher for 2005 compared to 2004, due to favorable sales performances in certain Sprint markets, increased sales headcount, sales bonus payouts and increased investment in certain of our AT&T markets. Adjusted marketing and advertising costs were $9.3 million higher for 2005 compared to 2004 due to increased competitive responses and increased market investment, particularly in our AT&T markets. Adjusted digital initiative costs were $8.9 million higher for 2005 compared to 2004, which reflects our commitment to increase investment in our Internet products and distribution, and due to additional Internet-related costs for the AT&T Directory Business. Increased costs to support the AT&T Directory Business of $7.9 million in 2005 as compared to 2004 primarily include increased headcount and billing, credit, collection and administrative costs, which were higher primarily due to additional investment in the AT&T Directory Business as compared to the prior owner’s level of investment in that business. Adjusted bad debt expense was $5.9 million higher for 2005 compared to 2004 primarily reflecting favorable bad debt adjustments recorded by the AT&T Directory Business prior to the acquisition in 2004. These increases were offset by $10.4 million of expenses in 2004 associated with the relocation of our corporate headquarters to Cary, North Carolina and related severance costs.

Adjusted D&A was $85.1 million for the year ended December 31, 2005 compared to adjusted pro forma D&A of $85.4 million for the year ended December 31, 2004.

Adjusted operating income for 2005 was $510.1 million, representing a decrease of $21.2 million or 4.0% from adjusted pro forma operating income in 2004 of $531.3 million, reflecting the variances between revenues and expenses from period to period described above.

Advertising sales — publication sales

Management reviews and evaluates the value of advertising sales in directories that published during the period, which we refer to as publication sales, as its primary sales performance measure. Management believes that a comparison of publication sales for the same directories from one period to the next gives a better indication of underlying sales trends, economic conditions and business confidence than a comparison of directory revenue recognized using the deferral and amortization method. Because we recognize directory revenue ratably over the life of a directory under the deferral and amortization method, the amount of revenue recognized during a period is not directly related to the sales trends, economic conditions and business confidence during that period. Publication sales are similar to a “same-store” sales measure. If events occur during the current period that affect the comparability of publication sales to the prior year period, such as changes in directory publication dates, then prior year publication sales amounts are adjusted to conform to the current period presentation.

Publication sales from Sprint-branded directories in 2005 were $593.5 million, up $25.7 million or 4.5% from publication sales of $567.8 million in 2004. Publication sales from AT&T-branded directories in 2005 were $433.4 million, down $12.5 million or 2.8% from publication sales of $445.9 million in 2004. The increase in Sprint-branded publication sales resulted from continued strong customer renewal rates, increased spending by existing advertisers and increased new business in many of our Sprint markets for directories published in 2005. The decrease in AT&T-branded publication sales is primarily attributable to lower customer renewals as a result of ongoing efforts to improve the strength of our brand, including realignment of our directories and improvement in credit quality of our customer base. Publication sales are a non-GAAP measure for which the most comparable GAAP measure is net revenue. A reconciliation of publication sales to net revenue reported in accordance with GAAP is presented below:

	For the Years Ended
	December 31,
	2005	2004
	(Amounts in millions)

Publication sales — Sprint-branded directories	$593.5	$567.8
Publication sales — Sprint-branded directories — percentage change over prior year	4.5%	—
Adjustments for changes in directory publication date(s)	—	(0.6)

Publication sales disclosed in December 31, 2004 Form 10-K		567.2
Publication sales — AT&T-branded directories	433.4	445.9
Publication sales — AT&T-branded directories — percentage change over prior year	(2.8%)	—
Adjustments for changes in directory publication date(s)	—	17.3

Publication sales disclosed in December 31, 2004 Form 10-K	—	463.2
Less pre-acquisition publication sales for AT&T-branded directories not recognized as revenue in current period due to purchase accounting	—	(277.3)
Less current period publication sales for Sprint-branded directories not recognized as revenue in current period due to the deferral method of accounting	(230.3)	(221.0)
Less current period publication sales for AT&T-branded directories not recognized as revenue in current period due to the deferral method of accounting	(225.6)	(158.4)

	For the Years Ended
	December 31,
	2005	2004
	(Amounts in millions)

Plus net revenue reported in the period for publication sales from prior periods for Sprint-branded directories	216.3	209.3
Plus net revenue reported in the period for publication sales from prior periods for AT&T-branded directories	158.3	—

Net directory advertising revenue	945.6	583.0
Pre-press publishing revenue	—	13.0
Other revenue	11.0	7.1

Net revenue — GAAP	$956.6	$603.1

Year ended December 31, 2004 compared to the year ended December 31, 2003

Factors affecting comparability

Acquisitions

As a result of the AT&T Directory Acquisition and the SPA Acquisition, the related financings and associated purchase accounting, our 2004 reported GAAP results are not comparable to our 2003 reported GAAP results. Additionally, these considerations with respect to the AT&T Directory Acquisition will also affect the comparability of our 2004 and 2005 reported GAAP results. Under the deferral and amortization method of revenue recognition, the billable value of directories published is recognized as revenue in subsequent reporting periods. However, purchase accounting precluded us from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, our reported 2004 and 2003 GAAP results are not indicative of our underlying operating and financial performance. Accordingly, management is presenting adjusted pro forma information that, among other things, eliminates the purchase accounting impact on revenue and expenses for each acquisition and assumes the AT&T Directory Acquisition and related financing occurred at the beginning of 2003. Management believes that the presentation of this adjusted pro forma information will help financial statement users better and more easily compare current period underlying operating results against what the combined company performance would more likely have been in the comparable prior period. All of the adjusted pro forma amounts disclosed under the caption “Adjusted pro forma amounts and other non-GAAP measures” or elsewhere are non-GAAP measures, which are reconciled to the most comparable GAAP measures under that caption below. While we believe the adjusted pro forma results reasonably represent results as if the businesses had been combined for the full years 2003 and 2004, because of differences in the application of accounting policies and practices between RHD and the acquired entities, management does not believe these adjusted pro forma amounts are strictly comparable, nor are they necessarily indicative of results for future periods.

Before the AT&T Directory Acquisition, we reported our 50% share of DonTech net income as partnership income in our consolidated statement of operations. Partnership income also included revenue participation income from AT&T. Revenue participation income was based on DonTech advertising sales and was recognized when a sales contract was executed with a customer. Upon the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income, we consolidate all net profits of DonTech and we eliminated our partnership investment. Consequently, commencing on September 1, 2004, we no longer report partnership income. During 2003 and in 2004 until the AT&T Directory Acquisition, we earned revenue from pre-press publishing and other ancillary services related to the AT&T Directory Business and we continued to report partnership income from our investment in DonTech.

Relocation and integration charges

Our 2004 expenses include $7.3 million related to the relocation of our corporate offices to Cary, North Carolina, $2.5 million related to the acquisition and integration of the AT&T Directory Business, and $1.1 million for sales offices relocation expenses related to the SPA Acquisition.

Our 2003 expenses include severance and move-related charges of $7.3 million relating to the relocation of our corporate offices to Cary, North Carolina and $7.6 million for the consolidation of our publishing and technology operations, sales offices and administrative staff in connection with the SPA Acquisition.

GAAP reported results

Net revenue

The components of our net revenue in 2004 and 2003 were as follows:

	For the Years Ended
	December 31,
	2004	2003	$ Change
	(Amounts in millions)

Gross directory advertising revenue	$589.5	$233.9	$355.6
Sales allowances	(6.5)	(2.3)	(4.2)

Net directory advertising revenue	$583.0	$231.6	$351.4
Pre-press publishing and application service fees	13.0	22.2	(9.2)
Other revenue	7.1	2.6	4.5

Total	$603.1	$256.4	$346.7

Following the AT&T Directory Acquisition, substantially all of our revenue is derived from our directory publishing business. Before the AT&T Directory Acquisition, DonTech was accounted for under the equity method. Our directory advertising revenue is earned primarily from the sale of advertising in the yellow pages directories we publish, net of sales allowances. Revenue from directory advertising sales is recognized under the deferral and amortization method, whereby revenue from advertising sales is initially deferred when the directory is published and recognized ratably over the directory’s life, which is typically 12 months. Before the AT&T Directory Acquisition, we also earned pre-press publishing fees with respect to services we rendered on behalf of AT&T for the AT&T-branded directories we now publish. These fees were, and other income is, recognized when earned.

Total net revenue in 2004 was $603.1 million compared to $256.4 million in 2003. The primary increase in total net revenue in 2004 is a result of purchase accounting related to the SPA Acquisition that adversely impacted 2003 results. Due to purchase accounting, directory revenue for the year ended December 31, 2003 excluded the amortization of the publication sales for Sprint-branded directories published before February 2003 under the deferral and amortization method totaling $315.9 million that would have been reported during 2003 absent purchase accounting. Total revenue in 2004 also includes $29.1 million of net revenue from the AT&T-branded directories we published following the AT&T Directory Acquisition. While purchase accounting related to the AT&T Directory Acquisition also negatively impacted 2004 results, because that transaction closed on September 1, 2004, its impact was not as material to 2004 results as purchase accounting related to the SPA Acquisition was to 2003 results. Purchase accounting related to the AT&T Directory Acquisition will continue to adversely impact reported revenue through 2005. Additionally, we expect net revenue in 2005 to be significantly higher than in 2004 due to a full year of results from the acquired AT&T Directory Business.

Revenue from pre-press publishing and sales-related computer application services in 2004 was $13.0 million compared to $22.2 million in 2003. The decrease in pre-press publishing fees is a result of RHD no longer providing such services to AT&T following the AT&T Directory Acquisition. We now support internally the AT&T-branded directories we publish. Additionally, pre-press publishing fees in 2003 totaling

$2.5 million reflect fees earned from a third party pre-press publishing contract for which we ceased providing services in the first half of 2003. There was no comparable revenue earned in 2004.

Other revenue includes late fees paid on outstanding customer balances, commissions earned on sales contracts with respect to advertising placed into other publishers’ directories, sales of directories and certain other products and fees from telephone companies for publishing their information pages. The increase in other revenue is primarily due to the AT&T Directory Acquisition.

Expenses

The components of our total expenses for 2004 and 2003 were as follows:

	For the Years Ended December 31,
	2004	2003	$ Change
	(Amounts in millions)

Operating expenses	$263.2	$159.2	$104.0
G&A expenses	59.5	53.0	6.5
D&A expense	66.6	65.8	0.8

Total	$389.3	$278.0	$111.3

Substantially all expenses are derived from our directory publishing business. Before the AT&T Directory Acquisition, DonTech was accounted for under the equity method. We began recognizing expenses related to the AT&T Directory Business on September 1, 2004. Certain costs directly related to the selling and production of directories are initially deferred and recognized ratably over the life of the directory. These costs include sales commissions and print, paper and initial distribution costs. All of other expenses are recognized as incurred.

Operating expenses

Total operating expenses in 2004 were $263.2 million compared to $159.2 million in 2003. The primary components of the $104.0 million increase in operating expenses in 2004, compared to 2003, were as follows:

Change
(Amounts
in millions)

2003 expenses excluded from GAAP results due to SPA purchase accounting	$74.5
Increased 2004 sales, manufacturing and other expenses related to the acquired AT&T Directory Business	24.2
Cost uplift in 2004 from the AT&T transaction	14.2
Increased 2004 sales expenses due to improved SPA sales performance	5.4
Increased marketing and advertising expenses	3.3
Decreased 2004 publishing and information technology costs due to SPA integration actions taken in 2003	(10.0)
Difference between cost uplift in 2004 compared to 2003 from the SPA transaction	(7.6)

Total 2004 increase in operating expenses, compared to 2003	$104.0

The increase in operating expenses in 2004 is primarily a result of the same purchase accounting impacts as in 2003 related to the SPA Acquisition that precluded our reporting revenue related to SPA directories that published before February 2003. Similar to the deferral and amortization method of revenue recognition, certain costs directly related to the selling and production of our directories are initially deferred when incurred and recognized ratably over the life of a directory. Due to the elimination of SPA’s deferred costs for all directories published pre-acquisition (including January 2003) as required by purchase accounting, our reported operating expenses in 2003 did not include certain expenses associated with those directories totaling approximately $74.5 million for the year ended December 31, 2003. Due to these adjustments, directory expenses for the year December 31, 2003 include only the amortization of deferred directory costs relating to directories published beginning in February 2003.

In 2004, operating expenses were also impacted by the AT&T transaction. As a result of the AT&T Directory Acquisition completed on September 1, 2004, we incurred incremental selling, manufacturing and indirect expenses of approximately $24.2 million in the last four months of 2004 to support the operations of the newly acquired business. While purchase accounting related to the AT&T Directory Acquisition also impacted 2004 results, because the transaction closed on September 1, 2004, its impact was not as material to 2004 results as purchase accounting related to the SPA Acquisition was to 2003 results.

As a result of purchase accounting required by GAAP, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the SPA Acquisition and AT&T Directory Acquisition, at their fair value, determined as (a) the estimated billable value of the published directory less (b) the expected costs to complete the directories, plus (c) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.” The fair value of these costs in 2004 was determined to be $81.3 million and $14.8 million for the AT&T Directory Acquisition and the SPA Acquisition, respectively. These costs are amortized as operating expenses over the terms of the applicable directories and such amortization totaled $14.2 million in 2004 related to the AT&T Directory Acquisition. For the SPA Acquisition, we amortized $3.6 million of cost uplift in 2004. This compares to $11.2 million in 2003 related to the SPA Acquisition, or a decrease of $7.6 million in the year ended December 31, 2004. In 2004, we also incurred approximately $5.4 million in additional selling expenses, compared to 2003, due to the improved sales results in the SPA markets. The additional expenses primarily included commissions, sales person costs, and sales management costs. In 2004, we incurred additional marketing and advertising costs of $3.3 million, compared to 2003, to support both the SPA and AT&T businesses. Advertising expense for the year ended December 31, 2004 includes $1.1 million of advertising costs that pertain to 2003.

Partially offsetting these cost increases, net publishing and information technology costs were lower by approximately $10.0 million in 2004, primarily due to the elimination of duplicate facility and associated operational costs resulting from the integration of the SPA Acquisition. The majority of these duplicative costs were eliminated in the second half of 2003.

Purchase accounting resulting from the AT&T Directory Business will continue to impact reported expenses in 2005. We expect operating expenses in 2005 to be significantly higher than in 2004 due to a full year of results from the acquired AT&T Directory Business.

General and administrative expenses

G&A expenses in 2004 were $59.5 million compared to $53.0 million in 2003, or an increase of $6.5 million. The primary components of the $6.5 million increase in G&A expenses in 2004, compared to 2003, were as follows:

Change
(Amounts
in millions)

Increased billing, credit and collection expenses related to the acquired AT&T Directory Business	$3.2
Other increased 2004 G&A expenses, primarily related to the acquired AT&T Directory Business	4.0
Expenses related to Sarbanes-Oxley compliance in 2004	1.9
All other net changes to G&A expenses	1.1
Decreased G&A expenses in 2004 for relocation, severance and integration expenses related to the SPA and AT&T acquisitions and the corporate headquarters relocation	(3.7)

Total 2004 increase in G&A, compared to 2003	$6.5

The $6.5 million increase in G&A expenses was primary impacted by $7.2 million of incremental G&A expense to support the acquired AT&T Directory Business. This consisted of increased billing, credit and collection expenses of $3.2 million and $4.0 million of other G&A expenses, including financial services, human resources and administration services. G&A expenses were also impacted by $1.9 million of costs related to compliance with Sarbanes-Oxley initiatives for which there were no comparable expenses in 2003. These increases were offset by $3.7 million lower severance and relocation expenses associated with the SPA and AT&T Directory Acquisitions and expenses related to the relocation of RHD’s corporate headquarters in 2004 compared to 2003. We recorded $7.0 million of expenses in 2004 related to the relocation of our corporate offices to Cary, North Carolina, compared to $7.3 million in 2003. In 2004, G&A expenses also included $2.5 million of acquisition and integration-related costs from the AT&T transaction. More than offsetting those increased costs, 2003 included a $7.0 million charge related to the shutdown of duplicative facilities resulting from the SPA Acquisition, compared to similar charges of only $1.1 million in 2004 related to the relocation of Sprint sales offices.

We expect G&A expenses in 2005 to be significantly higher than 2004 due to a full year of results from the acquired AT&T Directory Business.

Depreciation and amortization

D&A in 2004 was $66.6 million compared to $65.8 million in 2003. Amortization of intangible assets was $57.3 million in 2004 compared to $49.8 million in 2003. The increase in amortization expense is due to the increase in intangible assets resulting from the AT&T Directory Acquisition. We expect amortization expense in 2005 to be significantly higher than 2004 due to a full year impact related to the intangible assets acquired in connection with the AT&T Directory Acquisition. Depreciation of fixed assets and amortization of computer software was $9.3 million in 2004 compared to $16.0 million in 2003. This decrease is primarily due to the acceleration of depreciation on certain fixed assets and computer software acquired in connection with the SPA Acquisition in 2003.

Partnership income

In 2004 and 2003, partnership income related to our 50% share of the net income of DonTech (accounted for under the equity method) and revenue participation income from AT&T. As a sales agent for AT&T, DonTech earned commission revenue based on the annual value of local sales contracts executed during the period, which we refer to as calendar sales. We also earned revenue participation income from AT&T based on the amount of DonTech calendar sales during the period. As a result of the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income and we now consolidate all net profits in DonTech. Thus, the DonTech partnership investment was eliminated. Accordingly, commencing on September 1, 2004, we no longer report partnership income. Partnership income was $78.0 million in 2004, as compared to $114.1 million in 2003. The decrease in partnership income in 2004 is primarily a result of no longer recognizing partnership income following the AT&T Directory Acquisition.

Operating income

As a result of the AT&T Directory Acquisition, RHD now has one operating segment. Management views and evaluates this one segment as the sole source of EBITDA and operating income for RHD and does not need to allocate resources among different segments.

Operating income for 2004 and 2003 was as follows:

	For the Years Ended
	December 31,
	2004	2003	$ Change
	(Amounts in millions)

Total	$291.7	$92.5	$199.2

Operating income in 2004 of $291.7 million increased by $199.2 million from operating income of $92.5 million in 2003. The increase was due primarily to the effects of the SPA Acquisition and related purchase accounting on our revenues and expenses, as described above. Net revenue in 2003 of $256.4 primarily resulting from the SPA Acquisition, was more than offset by the operating expenses in 2003 of

$278.0 million, also primarily as a result of the SPA Acquisition. The primary reason that our costs relating to the acquired SPA Directory Business increased more than our revenue in 2003 is because while all directory advertising revenue is deferred under our deferral and amortization method, only a portion of total costs related to publication of the directories are deferred under the deferral and amortization method. Therefore, under purchase accounting, when the entire balance of deferred revenue and deferred directory costs were eliminated at the time of the SPA Acquisition, it had a disproportionately higher impact on revenue than on expenses. Accordingly, after the adjustments required by purchase accounting, operating expenses in 2003 were disproportionately higher than the related revenue. If the effects of purchase accounting were eliminated, adjusted operating income in 2003 would have been substantially higher and relatively proportional to 2003 net revenues. See “Adjusted pro forma amounts and other non-GAAP measures” below. Additionally, for the reasons described above, partnership income decreased by $36.1 million in 2004.

While purchase accounting related to the AT&T Directory Acquisition also negatively impacted 2004 results, because that transaction closed on September 1, 2004, its impact was not as material to 2004 results as purchase accounting related to the SPA Acquisition was to 2003 results. Purchase accounting from the AT&T Directory Acquisition will continue to adversely impact reported results through 2005. Additionally, we expect operating income to be significantly higher in 2005 than in 2004 due to a full year of results from the acquired AT&T Directory Business.

Interest expense, net

Net interest expense in 2004 was $175.5 million compared to $180.0 million in 2003. The decrease in net interest expense of $4.5 million is a result of lower outstanding debt balances in the first eight months of 2004 combined with lower interest rates in most of 2004 than in 2003. This was partially offset by the substantial increase in debt incurred in connection with the AT&T Directory Acquisition on September 1, 2004. The impact of interest expense associated with the additional borrowings used to finance the AT&T Directory Acquisition is expected to be greater in 2005 due to the impact of such additional borrowings for the entire period. Interest expense in 2004 also includes a $1.2 million charge resulting from the redemption in 2004 of the remaining 9.125% senior subordinated notes due 2008. See “Liquidity and capital resources of RHD” for a further description of our debt obligations and the provisions of the related debt instruments. Net interest expense for 2004 includes $13.6 million of non-cash amortization of deferred financing costs, compared to $15.0 million of non-cash amortization of deferred financing costs in 2003.

Other income (expense), net

In December 2002, a charge of $1.5 million was recorded to reclassify to earnings the cumulative change in the fair value of a swap that was previously recognized in accumulated other comprehensive loss on the balance sheet, due to the loss of hedge accounting treatment. In 2003, we recognized a corresponding gain of $1.5 million as the swap matured in June 2003. See “Quantitative and qualitative disclosures about market risk” for additional information about our interest rate swap agreements.

Provision (benefit) for income taxes

The 2004 provision for income taxes of $45.9 million was comprised of a current tax benefit of $25.6 million and a deferred tax provision of $71.5 million. The 2004 current tax benefit was based on an effective tax rate of 39.5% and net operating losses of approximately $72.4 million related to tax deductions in connection with the SPA Acquisition and the AT&T Directory Acquisition. The 2004 deferred tax provision of $71.5 million was primarily related to the difference in amortization expense recorded for tax purposes compared to book purposes with respect to the intangible assets acquired in connection with the SPA Acquisition and the AT&T Directory Acquisition. The federal net operating loss carryforward of approximately $73.4 million will begin to expire in 2023, and the state net operating loss carryforwards of approximately $249.0 million will begin to expire in 2008.

The 2003 tax benefit of $36.0 million was comprised of a current tax provision $4.2 million and a deferred tax benefit of $40.2 million. The 2003 tax benefit of $36.0 million was based on an effective tax rate of 41.8% and net operating losses of approximately $176.0 million related to tax deductions in connection with the SPA Acquisition. The 2003 deferred tax benefit was primarily related to the tax benefit recognized with respect to a tax net operating loss generated in 2003 partially offset by a deferred tax provision related to the difference in amortization recorded for tax purposes compared to book purposes with respect to intangible assets acquired in connection with the SPA Acquisition.

Net income (loss), income (loss) available to common stockholders and earnings (loss) per share

Net income in 2004 was $70.3 million compared to net loss of $50.0 million in 2003. The results for 2003 were adversely affected by purchase accounting that precluded us from recognizing deferred revenue and certain expenses associated with those directories published prior to the SPA Acquisition, including all January 2003 published directories. While purchase accounting related to the AT&T Directory Acquisition also negatively impacted 2004 results, because that transaction closed on September 1, 2004, its impact was not as material to 2004 results as purchase accounting related to the SPA Acquisition was to 2003 results. Purchase accounting from the AT&T Directory Acquisition will continue to adversely impact reported results through 2005.

The dividend on our 8% preferred stock reduces net income or increases net loss, resulting in income (loss) available to common stockholders from which earnings (loss) per share amounts are calculated. The amount of the preferred stock dividend includes the stated 8% dividend, plus a deemed dividend for a BCF. The BCF is a function of the conversion price of the preferred stock, the fair value of the related warrants issued with the preferred stock and the fair market value of the underlying common stock on the date of issuance of the preferred stock. In connection with the issuance of our preferred stock and each subsequent quarterly accrued dividend, a BCF has been recorded because the fair value of the underlying common stock at the time of issuance of the preferred stock was greater than the conversion price of the preferred stock. The full amount of the BCF is treated as a deemed dividend because the preferred stock was convertible into common stock immediately after issuance in January 2003. The preferred stock dividend in 2004 and 2003 of $21.8 million and $58.4 million, respectively, consisted of the stated 8% dividend of $17.9 million and $16.5 million, respectively, and a BCF of $3.9 million and $41.9 million, respectively. The BCF recorded in 2003 was more significant than BCF amounts recorded in subsequent periods, reflecting the issuance of the preferred stock and related warrants in January 2003. The resulting income (loss) available to common stockholders was $48.5 million in 2004 as compared to $(108.4) million in 2003.

In March 2004, the EITF reached a final consensus on EITF Issue No. 03-6, Participating Securities and the Two — Class Method under FASB Statement 128, or EITF 03-6, which established standards regarding the computation of EPS by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of RHD. EITF 03-6 was effective for interim periods ending June 30, 2004 for calendar year companies. We adopted the provisions of EITF 03-6 during the first quarter of 2004. EITF 03-6 requires earnings available to common stockholders for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred stockholders based on their respective rights to receive dividends. Basic EPS is then calculated by dividing income (loss) allocable to common stockholders by the weighted average number of shares outstanding. EITF 03-6 does not require the presentation of basic and diluted EPS for securities other than common stock; therefore, the following EPS amounts only pertain to our common stock.

Under the guidance of EITF 03-6, diluted EPS are calculated by dividing income (loss) allocable to common stockholders by the weighted average common shares outstanding plus dilutive potential common stock. Potential common stock includes stock options and warrants, the dilutive effect of which is calculated using the treasury stock method, and preferred stock, the dilutive effect of which is calculated using the if-converted method. The calculation of basic and diluted EPS for the years ended December 31, 2004 and 2003 are presented below.

	For the Years Ended
	December 31,
	2004	2003

Basic EPS — Two-Class Method
Income (loss) available to common stockholders	$48,521	$(108,350)
Amount allocable to common stockholders(1)	77%	100%

Income (loss) allocable to common stockholders	37,361	(108,350)
Weighted average common shares outstanding	31,268	30,683

Basic earnings (loss) per share — two-class method	$1.19	$(3.53)

Diluted EPS
Income (loss) available to common stockholders	$48,521	$(108,350)
Amount allocable to common shares(1)	77%	100%

Income (loss) allocable to common stockholders	37,361	(108,350)
Weighted average common shares outstanding	31,268	30,683
Dilutive effect of stock options(2)	1,348	—
Dilutive effect of preferred stock assuming conversion(2)	—	—

Weighted average diluted shares outstanding	32,616	30,683

Diluted earnings (loss) per share	$1.15	$(3.53)

(1)	31,268 / (31,268 + 9,483) for the year ended December 31, 2004. In computing basic EPS using the two-class method, we have not allocated the loss available to common stockholders in the year ended December 31, 2003 between common and preferred stockholders since the preferred stockholders do not have a contractual obligation to share in the net loss.

(2)	934 stock options in 2003 and the assumed conversion of the preferred stock into 9,767 and 9,023 shares of our common stock in 2004 and 2003, respectively, were anti-dilutive and therefore are not included in the calculation of diluted EPS.

Adjusted pro forma amounts and other non-GAAP measures

As a result of the AT&T Directory Acquisition and the SPA Acquisition, the related financings and associated purchase accounting, our 2004 reported GAAP results are not comparable to our 2003 reported GAAP results. Under the deferral and amortization method of revenue recognition, the billable value of directories published is recognized as revenue in subsequent reporting periods. However, purchase accounting precluded us from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, our reported 2004 and 2003 GAAP results are not indicative of our underlying operating and financial performance. Accordingly, management is presenting adjusted pro forma information that, among other things, eliminates the purchase accounting impact on revenue and expenses for each acquisition and assumes the AT&T Directory Acquisition and related financing occurred at the beginning of 2003. Management believes that the presentation of this adjusted pro forma information will help financial statement users better and more easily compare current period underlying operating results against what the combined company performance would more likely have been in the comparable prior period. All of the adjusted pro forma amounts disclosed below or elsewhere are non-GAAP measures, which are reconciled to the most comparable GAAP measures below. While we believe the adjusted pro forma results reasonably represent results as if the businesses had been combined for the full years 2003 and 2004, because of differences in the application of accounting policies and practices between RHD and the acquired entities, management does not believe these adjusted pro forma amounts are strictly comparable, nor are they necessarily indicative of results for future periods.

	Twelve Months Ended December 31, 2004
		Adjustments
	Reported	AT&T Directory		SPA		Adjusted
	GAAP	Acquisition		Acquisition		Pro Forma
	(Amounts in millions)

Net revenue	$603.1	$429.7	(1)	$1.1	(5)	$1,033.9
Expenses, other than depreciation and amortization	322.8	98.0	(2)	(3.6	)(6)	417.2
D&A	66.6	18.8	(3)	—		85.4
Partnership income	78.0	(78.0	)(4)	—		—

Operating income	$291.7	$234.9		$4.7		$531.3

	Twelve Months Ended December 31, 2003
		Adjustments
	Reported	AT&T Directory		SPA		Adjusted
	GAAP	Acquisition		Acquisition		Pro Forma
	(Amounts in millions)

Net revenue	$256.4	$460.5	(1)	$315.9	(5)	$1,032.8
Expenses, other than depreciation and amortization	212.2	157.1	(2)	63.3	(6)	432.6
D&A	65.8	29.6	(3)	—		95.4
Partnership income	114.1	(114.1	)(4)	—		—

Operating income	$92.5	$159.7		$252.6		$504.8

(1)	Represents revenue for AT&T-branded directories that published prior to the AT&T Directory Acquisition, plus all September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(2)	Represents (a) expenses for AT&T-branded directories that published prior to the AT&T Directory Acquisition, plus all September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP, (b) DonTech’s selling and operational expenses prior to September 1, 2004, which were eliminated in consolidation upon the AT&T Directory Acquisition, and (c) certain differences in the application of accounting policies and practices between RHD and the acquired entities. Additionally, as a result of purchase accounting, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the AT&T Directory Acquisition at their fair value. The impact of such costs has also been removed.

(3)	Represents the additional D&A expense related to the tangible and identifiable intangible assets acquired in the AT&T Directory Acquisition over their estimated useful lives.

(4)	Represents the elimination of equity accounting used to account for RHD’s 50% ownership in DonTech and the revenue participation income from AT&T recognized prior to the AT&T Directory Acquisition.

(5)	Represents revenue for Sprint-branded directories that published prior to the SPA Acquisition, plus all January 2003 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(6)	Represents expenses for Sprint-branded directories that published prior to the SPA Acquisition, plus all January 2003 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP. Also includes the effect of differences in the application of accounting policies and practices between legacy SPA and RHD. Additionally, as a result of purchase accounting, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the SPA Acquisition at their fair value. The impact of such costs has also been removed.

2004 adjusted pro forma revenue compared to 2003 adjusted pro forma revenue

The components of 2004 adjusted pro forma revenue and 2003 adjusted pro forma revenue are as follows:

     2004

	Reported	AT&T Directory		SPA		Adjusted
	GAAP	Acquisition		Acquisition		Pro Forma

Gross directory advertising revenue	$589.5	$437.6	(1)	$1.1	(4)	$1,028.2
Sales claims and allowances	(6.5)	(1.1	)(1)	—		(7.6)
Net directory advertising revenue	583.0	436.5		1.1		1,020.6
Pre-press publishing fees	13.0	(13.0	)(2)	—		—
Other revenue	7.1	6.2	(3)			13.3

Net revenue	$603.1	$429.7		$1.1		$1,033.9

     2003

	Reported	AT&T Directory		SPA		Adjusted
	GAAP	Acquisition		Acquisition		Pro Forma

Gross directory advertising revenue	$233.9	$480.1	(1)	$319.4	(4)	$1,033.4
Sales claims and allowances	(2.3)	(4.2	)(1)	(3.5	)(4)	(10.0)
Net directory advertising revenue	231.6	475.9		315.9		1,023.4
Pre-press publishing fees	22.2	(22.2	)(2)	—		—
Other revenue	2.6	6.8	(3)	—		9.4

Net revenue	$256.4	$460.5		$315.9		$1,032.8

(1)	Represents gross revenue and sales claims and allowances for directories that published prior to the AT&T-branded Directory Acquisition, plus all September 2004 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

(2)	Represents the elimination of pre-press publishing fees reported prior to the AT&T Directory Acquisition, which were eliminated in consolidation upon the AT&T Directory Acquisition.

(3)	Represents other revenue, primarily consisting of commissions earned on sales contracts published into other publishers’ directories and other yellow pages Internet-based advertising and other product revenue recognized as earned.

(4)	Represents gross revenue and sales claims and allowances for Sprint-branded directories that published prior to the SPA Acquisition, plus all January 2003 published directories, which would have been recognized during the period had it not been for purchase accounting required under GAAP.

Total adjusted pro forma net revenue in 2004 was $1,033.9 million, an increase of $1.1 million or 0.1% from adjusted pro forma net revenue of $1,032.8 million in 2003. Under the deferral and amortization method of revenue recognition, revenue from directory advertising sales is initially deferred when a directory is published and recognized ratably over the life of the directory, which is typically 12 months. The modest decrease in adjusted gross directory advertising revenue is a result of higher revenue from Sprint directories, particularly in Nevada and Florida, offset by a decline in revenue from the AT&T directories due to the past declines in publication sales amortizing to revenue in current periods. Due to the deferral and amortization method, from the billable value of published directories are amortized to revenue over the life of the directory, which delays recognition of publication sales as recorded revenue on a GAAP basis. The reduction in sales claims and allowances is primarily the result of a $2.0 million favorable reduction of claims allowances recognized by AT&T prior to the AT&T Directory Acquisition due to improved experience.

2004 adjusted pro forma expenses and operating income compared to 2003 adjusted pro forma expenses and operating income

For the year ended December 31, 2004, adjusted pro forma operating and G&A expenses decreased by $15.4 million, or 3.6%, to $417.2 million from adjusted pro forma operating and G&A expenses of $432.6 million in 2003. The primary components of the $15.4 million decrease in adjusted pro forma expenses in 2004 compared to 2003 were as follows:

Change
(Amounts in
millions)

Favorable adjustments of 2004 bad debt expense for AT&T-branded directories compared to 2003	$(10.0)
Favorable adjustments of 2004 bad debt expense for Sprint-branded directories compared to 2003	(2.1)
Decreased 2004 publishing and information technology costs due to SPA integration actions taken in 2003	(10.0)
Allocations of corporate expenses by AT&T included in 2003 adjusted pro forma expenses, but not included in 2004 adjusted pro forma expenses due to the AT&T Directory Acquisition	(8.4)
Decreased G&A expenses in 2004 for relocation, severance and integration expenses related to the SPA and AT&T acquisitions and the corporate headquarters relocation	(3.7)
Decreased print and paper costs in 2004 for AT&T-branded directories compared to 2003	(1.9)
Net impact on 2003 adjusted pro forma expenses of the elimination of sales agency expense	13.4
Increased 2004 adjusted pro forma sales expenses due to improved SPA sales performance	5.4
Increased expenses related to Sarbanes-Oxley compliance in 2004	1.9

Total 2004 decrease in adjusted pro forma expenses, compared to 2003, excluding D&A	$(15.4)

Adjusted pro forma bad debt expense was $12.1 million lower than in 2003 due primarily to improved collections experience relating to the AT&T-branded directories of $10.0 million combined with $2.1 million of additional favorable adjustments to Sprint-branded directories, when compared to 2003. Publishing and information technology costs were $10.0 million lower in 2004 primarily due to the elimination of duplicate facilities and associated operational costs in 2003 resulting from the integration of the SPA Acquisition. Additionally, in 2003 the AT&T Directory Business recorded $8.4 million of allocations for corporate-related administration costs that are not included in 2004 expenses due to the AT&T Directory Acquisition. Print and paper costs for AT&T-branded directories were $1.9 million lower in 2004, compared to 2003, due to lower print volumes.

Adjusted pro forma expenses for relocation, severance and integration costs were $3.7 million lower in 2004 compared to 2003. Adjusted pro forma expenses in 2004 included $7.0 million related to the relocation of our corporate offices to Cary, North Carolina, compared to $7.3 million in 2003. 2004 adjusted pro forma expenses also included $2.5 million of acquisition and integration-related costs from the AT&T transaction. More than offsetting those increased costs, 2003 adjusted pro forma expenses included a $7.0 million charge related to the shutdown of duplicative facilities that resulted from the SPA Acquisition, compared to similar charges of only $1.1 million in 2004 related to the relocation of Sprint sales offices.

Offsetting these lower 2004 expenses is a $13.4 million adjustment resulting in lower operating expense in 2003, compared to 2004, due to the elimination in our consolidated adjusted pro forma results of sales agency expense paid by AT&T that DonTech recorded as revenue. AT&T deferred this expense and recognized it over the life of the publications to which it related. DonTech recorded the revenue as period revenue. The resulting timing difference is due to different accounting treatment between AT&T and DonTech and resulted in a net reduction of 2003 operating expense of $13.4 million to eliminate the sales agency expense from pro forma adjusted expenses. Additionally, 2004 adjusted pro forma sales expenses were $5.4 million higher than 2003, primarily due to better sales performance of the Sprint directories in certain larger markets. Sarbanes-Oxley compliance during 2004 also resulted in approximately $1.9 million of expenses, with no corresponding expense in 2003.

We expect adjusted operating and G&A expenses to be higher in 2005 than adjusted pro forma operating and G&A expenses in 2004 due to increased investments in online directories and other digital initiatives and increased advertising and promotional activities in Illinois.

Adjusted pro forma D&A in 2004 was $85.4 million compared to $95.4 million in 2003. Depreciation of fixed assets and amortization of computer software was lower in 2004 by $6.6 million due to the acceleration of depreciation on certain fixed assets and computer software acquired in connection with the SPA Acquisition in 2003.

Adjusted pro forma operating income in 2004 was $531.3 million, an increase of $26.5 million or 5.2% from adjusted pro forma operating income in 2003 of $504.8 million, reflecting the above expense decreases.

Advertising sales — publication sales

Management reviews and evaluates the value of advertising sales in directories that published during the period, or publication sales, as its primary sales performance measure. Management believes that a comparison of publication sales for the same directories from one period to the next gives a better indication of underlying sales trends, economic conditions and business confidence than a comparison of directory revenue recognized using the deferral and amortization method. Because we recognize directory revenue ratably over the life of a directory under the deferral and amortization, the amount of revenue recognized during a period is not directly related to the sales trends, economic conditions and business confidence during that period. Publication sales are similar to a “same-store” sales measure. If events occur during the current period that affect the comparability of publication sales to the prior year period, such as changes in directory publication dates, then prior year publication sales amounts are adjusted to conform to the current period presentation.

Publication sales from Sprint-branded directories in 2004 were $567.2 million, up $14.7 million or 2.7% from publication sales of $552.5 million in 2003. Publication sales from AT&T-branded directories in 2004 were $463.2 million, down 2.1% from publication sales of $473.1 million in 2003. The increase in Sprint-branded publication sales resulted from higher recurring advertising in our major Sprint markets for directories published in 2004. These results were partially offset by weaker performance in certain smaller Sprint markets.

The decrease in AT&T-branded publication sales resulted from continued softness in the Chicago area economy and less-than-optimal execution and investment in the AT&T Directory Business as a result of the DonTech structure prior to the AT&T Directory Acquisition. Due to the timing of the sales campaign cycles that determine publication sales, substantially all 2004 AT&T-branded publication sales, and a substantial portion of first quarter 2005 AT&T-branded publication sales, were completed prior to the AT&T Directory Acquisition. Publication sales are a non-GAAP measure for which the most comparable GAAP measure is net revenue. A reconciliation of publication sales to net revenue reported in accordance with GAAP is presented below:

	For the Years Ended
	December 31,
	2004	2003
	(Amounts in millions)

Publication sales — Sprint-branded directories	$567.2	$552.5
Publication sales — Sprint-branded directories — percentage change over prior year	2.7%
Adjustments for changes in directory publication date(s)		(4.3)

Publication sales previously disclosed		548.2
Publication sales — AT&T-branded directories	463.2	473.1

	For the Years Ended
	December 31,
	2004	2003
	(Amounts in millions)

Publication sales — AT&T-branded directories — percentage change over prior year	(2.1)%	—
Less pre-acquisition publication sales for Sprint-branded directories not recognized as revenue in the current period due to purchase accounting	—	(102.4)
Less pre-acquisition publication sales for AT&T-branded directories not recognized as revenue in current period due to purchase accounting	(277.3)	(473.1)
Less current period publication sales for Sprint-branded directories not recognized as revenue in current period due to the deferral method of accounting	(221.0)	(214.2)
Less current period publication sales for AT&T-branded directories not recognized as revenue in current period due to the deferral method of accounting	(158.4)	—
Plus net revenue reported in the period for publication sales from prior periods	209.3	—

Net directory advertising revenue on above publication sales	583.0	231.6
Pre-press publishing revenue	13.0	22.2
Other revenue	7.1	2.6

Net revenue — GAAP	$603.1	$256.4

Management’s narrative analysis of results of operations of Dex Media

The following management’s narrative analysis of results of operations of Dex Media is for the fiscal year ended December 31, 2005. Other than under the captions “— Recent development” and “— Corporate overview,” the following discussion relates to Dex Media prior to the completion of the Dex Media merger.

Recent development

On January 31, 2006, Dex Media’s predecessor, Dex Media, Inc., merged with and into Forward Acquisition Corp., a wholly owned subsidiary of RHD. In the merger, each share of Dex Media, Inc. common stock was converted into the right to receive $12.30 in cash and 0.24154 of a share of RHD common stock. RHD also assumed all of Dex Media, Inc.’s outstanding indebtedness on January 31, 2006 with a fair value of $5.5 billion. In connection with the consummation of the Dex Media merger, the name of Forward Acquisition Corp. was changed to Dex Media, Inc. As a result of the Dex Media merger, Dex Media became a wholly owned subsidiary of RHD.

Background

The following narrative analysis of Dex Media’s results of operations covers periods prior to and subsequent to the consummation of the Dex East Acquisition on November 8, 2002 and the Dex West Acquisition on September 9, 2003. Dex Media has operated as a stand-alone company since the Dex East Acquisition. The Dex East Acquisition and the Dex West Acquisition have been accounted for under the purchase method of accounting. Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition dates were not carried over to Dex Media’s balance sheet. The effect of this accounting treatment was to reduce revenue and related costs that would otherwise have been recognized during the twelve months subsequent to the respective acquisition dates.

Dex Media’s historical consolidated financial statements included in this prospectus have been prepared on the basis of the deferral and amortization method of accounting, under which revenue and cost of revenue related to the publication of directories are initially deferred and then recognized ratably over the life of each directory, commencing in the month of delivery. From time to time, Dex Media has determined that the publication dates of certain directories will be extended. These extensions are made to more efficiently manage work and customer flow. The lives of the affected directories are expected to be 12 months following the new publication date. Generally, Dex Media is able to bill and collect for additional periods related to directory extensions and under the deferral and amortization method of accounting, its related cost of revenue is amortized over the extended estimated useful life of the directory. As a result, the extensions made through December 31, 2005 did not have a significant impact on Dex Media’s results of operations for the years ended December 31, 2005 or 2004 and are not expected to have a material effect on revenue or cost of revenue in future periods. Certain prior period amounts have been reclassified to conform to the 2005 presentation.

Corporate overview

Dex Media is the exclusive publisher of the “official” yellow pages and white pages directories for Qwest in the Dex Media states, where Qwest is the primary ILEC. Dex Media has been publishing directories for over 100 years. Dex Media’s contractual agreements with Qwest grant Dex Media the right to be the exclusive incumbent publisher of the “official” yellow pages and white pages directories for Qwest in the Dex Media states until November 2052 and prevent Qwest from competing with Dex Media in the directory products business in the Dex Media states until November 2042.

Dex Media is the largest directory publisher in the Dex Media states and, together with its parent, RHD, the third largest directory publisher in the United States. In 2005, Dex Media published 293 directories and printed approximately 51.8 million copies of these directories for distribution to virtually all business and residential consumers throughout the Dex Media states. In addition, Dex Media’s Internet-based directory, DexOnline.com, further extends the distribution of Dex Media’s advertisers’ content. DexOnline.com, which is offered both bundled with Dex Media’s print directories and on a stand-alone basis, includes approximately 20 million business listings and 124 million residential listings from across the United States. Dex Media’s other products and services include the sale of direct marketing lists and the sale of Dex Media directories and other publishers’ directories outside the normal delivery schedule.

Dex Media seeks to bring buyers together with Dex Media’s advertising customers through a cost-effective, bundled advertising solution that includes print, Internet-based and CD-ROM directories. The majority of Dex Media’s advertising customers are local SMEs and national businesses with a local presence. Dex Media believes that its advertising customers value: (i) Dex Media’s ability to provide consumers with an authoritative and diverse reference source to search for products and services across multiple platforms; (ii) Dex Media’s broad distribution to potential buyers of Dex Media’s advertisers’ products and services; (iii) Dex Media’s lower cost per usage compared with most other directories and a higher return on investment than other forms of local advertising; and (iv) the quality of Dex Media’s client service and support.

For the year ended December 31, 2005, Dex Media generated approximately 97% of its total revenue from the sale of bundled print and Internet directory advertising. Dex Media’s other products and services account for the remaining 3% of its total revenue. For the years ended December 31, 2005 and 2004, Dex Media generated $1,658.4 million and $1,602.9 million in total revenue, respectively. Excluding the effects of purchase accounting, as described in this below, Dex Media generated $1,649.7 million in total revenue for the year ended December 31, 2004. For complete information concerning Dex Media’s financial performance, see the notes to Dex Media’s consolidated financial statements for the year ended December 31, 2005 included in this prospectus.

Results of operations

Revenue

Dex Media derives approximately 97% of its revenue from the sale of advertising in its printed directories, which it refers to as directory services revenue. The sale of advertising in Dex Media’s printed directories also includes the replication of listings and display advertisements in DexOnline.com, its Internet-based directory. Dex Media also provides related services, including other Internet-related products, direct marketing lists and the sale of Dex Media directories and other publishers’ directories outside of the normal delivery schedule, which it refers to collectively as other revenue. Directory services revenue is affected by several factors, including changes in the quantity and size of advertisements sold, defectors and new advertisers as well as the proportion of premium advertisements sold, changes in the pricing of advertising, changes in the quantity and mix of advertising purchased per account and the introduction of additional products which generate incremental revenue. Directory services revenue may also increase through the publication of new print directories. Revenue recognized on sales under Dex Media’s Advertising Commitment Agreement with Qwest consists primarily of directory services revenue.

Dex Media’s revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition and the Dex West Acquisition, which we refer to collectively as the Acquisitions, were lower than they otherwise would have been because the Acquisitions were accounted for under the purchase method of accounting. Under the purchase method of accounting, deferred revenue and deferred directory costs associated with the directories published and distributed prior to the Acquisitions were not carried over to Dex Media’s balance sheet at the time of purchase. The effect of this accounting treatment was to reduce revenue and related costs that would otherwise be recognized in the twelve months subsequent to the Acquisitions. The purchase method of accounting did not affect Dex Media’s revenue and directory costs in periods subsequent to September 2004. These purchase accounting adjustments are non-recurring and have no impact on cash flows.

Dex Media enters into transactions such as exclusivity arrangements, sponsorships and other media access transactions where Dex Media’s products and services are promoted by a third party and, in exchange, Dex Media carries that party’s advertisement. Dex Media accounts for these transactions in accordance with EITF Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Revenue and expense related to such transactions are included in the consolidated statements of operations consistent with reasonably similar items sold or purchased for cash. These related revenue items are currently included in local directory services revenue. The revenue from such transactions for the year ended December 31, 2005 represented less than 1% of total revenue for the year. The revenue and related expense have no impact on net income or cash flow over the life of the bartered advertisement.

In certain cases, Dex Media enters into agreements with accounts that involve the delivery of more than one product or service. Dex Media allocates revenue for such arrangements in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

Cost of revenue

Dex Media accounts for cost of revenue under the deferral and amortization method of accounting. Accordingly, its cost of revenue recognized in a reporting period consists of: (i) costs incurred in that period and recognized in that period, principally sales salaries and wages; (ii) costs incurred in a prior period, a portion of which are amortized and recognized in the current period; and (iii) costs incurred in the current period, a portion of which are amortized and recognized in that period and the balance of which are deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in that period. Such differences may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production, as well as employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to CMRs, which act as Dex Media’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

General and administrative expense

Dex Media’s G&A expense consists primarily of the costs of advertising, promotion and marketing, administrative staff, pension and other post-retirement benefits, information technology, training, account billing, corporate management, office and facilities expense and bad debt expense. All of Dex Media’s G&A expense is recognized in the period in which it is incurred.

Income tax provision

Dex Media accounts for income taxes under the asset and liability method of accounting. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability, and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

Items affecting comparability between periods

Dex Media’s revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition in September 2003 were $120.6 million and $31.6 million lower, respectively, than Dex Media’s revenue and cost of revenue would have been otherwise because the Dex West Acquisition was accounted for under the purchase method of accounting. Under the purchase method of accounting, deferred revenue and related deferred directory costs associated with directories that had previously been published and distributed were not carried over to the balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized in the twelve months subsequent to the Acquisitions. The purchase method of accounting did not affect Dex Media’s revenue and directory costs in periods subsequent to September 2004. These purchase accounting adjustments are non-recurring and have no historical or future cash impact.

Prior to Dex Media’s IPO in July 2004, it was obligated to pay an annual advisory fee of $2.0 million to each of Carlyle and Welsh Carson. In connection with Dex Media’s IPO, it made a lump sum payment of $10.0 million to each of Carlyle and Welsh Carson to terminate Dex Media’s obligation to pay such annual advisory fee. An aggregate of approximately $2.0 million of such advisory fees is reflected in Dex Media’s historical financial data for the year ended December 31, 2004. Such amount does not include the $10.0 million paid to each of Carlyle and Welsh Carson at the time of Dex Media’s IPO to terminate Dex Media’s obligation to pay such annual advisory fee.

During the year ended December 31, 2004, Dex Media paid and recorded a redemption fee of $24.1 million to redeem a portion of Dex Media East’s and Dex Media West’s senior subordinated notes in conjunction with Dex Media’s IPO in July 2004. The redemption fee was recorded as interest expense in the year ended December 31, 2004. No such fees were incurred during the year ended December 31, 2005.

During the year ended December 31, 2005, Dex Media incurred $11.7 million of costs related to its acquisition by RHD. These costs primarily relate to financial advisory, legal and accounting fees and are included in G&A expense in Dex Media’s condensed consolidated statements of operations. No such costs were recorded in the year ended December 31, 2004.

During the year ended December 31, 2005, Dex Media recorded a pension settlement loss of $3.3 million as a result of lump sum payments to participants in excess of the sum of the service cost plus the interest cost component of the periodic pension costs for the year. No pension settlement losses were recorded in the year ended December 31, 2004.

During the year ended December 31, 2005, Dex Media recorded stock compensation expense of $11.3 million related to modifications of certain stock options. See Note 9(f) to Dex Media’s consolidated financial statements for the year ended December 31, 2005 included in this prospectus. No such expense was recorded in the year end December 31, 2004.

Year ended December 31, 2005 compared to the year ended December 31, 2004

	Year Ended
	December 31,
	2005	2004
	(Dollars in thousands)

Revenue:
Local directory services	$1,359,037	$1,353,229
National directory services	232,223	191,146
Qwest advertising	18,233	23,133
Other revenue	48,923	35,406

Total revenue	1,658,416	1,602,914
Cost of revenue, excluding D&A expense	504,453	485,505

Gross profit, excluding D&A expense	1,153,963	1,117,409
Gross margin, excluding D&A expense	69.6%	69.7%
G&A expense, including bad debt expense and termination of annual advisory fees	$252,705	$251,566

Revenue

Total revenue increased $55.5 million, or 3.5%, to $1,658.4 million for the year ended December 31, 2005, from $1,602.9 million for the year ended December 31, 2004. Total revenue for the year ended December 31, 2004 was $46.8 million lower than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in 2004, total revenue would have increased $8.7 million, or 0.5%, for the year ended December 31, 2005. The increase in total revenue, excluding the effects of purchase accounting, was primarily due to increases in national directory services revenue and other revenue, and was partially offset by decreases in local directory services revenue and Qwest advertising revenue.

Local and national directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of advertisements sold, the change in mix of advertisements among Dex Media’s product families, the proportion of advertisements sold with premium features, the volume of promotional services obtained from Dex Media’s advertisers in exchange for Dex Media’s publication of their advertisements in Dex Media’s directories, the number of local advertisers’ disconnects and the number of new advertisers obtained during a period. Pricing factors include price increases related to Dex Media’s standard rates that may be made from time to time in varying markets for varying categories, and are offset by discount programs that may be initiated in local markets for certain advertiser headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Fluctuations in product mix and pricing are among the multiple factors that contributed to the change in local and national directory services revenue.

Local directory services revenue increased $5.8 million, or 0.4%, to $1,359.0 million for the year ended December 31, 2005, compared to $1,353.2 million for the year ended December 31, 2004. Local directory service revenue for the year ended December 31, 2004 was $9.6 million lower than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in 2004, local directory services revenue decreased $3.8 million, or 0.3%, for the year ended December 31, 2005. Local directory services revenue, excluding the effects of purchase accounting in 2004, accounted for 81.9% and 82.6% of revenue for the year ended December 31, 2005 and the year ended December 31, 2004, respectively.

Revenue from national advertisers increased $41.1 million, or 21.5%, to $232.2 million for the year ended December 31, 2005, compared to $191.1 million for the year ended December 31, 2004. Revenue from national advertisers for the year ended December 31, 2004 was $37.2 million lower than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in 2004, revenue from national advertisers, increased $3.9 million, or 1.7%, for the year ended December 31, 2005. Revenue from national advertisers, excluding the effects of purchase accounting in 2004, accounted for 14.0% and 13.8% of revenue for the year ended December 31, 2005 and the year ended December 31, 2004, respectively.

Revenue from Qwest advertising decreased $4.9 million, or 21.2%, to $18.2 million for the year ended December 31, 2005, from $23.1 million for the year ended December 31, 2004. This decrease in Qwest advertising revenue was a result of the timing of Qwest’s purchases under its Advertising Commitment Agreement with Dex Media. Under the Advertising Commitment Agreement, Qwest is obligated to purchase $20.0 million in advertising annually from Dex Media. However, if in any given year Qwest exceeds the $20.0 million of advertising purchases, up to $5.0 million of the excess may be credited to the following year’s purchase commitment. As a result of purchases in excess of the $20.0 million for the year ended December 31, 2003, Qwest purchased less than $20.0 million of Dex Media advertising in 2004, of which a portion is deferred and recognized over the life of the related directory in 2005.

Other revenue increased $13.5 million, or 38.2%, to $48.9 million for the year ended December 31, 2005, from $35.4 million for the year ended December 31, 2004. This increase in other revenue was primarily due to an increase in Internet revenue and an increase in the fees Dex Media collects from customers who pay their accounts late, and was partially offset by a decrease in Dex Media’s direct marketing revenue.

Cost of revenue

Cost of revenue recognized was $504.5 million for the year ended December 31, 2005, compared to $485.5 million for the year ended December 31, 2004. Cost of revenue recognized for the year ended December 31, 2004 was $10.5 million lower than it would have been due to the effects of purchase accounting. Cost of revenue recognized, excluding the effects of purchase accounting in 2004, represented 30.4% and 30.1% of revenue for the year ended December 31, 2005 and 2004, respectively. The cost of revenue recognized does not include any D&A expense.

For the year ended December 31, 2005 and 2004, Dex Media incurred costs subject to deferral and amortization of $494.0 million and $502.2 million, respectively.

Employee costs incurred decreased $16.6 million, or 7.6%, to $201.2 million for the year ended December 31, 2005 from $217.8 million for the year ended December 31, 2004. The decrease primarily resulted from a reduction in the number of Dex Media’s employees, which related primarily to planned workforce reductions.

Direct publishing costs incurred, which primarily include paper, printing and distribution, decreased $3.4 million, or 2.0%, to $169.9 million for the year ended December 31, 2005, from $173.3 million for the year ended December 31, 2004. The decrease is primarily a result of printing costs declining in 2005 due to the implementation of a new printing agreement with one of Dex Media’s two outside providers of printing services, and was partially offset by an increase in the number of directories Dex Media published in 2005.

Contracting and professional fees incurred increased $13.7 million, or 46.0%, to $43.5 million for the year ended December 31, 2005, from $29.8 million for the year ended December 31, 2004. This increase was primarily due to costs related to supporting Dex Media’s new production system, which it began to incur in the second quarter of 2004 and incremental costs paid to vendors related to the fulfillment of Dex Web Clicks, which launched in early 2005.

National commissions incurred increased $4.5 million, or 9.3%, to $53.1 million for the year ended December 31, 2005 from $48.6 million for the year ended December 31, 2004 as a result of national directory services revenue growth and commissions on extension billings for directories with extended lives.

Other cost of revenue incurred, which primarily includes systems expense and office and facilities expense, was $26.3 million for the year ended December 31, 2005, compared to $32.7 million for the year ended December 31, 2004.

Gross profit

Dex Media’s gross profit was $1,154.0 million for the year ended December 31, 2005, compared to $1,117.4 million for the year ended December 31, 2004. Excluding the effects of purchase accounting, gross profit for the year ended December 31, 2004 would have been $1,153.7 million. Gross margin, excluding the effects of purchase accounting in 2004, was 69.6% for the year ended December 31, 2005, compared to 69.9% for the year ended December 31, 2004.

General and administrative expense

G&A expense, including bad debt expense, increased $1.1 million, or 0.5% to $252.7 million for the year ended December 31, 2005, compared to $251.6 million for the year ended December 31, 2004.

Employee costs were $79.0 million for the year ended December 31, 2005 compared to $64.3 million for the year ended December 31, 2004. Employee costs include salaries and wages, benefits, including pension expense and employee stock compensation, and other employee costs. Salaries and wages were $34.7 million for the year ended December 31, 2005 compared to $36.6 million for the year ended December 31, 2004. Benefits were $32.2 million for the year ended December 31, 2005 compared to $17.6 million for the year ended December 31, 2004. The increase in benefits was due primarily to a one-time stock-based compensation charge of $11.3 million related to the modification of certain stock option terms and a pension settlement loss of $3.3 million as a result of lump sum payments to participants in excess of the sum of the service cost plus the interest cost component of the periodic pension costs for the year. Other employee costs were $12.1 million for the year ended December 31, 2005 compared to $10.1 million for the year ended December 31, 2004, respectively.

Advertising expense decreased $5.7 million, or 14.7%, to $33.2 million for the year ended December 31, 2005, from $38.9 million for the year ended December 31, 2004. The decrease in advertising reflects lower levels of discretionary spending in 2005. Advertising expense as a percentage of revenue, excluding the effects of purchase accounting in 2004, decreased to 2.0% for the year ended December 31, 2005 from 2.4% for the year ended December 31, 2004.

Contracting and professional fees increased $7.6 million, or 16.6%, to $53.3 million for the year ended December 31, 2005, from $45.7 million for the year ended December 31, 2004. The increase in contracting and professional fees was primarily a result of financial advisory, accounting and legal fees incurred in 2005 in connection with the Dex Media merger. This increase was partially offset by the elimination in 2004 of the $2.0 million annual advisory fee payable to each of Carlyle and Welsh Carson.

At the time of Dex Media’s IPO in July 2004, Dex Media paid $10.0 million to each of Carlyle and Welsh Carson to eliminate Dex Media’s contractual obligation to pay such annual advisory fee.

Bad debt expense increased $8.7 million, or 19.9%, to $52.4 million for the year ended December 31, 2005, from $43.7 million for the year ended December 31, 2004. Bad debt expense as a percentage of total revenue, excluding the effects of purchase accounting in 2004, was 3.2% for the year ended December 31, 2005, and 2.6% for the year ended December 31, 2004. The increase in bad debt expense reflects Dex Media’s decision to accept higher levels of credit risk.

All other G&A expense decreased $4.2 million, or 10.8%, to $34.8 million for the year ended December 31, 2005, from $39.0 million for the year ended December 31, 2004.

Amortization of intangibles

For the years ended December 31, 2005 and 2004, Dex Media recognized $345.7 million and $412.4 million, respectively, in amortization expense related to Dex Media’s identifiable intangible assets. The decrease in amortization expense was the result of a declining method used to amortize the value of the acquired accounts in proportion with their estimated retention lives.

Interest expense

Interest expense was $446.4 million and $505.5 million for the year ended December 31, 2005 and 2004, respectively. Interest expense for the year ended December 31, 2005 includes $37.0 million of amortization of deferred financing costs and $48.5 million of accretion on discount notes. Interest expense for the year ended December 31, 2004 includes $63.5 million of amortization of deferred financing costs, including the write off of $5.6 million of deferred financing costs in conjunction with Dex Media’s subsidiaries’ senior note redemption. Interest expense for the year ended December 31, 2004 also includes $42.3 million of accretion on discount notes and $24.1 million of early redemption premium paid to redeem a portion of Dex Media’s subsidiaries senior subordinated notes.

Income taxes

SFAS No. 109 requires that Dex Media recognize deferred income tax assets on net operating losses to the extent that realization of these assets is more likely than not. As of December 31, 2005, Dex Media had recorded $65.0 million of net deferred income tax assets, of which $82.9 million is the result of estimated net operating loss carryforwards of $204.2 million. As of December 31, 2004, Dex Media recorded $98.6 million of deferred income tax assets, of which $107.3 million resulted from estimated net operating loss carryforwards of $271.2 million. Net operating loss carryforwards do not begin to expire until 2022. Based on current projections of income and expenses, Dex Media has determined that it is more likely than not that it will utilize the deferred tax assets associated with the net operating losses before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded for this issue.

Material trends, known facts and uncertainties

Directory services revenue

For the year ended December 31, 2005, approximately 97% of Dex Media’s revenue came from directory services, its bundled advertising solution that includes print, Internet-based and CD-ROM directories. Dex Media’s ability to increase directory services revenue is dependent on Dex Media’s ability to attract and retain advertisers or increase revenue per advertiser account through a change in advertising volume and/or rates.

Competition

The U.S. directory advertising industry is highly competitive. In nearly all markets, Dex Media competes with one or more yellow pages directory publishers, which are predominantly independent publishers, such as the U.S. business of Yell Group Ltd and Phone Directories Company. In some markets, Dex Media also competes with other incumbent publishers in overlapping and adjacent markets. Competition from other yellow pages publishers affects Dex Media’s ability to attract and retain advertisers and to increase advertising rates.

The Internet has emerged as a medium for advertisers. Dex Media competes through its Internet site, DexOnline.com with the Internet yellow pages directories of independent and other incumbent directory publishers, and with other Internet sites, including those available through wireless applications, that provide classified directory information, such as Switchboard.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN and others, some of which have entered into affiliate agreements with other major directory publishers. Dex Media may not be able to compete effectively with these other companies, some of which may have greater resources than Dex Media, for advertising sales or acquisitions in the future. Dex Media also competes for advertising sales with other traditional media, including newspapers, magazines, radio, direct mail, telemarketing, billboards and television. Dex Media may not be able to compete effectively with these other companies, some of which may have greater resources than Dex Media, for advertising sales or acquisitions in the future.

Internet

Dex Media believes that its Internet-based directory, DexOnline.com, is an extension of its printed directories. Dex Media believes that any decline in the usage of its printed directories could be offset in part by an increase in usage of its Internet-based directory, DexOnline.com. Additionally, the full roll-out of Dex Web Clicks will serve to provide Dex Media’s advertisers with a simplified solution to their participation in the complex area of auction-based internet advertising and could provide Dex Media with incremental revenue growth. However, if Dex Media is unsuccessful in monetizing increased usage from its Internet-based directory or is not able to effectively deliver Dex Media’s Dex Web Clicks product, its business could be negatively impacted.

Paper prices

Paper is Dex Media’s principal raw material. Substantially all of the paper that Dex Media uses (other than for covers) is supplied by two companies: Nippon and Catalyst. Prices under these two agreements are negotiated each year based on prevailing market rates, which have been declining consistent with general U.S. market trends for directory paper over the last three years. Since the second half of 2004, pulp prices have been increasing at rates higher than the general inflation rate. This has resulted in upward pressure on Dex Media’s paper prices. The effect of such upward price pressure, however, has been moderated due to the fact that prices under both of Dex Media’s paper agreements are subject to certain price escalation limits.

Fuel prices

Fuel is an indirect and minor part of Dex Media’s cost structure. However, rising fuel prices could impact the transportation and distribution of Dex Media’s print directories at the current service and cost levels. Dex Media’s existing transportation agreement caps the diesel fuel surcharge well below the spot market diesel fuel surcharges. Although there is no current impact on Dex Media’s service levels and transportation/distribution costs, rising fuel costs could have a negative impact on Dex Media.

Income taxes

Dex Media is subject to income taxes in the United States. Dex Media recently completed, subject to the area director’s approval, an audit by the IRS for the tax years ending November 30, 2002 and 2003. In connection with the audit, Dex Media and the IRS have agreed that approximately $95 million of costs incurred to consummate the Dex East Acquisition and Dex West Acquisition should be capitalized to the cost of the assets acquired and amortized over 15 years. This settlement is not material to Dex Media’s financial position, results of operations or cash flows.

New accounting standards

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling cost and wasted material. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Dex Media does not expect the adoption of SFAS No. 151 to have a material impact on its financial statements.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” and has subsequently issued various related FASB staff positions, which we refer to as FSPs. This statement and FSPs establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement and FSPs are effective for public companies for new awards granted and outstanding awards modified, repurchased or cancelled for periods beginning after the effective date. The statement and FSPs also require that for outstanding options accounted for under APB No. 25 or SFAS No. 123, stock-based compensation expense be recognized in earnings for periods beginning after the effective date for the portion of those awards for which the requisite service has not yet been rendered, based upon the grant date fair value of such awards calculated under SFAS 123. The adoption of SFAS 123R and FSPs will not have a material impact on Dex Media’s financial statements.

On March 29, 2005, the SEC released SAB No. 107, which provides an interpretation of SFAS No. 123R and its interaction with certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 provides guidance with regard to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R, the modification of employee share options prior to adoptions of SFAS No. 123R and disclosures in Management’s Discussion and Analysis subsequent to the adoption of SFAS No. 123R. The adoption of SFAS 123R will not have a material impact on Dex Media’s financial statements.

On April 14, 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R. Under SFAS No. 123R, registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. The SEC’s new rule requires companies to implement SFAS No. 123R at the beginning of their next fiscal year beginning on or after June 15, 2005, instead of the first reporting period that begins after June 15, 2005. As a result, the financial statements of Dex Media must comply with SFAS No. 123R beginning with the interim financial statements for the first quarter of 2006. The SEC’s new rule does not change the accounting required by SFAS No. 123R; it changes only the dates for compliance with the standard.

During May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a Replacement of APB Opinion No. 20 and FASB Statement No. 3.” This statement applies to all voluntary changes in accounting principle and requires retrospective application of the new accounting principle to prior accounting periods as if that principle had always been used. In addition, this statement requires that a change in depreciation method be accounted for as a change in estimate. The requirements are effective for changes made in fiscal years beginning after December 15, 2005. Dex Media does not expect the adoption of SFAS No. 154 to have a material impact on Dex Media’s financial statements.

Other items

In its final review of Dex Media’s financial statements included in its annual report on Form 10-K for the year ended December 31, 2005, management identified and corrected a misclassification that appeared in Dex Media’s press release dated February 22, 2006, which was filed as Exhibit 99.1 to Dex Media’s current report on Form 8-K furnished to the SEC on February 22, 2006. The misclassification involved outstanding accounts receivable balances that were improperly classified as cash. The result of correcting this misclassification is a decrease in cash and cash provided by operating activities of $1.0 million (to $1.8 million and $569.4 million, respectively) as of and for the year ended December 31, 2005, and an increase in accounts receivable and accounts payable of $1.8 million and $0.8 million, respectively (to $134.8 million and $54.2 million, respectively) as of December 31, 2005.

Year ended December 31, 2004 compared to the year ended December 31, 2003

Combined results of operations

The following discussion of results of operations compares (i) the historical results of Dex Media for the year ended December 31, 2004 compared to (ii) the combined results of Dex Media for the year ended December 31, 2003 and Dex West for the period from January 1, 2003 through September 9, 2003, or the combined year 2003. The following discussion of combined results of operations does not describe Dex Media’s historical financial results presented in accordance with GAAP. For such a discussion, see “Historical results of operations” in this section. The following results of Dex Media for the combined year 2003 in comparison to its results for 2004 have been included because: (i) Dex Media believes that such financial information is important to an investor’s understanding of the impact of the Dex West Acquisition on Dex

Media’s future financial results and (ii) Dex Media and Dex Media West were under common management for all periods presented. Because Dex Media’s relationship with Qwest and its affiliates, changed as a result of the Dex West Acquisition, Dex Media’s cost structure changed from that reflected in its historical results of operations, including the combined results of operations that follow. There were no significant transactions between Dex Media and Dex Media West to consider in combining the results as described above. Although these combined results are included in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with GAAP and the periods presented are not comparable due to the change in basis of assets that resulted from the Dex West Acquisition. Certain prior period amounts have been reclassified to conform to the 2005 presentation.

The results of operations for the year ended December 31, 2004 include the purchase accounting effects on revenue and cost of revenue related to the Dex West Acquisition, and the results of operations for the combined year 2003 include the purchase accounting effects on revenue and cost of revenue related to the Dex East Acquisition and the Dex West Acquisition and therefore are not comparable. Please refer to “Items affecting comparability between periods” in this section and the discussion below for detail regarding the effects of these adjustments.

	Year Ended
	December 31,	Combined
	2004	Year 2003
	(Dollars in thousands)

Revenue:
Local directory services	$1,353,229	$1,291,099
National directory services	214,279	182,511

Total directory services	1,567,508	1,473,610
Other revenue	35,406	39,322

Total revenue	1,602,914	1,512,932
Cost of revenue	485,505	458,615

Gross profit, excluding amortization and depreciation	$1,117,409	$1,054,317
Gross margin	69.7%	69.7%
G&A expense, including bad debt expense and termination of annual advisory fees	$251,566	$220,722

Revenue

Total revenue increased by $90.0 million, or 5.9%, to $1,602.9 million for the year ended December 31, 2004 from $1,512.9 million for the combined year 2003. Total revenue for the year ended December 31, 2004 and the combined year 2003 was $46.8 million and $118.2 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, total revenue would have been $1,649.7 million for the year ended December 31, 2004, a $18.6 million, or 1.1%, increase from $1,631.1 million for the combined year 2003. Total revenue, excluding the effects of purchase accounting, for the year ended December 31, 2004 included $1,612.8 million in directory services revenue and $36.1 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting, is substantially due to an increase in local directory services revenue offset by decreases in other revenue relating to Dex Media’s direct marketing services product line.

Total directory services revenue, which consists of local and national directory services revenue, increased $93.9 million, or 6.4%, to $1,567.5 million for the year ended December 31, 2004 from $1,473.6 million for the combined year 2003. Total directory service revenue for the year ended December 31, 2004 and the combined year 2003 was $46.8 million and $118.2 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, total directory services revenue increased by $22.5 million, or 1.4%, to $1,614.3 million for the year ended December 31, 2004 from $1,591.8 million for the combined year 2003.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of advertisements sold, the change in mix of advertisements among Dex Media’s product families, the proportion of advertisements sold with premium features, the volume of promotional services obtained from Dex Media’s advertisers in exchange for the publication of their advertisements in its directories, the number of local advertisers’ disconnects and the number of new advertisers obtained during a period. Pricing factors include price increases related to Dex Media’s standard rates that may be made from time to time in varying markets for varying categories, offset by discount programs that may be initiated in local markets for certain advertiser headings. Dex Media anticipates that its average standard rates will increase approximately 0.5% during 2005. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Improvements in product mix and pricing are among the multiple factors that contributed to the change in directory services revenue.

Local directory services revenue increased $62.1 million, or 4.8%, to $1,353.2 million for the year ended December 31, 2004 compared to $1,291.1 million for the combined year 2003. Local directory service revenue for the year ended December 31, 2004 and the combined year 2003 was $9.6 million and $50.5 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, local directory services revenue increased by $21.2 million, or 1.6%, to $1,362.8 million for the year ended December 31, 2004 from $1,341.6 million for the combined year 2003. Local directory services revenue, excluding the effects of purchase accounting in each year, accounted for 82.6% and 82.3% of revenue for the year ended December 31, 2004 and the combined year 2003, respectively.

Revenue from Dex Media’s national advertisers increased $31.8 million, or 17.4%, to $214.3 million for the year ended December 31, 2004 compared to $182.5 million for the combined year 2003. Revenue from national advertisers for the year ended December 31, 2004 and the combined year 2003 was $37.2 million and $67.7 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, revenue from national advertisers, increased $1.3 million, or 0.5%, to $251.5 million for the year ended December 31, 2004 compared to $250.2 million for the combined year 2003. Revenue from national advertisers, excluding the effects of purchase accounting in each year, accounted for 15.7% and 15.3% of revenue for the year ended December 31, 2004 and the combined year 2003, respectively.

Other revenue decreased by $3.9 million, or 10.0%, to $35.4 million for the year ended December 31, 2004 from $39.3 million for the combined year 2003. In 2004, Dex Media substantially reduced the number of products offered in Dex Media’s direct marketing services product line which represented $2.4 million of the decline between periods.

Cost of revenue

Cost of revenue recognized was $485.5 million for the year ended December 31, 2004 compared to $458.6 million for the combined year 2003. Recognized cost of revenue for the year ended December 31, 2004 and the Combined year 2003 was $10.5 million and $32.6 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting for deferred costs, cost of revenue recognized would have been $496.0 million for the year ended December 31, 2004 compared to $491.2 million for the combined year 2003. Cost of revenue recognized, excluding the effects of purchase accounting, represented 30.1% of revenue for the year ended December 31, 2004 and the combined year 2003.

For the year ended December 31, 2004 and the combined year 2003, Dex Media incurred costs subject to deferral and amortization of $502.2 million and $486.5 million, respectively. The $15.7 million, or 3.2%, increase in incurred costs during 2004 is primarily due to $14.9 million in costs incurred in 2004 when publication schedules of 13 directories were shifted from December 2003 to the first quarter of 2004. This increase was partially offset by $2.0 million in costs not incurred in 2004 when publication schedules of two directories were shifted from December 2004 to the first quarter of 2005. Under the deferral and amortization method of accounting, these changes in publication schedules and incurred costs did not have a significant impact on cost of revenue recognized between periods.

Employee costs incurred decreased by $11.4 million, or 5.0%, to $217.8 million for the year ended December 31, 2004 from $229.2 million for the combined year 2003. The decrease is a result of changes to sales incentives and a reduction in the number of employees related primarily to planned workforce reductions.

Direct costs of publishing incurred, which primarily include paper, printing and distribution, increased $14.6 million or 9.2%, to $173.2 million for the year ended December 31, 2004 from $158.6 million for the combined year 2003. The increase includes $10.7 million in costs incurred in 2004 when the publication schedules of 13 directories were shifted from December 2003 to the first quarter of 2004. This was partially offset by $1.4 million in costs not incurred in 2004 when the publication schedules of two directories were shifted from December 2004 to the first quarter of 2005.

Contracting and professional fees incurred increased $18.6 million to $29.8 million for the year ended December 31, 2004 from $11.2 million for the combined year 2003. The increase is primarily due to training expenditures and on-going support related to Dex Media’s new production system and is substantially offset by decreased employee costs from planned workforce reductions related thereto.

Other cost of revenue incurred, which primarily includes systems expense, office and facilities expense and national commissions, was $81.4 million for the year ended December 31, 2004 compared to $87.5 million for the combined year 2003.

Gross profit

Dex Media’s gross profit, excluding D&A, was $1,117.4 million for the year ended December 31, 2004 compared to $1,054.3 million for the combined year 2003. Excluding the effects of purchase accounting, gross profit for the year ended December 31, 2004 would have been $1,153.7 million compared to $1,139.9 million for the combined year 2003. Gross margin, excluding the effects of purchase accounting, was 69.9% for each of the year ended December 31, 2004 and the combined year 2003.

General and administrative expense

G&A expense, including bad debt expense and termination of annual advisory fees, increased $30.8 million, or 14.0%, to $251.6 million for the year ended December 31, 2004 from $220.7 million for the combined year 2003. The increase was primarily due to a non-recurring $20.0 million fee paid in connection with the Dex Media IPO and increases in employee costs, partially related to one time charges from a planned workforce reduction, advertising expense and contracting and professional fees offset by decreases in bad debt expense and other G&A expenses.

Employee costs increased $11.7 million, or 22.2%, to $64.4 million for the year ended December 31, 2004 from $52.7 million for the combined year 2003. Employee costs include salaries and wages, benefits and other employee costs. Salaries and wages increased $3.7 million, or 11.2%, to $36.6 million for the year ended December 31, 2004 from $32.9 million for the combined year 2003. The increase in salaries and wages was due to additional stand-alone costs resulting from the Dex West Acquisition and the termination of a transition services agreement between Dex Media and Qwest. Prior to January 1, 2004, the functions of information technology, finance, real estate and human resource services were provided to Dex Media by Qwest under the transition services agreement and were included in other G&A expenses. These functions were also provided to Dex Media West and included in other G&A expenses as affiliate expenses prior to September 9, 2003 and as transition services fees subsequent to September 9, 2003. Dex Media terminated this transition services agreement as of December 31, 2003. Benefits increased $2.5 million, or 16.4%, to $17.7 million for the year ended December 31, 2004 from $15.2 million for the combined year 2003. This increase is primarily due to higher costs of medical benefits and to the absence of pension credits in 2004 related to Qwest’s over-funded pension plan, from which benefits were recognized in 2003 for Dex Media West. Other employee costs increased $5.5 million for the year ended December 31, 2004 to $10.1 million from $4.6 million for the combined year 2003, respectively. The increase is primarily related to accrued severance costs of $6.8 million related to the planned workforce reduction as a result of efficiencies expected to be gained by the replacement of Dex Media’s core production platform with technology from Amdocs and to general re-organizational costs.

Advertising increased $12.1 million, or 45.1%, to $38.9 million for the year ended December 31, 2004 from $26.8 million for the combined year 2003 due to additional media advertisements and exclusivity arrangements designed to increase consumer awareness, including promoting the new DEX trademark and product offerings, which may be obtained from Dex Media’s advertisers in exchange for the publication of their advertisements in its directories. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 2.4% from 1.6% for the year ended December 31, 2004 compared to the combined year 2003, respectively.

Contracting and professional fees increased $3.6 million, or 8.6%, to $45.7 million for the year ended December 31, 2004 from $42.1 million for the combined year 2003. The increase is primarily due to higher legal fees and increased use of external collection agencies for collection of past due receivables.

Bad debt expense decreased $7.4 million, or 14.5%, to $43.7 million for the year ended December 31, 2004 from $51.1 million for the combined year 2003. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting, was 2.7% for the year ended December 31, 2004 compared to 3.1% for the combined year 2003. The decrease in bad debt expense is primarily a result of improved and accelerated collection efforts on local advertiser accounts. In addition, in 2004 there was a decline in direct write-offs of national accounts as compared to the prior year.

In connection with Dex Media’s IPO, it paid $10.0 million to each of Carlyle and Welsh Carson to eliminate the $4.0 million aggregate annual advisory fee payable under certain management consulting agreements. This non-recurring termination fee was not incurred in the combined year 2003. The annual advisory fee is included in contracting and professional fees.

All other G&A expense decreased $9.1 million, or 19.0%, to $38.9 million for the year ended December 31, 2004 from $48.0 million for the combined year 2003. For the combined year 2003, other G&A expense included affiliate charges from Qwest for Dex Media West and transition services fees for Dex Media, including finance, human resources, real estate and information technology, while with the costs of such expenses were incurred directly in salaries and wages for the year ended December 31, 2004.

Historical results of operations

The year ended December 31, 2004 includes the results of operations of Dex Media West for the full year, whereas the results of operations for the year ended December 31, 2003 include the results of operations of Dex Media West subsequent to the Dex West Acquisition on September 9, 2003. Consequently, the periods presented are non-comparable. As such, a comparison of the year ended December 31, 2004 to the year ended 2003 has been included in the section “Year ended December 31, 2004 compared to the year ended 2003 — Combined results of operations.” In addition and as described further below, in connection with the acquisition of Dex Media West, Dex Media acquired intangible assets subject to amortization and incurred significant indebtedness.

The results of operations for the year ended December 31, 2004 include adjustments for the purchase accounting effects on revenue and cost of revenue related to the Dex West Acquisition, and the results of operations for the year ended December 31, 2003 include the purchase accounting effects on revenue and cost of revenue related to both the Dex East Acquisition and the Dex West Acquisition and therefore are not comparable. Please refer to “— Items affecting comparability between periods” in this section and the discussion below for detail regarding the effects of these adjustments.

	Year Ended	Year Ended
	December 31,	December 31,
	2004	2003
	(Dollars in thousands)

Revenue:
Local directory services	$1,353,229	$770,033
National directory services	214.279	88,162

Total directory services	1,567,508	858,195
Other revenue	35,406	24,577

Total revenue	1,602,914	882,772
Cost of revenue	485,505	265,333

Gross profit	$1,117,409	$617,439
Gross margin	69.7%	69.9%
G&A expense, including bad debt expense and termination of annual advisory fees	$251,566	$146,480

Revenue

Total revenue increased by $720.1 million, or 81.6%, to $1,602.9 million for the year ended December 31, 2004 from $882.8 million for the year ended December 31, 2003. Total revenue for the years ended December 31, 2004 and 2003 was $46.8 million and $118.2 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, total revenue would have been $1,649.7 million for the year ended December 31, 2004, a $648.7 million, or 64.8%, increase from $1,001.0 million for the year ended December 31, 2003, which includes 113 days of Dex Media West revenue. Total revenue, excluding the effects of purchase accounting for the year ended December 31, 2004, included $1,614.3 million in directory services revenue and $35.4 million in revenue for all other products.

Total directory services revenue, which consists of local and national directory services revenue, increased $709.3 million, or 82.6%, to $1,567.5 million for the year ended December 31, 2004 from $858.2 million for the year ended December 31, 2003. Total directory services revenue for the years ended December 31, 2004 and 2003 was $46.8 million and $118.2 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, total directory services revenue increased by $637.9 million, or 65.3%, to $1,614.3 million for the year ended December 31, 2004 from $976.4 million for the year ended December 31, 2003.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of advertisements sold, the change in mix of advertisements among Dex Media’s product families and the proportion of advertisements sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to Dex Media’s increased directory services revenue, excluding the effects of purchase accounting.

Local directory services revenue increased $583.2 million, or 75.7%, to $1,353.2 million for the year ended December 31, 2004 compared to $770.0 million for the year ended December 31, 2003. Local directory services revenue for the years ended December 31, 2004 and 2003 was $9.6 million and $50.5 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, local directory services revenue increased by $542.3 million, or 66.1%, to $1,362.8 million for the year ended December 31, 2004 from $820.5 million for the year ended December 31,

2003. Local directory services revenue, excluding the effects of purchase accounting in each year, accounted for 82.6% and 82.0% of revenue for the years ended December 31, 2004 and 2003, respectively.

Revenue from national advertisers, including Qwest, increased $126.1 million to $214.3 million for the year ended December 31, 2004 compared to $88.2 million for the year ended December 31, 2003. Revenue from national advertisers for the years ended December 31, 2004 and 2003 was $37.2 million and $67.7 million lower, respectively, than it would have been due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, revenue from national advertisers, including Qwest, increased $95.6 million, or 61.3%, to $251.5 million for the year ended December 31, 2004 compared to $155.9 million for the year ended December 31, 2003. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting in each year, accounted for 15.7% and 15.6% of revenue for the years ended December 31, 2004 and 2003, respectively.

Other revenue increased by $10.8 million, or 43.9%, to $35.4 million for the year ended December 31, 2004 from $24.6 million for the year ended December 31, 2003.

Cost of revenue

Cost of revenue recognized was $485.5 million for the year ended December 31, 2004 compared to $265.3 million for the year ended December 31, 2003. Recognized cost of revenue for the years ended December 31, 2004 and 2003 was $10.5 million and $32.6 million lower than it would have been, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting in each year, cost of revenue recognized would have been $496.0 million for the year ended December 31, 2004 compared to $297.9 million for the year ended December 31, 2003, which includes 113 days of expense for Dex Media West. Cost of revenue recognized, excluding the effects of purchase accounting, represented 30.1% of revenue for the year ended December 31, 2004, compared to 29.8% for the year ended December 31, 2003.

For the years ended December 31, 2004 and 2003, Dex Media incurred costs subject to deferral and amortization of $502.2 million and $297.3 million, respectively. Costs subject to deferral and amortization include certain employee costs, direct costs of publishing, sales commissions, systems costs and other costs.

Employee costs incurred increased by $79.0 million, or 56.9%, to $217.8 million for the year ended December 31, 2004 from $138.8 million for the year ended December 31, 2003.

Direct costs of publishing incurred, which include paper, printing and distribution, were $173.2 million and $97.8 million for the years ended December 31, 2004 and 2003, respectively.

Contracting and professional fees incurred increased $22.1 million to $29.8 million from $7.7 million for the years ended December 31, 2004 and 2003, respectively. The increase in primarily due to on-going support related to our new production system.

Other cost of revenue incurred, which primarily includes system expense, office and facilities expense and national commissions, was $81.4 million for the year ended December 31, 2004 compared to $53.0 million for the year ended December 31, 2003.

Gross profit

Dex Media’s gross profit, excluding amortization and depreciation, was $1,117.4 million for the year ended December 31, 2004 compared to $617.4 million for the year ended December 31, 2003. Gross profit for the year ended December 31, 2003 includes the operations of Dex Media West subsequent to the Dex West Acquisition on September 9, 2003. The operations of Dex Media West are included in the operations for the entire year ended December 31, 2004. Excluding the effects of purchase accounting in each year, gross profit for the year ended December 31, 2004 would have been $1,153.7 million compared to $703.1 million for the year ended December 31, 2003. Gross margin, excluding the effects of purchase accounting, decreased to 69.9% for the year ended December 31, 2004 from 70.2% for the year ended December 31, 2003.

General and administrative expense

G&A expense, including bad debt expense and termination of annual advisory fees, increased $105.1 million to $251.6 million for the year ended December 31, 2004, from $146.5 million for the year ended December 31, 2003, which includes 113 days of expense for Dex Media West. The increase was primarily due to the inclusion of an entire year of Dex Media West in 2004 and only 113 days of expense for Dex Media West in 2003 and due to the termination of annual advisory fees payable to Carlyle and Welsh Carson.

Employee costs increased $25.4 million, or 65.1% to $64.4 million for the year ended December 31, 2004 from $39.0 million for the year ended December 31, 2003. Employee costs include salaries and wages, benefits and other employee costs. Salaries and wages increased $12.3 million, or 50.6%, to $36.6 million for the year ended December 31, 2004 from $24.3 million for the year ended December 31, 2003. The increase in salaries and wages was due to additional stand-alone costs resulting from our operating as a separate entity from Qwest. Prior to 2004, the functions of finance, human resources, real estate, and information technology were provided primarily by Qwest and were included in other G&A expense as affiliate expenses. Benefits increased $6.4 million or 56.6% to $17.7 million for the year ended December 31, 2004 from $11.3 million for the year ended December 31, 2003. The increase is primarily due to higher cost of medical benefits and the inclusion of Dex Media West for the entire year 2004. Other employee costs increased $6.7 million for the year ended December 31, 2004 to $10.1 million from $3.4 million for the year ended December 31, 2003. The increase is primarily related to accrued severance costs of $6.8 million related to the planned workforce reduction as a result of the efficiencies gained by the replacement of our core production platform with technology from Amdocs.

Advertising increased $19.0 million to $38.9 million for the year ended December 31, 2004 from $19.9 million for the year ended December 31, 2003 due to additional media advertisements and exclusivity arrangements designed to increase customer awareness, including promoting the new DEX trademark and product offerings. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 2.4% from 2.0% for the years ended December 31, 2004 and 2003, respectively.

Contracting and professional fees increased $15.2 million to $45.7 million for the year ended December 31, 2004 from $30.5 million for the year ended December 31, 2003. The increase is primarily due to higher legal fees and increased use of external collection agencies for collection of past due receivables.

Bad debt expense increased $11.7 million, or 36.4%, to $43.7 million for the year ended December 31, 2004 from $32.1 million for the year ended December 31, 2003 due to the effects of weak local economies and aging receivables. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting, was 2.7% for the year ended December 31, 2004 compared to 3.2% for the year ended December 31, 2003.

In connection with Dex Media’s IPO, it paid $10.0 million to each of Carlyle and Welsh Carson to eliminate the $4.0 million aggregate annual fee payable under certain management consulting agreements. This non-recurring termination fee was not incurred in the prior year end. The annual advisory fee paid in prior years is included in contracting and professional fees.

All other G&A expense increased $13.9 million to $38.9 million for the year ended December 31, 2004 from $25.0 million for the year ended December 31, 2003. For the year ended December 31, 2003, other G&A expense included charges from Qwest, including finance, human resources, real estate and information technology, with the cost of such expenses incurred directly in salaries and wags for the year ended December 31, 2004.

Amortization of intangibles

In connection with the Dex West Acquisition, Dex Media recorded significant intangible assets. Substantial portions of these assets have definite lives and are subject to amortization. For the years ended December 31, 2004 and 2003, Dex Media recognized $412.4 million and $290.1 million, respectively, in amortization expense related to its identifiable intangible assets.

Interest expense

Dex Media incurred significant indebtedness in connection with the Dex West Acquisition and the issuance of Dex Media’s notes and discount notes. As such, interest expense subsequent to and prior to the Dex West Acquisition are not comparable. Dex Media recognized interest expense of $505.5 million and $277.6 million for the years ended December 31, 2004 and 2003, respectively. Interest expense for the year ended December 31, 2004 includes $63.5 million of amortization of deferred financing costs, including the write off of $5.6 million deferred financing costs in conjunction with Dex Media’s subsidiaries’ senior subordinated partial note redemptions. Interest expense for the year ended December 31, 2004 also includes $42.3 million of accretion on discount notes and $24.1 million of early redemption premiums. Interest expense for the year ended December 31, 2003 includes $24.3 million of amortization of deferred financing costs.

Income taxes

SFAS No. 109 requires that Dex Media recognize deferred income tax assets on net operating losses to the extent realization of these assets is more likely than not. As of December 31, 2004 Dex Media had recorded $98.6 million of deferred income tax assets resulting primarily from net operating loss carryforwards of $271.2 million pending final tax filing of which the net operating loss carryforwards do not begin to expire until 2022. As of December 31, 2003 Dex Media had recorded $69.2 million of deferred income tax assets resulting primarily from net operating loss carryforwards of $188.3 million. Based upon current projections of income and expenses, Dex Media has determined that it is more likely than not to utilize these deferred tax assets before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded.

Liquidity and capital resources of RHD

Credit facilities

RHDI

As of March 31, 2006, the RHDI credit facility consists of a $313.4 million Term Loan A-2, a $116.0 million Term Loan A-3, a $1,429.5 million Term Loan D, a $350 million Term Loan D-1 and the $175 million RHDI revolving credit facility for an aggregate credit facility of $2,383.9 million. All term loans require quarterly principal and interest payments. The RHDI credit facility provides for a new Term Loan C for potential borrowings up to $400 million, such proceeds, if borrowed, to be used to fund acquisitions, refinance certain indebtedness or to make certain restricted payments. As of March 31, 2006, the outstanding balances of Term Loans A-2, A-3, D and D-1 were $235.8 million, $87.6 million, $1,422.0 million and $349.1 million, respectively, with no amounts outstanding under the RHDI revolving credit facility. The RHDI revolving credit facility, Term Loan A-2 and Term Loan A-3 mature in December 2009 and Term Loans D and D-1 mature in June 2011. The weighted average interest rate of outstanding debt under the RHDI credit facility was 6.63% and 4.79% at March 31, 2006 and 2005, respectively.

As further amended on April 24, 2006, the RHDI credit facility bears interest, at our option, at either:

•	The higher of (i) a base rate as determined by the Administrative Agent, Deutsche Bank Trust Company Americas, plus a 0.25% margin on the RHDI revolving credit facility and Term Loan A-4 and a 0.50% margin on Term Loan D-1 and Term Loan D-2; and (ii) the Federal Funds Effective Rate (as defined) plus 0.50%, plus a 0.25% margin on the RHDI revolving credit facility and Term Loan A-4 and a 0.50% margin on Term Loan D-1 and Term Loan D-2; or

•	LIBOR rate plus a 1.25% margin on the RHDI revolving credit facility and Term Loan A-4 and a 1.50% margin on Term Loan D-1 and Term Loan D-2. We may elect interest periods of 1, 2, 3 or 6 months (or 9 or 12 months if, at the time of the borrowing, all lenders agree to make such term available), for LIBOR borrowings.

On September 1, 2004, in connection with the AT&T Directory Acquisition, we amended and restated our RHDI credit facility, which consisted of a $700 million Term Loan A-2, a $1,650 million Term Loan B-2 and the $175 million RHDI revolving credit facility for an aggregate facility of $2,525 million.

On December 6, 2004, we amended the restated RHDI credit facility to accomplish the following objectives:

•	obtain more favorable pricing on our variable rate debt;

•	provide for a new Term Loan A-3 and a new Term Loan D, both replacing the Term Loan B-2;

•	adjust non-financial covenants to make them less restrictive for corporate operating flexibility; and

•	obtain consent to carve out designated additional debt from required mandatory prepayments.

On December 13, 2005, we amended the RHDI credit facility to accomplish the following objectives:

•	provide for a new $350 million Term Loan D-1 to fund the repurchase of the RHDI senior notes and pay transaction and prepayment costs;

•	adjust non-financial covenants to make them less restrictive for corporate operating flexibility and;

•	obtain consent for the Dex Media merger and GS repurchase.

Dex Media East

As of March 31, 2006, the Dex Media East credit facility consisted of revolving loan commitments, which we refer to as the Dex Media East revolver, and term loan commitments. The Dex Media East revolver consists of a total principal amount of $100.0 million, which is available for general corporate purposes, subject to certain conditions. The Dex Media East term loans consist of a tranche A term loan with an initial total principal amount of $690.0 million and a tranche B term loan with an initial total principal amount of $700.0 million. As of March 31, 2006, the principal amounts owing under the tranche A and tranche B term loans were approximately $299.7 million and $429.0 million, respectively, and $60.0 million was outstanding under the Dex Media East revolver. The tranche A and tranche B term loans were available only to fund a portion of the Dex Media East Acquisition and a portion of the Dex Media West Acquisition. The Dex Media East revolver and tranche A term loan will mature in November 2008, and the tranche B term loan will mature in May 2009.

As further amended on April 24, 2006, the Dex Media East credit facility bears interest, at our option, at either:

•	The higher of (i) the base rate determined by the Administrative Agent, JP Morgan Chase Bank, N.A., plus a 0.25% margin on the Dex Media East revolver and Term Loan A and a 0.50% margin on Term Loan B; and (ii) the Federal Funds Effective Rate (as defined) plus 0.50%, plus a 0.25% margin on the Dex Media East revolver and Term Loan A and a 0.50% margin on Term Loan B; or

•	LIBOR rate plus a 1.25% margin on the Dex Media East revolver and Term Loan A and a 1.50% margin on Term Loan B. We may elect interest periods of 1, 2, 3, or 6 months (or 9 or 12 months if, at the time of the borrowing, all lenders agree to make such term available), for LIBOR borrowings.

Dex Media West

As of March 31, 2006, the Dex Media West credit facility, as amended and restated in connection with the Dex Media merger, consists of revolving loan commitments, which we refer to as the Dex Media West revolver, and term loan commitments. The Dex Media West revolver consists of a total principal amount of $100.0 million, which is available for general corporate purposes, subject to certain conditions. The Dex Media West term loans consist of a tranche A term loan in a total principal amount of $960.0 million, a tranche B term loan in a total principal amount of $1,200.0 million, and a tranche B-1 term loan in a total principal amount of $503.0 million. As of March 31, 2006, the principal amounts owing under the tranche A, tranche B, and tranche B-1 term loans were approximately $324.1 million, $834.3 million, and $439.5 million, respectively, and $81.0 million was outstanding under the Dex Media West revolver. The tranche A and tranche B term loan commitments were available only to fund a portion of the Dex West Acquisition, and the tranche B-1 was utilized to redeem Dex Media West’s notes put to Dex Media West in connection with a change of control offer and to fund a portion of the cash consideration to be paid to Dex Media’s stockholders in connection with the Dex Media merger.

As further amended on April 24, 2006, the Dex Media West credit facility bears interest, at our option, at either:

•	The higher of (i) the base rate determined by the Administrative Agent, JP Morgan Chase Bank, N.A., plus a 0.25% margin on the Dex Media West revolver and Term Loan A and a 0.50% margin on Term Loan B-1 and Term Loan B-2; and (ii) the Federal Funds Effective Rate (as defined) plus 0.50%, plus a 0.25% margin on the Dex Media West revolver and Term Loan A and a 0.50% margin on Term Loan B-1 and Term Loan B-2; or

•	LIBOR rate plus a 1.25% margin on the Dex Media West revolver and Term Loan A and a 1.50% margin on Term Loan B-1 and Term Loan B-2. We may elect interest periods of 1, 2, 3, or 6 months (or 9 or 12 months if, at the time of the borrowing, all lenders agree to make such term available), for LIBOR borrowings.

RHD’s credit facilities and the indentures governing the notes contain usual and customary affirmative and negative covenants that, among other things, place limitations on our ability to (i) incur additional indebtedness; (ii) pay dividends and repurchase our capital stock; (iii) enter into mergers, consolidations, acquisitions, asset dispositions and sale-leaseback transactions; (iv) make capital expenditures; (v) issue capital stock of our subsidiaries; (vi) engage in transactions with our affiliates; and (vii) make investments, loans and advances. RHD’s credit facilities also contain financial covenants relating to maximum consolidated leverage, minimum interest coverage and maximum senior secured leverage as defined therein. Substantially all of RHDI’s and its subsidiaries’ assets, including the capital stock of RHDI and its subsidiaries, are pledged to collateralize our obligation under the RHDI credit facility. Substantially all of the assets of Dex Media East and Dex Media West and their subsidiaries, including their capital stock, are pledged to collateralize the obligations under their respective credit facilities.

Preferred stock

In a series of transactions related to the SPA Acquisition in November 2002 and January 2003, we issued through a private placement 200,604 shares of preferred stock and warrants to purchase 1,650,000 shares of our common stock to the GS Funds for gross proceeds of $200 million. Exercise prices related to the warrants range between $26.28 and $28.62, which are exercisable at any time during a five-year term.

The preferred stock, and any accrued and unpaid dividends, were convertible by the GS Funds into common stock at any time after issuance at a price of $24.05 per share and earned a cumulative dividend of 8% compounded quarterly. We could not pay cash dividends on the preferred stock through September 30, 2005, during which time the dividend accreted. On January 14, 2005, we repurchased 100,303 shares of our preferred stock from the GS Funds for $277.2 million in cash. In order to fund this repurchase, pay transaction costs and repay debt associated with the RHDI credit facility, on January 14, 2005, we issued the 6.875% senior notes. For more information, see “— Notes-RHD” below.

Notes

RHD

On January 14, 2005, we issued $300 million of the 6.875% senior notes, the proceeds of which were used to redeem 100,303 shares of the then outstanding preferred stock from the GS Funds, pay transaction costs and repay debt associated with the RHDI credit facility.

On January 27, 2006, in order to fund the cash portion of the Dex Media merger purchase price, we issued $660 million aggregate principal amount at maturity ($600.5 million gross proceeds) of the series A-2 notes and $1,210 million principal amount of the series A-3 notes. Interest is payable semi-annually on the series A-2 notes and the series A-3 notes. Also on January 27, 2006, we issued $365 million aggregate principal amount at maturity ($332.1 million gross proceeds) of the series A-1 notes to fund the GS repurchase. Interest is payable semi-annually commencing July 15, 2006. All of these notes are unsecured obligations of RHD, senior in right of payment to all future senior subordinated and subordinated indebtedness of RHD and structurally subordinated to all indebtedness of our subsidiaries. In connection with the issuance of these notes, we entered into a registration rights agreement, whereby we agreed, among other things to (i) file this exchange offer registration statement with the SEC with respect to these notes within 120 days after January 27, 2006, (ii) use reasonable efforts to have such exchange offer registration statement declared effective by the SEC within 180 days after January 27, 2006 and (iii) subject to certain limitations, consummate the exchange offer to which this exchange offer registration statement relates within 210 days after January 27, 2006.

RHDI

In connection with the SPA Acquisition, RHDI issued the RHDI senior notes and the RHDI senior subordinated notes. These notes are unsecured obligations of RHDI and interest is paid on these notes semi-annually on June 15th and December 15th. On December 20, 2005, we repurchased through a tender offer and exit consent solicitation $317.1 million of the RHDI senior notes. We are considering, among other alternatives, redemption of the remaining $7.9 million RHDI senior notes in 2006. Proceeds from the RHDI credit facility’s $350 million Term Loan D-1 were used to fund the partial repurchase, a call premium of $25.3 million and pay transaction costs.

Dex Media

Dex Media has issued $500 million aggregate principal amount of the 8% notes. Interest is payable on May 15th and November 15th of each year.

Dex Media has issued $750 million aggregate principal amount of the 9% discount notes, under two indentures. The 9% discount notes were issued at an original issue discount with interest accruing at 9%, per annum, compounded semi-annually. Interest accrues in the form of increased accreted value until November 15, 2008, at which time the accreted value will be equal to the full principal amount at maturity. After November 15, 2008, the 9% discount notes bear cash interest at 9% per annum, payable semi-annually on May 15th and November 15th of each year.

Dex Media East

Dex Media East issued $450 million aggregate principal amount of the 9.875% senior notes. Interest is payable on May 15th and November 15th of each year.

Dex Media East issued $525 million aggregate principal amount of the 12.125% senior subordinated notes. Interest is payable on May 15th and November 15th of each year.

Dex Media West

Dex Media West issued $385 million aggregate principal amount of the 8.5% senior notes. Interest is payable on February 15th and August 15th of each year.

Dex Media West issued $300 million aggregate principal amount of the 5.875% senior notes. Interest is payable on May 15th and November 15th of each year.

Dex Media West issued $780 million aggregate principal amount of the 9.875% senior subordinated notes. Interest is payable on February 15th and August 15th of each year.

Sources and Uses

The sources and uses of funds in connection with the Dex Media merger and the GS repurchase are summarized as follows:

(Dollars in thousands)

Sources:
Outstanding series A-1 senior discount notes due 2013	$332,081
Outstanding series A-2 senior discount notes due 2013	600,475
Outstanding series A-3 senior notes due 2016	1,210,000
Amended Dex Media West credit facility	444,193
Short-term interest income on the outstanding Series A-2 senior discount notes and the outstanding Series A-3 senior notes(1)	836
Cash from balance sheet(2)	21,539

Total sources	$2,609,124

Uses:
Cash portion of the Dex Media merger consideration	$1,861,111
GS repurchase	336,123
Refinance Dex Media West 5.875% senior notes due 2011(6)	291,835
Fees and expenses(3)	120,055

Total uses	$2,609,124

(1)	Represents short-term interest income on the outstanding series A-2 notes and outstanding series A-3 notes from January 27, 2006 (the issuance date of the notes) through January 31, 2006 (the closing of the Dex Media merger).

(2)	We used cash on hand of $21.5 million to fund a portion of (1) the Dex Media merger and related financings and (2) the GS repurchase and related financings.

(3)	Includes fees and expenses relating to (1) the Dex Media merger and related financings and (2) the GS repurchase and related financings.

Following the Dex Media merger, Dex Media is a wholly owned subsidiary of RHD. Our primary source of liquidity will continue to be cash flow generated from operations as well as available borrowing capacity under the RHDI revolving credit facility and the Dex Media revolvers associated with Dex Media’s credit facilities. We expect that our primary liquidity requirements will be to fund operations and for debt service on our indebtedness, including Dex Media’s and its subsidiaries’ indebtedness. Our ability to meet our debt service requirements will be dependent on our ability to generate sufficient cash from operations and make additional borrowings under the combined company’s credit facilities. Our primary sources of cash flow will consist mainly of cash receipts from the sale of advertising in our yellow pages directories and can be impacted by, among other factors, general economic conditions, competition from other yellow pages directory publishers and other alternative products, consumer confidence and the level of demand for yellow pages advertising. We believe that cash flows from operations, along with borrowing capacity under the RHDI revolving credit facility and Dex Media’s revolvers, will be adequate to fund our operations and capital expenditures and to meet our debt service requirements for at least the next 12 to 24 months. However, we make no assurances that our business will generate sufficient cash flow from operations or that sufficient borrowing will be available under the RHDI revolving credit facility and Dex Media’s revolvers or Term Loan C to enable us to fund our operations, capital expenditures and meet all debt service requirements, pursue all of our strategic initiatives, or for other purposes.

As a result of the Dex Media merger and in accordance with SFAS No. 141, Business Combinations, or SFAS No. 141, we are required to record Dex Media’s consolidated outstanding debt at its fair value. The following table illustrates the book value and fair value of Dex Media’s consolidated outstanding debt as of January 31, 2006:

	Book Value at	Fair Value at
	January 31,	January 31,	Fair Value
	2006	2006	Adjustment

Dex Media credit facilities	$1,950.1	$1,950.1	$—
Dex Media Inc. 8% senior notes	500.0	515.0	15.0
Dex Media Inc. 9% senior discount notes	598.8	616.0	17.2
Dex Media East 9.875% senior notes	450.0	484.3	34.3
Dex Media East 12.125% senior subordinated notes	341.3	395.9	54.6
Dex Media West 8.5% senior notes	385.0	407.1	22.1
Dex Media West 5.875% senior notes	300.0	300.1	0.1
Dex Media West 9.875% senior subordinated notes	761.8	840.8	79.0

Total consolidated outstanding debt at January 31, 2006	$5,287.0	$5,509.3	$222.3

As of March 31, 2006, the unamortized fair value adjustment due to purchase accounting was $216.2 million, which does not impact future scheduled interest or principal payments.

Primarily as a result of our business combinations and preferred stock repurchase transactions we have a significant amount of debt service. Aggregate outstanding debt as of March 31, 2006 was $10,884.0 million. The completion of the Dex Media merger triggered change of control offers on all of Dex Media’s and its subsidiaries outstanding notes, requiring us to make offers to repurchase the notes. As of March 31, 2006, $291.3 million of the 5.875% senior notes, $0.3 million of the 9.875% senior notes, $0.2 million of the 9.875% senior subordinated notes and $0.1 million of the 9% discount notes were tendered in the applicable change of control offer and repurchased by us.

During the 12 months ended December 31, 2005, we made scheduled principal payments of $115.2 million and prepaid an additional $230.0 million in principal under the RHDI credit facility. Additionally, we made revolver payments of $304.2 million offset by revolver borrowings of $268.0 million under the RHDI credit facility. For the year ended December 31, 2005, we made aggregate cash interest payments of $206.7 million. At December 31, 2005, we had $7.8 million of cash and cash equivalents before checks not yet presented for payment of $7.5 million, and available borrowings under the RHDI revolving credit facility of $170.0 million. During 2005, we periodically utilized the RHDI revolving credit facility as a financing resource to balance the timing of our periodic and accelerated payments made under the RHDI credit facility and interest payments on the RHDI senior notes and RHDI senior subordinated notes with the timing of cash receipts from operations. We may use the RHDI revolving credit facility and Dex Media’s revolvers in a similar fashion in 2006. Our present intention is to repay borrowings under all revolvers in a timely manner and keep any outstanding amounts to a minimum.

During the three months ended March 31, 2006, we made scheduled principal payments of $77.0 million and prepaid an additional $50.0 million in principal under the RHDI, Dex Media East and Dex Media West credit facilities. Additionally, we made revolver payments of $44.7 million offset by revolver borrowings of $168.7 million under the RHDI, Dex Media East and Dex Media West credit facilities.

Cash Flow

Cash flow provided by operating activities was $392.1 million for the year ended December 31, 2005. Key contributors to operating cash flow in 2005 include the following:

•	$67.5 million in net income.

•	$202.4 million of net non-cash charges reflecting a source of cash, primarily consisting of $85.1 million of D&A, $30.0 million in bad debt provision, $32.7 million loss on extinguishment of debt, $43.2 million in deferred taxes and $11.4 million in other non-cash charges.

•	$50.2 million net source of cash from an $82.0 million increase in deferred directory revenue offset by an increase in accounts receivable of $31.8 million. We analyze the change in deferred revenue and accounts receivable together because when a directory is published, the annual billing value of that directory is initially deferred and unbilled accounts receivable are established. Each month thereafter, typically one-twelfth of the billing value is recognized as revenue and billed to customers.

•	$52.5 million net source of cash from a decrease in other assets, reflecting a net decrease in deferred directory costs of $48.8 million, consisting of an increase in deferred directory costs of $16.2 million offset by $65.0 million in amortization of deferred directory costs relating to directories that were scheduled to publish subsequent to the AT&T Directory Acquisition, and a $3.7 million decrease in other current and non-current assets. Deferred directory costs represent cash payments for certain costs associated with the publication of directories. Since deferred directory costs are initially deferred when incurred, the cash payments are made prior to the expense being recognized.

•	$19.5 million net source of cash from an increase in accounts payable and accrued liabilities, primarily reflecting a $10.6 million increase in accrued interest payable on outstanding debt, a $9.2 million increase in accounts payable and an increase in other non-current liabilities of $3.2 million, offset by a $3.5 million decrease in other accrued liabilities.

Cash flow provided by operating activities was $196.0 million for the three months ended March 31, 2006. Key contributors to operating cash flow include the following:

•	$71.7 million in net loss.

•	$59.3 million of net non-cash charges primarily consisting of $62.7 million of D&A, $8.5 million in bad debt provision, $16.5 million of stock-based compensation expense and $15.6 million in other non-cash charges, offset by $44.0 million in deferred taxes.

•	$214.7 million net source of cash from a $319.6 million increase in deferred directory revenue, offset by an increase in accounts receivable of $104.9 million. The change in deferred revenue and accounts receivable are analyzed together given the fact that when a directory is published, the annual billing value of that directory is initially deferred and unbilled accounts receivable are established. Each month thereafter, a proportionate share of the billing value (typically one twelfth) is recognized as revenue and billed to customers. Additionally, under purchase accounting rules, deferred revenue was not recorded on directories that were published prior to the Dex Media merger, however we retained all the rights associated with the collection of amounts due under the advertising contracts executed prior to the Dex Media merger.

•	$16.2 million net use of cash from an increase in other assets, consisting of a $16.8 million increase in prepaid expenses and a $3.9 million increase in other current and non-current assets, offset by a $4.5 million decrease in deferred directory costs.

•	$1.2 million net source of cash from a decrease in accounts payable and accrued liabilities, primarily reflecting a $35.5 million decrease in accrued liabilities, offset by a $27.7 million increase in accrued interest payable on outstanding debt and a $9.0 million increase in trade accounts payable.

•	$8.7 million net source of cash from an increase in other non-current liabilities.

Cash used in investing activities for the year ended December 31, 2005 was $38.1 million and includes the following:

•	$31.6 million used to purchase fixed assets, primarily computer equipment and software.

•	$6.5 million in cash payments for fees associated with the Dex Media merger.

Cash used by investing activities for the three months ended March 31, 2006 was $1,899.1 million and includes the following:

•	$10.4 million used to purchase fixed assets, primarily computer equipment, software and leasehold improvements.

•	$1,888.7 million in cash payments in connection with the Dex Media merger including merger fees net of cash received from Dex Media.

Cash used in financing activities for the year ended December 31, 2005 was $357.0 million and includes the following:

•	$877.6 million in net borrowings, consisting of the 6.875% senior notes used to finance the January 2005 repurchase of 100,303 shares of the outstanding preferred stock, $350 million under the RHDI credit facility’s Term Loan D-1 used to fund the tender offer and exit solicitation of the RHDI senior notes and $268.0 million in borrowings under the RHDI revolving credit facility associated with the RHDI credit facility, net of transaction costs and call premium payments of $40.4 million.

•	$649.4 million in principal payments on debt borrowed under the RHDI credit facility. Of this amount, $115.2 million represents scheduled principal payments, $230.0 million represents principal payments made on an accelerated basis, at our option, from excess cash flow generated from operations, and $304.2 million represents principal payments on the RHDI revolving credit facility.

•	$317.1 million to fund the tender offer and exit solicitation of the RHDI senior notes.

•	$277.2 million used to repurchase 100,303 shares of the outstanding preferred stock in January 2005.

•	$7.4 million in proceeds from the exercise of employee stock options.

•	$1.7 million in the increased value of checks not yet presented for payment.

Cash provided by financing activities for the three months ended March 31, 2006 was $1,894.6 million and includes the following:

•	$2,517.4 million in net borrowings, consisting of $2,142.5 million related to the series A-2 notes and series A-3 notes, which were used to fund the cash portion of the Dex Media merger and series A-1 notes, which were used to fund the GS repurchase. Net borrowings also consist of $444.2 million of the Dex Media West tranche B-1 term loan, $150.0 million of which was used to fund the cash portion of the Dex Media merger and $294.2 million of which was used to fund the purchase of the 5.875% senior notes, 9.875% senior subordinated notes and 9% discount notes in conjunction with change of control offers. These borrowings were net of financing costs of $69.3 million.

•	$463.6 million in principal payments on debt borrowed under the RHDI and Dex Media credit facilities. Of this amount, $77.0 million represents scheduled principal payments, $50.0 million represents principal payments made on an accelerated basis, at our option, from excess cash flow generated from operations, $291.9 represents Dex Media senior notes put back to RHD for repurchase and $44.7 million represents principal payments on the RHDI revolving credit facility.

•	$336.1 million used to repurchase the remaining 100,301 shares of our preferred stock in January 2006.

•	$168.7 million source in borrowings under the revolvers.

•	$14.1 million in proceeds from the exercise of employee stock options.

•	$5.9 million used in the decreased balance of checks not yet presented for payment.

Cash flow provided by operating activities was $406.3 million for the year ended December 31, 2004. Key contributors to operating cash flow in 2004 include the following:

•	$70.3 million in net income.

•	$169.9 million of net non-cash charges primarily consisting of $66.6 million of D&A, $14.9 million in bad debt provision, $16.9 million in other non-cash charges and $71.5 million in deferred taxes.

•	$113.1 million net source of cash from a $164.9 million increase in deferred directory revenue offset by an increase in accounts receivable of $51.8 million. We analyze the change in deferred revenue and accounts receivable together because when a directory is published, the annual billing value of that directory is initially deferred and unbilled accounts receivable are established. Each month thereafter, typically one-twelfth of the billing value is recognized as revenue and billed to customers. In connection with the AT&T Directory Acquisition, while we did not record the unrecognized revenue for directories published prior to the acquisition and during September 2004 due to purchase accounting, we did acquire the associated unbilled receivables and the rights to bill and collect these receivables, which totaled approximately $207.3 million.

•	$49.9 million net use of cash from an increase in other assets reflecting an $83.4 million increase in deferred directory costs, offset by a decrease of $33.5 million in other current and non-current assets. Deferred directory costs represent cash payments for certain costs associated with the publication of directories. Since deferred directory costs are initially deferred when incurred, the cash payments are made prior to the expense being recognized.

•	$32.4 million net source of cash from an increase in accounts payable and accrued liabilities, reflecting a $2.3 million increase in accrued interest payable on outstanding debt and a decrease of $20.6 million for federal income tax refunds received. Additionally, accounts payable and accrued liabilities includes a $4.2 million advance from AT&T under the transition services agreement relating to the accounts receivable billing and collection services, offset by the timing of invoices received as compared to invoices paid during the year ended December 31, 2004.

•	$73.2 million net source of cash from an increase in other non-current liabilities reflecting a $58.9 million tax refund that pertained to RHD’s election to carryback a federal net operating loss in connection with the SPA Acquisition.

Cash flow from operations reflects the normal operations of the business and excludes the impact of the incremental assets and liabilities acquired as a result of the AT&T Directory Acquisition on September 1, 2004, which impact is reflected in cash flow from investing activities.

Cash flows provided by operating activities was $112.8 million for the three months ended March 31, 2005. Key contributors to operating cash flow include the following:

•	$62.8 million consisting of $7.7 million in net income plus $55.1 million of net non-cash charges consisting of $21.7 million of D&A, $6.8 million in bad debt provision, $21.8 million in deferred taxes and $4.8 million in other non-cash charges.

•	$45.2 million net source of cash from a $50.7 million increase in deferred directory revenue less an increase in accounts receivable of $5.5 million. We analyze the change in deferred revenue and accounts receivable together because when a directory is published, the annual billing value of that directory is initially deferred and unbilled accounts receivable are established. Each month thereafter, typically one-twelfth of the billing value is recognized as revenue and billed to customers. In connection with the AT&T Directory Acquisition, while we did not record the deferred revenue for directories published prior to the acquisition due to purchase accounting, we did acquire the associated unbilled receivables and the rights to bill and collect these receivables, which totaled approximately $207.3 million.

•	$10.4 million net source of cash from an increase in accounts payable and accrued liabilities, reflecting a $29.6 million increase in accrued interest payable on outstanding notes due semi-annually on June 15 and December 15, partially offset by a decease of accrued bonuses and other accrued liabilities of $19.2 million.

•	$13.1 million net use of cash from a $19.7 decrease in deferred taxes and a $6.1 million increase in other non-current liabilities reflecting a $5.2 million increase in the restructuring reserve relating to the AT&T Directory Business.

Cash used in investing activities for the year ended December 31, 2004 was $1,431.6 million and includes the following:

•	$1,413.6 million in cash payments in connection with the AT&T Directory Acquisition.

•	$18.0 million used to purchase fixed assets, primarily computer equipment, software and leasehold improvements.

Cash used in investing activities for the three months ended March 31, 2005 was $5.5 million used to purchase fixed assets, primarily computer equipment and software.

Cash provided by financing activities for the year ended December 31, 2004 was $1,028.3 million and includes the following:

•	$1,318.9 million in net borrowings under the RHDI credit facility consisting of $600.5 million and $731.8 million in borrowings under Terms Loans A-2 and B-2, respectively, net of transaction costs of $13.4 million. The funds received under the RHDI credit facility were used to finance the AT&T Directory Acquisition.

•	$421.4 million in principal payments on debt borrowed under the RHDI credit facility. Of this amount, $67.1 million represents scheduled principal payments, $250.0 million represents principal payments made on an accelerated basis, at our option, from excess cash flow generated from operations, and $104.3 million represents principal payments on the RHDI revolving credit facility.

•	$21.2 million in principal payments to redeem the remaining 9.125% senior subordinated notes due 2008.

•	$145.5 million in borrowings under the RHDI revolving credit facility.

•	$0.9 million in the decreased value of checks not yet presented for payment.

•	$7.4 million in proceeds from the exercise of employee stock options.

Cash used in financing activities for the three months ended March 31, 2005 was $110.5 million and includes the following:

•	$291.7 million in net proceeds from the issuance of the 6.875% senior notes for the redemption of outstanding preferred stock.

•	$277.2 million used for the redemption of preferred stock.

•	$72.0 million in borrowings under the RHDI revolving credit facility.

•	$201.6 million of debt repayments including $46.4 million in scheduled and mandatory payments, $65.0 million in pre-payments and $90.2 million of RHDI revolving credit facility repayments (including $18.2 million from the outstanding RHDI revolving credit facility balance at December 31, 2004).

•	$1.9 million in the increased value of checks not presented for payment.

•	$2.7 million in proceeds from the exercise of employee stock options.

Off-balance sheet arrangements

RHD does not have any off-balance sheet arrangements that are material to its results of operations, financial condition or liquidity.

Contractual obligations

The contractual obligations tables presented below sets forth our annual commitments as of December 31, 2005 and March 31, 2006 for principal and interest payments on our debt, as well as other cash obligations for the next five years and thereafter. The debt repayments as presented in this table include only the scheduled principal payments under our current debt agreements and do not include any anticipated prepayments.

RHD — as of December 31, 2005

	Payment Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years

Long-term debt(1)	$3,078.8	$100.2	$200.1	$1,253.0	$1,525.5
Interest on long-term debt(2)	1,203.9	218.8	405.9	356.3	222.9
Operating leases(3)	50.4	9.4	17.2	11.6	12.2
Unconditional purchase obligations(4)	86.0	50.2	24.9	10.9	—
Other long-term liabilities(5)	83.5	6.1	13.3	14.9	49.2

Total contractual obligations	$4,502.6	$384.7	$661.4	$1,646.7	$1,809.8

RHD — as of March 31, 2006

	Payment Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years

Long-term debt(6)	$10,899.4	$460.5	$996.5	$3,632.9	$5,809.5
Interest on long-term debt(7)	4,972.0	728.9	1,493.9	1,323.3	1,425.9
Operating leases(3)	93.4	18.6	36.2	20.3	18.3
Unconditional purchase obligations(8)	195.4	71.8	97.0	26.6	—
Other long-term liabilities(9)	83.4	6.2	13.4	13.1	50.7

Total contractual obligations	$16,243.6	$1,286.0	$2,637.0	$5,016.2	$7,304.4

(1)	Included in long-term debt are amounts owed under the RHDI credit facility, RHDI senior notes and the RHDI senior subordinated notes. The weighted average interest rate under the RHDI credit facility was 6.21% at December 31, 2005. The RHDI senior notes, RHDI senior subordinated notes and 6.875% senior notes bear interest at 8.875%, 10.875% and 6.875%, respectively.

(2)	Interest on debt represents cash interest payment obligations assuming all indebtedness at December 31, 2005 will be paid in accordance with its contractual maturity and assumes interest rates on variable interest debt as of December 31, 2005 will remain unchanged in future periods.

(3)	We enter into operating leases in the normal course of business. Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with renewal or early termination options. Our future operating lease obligations would change if we exercised these renewal or early termination options and if we entered into additional operating lease agreements. The amounts in the table assume we do not exercise any such renewal or early termination options or enter into any additional lease agreements.

(4)	We have unconditional purchase obligations with three vendors regarding the purchase of paper that expire at various times from December 31, 2005 through December 31, 2006. Our purchase obligations are based on annual minimum quantities at pre-established pricing. Amounts in the table above reflect such pricing and minimum quantities under this contract. Should the market price of the paper drop below the pre-established pricing, our vendor is obligated to negotiate with us a lower paper price. Any quantities used above the contractual minimums would increase our payment obligations. We have no contractual obligations beyond 2006. In connection with our software system modernization and on-going support services related to the Amdocs software system, we are obligated to pay Amdocs approximately $40.2 million over the periods 2006 through 2009. In connection with the AT&T Directory Acquisition, we entered into an internet yellow pages reseller agreement whereby we are obligated to pay to AT&T $15.4 million over the 5-year term of the agreement.

(5)	We have a defined benefit plan covering substantially all employees. Our funding policy is to contribute an amount at least equal to the minimum legal funding requirement. No contributions were required in the three-year period ended December 31, 2005. Based on past performance and the uncertainty of the dollar amounts to be paid, if any, we have excluded such amounts from the above table. We have an unfunded postretirement plan that provides certain healthcare and life insurance benefits to those full-time employees who reach retirement age while working for RHD. Those expected future benefit payments, including administrative expenses, net of employee contributions, are included in the table above. We expect to make contributions of approximately $0.1 million and $0.9 million to our nonqualified retirement plan and postretirement plan, respectively, in 2006.

(6)	Included in long-term debt are amounts owed under the RHDI credit facility and Dex Media East and Dex Media West credit facilities and RHD and its subsidiaries’ notes. Refer to Note 5, “Long-Term Debt,” to the notes to the consolidated financial statements for the quarter ended March 31, 2006 incorporated by reference in this prospectus for a further description of RHD’s long-term debt.

(7)	Interest on debt represents cash interest payment obligations assuming all indebtedness at March 31, 2006 will be paid in accordance with its contractual maturity and assumes interest rates on variable interest debt as of March 31, 2006 will remain unchanged in future periods.

(8)	We have unconditional purchase obligations with three vendors regarding the purchase of paper that expire at various times through December 31, 2006. Our purchase obligations of $25.9 million for the remainder of 2006 are based on annual minimum quantities at pre-established pricing. Amounts in the table above reflect such pricing and minimum quantities under this contract. Should the market price of the paper drop below the pre-established pricing, our vendor is obligated to negotiate with us a lower paper price. Any quantities used above the contractual minimums would increase our payment obligations. We have no contractual obligations beyond 2006. In connection with our software system modernization and on-going support services related to the Amdocs software system, we are obligated to pay Amdocs approximately $36.4 million over the periods 2006 through 2009. In connection with the AT&T Directory Acquisition, we entered into an Internet Yellow Pages reseller agreement whereby we are obligated to pay to AT&T $15.4 million over the 5-year term of the agreement with approximately $14.0 million remaining under the agreement. In addition, unconditional purchase obligations include obligations acquired as a result of the Dex Media merger. These purchase obligations include amounts contractually owed by Dex Media for on-going support services related to the Amdocs software system that was completed in 2004, as well as certain information technology, communications and billing and collection services provided by Qwest.

(9)	We have defined benefit plans covering substantially all employees. Our funding policy is to contribute an amount at least equal to the minimum legal funding requirement. No contributions were required for the three months ended March 31, 2006. Based on past performance and the uncertainty of the dollar amounts to be paid, if any, we have excluded such amounts from the above table. We have an unfunded postretirement plan that provides certain healthcare and life insurance benefits to certain full-time employees who reach retirement age while working for RHD. Those expected future benefit payments, including administrative expenses, net of employee contributions, are included in the table above. We expect to make contributions of approximately $0.1 million and $0.9 million to our nonqualified retirement plan and postretirement plan, respectively, in 2006.

Quantitative and qualitative disclosure about market risk

Interest rate risk and risk management

The RHDI credit facility and the Dex Media credit facilities bear interest at variable rates and, accordingly, our earnings and cash flow are affected by changes in interest rates. The RHDI credit facility requires that we maintain hedge agreements to provide either a fixed interest rate or interest rate protection on at least 50% of our total outstanding debt. The Dex Media credit facilities require that we maintain hedge agreements to provide a fixed rate on at least 33% of their respective indebtedness. RHD has entered into the following interest rate swaps that effectively convert variable rate debt to fixed rate debt as of March 31, 2006. Under the terms of the agreements, RHD receives variable interest based on three-month LIBOR and pays a fixed rate of interest.

Effective Dates	Notional Amounts		Pay Rates	Maturity Dates
	(Amounts in millions)

April 1, 2003	$255	(3)	2.850%	March 31, 2007
May 8, 2003	125	(2), (5)	3.638 — 4.085%	November 8, 2007 — May 8, 2008
June 21, 2004	50	(1)	3.230%	June 21, 2006
June 23, 2004	50	(1)	3.170%	June 23, 2006
June 28, 2004	50	(1)	3.110%	June 28, 2006
July 2, 2004	50	(1)	3.200%	July 3, 2006
September 7, 2004	200	(3)	3.490% — 3.750%	September 8, 2008 — September 7, 2009
September 15, 2004	250	(4)	3.200% — 3.910%	September 15, 2007 — September 15, 2009
September 17, 2004	150	(3)	3.210% — 3.740%	September 17, 2007 — September 17, 2009
September 23, 2004	150	(3)	3.160% — 3.438%	September 24, 2007 — September 24, 2008
October 20, 2004	300	(4), (6)	3.31% — 3.40%	October 20, 2006 — October 26, 2006
December 14, 2005	150	(3)	4.74% — 4.752%	June 20, 2008 — December 22, 2008
December 15, 2005	150	(3)	4.7475% — 4.925%	December 20, 2007
February 14, 2006	350	(4)	4.9435%	February 14, 2008 — February 17, 2009
February 28, 2006	50	(1)	4.93275%	February 28, 2008
March 10, 2006	150	(2)	5.01%	March 10, 2008

Total	$2,480

(1)	Consists of one swap

(2)	Consists of two swaps

(3)	Consists of three swaps

(4)	Consists of four swaps

(5)	Denotes swaps entered into by Dex Media East and acquired by RHD as a result of the Dex Media merger. Swaps have not been designated as cash flow hedges.

(6)	Denotes swaps entered into by Dex Media West and acquired by RHD as a result of the Dex Media merger. Swaps have not been designated as cash flow hedges.

The outstanding interest rate swaps expose us to credit risk in the event that the counterparties to the agreements do not or cannot meet their obligations. The notional amount is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The loss would be limited to the amount that would have been received, if any, over the remaining life of the swap agreements. The counterparties to the swaps are major financial institutions, and we expect the counterparties to be able to perform their obligations under the swaps. We use derivative financial instruments for hedging purposes only and not for trading or speculative purposes.

Market risk sensitive instruments

RHD utilizes a combination of fixed-rate and variable-rate debt to finance its operations. The variable-rate debt exposes RHD to variability in interest payments due to changes in interest rates. Management believes that it is prudent to mitigate the interest rate risk on a portion of its variable-rate borrowings. To meet this objective, RHD has entered into fixed interest rate swap agreements to manage fluctuations in cash flows resulting from changes in interest rates on variable-rate debt. Certain interest rate swap agreements have been designated as cash flow hedges. In accordance with the provisions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137 and SFAS 138, the swaps are recorded at fair value. On a quarterly basis, the fair values of the swaps are determined based on quoted market prices and, assuming effectiveness, the differences between the fair value and the book value of the swaps are recognized in other comprehensive income, a component of shareholders’ equity. Any ineffectiveness of the swaps is required to be recognized in earnings. The swaps and the hedged item (three-month LIBOR-based interest payments on $2,055 million of bank debt) have been designed so that the critical terms (interest reset dates, duration and index) coincide. Assuming the critical terms continue to coincide, the cash flows from the swaps will exactly offset the cash flows of the hedged item and no ineffectiveness will exist.

For derivative instruments that are not designated or do not qualify as hedged transactions, the initial fair value, if any, and any subsequent gains or losses on the change in the fair value are reported in earnings as a component of interest expense. Interest rate swaps acquired as a result of the Dex Media merger with a notional amount of $425 million have not been designated as cash flow hedges. Resulting gains or losses on the change in the fair value of these interest rate swaps have been recognized in earnings as a component of interest expense.

Industry overview and outlook

Industry overview

According to Veronis Suhler Stevenson, the U.S. directory advertising industry accounted for $15.9 billion in revenues in 2004. According to the Yellow Pages Association, the U.S. directory advertising industry is the sixth largest advertising medium, serving approximately 3.3 million customers. Incumbents, such as us, consist of the publishing businesses of RBOCs, ILECs, and third-party publishers, such as us, operating under exclusive agreements with RBOCs and ILECs. These incumbents, including us, enjoy advantages over other competitors such as higher usage, greater market share, more accurate content and stronger relationships with advertisers. Based on our experience, we believe that more than 90% of incumbents’ revenue is generated from recurring sources. The reach and affordability of the yellow pages attract a diversified set of advertisers, the majority of whom are SMEs. In addition, yellow pages represent the primary, and in many cases, sole, form of advertising for these SMEs. As consumers continue to utilize various digital media more frequently, we believe that the U.S. directory publishers will be able to capitalize on these content and relationship advantages to expand their customers’ reach and generate additional revenue opportunities.

Attractive financial characteristics

While overall advertising tends to track the performance of the economy, directory advertising tends to be more stable and is less affected by economic downturns due in part to its frequent use by SMEs, often as their principal or only form of advertising. Moreover, most directory publishers, including us, give priority placement within a directory classification to their longest-tenured advertisers. As a result, advertisers have a strong incentive to renew their directory advertising purchases from year to year to keep their beneficial placement.

Incumbent advantages

There are two types of print yellow pages publishers, the incumbents, which consist of the publishing businesses of RBOCs, ILECs and third-party publishers who operate under exclusive agreements with RBOCs and ILECs and the independents, which include companies who are not affiliated with the local RBOC or ILEC. The incumbent category also includes companies, such as us, who blend the content and brand advantages of an incumbent with the execution focus of an independent.

In general, incumbents enjoy a significant market share lead over independents, 82% for incumbents and 18% for independent publishers, according to Veronis Suhler Stevenson, PQ Media, Simba Information, Association of Directory Publishers, 2005. The difference in market share can be explained by a number of advantages that incumbents have over independents, including:

•	Greater brand recognition. Many consumers view the incumbent’s publication as the official or trusted source which leads to greater usage;

•	More content. Provides a single source solution for consumers which leads to greater book retention;

•	Broader distribution. Our obligation on behalf of the RBOCs and the ILECs to deliver our books to new residences provides a greatly needed resource for finding local products and services to people at a time when they often have the greatest need for the information; and

•	Long-term relationships with advertisers. Working with advertisers year after year allows the sales force to serve as a trusted advisor because they understand the local market and their customers’ unique business advertising needs. As a result, this creates significant value for advertisers and provides more rich content for consumers.

Given their market position, incumbents on average are able to generate more calls per dollar spent on advertising than independents. In other words, incumbents deliver more calls at a lower cost per call than the independents. Furthermore, advertisers often have greater trust that incumbents will accurately publish and deliver books in addition to valuing incumbents’ increased focus on customer service and support.

Nevertheless, independents have increased their market share in part due to the Telecommunications Act of 1996, which assured access to telephone subscriber listings at nominal rates, and significant private equity investment. However, following the Dex Media merger, incumbents still occupy the top four U.S. directory publishers.

Strong customer base

Domestic yellow pages publishers enjoy a diversified, loyal customer base. Approximately 85% of revenue is derived from local advertisers, the majority of whom are SMEs in service businesses. We believe that SMEs often rely on the yellow pages as their principal or sole form of advertising because they are affordable, easy to buy, and effective. This, in combination with the value created from their advertisements, leads to strong, long-term relationships. National advertisers, who frequently utilize agencies to act as intermediaries, comprise approximately 15% of industry revenue. The largest national advertiser’s total industry spending accounts for less than 3% of industry revenue from national advertisers and less than 1.0% of total industry revenue.

Advantages of sales force

The directory advertising industry’s more than 20,000 highly qualified salespersons create a large advantage for the directory advertising industry. The sales force’s long-term relationships, knowledge of the local market and marketing expertise give publishers an edge over national advertising players and Internet only firms. They are responsible for maintaining high customer retention rates, encouraging existing customers to increase spending and attracting new advertisers. SMEs, who make up the majority of industry revenue, have limited marketing experience, time and resources. As a result, external marketing advisors are crucial to their success. Selling advertising to SMEs is a time consuming and intensive process. A well trained sales force can educate the advertiser, build trust and utilize deep market knowledge to convince new advertisers to make a purchase or an existing advertiser to spend more. Most of the industry provides substantial sales training and has made significant investments in technology to improve the productivity of its salespeople.

Digital opportunities

Digital expansion, including the Internet, represents a significant opportunity for the directory advertising industry to extend its advertisers’ reach and provide its customers with increased value. Internet Yellow Pages, or IYP, not only transfers the content of print yellow pages to a digital, searchable format, but it also allows for more advanced functionality flexibility for updating advertiser content and more personalized search results. According to Veronis Suhler Stevenson, the U.S. Internet directory market represented only a small portion of the total U.S. directory advertising market in 2004 with total revenue of approximately $775 million, having grown from $257 million in 2000, an increase of over 300%. Most major directory publishers operate an Internet-based directory business and publishers have increasingly bundled online advertising with their traditional print offerings in order to enhance total usage and advertiser value.

Increasing distribution of advertiser content online is beneficial due to:

•	Attractive consumer demographics. IYP users are typically 25-49 years old with higher education and higher incomes than the national average;

•	Complementary usage. Eight out of ten Internet shoppers also refer to the print yellow pages in an average month, and 76% of IYP users continue to use print yellow pages in 2005; and

•	High value-added. Reach is extended to an additional platform with minimal incremental cost.

We believe that no industry is better positioned to take advantage of opportunities in digital local search than the yellow pages. Robust content, long-term advertiser relationships, local market knowledge and existing presence in most consumers’ homes position U.S. directory publishers well.

Business

Corporate overview

We are a leading yellow pages publisher and online local commercial search company. Following the closing of the Dex Media merger, we are the third largest print and online directory publisher in the United States, based on revenue. During 2006, we expect to have a total annual distribution of approximately 80 million directories, serving over 600,000 local and national advertisers with more than 625 directories in 28 states. In 2005, Dex Media published 293 directories and printed approximately 52 million copies of these directories for distribution to virtually all business and residential customers throughout the Dex Media states. Dex Media’s Internet-based directory, DexOnline.comtm, which is bundled with Dex Media’s print product to provide web-based access to Dex Media’s directories, further expands the distribution of Dex Media’s advertiser content. In addition to the acquired Dex Media directory business, we publish Sprint-branded directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. We also publish AT&T-branded directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. We also offer online city guides and search websites in all of our Embarq markets under the Best Red Yellow Pagesbrand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com. Information contained on these websites is not part of this prospectus.

Acquisitions

On January 31, 2006, we completed the acquisition of Dex Media for a purchase price of $4.1 billion. Pursuant to the merger agreement, each issued and outstanding share of Dex Media common stock was converted into $12.30 in cash and 0.24154 of a share of RHD common stock, resulting in an aggregate cash value of $1.9 billion and an aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of RHD common stock. Additionally, we assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.5 billion. Following the closing of the Dex Media merger, we are the third largest print and online directory publisher in the United States based on revenue. During 2006, we expect to have a total annual distribution of approximately 80 million, serving over 600,000 local and national advertisers with more than 625 directories in 28 states. The Dex Media merger was accounted for as a purchase business combination in the first quarter of 2006 and the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of January 31, 2006. The results of the Dex Media business are included in our consolidated results commencing February 1, 2006. Under purchase accounting rules, we did not assume the deferred revenue balance of Dex Media at January 31, 2006. This amount represented revenue that would have been recognized in 2006 under our deferral and amortization revenue recognition method had the Dex Media merger not occurred. Accordingly, we will never record revenue associated with directories that published prior to the Dex Media merger. Although the deferred revenue balance was eliminated, we retained all of the rights associated with the collection of amounts due under and obligations under the advertising contracts executed prior to the Dex Media merger. As a result, Dex Media’s accounts receivable balances remain our assets. Also under purchase accounting rules, we did not assume deferred directory costs of Dex Media at January 31, 2006 related to those directories that were published prior to the Dex Media merger. These costs represented operating expenses that would have been recognized by Dex Media in 2006 under the deferral and amortization method had the Dex Media merger not occurred. The acquired Dex Media directory business now operates as Dex Media, Inc., one of our direct wholly owned subsidiaries. Headquartered in Cary, North Carolina, we are led by David C. Swanson as Chairman and Chief Executive Officer, Peter J. McDonald as Chief Operating Officer and Steven M. Blondy as Executive Vice President and Chief Financial Officer.

On September 1, 2004, we completed the acquisition of the AT&T Directory Business, including AT&T’s interests in DonTech, a 50/50 general partnership between us and AT&T, for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to us related to DonTech. The AT&T Directory Acquisition was consummated pursuant to, and in accordance with, the terms of a purchase agreement, dated as of July 28, 2004, as amended, by and among us, Ameritech, a direct wholly owned subsidiary of AT&T, and API, a direct wholly owned subsidiary of Ameritech. The AT&T Directory Acquisition was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the AT&T Directory Business are included in our consolidated results from September 1, 2004. The AT&T Directory Business operates as R.H. Donnelley Publishing & Advertising of Illinois Partnership, one of our indirect wholly owned subsidiaries.

On January 3, 2003, we completed the acquisition of the SPA Directory Business by acquiring all the outstanding capital stock of the various entities comprising SPA for $2.23 billion in cash. The SPA Acquisition was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the SPA Directory Business are included in our consolidated results from and after January 3, 2003. The acquired SPA Directory Business operates as R.H. Donnelley Publishing & Advertising, Inc., one of our indirect wholly owned subsidiaries.

On January 27, 2006, and in conjunction with the stock purchase and support agreement signed on October 3, 2005, we completed the GS repurchase for $336.1 million in cash including accrued cash dividends and interest. Based on the terms of the stock purchase and support agreement, the repurchase of the preferred stock became a probable event on October 3, 2005, requiring the recorded value of the preferred stock to be accreted to its redemption value. The recorded value of the preferred stock was accreted to its redemption value of $336.1 million at January 27, 2006. For the three months ended March 31, 2006, the accretion in redemption value from December 31, 2005 of $2.0 million, which represented accrued dividends and interest, was recorded as a reduction to income available to common shareholders and the reversal of the previously recorded beneficial conversion feature of approximately $31.2 million related to these shares was recognized as an increase to income available to common shareholders on the consolidated statement of operations. Subsequent to the GS repurchase, we have no outstanding shares of preferred stock. See “Note 6, Redeemable preferred stock and warrants” to the notes to the consolidated financial statements for the quarter ended March 31, 2006 incorporated by reference in this prospectus for a further description of the GS repurchase.

In January 2005, we repurchased 100,303 shares of our outstanding preferred stock from the GS Funds for $277.2 million in cash. In connection with this preferred stock repurchase, we recorded a reduction in earnings available to common stockholders on the consolidated statements of operations and comprehensive income of $133.7 million to reflect the loss on the repurchase of these shares for the year-ended December 31, 2005.

Business strengths

Leading incumbent market position

We had the benefit of Sprint’s brand name prior to the spin-off of Sprint’s local telephone operations and we have the benefit of AT&T’s and Qwest’s strong brand names. In addition, we have exclusive affiliations as the publisher of branded directories in certain of Embarq’s, AT&T’s and Qwest’s respective markets, and we expect to be the leader in terms of usage and market share in most of the Embarq, AT&T and Qwest markets where we have such rights to provide directories. While we have lost the right to use the SBC brand name as a result of SBC’s acquisition of AT&T, we have transitioned to the well-known AT&T brand. In addition, in connection with Sprint’s spin-off of its local telephone operations, we lost the right to use the Sprint brand name; however, we have entered into commercial arrangements with Embarq that provide us the right to be the exclusive directory publisher for Embarq in the markets where Sprint provided telephone service at the time of our agreement with Sprint and to use the Embarq brand name. We expect to benefit from the launch of the new Embarq brand.

The benefits of incumbent branding generally include the following:

•	being the “official” telephone directory for a given market;

•	high brand recognition;

•	broader distribution;

•	more accurate and complete content; and

•	higher usage.

These benefits provide opportunities for higher advertiser retention and consistent, stable revenues.

Product and sales synergies

We have a successful track record of integrating the SPA Directory Business and AT&T Directory Business into our existing businesses. On the Sprint side, we integrated the SPA Directory Business into our existing business ahead of schedule. Integration activities following the SPA Acquisition included systems integration and billing conversion, reduction in headcount, closure of a pre-press facility, relocating headquarters and developing a new program for sales recruiting, training and development. Further, management restored positive growth in the acquired SPA Directory Business. With the AT&T Directory Acquisition, we have successfully converted from the legacy AT&T billing system to our billing system and are currently working to improve other aspects of the AT&T Directory Business operations such as sales performance, credit policies, customer service, marketing and advertising programs and directory design.

On the product innovation side, the broad range of Dex Media’s specialty products has been used by advertisers to differentiate and enhance the display of their business information. These specialty products typically include the following:

•	two and three page advertisements placed at highly referenced sections of the directory;

•	advertisements placed on easy-to-find advertiser “section tabs” within directories for frequently-used categories such as physicians, auto dealerships and plumbers; and

•	Internet-based directory advertising products such as extra lines, replica advertisements, website and email link products, pop-up windows, banners and pay-for-placement products.

Positive industry fundamentals

According to Veronis Suhler Stevenson, the U.S. directory advertising industry accounted for $15.9 billion in revenues in 2004. There are several reasons why the directory advertising industry is attractive, especially for incumbents:

•	in many of our markets, we have more than twice the market share (based on usage) of our largest competitor;

•	in many cases yellow pages are the primary advertising medium for SMEs;

•	it is an influential form of major media with approximately 22% of consumers making purchases having considered the yellow pages prior to the decision to purchase; and

•	yellow pages have very little customer concentration risk, with the top ten advertising categories comprising less than 23% of the directory advertising industry.

Stable and consistent operating profile

We have and prior to the Dex Media merger, each of RHD and Dex Media had a strong track record of producing stable and consistent revenue and EBITDA. This stable and consistent operating profile has enabled RHD, since the SPA Acquisition on January 3, 2003 to December 31, 2005, to repay $921 million of debt and enabled Dex Media to repay $1.4 billion of debt for the period January 1, 2003 through December 31, 2005.

Experienced management with proven track record of success

David C. Swanson, who has held numerous management positions at multiple levels of RHD for more than 20 years, is our Chairman and Chief Executive Officer. Peter J. McDonald, who has over 30 years of experience in the directory advertising industry, is our President and Chief Operating Officer. Steven M. Blondy, who brings over ten years of experience in the media industry and has been our Chief Financial Officer since 2002, is our Executive Vice President and Chief Financial Officer.

Management has achieved several significant accomplishments in the past three years and has established a track record of successfully managing directory publishing assets, integrating acquisitions and delivering strong and consistent financial performance.

•	In 2003, we successfully integrated the SPA Directory Business into our existing business ahead of schedule (integration activities included systems integration and billing conversion, reduction in headcount, closure of a pre-press facility, relocating headquarters, and developing a new program for sales recruiting, training and development).

•	We have achieved 13 consecutive quarters of improved year-over-year publication sales growth in the Sprint markets since January 1, 2003.

•	Our combined management team has a history of generating strong positive cash flow from operations and using it to repay outstanding debt.

•	We restored positive growth in virtually all of the top 40 Sprint markets and developed an Internet product offering.

With the AT&T Directory Acquisition, we have successfully converted from the legacy AT&T billing system and are currently working to improve other aspects of the AT&T Directory Business operations such as sales performance, credit policies, customer service, marketing and advertising programs and directory design.

Business strategy

We expect to have an enhanced scale with annual distribution of approximately 80 million directories in 28 states and eight of the top 40 MSAs. We intend to continue to extend our usage and reach by, among other things, leveraging our extensive distribution agreements with Switchboard®, Yahoo! and other search engines.

We have identified three major sources of potential growth and have developed a business strategy to capitalize on these opportunities. The main elements of this strategy include:

•	maintaining strong levels of recurring revenue through the retention of existing customers;

•	achieving new revenue from existing customers; and

•	increasing revenue through new business initiatives via the Internet.

The principal elements of this business strategy include the following initiatives:

Capitalize on strong brand names and our incumbent position

Following the Dex Media merger, we are the third largest directory publisher in the United States, based on revenue, and have increased scale and reach within the directory advertising industry. We expect that our exclusive right to use the Embarq, AT&T or Qwest brand names in our markets will give us a substantial competitive advantage over independent directory publishers. Almost all of our directories are branded with Sprint, AT&T or Qwest names and logos, which we believe contributes to higher levels of penetration and customer retention and will allow us to achieve superior brand recognition through effective advertising and promotional campaigns in the markets in which we will operate. While we lost the right to use the SBC brand name as a result of SBC’s acquisition of AT&T, we have transitioned to the well-known AT&T brand. In connection with Sprint’s spin-off of its local telephone operations, we lost the right to use the Sprint brand name; however, we have entered into commercial arrangements with Embarq that provide us the right to be the exclusive directory publisher for Embarq in the markets where Sprint provided telephone services at the time of our agreement with Sprint and to use the Embarq brand name. We expect to benefit from the launch of the new Embarq brand.

Strengthen current market positions and grow advertiser base

We intend to increase customer retention and add to our advertiser base by utilizing our core expertise in managing local advertising sales forces. In addition, we plan to increase the number of new advertisers by developing marketing initiatives and obtaining new lead data on businesses that have not previously advertised with us, as well as continuing to build awareness of our products and services. Further, we will continue to focus on increasing both the number of advertisers and revenue per existing customer with the following:

•	encouraging the use of larger advertisements and other graphic features, including color;

•	increasing the number of headings purchased in directories;

•	expanding advertiser programs in contiguous market areas;

•	using our larger scale to attract more national advertising to our online search products;

•	expanding local advertiser programs into our online search products; and

•	offering new internet related services to businesses in our local markets.

Expand product offerings and implement value added services

Our strategy is to provide our SME advertisers with a fully integrated solution for their advertising needs. For many of our advertisers, printed yellow pages advertising historically has been their primary advertising medium. In addition to focusing on expanding existing products such as white pages advertising, color and other products, including tabs and blow-in cards. We intend to leverage our strength in product innovation and sales and operations to provide enhanced options to businesses and consumers.

Implement best sales and marketing strategies

Our sales training process will continue to serve as the catalyst and foundation for sales performance and employee retention through four core strategies:

•	recruiting talent — we will continue to aggressively recruit and attract sales talent in our markets;

•	sales trainer talent — only our sales elite are selected to join the training team to transfer proven skills, habits and cultures to our sales professionals;

•	accelerated training practices — we will continue to accelerate training practices through tested performance based on classroom and field sales training curriculum; and

•	leadership/management development — we are committed to developing talented leaders and managers.

We believe that a bifurcated marketing process comprised of both centralized and decentralized strategies best suits our needs. MIPs, which analyze a market in detail, are created by the marketing group in a coordinated effort prior to the start of the annual marketing campaign in many of the largest markets. The purpose of the MIPs is to provide the marketing and sales teams with the information they need to realize the best results in their markets.

Historical overview of RHD

Prior to the Dex Media merger, we were the sixth largest telephone directory publisher in the United States, producing 384 directories in 19 states with an annual distribution of more than 28 million. We also published additional supplements that are added to revenue generating directories to meet certain telephone company regulations. We have an exclusive license to publish directories using the Embarq brand name in the 18 states where Sprint provided local telephone service at the time of the SPA Acquisition and are the official provider of yellow pages directory services for AT&T in Illinois and Northwest Indiana. Both the Embarq and AT&T contracts are long-term, expiring at the end of 2052 and late 2054, respectively, and are subject to automatic renewal.

Prior to the Dex Media merger, our advertiser base included approximately 260,000 local and national advertisers with local businesses representing approximately 85% of gross revenues. Our directory coverage areas included a number of states with attractive demographics and rapidly growing populations, including Florida, Nevada, North Carolina and Virginia, as well as Illinois, which includes the large metropolitan area of Chicago.

As the incumbent publisher, in many of our markets, we have more than twice the market share (based on usage) of our largest competitor. Our footprint covers 34 of the top 150 MSAs in the United States. We expect Internet directory usage to grow, and therefore have bundled online advertising with traditional print offerings to provide better value to advertisers. We offer online city guides and search websites in our Embarq yellow pages markets under the Best Red Yellow Pages brand at www.bestredyp.com. In our AT&T footprint, a suite of local and regional sites provides users with the same type of relevant local content at www.chicagolandyp.com. We also sell local advertising in Illinois and Northwest Indiana on www.YellowPages.com.

Historical overview of Dex Media

Prior to the Dex Media merger, Dex Media was the fourth largest yellow pages publisher in the United States. In 2005, Dex Media published 293 directories and printed approximately 52 million copies for distribution in the Dex Media states. In addition, DexOnline.com, an Internet-based directory solution, further extends the distribution of Dex Media advertisers’ content. DexOnline.com, which offers both bundled and print directories and on a stand-alone basis, includes approximately 20 million business listings and approximately 124 million residential listings from across the United States. DexOnline.com includes fully searchable content from more than 240,000 yellow pages advertisements from across the Dex Media states.

Dex Media East

The contractual agreement with Qwest grants Dex Media East the right to be the exclusive incumbent publisher of the “official” yellow pages and white pages directories for Qwest in the Dex East states until November 2052 and prevents Qwest from competing in the directory products business in the Dex East states until November 2042.

In 2005, Dex Media East published 160 directories and printed approximately 22.3 million copies of these directories for distribution to virtually all business and residential consumers throughout the Dex East states. In addition, the Internet-based directory, DexOnline.com, which is bundled with the print product to provide web-based access to Dex Media East directories, further extends the distribution of advertisers’ content.

Dex Media West

The contractual agreement with Qwest grants Dex Media West the right to be the exclusive incumbent publisher of the “official” yellow pages and white pages directories for Qwest in the Dex West states until November 2052 and prevents Qwest from competing in the directory products business in the Dex West states until November 2042.

In 2005, Dex Media West published 133 directories and printed approximately 29.5 million copies of these directories for distribution to virtually all business and residential consumers throughout the Dex West states. In addition, the Internet-based directory, DexOnline.com, which is bundled with the print product to provide web-based access to directories, further extends the distribution of advertisers’ content.

Agreements between Dex Media, Dex Media East and/or Dex Media West and Qwest

In connection with Dex Media’s acquisition of the directory business of Qwest Dex, Dex Media entered into a number of contractual agreements with Qwest. Certain of these agreements are summarized below.

•	Publishing Agreement. Pursuant to a publishing agreement, Qwest granted Dex Media the right to be the exclusive official directory publisher of listings and classified advertisements of Qwest’s telephone customers in the geographic areas in the Dex Media states in which Qwest provides local telephone service. This agreement granted Dex Media the right to identify itself (including on its websites) as Qwest’s exclusive official directory publisher for its legally required directories, as well as certain other directories in Qwest’s service areas in the Dex Media states. This agreement will remain in effect for 50 years from November 8, 2002 and will automatically renew for additional one-year terms unless either Qwest or Dex Media provides 12 months’ notice of termination.

•	Non-Competition and Non-Solicitation Agreement. Under a non-competition and non-solicitation agreement, Qwest agreed, for a period of 40 years after November 8, 2002, not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service directed primarily at customers in those geographic areas. The non-solicitation provisions contained in this agreement have expired.

•	Billing and Collection Services Agreement. Pursuant to a billing and collection services agreement (which was renewed effective November 1, 2004), Qwest will continue until December 31, 2008 to bill and collect, on Dex Media’s behalf, amounts owed with respect to Dex Media’s directory services by its accounts that are also Qwest local telephone customers. In 2005, Qwest billed approximately 28% of Dex Media’s local revenue on Dex Media’s behalf, and Dex Media billed the remaining 72% directly. Qwest bills the account on the same billing statement on which it bills the customer for local telephone service. Dex Media has developed and continues to maintain the ability to transition from the Qwest billing and collection system to its own billing and collection system, for those accounts billed by Qwest, within approximately two weeks should it choose to do so.

•	Master Telecommunications Commitment Agreement. Under a master telecommunications commitment agreement, Dex Media must purchase from Qwest and its affiliates, on an exclusive basis, those telecommunications services and products that it uses from time to time. Its obligation to purchase such telecommunications services from Qwest is subject to Qwest’s ability to offer pricing and service terms that are not, in the aggregate, materially less favorable than the terms generally available in the market to Dex Media from other telecommunications services providers that are nationally or regionally recognized as being highly reputable. Furthermore, Qwest is required to offer the telecommunications services to Dex Media on terms and conditions that are no less favorable than the terms and conditions that Qwest provides similar services, at similar volumes and for similar time periods, to other customers in the applicable service area. The term of the master telecommunications commitment agreement extends until November 8, 2017.

•	Advertising Agreement. Pursuant to an advertising agreement, Qwest agreed to purchase an aggregate of $20 million of advertising per year through 2017 from Dex Media East and/or Dex Media West. In the event that Qwest purchases more than $20 million of advertising from Dex Media East and/or Dex Media West in any one year, up to $5 million of the excess will be carried over to the subsequent year’s minimum advertising purchase requirement. The pricing will be on terms at least as favorable as those offered to similar large customers.

Additional agreements related to intellectual property are described below under “— Intellectual property — Dex Media.”

Products and services

In almost every market that we serve, we publish both a white pages section and a yellow pages section in our directory products. Whenever practicable, we combine the two sections into one directory. In large markets where it is impractical to combine the two sections into one volume, separate stand-alone white and yellow pages directories are normally published at the same time.

These directories are designed to meet the advertising needs of local and national businesses and the informational needs of local consumers. The diversity of advertising options available enables us to create customized advertising programs that are responsive to specific customer needs and financial resources. The yellow pages and white pages directories are also efficient sources of information for consumers, featuring a comprehensive list of businesses in the local market that are conveniently organized under thousands of directory headings.

We have two primary types of printed directories: core directories and community directories. Core directories generally cover large population or regional areas, whereas community directories typically focus on a sub-section of the areas addressed by a corresponding core directory. Most core directories contain yellow pages, white pages and specialty sections. These print directory advertising products can be broken down into three basic categories: Yellow Pages, White Pages and Specialty/Awareness Products.

Yellow pages

We offer businesses a basic listing at no charge in the relevant edition of their yellow pages directories. This listing includes the name, address and telephone number of the business and is included in alphabetical order in the relevant classification.

A range of paid advertising options is available in our yellow pages directories, as set forth below:

•	Listing options — An advertiser may enhance its complimentary listing in several ways. It may pay to have its listing highlighted or set in a bolder typeface, both of which increase the visibility of the listing. An advertiser may also purchase extra lines of text to convey information, such as hours of operation or a more detailed description of its business.

•	In-column advertising options — For greater prominence on a page, an advertiser may expand its basic alphabetical listing by purchasing advertising space in the column in which the listing appears. The cost of in-column advertising depends on the size and type of the advertisement purchased. In-column advertisements may include such features as bolding, special fonts, color and graphics.

•	Display advertising options — A display advertisement allows businesses to include a wide range of information, illustrations, photographs and logos. The cost of display advertisements depends on the size and type of advertisement purchased. Display advertisements are placed usually at the front of a classification, and are ordered first by size and then by advertiser seniority. This process of ordering provides a strong incentive for advertisers to renew their advertising purchases from year to year and to increase the size of their advertisements to ensure that their advertisements continue to receive priority placement. Display advertisements range in size from a quarter column to as large as two pages, referred to as a “double truck” advertisement, and, in the Dex Media footprint, three pages, referred to as a “triple truck” advertisement. Various levels of color sophistication including spot-four color, enhanced color, process photo and hi-impact are available for display products.

White pages

State public utilities commissions require the Local Exchange Carriers, or LECs, affiliated with us, such as Embarq, AT&T and Qwest, to produce white pages directories to serve that local service area. Through the publishing agreements held by us separately with Embarq, AT&T and Qwest, the LECs have contracted with us to publish these directories for decades to come. Our publishing agreement with Embarq runs through the end of 2052 and our publishing agreement with AT&T runs through late 2054. Our publishing agreement with Qwest runs through November 2052. By virtue of these agreements, we provide a white pages listing to every residence and business in a given area that sets forth the name, address and phone number of each residence or business unless they have requested to be non-listed.

Advertising options in white pages include bolding and highlighting for added visibility, extra lines for the inclusion of supplemental information and in-column advertisements.

Specialty/Awareness products

In addition to these primary products, our lines of “awareness products” allow businesses to advertise in a variety of high-visibility locations on or in a directory. Each directory has a limited inventory of awareness products, which provide high value to advertisers and are priced at a premium to in-column and display advertisements. Our awareness products include:

•	Covers — Premium location advertisements that are available on the front cover, inside front and back cover and the outside back cover of a directory.

•	Spines — Premium location advertisements that are available on the spine of yellow and white pages directories.

•	Tabs — A full-page, double-sided, hard stock, full-color insert that is bound inside and that separates key sections of the directory. These inserts enable advertisers to achieve prominence and increase the amount of information displayed to directory users.

•	Tip-Ons — Removable paper or magnet coupons that are placed on the front cover of a directory.

•	Banners — Advertisements sold at the top margin of a page in the Community or Government section of the directory.

•	Delivery bags — Premium awareness space located on the bags used in the delivery of most print directories, with between one and three advertisers per bag.

•	Ride-alongs — Premium insert programs through which businesses deliver messages and promotional offers to customers in conjunction with directories delivered right to the mailbox or doorstep. Advertisers can choose between total market coverage inserts that “ride-along” with the new edition of directories as they are delivered to users, or new mover delivery inserts reaching the lucrative market of new movers within a few days of their new phone service connection.

Online products

We augment our print directory product portfolios with Internet-based product offerings and have focused on reaching more and more users with their advertisers’ content to help those businesses do more business.

RHD

We use our Internet-based directory product as a complement to our print directory product rather than as a stand-alone business. We offer a suite of Internet-based directory services targeted at specific geographies.

Each site allows users to search deep into the content of local yellow pages advertisements to return more relevant results for their local directional searches. For each of the above online directory sites, we provide a city portal with information about the targeted market, along with electronic versions of the white page and yellow pages directories. In addition, each site provides users with national yellow pages and white pages search capability, allowing users to conduct searches for content outside of our footprint.

In 2004, we also entered into a reseller agreement with AT&T, which expires in 2009. The agreement grants us the exclusive right to sell local Internet yellow pages advertising and the non-exclusive right to sell Internet yellow pages advertising with respect to geographies outside Illinois and Northwest Indiana to any advertiser (excluding national advertisers) located in our Illinois Territory onto the YellowPages.com platform.

Dex Media

During 2003, we began to bundle our print and Internet display advertisements, providing advertisers with an effective means to extend their messages through DexOnline.com for one unified price. With this bundling strategy, we were able to collect and digitize our print directory advertising, making a proprietary structured database of content available to consumers searching for local products and services through DexOnline.com.

We have also entered into content agreements and distribution agreements with various search engines, portals and local community destination websites. These agreements are intended to provide additional distribution of our advertising content, thereby enhancing the value proposition offered to advertisers.

DexOnline.com.  DexOnline.com incorporates free-text (“multi-dimensional”) search capability with a single search box similar in design and functionality to many popular search engines. In addition, DexOnline.com provides a search option based on popular business headings or categories with dynamically generated preferences, providing users the ability to refine their searches using criteria that include such things as specific product and brand names, hours of operation, payment options and locations.

DexOnline.com has grown to include fully searchable content from more than 475,000 Dex Media Yellow Pages display advertisements. In addition, we purchase information from other national databases to supply out-of-region listings (although these out-of-region listings are not as rich as our in-region information). DexOnline.com includes approximately 20 million business listings and more than 124 million residential listings from across the United States. DexOnline.com was the number one local search site within Dex Media’s 14-state region for the past eight quarters, as measured by comScore, a market research firm.

Arrangements with Search Engines and Other Third Parties.  During 2005, our proprietary database of advertising content was made available to a number of popular Internet search engines and portals. These arrangements made our advertisers’ marketing messages available to the users of those search engines and portals. In addition, we have entered into distribution agreements with various local community websites throughout the Dex Media states to make our structured database of content available to users of those local websites. These agreements provide us with access to important channels as we enhance our distribution network on behalf of our advertisers. We believe this enhanced distribution will lead to increased usage among consumers and greater utility to our advertisers. In connection with the Dex Media merger, we assumed by operation of law, content agreements and distribution agreements with various search engines, portals and local community destination websites. These agreements are intended to provide additional distribution of advertising content, thereby enhancing the value proposition offered to advertisers. In addition, we have assumed distribution agreements with various local community websites throughout the Dex Media states to make the structured database of content available to local users of those websites. These agreements provide us with access to important channels to enhance our distribution network on behalf of our advertisers. This enhanced distribution will lead to increased usage among consumers and greater utility to the advertisers.

Dex Web Clicks.  Designed as an affordable solution for SMEs, Dex Web Clicks allows advertisers to begin participating in auction-based, paid search Internet advertising across multiple search engines and portals at fixed monthly prices. Dex Web Clicks provides advertisers with a guaranteed number of references, or “clicks,” to their website over the contract term for a fixed monthly price. In addition, Dex Web Clicks offers website design and hosting services to advertisers, in case they do not already have a website. A network of 30 search engines and portals provides the guaranteed references.

Other services

We sell direct marketing lists of residents and businesses in the Dex Media states that allow our customers to purchase accurate lists for their direct mail and telemarketing activities. We also have an extensive new mover list that provides businesses access to the most current new business and/or residence lists in the Dex Media states. The lists we sell comply with do- not-call and do-not-mail requirements for the industry. In addition, these lists do not include any private, non-published or non-listed information.

We also have insert programs through which we help businesses deliver messages and promotional offers to users of our directories. Advertisers can choose between total market coverage directory inserts, which go to all households and businesses within the Dex Media states and new mover delivery inserts, which reach the lucrative market of new movers within a few days of their new phone service connection.

Advertising base

We do not depend on any particular industry or on a particular advertiser for our revenue. We serve over 600,000 local and national advertisers. The diversity of our customer base reduces exposure to adverse economic conditions that may affect particular geographic regions or particular industries and provides additional stability in operating results. Approximately 15% of our revenue is currently derived from the sale of advertising to national or large regional companies, such as rental car companies, automobile repair shops and pizza delivery businesses, that purchase advertising in several of our directories. Substantially all of the revenue derived from national accounts is serviced through CMRs, with whom we contract.

Renewal revenue constitutes our core advertiser base, and a large number of these customers have advertised in our directories for many years. Historically, annual renewal rate has remained stable at approximately 90%, which we believe compares favorably with the renewal rates of our competitors.

We believe that this low level of revenue turnover reflects a high level of satisfaction among our customers. The training that we provide to our sales representatives emphasizes the fostering of long-term relationships between sales representatives and their customers, and our incentive-based compensation structure rewards sales consultants who retain a high percentage of their accounts. In addition, we have found that our customers are reluctant to reduce or eliminate directory spending during difficult economic periods because the failure to advertise cannot be remedied until the replacement directory is published, usually one year later. Moreover, we give priority placement within a directory classification to long-time advertisers. As a result, businesses have a strong incentive to renew their directory advertising purchases from year to year, even during difficult economic times, so as not to lose their favorable placement within the directory.

Business cycle overview

Our directories usually have a 12-month directory cycle period, except Las Vegas, which has two six-month directory cycles. A publication process generally takes 15 to 20 months from the beginning of the sales cycle to the end of a directory’s life and the sales stage closes approximately 70 days prior to publication.

Sales

We believe that our experienced sales force is one of the top performers in the U.S. directory advertising industry. Our local sales force is comprised of approximately 1,800 sales representatives.

We assign our customers among premise representatives and telephone representatives based on a careful assessment of a customer’s expected advertising expenditures. This practice allows us to deploy our sales force in an effective manner. Our sales force is decentralized and locally based, operating throughout the country in local service areas. Management believes that its locally based sales force facilitates the establishment of personal, long-term relationships with local advertisers that are necessary to maintain a high rate of customer renewal.

The local sales channel is divided into three sales sub-channels: premise sales, telephone sales and centralized sales.

•	Premise sales representatives — conduct sales calls face-to-face at customers’ business locations and typically handle higher dollar and more complex accounts.

•	Telephone sales representatives — handle lower dollar value accounts and conduct their sales over the phone.

•	Centralized sales — includes multiple types of sales efforts, including centralized sales reps, prospector sales reps and a letter renewal effort. These sales mechanisms are used to contact very low dollar value customers that in many cases have renewed their account for the same product for several years. Some of these centralized efforts are also focused on customer win-back initiatives.

Management believes that formal training is important to maintaining a highly productive sales force. Our sales force undergoes ongoing training, with new sales representatives receiving approximately eight weeks of training in their first year, including classroom training on sales techniques, product portfolio, customer care and administration, standards and ethics. Following classroom training, they are accompanied on sales calls by experienced sales personnel for further training. Ongoing training and our commitment to developing best sales practices across RHD are intended to ensure that sales representatives are able to give advertisers high-quality service and advice on appropriate advertising products and services.

In addition to our locally based sales personnel, we utilize a separate sales channel to serve our national advertisers. In 2005, national advertisers accounted for about 15% of the directory services revenue. National advertisers are typically national or large regional chains such as rental car companies, insurance companies and pizza businesses that purchase advertisements in many yellow pages directories in multiple geographic regions. In order to sell to national advertisers, we contract with third party CMRs. CMRs design and create advertisements for national companies and place those advertisements in relevant yellow pages directories nationwide. Some CMRs are departments of general advertising agencies, while others are specialized agencies that focus solely on directory advertising. The national advertiser pays the CMR, which then pays the publisher after deducting its commission. We accept orders from approximately 180 CMRs and employ 14 national account managers to manage our selling efforts to national customers.

Marketing

Our sales and marketing processes are closely related and managed in an integrated manner. We believe that a bifurcated marketing process, composed of both centralized and decentralized strategies and responsibilities, best suits our needs.

Our marketing process includes the functions of market management, product development and management, marketing research, pricing, advertising and public relations. The market management function is decentralized and coordinates with local sales management to develop market plans and products that address the needs of individual local markets. The other marketing functions are centralized and provide support to all markets as needed. Advertising programs are targeted to advertisers and consumers and are determined by specific market and include television, radio, newspaper and outdoor ad placements.

Publishing and information services

Pre-press publishing activities include canvass and assignment preparation, sales order processing, graphics and ad composition, contract processing, white and yellow pages processing, database management and pagination. We provide comprehensive tools and information to effectively conduct sales and marketing planning, sales management, sales compensation and customer service activities. Once an individual sales campaign is complete and final advertisements have been produced, white and yellow pages are paginated, proofed and prepared for printing. Most of these functions are accomplished through an Amdocs® publishing system, a leading industry system considered to be the standard. Our information management and pre-press publishing systems are located primarily in facilities in Morrisville, North Carolina, with additional services provided in facilities located in Bristol, Tennessee and in Dunmore, Pennsylvania. Following the Dex Media merger, information technology is also managed from facilities in Omaha, Nebraska and in Englewood, Colorado, with production and graphics activities located in Aurora, Colorado and six other locations.

Printing and distribution

Prior to the Dex Media merger, our directories were printed through our long-standing relationship with printing vendor R.R. Donnelley & Sons Company, or R.R. Donnelley. We recently negotiated a new contract for the printing of these directories with R.R. Donnelley for the period from January 1, 2006 to December 31, 2012. Although the two companies share a common heritage, there is no other common ownership or business relationship between us and R.R. Donnelley. Printing, paper and distribution costs are approximately 10% of total revenue.

The delivery of directories is facilitated through several outsourcing relationships. Delivery methods utilized to distribute directories to consumers are selected based on factors such as cost, quality, geography and market need. Primary delivery methods include U.S. Postal Service and hand delivery. Occasionally, we use United Parcel Service or other types of expedited delivery methods. Frequently, a combination of these methods is required to meet the needs of the marketplace.

Directories acquired in the Dex Media merger are printed by either R.R. Donnelley or Quebecor. In general, R.R. Donnelley prints Dex Media’s larger, higher-circulation directories, whereas Quebecor prints directories that are smaller and have a more limited circulation. The agreements with R.R. Donnelley and

Quebecor with respect to directories acquired in the Dex Media merger do not contain any volume guarantees and prices are annually adjusted based on changes to the consumer price index. These agreements with R.R. Donnelley and Quebecor expire on December 31, 2011 and December 31, 2014, respectively.

Nearly all copies of our directories acquired in the Dex Media merger are distributed by PDC. Although prices under Dex Media’s agreement with PDC are fixed, they may be renegotiated under some circumstances. Dex Media’s agreement with PDC expires on May 31, 2009. Dex Media relies on Matson Integrated Logistics to manage the logistics of transporting its printed directories from our printers’ locations to PDC. Dex Media’s contract with Matson expires December 31, 2008.

Credit, collections and bad debt expense

Since most directories are published on 12-month cycles and most advertising customers are billed over the course of that 12-month period, we effectively extend credit to our customers. Many of these customers are small- and medium-sized businesses with default rates that usually exceed those of larger companies. Our policies toward the extension of credit and collection activities are market specific and designed to manage the expected level of bad debt while accommodating reasonable sales growth.

Local advertising customers spending above identified levels as determined appropriate by management for a particular market may be subject to a credit review that includes, among other criteria, evaluation of credit or payment history with us, third party credit scoring, credit checks with other vendors along with consideration of credit risks associated with particular headings. Where appropriate, advance payments (in whole or in part) and/or personal guarantees from business owners may be required. Beyond efforts to assess credit risk prior to extending credit to advertising customers, we employ well-developed collection strategies utilizing an integrated system of internal, external and automated means to engage customers concerning payment obligations. In some markets, we charge back commissions to sales representatives when advertisers do not pay their local advertising charges.

Fees for national customers are generally billed upon each issue of the directory in which the advertising is placed by CMRs. Because we do not usually enter into contracts with national advertisers, we are subject to the credit risk of CMRs on sales to those advertisers; to the extent we do not receive fees in advance. We have historically achieved favorable credit experience with CMRs.

Consistently-applied credit and collection policies within our operating businesses have generally driven a reduction in bad debt expenses. Our run rate for bad debt is below 4% of revenues, including bad debt associated with customers who disconnect the telephone number associated with their advertising services during the course of the contract year.

Competition

The competitive dynamics in the vast majority of our markets are stable. Most markets have two to three existing publishers. Incumbent publishers benefit from pricing and efficiencies. For incumbents, revenue growth generally slows in the year of competitive entry with the resumption of normalized growth in one to two years.

We face competition from other yellow pages publishers and from other types of media, including broadcasting, newspaper, radio and emerging technologies (e.g., Internet yellow pages). However, we believe that the preference for directory advertising is due to its relatively low cost, broad demographic and geographic distribution, directional and permission-based nature and high consumer usage rates. Directory advertising is attractive because consumers view directories as a free, comprehensive, non-intrusive single source of locally relevant information. Also, while overall advertising tends to track a local economy’s business cycle, directory advertising tends to be more stable and does not fluctuate as widely with economic cycles due to this preference by small to medium-sized businesses. Given the mature state of the directory advertising industry and our position in most of our markets, independent competitors are typically focused on aggressive pricing to gain market share.

The Internet has also emerged as an attractive medium for advertisers. Although advertising on the Internet still represents only a small part of the total U.S. advertising market, as the Internet grows and high-speed Internet access becomes more mainstream, it has increasingly become important as an advertising medium. Most major yellow pages publishers operate an Internet-based directory business. From 1997 to 2000, overall references to print yellow pages directories in the U.S. declined; however, overall references to print yellow pages directories have remained relatively stable from 2000 through 2005. We believe the past decline was primarily a result of demographic shifts among consumers, particularly the increase of households in which English was not the primary language spoken. We also believe that the past decline was attributable to increased usage of Internet-based directory products, particularly in business-to-business and retail categories, as well as the proliferation of very large retail stores for which consumers and businesses may not reference the yellow pages. We believe that over the next several years, references to print yellow pages directories may gradually decline as users may increasingly turn to digital and interactive media delivery devices for local commercial search information. We expect overall directory usage to grow, largely due to steady growth of Internet directory usage.

Directory publishers, including us, have increasingly bundled online advertising with their traditional print offerings in order to enhance total usage and advertiser value. We compete through DexOnline.com, bestredyp.com, chicagolandyp.com and a small suite of additional sites serving various local markets in Illinois.

Through our Internet sites, we also compete with other Internet sites, including those available through wireless applications, that provide classified directory information, such as Switchboard.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!®, Google®, MSN® and others, some of which have entered into affiliate agreements with other major directory publishers. We compete with all of these online competitors based on value, local relevance and features.

The yellow pages directory advertising business is subject to changes arising from developments in technology, including information distribution methods and users preferences. The use of the Internet and wireless devices by consumers as a means to transact commerce may result in new technologies being developed and services being provided that could compete with our traditional products and services. National search companies such as Google and Yahoo are focusing and placing large priorities on local commercial search initiatives. Our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, to incorporate the latest technological advances and accommodate changing user preferences, including the use of the Internet and wireless devices.

Raw materials

Our principal raw material is paper. It is one of our largest cost items accounting for approximately 5% to 7% of our total operating and G&A expenses, respectively. Prior to the Dex Media merger, we purchased all of our paper from three vendors under agreements that expire on December 31, 2006. Pursuant to the contract under which we obtained the great majority of our paper, the price of the paper was set at inception of the contract and increases at various dates during the term of the agreement. Should the market price of the paper drop below the set prices under that contract, both parties are obligated to negotiate in good faith a lower paper price. Also, we are subject to delays in receiving this principal raw material. Further, changes in the supply of, or demand for, paper could affect delivery times and market prices.

Following the Dex Media merger, substantially all of the paper used by Dex Media to produce the acquired directories (other than for covers) is supplied by two companies, Nippon and Catalyst. Prices under these two agreements are negotiated each year based on prevailing market rates, which have been declining consistent with general U.S. market trends for directory paper over the last three years. After recent favorable trends, beginning in the second half of 2004, pulp prices have been increasing at rates higher than the general inflation rate. This has resulted in upward pressure on our paper prices. The effect of such upward price pressure, however, has been moderated due to the fact that prices under both Dex Media’s paper agreements are subject to certain price escalation limits. Furthermore, paper used for the covers of these directories is purchased from Spruce Falls, and pursuant to this agreement, Spruce Falls is obligated to provide 100% of Dex Media’s annual cover stock paper requirements. Prices under this agreement are negotiated each year. If, in a particular year, the parties are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2006.

Intellectual property

We own and control confidential information as well as a number of trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights that, in the aggregate, are of material importance to our business. We believe that the “Donnelley” and “Dex Media” names and related names, marks and logos are, in the aggregate, material to our business. We are licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by us.

We have the exclusive license to produce, publish and distribute directories for Embarq (and its successors) in the markets where Sprint provided local telephone service at the time of the SPA Acquisition as well as the exclusive license to use Embarq’s brand on directories in those markets, and we acquired the “Best Red Yellow Pages” tagline and the “look and feel” trademarks previously used by SPA. In addition, we have the exclusive license to provide yellow pages directory services for AT&T (and its successors) and to produce, publish and distribute white pages directories on behalf of AT&T in Illinois and Northwest Indiana, as well as the exclusive right to use the AT&T brand and logo on print directories in that territory. In addition, following the Dex Media merger, we assumed by operation of law (1) a publishing agreement with a term of 50 years commencing November 8, 2002 (subject to automatic renewal for additional one-year terms), which grants us the right to be the exclusive official directory publisher of listings and classified advertisements of Qwest’s telephone customers in the geographic areas in the Dex Media states in which Qwest provides local telephone services; (2) a non-competition agreement with a term of 40 years commencing November 8, 2002, pursuant to which Qwest has agreed not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service; (3) an advertising agreement whereby Qwest has agreed to purchase an aggregate of $20 million of advertising per year through 2017 from us at pricing on terms at least as favorable as those offered to similar large customers; (4) an intellectual property contribution agreement pursuant to which Qwest assigned and or licensed to us the Qwest intellectual property previously used in the Qwest directory services business; and (5) a trademark license agreement pursuant to which Qwest license granted to us the right until November 2007 to use the Qwest Dex and Qwest Dex Advantage marks in connection with directory products and related marketing material in the Dex Media states and the right to use these marks in connection with DexOnline.com.

Although we do not consider any individual trademark or other intellectual property to be material to our operations, we believe that, taken as a whole, the licenses and trademarks we acquired in conjunction with the SPA Acquisition, AT&T Directory Acquisition and the Dex Media merger are material to our business. We consider our trademarks, service marks, databases, software and other intellectual property to be proprietary, and we rely on a combination of copyright, trademark, trade secret, non-disclosure and contract safeguards for protection. We also benefit from the use of the phrase “yellow pages” and the walking fingers logo, both of which we believe to be in the public domain in the United States.

Dex Media owns and licenses a number of patents, copyrights and trademarks in the United States. The only trademarks Dex Media considers material to its operations are the DEX, DexOnline.com and Dex Knows trademarks, which are owned by and used by Dex Media, Dex Media East and Dex Media West. Dex Media does not consider any individual patent or other trademark to be material to its operations.

Pursuant to an intellectual property contribution agreement assumed in the Dex Media merger, Qwest assigned, in certain cases, and licensed, in other cases, the Qwest intellectual property used in the Qwest directory services business to us. We currently own all of Qwest’s former right, title and interest in certain Dex trademarks, including DEX, and specific Internet domain names. We also own specific patents and other intellectual property of Qwest Dex previously owned by Qwest and used in the directory services business, as well as all of Qwest’s former right, title and interest in registered copyrights for printed directories in the Qwest service areas in the Dex Media states and certain non-public data created by Qwest Dex regarding advertising customers in the Dex Media states.

Pursuant to a trademark license agreement assumed in the Dex Media merger, Qwest licenses to us the right to use the QWEST DEX® and QWEST DEX ADVANTAGE® marks until November 2007 in connection with directory products and related marketing materials in the Dex Media states. Qwest has also licensed to us the right to use these marks in connection with DexOnline.com. Each of these licenses is generally exclusive for a period of time with respect to the sale of directory products consisting principally of listings and classified advertisements directed primarily at customers in the geographic areas in the Dex Media states in which Qwest provides local telephone service. We may terminate this agreement upon 30 days notice, and Qwest may terminate this agreement in the event of an uncured material breach by us. In addition, this agreement may terminate if we cease using the licensed trademarks for a substantial period of time, or if the publishing agreement terminates before the expiration of the five-year term of this agreement.

Under license agreements for the use of directory publisher lists and directory delivery lists, Qwest granted to each of Dex Media East and Dex Media West a non-exclusive, non-transferable restricted license of listing and delivery information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreements. Dex Media East and Dex Media West may use the listing information solely for publishing directories and the delivery information solely for delivering directories. The initial term of the agreement with Dex Media East expired in November 2005, at which time it was automatically renewed for an additional 18-month term. The agreement with Dex Media West will remain in effect until September 2006. Each agreement is subject to automatic renewal for additional 18-month periods until either Qwest or Dex Media East or Dex Media West, as applicable, terminates the applicable agreement by providing 18 months’ notice. Our publishing agreement with Qwest, however, requires Qwest to continue to license the listing and delivery information to Dex Media East and Dex Media West for as long as the publishing agreement is in effect. Pursuant to license agreements for the expanded use of subscriber lists, Qwest granted to each of Dex Media East and Dex Media West a non-exclusive, non-transferable restricted license of listing information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreements. Dex Media East and Dex Media West may use this information for the sole purpose of reselling the information to third-party entities solely for direct marketing activities, database marketing, telemarketing, market analysis purposes and internal marketing purposes, and for our use in direct marketing activities undertaken on behalf of third parties. Each of these agreements will be in effect until November 2007, subject to automatic renewal for additional one-year terms until either Qwest, on the one hand, or Dex Media East or Dex Media West, as applicable, on the other hand, terminates such agreement by providing six months notice.

Employees

As of March 1, 2006, we had approximately 4,600 employees and approximately 1,600 of our employees are represented by labor unions covered by two collective bargaining agreements in the Dex Media states. The unionized employees are represented by either the IBEW, which represents approximately 500 of the unionized workforce, or the CWA, which represents approximately 1,100 of the unionized workforce. The contract with the IBEW expired in May 2006 and the contract with the CWA expires in October 2006. On May 5, 2006, we reached a tentative agreement for a new three-year contract with the IBEW, which has since been ratified by IBEW members. The new IBEW agreement expires in May 2009.

Properties

The following table details the location and general character of the properties used by us to conduct our business prior to the Dex Media merger:

	Approximate Square		Lease
Property Location	Footage	Purpose	Expiration

Cary, NC	102,000	Corporate Headquarters	2015
Chicago, IL	100,000	Sales and Administration	2012
Morrisville, NC	55,000	Pre-Press Publishing	2006
Overland Park, KS	49,000	Operations and Sales	2009
Blountville, TN *	42,000	Former Graphics Operations	2012
Purchase, NY **	35,000	Former Headquarters	2006
Bristol, TN	25,000	Graphics Operations	Owned
Dunmore, PA	20,000	Graphics Operations	2009
Lombard, IL	20,000	Sales and Administration	2010

*	Presently 50% subleased

**	Presently 100% subleased

We also lease space for our other sales offices.

As a result of the Dex Media merger, we have acquired all of the leases for the properties used by Dex Media to conduct its business. The following table details the location and general character of those properties:

	Approximate Square		Lease
Property Location	Footage	Purpose	Expiration

Aurora, CO	200,000	Sales Office/Operating Center	2008
Englewood, CO	161,000	Former Corporate Headquarters	2008
Omaha, NE	103,000	Sales Office/Operating Center	2010
Maple Grove, MN	71,000	Sales Office/Operating Center	2007
Phoenix, AZ	57,000	Sales Office/Operating Center	2007
Beaverton, OR	44,000	Sales Office/Operating Center	2016
Bellevue, WA	42,000	Sales Office/Operating Center	2008
Murray, UT	25,000	Sales Office/Operating Center	2009

Additional office space is leased to conduct the Dex Media business. RHD will re-evaluate the required use of all of these facilities throughout 2006.

We believe that our current facilities are and will be adequate for our current use and future operations.

Legal proceedings

We are involved in various legal proceedings arising in the ordinary course of our business, as well as certain litigation and tax matters. In many of these matters, plaintiffs allege that they have suffered damages from errors or omissions or improper listings contained in directories published by us. We periodically assess our liabilities and contingencies in connection with these matters based upon the latest information available to us. For those matters where it is probable that we have incurred a loss and the loss or range of loss can be reasonably estimated, we record reserves in our consolidated financial statements. In other instances, we are unable to make a reasonable estimate of any liability because of the uncertainties related to both the probable outcome and amount or range of loss. As additional information becomes available, we adjust our assessment and estimates of such liabilities accordingly.

RHD is exposed to potential defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using advertiser and telephone subscriber data. If such data were determined to be inaccurate or if data stored by us were improperly accessed and disseminated by us or by unauthorized persons, the subjects of our data and users of the data we collect and publish could submit claims against RHD. Although to date we have not experienced any material claims relating to defamation or breach of privacy, we may be party to such proceedings in the future that could have a material adverse effect on our business.

Based on our review of the latest information available, we believe our ultimate liability in connection with pending or threatened legal proceedings will not have a material adverse effect on our results of operations, cash flows or financial position. No material amounts have been accrued in our financial statements with respect to any of such matters.

During the three months ended March 31, 2006, there were no material changes to the information set forth in RHD’s Annual Report on Form 10-K for the year ended December 31, 2005, regarding the Legacy Tax Matter (as defined in the Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated by reference into this prospectus).

Management

The following table sets forth information concerning the individuals who serve as our executive officers and directors as of March 1, 2006.

Name	Age	Position(s)

Executive Officers
David C. Swanson	51	Chief Executive Officer and Chairman of the Board of Directors*
Peter J. McDonald	55	President and Chief Operating Officer
Steven M. Blondy	46	Executive Vice President and Chief Financial Officer
George F. Bednarz	52	Senior Vice President — Integration, Corporate Planning, Administration and Communications
Robert J. Bush	40	Senior Vice President, General Counsel and Corporate Secretary
Alan R. Duy	62	Senior Vice President of Information Technology and Publishing Services
Simon Greenman	38	Senior Vice President — Digital Strategy, Innovation and Products
Margaret LeBeau	47	Senior Vice President and Chief Marketing Officer
Debra M. Ryan	54	Vice President — Human Resources
Jenny L. Apker	48	Vice President and Treasurer
Jeffrey A. Smith	41	Vice President and Controller**
Robert A. Gross	46	Vice President — Finance and Administration**
Directors
James A. Attwood, Jr.	47	Director
Michael P. Connors	50	Director
Nancy E. Cooper	52	Director
Anthony J. de Nicola	41	Director
R. Glenn Hubbard	47	Director
Robert Kamerschen	70	Director
Russell T. Lewis	58	Director
Alan F. Schultz	47	Director
David C. Swanson	51	Director
David M. Veit	67	Director
Barry Lawson Williams	61	Director
Edwina Woodbury	54	Director

*	On May 3, 2006, Mr. George A. Burnett resigned from the Board of Directors, as well as our Chairman of the Board and Mr. Swanson was appointed Chairman of the Board to replace Mr. Burnett.

**	During 2005, Mr. Gross served as our Vice President and Controller (Principal Accounting Officer). Effective February 1, 2006, Mr. Gross has assumed the position of Vice President — Finance and Administration and Mr. Smith assumed the position of Vice President and Controller (Principal Accounting Officer).

The executive officers serve at the pleasure of the Board of Directors. We have been advised that there are no family relationships among any of the officers listed, and there is no arrangement or understanding among any of them and any other persons pursuant to which they were elected as an officer.

David C. Swanson has been Chief Executive Officer since May 2002 and Chairman of the Board since May 2006. Mr. Swanson previously served as Chairman of the Board from December 2002 until January 2006. He was first elected to the Board of Directors in December 2001. He served as President and Chief Operating Officer from December 2000 until May 2002. Prior to that, Mr. Swanson served as President of Donnelley Directory Services from March 1999. In 1995, he became Executive Vice President of Sales and in 1997 was named Executive Vice President and General Manager of Proprietary Operations. In 1998, he was named Executive Vice President of Corporate Strategy in conjunction with our spin-off from D&B.

Peter J. McDonald has served as President and Chief Operating Officer since October 2004. Prior to that, Mr. McDonald served as Senior Vice President and President of Donnelley Media from September 2002. Mr. McDonald was a director of RHD between May 2001 and September 2002. Previously, Mr. McDonald served as President and Chief Executive Officer of SBC Directory Operations, a publisher of yellow pages directories, from October 1999 to April 2000. He was President and Chief Executive Officer of Ameritech Publishing’s yellow pages business from 1994 to 1999, when Ameritech was acquired by SBC.

Steven M. Blondy has served as Executive Vice President and Chief Financial Officer since January 2006. Prior to that, Mr. Blondy served as Senior Vice President and Chief Financial Officer since March 2002. Prior to joining RHD, Mr. Blondy served as Senior Vice President — Corporate Development for Young & Rubicam, Inc., a global marketing and communications company, from 1998 to 2000. Mr. Blondy served as Executive Vice President and Chief Financial Officer for Poppe Tyson, a leading Internet and integrated marketing communications agency, from 1996 to 1997.

George F. Bednarz has served as Senior Vice President — Integration, Corporate Planning, Administration and Communications since January 2006. Prior to that, Mr. Bednarz served as Vice President — Corporate Planning and Information Technology since October 2004. Prior to that, Mr. Bednarz served as Vice President, Publishing, Information Technology and Corporate Planning, from January 2003 and Vice President, Publishing and Information Technology, from April 2001. Previously, he served as Vice President and General Manager — Publishing from 1999.

Robert J. Bush has served as Senior Vice President and General Counsel since January 2006. Prior to that, Mr. Bush served as General Counsel since January 2001. Since 2000, Mr. Bush served as Vice President and Corporate Secretary, having joined RHD in October 1999 as Assistant Vice President and Assistant General Counsel. Prior to joining us, Mr. Bush was Assistant General Counsel and Assistant Secretary at MIM Corporation, a pharmacy benefit management company, from 1998 to 1999, and an Associate at the New York offices of the law firm of Jones, Day, Reavis & Pogue (now known as Jones Day) from August 1993 to May 1998.

Alan R. Duy has served as Senior Vice President of Information Technology and Publishing Services since January 2006. He formerly consulted for RHD in systems integration and sales force automation projects from 2002 to 2005. Mr. Duy has more than 40 years of directory experience, most recently as Vice President of Information Technology for SBC from 1999 to 2000 and Vice President of Information Technology and Operations for Ameritech’s directory operations from 1995 to 1999. From 1996 to 1997 at Ameritech, he led the formation of the company’s first Internet yellow pages and Internet service provider businesses. His previous experience includes numerous information technology, publishing, printing, and marketing positions for GTE and several US WEST companies from 1962 to 1995.

Simon Greenman has served as Senior Vice President — Digital Strategy, Innovation and Products since January 2006. Prior to the Dex Media merger, Mr. Greenman served as Vice President of Internet Products for Dex Media from January 2004 to January 2006. Mr. Greenman was an independent interactive marketing and strategy consultant from 2002 until 2003. Mr. Greenman served as President and Chief Operating Officer of Asterand, Inc. from 2001 through 2002. Mr. Greenman served as General Manager of Webb Interactive Services Local Commerce group (now part of Local Matters, Inc.) from 1999 through 2001. Prior to holding these positions, Mr. Greenman was a co-founder of MapQuest.com and also held increasingly senior management positions at Accenture and R.R. Donnelley & Sons.

Margaret Le Beau has served as Senior Vice President and Chief Marketing Officer since January 2006. Prior to the Dex Media merger, Ms. LeBeau served as Senior Vice President of Marketing for Dex Media from November 2002 to January 2006. Ms. LeBeau served as Senior Vice President of Marketing & Growth Ventures of Qwest Dex from November 1999 until September 2003. From 1994 until 1999, she served in other capacities within Qwest Dex, including Director of Product Management and Pricing. Prior to joining Qwest Dex, Ms. Le Beau was a Senior Director in the marketing department at the American Express Company.

Debra M. Ryan has served as Vice President — Human Resources since January 2002. Prior to that, Ms. Ryan served as Vice President — Human Resources for RHDI since 1994.

Jenny L. Apker has served as Vice President and Treasurer since May 2003. Prior to that, she was Assistant Treasurer at Allied Waste Industries, a waste services company, since 1998. Before joining Allied Waste Industries, Ms. Apker was Vice President at First Interstate Bank of Arizona, a banking institution that was subsequently acquired by Wells Fargo.

Jeffrey A. Smith has served as Vice President and Controller since February 2006. Prior to the Dex Media merger, Mr. Smith served as Senior Director — Accounting and Financial Reporting of Dex Media from February 2003 through January 2006. Mr. Smith served as Chief Financial Officer of ScienTel LLC, a communications services provider, from March 2001 through November 2001 and as Vice President and Chief Financial Officer of PetroNet Corporation, a start-up communications venture from December 1999 through January 2001. From 1998 to 1999 Mr. Smith served as Vice President — Financial Reporting at Tele-Communications, Inc , a cable television company, and from 1992 to 1996 as Vice President — Financial Reporting at Life Partners Group, a life insurance holding corporation. Mr. Smith also held various positions with the public accounting firm of Cooper & Lybrand LLP (now PricewaterhouseCoopers LLP) from 1986 to 1992, and 1997 to 1998, most recently as Audit Manager. Mr. Smith is a licensed Certified Public Accountant in Colorado.

Robert A. Gross has served as Vice President — Finance and Administration since February 2006. Mr. Gross served as Vice President and Controller from January 2005 to January 2006 and Vice President — Finance from September 2004 to January 2005. Prior to that, Mr. Gross served as Vice President and Chief Financial Officer of DonTech from December 1997. Mr. Gross joined DonTech in October 1992 as Manager of Budgets and Strategic Planning and was appointed Controller of DonTech in March 1993. Prior to joining DonTech, Mr. Gross held various roles of increasing responsibility at G.R.I. Corporation, a direct marketing company, and Continental Bank, a banking institution. Prior to that, Mr. Gross worked for Ernst & Whinney (now Ernst & Young), a public accounting firm.

Nancy E. Cooper has been a director since February 2003 and her term expires at the 2006 annual meeting. Ms. Cooper was appointed Senior Vice President and Chief Financial Officer of IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries, in December 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, from July 2000 to October 2001. From September 1998 to June 2000, Ms. Cooper was Chief Financial Officer of Pitney Bowes Credit Corporation, the financing subsidiary of the provider of integrated mail and document management systems and services. She served as a Partner at General Atlantic Partners, a private equity firm focused on software and investments, from January to August 1998.

Robert Kamerschen has been a director since June 1998 and his term expires at the 2006 annual meeting. Mr. Kamerschen has been the Non-Executive Chairman of Survey Sampling Inc. since June 2005. He is also a private investor and retired Chairman and Chief Executive Officer of ADVO, Inc., a leading full-service targeted direct mail marketing services company. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until January 2002. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated, MDC Partners Corporation, Survey Sampling Inc. and Vertrue Incorporated.

Alan F. Schultz has been a director since May 2005 and his term expires at the 2007 annual meeting. Mr. Schultz has served as Chairman, President and Chief Executive Officer of Valassis Communications, Inc., a marketing services company, since June 1998. Mr. Schultz currently serves on the board of Valassis Communications, Inc.

David M. Veit has been a director since February 2003 and his term expires at the 2008 annual meeting. Mr. Veit is retired Executive Director of Pearson plc, an international media and publishing company, a position he held from January 1981 to May 1998. He most recently served as Senior Advisor to Bain Capital, Inc., a leading private investment firm, from May 1998 to December 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Prior to that, he served as President of Pearson Inc., the United States subsidiary of Pearson plc, from January 1985 to May 1998. Mr. Veit was recently nominated to serve as an independent Governor of The American Stock Exchange. He also serves on several boards of private companies.

Barry Lawson Williams has been a director since June 1998 and his term expires at the 2007 annual meeting. Mr. Williams has been President and founder of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm since 1987 and a General Partner in Williams Pacific Ventures Fund LP, a real estate and financial services investment and consulting company, since 2003. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. He also serves as Senior Mediator of JAMS/Endispute, Inc., a leading alternative dispute resolution provider, since 1993, and Adjunct Lecturer, Entrepreneurship at Haas School of Business since 1993. He was General Partner of WDG Ventures, a California-based real estate development firm, from 1987 to 2001. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Northwestern Mutual Life Insurance Company, PG&E Corp., Simpson Manufacturing Company and SLM Corporation. Mr. Williams also serves on the boards of a number of not-for-profit organizations. In April 2001, the utility subsidiary of PG&E Corp. filed a voluntary petition for reorganization under the U.S. bankruptcy laws. In April 2004, the utility subsidiary of PG&E Corp. emerged from bankruptcy protection.

Edwina Woodbury has been a director since November 2004 and her term expires at the 2007 annual meeting. Ms. Woodbury has served as CEO and President of The Chapel Hill Press, Inc., a local publishing company, since 1999. Previously, she held various positions at Avon Products, Inc., a cosmetics marketer, including Chief Financial and Administrative Officer. Ms. Woodbury also sits on the board at Radio Shack Corporation, an electronics retailing company.

James A. Attwood, Jr. was appointed director upon completion of the Dex Media merger and his term expires at the 2008 annual meeting. Mr. Attwood joined Dex Media as Co-Chairman of the Board in November 2002. He has been a managing director of Carlyle, a private investment firm, since November 2000. Prior to joining Carlyle, he served as Executive Vice President-Strategy, Development and Planning for Verizon Communications, a communications provider. Mr. Attwood is also a member of the board of directors of Hawaiian Telecom, Willcom Ltd. and Insight Communications. Mr. Attwood was designated as a director by Carlyle pursuant to the stockholders agreement described under “Certain relationships and related transactions.”

Michael P. Connors was appointed director upon completion of the Dex Media merger and his term expires at the 2008 annual meeting. Mr. Connors joined the Dex Media board as a director in May 2005. Most recently, Mr. Connors served as Chairman and CEO of VNU Media Measurement and Information, an information and media company, which he created in 2001 by combining VNU’s media information, Internet and entertainment businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to heading this unit, Mr. Connors served from 2003 to 2004 as chairman of VNU World Directories, which included VNU’s yellow pages and directory businesses. He presently serves on the board of Eastman Chemical Company.

Anthony J. de Nicola was appointed director upon completion of the Dex Media merger and his term expires at the 2008 annual meeting. Mr. de Nicola joined Dex Media as Co-Chairman of the Board in November 2002. He has been a general partner of Welsh Carson, a private investment firm, since April 1994.

He is also a member of the boards of directors of Centennial Communications Corp., Valor Communications Group, Inc. and ITC DeltaCom, Inc. Mr. de Nicola was designated as a director by Welsh Carson pursuant to the stockholders agreement.

R. Glenn Hubbard was appointed director upon completion of the Dex Media merger and his term expires at the 2006 annual meeting. Mr. Hubbard joined Dex Media as a director in July 2004. He has been the Dean of the Graduate School of Business at Columbia University since July 2004. He has served as a Professor at Columbia University since 1988. From 2001 to 2003, Mr. Hubbard served as Chairman of the U.S. Council of Economic Advisers and as Chair of the Economic Policy Committee of the Organization for Economic Cooperation and Development. He has also served as Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy. In addition to his responsibilities at Columbia University, he is currently a research associate at the National Bureau of Economic Research and the director of the program on tax policy at the American Enterprise Institute. He is a member of the boards of directors of Automatic Data Processing, Inc., Duke Realty Corporation, KKR Financial Corporation, BlackRock Closed-End Funds and Ripplewood Holdings. Mr. Hubbard received a Ph.D. in economics from Harvard University.

Russell T. Lewis was appointed director upon completion of the Dex Media merger and his term expires at the 2007 annual meeting. Mr. Lewis joined Dex Media as a director in October 2004. From 1997 until December 2004, Mr. Lewis served as President, CEO and a director of The New York Times Company, or The Times, and remained employed by The Times until December 26, 2005.

Compensation committee interlocks and inside participation; certain relationships and related party transactions

Compensation Committee Interlocks and Insider Participation

Messrs. Williams, Connors, Lewis and Schultz serve as members of the Compensation and Benefits Committee. No member of that Committee is or has been an officer or employee of RHD and none had interlocking relationships with any other entities of the type that would be required to be disclosed in accordance with SEC rules and regulations.

Ms. Cooper is the Senior Vice President and Chief Financial Officer of IMS Health Incorporated, or IMS. Mr. Kamerschen, who serves as Lead Director, also serves on IMS’ compensation committee, but is not and has never been an executive officer of either company. The Board of Directors has unanimously determined that because Mr. Kamerschen is an independent director of both RHD and IMS, and RHD and IMS have no material relationship (as described further below), his service on both compensation committees in light of Ms. Cooper’s positions with IMS and RHD does not give rise to any conflict or independence concerns with respect to Mr. Kamerschen.

In addition, as disclosed in RHD’s Annual Report on Form 10-K for the fiscal year ending December 31, 2005, through a series of contractual provisions resulting from a series of spin-offs of various subsidiaries of D&B and due to the fact that RHD is technically the successor to D&B as a result of the structure (i.e., reverse spin) of those spin-off transactions, under certain circumstances IMS may be required to provide indemnification payments to RHD and/or RHD may be required to provide certain indemnity payments to IMS with respect to certain pending legal and tax matters. However, D&B (and subsequently Moody’s Corporation agreed to be jointly and severally liable to RHD for D&B’s obligations) has contractually assumed all obligations of RHD with respect to these matters so that practically if IMS were to provide or receive indemnity payments with respect to these matters it would provide or receive such indemnity payments to or from D&B and not RHD. The Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of RHD, and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS on the one hand, and RHD on the other, that could reasonably be expected to compromise her independence from management. The Board of Directors has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.

Certain Relationships and Related Party Transactions

As a condition to the Dex Media merger, on January 27, 2006, RHD repurchased all of its outstanding shares preferred stock from the GS Funds for approximately $336 million. Effective upon completion of the Dex Media merger, Messrs. Gheewalla and O’Toole, who were designated as directors of RHD by the holders of the preferred stock, resigned from the Board of Directors. In addition, during 2005, Goldman Sachs Credit Partners L.P., an affiliate of The Goldman Sachs Group, Inc., acted as a co-documentation agent in connection with the RHDI credit facility and received customary fees in connection therewith.

In connection with the Dex Media merger, Carlyle and Welsh Carson each entered into a stockholders agreement with RHD. In the stockholders agreements, Carlyle and Welsh Carson agreed not to acquire shares of RHD other than in the Dex Media merger if the acquisition would cause Carlyle or Welsh Carson, as applicable, to beneficially own more than 15% of RHD’s voting securities or securities convertible into voting securities and other customary standstill provisions. They also agreed not to take other specified actions to acquire control of RHD. The stockholders agreements give each of Carlyle and Welsh Carson the right to designate one member of the RHD board until such time as Carlyle or Welsh Carson, as applicable, owns less than 5% of RHD’s outstanding common stock and contain customary registration rights and restrictions on transfer. Mr. James A. Attwood and Mr. Anthony J. de Nicola, affiliates of Carlyle and Welsh Carson, respectively, have served as directors of RHD since the completion of the Dex Media merger.

In addition, in October 2005, prior to the Dex Media merger, Mr. Burnett entered into an amendment to his employment agreement with Dex Media which provided, among other things, the following: potential severance payments of up to $1,284,281 (calculated as of January 30, 2006 and excluding any excise tax gross-up) and benefits if he ceased for any reason to continue in the position of Chairman of RHD during the four-year period following the Dex Media merger; the accelerated vesting of his Dex Media stock options for approximately 705,497 shares of Dex Media common stock with a weighted average exercise price per share of $4.64 in connection with the Dex Media merger; and a potential excise tax gross-up. Mr. Burnett’s employment agreement with Dex Media, as amended, was superseded by the employment agreement he entered into with RHD in February 2006. Mr. Burnett’s employment agreement terminated by its terms as of May 3, 2006 upon Mr. Burnett’s voluntary resignation. As a result of Mr. Burnett’s resignation from the Board of Directors as well as RHD’s Chairman of the Board of Directors and pursuant to Mr. Burnett’s employment agreement with RHD, which provided for these payments in the event of his voluntary resignation, RHD will be obligated to pay Mr. Burnett pro rata bonus and severance in the approximate amount of $1.4 million. Mr. Burnett will continue to be subject to certain confidentiality, non-disparagement, non-competition and non-solicitation provisions pursuant to his employment agreement.

Security ownership of certain beneficial owners and management

The following table sets forth the number of shares of RHD’s common stock beneficially owned as of April 14, 2006 by (i) each of our executive officers named in the summary compensation table, (ii) each of our directors, (iii) all of our directors and executive officers as a group (both including and excluding shares beneficially owned by affiliates of the Dex Sponsors) and (iv) owners of more than 5% of the outstanding shares of RHD’s common stock, including shares beneficially owned by affiliates of Carlyle and Welsh Carson. Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of our directors and named executive officers listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of RHD’s Common Stock
	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

David C. Swanson	832,389	(2)	*
Peter J. McDonald	287,710	(3)	*
Steven M. Blondy	216,832	(4)	*
George F. Bednarz	204,727	(5)	*
Robert J. Bush	96,447	(6)	*
Nancy E. Cooper	10,500	(7)	*
Robert Kamerschen	29,544	(8)	*
Alan F. Schultz	—		*
David M. Veit	10,800	(9)	*
Barry Lawson Williams	20,237	(10)	*
Edwina Woodbury	4,000	(11)	*
George A. Burnett(12)	54,481		*
James A. Attwood, Jr.	9,424,360	(13)	13.6%
Michael P. Connors	5,434		*
R. Glenn Hubbard	5,434		*
Russell T. Lewis	5,434		*
Anthony J. de Nicola	9,244,906	(14)	13.3%
All Directors and Executive Officers as a Group (23 persons)	20,759,448	(15)	29.0%
All directors and executive officers as a group, excluding affiliates of TCG Holdings, L.L.C. and WCAS IX Associates, L.L.C.	2,090,182	(16)	2.9%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	4,281,315	(17)	6.2%
TCG Holdings, L.L.C.	9,424,360	(18)	13.6%
WCAS IX Associates, LLC	9,244,906	(19)	13.3%

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of RHD’s common stock beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of April 14, 2006, RHD had 69,542,341 shares of common stock outstanding.

(2)	Includes 762,501 shares of RHD’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(3)	Includes 285,483 shares of RHD’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(4)	Includes 211,699 shares of RHD’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(5)	Includes 174,462 shares of RHD’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(6)	Includes 93,727 shares of RHD’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(7)	Includes 4,500 shares of RHD’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(8)	Includes 10,500 shares of RHD’s common stock that may be acquired pursuant to options exercisable as of April 14, 2005 or within 60 days thereafter.

(9)	Includes 4,500 shares of RHD’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(10)	Includes 7,500 shares of RHD’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(11)	Includes 1,000 shares of RHD’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(12)	On May 3, 2006, Mr. Burnett resigned from the Board of Directors as well as Chairman of the Board and Mr. Swanson was appointed Chairman of the Board to replace Mr. Burnett.

(13)	Mr. Attwood could be deemed an affiliate of TCG Holdings, L.L.C. due to his position with The Carlyle Group. While he expressly disclaims beneficial ownership of these shares, we have reported such shares in the above table. See footnote (18).

(14)	Mr. de Nicola could be deemed an affiliate of WCAS IX Associates, L.L.C. due to his position with Welsh, Carson, Anderson & Stowe. While he expressly disclaims beneficial ownership of these shares, we have reported such shares in the above table. See footnote (19).

(15)	Includes 1,849,585 shares of RHD’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(16)	Includes the beneficial ownership as of April 14, 2006 of all current RHD executive officers and directors excluding Messrs. Attwood and de Nicola. Includes options or SARs to purchase 1,849,585 shares of RHD’s common stock exercisable as of April 14, 2006 or within 60 days thereafter. Excludes all shares beneficially owned by TCG Holdings, L.L.C. and WCAS IX Associates, L.L.C. See Notes (18) and (19) for discussion of all shares beneficially owned by TCG Holdings L.L.C. and WCAS IX Associates, L.L.C.

(17)	Lord, Abbett & Co. LLC filed Amendment No. 1 to Schedule 13G with the SEC on February 21, 2006 reporting that it beneficially owned 4,281,315 shares of RHD’s common stock as of December 31, 2005, with sole voting and dispositive power over all of those shares.

(18)	The Carlyle Group filed a Schedule 13D with the SEC on February 10, 2006 reporting the following ownership. Shares shown as beneficially owned by TCG Holdings, L.L.C. are held directly by Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which are collectively referred to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares. TCG Holdings, L.L.C. is neither a broker dealer nor affiliated with a broker dealer. The address of each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, LP, and Carlyle High Yield Partners, L.P. is c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.

(19)	Welsh Carson filed a Schedule 13D with the SEC on February 10, 2006 reporting the following ownership. Shares shown as beneficially owned by WCAS IX Associates, LLC are held directly by Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh, Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner WCAS IX Associates, LLC, Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors, LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. may be deemed to be a group with Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. by virtue of a Sponsor Stockholders Agreement, dated July 27, 2004, relating to the securities of Dex Media. WCAS IX Associates, L.L.C., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors, LLC, WD GP Associates LLC and A.S.F. Co-Investments Partners, L.P. do not affirm that such a group has been formed, and expressly disclaim beneficial ownership of any securities beneficially owned by any other person. The address of each of WCAS IX Associates, L.L.C., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors, LLC, WD GP Associates LLC and A.S.F. Co-Investments Partners, L.P. is c/o Welsh, Carson, Anderson, Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

Description of other indebtedness

6.875% senior notes

General

RHD has issued $300 million aggregate principal amount of 6.875% senior notes due 2013.

Ranking

The 6.875% senior notes are general unsecured obligations of RHD and:

•	are effectively subordinated to secured obligations of RHD to the extent of the value of the assets securing such obligations; and

•	are equal in right of payment to all existing and future unsecured obligations of RHD that are not, by their terms, expressly subordinated in right of payment to the 6.875% senior notes.

The 6.875% senior notes are not entitled to the benefit of any sinking fund.

Optional redemption

The 6.875% senior notes may be redeemed, in whole or in part, at any time prior to January 15, 2009 at the option of RHD at a redemption price equal to 100% of the principal amount of the 6.875% senior notes redeemed plus the greater of (1) 1.0% of the then outstanding principal amount of the 6.875% senior notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the 6.875% senior notes at January 15, 2009, as set forth in the table below, plus (ii) all required interest payments due through January 15, 2009, excluding accrued but unpaid interest, compounded using a discount rate equal to the treasury rate as of such redemption date plus 50 basis; over (b) the then outstanding principal amount of the 6.875% senior notes.

On or after January 15, 2009, RHD may redeem all or a part of the 6.875% senior notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on January 15 of the years indicated below:

Year	Percentage

2009	103.438%
2010	101.719%
2011 and thereafter	100.000%

In addition, at any time prior to January 15, 2008, RHD may redeem up to 40% of the aggregate principal amount of the 6.875% senior notes at a redemption price of 106.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of RHD or of any of its direct or indirect parent corporations, provided that at least 60% of the originally issued principal amount of the 6.875% senior notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of control

In the event of a change of control, which is defined in the indenture governing the 6.875% senior notes, each holder of the 6.875% senior notes will have the right to require RHD to repurchase all or any part of such holder’s 6.875% senior notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

The indenture governing the 6.875% senior notes contains certain covenants that, among other things, limit RHD’s ability and the ability of some of RHD’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 6.875% senior notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 6.875% senior notes to become or to be declared to be due and payable.

The RHDI credit facility

The RHDI credit facility, which RHD guarantees, provides for aggregate facilities in the principal amount of $2,383.9 million. As of March 31, 2006, the outstanding principal balance of the RHDI credit facility was approximately $2,095 million.

On December 13, 2005, the RHDI credit facility was amended and restated to, among other things, (i) permit the Dex Media merger and the incurrence of additional debt in connection with the Dex Media merger; (ii) provide up to $350 million of tranche D-1 term loans which were used to finance the tender offer and consent solicitation and for general corporate purposes; (iii) generally remove RHD from the affirmative and negative covenants and certain of the representations and warranties contained in the former RHDI credit agreement and provide for a parent covenant in lieu thereof; (iv) permit the repurchase of all RHD’s outstanding preferred stock from the GS Funds; (v) modify the financial performance covenants contained in the former RHDI credit agreement; (vi) provide for shared services arrangements between RHDI and its subsidiaries, on the one hand, and Dex Media and its subsidiaries, on the other hand; and (vii) permit certain securitization transactions. In addition, the RHDI credit facility provides that RHDI may, at its option, request that the credit facility be increased by up to $400.0 million of new tranche C term loans.

In connection with the RHDI credit facility, on December 13, 2005, RHD, RHDI and the subsidiaries of RHDI party thereto entered into a Second Amended and Restated Guarantee and Collateral Agreement, or the Guarantee and Collateral Agreement, to amend and restate the existing Amended and Restated Guarantee and Collateral Agreement, dated as of September 1, 2004, to, among other things, exclude all property of RHD from the security interests granted thereunder other than the capital stock of RHDI.

First amendment to RHDI credit facility

On April 24, 2006, RHD and RHDI entered into the First Amendment to the RHDI credit facility, which we refer to as the RHDI amendment, with the several banks and other financial institutions or entities from time to time parties thereto, Deutsche Bank Trust Company Americas, as administrative agent, and the other agents parties thereto. Among other things, the RHDI amendment has the effect of reducing the applicable interest rates on (i) the revolving portion of the RHDI credit facility and (ii) the outstanding terms loans, other than the tranche D-1 term loans, by refinancing the outstanding tranche A-2 term loans, tranche A-3 term loans and tranche D term loans with new tranche A-4 term loans and tranche D-2 term loans.

In connection with the RHDI amendment, on April 24, 2006, RHD, RHDI and the subsidiaries of RHDI party thereto reaffirmed pursuant to a Reaffirmation, their obligations under the Guarantee and Collateral Agreement, in favor of Deutsche Bank Trust Company Americas, as administrative agent.

The revolving credit facility and the tranche A-4 term loans mature in December 2009 and the tranche D-1 term loans and the tranche D-2 term loans mature in June 2011.

Guarantees; security

The RHDI credit facility is fully and unconditionally, jointly and severally, guaranteed by RHD and each of RHDI’s direct and indirect existing and future domestic subsidiaries. Additionally, the RHDI credit facility is secured by a pledge by RHD of all of the equity interests in RHDI owned by it and a pledge of substantially all of the assets of RHDI and its existing and future direct and indirect domestic subsidiaries, including a pledge of each of RHDI’s existing and future direct and indirect domestic subsidiaries. The collateral securing the RHDI credit facility also secures the RHDI senior notes as and to the extent required by equal and ratable lien provisions of the indenture governing the RHDI senior notes.

Interest rates

The RHDI credit facility, as amended by the RHDI amendment, bears interest at rates per annum equal to, at RHDI’s option, the base rate or eurodollar rate, plus a margin as follows:

Pricing grid

	Applicable Margin for	Applicable Margin for
	Eurodollar Loans	Base Rate Loans

Revolving loans	1.25%	0.25%
Tranche A-4 term loans	1.25%	0.25%
Tranche D-1 term loans	1.50%	0.50%
Tranche D-2 term loans	1.50%	0.50%

RHDI pays a 0.375% per annum commitment fee on the undrawn portion of the commitments under the revolving credit facility.

Covenants

The RHDI credit facility contains certain covenants that, among other things, restrict RHD’s ability to (i) transact business other than those incidental to the ownership of RHDI, any subsidiary created or acquired in connection with a permitted acquisition (including joint ventures) and to provide shared services to RHDI and Dex Media and their respective subsidiaries, and (ii) incur indebtedness and grant liens other than certain types of permitted indebtedness and permitted liens. The RHDI credit facility requires RHDI and its subsidiaries to comply with various negative covenants that restrict their activities (subject to negotiated exceptions), including, but not limited to, limitations on liens and other encumbrances, the incurrence of debt, payment of dividends, redemptions and repurchases of capital stock, prepayments, redemptions and repurchases of debt, loans and investments, capital expenditures, mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions, and transactions with affiliates.

In addition, the RHDI credit facility requires RHDI and its subsidiaries to comply with various affirmative covenants and financial performance covenants customary for financings of this type (subject to negotiated exceptions). The financial covenants include a maximum total leverage test, maximum senior secured leverage test, and minimum interest coverage test.

Events of default

The RHDI credit facility contains various events of default, including but not limited to payment defaults, defaults under other material agreements or instruments of indebtedness, breaches of representations and warranties, noncompliance with covenants, judgments in excess of certain amounts, failure of any guaranty or security document supporting the RHDI credit facility to be in full force and effect, bankruptcy related events of default, and change of control.

Mandatory prepayments

The RHDI credit facility requires prepayment of the term loans and, under certain circumstances, a corresponding reduction in the revolving credit facility, with the proceeds of certain asset sales, casualty insurance and certain recovery events, the incurrence of certain indebtedness, a percentage of certain equity issuances, and a percentage of excess cash flow, in each case of or by RHDI and/or its subsidiaries.

RHDI senior notes

General

RHDI originally issued $325 million aggregate principal amount of 8.875% senior notes due December 15, 2010. The RHDI senior notes are fully and unconditionally, jointly and severally guaranteed by RHD and RHDI’s existing and future subsidiaries.

RHDI commenced a cash tender offer and consent solicitation with respect to all of the RHDI senior notes. As of December 19, 2005, the expiration date of the tender offer and consent solicitation, $317.1 million senior secured notes were tendered. Payment was made in the amount of $342.7 million on December 20, 2005 to holders of all RHDI senior notes validly tendered before the expiration date. As of the completion of the tender offer and consent solicitation, only $7.9 million aggregate principal amount of the RHDI senior notes remained outstanding. See “Summary — Tender offer and consent solicitation.”

  Ranking

The RHDI senior notes are general secured obligations of RHDI and:

•	are equal in right of payment to secured obligations of RHDI to the extent of the value of the assets securing such obligations and senior in right of payment to all existing and future unsecured obligations of RHDI.

The RHDI senior notes are not entitled to the benefit of any sinking fund.

Optional redemption

On or after December 15, 2006, RHDI may redeem all or a part of the RHDI senior notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on December 15 of the years indicated below:

Year	Percentage

2006	104.438%
2007	102.219%
2008 and thereafter	100.000%

Change of control

Following the recently completed tender offer and consent solicitation, holders of the RHDI senior notes have no right to require RHDI to repurchase all or any part of such holder’s RHDI senior notes in the event of a change of control.

Covenants

Substantially all of the restrictive covenants in the indenture governing the RHDI senior notes were eliminated pursuant to the recently completed tender offer and consent solicitation.

Events of default

The indenture governing the RHDI senior notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such RHDI senior notes to become or to be declared to be due and payable.

RHDI senior subordinated notes

General

RHDI has issued $600 million aggregate principal amount of 10.875% senior subordinated notes due December 15, 2012. The RHDI senior subordinated notes are fully and unconditionally, jointly and severally guaranteed by RHD and RHDI’s existing and future subsidiaries.

Ranking

The RHDI senior subordinated notes are general unsecured obligations of RHDI and:

•	are subordinated in right of payment to all existing and future senior debt of RHDI; and

•	pari passu in right of payment with any future senior subordinated indebtedness of RHDI.

The RHDI senior subordinated notes are not entitled to the benefit of any sinking fund.

Optional redemption

On or after December 15, 2007, RHDI may redeem all or a part of the RHDI senior subordinated notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on December 15 of the years indicated below:

Year	Percentage

2007	105.438%
2008	103.625%
2009	101.813%
2008 and thereafter	100.000%

Change of control

In the event of a change of control, which is defined in the indenture governing the RHDI senior subordinated notes, each holder of the RHDI senior subordinated notes will have the right to require RHDI to repurchase all or any part of such holder’s RHDI senior subordinated notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

The indenture governing the RHDI senior subordinated notes contains certain covenants that, among other things, limit RHDI’s ability and the ability of some of RHDI’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the RHDI senior subordinated notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such RHDI senior subordinated notes to become or to be declared to be due and payable.

Dex Media notes

As a result of the Dex Media merger, we assumed the indebtedness of Dex Media and its subsidiaries.

8% notes

General

Dex Media has issued $500 million aggregate principal amount of 8% notes due 2013. The 8% notes mature on November 15, 2013. The 8% notes bear cash interest of 8% per annum, payable on May 15th and November 15th of each year.

Ranking

The 8% notes are general senior unsecured obligations of Dex Media and:

•	are effectively subordinated to any existing or future secured obligations of Dex Media to the extent of the value of the assets securing such obligations;

•	are equal in right of payment to all existing and future unsecured obligations of Dex Media that are not, by their terms, expressly subordinated in right of payment to the 8% notes (other than Dex Media’s contingent support obligations under the Dex Media credit facility to which the 8% notes are subordinated);

•	are effectively subordinated to all obligations of each of Dex Media’s existing and future subsidiaries; and

•	are effectively senior to all obligations of RHD, including the notes, that are not guaranteed by Dex Media.

The 8% notes are not entitled to the benefit of any sinking fund.

Optional redemption

The 8% notes may be redeemed, in whole or in part, at any time prior to November 15, 2008 at the option of Dex Media at a redemption price equal to 100% of the principal amount of the 8% notes redeemed plus accrued and unpaid interest and the excess of (1) the present value at the redemption date of (a) the redemption price of the 8% notes at November 15, 2008, as set forth in the table below, plus (b) all required interest payments due through November 15, 2008, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (2) the then outstanding principal amount of the 8% notes.

On or after November 15, 2008, Dex Media may redeem all or a part of the 8% notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage

2008	104.000%
2009	102.667%
2010	101.333%
2011 and thereafter	100.000%

In addition, at any time prior to November 15, 2006, Dex Media may redeem up to 35% of the originally issued aggregate principal amount of the 8% notes at a redemption price of 108.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Dex Media, certain of its direct and indirect subsidiaries or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the 8% notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of control

In the event of a change of control, which is defined in the indenture governing the 8% notes, each holder of the 8% notes will have the right to require Dex Media to repurchase all or any part of such holder’s 8% notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Dex Media merger resulted in a change of control under the indenture, and RHD made a change of control offer on behalf of Dex Media as a result of the Dex Media merger. As of March 31, 2006, none of the 8% notes were tendered in the change of control offer. See “Summary — Change of control offers.”

Covenants

The indenture governing the 8% notes contains certain covenants that, among other things, limit Dex Media’s ability and the ability of some of Dex Media’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 8% notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 8% notes to become or to be declared to be due and payable.

9% discount notes

General

Dex Media has issued $750 million aggregate principal amount at maturity of 9% discount notes under two indentures. The 9% discount notes mature on November 15, 2013. The 9% discount notes were issued at an original issued discount with interest accruing at 9%, per annum, compounded semi-annually. Interest accrues in the form of increased accreted value until November 15, 2008, at which time the accreted value will be equal to the full principal amount at maturity. After November 15, 2008, the 9% discount notes bear cash interest at 9% per annum, payable semi-annually on May 15 and November 15 of each year.

Ranking

The 9% discount notes are general senior unsecured obligations of Dex Media and:

•	are effectively subordinated to any existing or future secured obligations of Dex Media to the extent of the value of the assets securing such obligations;

•	are equal in right of payment to all existing and future unsecured obligations of Dex Media that are not, by their terms, expressly subordinated in right of payment to the 9% discount notes (other than Dex Media’s contingent support obligations under the Dex Media credit facilities to which the 9% discount notes are subordinated);

•	are effectively subordinated to all obligations of each of Dex Media’s existing and future subsidiaries; and

•	are effectively senior to all obligations of RHD, including the notes, that are not guaranteed by Dex Media.

The 9% discount notes are not entitled to the benefit of any sinking fund.

Optional redemption

The 9% discount notes may be redeemed, in whole or in part, at any time prior to November 15, 2008 at the option of Dex Media at a redemption price equal to 100% of the accreted value of the 9% discount notes redeemed plus the excess of (1) the present value at the redemption date of (a) the redemption price of the 9% discount notes at November 15, 2008, as set forth in the table below, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (2) the accreted value of the 9% discount notes.

On or after November 15, 2008, Dex Media may redeem all or a part of the 9% discount notes at the redemption prices, expressed as a percentage of the principal amount at maturity, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage

2008	104.500%
2009	103.000%
2010	101.500%
2011 and thereafter	100.000%

In addition, at any time prior to November 15, 2006, Dex Media may redeem up to 35% of the originally issued aggregate principal amount at maturity of the 9% discount notes at a redemption price of 109.000% of the accreted value thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Dex Media, certain of its direct and indirect subsidiaries or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount at maturity of the 9% discount notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of control

In the event of a change of control, which is defined in the indenture governing the 9% discount notes, each holder of the 9% discount notes will have the right to require Dex Media to repurchase all or any part of such holder’s 9% discount notes at a purchase price in cash equal 101% of the accreted value thereof on the date of purchase. The Dex Media merger resulted in a change of control under the indenture, and RHD made a change of control offer on behalf of Dex Media in connection with the Dex Media merger. As of March 31, 2006, $0.1 million of the 9% discount notes were tendered in the change of control offer. See “Summary — Change of control offers.”

Covenants

The indenture governing the 9% discount notes contains certain covenants that, among other things, limit Dex Media’s ability and the ability of some of Dex Media’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 9% discount notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 9% discount notes to become or to be declared to be due and payable.

Dex Media’s subsidiaries’ notes

9.875% senior notes

General

Dex Media East and Dex Media East Finance Co. co-issued $450 million aggregate principal amount of 9.875% senior notes due 2009. The 9.875% senior notes mature on November 15, 2009. The 9.875% senior notes bear cash interest of 9.875% per annum, payable on May 15th and November 15th of each year.

Guarantees

Each of Dex Media East’s current and future subsidiaries, except for Dex Media East Finance Co., jointly and severally irrevocably and unconditionally guarantees the obligations under the 9.875% senior notes on a senior, unsecured basis.

Ranking

The 9.875% senior notes and related guarantees are general senior unsecured obligations of Dex Media East, Dex Media East Finance Co. and any of their subsidiary guarantors and:

•	are effectively subordinated to secured obligations of Dex Media East and Dex Media East Finance Co. and any of their subsidiary guarantors to the extent of the value of the assets securing such obligations;

•	are equal in right of payment to all existing and future unsecured obligations of Dex Media East and Dex Media East Finance Co. and their subsidiary guarantors that are not, by their terms, expressly subordinated in right of payment to the 9.875% senior notes; and

•	are effectively senior to all obligations of Dex Media and, as a result of the Dex Media merger, are effectively senior to all obligations of RHD, including the notes.

The 9.875% senior notes are not entitled to the benefit of any sinking fund.

Optional redemption

On or after November 15, 2006, Dex Media East and Dex Media East Finance Co. may redeem all or a part of the 9.875% senior notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage

2006	104.938%
2007	102.469%
2008 and thereafter	100.000%

Change of control

In the event of a change of control, which is defined in the indenture governing the 9.875% senior notes, each holder of the 9.875% senior notes will have the right to require Dex Media East and Dex Media East Finance Co. to repurchase all or any part of such holder’s 9.875% senior notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Dex Media merger resulted in a change of control under the indenture, and RHD made a change of control offer on behalf of Dex Media East and Dex Media East Finance Co. in connection with the Dex Media merger. As of March 31, 2006, $0.3 million of the 9.875% senior notes were tendered in the change of control offer. See “Summary — Change of control offers.”

Covenants

The indenture governing the 9.875% senior notes contains certain covenants that, among other things, limit Dex Media East’s ability and the ability of some of Dex Media East’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	agree to payment restrictions affecting future restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 9.875% senior notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 9.875% senior notes to become or to be declared to be due and payable.

8.5% senior notes

General

Dex Media West and Dex Media West Finance Co. co-issued $385 million aggregate principal amount of 8.5% senior notes due 2010. The 8.5% senior notes mature on August 15, 2010. The 8.5% senior notes bear cash interest of 8.5% per annum, payable on February 15th and August 15th of each year.

Guarantees

Each of Dex Media West’s current and future subsidiaries, except for Dex Media West Finance Co., jointly and severally irrevocably and unconditionally guarantees the obligations under the 8.5% senior notes on a senior, unsecured basis.

Ranking

The 8.5% senior notes and related guarantees are general senior unsecured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors and:

•	are effectively subordinated to secured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors to the extent of the value of the assets securing such obligations;

•	are equal in right of payment to all existing and future unsecured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors that are not, by their terms, expressly subordinated in right of payment to the 8.5% senior notes;

•	are effectively senior to all obligations of Dex Media and are effectively senior to all obligations of RHD, including the notes.

The 8.5% senior notes are not entitled to the benefit of any sinking fund.

Optional redemption

The 8.5% senior notes may be redeemed, in whole or in part, at any time prior to August 15, 2007 at the option of Dex Media West and Dex Media West Finance Co. at a redemption price equal to 100% of the principal amount of the 8.5% senior notes redeemed plus any accrued and unpaid interest and the excess of (1) the present value at the redemption date of (a) the redemption price of the 8.5% senior notes at August 15, 2007, as set forth in the table below, plus (b) all required interest payments due through 8.5% senior notes, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (2) the then outstanding principal amount of the 8.5% senior notes.

On or after August 15, 2007, Dex Media West and Dex Media West Finance Co. may redeem all or a part of the 8.5% senior notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage

2007	104.250%
2008	102.125%
2009 and thereafter	100.000%

In addition, at any time prior to August 15, 2006, Dex Media West and Dex Media West Finance Co. may redeem up to 35% of the originally issued aggregate principal amount of the 8.5% senior notes at a redemption price of 108.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Dex Media, Dex Media West, Inc. or Dex Media West, provided that at least 65% of the originally issued principal amount of the 8.5% senior notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of control

In the event of a change of control, which is defined in the indenture governing the 8.5% senior notes, each holder of the 8.5% senior notes will have the right to require Dex Media West and Dex Media West Finance Co. to repurchase all or any part of such holder’s 8.5% senior notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Dex Media merger resulted in a change of control under the indenture, and RHD made a change of control offer on behalf of Dex Media West and Dex Media West Finance Co. as a result of the Dex Media merger. As of March 31, 2006, none of the 8.5% senior notes were tendered in the change of control offer. See “Summary — Change of control offers.”

Covenants

The indenture governing the 8.5% senior notes contains certain covenants that, among other things, limit Dex Media West’s ability and the ability of some of Dex Media West’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	agree to payment restrictions affecting future restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 8.5% senior notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 8.5% senior notes to become or to be declared to be due and payable.

5.875% senior notes

General

Dex Media West and Dex Media West Finance Co. co-issued $300 million aggregate principal amount of 5.875% senior notes due 2011. The 5.875% senior notes mature on November 15, 2011. The 5.875% senior notes bear cash interest of 5.875% per annum, payable on May 15th and November 15th of each year.

Guarantees

Each of Dex Media West’s current and future subsidiaries, except for Dex Media West Finance Co., jointly and severally irrevocably and unconditionally guarantees the obligations under the 5.875% senior notes on a senior, unsecured basis.

Ranking

The 5.875% senior notes and related guarantees are general senior unsecured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors and:

•	are effectively subordinated to secured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors to the extent of the value of the assets securing such obligations;

•	are equal in right of payment to all existing and future unsecured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors that are not, by their terms, expressly subordinated in right of payment to the 5.875% senior notes;

•	are effectively senior to all obligations of Dex Media and are effectively senior to all obligations of RHD, including the notes.

The 5.875% senior notes are not entitled to the benefit of any sinking fund.

Optional redemption

The 5.875% senior notes may be redeemed, in whole or in part, at any time prior to November 15, 2008 at the option of Dex Media West and Dex Media West Finance Co. at a redemption price equal to 100% of the principal amount of the 5.875% senior notes redeemed plus any accrued and unpaid interest and the excess of (1) the present value at the redemption date of (a) the redemption price of the 5.875% senior notes at November 15, 2008, as set forth in the table below, plus (b) all required interest payments due through 5.875% senior notes, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (2) the then outstanding principal amount of the 5.875% senior notes.

On or after November 15, 2008, Dex Media West and Dex Media West Finance Co. may redeem all or a part of the 5.875% senior notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage

2008	102.938%
2009	101.469%
2010 and thereafter	100.000%

In addition, at any time prior to November 15, 2007, Dex Media West and Dex Media West Finance Co. may redeem up to 35% of the originally issued aggregate principal amount of the 5.875% senior notes at a redemption price of 105.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Dex Media, Dex Media West, Inc. or Dex Media West, provided that at least 65% of the originally issued principal amount of the 5.875% senior notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of Control

In the event of a change of control, which is defined in the indenture governing the 5.875% senior notes, each holder of the 5.875% senior notes will have the right to require Dex Media West and Dex Media West Finance Co. to repurchase all or any part of such holder’s 5.875% senior notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Dex Media merger resulted in a change of control under the indenture, and RHD made a change of control offer on behalf of Dex Media West and Dex Media West Finance Co. as a result of the Dex Media merger. As of March 31, 2006, $291.3 million of the 5.875% senior notes were tendered in the change of control offer. See “Summary — Change of control offers.”

Covenants

The indenture governing the 5.875% senior notes contains certain covenants that, among other things, limit Dex Media West’s ability and the ability of some of Dex Media West’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	agree to payment restrictions affecting future restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 5.875% senior notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 5.875% senior notes to become or to be declared to be due and payable.

12.125% senior subordinated notes

General

Dex Media East and Dex Media East Finance Co. co-issued $525 million aggregate principal amount of 12.125% senior subordinated notes due 2012. The 12.125% senior subordinated notes mature on November 15, 2012. The 12.125% senior subordinated notes bear cash interest of 12.125% per annum, payable on May 15th and November 15th of each year. The aggregate principal amount of these notes was $341.3 million as of December 31, 2005.

Guarantees

Each of Dex Media East’s current and future subsidiaries, except for Dex Media East Finance Co., jointly and severally irrevocably and unconditionally guarantees the obligations under the 12.125% senior subordinated notes on an unsecured, senior subordinated basis.

Ranking

The 12.125% senior subordinated notes and related guarantees are general senior subordinated unsecured obligations of Dex Media East and Dex Media East Finance Co. and any of their subsidiary guarantees and:

•	are subordinated in right of payment to all existing and future senior obligations and secured obligations of Dex Media East and Dex Media East Finance Co. and any of their subsidiary guarantors to the extent of the value of the assets securing such obligations;

•	are pari passu in right of payment with any existing and future senior subordinated indebtedness of Dex Media East and Dex Media East Finance Co. and any of their subsidiary guarantors;

•	are effectively senior to all obligations of Dex Media and are effectively senior to all obligations of RHD, including the notes.

The 12.125% senior subordinated notes are not entitled to the benefit of any sinking fund.

Optional redemption

On or after November 15, 2007, Dex Media East and Dex Media East Finance Co. may redeem all or a part of the 12.125% senior subordinated notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage

2007	106.063%
2008	104.042%
2009	102.021%
2010 and thereafter	100.000%

Change of control

In the event of a change of control, which is defined in the indenture governing the 12.125% senior subordinated notes, each holder of the 12.125% senior subordinated notes will have the right to require Dex Media East and Dex Media East Finance Co. to repurchase all or any part of such holder’s 12.125% senior subordinated notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Dex Media merger resulted in a change of control under the indenture, and RHD made a change of control offer on behalf of Dex Media East and Dex Media East Finance Co. as a result of the Dex Media merger. As of March 31, 2006, none of the 12.125% senior subordinated notes were tendered in the change of control offer. See “Summary — Change of control offers.”

Covenants

The indenture governing the 12.125% senior subordinated notes contains certain covenants that, among other things, limit Dex Media East’s ability and the ability of some of Dex Media East’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	agree to payment restrictions affecting future restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 12.125% senior subordinated notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 12.125% senior subordinated notes to become or to be declared to be due and payable.

9.875% senior subordinated notes

General

Dex Media West and Dex Media West Finance Co. co-issued $780 million aggregate principal amount of 9.875% senior subordinated notes. The 9.875% senior subordinated notes mature on August 15, 2013. The 9.875% senior subordinated notes bear cash interest of 9.875% per annum, payable on February 15th and August 15th of each year. The aggregate principal amount of these notes was $761.8 million as of December 31, 2005.

Guarantees

Each of Dex Media West’s current and future subsidiaries, except for Dex Media West Finance Co., jointly and severally irrevocably and unconditionally guarantees the obligations under the 9.875% senior subordinated notes on an unsecured, senior subordinated basis.

Ranking

The 9.875% senior subordinated notes and related guarantees are general senior subordinated unsecured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantees and:

•	are subordinated in right of payment to all existing and future senior obligations and secured obligations of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors to the extent of the value of the assets securing such obligations;

•	are pari passu in right of payment with any existing and future senior subordinated indebtedness of Dex Media West and Dex Media West Finance Co. and any of their subsidiary guarantors; and

•	are effectively senior to all obligations of Dex Media and are effectively senior to all obligations of RHD, including the notes.

The 9.875% senior subordinated notes are not entitled to the benefit of any sinking fund.

Optional redemption

The 9.875% senior subordinated notes may be redeemed, in whole or in part, at any time prior to August 15, 2008 at the option of Dex Media West and Dex Media West Finance Co. at a redemption price equal to 100% of the principal amount of the 9.875% senior subordinated notes redeemed plus any accrued and unpaid interest and the excess of (1) the present value at the redemption date of (a) the redemption price of the 9.875% senior subordinated notes at August 15, 2008, as set forth in the table below, plus (b) all required interest payments due through 9.875% senior subordinated notes, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (2) the then outstanding principal amount of the 9.875% senior subordinated notes.

On or after August 15, 2008, Dex Media West and Dex Media West Finance Co. may redeem all or a part of the 9.875% senior subordinated notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage

2008	104.938%
2009	103.292%
2010	101.646%
2011 and thereafter	100.000%

In addition, at any time prior to August 15, 2006, Dex Media West and Dex Media West Finance Co. may redeem up to 35% of the originally issued aggregate principal amount of the 9.875% senior subordinated notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Dex Media, Dex Media West, Inc. or Dex Media West, provided that at least 65% of the originally issued principal amount of the 9.875% senior subordinated notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of control

In the event of a change of control, which is defined in the indenture governing the 9.875% senior subordinated notes, each holder of the 9.875% senior subordinated notes will have the right to require Dex Media West and Dex Media West Finance Co. to repurchase all or any part of such holder’s 9.875%

senior subordinated notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Dex Media merger resulted in a change of control under the indenture, and RHD made a change of control offer on behalf of Dex Media West and Dex Media West Finance Co. as a result of the Dex Media merger. As of March 31, 2006, $0.2 million of the 9.875% senior subordinated notes were tendered. See “Summary — Change of control offers.”

Covenants

The indenture governing the 9.875% senior subordinated notes contains certain covenants that, among other things, limit Dex Media West’s ability and the ability of some of Dex Media West’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make certain investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	agree to payment restrictions affecting future restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of default

The indenture governing the 9.875% senior subordinated notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 9.875% senior subordinated notes to become or to be declared to be due and payable.

The Dex Media credit facilities

General

Dex Media East and Dex Media West entered into credit facilities in connection with the Dex East Acquisition and the Dex West Acquisition, respectively. On December 13, 2005, RHD, JPMorgan Chase Bank, N.A., as administrative agent and the lenders under the Dex Media credit facilities entered into agreements to amend and restate the Dex Media credit facilities upon consummation of the Dex Media merger to permit, among other things, the Dex Media merger, and the refinancing to fund the change of control offers which was intended to be used for the 5.875% senior notes subject to the terms and conditions of the agreements to amend and restate. The Dex Media credit facilities were amended and restated on January 31, 2006.

On April 24, 2006, Dex Media, Dex Media West, Inc. and Dex Media West entered into the Dex Media West amendment, with the lenders and agents from time to time party thereto. Among other things, the Dex Media West amendment has the effect of reducing the applicable interest rate margins on the outstanding tranche B term loans by refinancing such loans with new tranche B-2 term loans. The Dex Media West amendment maintains the applicable interest rate margins on the tranche A term loans, the tranche B-1 term loans and the revolving portion of the Dex Media West credit facility. After giving effect to the Dex Media West amendment, the interest rates applicable to the loans are, at the option of Dex West, the Eurodollar rate or base rate plus the applicable margins as provided in the Dex Media West amendment.

In addition, on April 24, 2006, Dex Media, Dex Media East, Inc. and Dex Media East entered into the Dex Media East amendment, with the lenders and agents from time to time party thereto. Among other things, the Dex Media East amendment has the effect of reducing the applicable interest rate margins on the outstanding tranche B term loans by refinancing such loans with new tranche B term loans. After giving effect to the Dex Media East Amendment, the interest rates applicable to the loans are, at the option of Dex East, the Eurodollar rate or base rate plus the applicable margins as provided in the Dex Media East amendment.

Unless the context otherwise requires, the description of the Dex Media credit facilities that appears below refers to both the Dex Media East credit facility and the Dex Media West credit facility and gives effect to the amendment and restatement of the Dex Media credit facilities and to the Dex Media East amendment and the Dex Media West amendment, as applicable.

The Dex Media East credit facility

In connection with the Dex East Acquisition, on November 8, 2002, Dex Media and certain of its subsidiaries, including Dex Media East, entered into a credit facility with JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

The Dex Media East credit facility consists of revolving loan commitments and term loan commitments. The revolving loan commitments are for a total principal amount of $100.0 million, which is available for general corporate purposes, subject to certain conditions. As of March 31, 2006, Dex Media East had approximately $39 million available for additional borrowings under the revolving loan commitments. The Dex Media East term loans consist of a tranche A term loan with an initial total principal amount of $690.0 million (which includes additional loans in a total principal amount of $160.0 million that were made in connection with the Dex West Acquisition) and a tranche B term loan with an initial total principal amount of $700.0 million. As of March 31, 2006, the principal amounts owing under the tranche A and tranche B term loans were approximately $299.7 million and $429.0 million, respectively. The tranche A and tranche B term loans were available only to fund a portion of the Dex East Acquisition and a portion of the Dex West Acquisition. The Dex Media East revolving loans and tranche A term loan will mature in November 2008, and the tranche B term loan will mature in May 2009.

The Dex Media West credit facility

In connection with the Dex West Acquisition, on September 9, 2003, Dex Media and certain of its subsidiaries, including Dex Media West, entered into a credit facility with JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

The Dex Media West credit facility consists of revolving loan commitments and term loan commitments. The revolving loan commitments are for a total principal amount of $100.0 million, which is available for general corporate purposes, subject to certain conditions. As of March 31, 2006, Dex Media West had $19 million available for additional borrowings under the revolving loans. Prior to the Dex Media West amendment, the Dex Media West term loans consisted of a tranche A term loan in a total principal amount of $960.0 million, a tranche B term loan in a total principal amount of $1,200.0 million and a tranche B-1 term loan in a total principal amount of $503.0 million. The tranche A and tranche B term loan commitments (subsequently refinanced with the tranche B-2 term loans) were available only to fund a portion of the Dex West Acquisition and the tranche B-1 commitment was utilized to redeem Dex Media West’s notes put to Dex Media West in connection with a change of control offer and to fund a portion of the cash consideration paid to Dex Media’s stockholders as a result of the Dex Media merger. After giving effect to the Dex Media West amendment, the Dex Media West term loans consist of a tranche A term loan in a total principal amount of $960.0 million, a tranche B-1 term loan in a total principal amount of $503.0 million and a tranche B-2 term loan in a total principal amount of $834.3 million. As of March 31, 2006, the principal amounts owed under the tranche A, tranche B, and tranche B-1 term loans were approximately $324.1 million, $834.3 million, and $439.5 million, respectively, and $81.0 million was outstanding under the Dex Media West revolving loan. The Dex Media West revolving loan and the tranche A term loan will mature in September 2009, and the tranche B and tranche B-1 term loans will mature in March 2010.

Guarantees

The obligations under the Dex Media East credit facility are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media East, Inc., Dex Media East’s existing subsidiaries and each domestic restricted subsidiary that Dex Media East may create or acquire, with certain exceptions as set forth in the applicable credit agreement, pursuant to the terms of a separate guarantee and collateral agreement. Similarly, the obligations under the Dex Media West credit facility are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media West, Inc., Dex Media West’s existing subsidiary and each domestic restricted subsidiary that Dex Media West may create or acquire, with certain exceptions as set forth in the applicable credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.

Interest rates and fees

The Dex Media credit facilities bear interest, at Dex Media’s subsidiaries’ option, at either a base rate used by JPMorgan Chase Bank, N.A., plus an applicable margin or a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or 12-month periods if, at the time of the borrowing, all lenders agree to make such a term available), plus an applicable margin, as follows:

Dex Media East

	Applicable Margin for	Applicable Margin for
	Eurodollar Loans	Base Rate Loans

Revolving loans	1.25%	0.25%
Tranche A term loans	1.25%	0.25%
New Tranche B term loans	1.50%	0.50%

Dex Media West

	Applicable Margin for	Applicable Margin for
	Eurodollar Loans	Base Rate Loans

Revolving loans	1.25%	0.25%
Tranche A term loans	1.25%	0.25%
Tranche B-1 term loans	1.50%	0.50%
Tranche B-2 term loans	1.50%	0.50%

In addition to paying interest on outstanding principal amounts under the Dex Media credit facilities, Dex Media’s subsidiaries are required to pay a commitment fee of 0.375% to the lenders for the unused commitments under their respective revolving loan commitments, which is payable quarterly in arrears.

Security interests

Borrowings under the Dex Media credit facilities, the guarantees described above and obligations under related hedging agreements are secured by a perfected security interest in:

•	in the case of the Dex Media East credit facility, all of the capital stock or other equity interests of each of Dex Media East, Inc., Dex Media East and each of their respective existing and future direct and indirect restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests;

•	in the case of the Dex Media West credit facility, all of the capital stock or other equity interests of each of Dex Media West, Inc., Dex Media West and each of their respective existing and future direct and indirect restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests;

•	in the case of the Dex Media East credit facility, all of the tangible and intangible assets of each of Dex Media East, Inc., Dex Media East and each of their respective existing and future direct and indirect restricted subsidiaries, with certain exceptions as set forth in the Dex Media East credit facility; and

•	in the case of the Dex Media West credit facility, all of the tangible and intangible assets of each of Dex Media West, Inc., Dex Media West and each of their respective existing and future direct and indirect restricted subsidiaries, with certain exceptions as set forth in the Dex Media West credit facility.

Mandatory and optional repayment

The borrower under the Dex Media credit facilities is required to make scheduled principal repayments each quarter under the applicable credit agreement. Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, each such borrower is required to prepay outstanding loans under its respective credit facility with the net proceeds of certain asset dispositions, incurrences of certain debt, issuances of certain equity, certain damages resulting from claims under the publishing agreement and the non-competition agreement and excess cash flow.

The borrower under the Dex Media credit facilities may voluntarily prepay loans or reduce commitments under the applicable credit agreement, in whole or in part, subject to minimum amounts. If the borrower under the Dex Media credit facilities prepays eurodollar rate loans other than at the end of an applicable interest period, each such borrower will be required to reimburse lenders for their redeployment costs.

Covenants

The Dex Media credit facilities contain negative and affirmative covenants and requirements affecting Dex Media and/or its existing and future subsidiaries. The Dex Media credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, amendments to charter, by-laws and other material documents, hedging agreements, intercompany indebtedness and, in the case of the Dex Media East credit facility, commingling of the funds of Dex Media East with the funds of Dex Media West and Dex Media West, Inc. and, in the case of the Dex Media West credit facility, commingling of the funds of Dex Media West with the funds of Dex Media East and Dex Media East, Inc. The Dex Media credit facilities also require Dex Media’s existing and future subsidiaries, with certain exceptions set forth in the applicable credit agreements, to meet certain financial covenants and ratios, in particular leverage ratios and interest coverage ratios.

The Dex Media credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, material litigation and other material events, conduct of business and existence, payment of obligations, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with laws, use of proceeds, further assurances, maintenance of collateral and maintenance of interest rate protection agreements.

Events of default

The Dex Media credit facilities contain various events of default, including but not limited to, failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-defaults and cross-accelerations in other material agreements, certain bankruptcy and insolvency events, certain ERISA events, certain undischarged judgments, change of control, invalidity of the liens, invalidity of guarantees or security documents and material breach of, or loss of right under, agreements with Qwest that result in a material adverse effect on Dex Media East, Inc. or Dex Media West, Inc. and their respective subsidiaries, as the case may be.

The exchange offer

Purpose and effect of the exchange offer

On January 27, 2006, we sold $365 million aggregate principal amount at maturity of the outstanding series A-1 notes, $660 million aggregate principal amount at maturity of the outstanding series A-2 notes and $1,210 million aggregate principal amount of the outstanding series A-3 notes in a private placement through initial purchasers to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of January 27, 2006. Under that agreement, we must, among other things, file with the SEC a registration statement under the Securities Act covering the exchange offer and use our reasonable best efforts to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must offer each holder of the (i) outstanding series A-1 notes the opportunity to exchange its outstanding series A-1 notes for an equal principal amount at maturity of series A-1 exchange notes; (ii) outstanding series A-2 notes the opportunity to exchange its outstanding series A-2 notes for an equal principal amount at maturity of series A-2 exchange notes and (iii) outstanding series A-3 notes the opportunity to exchange its outstanding series A-3 notes for an equal principal amount of series A-3 exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement is an exhibit to our Current Report on Form 8-K, which is incorporated by reference into this registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Resale of the exchange notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “— Purpose and effect of the exchange offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

As of the date of this prospectus, $365 million aggregate principal amount at maturity of the outstanding series A-1 notes, $660 million aggregate principal amount at maturity of the outstanding series A-2 notes and $1,210 million aggregate principal amount of the outstanding series A-3 notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.

The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. For additional information, see “— Consequences of failure to exchange.”

We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be promptly returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. For additional information, see “— Procedure for tendering.”

Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. For additional information, see “— Fees and expenses.”

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time, on July 18, 2006, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “— Conditions.”

To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

We reserve the right:

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” are not satisfied by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. For additional information, see “— Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder.

Conditions

Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•	the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.

If we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•	waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedure for tendering

To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of The Depository Trust Company’s Automatic Tenders Over the Participant Terminal System, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at The Depository Trust Company. The term “agent’s message” means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part of a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available,

into the exchange agent’s account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “— Exchange agent” before the expiration of the exchange offer.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “— Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding debt, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “— Resale of the exchange notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.

Guaranteed delivery procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes and the principal amount thereof to be withdrawn;

•	include a statement that such holder is withdrawing its election to have the outstanding notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedure for tendering” at any time prior to the expiration date of the exchange offer.

Termination of certain rights

All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use reasonable best efforts to keep the registration statement continuously effective during the 180-day period following the closing of the exchange offer in certain situations; and

•	to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “— Resale of the exchange notes.”

Exchange agent

The Bank of New York has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

By Hand, Regular Mail or Overnight Delivery:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7E
New York, New York 10286

Attention: Mr. William Buckley

By Registered or Certified Mail:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7E
New York, New York 10286
Attention: Mr. William Buckley

By Facsimile (for Eligible Institutions only): (212) 298-1915

By Telephone (to confirm receipt of facsimile): (212) 815-5788

Fees and expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, will however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

We estimate that our cash expenses in connection with the exchange offer will be approximately $500,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of failure to exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will have only limited remaining rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•	to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act,

and in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.

Accounting treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

No appraisal or dissenters’ rights

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

Description of series A-1 discount notes

You can find the definitions of certain terms used in this description under the heading “Certain definitions.” Defined terms used in this description but not defined under the heading “Certain definitions” or elsewhere in this description have the meanings assigned to them in the Series A-1 Discount Notes Indenture (as defined below).

The outstanding series A-1 notes were issued by R.H. Donnelley Corporation (“RHD”) under the Indenture (the “Series A-1 Discount Notes Indenture”) between RHD and The Bank of New York, as trustee (the “Series A-1 Discount Notes Trustee”). All references in this section to “Series A-1 Discount Notes” include the outstanding series A-1 notes and the series A-1 exchange notes, unless the context otherwise requires. The Series A-1 Discount Notes were issued with significant original issue discount. See “Material U.S. federal income tax considerations.”

The Series A-1 Discount Notes are not the same series as the Series A-2 Discount Notes, although the terms of the Series A-2 Discount Notes are substantially similar to the terms of the Series A-1 Discount Notes. The Series A-1 Discount Notes will not trade as a single class of notes with the Series A-2 Discount Notes.

The following description is a summary of the material provisions of the Series A-1 Discount Notes Indenture. It does not restate that agreement in its entirety. We urge you to read the Series A-1 Discount Notes Indenture because it may contain additional information and defines your rights as a noteholder. Copies of the Series A-1 Discount Notes Indenture are available upon request to RHD at the address indicated under “— Additional Information.” The Series A-1 Discount Notes Indenture contains provisions which define your rights under the Series A-1 Discount Notes. In addition, the Series A-1 Discount Notes Indenture governs the obligations of RHD under the Series A-1 Discount Notes. The terms of the Series A-1 Discount Notes include those stated in the Series A-1 Discount Notes Indenture and, upon effectiveness of a registration statement with respect to the Series A-1 Discount Notes, those made part of the Series A-1 Discount Notes Indenture by reference to the Trust Indenture Act of 1939.

We issued Series A-1 Discount Notes in an aggregate principal amount at maturity of $365 million ($332 million gross proceeds) and may, subject to compliance with the covenant described under “Certain covenants — Limitation on Debt” as well as with the other covenants in the Series A-1 Discount Notes Indenture which are described under “Certain covenants,” issue additional Series A-1 Discount Notes (the “Additional Series A-1 Discount Notes”) in an unlimited aggregate principal amount at maturity at any time and from time to time under the Series A-1 Discount Notes Indenture. Any Additional Series A-1 Discount Notes that we issue in the future will be substantially identical in all respects to the Series A-1 Discount Notes, and will be treated as a single class with the Series A-1 Discount Notes for all purposes of the Series A-1 Discount Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that Additional Series A-1 Discount Notes issued in the future may have different issuance prices and will have different issuance dates. We will issue Series A-1 Discount Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, maturity and interest

The Series A-1 Discount Notes will mature on January 15, 2013. Unless we issue Additional Series A-1 Discount Notes in the future, the aggregate principal amount at maturity of Series A-1 Discount Notes will be $365 million. The outstanding series A-1 notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of $332 million.

Interest on the Series A-1 Discount Notes accrues at a rate of 6.875% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2006. We will pay interest to those persons who were holders of record on January 1 or July 1 immediately preceding each interest payment date.

Interest on the Series A-1 Discount Notes accrues from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of 12 30-day months.

Methods of receiving payments on the series A-1 discount notes

If a holder has given wire transfer instructions to RHD, RHD will pay, or cause to be paid by the paying agent, all principal, interest and additional interest, if any, on that holder’s Series A-1 Discount Notes in accordance with those instructions. All other payments on the Series A-1 Discount Notes will be made at the office or agency of the paying agent and registrar unless RHD elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying agent and registrar

The Series A-1 Discount Notes Trustee will initially act as paying agent and registrar.

RHD may change the paying agent or registrar for the Series A-1 Discount Notes without prior notice to the holders of the Series A-1 Discount Notes. RHD or any of its Subsidiaries may act as paying agent or registrar.

Holding company structure

RHD is a holding company and, prior to the Merger, did not have any material assets or operations other than ownership of RHDI Capital Stock. As a result of the Merger, RHD’s material assets and operations are the ownership of RHDI Capital Stock and Dex Media Capital Stock. All of its operations are conducted through its Subsidiaries. As a result, RHD depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Series A-1 Discount Notes. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of RHD’s creditors, including holders of the Series A-1 Discount Notes. The Series A-1 Discount Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including RHDI and as a result of the Merger, Dex Media. Following the Merger, the terms of the Credit Facilities and the indentures governing the RHDI Senior Subordinated Notes and the Dex Media Subsidiaries’ Existing Notes and other Subsidiaries’ indebtedness significantly restrict the Subsidiaries from making distributions or loans or otherwise transferring assets to RHD unless certain covenants are satisfied. See “Description of other indebtedness.” The laws under which the Subsidiaries are organized may similarly restrict or prohibit the Subsidiaries from making of distributions or otherwise transferring assets to RHD and the indentures governing the Series A-1 Discount Notes, Series A-2 Discount Notes and the Series A-3 Senior Notes do not contain provisions that significantly limit the ability of the Subsidiaries to enter into additional agreements or incur Debt or other obligations in the future that contain similar restrictions. In addition to limitations on the ability of the Subsidiaries to make distributions or loans or otherwise transfer assets to RHD, the terms of the RHDI Credit Facility, the RHDI Senior Subordinated Notes, the Dex Media Credit Facilities, the indentures governing the Series A-3 Senior Notes, the Series A-2 Discount Notes, the RHD Existing Senior Notes, the Existing Notes (other than the RHDI Senior Notes) and Subsidiaries’ other Debt and any future agreements of RHD or its Subsidiaries may prohibit or limit the ability of RHD or its Subsidiaries to, among other things, dispose of assets (including the stock of RHD’s Subsidiaries), incur additional indebtedness, issue equity securities or enter into other transactions that could provide funds for making payments on the Series A-1 Discount Notes. In addition, even if such transactions were permitted, the ability of RHD to use the proceeds therefrom to make payments on the Series A-1 Discount Notes may be prohibited or limited. Moreover, the indentures governing the Series A-1 Discount Notes, the Series A-3 Senior Notes and the Series A-2 Discount Notes do not impose any limitation on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Debt under such indentures. See “Risk factors.”

As of March 31, 2006, RHD had outstanding debt of $10,884.0 million on a consolidated basis. This amount included approximately $9,050.5 million of senior indebtedness on a consolidated basis, of which $332.6 million consisted of the accreted value of the outstanding series A-1 notes, $601.5 million consisted of the accreted value of the outstanding series A-2 notes, $1,210 million consisted of the outstanding series A-3 notes, $300 million consisted of the outstanding 6.875% senior notes, $7.9 million consisted of our guarantee of the RHDI senior notes and $2,094.6 million consisted of our secured guarantee of borrowings by RHDI under the RHDI credit facility. This amount of secured guarantee does not include the secured guarantee by RHD of the remaining $175 million of additional borrowings that were available under the RHDI revolving credit facility. The guarantees by RHD of borrowings under RHDI’s credit facility and the outstanding RHDI senior notes are secured by a pledge of all the stock RHD owns in RHDI and thus would be effectively senior to the exchange notes to the extent of the value of the assets securing such guarantees. As of March 31, 2006, RHD’s debt included approximately $600 million of senior subordinated indebtedness, which represented the guarantee by RHD of the $600 million principal amount of the RHDI senior subordinated notes, and had no subordinated indebtedness. In addition, RHD’s outstanding debt on a consolidated basis includes the debt of Dex Media and its subsidiaries. As of March 31, 2006, Dex Media and its subsidiaries had approximately $5,737.3 million of total debt (including a $216.2 million fair market value adjustment required by purchase accounting), which is comprised of $788.7 million under the Dex Media East credit facility, $1,678.9 million under the Dex Media West credit facility, $1,138.7 million of accreted value of Dex Media’s notes, $2,131.0 million (including $1,234 million of senior subordinated debt) of Dex Media’s subsidiaries’ notes. All such debt of RHDI and its subsidiaries and Dex Media and its subsidiaries would be structurally senior to the exchange notes and the outstanding 6.875% senior notes. As of March 31, 2006, an additional $175 million would have been available to RHDI for revolver borrowings under the RHDI credit facility and $39 million and $19 million would have been available to Dex Media for revolver borrowings under the Dex Media East credit facility and Dex Media West credit facility, respectively. Additional borrowings under the RHDI credit facility, the Dex Media East credit facility and Dex Media West credit facility are secured and would be structurally senior to the exchange notes and the outstanding 6.875% senior notes.

The terms of the RHDI Credit Facility, Dex Media West Credit Facility and Dex Media East Credit Facility, and the indentures governing the RHDI Senior Subordinated Notes, Dex Media Existing Notes and Dex Media Subsidiaries Existing Notes significantly restrict the Subsidiaries from paying dividends and otherwise transferring assets to RHD. There are no specific exceptions in such Debt to this restriction on making restricted payments that would permit funds to be distributed to RHD to make interest payments on the Series A-1 Discount Notes. The Series A-1 Discount Notes Indenture and the indentures governing the Series A-3 Senior Notes and Series A-2 Discount Notes do not significantly restrict RHD’s Subsidiaries from entering into agreements which have provisions preventing the distribution of funds from such Subsidiaries to RHD.

In addition to the limitations on distributions, dividends or loans to RHD by any of RHD’s Subsidiaries, the indentures governing the Existing Notes, and the terms of RHD’s other indebtedness, including the terms of the Credit Facilities and the terms of the Series A-2 Discount Notes and the Series A-3 Senior Notes, or any future agreements may prohibit or limit RHD’s and its Subsidiaries’ ability to, among other things, dispose of assets (including the stock of RHD’s Subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the Series A-1 Discount Notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on the Series A-1 Discount Notes may be prohibited or limited by agreements governing RHD’s or RHD’s Subsidiaries’ current and future debt. Moreover, the Series A-1 Discount Notes Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt under the Series A-1 Discount Notes Indenture. See “Risk factors.”

Guarantees

The Series A-1 Discount Notes are not guaranteed.

Ranking

The indebtedness evidenced by the Series A-1 Discount Notes is a senior unsecured obligation of RHD and ranks senior in right of payment to all of RHD’s senior subordinated Debt and future Subordinated Obligations of RHD and equally with any of RHD’s existing and future senior unsecured Debt, including the RHD Existing Senior Notes, the Series A-3 Senior Notes and the Series A-2 Discount Notes. The Series A-1 Discount Notes, the RHD Existing Senior Notes, the Series A-3 Senior Notes and the Series A-2 Discount Notes are effectively subordinated to any of RHD’s Secured Debt, including the RHDI Credit Facility, Dex Media West Credit Facility and Dex Media East Credit Facility and the RHDI Senior Notes, to the extent of the value of the assets securing such Secured Debt, and is structurally subordinated to any debt of RHDI and its Subsidiaries and any debt of Dex Media and its subsidiaries.

Optional redemption

Except as set forth in the following two paragraphs, the Series A-1 Discount Notes are not redeemable at the option of RHD prior to January 15, 2009. Starting on that date, RHD may redeem all or any portion of the Series A-1 Discount Notes, at any time or from time to time, after giving the required notice under the Series A-1 Discount Notes Indenture. The Series A-1 Discount Notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Series A-1 Discount Notes redeemed during the 12-month period commencing on January 15 of the years set forth below, and are expressed as percentages of principal amount at maturity:

Redemption Year	Price

2009	103.438%
2010	101.719%
2011 and thereafter	100.000%

From time to time prior to January 15, 2008, RHD may redeem up to 40% of the principal amount at maturity of the Series A-1 Discount Notes (including any Additional Series A-1 Discount Notes) issued under the Series A-1 Discount Notes Indenture, with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 106.875% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, after giving effect to any such redemption, at least 60% of the aggregate principal amount at maturity of Series A-1 Discount Notes (including any Additional Series A-1 Discount Notes) issued under the Series A-1 Discount Notes Indenture remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

At any time prior to January 15, 2009, RHD may also redeem all or a part of the Series A-1 Discount Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount at maturity of Series A-1 Discount Notes redeemed on the redemption date plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of Series A-1 Discount Notes of a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Series A-1 Discount Notes Trustee no later than two Business Days prior to the redemption date.

Sinking fund

RHD is not required to make any sinking fund payments with respect to the Series A-1 Discount Notes.

Selection and notice of redemption

If RHD redeems less than all the Series A-1 Discount Notes at any time, the Series A-1 Discount Notes Trustee will select Series A-1 Discount Notes on a pro rata basis, by lot or by such other method as the Series A-1 Discount Notes Trustee in its sole discretion shall deem to be fair and appropriate.

RHD will redeem Series A-1 Discount Notes of $1,000 principal amount at maturity or less in whole and not in part. RHD will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Series A-1 Discount Notes to be redeemed at its registered address.

If any Series A-1 Discount Note is to be redeemed in part only, the notice of redemption that relates to that Series A-1 Discount Note will state the portion of the principal amount at maturity thereof to be redeemed. RHD will issue a new Series A-1 Discount Note in a principal amount at maturity equal to the unredeemed portion of the original Series A-1 Discount Notes in the name of the holder upon cancellation of the original Series A-1 Discount Notes. Series A-1 Discount Notes called for redemption become due on the date fixed for redemption. On and after such date, interest ceases to accrue on the Series A-1 Discount Notes or portions thereof called for such redemption.

Repurchase at the option of holders upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series A-1 Discount Notes will have the right to require RHD to repurchase all or any part of such holder’s Series A-1 Discount Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Purchase Price”)); provided, however, that notwithstanding the occurrence of a Change of Control, RHD shall not be obligated to purchase the Series A-1 Discount Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Series A-1 Discount Notes under the terms of the section titled “— Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeem the Series A-1 Discount Notes in accordance with such notice.

Within 30 days following any Change of Control, or, at RHD’s option, prior to the consummation of such Change of Control but after it is publicly announced, RHD shall send, by first-class mail, with a copy to the Series A-1 Discount Notes Trustee, to each holder of Series A-1 Discount Notes, at such holder’s address appearing in the Series A-1 Discount Notes register, a notice stating:

(1) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to the covenant described under “— Repurchase at the Option of Holders upon a Change of Control” and that all Series A-1 Discount Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control;

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5) the procedures that holders of Series A-1 Discount Notes must follow in order to tender their Series A-1 Discount Notes (or portions thereof) for payment, and the procedures that holders of Series A-1 Discount Notes must follow in order to withdraw an election to tender Series A-1 Discount Notes (or portions thereof) for payment.

Holders electing to have Series A-1 Discount Notes purchased shall be required to surrender the Series A-1 Discount Notes, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Series A-1 Discount Notes Trustee or RHD receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Series A-1 Discount Notes that were delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Series A-1 Discount Notes purchased.

On or prior to the Change of Control Payment Date, RHD shall irrevocably deposit with the Series A-1 Discount Notes Trustee or with the Paying Agent (or, if RHD or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders entitled thereto, to be held for payment in accordance with the provisions of this covenant. On the Change of Control Payment Date, RHD shall deliver to the Series A-1 Discount Notes Trustee the Series A-1 Discount Notes or portions thereof that have been properly tendered to and are to be accepted by RHD for payment. The Series A-1 Discount Notes Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by RHD to the Series A-1 Discount Notes Trustee or the Paying Agent, the Series A-1 Discount Notes Trustee or the Paying Agent, as the case may be, shall deliver the excess to RHD immediately after the Change of Control Payment Date.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Series A-1 Discount Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance with these securities laws or regulations.

The Change of Control repurchase feature is a result of negotiations between us and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of RHD would decide to do so in the future. Subject to certain covenants described below, management of RHD could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Series A-1 Discount Notes to require us to repurchase its Series A-1 Discount Notes may be uncertain. In such a case, holders of the Series A-1 Discount Notes may not be able to resolve this uncertainty without resorting to legal action.

The RHDI Credit Facility and the Dex Media Credit Facilities do not permit RHDI’s subsidiaries and Dex Media’s subsidiaries, respectively, to make distributions to us in the event of a Change of Control which would enable us to purchase any Series A-1 Discount Notes without first obtaining the consent of the lenders party thereto and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under each such Credit Facility. In addition, future debt of RHD or its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Series A-1 Discount Notes of their right to require us to repurchase such Series A-1 Discount Notes could cause a default under existing or future debt of RHD or its Subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Series A-1 Discount Notes upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Series A-1 Discount Notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Series A-1 Discount Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount at maturity of the Series A-1 Discount Notes. See “— Amendments and waivers.”

RHD is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by RHD and purchases all Series A-1 Discount Notes properly tendered and not withdrawn under the Change of Control Offer.

Certain covenants

Suspension of Covenants.  From and after the first date that: (i) the Series A-1 Discount Notes have Investment Grade Ratings from one of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Series A-1 Discount Notes Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), RHD and the Restricted Subsidiaries will not be subject to the following provisions of the Series A-1 Discount Notes Indenture:

(1) “Limitation on Restricted Payments;”

(2) “Limitation on Debt;”

(3) “Limitation on Transactions with Affiliates;”

(4) “Limitation on Asset Sales”; and

(5) clause (e) of the first paragraph of “Merger, Consolidation and Sale of Property” (collectively, the “Suspended Covenants”).

Upon the occurrence of a Covenant Suspension Event (the “Suspension Date”), the amount of Excess Proceeds from net proceeds shall be set at zero. In the event that RHD and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) in the event that only one Rating Agency had previously provided an Investment Grade Rating on the Series A-1 Discount Notes, then one of the Rating Agencies withdraws its Investment Grade Rating or lowers the rating assigned to the Series A-1 Discount Notes below an Investment Grade Rating or, in the event that both of the Rating Agencies have previously provided Investment Grade Ratings on the Series A-1 Discount Notes, then both of the Rating Agencies withdraw their Investment Grade Rating or lower the Investment Grade Rating assigned to the Series A-1 Discount Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then RHD and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Debt incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “— Limitation on Debt” below or one of the clauses set forth in the second paragraph of “— Limitation on Debt” below (to the extent such Debt would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Debt incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “— Limitation on Debt,” such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (n) of the second paragraph of “— Limitation on Debt.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.”

Limitation on Debt.  RHD shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that RHD and its Restricted Subsidiaries may Incur Debt and Acquired Debt if, after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Leverage Ratio of RHD would not exceed 7.25 to 1.0.

Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred:

(a) (i) in the event that the Dex Media Merger is consummated, Debt under the Credit Facilities and Guarantees of such Debt by RHD and the other Guarantors under the Credit Facilities; provided that the aggregate principal amount of all such Debt under the Credit Facilities in the aggregate shall not exceed $6.0 billion less the amount of any permanent mandatory repayments made under the Credit Facilities (and, in the case of any revolving subfacility thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales; or (ii) in the event the Dex Media Merger is not consummated, Debt under the RHDI Credit Facility and Guarantees of such Debt by RHD and the other Guarantors under the RHDI Credit Facility; provided that the aggregate principal amount of all such Debt under the RHDI Credit Facility in the aggregate shall not exceed $3.0 billion less the amount of any permanent mandatory repayments made under the RHDI Credit Facility (and, in the case of any revolving subfacility thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales;

(b) the Series A-1 Discount Notes (excluding any additional Series A-1 Discount Notes) and any notes issued in exchange for such Series A-1 Discount Notes pursuant to the Registration Rights Agreement;

(c) $1,210 million aggregate principal amount of the Series A-3 Senior Notes issued on the Issue Date and assumed by RHD in connection with the RHD Merger and any notes issued in exchange for such Series A-3 Senior Notes pursuant to the Registration Rights Agreement; and $660 million principal amount at maturity of Series A-2 Discount Notes issued on the Issue Date and assumed by RHD in connection with the RHD Merger and any notes issued in exchange for such Series A-2 Discount Notes pursuant to the Registration Rights Agreement;

(d) Debt of RHD or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (d) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (d)) does not exceed $150 million in the event that the Dex Media Merger is consummated or $75 million in the event that the Dex Media Merger is not consummated;

(e) Debt of RHD owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by RHD or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to RHD or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (e) and (2) such Debt shall be expressly subordinated to the prior payment in full in cash of all obligations under the Series A-1 Discount Notes;

(f) Debt under Interest Rate Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g) Debt under Currency Exchange Protection Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by RHD or any Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(h) Debt under Commodity Price Protection Agreements entered into by RHD or a Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(i) Debt of RHD or any Restricted Subsidiary in connection with (1) one or more standby letters of credit issued by RHD or a Restricted Subsidiary in the ordinary course of business and with respect to trade payables relating to the purchase of materials by RHD or a Restricted Subsidiary and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptance, completion guarantees or similar instruments issued in the ordinary course of business of RHD or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2), such Debt is not in connection with the borrowing of money or the obtaining of advances or credit;

(j) Debt of RHD or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days of Incurrence of such Debt;

(k) Debt of RHD or any Restricted Subsidiary arising from agreements for indemnification and purchase price adjustment obligations Incurred or assumed in connection with any acquisition or disposition of any assets including Capital Stock; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by RHD and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;

(l) Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Debt with respect to RHD and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such Non-recourse Debt, such Debt will be deemed, in each case, to be Incurred at such time;

(m) Debt of RHD or a Restricted Subsidiary consisting of a Guarantee of or a Lien securing Debt of RHD or a Restricted Subsidiary, provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this covenant, but subject to compliance with the other provisions described under “— Certain Covenants”;

(n) Debt in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for five Business Days or less;

(o) the RHDI Existing Notes and their related Guarantees, if any, and the RHD Existing Senior Notes;

(p) in the event that the Dex Media Merger is consummated, the Dex Media Existing Notes and Dex Media Subsidiaries Existing Notes;

(q) Debt of RHD or any Restricted Subsidiary outstanding on the Issue Date and not otherwise described in clauses (a) through (p) above;

(r) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(s) Permitted Refinancing Debt; and

(t) Debt of RHD or any Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $400 million in the event that the Dex Media Merger is consummated or $200 million in the event that the Dex Media Merger is not consummated, in the aggregate for all such Debt and Disqualified Stock.

For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to the first paragraph of the covenant, RHD in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this covenant.

Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.

For the purposes of determining any particular amount of Debt under this covenant, (a) Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the holders of the Series A-1 Discount Notes that are permitted in the covenant described under “— Limitation on Liens” will not be treated as Debt.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, and any such foreign denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial incurrence.

If obligations in respect of letters of credit are incurred pursuant to any of the Credit Facilities and are being treated as incurred pursuant to clause (a) of the second paragraph of this covenant and the letters of credit relate to other Debt then such other Debt shall be deemed not incurred.

Limitation on Restricted Payments.  RHD shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) RHD could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since December 3, 2002 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 100% of EBITDA accrued on a cumulative basis during the period (treated as one accounting period) from October 1, 2002 to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available and have been either filed with the Commission or with the Series A-1 Discount Notes Trustee pursuant to “Reports” below (or if the aggregate amount of EBITDA for such period shall be a deficit, minus 100% of such deficit) less 1.4 times Consolidated Interest Expense, plus

(2) 100% of Capital Stock Sale Proceeds and cash capital contributions to RHD, plus (without duplication)

(3) the sum of:

(A) the aggregate net cash proceeds received by RHD or any Restricted Subsidiary from the issuance or sale after December 3, 2002 of convertible or exchangeable Debt or Disqualified

Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of RHD, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of RHD or any Restricted Subsidiary is reduced on RHD’s consolidated balance sheet on or after December 3, 2002 upon the conversion or exchange of any Debt issued or sold on or after December 3, 2002 that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of RHD, together with, in the cases of both (A) and (B), the aggregate net cash proceeds received by RHD at the time of such conversion or exchange, but excluding, in the case of clause (A) or (B): (x) any such Debt issued or sold to RHD or a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or such Restricted Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by RHD or any Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than RHD or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property or any other disposition or repayment of such Investments, in each case to RHD or any Restricted Subsidiary from any Person (other than RHD or a Restricted Subsidiary), less the cost of the disposition of such Investments, and

(B) the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum described in this clause (4) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by RHD or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, RHD may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of RHD or options, warrants or other rights to acquire such Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD or Subordinated Obligations; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of RHD in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Capital Stock of RHD or any of its Subsidiaries from employees, former employees, directors or former directors, consultants or former consultants of RHD or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of RHD under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed $20 million in any calendar year plus any proceeds received by RHD in respect of “key-man” life insurance (any such amounts not used in a calendar year shall be available for use in any subsequent year); provided, further, that such repurchase and other acquisition shall be excluded in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to clause (c)(2) or (ii) above;

(vi) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of RHD (for the avoidance of doubt, such payments shall be included in the amount of Restricted Payments);

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options; provided that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(viii) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of RHD at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to “— Repurchase at the Option of Holders upon a Change of Control” in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(ix) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by the covenant under “— Limitation on Asset Sales,” and using the Net Available Cash generated from such Asset Sale, repurchase any Subordinated Obligation or Disqualified Stock of RHD at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock pursuant to a provision similar to the “— Limitation on Asset Sales” covenant in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Prepayment Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Prepayment Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(x) make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (x) since the Issue Date, does not exceed $100 million in the event that the Dex Media Merger is consummated or $50 million in the event that the Dex Media Merger is not consummated, provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; provided, further, that such payments shall be excluded in the calculation of Restricted Payments;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends on RHD’s common stock or equivalent in an amount not to exceed a Dividend Yield of 3% (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(xii) repurchase or redeem preferred stock purchase rights issued in connection with any shareholders rights plan of RHD; and

(xiii) (a) in the event that the Dex Media Merger is consummated, any Restricted Payment (i) used to fund the Transactions and the fees and expenses related thereto; (ii) used to repurchase or redeem Preferred Stock held by affiliates of Goldman Sachs & Co. pursuant to the Stock Purchase Agreement from the proceeds of the offering of RHD Discount Notes and (iii) in connection with the Merger, to repurchase, redeem, acquire or retire any Dex Media Existing Notes or Dex Media Subsidiaries Existing Notes pursuant to provisions similar to those described under the caption “Repurchase at the Option of Holders Upon a Change of Control”; or, (b) in the event the Dex Media Merger is not consummated, any Restricted Payment (i) used to fund a payment of fees and expenses in connection with the Transactions, including the termination of the Dex Media Merger in accordance with the Merger Agreement and (ii) used to repurchase or redeem Preferred Stock held by affiliates of Goldman Sachs & Co. pursuant to the Stock Purchase Agreement from the proceeds of the offering of RHD Discount Notes.

The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

Limitation on Liens.  RHD shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary and intercompany notes), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom that secures Debt, unless

(1) in the case of a Lien securing Subordinated Obligations, the Series A-1 Discount Notes are secured by a Lien on such Property or such interest therein or such income or profits therefrom that is senior in priority to the Lien securing such Subordinated Obligations for so long as such Subordinated Obligations are so secured; and

(2) in all other cases, the Series A-1 Discount Notes are equally and ratably secured by a Lien on such Property or such interest therein or profits therefrom for so long as such Debt is so secured.

Limitation on Asset Sales.  RHD shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) RHD or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to RHD or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or cash equivalents; (2) the assumption by the purchaser of liabilities of RHD or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Series A-1 Discount Notes) as a result of which RHD and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (3) any securities, notes or other obligations received by RHD or any such Restricted Subsidiary from such transferee that are converted by RHD or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days after receipt; or (4) a combination of the consideration specified in clauses (1) through (3); and

(c) RHD delivers an Officers’ Certificate to the Series A-1 Discount Notes Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by RHD or a Restricted Subsidiary, to the extent RHD or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently prepay or permanently repay (i) any Credit Facilities Debt (and to correspondingly reduce commitments with respect thereto), (ii) Debt that ranks pari passu with the Series A-1 Discount Notes (provided that if RHD shall so reduce obligations under such Debt, it will equally and ratably reduce obligations under the Series A-1 Discount Notes by making an offer (in accordance with the procedures set forth below for a Prepayment Offer (as defined below) to all holders of Series A-1 Discount Notes to purchase at a purchase price equal to 100% of the Accreted Value, plus accrued and unpaid interest and additional interest, if any, the pro rata aggregate principal amount of the Series A-1 Discount Notes), (iii) Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to RHD or an Affiliate of RHD; provided that, if an offer to purchase any Debt of RHDI or any of its Restricted Subsidiaries is made in accordance with the terms of such Debt, the obligation to permanently reduce Debt of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer or (iv) Debt which shall have been secured by the assets sold in the relevant Asset Sale (except as provided in clauses (i), (ii) or (iii)); and/or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by RHD or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” Pending the final application of the Net Available Cash, RHD or any Restricted Subsidiary may temporarily reduce Debt under the revolving Credit Facilities or otherwise invest such Net Available Cash in Temporary Cash Investments.

When the aggregate amount of Excess Proceeds exceeds $100 million, in the event that the Dex Media Merger is consummated or $50 million in the event that the Dex Media Merger is not consummated, RHD will be required to make an offer to purchase (the “Prepayment Offer”) the Series A-1 Discount Notes and any other pari passu Debt outstanding with similar provisions requiring an offer to purchase such Debt with such proceeds, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over subscription) set forth herein. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Series A-1 Discount Notes have been given the opportunity to tender their Series A-1 Discount Notes for purchase in accordance with the Series A-1 Discount Notes Indenture, RHD or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the Series A-1 Discount Notes Indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount at maturity of the Series A-1 Discount Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, including additional interest, if any, and

(2) the denominator of which is the sum of the aggregate principal amount at maturity of the Series A-1 Discount Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest and the aggregate principal amount of other Debt of RHD outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Series A-1 Discount Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring RHD to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer (subject to proration in the event that such amount is less than the aggregate offer price of all Series A-1 Discount Notes tendered).

Within 45 Business Days after RHD is obligated to make a Prepayment Offer as described in the preceding paragraph, RHD shall send a written notice, by first-class mail, to the holders of Series A-1 Discount Notes, accompanied by such information regarding RHD and its Subsidiaries as RHD in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

Not later than the date upon which written notice of a Prepayment Offer is delivered to the Series A-1 Discount Notes Trustee as provided above, RHD shall deliver to the Series A-1 Discount Notes Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of the second paragraph of this covenant. On or before the Purchase Date, RHD shall also irrevocably deposit with the Series A-1 Discount Notes Trustee or with the Paying Agent (or, if RHD or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), RHD shall deliver to the Series A-1 Discount Notes Trustee for cancellation the Series A-1 Discount Notes or portions thereof that have been properly tendered to and are to be accepted by RHD. The Series A-1 Discount Notes Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Series A-1 Discount Notes delivered by RHD to the Series A-1 Discount Notes Trustee is less than the Offer Amount, the Series A-1 Discount Notes Trustee or the Paying Agent shall deliver the excess to RHD immediately after the expiration of the Offer Period for application in accordance with this covenant.

Holders electing to have a Series A-1 Discount Notes purchased shall be required to surrender the Series A-1 Discount Notes, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Series A-1 Discount Notes Trustee or RHD receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Series A-1 Discount Notes that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Series A-1 Discount Notes purchased. If at the expiration of the Offer Period the aggregate principal amount at maturity of Series A-1 Discount Notes surrendered by holders exceeds the Offer Amount, RHD shall select the Series A-1 Discount Notes to be purchased on pro rata basis for all Series A-1 Discount Notes (with such adjustments as may be deemed appropriate by RHD so that only Series A-1 Discount Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Series A-1 Discount Notes are purchased only in part shall be issued new Series A-1 Discount Notes equal in principal amount at maturity to the unpurchased portion of the Series A-1 Discount Notes surrendered.

At the time RHD delivers Series A-1 Discount Notes to the Series A-1 Discount Notes Trustee that are to be accepted for purchase, RHD shall also deliver an Officers’ Certificate stating that such Series A-1 Discount Notes are to be accepted by RHD pursuant to and in accordance with the terms of this covenant. A Series A-1

Discount Note shall be deemed to have been accepted for purchase at the time the Series A-1 Discount Notes Trustee or the Paying Agent mails or delivers payment therefor to the surrendering holder.

RHD will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Series A-1 Discount Notes pursuant to the covenant described hereunder, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, RHD will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Transactions with Affiliates.  RHD shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of RHD (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to RHD or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of RHD,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $20 million in the event that the Dex Media Merger is consummated or $10 million in the event that the Dex Media Merger is not consummated, each of the Board of Directors of RHD (including a majority of the disinterested members of the Board of Directors of RHD or, if there is only one disinterested director, such disinterested director) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this covenant as evidenced by a Board Resolution, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $100 million in the event that the Dex Media Merger is consummated or $50 million in the event that the Dex Media Merger is not consummated, RHD obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to RHD and the Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing limitation, RHD or any Restricted Subsidiary may make, enter into or suffer to exist the following:

(a) any transaction or series of transactions between RHD and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of RHD or any of the Restricted Subsidiaries in the ordinary course of business;

(d) payments pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of RHD in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(e) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $50 million in the aggregate at any one time outstanding;

(f) any agreement as in effect on the Issue Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the holders of the Series A-1 Discount Notes in any material respect) or any transaction contemplated thereby;

(g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Series A-1 Discount Notes Indenture which are fair to RHD or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of the Board of Directors of RHD in good faith (including a majority of disinterested directors of the Board of Directors of RHD, or if there is only one disinterested director, such director);

(h) the issuance and sale of Capital Stock (other than Disqualified Stock) of RHD; and

(i) sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith.

Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of RHD may designate any Subsidiary of RHD to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, RHD or any other Restricted Subsidiary, and

(b) RHD would be permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary. For the purposes of this provision, in the event the Fair Market Value of such assets exceeds $100 million in the event that the Dex Media Merger is consummated or $50 million in the event that the Dex Media Merger is not consummated, such Fair Market Value shall be determined by an Independent Financial Advisor.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of RHD will be classified as a Restricted Subsidiary.

Except as provided in the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither RHD nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except to the extent permitted under the covenant described under “— Limitation on Restricted Payments” and provided that RHD or any Restricted Subsidiary may pledge Capital Stock or Debt or assets of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against RHD or any Restricted Subsidiary other than to obtain that pledged property.

The Board of Directors of RHD may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) RHD could Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors of RHD will be evidenced to the Series A-1 Discount Notes Trustee by filing with the Series A-1 Discount Notes Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Series A-1 Discount Notes Trustee to occur on or before the time financial statements are filed with the Commission or the Series A-1 Discount Notes Trustee pursuant to “Reports” below in respect of the fiscal quarter of RHD in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of RHD’s fiscal year, on or before the time financial statements in respect of such fiscal year are filed with the Commission or the Series A-1 Discount Notes Trustee pursuant to “Reports” below).

Limitation on RHD’s Business.  RHD shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the business RHD and its Restricted Subsidiaries is engaged in on the Issue Date or a Related Business.

Merger, consolidation and sale of property

RHD shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into RHD) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, unless:

(a) RHD shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than RHD) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made which is substituted for RHD as the issuer of the Series A-1 Discount Notes shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than RHD) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Series A-1 Discount Notes Trustee, executed and delivered to the Series A-1 Discount Notes Trustee by such Surviving Person, the due and punctual payment of the principal amount at maturity (or Accreted Value, as the case may be) of the Series A-1 Discount Notes, any accrued and unpaid interest on such principal amount, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Series A-1 Discount Notes Indenture to be performed by RHD;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of RHD, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, RHD or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Surviving Person shall deliver, or cause to be delivered, to the Series A-1 Discount Notes Trustee, in form and substance reasonably satisfactory to the Series A-1 Discount Notes Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of RHD under the Series A-1 Discount Notes Indenture, but the predecessor company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of RHD as an entirety or virtually as an entirety) of substantially all of the assets of RHD and its Restricted Subsidiaries, or

(b) a lease,

shall not be released from any obligation to pay the aggregate principal amount at maturity (or Accreted Value, as the case may be) of the Series A-1 Discount Notes, and any accrued and unpaid interest.

Reports

Whether or not RHD is then subject to Section 13(a) or 15(d) of the Exchange Act, RHD will electronically file with the Commission, so long as the Series A-1 Discount Notes are outstanding, the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) if RHD were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which RHD would be required so to file such documents if RHD were so subject, unless, in any case, such filings are not then permitted by the Commission.

If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, RHD will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Senior Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if RHD were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at RHD’s cost.

So long as any of the outstanding series A-1 notes remain restricted under Rule 144, RHD will make available upon request to any prospective purchaser of such notes or beneficial owner of such notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Events of default

The following events shall be “Events of Default”:

(1) RHD defaults in any payment of interest on any Series A-1 Discount Notes when the same becomes due and payable and such default continues for a period of 30 days;

(2) RHD defaults in the payment of the principal amount of any Series A-1 Discount Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) RHD fails to comply with the covenant described under “Merger, Consolidation and Sale of Property,” “Repurchase at the Option of Holders upon a Change of Control” or “Certain Covenants — Limitation on Asset Sales”;

(4) RHD fails to comply with any covenant or agreement in the Series A-1 Discount Notes or in the Series A-1 Discount Notes Indenture (other than a failure that is the subject of the foregoing clauses (1), (2) or (3)) and such failure continues for 60 days after written notice is given to RHD as specified below;

(5) a default by RHD or any Restricted Subsidiary under any Debt of RHD or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or the failure to pay any such Debt at maturity, in an aggregate principal amount in excess of $40 million in the event that the Dex Media

Merger is consummated or $20 million in the event that the Dex Media Merger is not consummated, unless RHD is contesting such acceleration in good faith;

(6) RHD, RHDI or any other Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary or RHD other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (6);

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against RHD, RHDI or any other Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of RHD, RHDI or any other Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up or liquidation of RHD, RHDI or any other Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days; or

(8) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim and that continues to make payments pursuant to the terms of the relevant policy) in excess of $40 million in the event that the Dex Media Merger is consummated or $20 million in the event that the Dex Media Merger is not consummated, at the time entered against RHD or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect or otherwise payable.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (4) is not an Event of Default until the Series A-1 Discount Notes Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding notify RHD (and in the case of such notice by holders, the Series A-1 Discount Notes Trustee) of the Default and RHD does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

RHD shall deliver to the Series A-1 Discount Notes Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action RHD is taking or proposes to take with respect thereto.

RHD shall immediately notify the Series A-1 Discount Notes Trustee if a meeting of the Board of Directors of RHD is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. RHD shall also promptly advise the Series A-1 Discount Notes Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.

If an Event of Default with respect to the Series A-1 Discount Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to RHD) shall have occurred and be continuing, the Series A-1 Discount Notes Trustee or the registered holders of not less than 25% in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding may declare to be immediately due and payable the Accreted Value of all the Series A-1 Discount Notes then outstanding by written notice to RHD and the Series A-1 Discount Notes Trustee, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to RHD shall occur, such amount with respect to all the Series A-1 Discount Notes shall be due and payable immediately without any declaration or other act on the part of the Series A-1 Discount Notes Trustee or the holders of the Series A-1 Discount Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Series A-1 Discount Notes Trustee, the registered holders of a majority in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Series A-1 Discount Notes Indenture.

In the event of a declaration of acceleration of the Series A-1 Discount Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Series A-1 Discount Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by RHD or a Restricted Subsidiary or waived by the holders of the relevant Debt within the grace period provided applicable to such default provided for in the documentation governing such Debt and if (a) the annulment of the acceleration of the Series A-1 Discount Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Series A-1 Discount Notes that became due solely because of the acceleration of the Series A-1 Discount Notes, have been cured or waived.

Subject to the provisions of the Series A-1 Discount Notes Indenture relating to the duties of the Series A-1 Discount Notes Trustee, in case an Event of Default shall occur and be continuing, the Series A-1 Discount Notes Trustee will be under no obligation to exercise any of its rights or powers under the Series A-1 Discount Notes Indenture at the request or direction of any of the holders of the Series A-1 Discount Notes, unless such holders shall have offered to the Series A-1 Discount Notes Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Series A-1 Discount Notes Trustee, the holders of a majority in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Series A-1 Discount Notes Trustee or exercising any trust or power conferred on the Series A-1 Discount Notes Trustee with respect to the Series A-1 Discount Notes.

No holder of Series A-1 Discount Notes will have any right to institute any proceeding with respect to the Series A-1 Discount Notes Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Series A-1 Discount Notes Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

(c) the Series A-1 Discount Notes Trustee shall not have received from the registered holders of a majority in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of any Series A-1 Discount Notes for enforcement of payment of the principal of, and premium, if any, or interest on, such Series A-1 Discount Notes on or after the respective due dates expressed in such Series A-1 Discount Notes.

Amendments and waivers

Subject to certain exceptions, the Series A-1 Discount Notes Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Series A-1 Discount Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Series A-1 Discount Notes Indenture which cannot be amended without the consent of each holder of an outstanding Series A-1 Discount) with the consent of the registered holders of at least a majority in aggregate principal amount at maturity of the Series A-1 Discount Notes then outstanding. However, without the consent of each holder of an outstanding Series A-1 Discount Note, no amendment may, among other things,

(1) reduce the amount of Series A-1 Discount Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest on any Series A-1 Discount Notes,

(3) reduce the principal of or change the Stated Maturity of any Series A-1 Discount Notes,

(4) make any Series A-1 Discount Notes payable in money other than that stated in the Series A-1 Discount Notes,

(5) impair the right of any holder of the Series A-1 Discount Notes to receive payment of principal of and interest on such holder’s Series A-1 Discount Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Series A-1 Discount Notes, or

(6) release any security interest that may have been granted in favor of the holders of the Series A-1 Discount Notes pursuant to the covenant described under “— Limitation on Liens” other than pursuant to the terms of the Series A-1 Discount Notes Indenture.

Without the consent of any holder of the Series A-1 Discount Notes, RHD and the Series A-1 Discount Notes Trustee may amend the Series A-1 Discount Notes Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) comply with the covenant described under “Merger, Consolidation and Sale of Property,”

(3) provide for uncertificated Series A-1 Discount Notes in addition to or in place of certificated Series A-1 Discount Notes,

(4) add Guarantees with respect to the Series A-1 Discount Notes,

(5) secure the Series A-1 Discount Notes,

(6) add to the covenants of RHD for the benefit of the holders of the Series A-1 Discount Notes or to surrender any right or power conferred upon RHD,

(7) make any change that does not adversely affect the rights of any holder of the Series A-1 Discount Notes,

(8) comply with any requirement of the Commission in connection with the qualification of the Series A-1 Discount Notes Indenture under the Trust Indenture Act,

(9) provide for the issuance of Additional Series A-1 Discount Notes in accordance with the Series A-1 Discount Notes Indenture, including the issuance of Additional Series A-1 Discount Notes as restricted securities under the Securities Act and substantially identical Additional Series A-1 Discount Notes pursuant to an Exchange Offer registered with the Commission, or

(10) evidence and provide the acceptance of the appointment of a successor trustee under the Series A-1 Discount Notes Indenture.

The consent of the holders of the Series A-1 Discount Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment that requires the consent of the holders of Series A-1 Discount Notes becomes effective, RHD is required to mail to each registered holder of the Series A-1 Discount Notes at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Series A-1 Discount Notes, or any defect therein, will not impair or affect the validity of the amendment.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee or stockholder of RHD shall have any liability for any obligations of RHD under the Series A-1 Discount Notes or the Series A-1 Discount Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series A-1 Discount Notes by accepting a Series A-1 Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series A-1 Discount Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Defeasance

RHD at any time may terminate some or all of its obligations under the Series A-1 Discount Notes and the Series A-1 Discount Notes Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Series A-1 Discount Notes and to replace mutilated, destroyed, lost or stolen Series A-1 Discount Notes, to maintain a registrar and paying agent in respect of the Series A-1 Discount Notes. RHD at any time may terminate:

(1) its obligations under the covenants described under “— Repurchase at the Option of Holders upon a Change of Control,” “— Certain Covenants” and “Reports”;

(2) the operation of the cross-acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under “— Events of Default” above; and

(3) the limitations contained in clauses (e) and (f) under the first paragraph of “— Merger, Consolidation and Sale of Property” (“covenant defeasance”)

and thereafter any omission to comply with any covenant referred to in clause (1) above will not constitute a Default or an Event of Default with respect to the Series A-1 Discount Notes.

RHD may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If RHD exercises its legal defeasance option, payment of the Series A-1 Discount Notes may not be accelerated because of an Event of Default with respect thereto. If RHD exercises its covenant defeasance option, payment of the Series A-1 Discount Notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to the covenants listed under clause (3) of the first paragraph under “— Defeasance”), clause (4) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (5), (6), (7) (with respect only to Significant Subsidiaries in the case of clauses (6) and (7)) or (8) under “— Events of Default” above or because of the failure of RHD to comply with clause (e) under the first paragraph of, or with the second paragraph of “— Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) RHD irrevocably deposits in trust with the Series A-1 Discount Notes Trustee money or Government Obligations, or a combination thereof, for the payment of principal of and interest on the Series A-1 Discount Notes to maturity or redemption, as the case may be;

(b) RHD delivers to the Series A-1 Discount Notes Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due on all the Series A-1 Discount Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to RHD or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on RHD;

(f) RHD delivers to the Series A-1 Discount Notes Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, RHD delivers to the Series A-1 Discount Notes Trustee an Opinion of Counsel stating that:

(1) RHD has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of the Series A-1 Discount Notes Indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Series A-1 Discount Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, RHD delivers to the Series A-1 Discount Notes Trustee an Opinion of Counsel to the effect that the holders of the Series A-1 Discount Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) RHD delivers to the Series A-1 Discount Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Series A-1 Discount Notes have been complied with as required by the Series A-1 Discount Notes Indenture.

Satisfaction and discharge

The Series A-1 Discount Notes Indenture will be discharged and will cease to be of further effect as to all Series A-1 Discount Notes issued thereunder, when:

(1) either

(a) all Series A-1 Discount Notes that have been authenticated, except lost, stolen or destroyed Series A-1 Discount Notes that have been replaced or paid and Series A-1 Discount Notes for whose payment money has been deposited in trust and thereafter repaid to RHD, have been delivered to the Series A-1 Discount Notes Trustee for cancellation; or

(b) all Series A-1 Discount Notes that have not been delivered to the Series A-1 Discount Notes Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and RHD has irrevocably deposited or caused to be deposited with the Series A-1 Discount Notes Trustee as trust funds in trust solely for the benefit of holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Series A-1 Discount Notes not delivered to the Series A-1 Discount Notes Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) RHD has paid or caused to be paid all sums payable by it under the Series A-1 Discount Notes Indenture; and

(4) RHD has delivered irrevocable instructions to the Series A-1 Discount Notes Trustee under the Series A-1 Discount Notes Indenture to apply the deposited money toward the payment of the Series A-1 Discount Notes at maturity or the redemption date, as the case may be.

In addition, RHD must deliver an Officers’ Certificate and an Opinion of Counsel to the Series A-1 Discount Notes Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing law

The Series A-1 Discount Notes Indenture and the Series A-1 Discount Notes are governed by the laws of the State of New York.

The series A-1 discount notes trustee

The Bank of New York is the Series A-1 Discount Notes Trustee under the Series A-1 Discount Notes Indenture, and is also the trustee under the indentures relating to the RHD Existing Notes, the Series A-3 Senior Notes and Series A-2 Discount Notes.

Except during the continuance of an Event of Default, the Series A-1 Discount Notes Trustee will perform only such duties as are specifically set forth in the Series A-1 Discount Notes Indenture. The Series A-1 Discount Notes Trustee will exercise such of the rights and powers vested in it under the Series A-1 Discount Notes Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Additional information

Anyone who receives the prospectus may obtain a copy of the Series A-1 Discount Notes Indenture without charge by writing to RHD, attention: Investor Relations, 1001 Winstead Drive, Cary, North Carolina 27513

Certain definitions

See ‘‘Certain definitions” for a summary of certain of the defined terms used in the Series A-1 Discount Notes Indenture. Reference is made to the Series A-1 Discount Notes Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

Description of series A-2 discount notes

You can find the definitions of certain terms used in this description under the heading “Certain definitions.” Defined terms used in this description but not defined under the heading “Certain definitions” or elsewhere in this description have the meanings assigned to them in the Series A-2 Discount Notes Indenture (as defined below).

The outstanding series A-2 notes are our obligations and were issued under an indenture (the “Series A-2 Discount Notes Indenture”) with The Bank of New York, as trustee (the “Series A-2 Discount Notes Trustee”). All references in this section to “Series A-2 Discount Notes” include the outstanding series A-2 notes and the series A-2 exchange notes, unless the context otherwise requires.

The Series A-2 Discount Notes were a new issuance of notes. The terms of the Series A-2 Discount Notes are substantially similar to the terms of the RHD Existing Senior Notes and the Series A-1 Discount Notes, but the Series A-2 Discount Notes will not trade as a single class of notes with the RHD Existing Senior Notes or the Series A-1 Discount Notes. The Series A-2 Discount Notes were issued with significant original issue discount. See “Material U.S. federal income tax considerations.”

The following description is a summary of the material provisions of the Series A-2 Discount Notes Indenture. It does not restate that agreement in its entirety. We urge you to read the Series A-2 Discount Notes Indenture because it may contain additional information and defines your rights as a noteholder. Copies of the Series A-2 Discount Notes Indenture are available upon request to RHD at the address indicated under “— Additional Information.” The Series A-2 Discount Notes Indenture contains provisions which define your rights under the Series A-2 Discount Notes. The terms of the Series A-2 Discount Notes include those stated in the Series A-2 Discount Notes Indenture and, upon effectiveness of a registration statement with respect to the Series A-2 Discount Notes, those made part of the Series A-2 Discount Notes Indenture by reference to the Trust Indenture Act of 1939.

We issued Series A-2 Discount Notes in an aggregate principal amount at maturity of $660 million ($600 million gross proceeds) and may, subject to compliance with the covenant described under “Certain covenants — Limitation on Debt” as well as with the other covenants in the Series A-2 Discount Notes Indenture which are described under “Certain covenants,” issue additional Series A-2 Discount Notes (the “Additional Series A-2 Discount Notes”) in an unlimited aggregate principal amount at any time and from time to time under the Series A-2 Discount Notes Indenture. Any Additional Series A-2 Discount Notes that we issue in the future will be substantially identical in all respects to the Series A-2 Discount Notes and will be treated as a single class with the Series A-2 Discount Notes for all purposes of the Series A-2 Discount Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that Additional Series A-2 Discount Notes issued in the future may have different issuance prices and will have different issuance dates. We will issue Series A-2 Discount Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, maturity and interest

The Series A-2 Discount Notes will mature on January 15, 2013. Unless we issue Additional Series A-2 Discount Notes in the future, the aggregate principal amount at maturity of Series A-2 Discount Notes will be $660 million. The Series A-2 Discount Notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of $600 million.

Interest on the Series A-2 Discount Notes accrues at a rate of 6.875% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2006. We will pay interest to those persons who were holders of record on January 1 or July 1 immediately preceding each interest payment date.

Interest on the Series A-2 Discount Notes accrues from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of 12 30-day months.

Methods of receiving payments on the series A-2 discount notes

If a holder has given wire transfer instructions to RHD, RHD will pay, or cause to be paid by the paying agent, all principal and interest, if any, on that holder’s Series A-2 Discount Notes in accordance with those instructions. All other payments on the Series A-2 Discount Notes will be made at the office or agency of the paying agent and registrar unless RHD elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying agent and registrar

The Series A-2 Discount Notes Trustee will initially act as paying agent and registrar.

RHD may change the paying agent or registrar for the Series A-2 Discount Notes without prior notice to the holders of the Series A-2 Discount Notes. RHD or any of its Subsidiaries may act as paying agent or registrar.

Holding company structure

RHD is a holding company and, prior to the Merger, did not have any material assets or operations other than ownership of RHDI Capital Stock. R.H. Donnelley Finance Corporation III (“Finance Corp.”), a wholly owned direct subsidiary of RHD, initially issued the Series A-2 Discount Notes prior to the Merger. Finance Corp. merged with and into RHD upon consummation of the Dex Media Merger. As a result of the Merger, RHD’s material assets and operations are the ownership of RHDI Capital Stock and Dex Media Capital Stock. All of its operations are conducted through its Subsidiaries. As a result, RHD depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Series A-2 Discount Notes. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of RHD’s creditors, including holders of the Series A-2 Discount Notes. The Series A-2 Discount Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including RHDI and, as a result of the Merger, Dex Media. Following the Merger, the terms of the Credit Facilities and the indentures governing the RHDI Senior Subordinated Notes and the Dex Media Subsidiaries’ Existing Notes and other Subsidiaries’ indebtedness significantly restrict the Subsidiaries from making distributions or loans or otherwise transferring assets to RHD unless certain covenants are satisfied. See “Description of other indebtedness.” The laws under which the Subsidiaries are organized may similarly restrict or prohibit the Subsidiaries from making of distributions or otherwise transferring assets to RHD and the indentures governing the Series A-1 Discount Notes, the Series A-2 Discount Notes and the Series A-3 Senior Notes do not contain provisions that significantly limit the ability of the Subsidiaries to enter into additional agreements or incur Debt or other obligations in the future that contain similar restrictions. In addition to limitations on the ability of the Subsidiaries to make distributions or loans or otherwise transfer assets to RHD, the terms of the Credit Facilities, the indentures governing the Series A-3 Senior Notes, the Series A-1 Discount Notes, the RHD Existing Senior Notes, the Existing Notes (other than the RHDI Senior Notes) and Subsidiaries’ other Debt and any future agreements of RHD or its Subsidiaries may prohibit or limit the ability of RHD or its Subsidiaries to, among other things, dispose of assets (including the stock of RHD’s Subsidiaries), incur additional indebtedness, issue equity securities or enter into other transactions that could provide funds for making payments on the Series A-2 Discount Notes. In addition, even if such transactions were permitted, the ability of RHD to use the proceeds therefrom to make payments on the Series A-2 Discount Notes may be prohibited or limited. Moreover, the indentures governing the Series A-2 Discount Notes, the Series A-3 Senior Notes and the Series A-1 Discount Notes do not impose any limitation on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Debt under such indentures. See “Risk factors.”

As of March 31, 2006, RHD had outstanding debt of $10,884.0 million on a consolidated basis. This amount included approximately $9,050.5 million of senior indebtedness on a consolidated basis, of which $332.6 million consisted of the accreted value of the outstanding series A-1 notes, $601.5 million consisted of the accreted value of the outstanding series A-2 notes, $1,210 million consisted of the outstanding series A-3 notes, $300 million consisted of the outstanding 6.875% senior notes, $7.9 million consisted of our guarantee of the RHDI senior notes and $2,094.6 million consisted of our secured guarantee of borrowings by RHDI under the RHDI credit facility. This amount of secured guarantee does not include the secured guarantee by RHD of the remaining $175 million of additional borrowings that were available under the RHDI revolving credit facility. The guarantees by RHD of borrowings under RHDI’s credit facility and the outstanding RHDI senior notes are secured by a pledge of all the stock RHD owns in RHDI and thus would be effectively senior to the exchange notes to the extent of the value of the assets securing such guarantees. As of March 31, 2006, RHD’s debt included approximately $600 million of senior subordinated indebtedness, which represented the guarantee by RHD of the $600 million principal amount of the RHDI senior subordinated notes, and had no subordinated indebtedness. In addition, RHD’s outstanding debt on a consolidated basis includes the debt of Dex Media and its subsidiaries. As of March 31, 2006, Dex Media and its subsidiaries had approximately $5,737.3 million of total debt (including a $216.2 million fair market value adjustment required by purchase accounting), which is comprised of $788.7 million under the Dex Media East credit facility, $1,678.9 million under the Dex Media West credit facility, $1,138.7 million of accreted value of Dex Media’s notes, $2,131.0 million (including $1,234 million of senior subordinated debt) of Dex Media’s subsidiaries’ notes. All such debt of RHDI and its subsidiaries and Dex Media and its subsidiaries would be structurally senior to the exchange notes and the outstanding 6.875% senior notes. As of March 31, 2006, an additional $175 million would have been available to RHDI for revolver borrowings under the RHDI credit facility and $39 million and $19 million would have been available to Dex Media for revolver borrowings under the Dex Media East credit facility and Dex Media West credit facility, respectively. Additional borrowings under the RHDI credit facility, the Dex Media East credit facility and Dex Media West credit facility are secured and would be structurally senior to the exchange notes and the outstanding 6.875% senior notes.

The terms of the Credit Facilities and the indentures governing the Existing Notes (other than the RHDI senior notes), significantly restrict the Subsidiaries from paying dividends and otherwise transferring assets to RHD. There are no specific exceptions in such Debt to this restriction on making restricted payments that would permit funds to be distributed to RHD to make interest payments on the Series A-2 Discount Notes. The Series A-2 Discount Notes Indenture and the indentures governing the Series A-3 Senior Notes and Series A-1 Discount Notes do not significantly restrict RHD’s Subsidiaries from entering into agreements which have provisions preventing the distribution of funds from such Subsidiaries to RHD.

In addition to the limitations on distributions, dividends or loans to RHD by any of RHD’s Subsidiaries, the indentures governing the Existing Notes and the terms of RHD’s other indebtedness, including the terms of the Credit Facilities and the terms of the Series A-1 Discount Notes and the Series A-3 Senior Notes, or any future agreements may prohibit or limit RHD’s and its Subsidiaries’ ability to, among other things, dispose of assets (including the stock of RHD’s Subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the Series A-2 Discount Notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on the Series A-2 Discount Notes may be prohibited or limited by agreements governing RHD’s or RHD’s Subsidiaries’ current and future debt. Moreover, the Series A-2 Discount Notes Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt under the Series A-2 Discount Notes Indenture. See “Risk factors.”

Guarantees

The Series A-2 Discount Notes are not guaranteed.

Ranking

The indebtedness evidenced by the Series A-2 Discount Notes is a senior unsecured obligation of RHD and ranks senior in right of payment to all of RHD’s senior subordinated Debt and future Subordinated Obligations of RHD and equally with any of RHD’s existing and future senior unsecured Debt, including the RHD Existing Senior Notes, the Series A-3 Senior Notes and the Series A-1 Discount Notes. The Series A-2 Discount Notes, the Series A-3 Senior Notes and the Series A-1 Discount Notes and the RHD Existing Senior Notes are effectively subordinated to any of RHD’s Secured Debt, including the RHDI Credit Facility, Dex

Media West Credit Facility and Dex Media East Credit Facility and the RHDI Senior Notes, to the extent of the value of the assets securing such Secured Debt, and is structurally subordinated to any debt of RHDI and its Subsidiaries and any debt of Dex Media and its subsidiaries.

Optional redemption

Except as set forth in the following two paragraphs, the Series A-2 Discount Notes are not redeemable at the option of RHD prior to January 15, 2009. Starting on that date, RHD may redeem all or any portion of the Series A-2 Discount Notes, at any time or from time to time, after giving the required notice under the Series A-2 Discount Notes Indenture. The Series A-2 Discount Notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Series A-2 Discount Notes redeemed during the 12-month period commencing on January 15 of the years set forth below, and are expressed as percentages of principal amount at maturity:

Redemption Year	Price

2009	103.438%
2010	101.719%
2011 and thereafter	100.000%

From time to time prior to January 15, 2008, RHD may redeem up to 40% of the aggregate principal amount at maturity of the Series A-2 Discount Notes (including any Additional Series A-2 Discount Notes) issued under the Series A-2 Discount Notes Indenture, with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 106.875% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, after giving effect to any such redemption, at least 60% of the aggregate principal amount at maturity of Series A-2 Discount Notes (including any Additional Series A-2 Discount Notes) issued under the Series A-2 Discount Notes Indenture remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

At any time prior to January 15, 2009, RHD may also redeem all or a part of the Series A-2 Discount Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount at maturity of the Series A-2 Discount Notes redeemed on the redemption date plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of Series A-2 Discount Notes of a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Series A-2 Discount Notes Trustee no later than two Business Days prior to the redemption date.

Sinking fund

RHD is not required to make any sinking fund payments with respect to the Series A-2 Discount Notes.

Selection and notice of redemption

If RHD redeems less than all the Series A-2 Discount Notes at any time, the Series A-2 Discount Notes Trustee will select Series A-2 Discount Notes on a pro rata basis, by lot or by such other method as the Series A-2 Discount Notes Trustee in its sole discretion shall deem to be fair and appropriate.

RHD will redeem Series A-2 Discount Notes of $1,000 principal amount at maturity or less in whole and not in part. RHD will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Series A-2 Discount Notes to be redeemed at its registered address.

If any Series A-2 Discount Note is to be redeemed in part only, the notice of redemption that relates to that Series A-2 Discount Note will state the portion of the principal amount at maturity thereof to be redeemed. RHD will issue a new Series A-2 Discount Note in a principal amount at maturity equal to the unredeemed portion of the original Series A-2 Discount Notes in the name of the holder upon cancellation of the original Series A-2 Discount Notes. Series A-2 Discount Notes called for redemption become due on the date fixed for redemption. On and after such date, interest ceases to accrue on the Series A-2 Discount Notes or portions thereof called for such redemption.

Repurchase at the option of holders upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series A-2 Discount Notes will have the right to require RHD to repurchase all or any part of such holder’s Series A-2 Discount Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Purchase Price”)); provided, however, that notwithstanding the occurrence of a Change of Control, RHD shall not be obligated to purchase the Series A-2 Discount Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Series A-2 Discount Notes under the terms of the section titled “— Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeem the Series A-2 Discount Notes in accordance with such notice.

Within 30 days following any Change of Control, or, at RHD’s option, prior to the consummation of such Change of Control but after it is publicly announced, RHD shall send, by first-class mail, with a copy to the Series A-2 Discount Notes Trustee, to each holder of Series A-2 Discount Notes, at such holder’s address appearing in the Series A-2 Discount Notes register, a notice stating:

(1) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to the covenant described under “— Repurchase at the Option of Holders upon a Change of Control” and that all Series A-2 Discount Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control;

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5) the procedures that holders of Series A-2 Discount Notes must follow in order to tender their Series A-2 Discount Notes (or portions thereof) for payment, and the procedures that holders of Series A-2 Discount Notes must follow in order to withdraw an election to tender Series A-2 Discount Notes (or portions thereof) for payment.

Holders electing to have a Series A-2 Discount Notes purchased shall be required to surrender the Series A-2 Discount Notes, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Series A-2 Discount Notes Trustee or RHD receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Series A-2 Discount Notes that were delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Series A-2 Discount Notes purchased.

On or prior to the Change of Control Payment Date, RHD shall irrevocably deposit with the Series A-2 Discount Notes Trustee or with the Paying Agent (or, if RHD or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders entitled thereto, to be held for payment in accordance with the provisions of this covenant. On the Change of Control Payment Date, RHD shall deliver to the Series A-2 Discount Notes Trustee the Series A-2 Discount Notes or portions thereof that have been properly tendered to and are to be accepted by RHD for payment. The Series A-2 Discount Notes Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by RHD to the Series A-2 Discount Notes Trustee or the Paying Agent, the Series A-2 Discount Notes Trustee or the Paying Agent, as the case may be, shall deliver the excess to RHD immediately after the Change of Control Payment Date.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Series A-2 Discount Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance with these securities laws or regulations.

The Change of Control repurchase feature is a result of negotiations between us and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of RHD would decide to do so in the future. Subject to certain covenants described below, management of RHD could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Series A-2 Discount Notes to require us to repurchase its Series A-2 Discount Notes may be uncertain. In such a case, holders of the Series A-2 Discount Notes may not be able to resolve this uncertainty without resorting to legal action.

The RHDI Credit Facility and the Dex Media Credit Facilities do not permit RHDI’s subsidiaries and Dex Media’s subsidiaries, respectively, to make distributions to us in the event of a Change of Control which would enable us to purchase any Series A-2 Discount Notes without first obtaining the consent of the lenders party thereto and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under each such Credit Facility. In addition, future debt of RHD or its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Series A-2 Discount Notes of their right to require us to repurchase such Series A-2 Discount Notes could cause a default under existing or future debt of RHD or its Subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Series A-2 Discount Notes upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Series A-2 Discount Notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Series A-2 Discount Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount at maturity of the Series A-2 Discount Notes. See “— Amendments and waivers.”

RHD is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by RHD and purchases all Series A-2 Discount Notes properly tendered and not withdrawn under the Change of Control Offer.

Certain covenants

Suspension of Covenants.  From and after the first date that: (i) the Series A-2 Discount Notes have Investment Grade Ratings from one of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Series A-2 Discount Notes Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), RHD and the Restricted Subsidiaries will not be subject to the following provisions of the Series A-2 Discount Notes Indenture:

(1) “Limitation on Restricted Payments;”

(2) “Limitation on Debt;”

(3) “Limitation on Transactions with Affiliates;”

(4) “Limitation on Asset Sales”; and

(5) clause (e) of the first paragraph of “Merger, Consolidation and Sale of Property” (collectively, the “Suspended Covenants”).

Upon the occurrence of a Covenant Suspension Event (the “Suspension Date”), the amount of Excess Proceeds from net proceeds shall be set at zero. In the event that RHD and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) in the event that only one Rating Agency had previously provided an Investment Grade Rating on the Series A-2 Discount Notes, then one of the Rating Agencies withdraws its Investment Grade Rating or lowers the rating assigned to the Series A-2 Discount Notes below an Investment Grade Rating or, in the event that both of the Rating Agencies have previously provided Investment Grade Ratings on the Series A-2 Discount Notes, then both of the Rating Agencies withdraw their Investment Grade Rating or lower the Investment Grade Rating assigned to the Series A-2 Discount Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then RHD and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Debt incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “— Limitation on Debt” below or one of the clauses set forth in the second paragraph of “— Limitation on Debt” below (to the extent such Debt would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Debt incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “— Limitation on Debt,” such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (n) of the second paragraph of “— Limitation on Debt.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.”

Limitation on Debt.  RHD shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that RHD and its Restricted Subsidiaries may Incur Debt and Acquired Debt if, after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Leverage Ratio of RHD would not exceed 7.25 to 1.0.

Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred:

(a) Debt under the Credit Facilities and Guarantees of such Debt by RHD in the case of the RHDI Credit Facility and the other Guarantors under the Credit Facilities; provided that the aggregate principal amount of all such Debt under the Credit Facilities in the aggregate shall not exceed $6.0 billion less the amount of any permanent mandatory repayments made under the Credit Facility (and, in the case of any revolving subfacility thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales;

(b) the Series A-2 Discount Notes (excluding any Additional Series A-2 Discount Notes) and any notes issued in exchange for such Series A-2 Discount Notes pursuant to the Registration Rights Agreement;

(c) $1,210 million aggregate principal amount of Series A-3 Senior Notes issued on the Issue Date and assumed by RHD in connection with the Merger and any notes issued in exchange for such Series A-3 Senior Notes pursuant to the Registration Rights Agreement; and $365 million principal amount at maturity of Series A-1 Discount Notes issued on the Issue Date and any notes issued in exchange for such Series A-1 Discount Notes pursuant to the Registration Rights Agreement;

(d) Debt of RHD or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (d) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (d)) does not exceed $150 million;

(e) Debt of RHD owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by RHD or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to RHD or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (e) and (2) such Debt shall be expressly subordinated to the prior payment in full in cash of all obligations under the Series A-2 Discount Notes;

(f) Debt under Interest Rate Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g) Debt under Currency Exchange Protection Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by RHD or any Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(h) Debt under Commodity Price Protection Agreements entered into by RHD or a Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(i) Debt of RHD or any Restricted Subsidiary in connection with (1) one or more standby letters of credit issued by RHD or a Restricted Subsidiary in the ordinary course of business and with respect to trade payables relating to the purchase of materials by RHD or a Restricted Subsidiary and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptance, completion guarantees or similar instruments issued in the ordinary course of business of RHD or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2), such Debt is not in connection with the borrowing of money or the obtaining of advances or credit;

(j) Debt of RHD or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days of Incurrence of such Debt;

(k) Debt of RHD or any Restricted Subsidiary arising from agreements for indemnification and purchase price adjustment obligations Incurred or assumed in connection with any acquisition or disposition of any assets including Capital Stock; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by RHD and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;

(l) Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Debt with respect to RHD and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such Non-recourse Debt, such Debt will be deemed, in each case, to be Incurred at such time;

(m) Debt of RHD or a Restricted Subsidiary consisting of a Guarantee of or a Lien securing Debt of RHD or a Restricted Subsidiary, provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this covenant, but subject to compliance with the other provisions described under “— Certain Covenants”;

(n) Debt in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for five Business Days or less;

(o) the RHDI Existing Notes and their related Guarantees, if any, and the RHD Existing Senior Notes;

(p) the Dex Media Existing Notes and Dex Media Subsidiaries Existing Notes;

(q) Debt of RHD or any Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (p) above;

(r) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(s) Permitted Refinancing Debt; and

(t) Debt of RHD or any Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $400 million in the aggregate for all such Debt and Disqualified Stock.

For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to the first paragraph of the covenant, RHD in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this covenant.

Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.

For the purposes of determining any particular amount of Debt under this covenant, (a) Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the holders of the Series A-2 Discount Notes that are permitted in the covenant described under “— Limitation on Liens” will not be treated as Debt.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, and any such foreign denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial incurrence.

If obligations in respect of letters of credit are incurred pursuant to the Credit Facilities and are being treated as incurred pursuant to clause (a) of the second paragraph of this covenant and the letters of credit relate to other Debt then such other Debt shall be deemed not incurred.

Limitation on Restricted Payments.  RHD shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) RHD could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since December 3, 2002 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 100% of EBITDA accrued on a cumulative basis during the period (treated as one accounting period) from October 1, 2002 to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available and have been either filed with the Commission or with the Series A-2 Discount Notes Trustee pursuant to “Reports” below (or if the aggregate amount of EBITDA for such period shall be a deficit, minus 100% of such deficit) less 1.4 times Consolidated Interest Expense, plus

(2) 100% of Capital Stock Sale Proceeds and cash capital contributions to RHD, plus (without duplication)

(3) the sum of:

(A) the aggregate net cash proceeds received by RHD or any Restricted Subsidiary from the issuance or sale after December 3, 2002 of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of RHD, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of RHD or any Restricted Subsidiary is reduced on RHD’s consolidated balance sheet on or after December 3, 2002 upon the conversion or exchange of any Debt issued or sold on or after December 3, 2002 that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of RHD, together with, in the cases of both (A) and (B), the aggregate net cash proceeds received by RHD at the time of such conversion or exchange, but excluding, in the case of clause (A) or (B): (x) any such Debt issued or sold to RHD or a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or such Restricted Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by RHD or any Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than RHD or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property or any other disposition or repayment of such Investments, in each case to RHD or any Restricted Subsidiary from any Person (other than RHD or a Restricted Subsidiary), less the cost of the disposition of such Investments, and

(B) the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum described in this clause (4) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by RHD or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, RHD may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of RHD or options, warrants or other rights to acquire such Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD or Subordinated Obligations; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of RHD in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Capital Stock of RHD or any of its Subsidiaries from employees, former employees, directors or former directors, consultants or former consultants of RHD or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of RHD under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed $20 million in any calendar year plus any proceeds received by RHD in respect of “key-man” life insurance (any such amounts not used in a calendar year shall be available for use in any subsequent year); provided, further, that such repurchase and other acquisition shall be excluded in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to clause (c)(2) or (ii) above;

(vi) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of RHD (for the avoidance of doubt, such payments shall be included in the amount of Restricted Payments);

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options; provided that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(viii) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of RHD at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to “— Repurchase at the Option of Holders upon a Change of Control” in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(ix) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by the covenant under “— Limitation on Asset Sales,” and using the Net Available Cash generated from such Asset Sale, repurchase any Subordinated Obligation or Disqualified Stock of RHD at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock pursuant to a provision similar to the “— Limitation on Asset Sales” covenant in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Prepayment Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Prepayment Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(x) make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (x) since the Issue Date does not exceed $100 million, provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; provided, further, that such payments shall be excluded in the calculation of Restricted Payments;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends on RHD’s common stock or equivalent in an amount not to exceed a Dividend Yield of 3% (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(xii) repurchase or redeem preferred stock purchase rights issued in connection with any shareholders rights plan of RHD; and

(xiii) any Restricted Payment (i) used to fund the Transactions and the fees and expenses related thereto; (ii) used to repurchase or redeem Preferred Stock held by affiliates of Goldman Sachs & Co. pursuant to the Stock Purchase Agreement from the proceeds of the offering of the Series A-1 Discount Notes; and (iii) in connection with the Merger, to repurchase, redeem, acquire or retire any Dex Media Existing Notes or Dex Media Subsidiaries Existing Notes pursuant to provisions similar to those described under the caption “Repurchase at the Option of Holders Upon a Change of Control.”

The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

Limitation on Liens.  RHD shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary and intercompany notes), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom that secures Debt, unless

(1) in the case of a Lien securing Subordinated Obligations, the Series A-2 Discount Notes are secured by a Lien on such Property or such interest therein or such income or profits therefrom that is senior in priority to the Lien securing such Subordinated Obligations for so long as such Subordinated Obligations are so secured; and

(2) in all other cases, the Series A-2 Discount Notes are equally and ratably secured by a Lien on such Property or such interest therein or profits therefrom for so long as such Debt is so secured.

Limitation on Asset Sales.  RHD shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) RHD or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to RHD or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or cash equivalents; (2) the assumption by the purchaser of liabilities of RHD or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Series A-2 Discount Notes) as a result of which RHD and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (3) any securities, notes or other obligations received by RHD or any such Restricted Subsidiary from such transferee that are converted by RHD or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days after receipt; or (4) a combination of the consideration specified in clauses (1) through (3); and

(c) RHD delivers an Officers’ Certificate to the Series A-2 Discount Notes Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by RHD or a Restricted Subsidiary, to the extent RHD or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently prepay or permanently repay (i) any Credit Facilities Debt (and to correspondingly reduce commitments with respect thereto), (ii) Debt that ranks pari passu with the Series A-2 Discount Notes (provided that if RHD shall so reduce obligations under such Debt, it will equally and ratably reduce obligations under the Series A-2 Discount Notes by making an offer (in accordance with the procedures set forth below for a Prepayment Offer (as defined below) to all holders of Series A-2 Discount Notes to purchase at a purchase price equal to 100% of the Accreted Value, plus accrued and unpaid interest and additional interest, if any, the pro rata aggregate principal amount at maturity of the Series A-2 Discount Notes), (iii) Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to RHD or an Affiliate of RHD; provided that, if an offer to purchase any Debt of RHDI or any of its Restricted Subsidiaries is made in accordance with the terms of such Debt, the obligation to permanently reduce Debt of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer or (iv) Debt which shall have been secured by the assets sold in the relevant Asset Sale (except as provided in clauses (i), (ii) or (iii)); and/or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by RHD or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” Pending the final application of the Net Available Cash, RHD or any Restricted Subsidiary may temporarily reduce Debt under the revolving Credit Facilities or otherwise invest such Net Available Cash in Temporary Cash Investments.

When the aggregate amount of Excess Proceeds exceeds $100 million, RHD will be required to make an offer to purchase (the “Prepayment Offer”) the Series A-2 Discount Notes and any other pari passu Debt outstanding with similar provisions requiring an offer to purchase such Debt with such proceeds, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over subscription) set forth herein. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Series A-2 Discount Notes have been given the opportunity to tender their Series A-2 Discount Notes for purchase in accordance with the Series A-2 Discount Notes Indenture, RHD or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the Series A-2 Discount Notes Indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount at maturity of the Series A-2 Discount Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, including additional interest, if any, and

(2) the denominator of which is the sum of the aggregate principal amount at maturity of the Series A-2 Discount Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest and the aggregate principal amount of other Debt of RHD outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Series A-2 Discount Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring RHD to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer (subject to proration in the event that such amount is less than the aggregate offer price of all Series A-2 Discount Notes tendered).

Within 45 Business Days after RHD is obligated to make a Prepayment Offer as described in the preceding paragraph, RHD shall send a written notice, by first-class mail, to the holders of Series A-2 Discount Notes, accompanied by such information regarding RHD and its Subsidiaries as RHD in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

Not later than the date upon which written notice of a Prepayment Offer is delivered to the Series A-2 Discount Notes Trustee as provided above, RHD shall deliver to the Series A-2 Discount Notes Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of the second paragraph of this covenant. On or before the Purchase Date, RHD shall also irrevocably deposit with the Series A-2 Discount Notes Trustee or with the Paying Agent (or, if RHD or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), RHD shall deliver to the Series A-2 Discount Notes Trustee for cancellation the Series A-2 Discount Notes or portions thereof that have been properly tendered to and are to be accepted by RHD. The Series A-2 Discount Notes Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Series A-2 Discount Notes delivered by RHD to the Series A-2 Discount Notes Trustee is less than the Offer Amount, the Series A-2 Discount Notes Trustee or the Paying Agent shall deliver the excess to RHD immediately after the expiration of the Offer Period for application in accordance with this covenant.

Holders electing to have a Series A-2 Discount Notes purchased shall be required to surrender the Series A-2 Discount Notes, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Series A-2 Discount Notes Trustee or RHD receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Series A-2 Discount Notes that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Series A-2 Discount Notes purchased. If at the expiration of the Offer Period the aggregate principal amount at maturity of Series A-2 Discount Notes surrendered by holders exceeds the Offer Amount, RHD shall select the Series A-2 Discount Notes to be purchased on pro rata basis for all Series A-2 Discount Notes (with such adjustments as may be deemed appropriate by RHD so that only Series A-2 Discount Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Series A-2 Discount Notes are purchased only in part shall be issued new Series A-2 Discount Notes equal in principal amount at maturity to the unpurchased portion of the Series A-2 Discount Notes surrendered.

At the time RHD delivers Series A-2 Discount Notes to the Series A-2 Discount Notes Trustee that are to be accepted for purchase, RHD shall also deliver an Officers’ Certificate stating that such Series A-2 Discount Notes are to be accepted by RHD pursuant to and in accordance with the terms of this covenant. A Series A-2 Discount Note shall be deemed to have been accepted for purchase at the time the Series A-2 Discount Notes Trustee or the Paying Agent mails or delivers payment therefor to the surrendering holder.

RHD will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Series A-2 Discount Notes pursuant to the covenant described hereunder, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, RHD will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Transactions with Affiliates.  RHD shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into or suffer to exist any transaction or series of transactions

(including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of RHD (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to RHD or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of RHD,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $20 million, each of the Board of Directors of RHD (including a majority of the disinterested members of the Board of Directors of RHD or, if there is only one disinterested director, such disinterested director) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this covenant as evidenced by a Board Resolution, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $100 million, RHD obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to RHD and the Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing limitation, RHD or any Restricted Subsidiary may make, enter into or suffer to exist the following:

(a) any transaction or series of transactions between RHD and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of RHD or any of the Restricted Subsidiaries in the ordinary course of business;

(d) payments pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of RHD in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(e) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $50 million in the aggregate at any one time outstanding;

(f) any agreement as in effect on the Issue Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the holders of the Series A-2 Discount Notes in any material respect) or any transaction contemplated thereby;

(g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Series A-2 Discount Notes Indenture which are fair to RHD or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of the Board of Directors of RHD in good faith (including a majority of disinterested directors of the Board of Directors of RHD, or if there is only one disinterested director, such director);

(h) the issuance and sale of Capital Stock (other than Disqualified Stock) of RHD; and

(i) sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith.

Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of RHD may designate any Subsidiary of RHD to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, RHD or any other Restricted Subsidiary, and

(b) RHD would be permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary. For the purposes of this provision, in the event the Fair Market Value of such assets exceeds $100 million, such Fair Market Value shall be determined by an Independent Financial Advisor.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of RHD will be classified as a Restricted Subsidiary.

Except as provided in the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither RHD nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except to the extent permitted under the covenant described under “— Limitation on Restricted Payments” and provided that RHD or any Restricted Subsidiary may pledge Capital Stock or Debt or assets of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against RHD or any Restricted Subsidiary other than to obtain that pledged property.

The Board of Directors of RHD may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) RHD could Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors of RHD will be evidenced to the Series A-2 Discount Notes Trustee by filing with the Series A-2 Discount Notes Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Series A-2 Discount Notes Trustee to occur on or before the time financial statements are filed with the Commission or the Series A-2 Discount Notes Trustee pursuant to “Reports” below in respect of the fiscal quarter of RHD in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of RHD’s fiscal year, on or before the time financial statements in respect of such fiscal year are filed with the Commission or the Series A-2 Discount Notes Trustee pursuant to “Reports” below).

Limitation on RHD’s Business.  RHD shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the business RHD and its Restricted Subsidiaries is engaged in on the Issue Date or a Related Business.

Merger, consolidation and sale of property

RHD shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into RHD) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, unless:

(a) RHD shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than RHD) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made which is substituted for RHD as the issuer of the Series A-2 Discount Notes shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than RHD) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Series A-2 Discount Notes Trustee, executed and delivered to the Series A-2 Discount Notes Trustee by such Surviving Person, the due and punctual payment of the principal amount at maturity (or Accreted Value, as the case may be) of the Series A-2 Discount Notes, any accrued and unpaid interest on such principal amount, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Series A-2 Discount Notes Indenture to be performed by RHD;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of RHD, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, RHD or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Surviving Person shall deliver, or cause to be delivered, to the Series A-2 Discount Notes Trustee, in form and substance reasonably satisfactory to the Series A-2 Discount Notes Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of RHD under the Series A-2 Discount Notes Indenture, but the predecessor company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of RHD as an entirety or virtually as an entirety) of substantially all of the assets of RHD and its Restricted Subsidiaries, or

(b) a lease,

shall not be released from any obligation to pay the aggregate principal amount at maturity (or Accreted Value, as the case may be), of the Series A-2 Discount Notes, and any accrued and unpaid interest.

Reports

Whether or not RHD is then subject to Section 13(a) or 15(d) of the Exchange Act, RHD will electronically file with the Commission, so long as the Series A-2 Discount Notes are outstanding, the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) if RHD were so subject, and such documents will be filed with the

Commission on or prior to the respective dates (the “Required Filing Dates”) by which RHD would be required so to file such documents if RHD were so subject, unless, in any case, such filings are not then permitted by the Commission.

If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, RHD will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Senior Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if RHD were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at RHD’s cost.

So long as any of the outstanding series A-2 notes remain restricted under Rule 144, RHD will make available upon request to any prospective purchaser of such notes or beneficial owner of such notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Events of default

The following events shall be “Events of Default”:

(1) RHD defaults in any payment of interest on any Series A-2 Discount Notes when the same becomes due and payable and such default continues for a period of 30 days;

(2) RHD defaults in the payment of the principal amount of any Series A-2 Discount Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) RHD fails to comply with the covenant described under “Merger, Consolidation and Sale of Property,” “Repurchase at the Option of Holders upon a Change of Control” or “Certain Covenants — Limitation on Asset Sales”;

(4) RHD fails to comply with any covenant or agreement in the Series A-2 Discount Notes or in the Series A-2 Discount Notes Indenture (other than a failure that is the subject of the foregoing clauses (1), (2) or (3)) and such failure continues for 60 days after written notice is given to RHD as specified below;

(5) a default by RHD or any Restricted Subsidiary under any Debt of RHD or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or the failure to pay any such Debt at maturity, in an aggregate principal amount in excess of $40 million, unless RHD is contesting such acceleration in good faith;

(6) RHD, RHDI or any other Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary or RHD other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (6);

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against RHD, RHDI or any other Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of RHD, RHDI or any other Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up or liquidation of RHD, RHDI or any other Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days; or

(8) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim and that continues to make payments pursuant to the terms of the relevant policy) in excess of $40 million at the time entered against RHD or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect or otherwise payable.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (4) is not an Event of Default until the Series A-2 Discount Notes Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding notify RHD (and in the case of such notice by holders, the Series A-2 Discount Notes Trustee) of the Default and RHD does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

RHD shall deliver to the Series A-2 Discount Notes Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action RHD is taking or proposes to take with respect thereto.

RHD shall immediately notify the Series A-2 Discount Notes Trustee if a meeting of the Board of Directors of RHD is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. RHD shall also promptly advise the Series A-2 Discount Notes Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.

If an Event of Default with respect to the Series A-2 Discount Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to RHD) shall have occurred and be continuing, the Series A-2 Discount Notes Trustee or the registered holders of not less than 25% in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding may declare to be immediately due and payable the Accreted Value of all the Series A-2 Discount Notes then outstanding by written notice to RHD and the Series A-2 Discount Notes Trustee, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to RHD shall occur, such amount with respect to all the Series A-2 Discount Notes shall be due and payable immediately without any declaration or other act on the part of the Series A-2 Discount Notes Trustee or the holders of the Series A-2 Discount Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Series A-2 Discount Notes Trustee, the registered holders of a majority in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Series A-2 Discount Notes Indenture.

In the event of a declaration of acceleration of the Series A-2 Discount Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Series A-2 Discount Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by RHD or a Restricted Subsidiary or waived by the holders of the relevant Debt within the grace period provided applicable to such default provided for in the documentation governing such Debt and if (a) the annulment of the acceleration of the Series A-2 Discount Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Series A-2 Discount Notes that became due solely because of the acceleration of the Series A-2 Discount Notes, have been cured or waived.

Subject to the provisions of the Series A-2 Discount Notes Indenture relating to the duties of the Series A-2 Discount Notes Trustee, in case an Event of Default shall occur and be continuing, the Series A-2 Discount Notes Trustee will be under no obligation to exercise any of its rights or powers under the Series A-2 Discount Notes Indenture at the request or direction of any of the holders of the Series A-2 Discount Notes, unless such holders shall have offered to the Series A-2 Discount Notes Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Series A-2 Discount Notes Trustee, the holders of a majority in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Series A-2 Discount Notes Trustee or exercising any trust or power conferred on the Series A-2 Discount Notes Trustee with respect to the Series A-2 Discount Notes.

No holder of Series A-2 Discount Notes will have any right to institute any proceeding with respect to the Series A-2 Discount Notes Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Series A-2 Discount Notes Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

(c) the Series A-2 Discount Notes Trustee shall not have received from the registered holders of a majority in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of any Series A-2 Discount Notes for enforcement of payment of the principal of, and premium, if any, or interest on, such Series A-2 Discount Notes on or after the respective due dates expressed in such Series A-2 Discount Notes.

Amendments and waivers

Subject to certain exceptions, the Series A-2 Discount Notes Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Series A-2 Discount Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Series A-2 Discount Notes Indenture which cannot be amended without the consent of each holder of an outstanding Series A-2 Discount Note) with the consent of the registered holders of at least a majority in aggregate principal amount at maturity of the Series A-2 Discount Notes then outstanding. However, without the consent of each holder of an outstanding Series A-2 Discount Note, no amendment may, among other things,

(1) reduce the amount of Series A-2 Discount Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest on any Series A-2 Discount Notes,

(3) reduce the principal of or change the Stated Maturity of any Series A-2 Discount Notes,

(4) make any Series A-2 Discount Notes payable in money other than that stated in the Series A-2 Discount Notes,

(5) impair the right of any holder of the Series A-2 Discount Notes to receive payment of principal of and interest on such holder’s Series A-2 Discount Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Series A-2 Discount Notes, or

(6) release any security interest that may have been granted in favor of the holders of the Series A-2 Discount Notes pursuant to the covenant described under “— Limitation on Liens” other than pursuant to the terms of the Series A-2 Discount Notes Indenture.

Without the consent of any holder of the Series A-2 Discount Notes, RHD and the Series A-2 Discount Notes Trustee may amend the Series A-2 Discount Notes Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) comply with the covenant described under “Merger, Consolidation and Sale of Property,”

(3) provide for uncertificated Series A-2 Discount Notes in addition to or in place of certificated Series A-2 Discount Notes,

(4) add Guarantees with respect to the Series A-2 Discount Notes,

(5) secure the Series A-2 Discount Notes,

(6) add to the covenants of RHD for the benefit of the holders of the Series A-2 Discount Notes or to surrender any right or power conferred upon RHD,

(7) make any change that does not adversely affect the rights of any holder of the Series A-2 Discount Notes,

(8) comply with any requirement of the Commission in connection with the qualification of the Series A-2 Discount Notes Indenture under the Trust Indenture Act,

(9) provide for the issuance of Additional Series A-2 Discount Notes in accordance with the Series A-2 Discount Notes Indenture, including the issuance of Additional Series A-2 Discount Notes as restricted securities under the Securities Act and substantially identical Additional Series A-2 Discount Notes pursuant to an Exchange Offer registered with the Commission, or

(10) evidence and provide the acceptance of the appointment of a successor trustee under the Series A-2 Discount Notes Indenture.

The consent of the holders of the Series A-2 Discount Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment that requires the consent of the holders of Series A-2 Discount Notes becomes effective, RHD is required to mail to each registered holder of the Series A-2 Discount Notes at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Series A-2 Discount Notes, or any defect therein, will not impair or affect the validity of the amendment.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee or stockholder of RHD shall have any liability for any obligations of RHD under the Series A-2 Discount Notes or the Series A-2 Discount Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series A-2 Discount Notes by accepting a Series A-2 Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series A-2 Discount Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Defeasance

RHD at any time may terminate some or all of its obligations under the Series A-2 Discount Notes and the Series A-2 Discount Notes Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Series A-2 Discount Notes and to replace mutilated, destroyed, lost or stolen Series A-2 Discount Notes, to maintain a registrar and paying agent in respect of the Series A-2 Discount Notes. RHD at any time may terminate:

(1) its obligations under the covenants described under “— Repurchase at the Option of Holders upon a Change of Control,” “— Certain Covenants” and “Reports”;

(2) the operation of the cross-acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under “— Events of Default” above; and

(3) the limitations contained in clauses (e) and (f) under the first paragraph of “— Merger, Consolidation and Sale of Property” (“covenant defeasance”)

and thereafter any omission to comply with any covenant referred to in clause (1) above will not constitute a Default or an Event of Default with respect to the Series A-2 Discount Notes.

RHD may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If RHD exercises its legal defeasance option, payment of the Series A-2 Discount Notes may not be accelerated because of an Event of Default with respect thereto. If RHD exercises its covenant defeasance option, payment of the Series A-2 Discount Notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to the covenants listed under clause (3) of the first paragraph under “— Defeasance”), clause (4) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (5), (6), (7) (with respect only to Significant Subsidiaries in the case of clauses (6) and (7)) or (8) under “— Events of Default” above or because of the failure of RHD to comply with clause (e) under the first paragraph of, or with the second paragraph of “— Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) RHD irrevocably deposits in trust with the Series A-2 Discount Notes Trustee money or Government Obligations, or a combination thereof, for the payment of principal of and interest on the Series A-2 Discount Notes to maturity or redemption, as the case may be;

(b) RHD delivers to the Series A-2 Discount Notes Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Series A-2 Discount Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to RHD or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on RHD;

(f) RHD delivers to the Series A-2 Discount Notes Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, RHD delivers to the Series A-2 Discount Notes Trustee an Opinion of Counsel stating that:

(1) RHD has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of the Series A-2 Discount Notes Indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Series A-2 Discount Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, RHD delivers to the Series A-2 Discount Notes Trustee an Opinion of Counsel to the effect that the holders of the Series A-2 Discount Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) RHD delivers to the Series A-2 Discount Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Series A-2 Discount Notes have been complied with as required by the Series A-2 Discount Notes Indenture.

Satisfaction and discharge

The Series A-2 Discount Notes Indenture will be discharged and will cease to be of further effect as to all Series A-2 Discount Notes issued thereunder, when:

(1) either

(a) all Series A-2 Discount Notes that have been authenticated, except lost, stolen or destroyed Series A-2 Discount Notes that have been replaced or paid and Series A-2 Discount Notes for whose payment money has been deposited in trust and thereafter repaid to RHD, have been delivered to the Series A-2 Discount Notes Trustee for cancellation; or

(b) all Series A-2 Discount Notes that have not been delivered to the Series A-2 Discount Notes Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and RHD has irrevocably deposited or caused to be deposited with the Series A-2 Discount Notes Trustee as trust funds in trust solely for the benefit of holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Series A-2 Discount Notes not delivered to the Series A-2 Discount Notes Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) RHD has paid or caused to be paid all sums payable by it under the Series A-2 Discount Notes Indenture; and

(4) RHD has delivered irrevocable instructions to the Series A-2 Discount Notes Trustee under the Series A-2 Discount Notes Indenture to apply the deposited money toward the payment of the Series A-2 Discount Notes at maturity or the redemption date, as the case may be.

In addition, RHD must deliver an Officers’ Certificate and an Opinion of Counsel to the Series A-2 Discount Notes Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing law

The Series A-2 Discount Notes Indenture and the Series A-2 Discount Notes are governed by the laws of the State of New York.

The series A-2 discount notes trustee

The Bank of New York is the Series A-2 Discount Notes Trustee under the Series A-2 Discount Notes Indenture, and is also the trustee under the indentures relating to the RHD Existing Notes, the Series A-3 Senior Notes and Series A-1 Discount Notes.

Except during the continuance of an Event of Default, the Series A-2 Discount Notes Trustee will perform only such duties as are specifically set forth in the Series A-2 Discount Notes Indenture. The Series A-2 Discount Notes Trustee will exercise such of the rights and powers vested in it under the Series A-2 Discount Notes Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Additional information

Anyone who receives the prospectus may obtain a copy of the Series A-2 Discount Notes Indenture without charge by writing to RHD, attention: Investor Relations, 1001 Winstead Drive, Cary, North Carolina 27513.

Certain definitions

See “Certain definitions” for a summary of certain of the defined terms used in the Series A-2 Discount Notes Indenture. Reference is made to the Series A-2 Discount Notes Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

Description of series A-3 senior notes

You can find the definitions of certain terms used in this description under the heading “Certain definitions.” Defined terms used in this description but not defined under the heading “Certain definitions” or elsewhere in this description have the meanings assigned to them in the Series A-3 Senior Notes Indenture (as defined below).

The outstanding series A-3 notes are our obligations and were issued under an indenture (the “Series A-3 Senior Notes Indenture”) with The Bank of New York, as trustee (the “Series A-3 Senior Notes Trustee”). All references in this section to “Series A-3 Senior Notes” include the outstanding series A-3 notes and the series A-3 exchange notes, unless the context otherwise requires.

The following description is a summary of the material provisions of the Series A-3 Senior Notes Indenture. It does not restate that agreement in its entirety. We urge you to read the Series A-3 Senior Notes Indenture because it may contain additional information and defines your rights as a noteholder. Copies of the Series A-3 Senior Notes Indenture are available upon request to RHD at the address indicated under “— Additional Information.” The Series A-3 Senior Notes Indenture contains provisions which define your rights under the Series A-3 Senior Notes. The terms of the Series A-3 Senior Notes include those stated in the Series A-3 Senior Notes Indenture and those made part of the Series A-3 Senior Notes Indenture by reference to the Trust Indenture Act of 1939.

We issued $1,210 million of Series A-3 Senior Notes and may, subject to compliance with the covenant described under “Certain covenants — Limitation on Debt” as well as with the other covenants in the Series A-3 Senior Notes Indenture which are described under “Certain covenants,” issue additional Series A-3 Senior Notes (the “Additional Series A-3 Senior Notes”) in an unlimited aggregate principal amount at any time and from time to time under the Series A-3 Senior Notes Indenture. Any Additional Series A-3 Senior Notes that we issue in the future will be substantially identical in all respects to the Series A-3 Senior Notes and will be treated as a single class with the Series A-3 Senior Notes for all purposes of the Series A-3 Senior Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that Additional Series A-3 Senior Notes issued in the future may have different issuance prices and will have different issuance dates. We will issue Series A-3 Senior Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, maturity and interest

The Series A-3 Senior Notes will mature on January 15, 2016. Unless we issue Additional Series A-3 Senior Notes in the future, the aggregate principal amount of Series A-3 Senior Notes will be $1,210 million.

Interest on the Series A-3 Senior Notes accrues at a rate of 8.875% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2006. We will pay interest to those persons who were holders of record on January 1 or July 1 immediately preceding each interest payment date.

Interest on the Series A-3 Senior Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of 12 30-day months.

Methods of receiving payments on the series A-3 senior notes

If a holder has given wire transfer instructions to RHD, RHD will pay, or cause to be paid by the paying agent, all principal and interest, if any, on that holder’s Series A-3 Senior Notes in accordance with those instructions. All other payments on the Series A-3 Senior Notes will be made at the office or agency of the paying agent and registrar unless RHD elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying agent and registrar

The Series A-3 Senior Notes Trustee will initially act as paying agent and registrar.

RHD may change the paying agent or registrar for the Series A-3 Senior Notes without prior notice to the holders of the Series A-3 Senior Notes. RHD or any of its Subsidiaries may act as paying agent or registrar.

Holding company structure

RHD is a holding company and, prior to the Merger, did not have any material assets or operations other than ownership of RHDI Capital Stock. Finance Corp., a wholly owned direct subsidiary of RHD, initially issued the Series A-3 Senior Notes prior to the Merger. Finance Corp. merged with and into RHD upon consummation of the Dex Media Merger. As a result of the Merger, RHD’s material assets and operations are the ownership of RHDI Capital Stock and Dex Media Capital Stock. All of its operations are conducted through its Subsidiaries. As a result, RHD depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Series A-3 Senior Notes. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of RHD’s creditors, including holders of the Series A-3 Senior Notes. The Series A-3 Senior Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including RHDI and, as a result of the Merger, Dex Media. Following the Merger, the terms of the Credit Facilities and the indentures governing the RHDI Senior Subordinated Notes and Dex Media’s Subsidiaries’ Existing Notes and other Subsidiaries’ indebtedness significantly restrict the Subsidiaries from making distributions or loans or otherwise transferring assets to RHD unless certain covenants are satisfied. See “Description of other indebtedness.” The laws under which the Subsidiaries are organized may similarly restrict or prohibit the Subsidiaries from making of distributions or otherwise transferring assets to RHD and the indentures governing the Series A-1 Discount Notes, the Series A-3 Senior Notes and the Series A-2 Discount Notes do not contain provisions that significantly limit the ability of the Subsidiaries to enter into additional agreements or incur Debt or other obligations in the future that contain similar restrictions. In addition to limitations on the ability of the Subsidiaries to make distributions or loans or otherwise transfer assets to RHD, the terms of the Credit Facilities, the indentures governing the RHD Existing Senior Notes, the Existing Notes (other than the RHDI Senior Notes) and Subsidiaries’ other Debt and any future agreements of RHD or its Subsidiaries may prohibit or limit the ability of RHD or its Subsidiaries to, among other things, dispose of assets (including the stock of RHD’s Subsidiaries), incur additional indebtedness, issue equity securities or enter into other transactions that could provide funds for making payments on the Series A-3 Senior Notes. In addition, even if such transactions were permitted, the ability of RHD to use the proceeds therefrom to make payments on the Series A-3 Senior Notes may be prohibited or limited. Moreover, the indentures governing the Series A-3 Senior Notes, the Series A-2 Discount Notes and the Series A-1 Discount Notes (and the RHD Existing Senior Notes) do not impose any limitation on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Debt under such indentures. See “Risk factors.”

As of March 31, 2006, RHD had outstanding debt of $10,884.0 million on a consolidated basis. This amount included approximately $9,050.5 million of senior indebtedness on a consolidated basis, of which $332.6 million consisted of the accreted value of the outstanding series A-1 notes, $601.5 million consisted of the accreted value of the outstanding series A-2 notes, $1,210 million consisted of the outstanding series A-3 notes, $300 million consisted of the outstanding 6.875% senior notes, $7.9 million consisted of our guarantee of the RHDI senior notes and $2,094.6 million consisted of our secured guarantee of borrowings by RHDI under the RHDI credit facility. This amount of secured guarantee does not include the secured guarantee by RHD of the remaining $175 million of additional borrowings that were available under the RHDI revolving credit facility. The guarantees by RHD of borrowings under RHDI’s credit facility and the outstanding RHDI senior notes are secured by a pledge of all the stock RHD owns in RHDI and thus would be effectively senior to the exchange notes to the extent of the value of the assets securing such guarantees. As of March 31, 2006, RHD’s debt included approximately $600 million of senior subordinated indebtedness, which represented the guarantee by RHD of the $600 million principal amount of the RHDI senior subordinated notes, and had no subordinated indebtedness. In addition, RHD’s outstanding debt on a consolidated basis includes the debt of Dex Media and its subsidiaries. As of March 31, 2006, Dex Media and its subsidiaries had approximately $5,737.3 million of total debt (including a $216.2 million fair market value adjustment required by purchase accounting), which is comprised of $788.7 million under the Dex Media East credit facility, $1,678.9 million under the Dex Media West credit facility, $1,138.7 million of accreted value of Dex Media’s notes, $2,131.0 million (including $1,234 million of senior subordinated debt) of Dex Media’s subsidiaries’ notes. All such debt of RHDI and its subsidiaries and Dex Media and its subsidiaries would be structurally senior to the exchange notes and the outstanding 6.875% senior notes. As of March 31, 2006, an additional $175 million would have been available to RHDI for revolver borrowings under the RHDI credit facility and $39 million and $19 million would have been available to Dex Media for revolver borrowings under the Dex Media East credit facility and Dex Media West credit facility, respectively. Additional borrowings under the RHDI credit facility, the Dex Media East credit facility and Dex Media West credit facility are secured and would be structurally senior to the exchange notes and the outstanding 6.875% senior notes.

The terms of the Credit Facilities and the indentures governing the Existing Notes (other than the RHDI Senior Notes) significantly restrict the Subsidiaries from paying dividends and otherwise transferring assets to RHD. There are no specific exceptions in such Debt to this restriction on making restricted payments that would permit funds to be distributed to RHD to make interest payments on the Series A-3 Senior Notes. The Series A-3 Senior Notes Indenture and the indentures governing the Series A-2 Discount Notes and the Series A-1 Discount Notes do not significantly restrict RHD’s Subsidiaries from entering into agreements which have provisions preventing the distribution of funds from such Subsidiaries to RHD.

In addition to the limitations on distributions, dividends or loans to RHD by any of RHD’s Subsidiaries, the indentures governing the Existing Notes, and the terms of RHD’s other indebtedness, including the terms of the Credit Facilities and the terms of the Series A-1 Discount Notes and the Series A-2 Discount Notes, or any future agreements may prohibit or limit RHD’s and its Subsidiaries’ ability to, among other things, dispose of assets (including the stock of RHD’s Subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the Series A-3 Senior Notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on the Series A-3 Senior Notes may be prohibited or limited by agreements governing RHD’s or RHD’s Subsidiaries’ current and future debt. Moreover, the Series A-3 Senior Notes Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt under the Series A-3 Senior Notes Indenture. See “Risk factors.”

Guarantees

The Series A-3 Senior Notes are not guaranteed.

Ranking

The indebtedness evidenced by the Series A-3 Senior Notes is a senior unsecured obligation of RHD and ranks senior in right of payment to all of RHD’s senior subordinated Debt and future Subordinated Obligations of RHD and equally with any of RHD’s existing and future senior unsecured Debt, including the RHD Existing Senior Notes, the Series A-2 Discount Notes and the Series A-1 Discount Notes. The Series A-3 Senior Notes, the Series A-2 Discount Notes and the Series A-1 Discount Notes are effectively subordinated to any of RHD’s Secured Debt, including the Credit Facilities and the RHDI Senior Notes, to the extent of the value of the assets securing such Secured Debt, and is structurally subordinated to any debt of RHDI and its Subsidiaries and any debt of Dex Media and its subsidiaries.

Optional redemption

Except as set forth in the following two paragraphs, the Series A-3 Senior Notes are not redeemable at the option of RHD prior to January 15, 2011. Starting on that date, RHD may redeem all or any portion of the Series A-3 Senior Notes, at any time or from time to time, after giving the required notice under the Series A-3 Senior Notes Indenture. The Series A-3 Senior Notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Series A-3 Senior Notes redeemed during the 12-month period commencing on January 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2011	104.438%
2012	102.958%
2013	101.479%
2011 and thereafter	100.000%

From time to time prior to January 15, 2009, RHD may redeem up to 40% of the aggregate principal amount of the Series A-3 Senior Notes (including any Additional Series A-3 Senior Notes) issued under the Series A-3 Senior Notes Indenture, with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, after giving effect to any such redemption, at least 60% of the aggregate principal amount of Series A-3 Senior Notes (including any Additional Series A-3 Senior Notes) issued under the Series A-3 Senior Notes Indenture remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

At any time prior to January 15, 2011, RHD may also redeem all or a part of the Series A-3 Senior Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Series A-3 Senior Notes redeemed on the redemption date plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice to holders of Series A-3 Senior Notes of a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Series A-3 Senior Notes Trustee no later than two Business Days prior to the redemption date.

Sinking fund

RHD is not required to make any sinking fund payments with respect to the Series A-3 Senior Notes.

Selection and notice of redemption

If RHD redeems less than all the Series A-3 Senior Notes at any time, the Series A-3 Senior Notes Trustee will select Series A-3 Senior Notes on a pro rata basis, by lot or by such other method as the Series A-3 Senior Notes Trustee in its sole discretion shall deem to be fair and appropriate.

RHD will redeem Series A-3 Senior Notes of $1,000 or less in whole and not in part. RHD will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Series A-3 Senior Notes to be redeemed at its registered address.

If any Series A-3 Senior Note is to be redeemed in part only, the notice of redemption that relates to that Series A-3 Senior Note will state the portion of the principal amount thereof to be redeemed. RHD will issue a new Series A-3 Senior Note in a principal amount equal to the unredeemed portion of the original Series A-3 Senior Note in the name of the holder upon cancellation of the original Series A-3 Senior Note. Series A-3 Senior Notes called for redemption become due on the date fixed for redemption. On and after such date, interest ceases to accrue on the Series A-3 Senior Notes or portions thereof called for such redemption.

Repurchase at the option of holders upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series A-3 Senior Notes will have the right to require RHD to repurchase all or any part of such holder’s Series A-3 Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Purchase Price”)); provided, however, that notwithstanding the occurrence of a Change of Control, RHD shall not be obligated to purchase the Series A-3 Senior Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Series A-3 Senior Notes under the terms of the section titled “— Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeem the Series A-3 Senior Notes in accordance with such notice.

Within 30 days following any Change of Control, or, at RHD’s option, prior to the consummation of such Change of Control but after it is publicly announced, RHD shall send, by first-class mail, with a copy to the Series A-3 Senior Notes Trustee, to each holder of Series A-3 Senior Notes, at such holder’s address appearing in the Series A-3 Senior Notes register, a notice stating:

(1) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to the covenant described under “— Repurchase at the Option of Holders upon a Change of Control” and that all Series A-3 Senior Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control;

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5) the procedures that holders of Series A-3 Senior Notes must follow in order to tender their Series A-3 Senior Notes (or portions thereof) for payment, and the procedures that holders of Series A-3 Senior Notes must follow in order to withdraw an election to tender Series A-3 Senior Notes (or portions thereof) for payment.

Holders electing to have a Series A-3 Senior Note purchased shall be required to surrender the Series A-3 Senior Note, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Series A-3 Senior Notes Trustee or RHD receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Series A-3 Senior Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Series A-3 Senior Note purchased.

On or prior to the Change of Control Payment Date, RHD shall irrevocably deposit with the Series A-3 Senior Notes Trustee or with the Paying Agent (or, if RHD or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders entitled thereto, to be held for payment in accordance with the provisions of this covenant. On the Change of Control Payment Date, RHD shall deliver to the Series A-3 Senior Notes Trustee the Series A-3 Senior Notes or portions thereof that have been properly tendered to and are to be accepted by RHD for payment. The Series A-3 Senior Notes Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by RHD to the Series A-3 Senior Notes Trustee or the Paying Agent, the Series A-3 Senior Notes Trustee or the Paying Agent, as the case may be, shall deliver the excess to RHD immediately after the Change of Control Payment Date.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Series A-3 Senior Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance with these securities laws or regulations.

The Change of Control repurchase feature is a result of negotiations between us and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of RHD would decide to do so in the future. Subject to certain covenants described below, management of RHD could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Series A-3 Senior Notes to require us to repurchase its Series A-3 Senior Notes may be uncertain. In such a case, holders of the Series A-3 Senior Notes may not be able to resolve this uncertainty without resorting to legal action.

The RHDI Credit Facility and the Dex Media Credit Facilities do not permit RHDI’s subsidiaries and Dex Media’s subsidiaries, respectively, to make distributions to us in the event of a Change of Control which would enable us to purchase any Series A-3 Senior Notes without first obtaining the consent of the lenders party thereto and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under each such Credit Facility. In addition, future debt of RHD or its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Series A-3 Senior Notes of their right to require us to repurchase such Series A-3 Senior Notes could cause a default under existing or future debt of RHD or its Subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Series A-3 Senior Notes upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Series A-3 Senior Notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Series A-3 Senior Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the Series A-3 Senior Notes. See “— Amendments and waivers.”

RHD is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by RHD and purchases all Series A-3 Senior Notes properly tendered and not withdrawn under the Change of Control Offer.

Certain covenants

Suspension of Covenants.  From and after the first date that: (i) the Series A-3 Senior Notes have Investment Grade Ratings from one of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Series A-3 Senior Notes Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), RHD and the Restricted Subsidiaries will not be subject to the following provisions of the Series A-3 Senior Notes Indenture:

(1) “Limitation on Restricted Payments;”

(2) “Limitation on Debt;”

(3) “Limitation on Transactions with Affiliates;”

(4) “Limitation on Asset Sales”; and

(5) clause (e) of the first paragraph of “Merger, Consolidation and Sale of Property” (collectively, the “Suspended Covenants”).

Upon the occurrence of a Covenant Suspension Event (the “Suspension Date”), the amount of Excess Proceeds from net proceeds shall be set at zero. In the event that RHD and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) in the event that only one Rating Agency had previously provided an Investment Grade Rating on the Series A-3 Senior Notes, then one of the Rating Agencies withdraws its Investment Grade Rating or lowers the rating assigned to the Series A-3 Senior Notes below an Investment Grade Rating or, in the event that both of the Rating Agencies have previously provided Investment Grade Ratings on the Series A-3 Senior Notes, then both of the Rating Agencies withdraw their Investment Grade Rating or lower the Investment Grade Rating assigned to the Series A-3 Senior Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then RHD and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Debt incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “— Limitation on Debt” below or one of the clauses set forth in the second paragraph of “— Limitation on Debt” below (to the extent such Debt would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Debt incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “— Limitation on Debt,” such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (q) of the second paragraph of “— Limitation on Debt.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.”

Limitation on Debt.  RHD shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that RHD and its Restricted Subsidiaries may Incur Debt and Acquired Debt if, after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Leverage Ratio of RHD would not exceed 7.25 to 1.0.

Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred:

(a) Debt under the Credit Facilities and Guarantees of such Debt by RHD, in the case of the RHDI Credit Facility, and other Guarantors under the Credit Facilities; provided that the aggregate principal amount of all such Debt under the Credit Facilities in the aggregate shall not exceed $6.0 billion less the amount of any permanent mandatory repayments made under the Credit Facilities (and, in the case of any revolving subfacility thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales;

(b) the Series A-3 Senior Notes (excluding any Additional Series A-3 Senior Notes) and any notes issued in exchange for such Series A-3 Senior Notes pursuant to the Registration Rights Agreement;

(c) $660 million aggregate principal amount at maturity of Series A-2 Discount Notes and any notes issued in exchange for such Series A-2 Discount Notes pursuant to the Registration Rights Agreement, and $365 million aggregate principal amount at maturity of Series A-1 Discount Notes and any notes issued in exchange for such Series A-1 Discount Notes pursuant to the Registration Rights Agreement;

(d) Debt of RHD or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (d) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (d)) does not exceed $150 million;

(e) Debt of RHD owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by RHD or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to RHD or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (e) and (2) such Debt shall be expressly subordinated to the prior payment in full in cash of all obligations under the Series A-3 Senior Notes;

(f) Debt under Interest Rate Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g) Debt under Currency Exchange Protection Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by RHD or any Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(h) Debt under Commodity Price Protection Agreements entered into by RHD or a Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(i) Debt of RHD or any Restricted Subsidiary in connection with (1) one or more standby letters of credit issued by RHD or a Restricted Subsidiary in the ordinary course of business and with respect to trade payables relating to the purchase of materials by RHD or a Restricted Subsidiary and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptance, completion guarantees or similar instruments issued in the ordinary course of business of RHD or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2), such Debt is not in connection with the borrowing of money or the obtaining of advances or credit;

(j) Debt of RHD or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days of Incurrence of such Debt;

(k) Debt of RHD or any Restricted Subsidiary arising from agreements for indemnification and purchase price adjustment obligations Incurred or assumed in connection with any acquisition or disposition of any assets including Capital Stock; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by RHD and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;

(l) Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Debt with respect to RHD and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such Non-recourse Debt, such Debt will be deemed, in each case, to be Incurred at such time;

(m) Debt of RHD or a Restricted Subsidiary consisting of a Guarantee of or a Lien securing Debt of RHD or a Restricted Subsidiary, provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this covenant, but subject to compliance with the other provisions described under “— Certain Covenants”;

(n) Debt in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for five Business Days or less;

(o) the RHDI Existing Notes and their related Guarantees, if any, and the RHD Existing Senior Notes;

(p) the Dex Media Existing Notes and Dex Media Subsidiaries Existing Notes;

(q) Debt of RHD or any Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (p) above;

(r) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(s) Permitted Refinancing Debt; and

(t) Debt of RHD or any Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $400 million in the aggregate for all such Debt and Disqualified Stock.

For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to the first paragraph of the covenant, RHD in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this covenant.

Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.

For the purposes of determining any particular amount of Debt under this covenant, (a) Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the holders of the Series A-3 Senior Notes that are permitted in the covenant described under “— Limitation on Liens” will not be treated as Debt.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, and any such foreign denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial incurrence.

If obligations in respect of letters of credit are incurred pursuant to the Credit Facilities and are being treated as incurred pursuant to clause (a) of the second paragraph of this covenant and the letters of credit relate to other Debt then such other Debt shall be deemed not incurred.

Limitation on Restricted Payments.  RHD shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) RHD could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since December 3, 2002 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 100% of EBITDA accrued on a cumulative basis during the period (treated as one accounting period) from October 1, 2002 to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available and have been either filed with the Commission or with the Series A-3 Senior Notes Trustee pursuant to “Reports” below (or if the aggregate amount of EBITDA for such period shall be a deficit, minus 100% of such deficit) less 1.4 times Consolidated Interest Expense, plus

(2) 100% of Capital Stock Sale Proceeds and cash capital contributions to RHD, plus (without duplication)

(3) the sum of:

(A) the aggregate net cash proceeds received by RHD or any Restricted Subsidiary from the issuance or sale after December 3, 2002 of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of RHD, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of RHD or any Restricted Subsidiary is reduced on RHD’s consolidated balance sheet on or after December 3, 2002 upon the conversion or exchange of any Debt issued or sold on or after December 3, 2002 that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of RHD, together with, in the cases of both (A) and (B), the aggregate net cash proceeds received by RHD at the time of such conversion or exchange, but excluding, in the case of clause (A) or (B): (x) any such Debt issued or sold to RHD or a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or such Restricted Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by RHD or any Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than RHD or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property or any other disposition or repayment of such Investments, in each case to RHD or any Restricted Subsidiary from any Person (other than RHD or a Restricted Subsidiary), less the cost of the disposition of such Investments, and

(B) the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum described in this clause (4) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by RHD or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, RHD may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of RHD or options, warrants or other rights to acquire such Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD or Subordinated Obligations; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of RHD in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Capital Stock of RHD or any of its Subsidiaries from employees, former employees, directors or former directors, consultants or former consultants of RHD or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of RHD under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed $20 million in any calendar year plus any proceeds received by RHD in respect of “key-man” life insurance (any such amounts not used in a calendar year shall be available for use in any subsequent year); provided, further, that such repurchase and other acquisition shall be excluded in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to clause (c)(2) or (ii) above;

(vi) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of RHD (for the avoidance of doubt, such payments shall be included in the amount of Restricted Payments);

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options; provided that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(viii) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of RHD at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to “— Repurchase at the Option of Holders upon a Change of Control” in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(ix) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by the covenant under “— Limitation on Asset Sales,” and using the Net Available Cash generated from such Asset Sale, repurchase any Subordinated Obligation or Disqualified Stock of RHD at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock pursuant to a provision similar to the “— Limitation on Asset Sales” covenant in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Prepayment Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Prepayment Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(x) make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (x) since the Issue Date, does not exceed $100 million, provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; provided, further, that such payments shall be excluded in the calculation of Restricted Payments;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends on RHD’s common stock or equivalent in an amount not to exceed a Dividend Yield of 3% (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(xii) repurchase or redeem preferred stock purchase rights issued in connection with any shareholders rights plan of RHD; and

(xiii) any Restricted Payment (i) used to fund the Transactions and the fees and expenses related thereto, (ii) used to repurchase or redeem Preferred Stock held by affiliates of Goldman Sachs & Co. pursuant to the Stock Purchase Agreement from the proceeds of the offering of the outstanding Series A-1 Discount Notes and (iii) in connection with the Merger, to repurchase, redeem, acquire or retire any Dex Media Existing Notes or Dex Media Subsidiaries Existing Notes pursuant to provisions similar to those described under the caption “Repurchase at the Option of Holders upon a Change of Control.”

The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

Limitation on Liens.  RHD shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted

Subsidiary and intercompany notes), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom that secures Debt, unless

(1) in the case of a Lien securing Subordinated Obligations, the Series A-3 Senior Notes are secured by a Lien on such Property or such interest therein or such income or profits therefrom that is senior in priority to the Lien securing such Subordinated Obligations for so long as such Subordinated Obligations are so secured; and

(2) in all other cases, the Series A-3 Senior Notes are equally and ratably secured by a Lien on such Property or such interest therein or profits therefrom for so long as such Debt is so secured.

Limitation on Asset Sales.  RHD shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) RHD or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to RHD or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or cash equivalents; (2) the assumption by the purchaser of liabilities of RHD or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Series A-3 Senior Notes) as a result of which RHD and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (3) any securities, notes or other obligations received by RHD or any such Restricted Subsidiary from such transferee that are converted by RHD or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days after receipt; or (4) a combination of the consideration specified in clauses (1) through (3); and

(c) RHD delivers an Officers’ Certificate to the Series A-3 Senior Notes Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by RHD or a Restricted Subsidiary, to the extent RHD or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently prepay or permanently repay (i) any Credit Facilities Debt (and to correspondingly reduce commitments with respect thereto), (ii) Debt that ranks pari passu with the Series A-3 Senior Notes (provided that if RHD shall so reduce obligations under such Debt, it will equally and ratably reduce obligations under the Series A-3 Senior Notes by making an offer (in accordance with the procedures set forth below for a Prepayment Offer (as defined below) to all holders of Series A-3 Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount), (iii) Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to RHD or an Affiliate of RHD; provided that, if an offer to purchase any Debt of RHDI or any of its Restricted Subsidiaries is made in accordance with the terms of such Debt, the obligation to permanently reduce Debt of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer or (iv) Debt which shall have been secured by the assets sold in the relevant Asset Sale (except as provided in clauses (i), (ii) or (iii)); and/or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by RHD or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” Pending the final application of the Net Available Cash, RHD or any Restricted Subsidiary may temporarily reduce Debt under the revolving Credit Facilities or otherwise invest such Net Available Cash in Temporary Cash Investments.

When the aggregate amount of Excess Proceeds exceeds $100 million, RHD will be required to make an offer to purchase (the “Prepayment Offer”) the Series A-3 Senior Notes and any other pari passu Debt outstanding with similar provisions requiring an offer to purchase such Debt with such proceeds, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over subscription) set forth herein. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Series A-3 Senior Notes have been given the opportunity to tender their Series A-3 Senior Notes for purchase in accordance with the Series A-3 Senior Notes Indenture, RHD or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the Series A-3 Senior Notes Indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Series A-3 Senior Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, including additional interest, if any, and

(2) the denominator of which is the sum of the aggregate principal amount of the Series A-3 Senior Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest and the aggregate principal amount of other Debt of RHD outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Series A-3 Senior Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring RHD to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer (subject to proration in the event that such amount is less than the aggregate offer price of all Series A-3 Senior Notes tendered).

Within 45 Business Days after RHD is obligated to make a Prepayment Offer as described in the preceding paragraph, RHD shall send a written notice, by first-class mail, to the holders of Series A-3 Senior Notes, accompanied by such information regarding RHD and its Subsidiaries as RHD in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

Not later than the date upon which written notice of a Prepayment Offer is delivered to the Series A-3 Senior Notes Trustee as provided above, RHD shall deliver to the Series A-3 Senior Notes Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of the second paragraph of this covenant. On or before the Purchase Date, RHD shall also irrevocably deposit with the Series A-3 Senior Notes Trustee or with the Paying Agent (or, if RHD or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), RHD shall deliver to the Series A-3 Senior Notes Trustee for cancellation the Series A-3 Senior Notes or portions thereof that have been properly tendered to and are to be accepted by RHD. The Series A-3 Senior Notes Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Series A-3 Senior Notes delivered by RHD to the Series A-3 Senior Notes Trustee is less than the Offer Amount, the Series A-3 Senior Notes Trustee or the Paying Agent shall deliver the excess to RHD immediately after the expiration of the Offer Period for application in accordance with this covenant.

Holders electing to have a Series A-3 Senior Note purchased shall be required to surrender the Series A-3 Senior Note, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Series A-3 Senior Notes Trustee or RHD receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Series A-3 Senior Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Series A-3 Senior Note purchased. If at the expiration of the Offer Period the aggregate principal of Series A-3 Senior Notes surrendered by holders exceeds the Offer Amount, RHD shall select the Series A-3 Senior Notes to be purchased on pro rata basis for all Series A-3 Senior Notes (with such adjustments as may be deemed appropriate by RHD so that only Series A-3 Senior Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Series A-3 Senior Notes are purchased only in part shall be issued new Series A-3 Senior Notes equal in principal amount to the unpurchased portion of the Series A-3 Senior Notes surrendered.

At the time RHD delivers Series A-3 Senior Notes to the Series A-3 Senior Notes Trustee that are to be accepted for purchase, RHD shall also deliver an Officers’ Certificate stating that such Series A-3 Senior Notes are to be accepted by RHD pursuant to and in accordance with the terms of this covenant. A Series A-3 Senior Note shall be deemed to have been accepted for purchase at the time the Series A-3 Senior Notes Trustee or the Paying Agent mails or delivers payment therefor to the surrendering holder.

RHD will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Series A-3 Senior Notes pursuant to the covenant described hereunder, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, RHD will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Transactions with Affiliates.  RHD shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of RHD (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to RHD or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of RHD,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $20 million, each of the Board of Directors of RHD (including a majority of the disinterested members of the Board of Directors of RHD or, if there is only one disinterested director, such disinterested director) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this covenant as evidenced by a Board Resolution, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $100 million, RHD obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to RHD and the Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing limitation, RHD or any Restricted Subsidiary may make, enter into or suffer to exist the following:

(a) any transaction or series of transactions between RHD and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of RHD or any of the Restricted Subsidiaries in the ordinary course of business;

(d) payments pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of RHD in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(e) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $50 million in the aggregate at any one time outstanding;

(f) any agreement as in effect on the Issue Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the holders of the Series A-3 Senior Notes in any material respect) or any transaction contemplated thereby;

(g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Series A-3 Senior Notes Indenture which are fair to RHD or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of the Board of Directors of RHD in good faith (including a majority of disinterested directors of the Board of Directors of RHD, or if there is only one disinterested director, such director);

(h) the issuance and sale of Capital Stock (other than Disqualified Stock) of RHD; and

(i) sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith.

Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of RHD may designate any Subsidiary of RHD to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, RHD or any other Restricted Subsidiary, and

(b) RHD would be permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary. For the purposes of this provision, in the event the Fair Market Value of such assets exceeds $100 million, such Fair Market Value shall be determined by an Independent Financial Advisor.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of RHD will be classified as a Restricted Subsidiary.

Except as provided in the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither RHD nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any

Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except to the extent permitted under the covenant described under “— Limitation on Restricted Payments” and provided that RHD or any Restricted Subsidiary may pledge Capital Stock or Debt or assets of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against RHD or any Restricted Subsidiary other than to obtain that pledged property.

The Board of Directors of RHD may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) RHD could Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors of RHD will be evidenced to the Series A-3 Senior Notes Trustee by filing with the Series A-3 Senior Notes Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Series A-3 Senior Notes Trustee to occur on or before the time financial statements are filed with the Commission or the Series A-3 Senior Notes Trustee pursuant to “Reports” below in respect of the fiscal quarter of RHD in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of RHD’s fiscal year, on or before the time financial statements in respect of such fiscal year are filed with the Commission or the Series A-3 Senior Notes Trustee pursuant to “Reports” below).

Limitation on RHD’s Business.  RHD shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the business RHD and its Restricted Subsidiaries is engaged in on the Issue Date or a Related Business.

Merger, consolidation and sale of property

RHD shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into RHD) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, unless:

(a) RHD shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than RHD) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made which is substituted for RHD as the issuer of the Series A-3 Senior Notes shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than RHD) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Series A-3 Senior Notes Trustee, executed and delivered to the Series A-3 Senior Notes Trustee by such Surviving Person, the due and punctual payment of the principal amount of the Series A-3 Senior Notes, any accrued and unpaid interest on such principal amount, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Series A-3 Senior Notes Indenture to be performed by RHD;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of RHD, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary

as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, RHD or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Surviving Person shall deliver, or cause to be delivered, to the Series A-3 Senior Notes Trustee, in form and substance reasonably satisfactory to the Series A-3 Senior Notes Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of RHD under the Series A-3 Senior Notes Indenture, but the predecessor company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of RHD as an entirety or virtually as an entirety) of substantially all of the assets of RHD and its Restricted Subsidiaries, or

(b) a lease,

shall not be released from any obligation to pay the principal amount of the Series A-3 Senior Notes, any accrued and unpaid interest.

Reports

Whether or not RHD is then subject to Section 13(a) or 15(d) of the Exchange Act, RHD will electronically file with the Commission, so long as the Series A-3 Senior Notes are outstanding, the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) if RHD were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which RHD would be required so to file such documents if RHD were so subject, unless, in any case, such filings are not then permitted by the Commission.

If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, RHD will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Senior Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if RHD were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at RHD’s cost.

So long as any of the outstanding series A-3 notes remain restricted under Rule 144, RHD will make available upon request to any prospective purchaser of such notes or beneficial owner of such notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Events of default

The following events shall be “Events of Default”:

(1) RHD defaults in any payment of interest on any Series A-3 Senior Note when the same becomes due and payable and such default continues for a period of 30 days;

(2) RHD defaults in the payment of the principal amount of any Series A-3 Senior Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) RHD fails to comply with the covenant described under “Merger, Consolidation and Sale of Property,” “Repurchase at the Option of Holders upon a Change of Control” or “Certain Covenants — Limitation on Asset Sales”;

(4) RHD fails to comply with any covenant or agreement in the Series A-3 Senior Notes or in the Series A-3 Senior Notes Indenture (other than a failure that is the subject of the foregoing clauses (1), (2) or (3)) and such failure continues for 60 days after written notice is given to RHD as specified below;

(5) a default by RHD or any Restricted Subsidiary under any Debt of RHD or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or the failure to pay any such Debt at maturity, in an aggregate principal amount in excess of $40 million, unless RHD is contesting such acceleration in good faith;

(6) RHD, RHDI or any other Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary or RHD other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (6);

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against RHD, RHDI or any other Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of RHD, RHDI or any other Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up or liquidation of RHD, RHDI or any other Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days; or

(8) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim and that continues to make payments pursuant to the terms of the relevant policy) in excess of $40 million at the time entered against RHD or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect or otherwise payable.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (4) is not an Event of Default until the Series A-3 Senior Notes Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Series A-3 Senior Notes then outstanding notify RHD (and in the case of such notice by holders, the Series A-3 Senior Notes Trustee) of the Default and RHD does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

RHD shall deliver to the Series A-3 Senior Notes Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action RHD is taking or proposes to take with respect thereto.

RHD shall immediately notify the Series A-3 Senior Notes Trustee if a meeting of the Board of Directors of RHD is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. RHD shall also promptly advise the Series A-3 Senior Notes Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.

If an Event of Default with respect to the Series A-3 Senior Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to RHD) shall have occurred and be continuing, the Series A-3 Senior Notes Trustee or the registered holders of not less than 25% in aggregate principal amount of the Series A-3 Senior Notes then outstanding may declare to be immediately due and payable the principal amount of all the Series A-3 Senior Notes then outstanding by written notice to RHD and the Series A-3 Senior Notes Trustee, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to RHD shall occur, such amount with respect to all the Series A-3 Senior Notes shall be due and payable immediately without any declaration or other act on the part of the Series A-3 Senior Note Trustee or the holders of the Series A-3 Senior Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Series A-3 Senior Notes Trustee, the registered holders of a majority in aggregate principal amount of the Series A-3 Senior Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Series A-3 Senior Notes Indenture.

In the event of a declaration of acceleration of the Series A-3 Senior Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Series A-3 Senior Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by RHD or a Restricted Subsidiary or waived by the holders of the relevant Debt within the grace period provided applicable to such default provided for in the documentation governing such Debt and if (a) the annulment of the acceleration of the Series A-3 Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Series A-3 Senior Notes that became due solely because of the acceleration of the Series A-3 Senior Notes, have been cured or waived.

Subject to the provisions of the Series A-3 Senior Notes Indenture relating to the duties of the Series A-3 Senior Notes Trustee, in case an Event of Default shall occur and be continuing, the Series A-3 Senior Notes Trustee will be under no obligation to exercise any of its rights or powers under the Series A-3 Senior Notes Indenture at the request or direction of any of the holders of the Series A-3 Senior Notes, unless such holders shall have offered to the Series A-3 Senior Notes Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Series A-3 Senior Notes Trustee, the holders of a majority in aggregate principal amount of the Series A-3 Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Series A-3 Senior Notes Trustee or exercising any trust or power conferred on the Series A-3 Senior Notes Trustee with respect to the Series A-3 Senior Notes.

No holder of Series A-3 Senior Notes will have any right to institute any proceeding with respect to the Series A-3 Senior Notes Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Series A-3 Senior Notes Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount of the Series A-3 Senior Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

(c) the Series A-3 Senior Notes Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Series A-3 Senior Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of any Series A-3 Senior Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Series A-3 Senior Note on or after the respective due dates expressed in such Series A-3 Senior Note.

Amendments and waivers

Subject to certain exceptions, the Series A-3 Senior Notes Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Series A-3 Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Series A-3 Senior Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Series A-3 Senior Notes Indenture which cannot be amended without the consent of each holder of an outstanding Series A-3 Senior Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Series A-3 Senior Notes then outstanding. However, without the consent of each holder of an outstanding Series A-3 Senior Note, no amendment may, among other things,

(1) reduce the amount of Series A-3 Senior Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest on any Series A-3 Senior Note,

(3) reduce the principal of or change the Stated Maturity of any Series A-3 Senior Note,

(4) make any Series A-3 Senior Note payable in money other than that stated in the Series A-3 Senior Note,

(5) impair the right of any holder of the Series A-3 Senior Notes to receive payment of principal of and interest on such holder’s Series A-3 Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Series A-3 Senior Notes, or

(6) release any security interest that may have been granted in favor of the holders of the Series A-3 Senior Notes pursuant to the covenant described under “— Limitation on Liens” other than pursuant to the terms of the Series A-3 Senior Notes Indenture.

Without the consent of any holder of the Series A-3 Senior Notes, RHD and the Series A-3 Senior Notes Trustee may amend the Series A-3 Senior Notes Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) comply with the covenant described under “Merger, Consolidation and Sale of Property,”

(3) provide for uncertificated Series A-3 Senior Notes in addition to or in place of certificated Series A-3 Senior Notes,

(4) add Guarantees with respect to the Series A-3 Senior Notes,

(5) secure the Series A-3 Senior Notes,

(6) add to the covenants of RHD for the benefit of the holders of the Series A-3 Senior Notes or to surrender any right or power conferred upon RHD,

(7) make any change that does not adversely affect the rights of any holder of the Series A-3 Senior Notes,

(8) comply with any requirement of the Commission in connection with the qualification of the Series A-3 Senior Notes Indenture under the Trust Indenture Act,

(9) provide for the issuance of Additional Series A-3 Senior Notes in accordance with the Series A-3 Senior Notes Indenture, including the issuance of Additional Series A-3 Senior Notes as restricted securities under the Securities Act and substantially identical Additional Series A-3 Senior Notes pursuant to an Exchange Offer registered with the Commission, or

(10) evidence and provide the acceptance of the appointment of a successor trustee under the Series A-3 Senior Notes Indenture.

The consent of the holders of the Series A-3 Senior Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment that requires the consent of the holders of Series A-3 Senior Notes becomes effective, RHD is required to mail to each registered holder of the Series A-3 Senior Notes at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Series A-3 Senior Notes, or any defect therein, will not impair or affect the validity of the amendment.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee or stockholder of RHD shall have any liability for any obligations of RHD under the Series A-3 Senior Notes or the Series A-3 Senior Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series A-3 Senior Notes by accepting a Series A-3 Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series A-3 Senior Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Defeasance

RHD at any time may terminate some or all of its obligations under the Series A-3 Senior Notes and the Series A-3 Senior Notes Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Series A-3 Senior Notes and to replace mutilated, destroyed, lost or stolen Series A-3 Senior Notes, to maintain a registrar and paying agent in respect of the Series A-3 Senior Notes. RHD at any time may terminate:

(1) its obligations under the covenants described under “— Repurchase at the Option of Holders upon a Change of Control,” “— Certain Covenants” and “Reports”;

(2) the operation of the cross-acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under “— Events of Default” above; and

(3) the limitations contained in clauses (e) and (f) under the first paragraph of “— Merger, Consolidation and Sale of Property” (“covenant defeasance”)

and thereafter any omission to comply with any covenant referred to in clause (1) above will not constitute a Default or an Event of Default with respect to the Series A-3 Senior Notes.

RHD may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If RHD exercises its legal defeasance option, payment of the Series A-3 Senior Notes may not be accelerated because of an Event of Default with respect thereto. If RHD exercises its covenant defeasance option, payment of the Series A-3 Senior Notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to the covenants listed under clause (3) of the first paragraph under

“— Defeasance”), clause (4) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (5), (6), (7) (with respect only to Significant Subsidiaries in the case of clauses (6) and (7)) or (8) under “— Events of Default” above or because of the failure of RHD to comply with clause (e) under the first paragraph of, or with the second paragraph of “— Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) RHD irrevocably deposits in trust with the Series A-3 Senior Notes Trustee money or Government Obligations, or a combination thereof, for the payment of principal of and interest on the Series A-3 Senior Notes to maturity or redemption, as the case may be;

(b) RHD delivers to the Series A-3 Senior Notes Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Series A-3 Senior Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to RHD or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on RHD;

(f) RHD delivers to the Series A-3 Senior Notes Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, RHD delivers to the Series A-3 Senior Notes Trustee an Opinion of Counsel stating that:

(1) RHD has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of the Series A-3 Senior Notes Indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Series A-3 Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, RHD delivers to the Series A-3 Senior Notes Trustee an Opinion of Counsel to the effect that the holders of the Series A-3 Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) RHD delivers to the Series A-3 Senior Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Series A-3 Senior Notes have been complied with as required by the Series A-3 Senior Notes Indenture.

Satisfaction and discharge

The Series A-3 Senior Notes Indenture will be discharged and will cease to be of further effect as to all Series A-3 Senior Notes issued thereunder, when:

(1) either

(a) all Series A-3 Senior Notes that have been authenticated, except lost, stolen or destroyed Series A-3 Senior Notes that have been replaced or paid and Series A-3 Senior Notes for whose payment money has been deposited in trust and thereafter repaid to RHD, have been delivered to the Series A-3 Senior Notes Trustee for cancellation; or

(b) all Series A-3 Senior Notes that have not been delivered to the Series A-3 Senior Notes Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and RHD has irrevocably deposited or caused to be deposited with the Series A-3 Senior Notes Trustee as trust funds in trust solely for the benefit of holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Series A-3 Senior Notes not delivered to the Series A-3 Senior Notes Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) RHD has paid or caused to be paid all sums payable by it under the Series A-3 Senior Notes Indenture; and

(4) RHD has delivered irrevocable instructions to the Series A-3 Senior Notes Trustee under the Series A-3 Senior Notes Indenture to apply the deposited money toward the payment of the Series A-3 Senior Notes at maturity or the redemption date, as the case may be.

In addition, RHD must deliver an Officers’ Certificate and an Opinion of Counsel to the Series A-3 Senior Notes Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing law

The Series A-3 Senior Notes Indenture and the Series A-3 Senior Notes are governed by the laws of the State of New York.

The series A-3 senior notes trustee

The Bank of New York is the Series A-3 Senior Notes Trustee under the Series A-3 Senior Notes Indenture, and is also the trustee under the indentures relating to the RHD Existing Notes, the Series A-1 Discount Notes and the Series A-2 Discount Notes.

Except during the continuance of an Event of Default, the Series A-3 Senior Notes Trustee will perform only such duties as are specifically set forth in the Series A-3 Senior Notes Indenture. The Series A-3 Senior Notes Trustee will exercise such of the rights and powers vested in it under the Series A-3 Senior Notes Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Additional information

Anyone who receives the prospectus may obtain a copy of the Series A-3 Senior Notes Indenture without charge by writing to RHD, attention: Investor Relations, 1001 Winstead Drive, Cary, North Carolina 27513.

Certain definitions

See “Certain definitions” for a summary of certain of the defined terms used in the Series A-3 Senior Notes Indenture. Reference is made to the Series A-3 Senior Notes Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Series A-1 Discount Notes Indenture, Series A-2 Discount Notes Indenture and Series A-3 Senior Notes Indenture. Reference is made to each of these Indentures for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP. Unless otherwise indicated, any section reference contained herein shall refer to the section included in each of the “Description of series A-1 discount notes,” “Description of series A-2 discount notes” and “Description of series A-3 senior notes.”

“Accreted Value” means, with respect to any Series A-1 Discount Note, as of any date of determination prior to the Stated Maturity of the Series A-1 Discount Notes, the sum of (a) the initial accreted value of $909.81 per $1,000 principal amount at maturity of such Series A-1 Discount Note and (b) the portion of the excess of the principal amount at maturity of such Series A-1 Discount Note over such initial accreted value that shall have been accreted thereon through such date, such amount to be so accreted as accrued interest on a daily basis at 6.875% per annum of the initial accreted value of such Series A-1 Discount Note compounded semi-annually on each January 15 and July 15 from the date of issuance through the date of determination, computed on the basis of a 360-day year of 12 30-day months; provided that, on and after the Stated Maturity of the RHD Discount Rates, the Accreted Value of each Series A-1 Discount Note shall be equal to the principal amount at maturity of such Series A-1 Discount Note, or (2) Series A-2 Discount Note, as of any date of determination prior to the Stated Maturity of the Series A-2 Discount Note the sum of (a) the initial accreted value of $909.81 per $1,000 principal amount at maturity of such Series A-2 Discount Note and (b) the portion of the excess of the principal amount at maturity of such Series A-2 Discount Note over such initial accreted value that shall have been accreted thereon through such date, such amount to be so accreted as accrued interest on a daily basis at 6.875% per annum of the initial accreted value of such Series A-2 Discount Note compounded semi-annually on each January 15 and July 15 from the date of issuance through the date of determination, computed on the basis of a 360-day year of 12 30-day months; provided that, on and after the Stated Maturity of the Series A-2 Discount Notes, the Accreted Value of each Series A-2 Discount Note shall be equal to the principal amount at maturity of such Series A-2 Discount Note.

“Acquired Debt” means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary, other than Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Acquired Debt shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary.

“Acquisition” means (1) the consummation of the acquisition by RHD of Centel Directory Company, a Delaware corporation, DirectoriesAmerica, Inc., a Kansas corporation, and Sprint Publishing & Advertising, Inc., a Kansas corporation pursuant to the stock purchase agreement dated as of September 21, 2002, as amended, by and between Sprint Corporation, a Kansas corporation, Centel Directories LLC, a Delaware limited liability company, and RHD, (2) the acquisition by RHD of SBC Communications Inc.’s directory publishing business in Illinois and northwest Indiana pursuant to the Purchase Agreement by and among Ameritech Corporation, Ameritech Publishing, Inc. and R. H. Donnelley Corporation as of July 28, 2004, as amended, and (3) the purchase by RHD or any of its Restricted Subsidiaries of any Capital Stock, bonds, notes, debentures or other debt securities of any Person in a directory publishing business so that such Person becomes a Restricted Subsidiary of RHD and any of its Restricted Subsidiaries or the merger into or consolidation with any such Person so that such Person becomes a Restricted Subsidiary of RHD, or the purchase of any assets constituting a business unit of any Person in the directory publishing business.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents and securities) to be owned by RHD or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that is or becomes a Restricted Subsidiary upon or as a result of the acquisition of such Capital Stock by RHD or another Restricted Subsidiary from any Person other than

RHD or an Affiliate of RHD; provided, however that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Limitation on Asset Sales” and “— Limitation on Transactions with Affiliates” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of RHD or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Premium” means, with respect to any Series A-1 Discount Note on any redemption date, the greater of:

(1) 1.0% of the principal amount at maturity of the Series A-1 Discount Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Series A-1 Discount Note at January 15, 2009 (such redemption price being set forth in the table appearing above the caption “Description of Series A-1 Discount Notes — Optional Redemption”) plus (ii) all required interest payments due on the Series A-1 Discount Note through January 15, 2009 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate of such redemption date plus 50 basis points; over

(b) the principal amount at maturity of the Series A-1 Discount Note.

“Applicable Premium” means, with respect to any Series A-2 Discount Note on any redemption date, the greater of:

(1) 1.0% of the principal amount at maturity of the Series A-2 Discount Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Series A-2 Discount Note at January 15, 2009 (such redemption price being set forth in the table appearing above the caption “Description of Series A-2 Discount Notes — Optional Redemption”) plus (ii) all required interest payments due on the Series A-2 Discount Note through January 15, 2009 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate of such redemption date plus 50 basis points; over

(b) the principal amount at maturity of the Series A-2 Discount Note.

“Applicable Premium” means, with respect to any Series A-3 Senior Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Series A-3 Senior Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Series A-3 Senior Note at January 15, 2011 (such redemption price being set forth in the table appearing above the caption “Description of Series A-3 Senior Notes — Optional Redemption”) plus (ii) all required interest payments due on the Series A-3 Senior Note through January 15, 2011 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Series A-3 Senior Note.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by RHD or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than RHD or a Restricted Subsidiary),

(b) all or substantially all of the properties and assets of any division or line of business of RHD or any Restricted Subsidiary, or

(c) any other assets of RHD or any Restricted Subsidiary outside of the ordinary course of business of RHD or such Restricted Subsidiary;

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by RHD or a Restricted Subsidiary to RHD, a Restricted Subsidiary or any Person (if after giving effect to such transfer such other Person becomes a Restricted Subsidiary),

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the covenant described under “Merger, Consolidation and Sale of Property,”

(4) any disposition of Temporary Cash Investments in the ordinary course of business,

(5) any disposition of obsolete, worn out or permanently retired equipment or facilities or other property that are no longer useful in the conduct of the business of RHD or any Restricted Subsidiary,

(6) any disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof,

(7) for purposes of the covenant described under “— Limitation on Asset Sales,” any disposition the net proceeds of which to RHD and its Restricted Subsidiaries do not exceed $5 million in the event that the Dex Media Merger is consummated or $1 million in the event that the Dex Media Merger is not consummated in any transaction or series of related transactions,

(8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of RHD and its Restricted Subsidiaries,

(9) the sale or other disposition of cash or cash equivalents, and

(10) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy.

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the products of (1) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (2) the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law.

“Board of Directors” means, with respect to any Person, the board of directors, or any equivalent management entity, of such Person or any committee thereof duly authorized to act on behalf of such board.

“Board Resolution” means, with respect to any Person, a copy of a resolution of such Person’s Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by RHD from the issuance or sale (other than to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or a Restricted Subsidiary for the benefit of their employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) by RHD of its Capital Stock (including upon the exercise of options, warrants or rights) (other than Disqualified Stock) or warrants, options or rights to purchase its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of RHD or RHDI (for the purpose of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of RHD (together with any new directors whose election by such Board of Directors or whose nomination for election by the applicable shareholders was approved or ratified by a vote of 66 2/3% of the Board of Directors of RHD then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of such Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of RHD or RHDI; or

(4) the merger or consolidation of RHD or RHDI with or into another Person or the merger of another Person with or into RHD or RHDI, or the sale of all or substantially all the assets of RHD or RHDI to another Person, and, in the case of any such merger or consolidation, the securities of RHD or RHDI, as the case may be, that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of RHD or RHDI, as the case may be, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;

provided, that a Change of Control shall not be deemed to have occurred solely as a consequence of a merger or consolidation between RHD and RHDI, in which case all references in the preceding clauses (2) and (4) to “RHD” and “RHDI” shall henceforth be deemed to refer only to the surviving entity of such merger or consolidation.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if, following such event, the surviving entity has an Investment Grade Rating by both agencies and, in the event that a person acquires Voting Stock of RHD or RHDI, as the case may be, such person has an Investment Grade Rating prior to such acquisition.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Consolidated Current Liabilities” as of any date of determination means the aggregate amount of liabilities of RHD and its Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), as of such date on a consolidated basis, after eliminating:

(1) all intercompany items between RHD and any Restricted Subsidiary and

(2) all current maturities of long-term Debt, all as determined in accordance with GAAP consistently applied.

“Consolidated Incremental Depreciation and Amortization” means, for any period, the total amount of depreciation and amortization related to the step up in basis required under purchase accounting with respect to the transactions contemplated by any Acquisition, including the Merger, for such period on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the total interest expense of RHD and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by either RHD or its Restricted Subsidiaries:

(a) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued during such period,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of discounts or fees); provided, however, such costs shall not include any unrealized gain or loss implicit in Hedging Obligations,

(g) the sum of (x) all Disqualified Stock Dividends and (y) Preferred Stock Dividends with respect to Capital Stock of Subsidiaries,

(h) interest accruing or paid on any Debt of any other Person to the extent such Debt is Guaranteed by RHD or any Restricted Subsidiary, or is secured by a Lien on RHD’s or any Restricted Subsidiary’s assets, whether or not such interest is paid by RHD or such Restricted Subsidiary,

(i) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than RHD) in connection with Debt Incurred by such plan or trust,

(j) interest accruing in connection with a Qualified Securitization Transaction, and

(k) the interest portion of any deferred payment obligation.

“Consolidated Net Income” means, for any period, the consolidated net income (loss) of RHD for such period on a consolidated basis prior to any adjustment to net income for any preferred stock (other than Disqualified Stock) as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than RHD) if such Person is not a Restricted Subsidiary, except that:

(1) RHD’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to RHD or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) RHD’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(3) The revenue participation income received in connection with Revenue Participation Agreement shall not be excluded, and

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to contractual restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the RHD, except that:

(1) RHD’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to RHD or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) RHD’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any net gain or loss realized upon the sale or other disposition of any Property of RHD or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any net after-tax extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of RHD or any Restricted Subsidiary, provided that such rights (if redeemable), options or other rights can be redeemed at the option of the holder only for Capital Stock of RHD (other than Disqualified Stock) or Capital Stock of a direct or indirect parent of RHD,

(g) 50% of Consolidated Incremental Depreciation and Amortization,

(h) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase accounting for the transactions contemplated by any Acquisition, including the Merger, in accordance with GAAP, during the eighteen consecutive months following the consummation of such Acquisition, including the Merger, and

(i) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss (including to the extent related to any Acquisitions, including the Merger).

Notwithstanding the foregoing, for purposes of the covenant described under “— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to RHD or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Credit Facilities” means the RHDI Credit Facility and, if the Dex Media Merger is consummated, the Dex Media Credit Facilities.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, currency option, synthetic cap or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any, but only in the event such premium has become due) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit, performance bonds or surety bonds securing obligations (other than obligations described in (a) through (c) above) provided in the ordinary course of business of such Person to the extent such letters of credit and bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (measured, in each case, at the greatest of its voluntary or involuntary maximum fixed repurchase price or liquidation value but excluding, in each case, any accrued dividends for any current period not yet payable);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons, the payment of which is secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Debt of any Person at any date shall be the amount necessary to extinguish in full as of such date the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date including, without limitation, all interest that has been capitalized, and without giving effect to any call premiums in respect thereof. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “— Limitation on Debt,” or

(2) the marked-to-market value of such Hedging Obligation to the counterparty thereof if not Incurred pursuant to such clauses.

For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Debt will be required to be determined pursuant to the indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock; provided, however, that if such Disqualified Stock is not then permitted in accordance with the terms of such Disqualified Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Dex Media” means Dex Media, Inc.

“Dex Media Credit Facilities” means the Dex Media East Credit Facility and the Dex Media West Credit Facility.

“Dex Media East Credit Facility” means that certain Credit Agreement, dated as of November 8, 2002, among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, as borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended and restated as of the date of the Dex Media Merger, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities or other instruments with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility or debentures or other debt securities.

“Dex Media Existing Notes” means the Dex Media, Inc. 9% Senior Discount Notes due 2013 and Dex Media 8% Senior Notes due 2013, in each case outstanding on the Issue Date.

“Dex Media Merger” means the merger of Forward Acquisition Corp. with and into Dex Media, Inc., with Dex Media, Inc. as the surviving corporation, pursuant to the Merger Agreement.

“Dex Media Subsidiaries Existing Notes” means the Dex Media West 8.5% Senior Notes due 2010, Dex Media West 9.875% Senior Subordinated Notes due 2013, Dex Media West 5.875% Senior Notes due 2011, Dex Media East 9.875% Senior Notes due 2009 and Dex Media East 12.125% Senior Subordinated Notes due 2012, in each case, outstanding on the Issue Date.

“Dex Media West Credit Facility” means that certain Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, as borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended and restated as of the date of the Dex Media Merger, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities or other instruments with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility or debentures or other debt securities.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of an event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Series A-1 Discount Notes, in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes, in the case of the Series A-2 Discount Notes Indenture; and the Series A-3 Senior Notes, in the case of the Series A-3 Senior Notes Indenture; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require RHD to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the first anniversary of the Stated Maturity of the Series A-1 Discount Notes in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes, in the case of the Series A-2 Discount Notes Indenture; and the Series A-3 Senior Notes in the case of the Series A-3 Senior Notes Indenture shall not constitute Disqualified Stock if the change of control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Capital Stock than the provisions of the indenture with respect to a Change of Control and such Capital Stock specifically provides that RHD will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to RHD’s completing a Change of Control Offer.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of RHD held by Persons other than a Wholly Owned Restricted Subsidiary.

“Dividend Yield” means the aggregate dollar amount of the cash dividends paid on RHD’s common stock or equivalent, per share, during any 12-month period divided by the Market Price per share of RHD’s common stock or equivalent averaged over the trading days of such period up to and including the trading day before the date of a resolution of the Board of Directors of RHD declaring the payment of the cash dividend.

“EBITDA” means, with respect to any Person for any period:

(a) the sum of an amount equal to Consolidated Net Income of such Person for such period, plus (without duplication) the following to the extent Consolidated Net Income has been reduced thereby for such period:

(1) the provisions for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization,

(5) non-recurring losses or expenses, and

(6) any other non-cash items (provided that any such non-cash item that represents an accrual of or reserve for cash expenditures in any future period shall be deducted in such future period); minus

(b) (x) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) and (y) all non-recurring gains for such period.

Notwithstanding the foregoing clause, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income. In addition, in the case of clause (c)(1) under “Limitation on Restricted Payments,” EBITDA shall be calculated on a pro forma basis to give effect to the SBC Acquisition as though such acquisition had occurred on January 1, 2004, and this calculation of EBITDA shall not include any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase accounting for the transactions contemplated by the SBC Acquisition, in accordance with GAAP, during the eighteen consecutive months following the consummation of the SBC Acquisition (it being understood that clause (h) of Consolidated Net Income shall not apply) (without duplication).

“Event of Default” has the meaning set forth under “— Events of Default.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Existing Notes” mean the RHDI Senior Notes, the RHDI Senior Subordinated Notes, the Dex Media Existing Notes and the Dex Media Subsidiaries Existing Notes.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $25 million, in the event that the Dex Media Merger is consummated or $10 million in the event that the Dex Media Merger is not consummated by any Officer of RHD, or

(b) if such Property has a Fair Market Value in excess of $25 million, in the event that the Dex Media Merger is consummated or $10 million in the event that the Dex Media Merger is not consummated by a majority of the Board of Directors of RHD and evidenced by a Board Resolution dated within 30 days of the relevant transaction.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Government Obligations” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation,

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“holder” or “noteholder” means the Person in whose name a Series A-1 Discount Note is registered, in the case of the Series A-1 Discount Notes Indenture; a Series A-2 Discount Note is registered in the case of the Series A-2 Discount Notes Indenture; and a Series A-3 Senior Note is registered in the case of the Series A-3 Senior Notes Indenture.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and provided further, however, that amortization of debt discount, accrual or capitalization of dividends and interest, including the accrual of deferred accrued interest, the accretion of principal, and the payment of interest or dividends in the form of additional securities shall not, in any such case, be deemed to be the Incurrence of Debt, provided that in the case of Debt or Preferred Stock sold at a discount or for which interest or dividends is capitalized or accrued or accreted, the amount of such Debt or outstanding Preferred Stock Incurred shall at all times be the then current accreted value or shall include all capitalized interest.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, provided that such firm or appraiser is not an Affiliate of RHD.

“Initial Purchasers” means J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co., Wachovia Securities, Inc., UBS Securities LLC, ABN AMRO Incorporated, Banc of America Securities LLC, BNY Capital Markets, Inc., Scotia Capital CUSA Inc., BNP Paribas Securities Corp., ING Financial Markets LLC and Greenwich Capital Markets, Inc.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option agreement, interest rate future agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any loan (other than advances and extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or acquired as part of the assets acquired in connection with an acquisition of assets otherwise permitted by the indenture), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees in the ordinary course of business) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries,” and the definition of “Restricted Payment,” “Investment” shall include the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in any Subsidiary of RHD at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, RHD shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to RHD’s equity interest in such Subsidiary) of an amount (if positive) equal to:

(a) RHD’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to RHD’s equity interest in such Subsidiary) of the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (with a stable or better outlook) (or the equivalent) by Moody’s or BBB — (with a stable or better outlook) (or the equivalent) by S&P.

“Issue Date” means January 27, 2006.

“Leverage Ratio” means the ratio of:

(a) the outstanding Debt of RHD and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP, to

(b) the LTM Pro Forma EBITDA.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such

Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“LTM Pro Forma EBITDA” means Pro Forma EBITDA for the four most recent consecutive fiscal quarters prior to the date of determination for which financial statements are available and have been filed with the Commission or the Trustee pursuant to “— Reports”.

“Market Price” of RHD’s common stock or equivalent (the “security”) on any date of determination means:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

•	if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

•	if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

•	if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by RHD;

•	if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

•	if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of such securities.

“Merger” means the Dex Media Merger and the RHD Merger.

“Merger Agreement” means the Merger Agreement dated as of October 3, 2005 between by and among Dex Media, Inc., R.H. Donnelley Corporation and Forward Acquisition Corp.

“Money Market Funds” means shares of an investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund, seeks to maintain a net asset value of $1.00 per share and has the highest investment rating by S&P and Moody’s and, in either case, any successor rating agency thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only, in each case, as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

(d) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale; and

(e) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by RHD or any Restricted Subsidiary after such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any deductions relating to escrowed amounts.

“Non-Recourse Debt” means debt as to which neither RHD nor any Restricted Subsidiary

(a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of RHD or its Restricted Subsidiaries; and

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of RHD or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of RHD.

“Officers’ Certificate” means a certificate signed by an Officer of RHD, and delivered to the Series A-1 Discount Notes Trustee, in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes Trustee, in the case of the Series A-2 Discount Notes Indenture; or the Series A-3 Senior Notes Trustee, in the case of the Series A-3 Senior Notes Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Series A-1 Discount Notes Trustee, in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes Trustee, in the case of the Series A-2 Discount Notes Indenture; or the Series A-3 Senior Notes Trustee, in the case of the Series A-3 Senior Notes Indenture. The counsel may be an employee of or counsel to RHD.

“Permitted Asset Swap” means any transfer of properties or assets by RHD or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided that the aggregate fair market value (as determined in good faith by the Board of Directors of RHD) of the property or assets being transferred by RHD or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of RHD) of the property or assets received by RHD or such Restricted Subsidiary in such exchange.

“Permitted Investment” means any Investment by RHD or a Restricted Subsidiary in:

(a) RHD, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business, including, without limitation, any Acquisition, including the Merger,

(b) Temporary Cash Investments,

(c) receivables owing to RHD or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as RHD or such Restricted Subsidiary deems reasonable under the circumstances,

(d) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,

(e) loans and advances to employees, directors and consultants made in the ordinary course of business consistent with past practices of RHD or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $10 million at any one time outstanding,

(f) stock, obligations or other securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to RHD or a Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor,

(g) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Limitation on Asset Sales,”

(h) the Series A-3 Senior Notes, Series A-2 Discount Notes, Series A-1 Discount Notes and Existing Notes from time to time outstanding (including any additional such Notes issued after the Issue Date),

(i) Interest Rate Agreements, Currency Exchange Protection Agreements, Hedging Obligations and Commodity Price Protection Agreement, in each case, permitted under the covenant described under “— Limitation on Debt,”

(j) Investments in existence on the Issue Date and any permitted Refinancing thereof,

(k) a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Related Assets,

(l) in any Person to the extent that the consideration for such Investment consists of Capital Stock of RHD,

(m) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business,

(n) other Investments that do not exceed $500 million in the event that the Dex Media Merger is consummated or $250 million in the event that the Dex Media Merger is not consummated, outstanding at any one time in the aggregate,

(o) any Person where such Investment was acquired by RHD or any of its Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by RHD or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by RHD or any of its Restricted Subsidiaries with respect to any secured Investment or such other transfer of title with respect to any secured Investment in default,

(p) a Securitization Entity or any Investment by Securitization Entity in any other Person, in each case in connection with a Qualified Securitization Transaction, provided, however, that any Investment in a Securitization Entity is in the form of (1) a Purchase Money Note; (2) any equity interests; (3) obligations of the Securitization Entity to pay the purchase price for assets transferred to it; or (4) interests in accounts receivable generated by RHD or Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such amounts receivable, and

(q) negotiable instruments held for deposit or collection in the ordinary course of business.

“Permitted Liens” means:

(a) Liens securing the Series A-1 Discount Notes, in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes, in the case of the Series A-2 Discount Notes Indenture; and the Series A-3 Senior Notes, in the case of the Series A-3 Senior Notes Indenture;

(b) Liens to secure Debt of a Restricted Subsidiary Incurred pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or Guarantees by RHD of any such Debt;

(c) Liens to secure Debt Incurred under clause (a) of the second paragraph of the covenant described under “— Limitation on Debt”;

(d) Liens to secure Debt permitted to be Incurred under clause (d) of the second paragraph of the covenant described under “— Limitation on Debt”, provided that any such Lien may not extend to any Property of RHD or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(e) Liens on the Capital Stock or Property of a Restricted Subsidiary securing Debt of a Restricted Subsidiary permitted to be secured under the indenture;

(f) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(g) Liens imposed by law, such as statutory Liens of landlords’ carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of RHD or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h) Liens on the Property of RHD or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of RHD and the Restricted Subsidiaries taken as a whole;

(i) Liens on Property at the time RHD or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into RHD or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of RHD or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by RHD or any Restricted Subsidiary;

(j) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of RHD or any other Restricted Subsidiary that is not a direct or, prior to such time, indirect Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(k) pledges or deposits by RHD or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which RHD or any Restricted Subsidiary or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of RHD or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(l) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(m) any provision for the retention of title to any Property by the vendor or transferor of such Property which Property is acquired by RHD or a Restricted Subsidiary in a transaction entered into in the ordinary course of business of RHD or a Restricted Subsidiary and for which kind of transaction it is normal market practice for such retention of title provision to be included;

(n) Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in a Default, and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(o) any Lien securing Debt permitted to be Incurred under any Hedging Obligations pursuant to the covenant described under “— Limitation on Debt” or any collateral for such Debt to which the Hedging Obligations relate;

(p) liens on and pledges of the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;

(q) (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which RHD or any Restricted Subsidiary has easement rights or on any real property leased by RHD or any Restricted Subsidiary or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(r) Liens on the RHDI Senior Notes;

(s) Liens existing on the Issue Date not otherwise described in clauses (a) through (r) above;

(t) Liens in favor of RHD or any Restricted Subsidiary;

(u) Liens on assets of a Securitization Entity Incurred in connection with a Qualified Securitization Transaction; and

(v) Liens on the Property of RHD or any Restricted Subsidiary to secure any Refinancing of Debt, in whole or in part, secured by any Lien described in the foregoing clauses (h), (i) or (s), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Debt being Refinanced.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) and any accrued but unpaid interest then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums, tender and defeasance costs, related to such Refinancing,

(b) in the case of the Refinancing of term Debt, the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) in the case of the Refinancing of term Debt, the Stated Maturity of the Debt being Incurred is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) in the case of the Refinancing of Debt of RHD:

(1) the new Debt shall not be senior in right of payment of the Debt being Refinanced; and

(2) if the Debt being Refinanced constitutes Subordinated Obligations of RHD, the new Debt shall be subordinated to the Series A-1 Discount Notes in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes, in the case of the Series A-2 Discount

Notes Indenture; or the Series A-3 Senior Notes in the case of the Series A-3 Senior Notes Indenture at least to the same extent as the Subordinated Obligations;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Restricted Subsidiary that Refinances Debt of RHD, or

(y) Debt of RHD or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than RHD or a Wholly Owned Restricted Subsidiary.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof a calculation performed in accordance with the terms of the indenture and (to the extent not conflicting with such terms) Article 11 of Regulation S-X promulgated under the Securities Act (as in effect on the Issue Date).

“Pro Forma EBITDA” means, for any period, the EBITDA of RHD and its consolidated Restricted Subsidiaries after making the following adjustments (without duplication):

(a) pro forma effect shall be given to any Asset Sales or Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or any other acquisition of Property at any time on or subsequent to the first day of the period and on or prior to the date of determination as if such Asset Sale, Investment or other acquisition had occurred on the first day of the period. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act (as in effect on the Issue Date). In addition, since the beginning of the period, if any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of the period shall have made any Investment in any Person or made any acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then Pro Forma EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable period; and

(b) in the event that pro forma effect is being given to any Repayment of Debt, Pro Forma EBITDA for such period shall be calculated as if such Person or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt secured by a Lien:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by RHD or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, completion of the construction or lease of such Property by RHD or such Restricted Subsidiary.

“Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of RHD other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of RHD or any of its Subsidiaries.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by RHD or any Restricted Subsidiary pursuant to which RHD or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by RHD or of any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, Receivables and Related Assets.

“Rating Agencies” mean Moody’s or S&P or, if neither Moody’s nor S&P shall make a rating publicly available, on the Series A-1 Discount Notes, in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes in the case of the Series A-2 Discount Notes Indenture and the Series A-3 Senior Notes in the case of the Series A-3 Senior Notes Indenture, a nationally recognized statistical rating agency or agencies, as the case may be, selected by RHD which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of RHD or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Initial Purchasers and RHD entered into in connection with the offering of the Series A-3 Senior Notes, Series A-2 Discount Notes and Series A-1 Discount Notes.

“Related Business” means any business that is related, ancillary or complementary to the business of RHD or any of its Subsidiaries on the Issue Date or any reasonable extension, development or expansion of the business of RHD or its Subsidiaries, including any business (including the business of Dex Media and its subsidiaries) acquired pursuant to any Acquisition.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Limitation on Asset Sales” and the definition of “Leverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid by RHD or any Restricted Subsidiary on or with respect to any shares of Capital Stock of RHD or any Restricted Subsidiary, except for any dividend or distribution that is made solely to RHD or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by RHD or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than

Disqualified Stock) of RHD or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock) of RHD;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of RHD or any Restricted Subsidiary (other than from RHD or a Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transactions) or securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of RHD that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments and Guarantees by Restricted Subsidiaries of Debt Incurred pursuant to the covenant described under “— Limitation on Debt”) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person (other than RHD or another Restricted Subsidiary) if the result thereof is that such Restricted Subsidiary shall cease to be a Subsidiary of RHD, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by RHD and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of RHD other than an Unrestricted Subsidiary.

“Revenue Participation Agreement” means the Revenue Participation Agreement, dated as of August 19, 1997, between Apil Partners Partnership and RHD.

“RHD Existing Notes” means the RHD Existing Senior Notes and the RHDI Existing Notes.

“RHD Existing Senior Notes” means the 6.875% Senior Notes due 2013 issued by RHD on January 14, 2005 outstanding on the Issue Date.

“RHD Merger” means the merger of Finance Corp. with and into RHD immediately following the Dex Media Merger.

“RHDI” means R.H. Donnelley Inc.

“RHDI Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of December 13, 2005, by and among, R.H. Donnelley Inc., as borrower, the Company, the lenders from time to time parties thereto, J.P. Morgan Securities Inc. and Deutsche Bank Trust Company Americas, as co-lead arrangers and joint bookrunners, J.P. Morgan Chase Bank, N.A., as syndication agent, Bear Stearns Corporate Lending Inc., Credit Suisse, Cayman Islands Branch, Goldman Sachs Credit Partners L.P., UBS Securities LLC and Wachovia Bank, National Association, as co-documentation agents and Deutsche Bank Trust Company Americas, as administrative agent, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities or other instruments with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility or debentures or other debt securities.

“RHDI Existing Notes” means the RHDI Senior Notes and the RHDI Senior Subordinated Notes.

“RHDI Senior Notes” means the 8 7/8% Senior Secured Notes due 2010 issued by RHDI to the extent outstanding.

“RHDI Senior Subordinated Notes” means the 10 7/8% Senior Subordinated Notes due 2012 issued by RHDI outstanding on the Issue Date.

“SBC Acquisition” means the acquisition of SBC Communications Inc.’s directory publishing business in Illinois and Northwest Indiana pursuant to the Purchase Agreement dated as of July 28, 2004, as amended to date, by and among R.H. Donnelley Corporation, Ameritech Corporation and Ameritech Publishing Inc.

“S&P” means Standard and Poor’s Ratings Group and any successor to its rating agency business.

“Secured Debt” means any Debt secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933.

“Securitization Entity” means a Wholly Owned Restricted Subsidiary (or a Wholly Owned Subsidiary of another Person in which RHD or any Subsidiary of RHD makes an Investment and to which RHD or any Subsidiary of RHD transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of RHD (as provided below) as a Securitization Entity and:

(a) no portion of the Debt or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by RHD or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates RHD or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of RHD or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither RHD nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to RHD or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of RHD, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c) to which neither RHD nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of RHD giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the indenture.

“Series A-1 Discount Notes” means the series A-1 senior discount notes due 2013.

“Series A-2 Discount Notes” means the series A-2 senior discount notes due 2013.

“Series A-3 Senior Notes” means the series A-3 senior notes due 2016.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of RHD within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by RHD or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including, without limitation, servicing of the obligations thereunder.

“Stated Maturity” means (a) with respect to any debt security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of RHD unless such contingency has occurred) and (b) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stock Purchase Agreement” means the Stock Purchase and Support Agreement dated as of October 3, 2005 by and among R.H. Donnelley Corporation, R.H. Donnelley Inc. and certain stockholders of R.H. Donnelley Corporation listed as signatories thereto regarding, among other things, the purchase of the Preferred Stock held by affiliates of Goldman Sachs & Co.

“Subordinated Obligation” means any Debt of RHD (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Series A-1 Discount Notes in the case of the Series A-1 Discount Notes Indenture; the Series A-2 Discount Notes in the case of the Series A-2 Discount Notes Indenture; and Series A-3 Senior Notes in the case of the Series A-3 Senior Notes Indenture, in each case pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means:

(a) any Government Obligation, maturing not more than one year after the date of acquisition, issued by the United States or an instrumentality or agency thereof, and constituting a general obligation of the United States;

(b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the U.S. Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or any successor rating agency or “A-1” (or higher) according to S&P, or any successor rating agency (or, in the case of foreign Subsidiaries of RHD, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital surplus and undivided profits in excess of $500 million (or the foreign currency equivalent thereof);

(c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of RHD) organized and existing under the laws of the United States, any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(d) any money market deposit accounts issued or offered by a commercial bank organized in the United States having capital and surplus and undivided profits in excess of $500 million; provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) repurchase obligations and reverse repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) entered into with a bank meeting the qualifications described in clause (b) above;

(f) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A-1” by S&P or “P-1” by Moody’s;

(g) interests in funds investing substantially all their assets in securities of the types described in clauses (a) through (f); and

(h) interests in mutual funds with a rating of AAA — or higher that invest all of their assets in short-term securities, instruments and obligations which carry a minimum rating of “A-2” or “P-2” and which are managed by a bank meeting the qualifications in clause (b) above.

“Tender Offer and Consent Solicitation” means the tender offer and consent solicitation by RHDI launched on November 21, 2005 to repurchase the RHDI Senior Notes whereby $317.1 million of the RHDI Senior Notes were tendered by the expiration date of such tender offer and consent solicitation.

“Transactions” means the Tender Offer and Consent Solicitation, the issuance of the Series A-1 Discount Notes, the Series A-3 Senior Notes and the Series A-2 Discount Notes, the Merger and the transactions contemplated by the Series A-3 Senior Notes Escrow Agreement, the Series A-2 Discount Notes Escrow Agreement and the Credit Facilities.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2009; provided, however, that if the period from the redemption date to January 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of RHD that at the time of determination will be designated as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares and shares required by applicable law to be held by a person other than RHD or a Restricted Subsidiary) is at such time owned, directly or indirectly, by RHD and its other Wholly Owned Subsidiaries.

Book-entry, delivery and form

The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

The exchange notes initially will be represented by notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the applicable Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. RHD takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised RHD that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised RHD that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a

Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the applicable indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the applicable indenture. Under the terms of the applicable indenture, RHD and the applicable Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither RHD, the applicable Trustee nor any agent of RHD or the applicable Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised RHD that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the applicable Trustee or RHD. Neither RHD nor the applicable Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and RHD and the applicable Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

DTC has advised RHD that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of RHD, the applicable Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies RHD that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, RHD fails to appoint a successor depositary;

(2) RHD, at its option, notifies the applicable Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the applicable notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the applicable Trustee by or on behalf of DTC in accordance with the applicable indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the applicable Trustee a written certificate (in the form provided in the applicable indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same day settlement and payment

RHD will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. RHD will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. RHD expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised RHD that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Material U.S. federal income tax considerations

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS IN THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY PROSPECTIVE INVESTORS IN NOTES, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON PROSPECTIVE INVESTORS IN NOTES UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS IN NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

The following discussion sets forth a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes.

This summary:

•	does not purport to be a complete analysis of all of the potential tax consequences that may be important to an investor based on the investor’s particular tax situation;

•	is based on the existing provisions of the Code, the existing applicable federal income tax regulations promulgated or proposed under the Code, or the “Treasury Regulations,” judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations;

•	is applicable only to initial beneficial owners of notes who purchased notes at their “issue price,” as defined in section 1273 of the Code, and will hold their notes as “capital assets,” within the meaning of section 1221 of the Code, and does not discuss the tax consequences applicable to subsequent purchasers of the notes;

•	does not address tax consequences applicable to particular holders in light of their circumstances, including but not limited to:

•	holders subject to special tax rules, such as holders subject to the alternative minimum tax, banks, insurance companies, financial institutions, tax-exempt organizations, pension funds, regulated investment companies, real estate investment trusts, nonresident aliens subject to the tax on expatriates under section 877 of the Code, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting for their securities holdings and partnerships or other pass through entities;

•	U.S. holders that have a “functional currency” other than the U.S. dollar;

•	persons that will hold the notes as a position in a hedging or constructive sale transaction, “straddle,” “conversion” or other integrated transaction for U.S. federal income tax purposes; and

•	non-U.S. holders subject to special rules under the Code, such as “controlled foreign corporations” and “passive foreign investment companies;”

•	does not discuss any state, local or non-U.S. taxes and any U.S. federal tax other than the income tax, including but not limited to, the U.S. federal gift tax and estate tax; and

•	does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions.

Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the purchase, ownership, sale and other disposition of the notes. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any matter discussed herein. The Internal Revenue Service may not agree with the statements made and conclusions reached in the discussion and may successfully asset a contrary position.

As used in this summary, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996 that were treated as United States persons prior to such date may also be treated as U.S. holders.

The term “non-U.S. holder” means any beneficial owner of a note that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds notes, then the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

U.S. holders

This discussion is a summary of the material U.S. federal income tax consequences that will apply to U.S. holders. Certain U.S. federal income tax consequences applicable to non-U.S. holders of notes are described under the heading “— Non-U.S. Holders” below.

Original issue discount

The series A-1 and A-2 notes will be issued with original issue discount, or OID, for U.S. federal income tax purposes. The amount of OID on a note is the excess of the note’s “stated redemption price at maturity” over its issue price. A note’s stated redemption price at maturity is generally defined as the sum of all payments provided by the note other than “qualified stated interest,” which is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note. The stated interest on the series A-1 and A-2 notes will be treated as qualified stated interest for U.S. federal income tax purposes. The issue price of each note for these purposes will be the initial offering price at which a substantial amount of the notes are sold (other than to an initial purchaser, placement agent or wholesaler). Whether you are a cash or accrual method taxpayer, you will be required to include in income, and pay income taxes on, all OID as it accrues on a constant yield basis, in advance of the receipt of some or all of the related cash payments.

The amount of OID includible in income will be the sum of the “daily portions” of OID with respect to the note from the date of purchase through the maturity date (or subsequent sale date, if resold). The daily portion is determined by allocating to each day in any accrual period other than the initial short accrual period and the final accrual period a pro rata portion of the amount equal to the excess, if any, of (i) the product of a note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) any qualified stated interest allocable to the accrual period. The “yield to maturity” is the discount rate that, when applied to all payments under a note, results in a present value equal to the issue price. The accrual period for a note may be of any length and may vary in length over the term of a note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the note at the beginning of the final accrual period. The amount of OID allocable to any initial short accrual period may be computed under any reasonable method. The adjusted issue price of the note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to the note (other than a payment of qualified stated interest). Under these rules, a U.S. holder will have to include in income increasingly greater amounts of OID in successive accrual periods. Information returns will be issued stating the amounts of OID accrued on the notes held of record by persons other than corporations and other exempt holders.

Stated interest

Stated interest on the notes will be treated as “qualified stated interest” for U.S. federal income tax purposes and generally will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other taxable disposition of notes

Upon the sale, exchange, redemption or other taxable disposition of a note, other than pursuant to this exchange offer, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss generally will be measured by the difference, if any, between the amount realized on such disposition, except to the extent any amount realized is attributable to accrued but unpaid interest not previously included in income, which will be treated as such, and such holder’s adjusted tax basis in the sold, exchanged, redeemed or disposed notes.

A U.S. holder’s adjusted tax basis in a note generally will equal such holder’s initial investment in such note increased by the amount of OID previously included in gross income with respect to that note (in the case of the series A-1 and A-2 notes), and decreased by the amount of any principal payments.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss and, if such holder has held the disposed note for more than one year at the time of disposition, long-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. To the extent that the amount realized is attributable to accrued but unpaid interest not previously included in income, such amount will be taxable as interest, as described under the heading “— Stated interest” above.

Exchange offer

In satisfaction of the registration rights provided for herein, as described under the heading “Exchange offer; registration rights” above, we intend to offer exchange notes in exchange for the surrender of notes. Because the exchange notes will not differ materially in kind or extent from the notes, a U.S. holder’s surrender of notes in exchange for exchange notes will not constitute a taxable disposition of the notes for U.S. federal income tax purposes. As a result, a U.S. holder surrendering its notes in exchange for exchange notes generally (i) will not recognize taxable income, gain or loss on the exchange, (ii) will have a holding period in respect of its exchange notes that includes the holding period of such holder’s surrendered notes and (iii) will have a tax basis in its exchange notes immediately following the exchange equal to such holder’s adjusted tax basis in its surrendered notes immediately prior to the exchange. The U.S. federal income tax consequences associated with owning the notes generally will continue to apply in respect of the exchange notes.

Non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences generally applicable to non-U.S. holders. Non-U.S. holders are encouraged to consult their own tax advisors concerning the relevant U.S. federal, state and local and any non-U.S. tax consequences that may be relevant to their particular situations.

Interest

Payments made and accruals of interest (including OID) on the notes to a non-U.S. holder generally will be exempt from U.S. federal income and withholding tax, provided that:

•	such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;

•	the non-U.S. holder does not own, actually or constructively under applicable attribution rules, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” that is directly or indirectly related to us by stock ownership within the meaning of the applicable sections of the Code; and

•	the non-U.S. holder provides its name and address and certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or other form, if applicable, that such holder is not a United States person for U.S. federal income tax purposes.

The certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. This certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are satisfied.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal withholding tax on payments of interest (including payment of OID) at a gross rate of 30%, or such lower rate if provided in an applicable income tax treaty, unless the interest is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder so certifies under penalty of perjury on a properly executed and delivered IRS Form W-8ECI or other applicable form. In such case, interest (including payment of OID) will be subject to U.S. federal income tax based on such non-U.S. holder’s net effectively connected income generally in a similar manner as if it were received by a U.S. holder. Corporate non-U.S. holders receiving interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty.

Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from U.S. federal income or withholding tax and branch profits tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to any applicable income tax treaties. A non-U.S. holder may meet these requirements by providing an IRS Form W-8BEN or appropriate substitute to us or our agent, whereby the non-U.S. holder certifies under penalty of perjury that it is entitled to treaty benefits and provides such non-U.S. holder’s U.S. taxpayer identification number.

Sale, exchange, redemption or other taxable disposition of notes

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•	that gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or

•	in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes as a capital asset, such holder is present in the United States for at least 183 days in the tax year of the sale or other disposition and certain other conditions exist.

A non-U.S. holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition, except as otherwise required by an applicable tax treaty. If such non-U.S. holder is a corporation, then it may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will generally be subject to tax at a gross rate of 30% on the excess of all of such holder’s U.S. source gains during the tax year over any U.S. source losses during such tax year, except as otherwise required by an applicable tax treaty. To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of notes is attributable to accrued but unpaid interest not previously included in income, such amount will be treated as interest as described under the heading “— Interest” above, rather than as amounts realized from any such sale, exchange, redemption or other taxable disposition, but such amount will not be subject to withholding.

Exchange offer

The tax consequences to a non-U.S. holder of the surrender of notes in exchange for exchange notes will not result in a taxable exchange for U.S. federal income tax purposes. The consequences of the exchange will be the same as those of a U.S. holder, which are described under the heading “— U.S. Holders — Exchange offer” above.

Information reporting and backup withholding

U.S. holders

Certain non-exempt U.S. holders will be subject to information reporting in respect of any payments that we may make or are made on our behalf on the notes and the proceeds of any sale or other disposition of the notes. In addition, backup withholding, currently at a rate of 28%, may apply, unless the U.S. holder supplies a taxpayer identification number and other information, certified under penalty of perjury, or otherwise establishes, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the Internal Revenue Service.

Non-U.S. holders

We will, where required, report to non-U.S. holders and to the Internal Revenue Service the amount of any interest (including OID) paid on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides or is organized.

Backup withholding tax, currently at a rate of 28%, will not apply to payments of interest (including OID) with respect to which either the requisite certification that the non-U.S. holder is not a United States person for U.S. federal income tax purposes, has been received or an exemption has been otherwise established, provided, in each case, however, that neither we nor our paying agent, as the case may be, have actual knowledge or reason to know that the non-U.S. holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale, exchange or other disposition of notes effected through a foreign office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a United States person, a “controlled foreign corporation,” a non-United States person 50% or more of whose gross income is effectively connected with a trade or business within the United States for a specified three-year period, a foreign partnership engaged in the conduct of a trade or business within the United States, a foreign partnership with significant U.S. ownership or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge that the beneficial owner is a United States person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is a United States person or is not otherwise entitled to an exemption.

Backup withholding does not represent an additional income tax. Amounts withheld from payments to a non-U.S. holder under the backup withholding rules may be credited against the non-U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain ERISA considerations

The following is a summary of certain considerations associated with the acquisition of the notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). RHD makes no representation with respect to whether the notes are suitable investments for any Plan.

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which RHD, Finance Corp. or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes (and the exchange notes). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each acquirer and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase or holding of the notes by such purchaser or transferee will not constitute a non- exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase or holding of the notes.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes offered hereby will be passed upon for us by Robert J. Bush, Senior Vice President, General Counsel and Corporate Secretary of RHD. As of May 1, 2006, Mr. Bush held 3,097 shares of common stock and had been granted options to purchase another 104,362 shares of our common stock and stock appreciation rights with respect to another 97,596 shares of our common stock.

Experts

The consolidated financial statements of R.H. Donnelley Corporation as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Dex Media, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

Available information

RHD files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that RHD has filed with the SEC at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

RHD’s SEC filings are also available for free to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, RHD’s SEC filings are also available for free to the public on RHD’s website, www.rhd.com. Information contained on RHD’s website is not incorporated by reference into this prospectus, and you should not consider information contained on the website as part of this prospectus. In addition, our common stock is listed on the New York Stock Exchange and its reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Incorporation by reference

The SEC allows us to “incorporate by reference” the documents that we file with the SEC, and therefore, we are incorporating by reference certain documents that we file with the SEC into this prospectus. This means that we are disclosing information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus or a later filed document also incorporated by reference herein. Some information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC:

Commission File Number 001-07155	Period

Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Current Report on Form 8-K (under items 1.01 and 9.01)	Filed on May 19, 2006
Current Report on Form 8-K (under items 1.02, 5.02 and 9.01)	Filed on May 4, 2006
Current Report on Form 8-K (under items 1.01, 2.03 and 9.01)	Filed on April 28, 2006
Current Report on Form 8-K (under item 4.01)	Filed on April 24, 2006
Current Report on Form 8-K (under items 5.03, 8.01 and 9.01)	Filed on April 21, 2006
Current Report on Form 8-K/A (under item 9.01)	Filed on April 18, 2006
Current Report on Form 8-K (under items 4.01 and 9.01)	Filed on April 6, 2006
Current Report on Form 8-K (under items 1.01 and 9.01)	Filed on February 23, 2006
Current Report on Form 8-K (under items 2.01, 3.03, 5.02, 5.03 and 9.01)	Filed on February 6, 2006
Current Report on Form 8-K (under items 1.01, 2.03, 3.03, 5.03, 8.01 and 9.01)	Filed on February 2, 2006
Current Report on Form 8-K (under items 8.01 and 9.01)	Filed on February 1, 2006
Current Report on Form 8-K (under item 8.01)	Filed on January 26, 2006
Current Report on Form 8-K (under items 8.01 and 9.01)	Filed on January 6, 2006

In addition, we incorporate by reference any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer is completed.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Investor Relations, R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, telephone (800) 497-6239.

Management’s Annual Report on Internal Control Over Financial Reporting

The management of R.H. Donnelley Corporation is responsible for establishing and maintaining adequate internal control over the Company’s financial reporting within the meaning of Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements in the financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with policies and procedures may deteriorate.

Management assessed the effectiveness of R.H. Donnelley Corporation’s internal controls over its financial reporting as of December 31, 2005. In undertaking this assessment, management used the criteria established by the Committee of the Sponsoring Organizations (COSO) of the Treadway Commission contained in the Internal Control — Integrated Framework.

Based on its assessment, management has concluded that as of December 31, 2005, the Company’s internal control over financial reporting is effective based on the COSO criteria.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCooper LLP, an independent registered public accounting firm, as stated in their report that appears on page F-3.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
R.H. Donnelley Corporation:

We have completed integrated audits of R.H. Donnelley Corporation’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of R.H. Donnelley Corporation and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
March 15, 2006

R.H. DONNELLEY CORPORATION

Consolidated Balance Sheets

	December 31,
	2005	2004
	(In thousands, except share and per share data)

ASSETS
Current Assets
Cash and cash equivalents	$7,793	$10,755
Accounts receivable
Billed	116,576	112,107
Unbilled	368,062	376,419
Allowance for doubtful accounts and sales claims	(27,328)	(33,093)

Net accounts receivable	457,310	455,433
Deferred directory costs	67,686	116,517
Other current assets	33,056	40,604

Total current assets	565,845	623,309
Fixed assets and computer software, net	55,687	37,686
Other non-current assets	94,078	102,628
Intangible assets, net	2,833,200	2,905,330
Goodwill	319,014	309,969

Total Assets	$3,867,824	$3,978,922

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$68,912	$70,340
Accrued interest	20,649	10,022
Deferred directory revenue	463,440	381,424
Current deferred income taxes, net	85,583	—
Current portion of long-term debt	100,234	162,011

Total current liabilities	738,818	623,797
Long-term debt	2,978,615	2,965,331
Deferred income taxes, net	53,352	118,820
Other non-current liabilities	54,305	36,878

Total liabilities	3,825,090	3,744,826
Commitments and contingencies
Redeemable convertible preferred stock (liquidation value of $334,149 for 2005 and $234,886 for 2004)	334,149	216,111
Shareholders’ (Deficit) Equity
Common stock, par value $1 per share, authorized —
400,000,000 shares; issued — 51,621,894 shares	51,622	51,622
Additional paid-in capital	—	107,238
Unamortized restricted stock	—	(135)
Warrants outstanding	13,758	13,758
(Accumulated deficit) retained earnings	(197,122)	3,855
Treasury stock, at cost, 19,733,161 shares for 2005 and 20,137,361 shares for 2004	(163,485)	(163,603)
Accumulated other comprehensive income	3,812	5,250

Total shareholders’ (deficit) equity	(291,415)	17,985

Total Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ (Deficit) Equity	$3,867,824	$3,978,922

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Operations

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)

Gross revenue	$967,034	$609,628	$258,790
Sales allowances	(10,403)	(6,512)	(2,345)

Net revenue	956,631	603,116	256,445
Expenses
Operating expenses	436,016	263,150	159,244
General and administrative expenses	60,228	59,537	52,948
Depreciation and amortization	85,146	66,648	65,779

Total expenses	581,390	389,335	277,971
Partnership income	—	77,967	114,052

Operating income	375,241	291,748	92,526
Interest expense	(264,532)	(175,530)	(180,020)
Other income	—	—	1,523

Income (loss) before income taxes	110,709	116,218	(85,971)
Provision (benefit) for income taxes	43,176	45,906	(36,018)

Net income (loss)	67,533	70,312	(49,953)
Preferred dividend	11,708	21,791	58,397
Loss on repurchase of redeemable convertible preferred stock	133,681	—	—
Accretion of redeemable convertible preferred stock to redemption value	211,020	—	—

(Loss) income available to common shareholders	$(288,876)	$48,521	$(108,350)

(Loss) earnings per share
Basic	$(9.10)	$1.19	$(3.53)

Diluted	$(9.10)	$1.15	$(3.53)

Shares used in computing (loss) earnings per share
Basic	31,731	31,268	30,683

Diluted	31,731	32,616	30,683

Comprehensive Income (loss)
Net income (loss)	$67,533	$70,312	$(49,953)
Unrealized gain (loss) on interest rate swaps, net of tax	12,710	5,774	(9)
Minimum pension liability adjustment, net of tax	(14,148)	(515)	—

Comprehensive income (loss)	$66,095	$75,571	$(49,962)

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2005	2004	2003
	(In thousands)

Cash Flows from Operating Activities
Net income (loss)	$67,533	$70,312	$(49,953)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	85,146	66,648	65,779
Deferred income tax	43,176	71,461	(40,230)
Loss on disposal of assets	—	85	—
Provision for (benefit from) bad debts	30,004	14,927	(1,517)
Loss on extinguishment of debt	32,725	—	—
Other non-cash charges	11,401	16,833	6,408
Cash in excess of partnership income	—	1,426	10,240
Gain on hedging activities	—	—	(1,523)
Changes in assets and liabilities, net of effects from acquisitions:
(Increase) decrease in accounts receivable	(31,881)	(51,858)	77,381
Decrease (increase) in other assets	52,469	(49,897)	(31,950)
Increase (decrease) in accounts payable and accrued liabilities	101,908	28,219	(11,868)
Increase in deferred directory revenue	82,016	164,899	216,525
(Decrease) increase in other non-current liabilities	(82,445)	73,248	9,305

Net cash provided by operating activities	392,052	406,303	248,597
Cash Flows from Investing Activities
Additions to fixed assets and computer software	(31,605)	(18,013)	(12,581)
Decrease in restricted cash — release of funds from escrow, net of costs and other	—	—	1,894,300
Acquisitions, net of cash received	(6,450)	(1,413,620)	(2,259,633)

Net cash used in investing activities	(38,055)	(1,431,633)	(377,914)
Cash Flows from Financing Activities
Proceeds from the issuance of debt, net of costs	293,439	1,318,947	461,307
Proceeds from the issuance of Redeemable Convertible Preferred
Stock and warrants, net of costs	—	—	125,683
Repurchase of Redeemable Convertible Preferred Stock	(277,197)	—	—
Debt repaid with proceeds from new debt	(317,066)	(21,245)	(243,005)
Increase (decrease) in checks not yet presented for payment	1,760	(917)	6,708
Additional borrowings under the Credit Facility	341,417	—	69,569
Credit Facility repayments	(345,227)	(317,079)	(312,436)
Call premium	(25,268)	—	—
Revolver borrowings	268,000	145,500	89,600
Revolver repayments	(304,200)	(104,300)	(89,600)
Proceeds from employee stock option exercises	7,383	7,457	21,426

Net cash (used in) provided by financing activities	(356,959)	1,028,363	129,252
(Decrease) increase in cash and cash equivalents	(2,962)	3,033	(65)
Cash and cash equivalents, beginning of year	10,755	7,722	7,787

Cash and cash equivalents, end of year	$7,793	$10,755	$7,722

Supplemental Information
Cash interest paid	$231,930	$160,730	$167,718
Income taxes refunds received, net of income tax payments	(851)	(71,066)	—

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Changes in Shareholders’ (Deficit) Equity

					(Accumulated		Accumulated
		Additional		Unamortized	Deficit)		Other	Total
	Common	Paid-in	Warrants	Restricted	Retained	Treasury	Comprehensive	Shareholders’
	Stock	Capital	Outstanding	Stock	Earnings	Stock	Income (Loss)	(Deficit) Equity
	(In thousands)

Balance, December 31, 2002	$51,622	$63,913	$5,330	$(327)	$13,605	$(164,743)	$—	$(30,600)
Net loss					(49,953)			(49,953)
Preferred dividend		(44,791)			(13,606)			(58,397)
Employee stock option exercises, including tax benefit		27,947				1,284		29,231
Restricted stock issued		528		(533)		5		—
Stock issued for employee bonus plans		1,083				32		1,115
Compensatory stock options		1,987						1,987
Restricted stock amortization				329				329
Stock acquired for treasury						(319)		(319)
Beneficial conversion feature from issuance of Preferred Stock		41,943						41,943
Issuance of warrants			8,428					8,428
Unrealized loss on interest rate swaps, net of tax							(9)	(9)

Balance, December 31, 2003	51,622	92,610	13,758	(531)	(49,954)	(163,741)	(9)	(56,245)
Net income					70,312			70,312
Preferred dividend		(5,288)			(16,503)			(21,791)
Employee stock option exercises, including tax benefit		12,048				523		12,571
Restricted stock issued		(8)				8		—
Stock issued for employee bonus plans		1,627				(393)		1,234
Compensatory stock awards		2,346						2,346
Restricted stock amortization				396				396
Beneficial conversion feature from issuance of Preferred Stock		3,903						3,903
Unrealized gain on interest rate swaps, net of tax							5,774	5,774
Minimum pension liability adjustment							(515)	(515)

Balance, December 31, 2004	51,622	107,238	13,758	(135)	3,855	(163,603)	5,250	17,985
Net income					67,533			67,533
Loss on repurchase on Preferred Stock		(72,147)			(61,534)			(133,681)
Beneficial conversion feature from repurchase of Preferred Stock		(35,091)						(35,091)
Accretion of Preferred Stock to redemption value		(6,536)			(204,484)			(211,020)
Beneficial conversion feature from accretion of Preferred Stock to redemption value		(5,385)						(5,385)
Preferred dividend		(8,159)			(3,549)			(11,708)
Employee stock option exercises, including tax benefit		12,000				335		12,335
Restricted stock issued		(15)				15		—
Stock issued for employee bonus plans		1,979				(265)		1,714
Compensatory stock awards		5,157				33		5,190
Restricted stock amortization		364		135				499
Beneficial conversion feature from issuance of Preferred Stock		595			1,057			1,652
Unrealized gain on interest rate swaps, net of tax							12,710	12,710
Minimum pension liability adjustment, net of tax							(14,148)	(14,148)

Balance, December 31, 2005	$51,622	$—	$13,758	$—	$(197,122)	$(163,485)	$3,812	$(291,415)

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands, except per share data)

1.	Business and Presentation

The consolidated financial statements include the accounts of R.H. Donnelley Corporation and its direct and indirect wholly owned subsidiaries (the “Company,” “RHD,” “Donnelley,” “we,” “us” and “our”). All intercompany transactions and balances have been eliminated.

Significant Business Developments

On January 31, 2006, we acquired all of the outstanding common stock of Dex Media, Inc. (“Dex Media”) for a purchase price of $4.1 billion, consisting of 36,547,381 shares of our common stock valued at $2.2 billion and $1.9 billion in cash (the “Dex Media Merger”). We also assumed all of Dex Media’s outstanding indebtedness with a fair value of $5.7 billion. Dex Media is the exclusive publisher of the “official” yellow pages and white pages directories for Qwest Communications International Inc. (“Qwest”) where Qwest is the primary incumbent local exchange carrier (“ILEC”). Prior to the Dex Media Merger, Dex Media was a leading directory publisher in the United States. The purpose of the Dex Media Merger was to take a further step in the transformation of RHD into a leading publisher of Yellow Pages directories, as well as to combine the complementary strengths of both companies. See Note 17, “Subsequent Events” for a further description of the Dex Media Merger. Our financial statements and accompanying footnotes for the year ended December 31, 2005 do not give effect to or otherwise reflect this transaction, other than the disclosure of subsequent events in Note 17.

On January 27, 2006, we repurchased the remaining 100,301 shares of our outstanding 8% redeemable convertible cumulative preferred stock (“Preferred Stock”) from investment partnerships affiliated with The Goldman Sachs Group, Inc. (collectively, the “GS Funds”) for $336.1 million in cash including accrued cash dividends and interest (the “GS Repurchase”). Subsequent to the GS Repurchase, there are no outstanding shares of Preferred Stock. See Note 17, “Subsequent Events” for a further description of the GS Repurchase and Note 7, “Redeemable Preferred Stock and Warrants” for a description of its related impact on our financial statements for the year ended December 31, 2005.

Following the closing of the Dex Media Merger, we are the third largest print and online directory publisher in the United States based on revenue, based on revenue. We expect to have a total annual distribution of approximately 80 million, serving over 600,000 local and national advertisers with more than 625 directories in 28 states. In 2005, Dex Media published 293 directories and printed approximately 52 million copies of these directories for distribution to virtually all business and residential customers throughout the Dex Media states. Dex Media’s Internet-based directory, DexOnline.comtm, which is bundled with Dex Media’s print product to provide web-based access to Dex Media’s directories, further expands the distribution of Dex Media’s advertiser content. In addition to the acquired Dex Media directory business, we publish Sprint-branded directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. We also publish AT&T (formerly known as “SBC”)-branded directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. We also offer online city guides and search web sites in all our Sprint markets under the Best Red Yellow Pages brand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com.

On September 1, 2004, we completed the acquisition of the directory publishing business (“AT&T Directory Business”) of AT&T, Inc. (“AT&T”) in Illinois and Northwest Indiana, including AT&T’s interests in The DonTech II Partnership (“DonTech”), a 50/50 general partnership between us and AT&T (collectively, the “AT&T Directory Acquisition”), for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to us related to DonTech. The acquisition was consummated pursuant to, and in accordance with, the terms of the Purchase Agreement dated as of July 28,

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2004 by and among the Company, Ameritech Corporation (“Ameritech”), a direct wholly owned subsidiary of AT&T, and Ameritech Publishing, Inc. (“API”), a direct wholly owned subsidiary of Ameritech. The acquisition was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the AT&T Directory Business are included in our consolidated results from and after September 1, 2004. The acquired AT&T Directory Business now operates as R.H. Donnelley Publishing & Advertising of Illinois Partnership, an indirect wholly owned subsidiary of the Company. See Note 3, “Acquisitions” for a further description of the acquisition.

On January 3, 2003, we completed the acquisition of the directory business (the “SPA Directory Business”) of Sprint Corporation (now known as Sprint Nextel Corporation, “Sprint”) by acquiring all the outstanding capital stock of the various entities comprising Sprint Publishing & Advertising (“SPA”) (collectively, the “SPA Acquisition”) for $2.23 billion in cash. The acquisition was consummated pursuant to a Purchase Agreement dated as of September 21, 2002 by and among the Company, Sprint and Centel Directories LLC. The acquisition was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the SPA Directory Business are included in our consolidated results from and after January 3, 2003. The acquired SPA Directory Business now operates as R.H. Donnelley Publishing & Advertising, Inc., an indirect wholly owned subsidiary of the Company. See Note 3, “Acquisitions” for a further description of the acquisition.

These acquisitions transformed Donnelley into a leading publisher of yellow pages directories. Prior to the SPA Acquisition, we were one of the largest independent sales agents and pre-press vendors for yellow pages advertising in the United States. As a publisher, we report the full value of advertising sales and certain direct costs under the deferral and amortization method. DonTech’s business remained unchanged following the SPA Acquisition, but our investment in DonTech was eliminated in connection with the AT&T Directory Acquisition. During 2003 and in 2004 until the AT&T Directory Acquisition, we continued to earn revenue from pre-press publishing and other ancillary services related to the AT&T Directory Business and we continued to report partnership income from our investment in DonTech.

2.	Summary of Significant Accounting Policies

Principles of Consolidation.  The consolidated financial statements include the accounts of R.H. Donnelley Corporation and its direct and indirect wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Revenue Recognition.  We earn revenue principally from the sale of advertising into our yellow pages directories. Revenue from the sale of such advertising is deferred when a directory is published and recognized ratably over the life of a directory, which is typically 12 months (the “deferral and amortization method”). Revenue from the sale of advertising is recorded net of an allowance for sales claims, estimated based on historical experience on a directory-by-directory basis. We increase or decrease this estimate as information or circumstances indicate that the estimate may no longer adequately represent the amount of claims we may incur for a directory in the future. Before the AT&T Directory Acquisition, we also earned revenue from providing pre-press publishing services to AT&T for those directories in the DonTech markets. Revenue from pre-press publishing services was recognized as services were performed.

Deferred Directory Costs.  Costs directly related to the selling and production of our directories are initially deferred when incurred and recognized ratably over the life of a directory, which is typically 12 months. These costs include sales commissions and print, paper and initial distribution costs. Such costs that are paid prior to directory publication are classified as other current assets until publication, when they are then reclassified as deferred directory costs.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity Method Accounting.  Before the AT&T Directory Acquisition, DonTech was a 50/50 partnership in which we and a subsidiary of AT&T were the partners. DonTech was a separate legal entity that provided its services with its own employees and a stand-alone management team. Subject to the oversight of the board of directors, the employees of DonTech had the right, authority and power to do any act to accomplish, and enter into any contract incidental to attain, the purposes of the partnership. No employees of either RHD or AT&T were involved in the day-to-day operations of DonTech and, because the partners shared equally in the net profits and each had one voting member on the DonTech board of directors, neither partner had the unilateral ability to control or influence the operations of DonTech. Accordingly, through September 1, 2004, we accounted for DonTech under the equity method and did not consolidate the results of DonTech in our financial statements.

Before the AT&T Directory Acquisition, we reported our 50% share of DonTech net income as partnership income in our consolidated statement of operations. DonTech reported commission revenue based on the annual value of a sales contract in the period the contract was executed (calendar sales) and reported expenses as incurred. Partnership income also included revenue participation income from AT&T. Revenue participation income was based on DonTech advertising sales and was reported when a sales contract was executed with a customer. As a result of the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income, we consolidate all net profits from DonTech and we eliminated our DonTech partnership investment. Consequently, partnership income was no longer reported commencing on September 1, 2004. Rather, following the AT&T Directory Acquisition, the revenues, expenses and income of the acquired AT&T Directory Business are directly recorded in our statement of operations.

Cash and Cash Equivalents.  Cash equivalents include liquid investments with a maturity of less than three months at their time of purchase. The Company places its investments with high quality financial institutions. At times, such investments may be in excess of federally insured limits.

Accounts Receivable.  Accounts receivable consist of balances owed to us by our advertising customers. Advertisers typically enter into a twelve-month contract for their advertising. Most local advertisers are billed a pro rata amount of their contract value on a monthly basis. On behalf of national advertisers, Certified Marketing Representatives (“CMRs”) pay to the Company the total contract value of their advertising, net of their commission, within 60 days after the publication month. Billed receivables represent the amount that has been billed to advertisers. Unbilled receivables represent contractually owed amounts for published directories that have yet to be billed to advertisers. Billed receivables are recorded net of an allowance for doubtful accounts and sales claims, estimated based on historical experience on a directory-by-directory basis. We increase or decrease this estimate as information or circumstances indicate that the estimate may no longer adequately represent the amount of bad debts and sales claims we may incur.

Fixed Assets and Computer Software.  Fixed assets and computer software are recorded at cost. Depreciation and amortization is provided over the estimated useful lives of the assets using the straight-line method. Estimated useful lives are thirty years for buildings, five years for machinery and equipment, ten years for furniture and fixtures, three to five years for computer equipment and five years for computer software. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. During 2004, we wrote-off fixed assets and computer

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

software that had been fully depreciated. Fixed assets and computer software at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Computer software	$42,680	$36,159
Computer equipment	19,837	15,965
Machinery and equipment	5,926	5,513
Furniture and fixtures	13,122	12,819
Leasehold improvements	9,676	8,973
Buildings	1,424	1,333
Construction in Process — Computer software and equipment	22,049	3,392

Total cost	114,714	84,154
Less accumulated depreciation and amortization	(59,027)	(46,468)

Net fixed assets and computer software	$55,687	$37,686

Depreciation and amortization expense on fixed assets and computer software for the years ended December 31, 2005, 2004 and 2003 was as follows:

	2005	2004	2003

Depreciation of fixed assets	$4,887	$4,608	$3,285
Amortization of computer software	8,129	4,703	12,661

Total depreciation and amortization on fixed assets and computer software	$13,016	$9,311	$15,946

Identifiable Intangible Assets and Goodwill.  As a result of the AT&T Directory Acquisition and the SPA Acquisition, certain long-term intangible assets were identified and recorded at their estimated fair value. Amortization expense for the years ended December 31, 2005, 2004 and 2003 was $72.1 million, $57.3 million and $49.8 million, respectively. Amortization expense for these intangible assets for the five succeeding years is estimated to be approximately $77.8 million, $79.7 million, $79.3 million, $78.7 million and $78.5 million, respectively. Annual amortization of goodwill for tax purposes is approximately $20.7 million. The acquired long-term intangible assets and their respective book values at December 31, 2005 are shown in the table below.

	Directory
	Services	Local Customer	National CMR	Trade
	Agreements	Relationships	Relationships	Names	Total

Initial fair value:
AT&T	$952,500	$90,000	$55,000	$—	$1,097,500
Sprint	1,625,000	200,000	60,000	30,000	1,915,000

Total	2,577,500	290,000	115,000	30,000	3,012,500
Accumulated amortization	(123,500)	(40,000)	(9,800)	(6,000)	(179,300)

Net intangible assets	$2,454,000	$250,000	$105,200	$24,000	$2,833,200

Directory services agreements between AT&T and the Company include a directory services license agreement, a non-competition agreement, an Internet Yellow Pages reseller agreement and a directory publishing listing agreement (collectively, “AT&T Directory Services Agreements”) with certain affiliates of AT&T. The directory services license agreement designates us as the official and exclusive provider of yellow pages directory services for AT&T (and its successors) in Illinois and Northwest Indiana (the “Territory”),

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

grants us the exclusive license (and obligation as specified in the agreement) to produce, publish and distribute white pages directories in the Territory as AT&T’s agent and grants us the exclusive license (and obligation as specified in the agreement) to use the AT&T brand and logo on print directories in the Territory. The non-competition agreement prohibits AT&T (and its affiliates and its successors), with certain limited exceptions, from (1) producing, publishing and distributing yellow and white pages print directories in the Territory, (2) soliciting or selling local or national yellow or white pages advertising for inclusion in such directories, and (3) soliciting or selling local Internet yellow pages advertising for certain Internet yellow pages directories in the Territory or licensing AT&T marks to any third party for that purpose. The Internet Yellow Pages reseller agreement gives us the exclusive right to sell local Internet yellow pages advertising and the non-exclusive right to sell Internet yellow pages advertising with respect to geographies outside the Territory to any advertiser (excluding national advertisers) located inside the Territory onto the YellowPages.com platform (and any successor products as specified in the agreement). The directory publishing listing license agreement gives us the right to purchase and use basic AT&T subscriber listing information and updates for the purpose of publishing directories. The AT&T Directory Services Agreements (other than the Internet Yellow Pages reseller agreement) have initial terms of 50 years, subject to automatic renewal and early termination under specified circumstances. The Internet Yellow Pages reseller agreement has a term of 5 years. The fair value assigned to the AT&T Directory Services Agreements and the Internet Yellow Pages reseller agreement of $950.0 million and $2.5 million, respectively, was based on the present value of estimated future cash flows and is being amortized under the straight-line method over the indicated terms.

Directory services agreements between Sprint and the Company include a directory services license agreement, a trademark license agreement and a non-competition agreement (collectively “SPA Directory Services Agreements”) with certain affiliates of Sprint. The directory services license agreement grants us the exclusive license (and obligation as specified in the agreement) to produce, publish and distribute yellow and white pages directories for Sprint (and its successors) in 18 states where Sprint provided local telephone service at the time of the agreement. The trademark license agreement grants us the exclusive license (and obligation as specified in the agreement) to use certain specified Sprint trademarks, including the Sprint diamond logo, in those markets, and the non-competition agreement prohibits Sprint (and its affiliates and successors) in those markets from selling local directory advertising, with certain limited exceptions, or producing, publishing and distributing print directories. The SPA Directory Services Agreements have initial terms of 50 years, subject to automatic renewal and early termination under specified circumstances. The fair value of these agreements was determined based on the present value of estimated future cash flows and is being amortized under the straight-line method over 50 years. The fair values of local and national customer relationships were determined based on the present value of estimated future cash flows and are being amortized under the income forecast method that assumes the value derived from customer relationships is greater in the earlier years and steadily declines over time. The weighted average useful life of these relationships is approximately 20 years.

The fair value of acquired trade names was determined based on the “relief from royalty” method, which values the trade names based on the estimated amount that a company would have to pay in an arms length transaction to use these trade names. These assets are being amortized under the straight-line method over 15 years.

The excess purchase price for the AT&T Directory Acquisition and the SPA Acquisition over the net tangible and identifiable intangible assets acquired of $222.0 million, which includes the first quarter 2005 adjustment below, and $97.0 million, respectively, was recorded as goodwill. During the first quarter of 2005, we recorded an adjustment increasing goodwill from the AT&T Directory Acquisition by approximately $9.0 million relating to a restructuring plan associated with the AT&T Directory Acquisition. During the fourth quarter of 2004, we recorded an adjustment increasing goodwill from the AT&T Directory Acquisition by approximately $8.1 million primarily resulting from the completion of the fair value measurement of the DonTech pension assets and liabilities as of the acquisition date. Our intercompany net receivables in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with the AT&T Directory Acquisition and the SPA Acquisition of $141.2 million and $27.9 million, respectively, were eliminated and also included in goodwill.

In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is subject to periodic impairment testing. No impairment losses were recorded during 2005, 2004 or 2003.

Interest Expense and Deferred Financing Costs.  Interest expense related to the Company’s outstanding debt was $264.5 million, $175.5 million and $180.0 million for the years ended December 31, 2005, 2004 and 2003, respectively. Certain costs associated with the issuance of debt instruments are capitalized and included in other non-current assets on the consolidated balance sheet. These costs are amortized to interest expense over the terms of the related debt agreements. The bond outstanding method is used to amortize deferred financing costs relating to debt instruments with respect to which we make accelerated principal payments. Other deferred financing costs are amortized using the straight-line method. Amortization of deferred financing costs included in interest expense was $23.6 million, $13.6 million and $15.0 million in 2005, 2004 and 2003, respectively. It is the Company’s policy to recognize losses incurred in conjunction with debt extinguishments as a component of interest expense. Interest expense in 2005 includes the write-off of $7.4 million of unamortized deferred financing costs relating to debt that was extinguished during 2005, which is included in the amortization of deferred financing costs of $23.6 million noted above. See Note 5, “Long-Term Debt, Credit Facilities and Notes” for a further description of the debt extinguishment.

Advertising Expense.  We recognize advertising expenses as incurred. These expenses include public relations, media, on-line advertising and other promotional and sponsorship costs. Total advertising expense was $18.1 million, $11.1 million and $8.8 million in 2005, 2004 and 2003, respectively.

Concentration of Credit Risk.  Approximately 85% of our directory advertising revenue is derived from the sale of advertising to local small- and medium-sized businesses. These advertisers typically enter into 12-month advertising sales contracts and make monthly payments over the term of the contract. Some advertisers prepay the full amount or a portion of the contract value. Most new advertisers and advertisers desiring to expand their advertising programs are subject to a credit review. If the advertisers qualify, we may extend credit to them for their advertising purchase. Small- and medium-sized businesses tend to have fewer financial resources and higher failure rates than large businesses. In addition, full collection of delinquent accounts can take an extended period of time and involve significant costs. While we do not believe that extending credit to our local advertisers will have a material adverse effect on our results of operations or financial condition, no assurances can be given. We do not require collateral from our advertisers, although we do charge interest to advertisers that do not pay by specified due dates.

The remaining approximately 15% of our directory advertising revenue is derived from the sale of advertising to national or large regional chains, such as rental car companies, automobile repair shops and pizza delivery businesses. Substantially all of the revenue derived through national accounts is serviced through CMRs with which we contract. CMRs are independent third parties that act as agents for national advertisers. The CMRs are responsible for billing the national customers for their advertising. We receive payment for the value of advertising placed in our directory, net of the CMR’s commission, directly from the CMR. While we are still exposed to credit risk, the amount of losses from these accounts has been historically less than the local accounts as the advertisers, and in some cases the CMRs, tend to be larger companies with greater financial resources than local advertisers. At December 31, 2005, we had interest rate swap agreements with major financial institutions with a notional value of $1,505 million. We are exposed to credit risk in the event that one or more of the counterparties to the agreements does not, or cannot, meet their obligation. The notional amount is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The loss would be limited to the amount that would have been received, if any, over the remaining life of the swap agreement. The counterparties to the swap agreements are major financial institutions with credit ratings of A or higher. We do not currently foresee a material credit risk associated with these swap agreements; however, no assurances can be given.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension and Other Postretirement Benefits  Pension and other postretirement benefits represent estimated amounts to be paid to employees in the future. The accounting for benefits reflects the recognition of these benefit costs over the employee’s approximate service period based on the terms of the plan and the investment and funding decisions made. The determination of the benefit obligation and the net periodic pension and other postretirement benefit costs requires management to make assumptions regarding the discount rate, return on retirement plan assets, increase in future compensation and healthcare cost trends. Changes in these assumptions can have a significant impact on the projected benefit obligation, funding requirement and net periodic benefit cost. The assumed discount rate is the rate at which the pension benefits could be settled. The methodology used to determine the discount rate for 2005 was changed to a methodology that discounts the projected plan cash flows to the measurement date using the spot rates provided in the Citigroup Pension Discount Curve. A single discount rate is then computed so that the present value of the benefit cash flows using this single rate equals the present value computed using the Citigroup Pension Discount Curve. The Company changed to this approach in 2005 to better reflect the specific cash flows of these plans in determining the discount rate. In prior years, discount rates were developed by reference to the Moody’s long-term Aa corporate bond yield at the plan’s measurement date, with consideration of the plan’s duration relative to the duration of the Moody’s Aa corporate bond portfolio. The expected long-term rate of return on plan assets is based on the mix of assets held by the plan and the expected long-term rates of return within each asset class. The anticipated trend of future healthcare costs is based on historical experience and external factors. See Note 10, “Benefit Plans” for further information regarding our benefit plans.

Derivative Financial Instruments.  We do not use derivative financial instruments for trading or speculative purposes. Our derivative financial instruments are limited to interest rate swap agreements used to manage exposure to fluctuations in interest rates on variable rate debt. These agreements effectively convert $1,505 million of our variable rate debt to fixed rate debt, mitigating our exposure to increases in interest rates. Under the terms of the swap agreements, we receive variable interest based on the three-month LIBOR and pay a weighted average fixed rate of 3.62%. The swaps mature at varying dates beginning June 2006 through December 2008. The weighted average rate received on our interest rate swaps was 3.29% during the twelve months ended December 31, 2005. These periodic payments and receipts are recorded as interest expense.

The interest rate swaps have been designated as cash flow hedges to hedge three-month LIBOR-based interest payments on $1,505 million of bank debt. To the extent the swaps provide an effective hedge, changes in the fair value of the swaps are recorded in other comprehensive income, a component of shareholders’ (deficit) equity. Any ineffectiveness is recorded through earnings. As of December 31, 2005, our interest rate swaps provided an effective hedge of the three-month LIBOR-based interest payments on $1,505 million of bank debt, and no ineffectiveness was included in earnings.

At December 31, 2002, as a result of the then-pending SPA Acquisition and contemplated repayment of existing variable rate debt, our $75 million notional value interest rate swap did not qualify for hedge accounting treatment, and thus, the unrecognized fair market value of the swap, previously recognized in accumulated other comprehensive loss on the balance sheet, was charged to earnings. Accordingly, a charge of $1.5 million was included in other income (expense), net for the year ended December 31, 2002. Because the swap was held to maturity, a corresponding gain of $1.5 million was recognized during 2003.

Income Taxes.  We account for income taxes under the liability method in accordance with SFAS 109, Accounting for Income Taxes. Deferred tax liabilities or assets reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that some or all of the deferred tax assets will not be realized. See Note 9, “Income Taxes” for more information regarding our provision (benefit) for income taxes.

Earnings Per Share.  We account for earnings per share in accordance with Emerging Issues Task Force Issue No. 03-6, Participating Securities and the Two — Class Method under FASB Statement 128 (“EITF 03-6”), which established standards regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF 03-6 requires earnings available to common shareholders for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred shareholders based on their respective rights to receive dividends. Basic EPS is then calculated by dividing (loss) income allocable to common shareholders by the weighted average number of shares outstanding. EITF 03-6 does not require the presentation of basic and diluted EPS for securities other than common stock. Therefore, the following EPS amounts only pertain to our common stock.

Under the guidance of EITF 03-6, diluted EPS is calculated by dividing (loss) income allocable to common shareholders by the weighted average common shares outstanding plus dilutive potential common stock. Potential common stock includes stock options, stock appreciation rights (“SARs”) and warrants, the dilutive effect of which is calculated using the treasury stock method, and our Preferred Stock, the dilutive effect of which is calculated using the “if-converted” method. The calculation of basic and diluted (loss) earnings per share for the years ended December 31, 2005, 2004 and 2003 are presented below.

	For the Years Ended
	December 31,
	2005	2004	2003

Basic EPS — Two-Class Method
(Loss) income available to common shareholders	$(288,876)	$48,521	$(108,350)
Amount allocable to common shareholders(1)	100%	77%	100%

(Loss) income allocable to common shareholders	(288,876)	37,361	(108,350)
Weighted average common shares outstanding	31,731	31,268	30,683

Basic (loss) earnings per share — Two-Class Method	$(9.10)	$1.19	$(3.53)

	For the Years Ended
	December 31,
	2005	2004	2003

Diluted EPS
(Loss) income available to common shareholders	$(288,876)	$48,521	$(108,350)
Amount allocable to common shareholders(1)	100%	77%	100%

(Loss) income allocable to common shareholders	(288,876)	37,361	(108,350)
Weighted average common shares outstanding	31,731	31,268	30,683
Dilutive effect of stock awards(2)	—	1,348	—
Dilutive effect of Preferred Stock assuming conversion(2)	—	—	—

Weighted average diluted shares outstanding	31,731	32,616	30,683

Diluted (loss) earnings per share	$(9.10)	$1.15	$(3.53)

(1)	31,268 / (31,268 + 9,483) for the year ended December 31, 2004. In computing basic EPS using the Two-Class Method, we have not allocated the loss available to common shareholders for the years ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005 and December 31, 2003 between common and preferred shareholders since the preferred shareholders do not have a contractual obligation to share in the net losses.

(2)	60 and 934 stock options in 2005 and 2003 and the assumed conversion of the Preferred Stock into 5,132, 9,767 and 9,023 shares of common stock in 2005, 2004 and 2003, respectively, were anti-dilutive and therefore are not included in the calculation of diluted EPS.

Subsequent to the GS Repurchase, we will no longer be required to utilize the Two-Class Method for EPS computations. See Note 17, “Subsequent Events”, for a further description of the GS Repurchase.

Employee Stock Awards.  In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”), the Company accounts for its employee stock compensation plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. Compensation expense related to the issuance of stock options to employees or non-employee directors is only recognized if the exercise price of the stock option is less than the fair market value of the underlying stock at the grant date. Compensation expense related to stock appreciation rights (“SARs”) is recognized at the end of each period in the amount by which the quoted market value of the underlying shares covered by the grant exceeds the grant price recognized over the vesting term.

The following table reflects the pro forma net income (loss) and (loss) earnings per share assuming we applied the fair value method of SFAS No. 123. The pro forma disclosures shown are not necessarily representative of the effects on net income (loss) and (loss) earnings per share in future years.

	For the Years Ended
	December 31,
	2005	2004	2003

Net income (loss), as reported	$67,533	$70,312	$(49,953)
Add: Stock based compensation expense included in reported net income (loss), net of related tax effects	3,162	1,403	1,162
Less: Stock based compensation expense that would have been included in the determination of net income (loss) if the fair value method had been applied to all awards, net of related tax effects	(7,791)	(4,579)	(4,828)

Pro forma net income (loss)	62,904	67,136	(53,619)
Loss on repurchase of preferred stock	133,681	—	—
Accretion of preferred stock to redemption value	211,020	—	—
Preferred dividend	11,708	21,791	58,397

Pro forma (loss) income available to common shareholders	$(293,505)	$45,345	$(112,016)

Basic (loss) earnings per share
As reported	$(9.10)	$1.19	$(3.53)
Pro forma	$(9.25)	$1.12	$(3.65)
Diluted (loss) earnings per share
As reported	$(9.10)	$1.15	$(3.53)
Pro forma	$(9.25)	$1.07	$(3.65)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted average fair value of stock awards ($19.76 in 2005, $13.64 in 2004 and $9.21 in 2003) was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	For the Years Ended
	December 31,
	2005	2004	2003

Dividend yield	0%	0%	0%
Expected volatility	29%	30%	35%
Risk-free interest rate	3.9%	3.5%	2.6%
Expected holding period	5 years	3 years	4 years

The Company grants stock awards to eligible employees that are subject to specific vesting conditions. These stock awards have an accelerated vesting feature associated with eligible employee retirement, allowing for the immediate exercise of stock awards without providing any future service. For pro forma reporting purposes, the Company follows the nominal vesting period approach, which requires the recognition of compensation expense over the vesting period and, if an employee terminates by reason of eligible retirement before the end of the vesting period, any remaining unrecognized compensation cost is recognized at the date of eligible retirement. Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), specifies that an award is vested when the employee’s retention of the award is no longer contingent on providing subsequent service (the “non-substantive vesting period approach”). This would be the case for awards that vest when employees retire and for awards that are granted to retirement eligible employees. Accordingly, related compensation cost must be recognized immediately for awards granted to retirement eligible employees or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period.

We will continue to follow the nominal vesting period approach for (1) any new stock awards granted prior to adopting SFAS No. 123(R) and (2) the remaining portion of unvested outstanding awards after adopting SFAS No. 123(R). Upon adoption of SFAS No. 123(R), we will apply the non-substantive vesting period approach to new grants that have retirement eligibility provisions. The effect on net income of applying the nominal vesting approach versus the non-substantive vesting approach for the years ended December 31, 2005 and 2003 was immaterial and would have been approximately $2.7 million for 2004, net of tax.

Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and certain expenses and the disclosure of contingent assets and liabilities. Actual results could differ materially from those estimates and assumptions. Estimates and assumptions are used in the determination of sales allowances, allowances for doubtful accounts, depreciation and amortization, employee benefit plans and restructuring reserves, among others.

New Accounting Pronouncements.  On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123; however, SFAS No. 123(R) requires companies to calculate the fair value of all share-based payments to employees, including grants of employee stock options, and amortize that amount over the vesting period as an expense through the statement of operations. Pro forma disclosure, as allowed under SFAS No. 123, will no longer be a permitted alternative. SFAS No. 123(R) offers a choice of transition methods including Modified Prospective and Modified Retrospective (to all prior periods or interim periods in year of adoption).

On April 14, 2005, the Securities and Exchange Commission (“SEC”) announced the adoption of a new rule that amends the compliance dates for SFAS No. 123(R). The SEC’s new rule allows companies to implement SFAS No. 123(R) at the beginning of their next fiscal year, instead of the next reporting period,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that begins after June 15, 2005. The Company adopted SFAS No. 123(R) effective January 1, 2006 using the Modified Prospective application method. Upon adoption of SFAS No. 123(R), the Company anticipates that it will recognize pre-tax compensation expense of approximately $47 million related to its equity awards during 2006, of which approximately $35 million of pre-tax compensation expense relates to a modification of existing equity awards and issuance of new awards in conjunction with the Dex Media Merger. See Note 17, “Subsequent Events” for further information regarding the Dex Media Merger.

In May 2005 the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections — A replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements for voluntary changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement carries forward without change the guidance contained in APB Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, the Company will adopt SFAS No. 154 effective January 1, 2006. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial position, results of operations or cash flows.

The Company has reviewed other new accounting standards not identified above and does not believe any other new standards will have a material impact on the Company’s financial position or operating results.

3.	Acquisitions

On January 31, 2006, we acquired all of the outstanding common stock of Dex Media for a purchase price of $4.1 billion, consisting of 36,547,381 shares of our common stock valued at $2.2 billion and $1.9 billion in cash. We also assumed all of Dex Media’s outstanding indebtedness with a fair value of $5.7 billion. See Note 17, “Subsequent Events” for a further description of the Dex Media Merger.

On September 1, 2004, we completed the AT&T Directory Acquisition for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to us related to DonTech. As a result of the acquisition, we became the publisher of AT&T-branded yellow pages directories in Illinois and Northwest Indiana. The results of the AT&T Directory Business are included in our consolidated results from and after September 1, 2004. The AT&T Directory Business now operates as R.H. Donnelley Publishing & Advertising of Illinois Partnership, an indirect wholly owned subsidiary of the Company.

On January 3, 2003, we completed the SPA Acquisition for $2.23 billion in cash and became the publisher of Sprint-branded yellow pages directories in 18 states. The results of the SPA Directory Business are included in our consolidated results from and after January 3, 2003. The SPA Directory Business now operates as R.H. Donnelley Publishing & Advertising, Inc., an indirect wholly owned subsidiary of the Company.

The primary purpose of each acquisition was to facilitate the Company’s transformation from a sales agent and pre-press vendor for yellow pages advertising to a leading publisher of yellow pages directories with control over its business. The acquisitions were accounted for as purchase business combinations in accordance with SFAS No. 141, Business Combinations. Each purchase price was allocated to the related tangible and identifiable intangible assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition dates. Certain long-term intangible assets were identified and recorded at their

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated fair value. Identifiable intangible assets acquired include directory services agreements between the Company and Sprint and the Company and AT&T, customer relationships and acquired trademarks and trade names. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the fair values of the identifiable intangible assets are being amortized over their estimated useful lives in a manner that best reflects the economic benefits derived from such assets. Goodwill is not amortized but is subject to impairment testing on an annual basis. See Note 2, Summary of Significant Accounting Policies — Identifiable Intangible Assets and Goodwill, for a further description of our intangible assets and goodwill.

Under purchase accounting rules, we did not assume or record the deferred revenue balance associated with the AT&T Directory Business of $204.1 million at September 1, 2004 or the deferred revenue balance of the SPA Business of $315.9 million at January 3, 2003. These amounts represented revenue that would have been recognized subsequent to each acquisition under the deferral and amortization method in the absence of purchase accounting. Accordingly, we did not and will not record revenue associated with directories that were published prior to each acquisition as well as directories that were published in the month each acquisition was completed. Although the deferred revenue balances were eliminated, we retained all the rights associated with the collection of amounts due under and contractual obligations under the advertising contracts executed prior to the acquisitions. As a result, the billed and unbilled accounts receivable balances acquired in both acquisitions became assets of the Company. Also under purchase accounting rules, we did not assume or record the deferred directory costs related to those directories that were published prior to each acquisition as well as directories that published in the month each acquisition was completed, totaling $175.8 million for AT&T-branded directories and $63.3 million for Sprint-branded directories. These costs represented deferred operating expenses that would have been recognized subsequent to the acquisitions under the deferral and amortization method in the absence of purchase accounting.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the AT&T Directory Acquisition on September 1, 2004:

Current assets	$258,595
Non-current assets	80,552
Intangible assets	1,097,500
Goodwill	212,929

Total assets acquired	1,649,576
Current liabilities	(200,006)
Non-current liabilities	(918)

Total liabilities assumed	(200,924)

Net assets acquired	$1,448,652

The unaudited pro forma financial information presented below has been prepared in accordance with SFAS No. 141, Business Combinations, and includes the combined AT&T Directory Business and RHD GAAP results for 2003 and 2004. Summarized unaudited condensed pro forma information for the years ended December 31, 2004 and 2003 assuming the AT&T Directory Acquisition and related financing had occurred on January 1, 2003 and 2004 is presented below. The following unaudited pro forma information does not purport to represent what the Company’s results of operations would actually have been if the AT&T

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Directory Acquisition had in fact occurred on January 1, 2003 and 2004 and is not necessarily representative of results of operations for any future period.

	For the Years Ended
	December 31,
	2004	2003

Net revenue	$904,579	$716,979
Operating income	409,970	258,315
Net income	119,919	32,089
Preferred dividend	21,791	58,397
Income (loss) available to common shareholders	98,128	(26,308)
Diluted earnings (loss) per share	$2.32	$(0.86)

4.	Restructuring and Impairment Charges

The table below shows the activity in our restructuring reserves during 2003, 2004 and 2005.

	2001	2003	2005
	Restructuring	Restructuring	Restructuring
	Actions	Actions	Actions	Total

Balance at December 31, 2002	$1,675	$—	$—	$1,675
Additions to reserve charged to goodwill	—	2,878	—	2,878
Additions to reserve charged to earnings	—	9,531	—	9,531
Payments	(1,162)	(3,910)	—	(5,072)
Reserve reversal	(513)	—	—	(513)

Balance at December 31, 2003	—	8,499	—	8,499
Additions to reserve charged to earnings	—	2,657	—	2,657
Payments	—	(7,695)	—	(7,695)

Balance at December 31, 2004	—	3,461	—	3,461
Additions to reserve charged to goodwill	—	—	8,828	8,828
Payments	—	(1,884)	(2,356)	(4,240)

Balance at December 31, 2005	$—	$1,577	$6,472	$8,049

During 2003, the 2001 restructuring actions were completed, resulting in payments of $1.2 million and the remaining balance of $.5 million was reversed and included in income. These restructuring actions resulted primarily from an executive management transition and the expiration of a pre-press publishing contract in December 2002.

Following the SPA Acquisition on January 3, 2003, we consolidated publishing and technology operations, sales offices and administrative personnel and relocated the headquarters functions in Overland Park, Kansas and Purchase, New York to Cary, North Carolina. Approximately 140 people were affected by the relocation of the headquarters functions in Overland Park, Kansas and Purchase, New York, of which 75 have been included in the restructuring reserve. The remaining 65 people have relocated with the Company.

In 2003, $2.9 million was charged to goodwill representing the closure of the pre-press publishing facility operated by SPA in Blountville, Tennessee and severance paid to certain SPA executives who were terminated immediately upon the closing of the acquisition. The reserve for the pre-press publishing facility was $2.2 million and represents the remaining lease payments, net of estimated sub-lease income. An additional reserve of $0.3 million was recorded during 2004 for additional facility related costs as well as $1.3 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to severance and other related cost estimates. Net payments of $0.9 million and $0.4 million were made with respect to the former pre-press publishing facility during 2004 and 2005, respectively, and the remaining payments will be made through 2012. The severance for SPA executives of $0.7 million was paid in full in 2003. Restructuring charges are included in general and administrative expenses in our consolidated statement of operations.

In 2003, $9.5 million was charged to earnings primarily representing severance and related costs associated with the consolidation of the publishing and technology operations, sales offices and administrative personnel and the relocation of our headquarters. Payments of $3.6 million and $0.6 million were made during 2004 and 2005, respectively, related to severance and related costs and relocation. During 2004, several employees included in the initial reserve estimate were redirected within the Company resulting in a reduction to the reserve of $1.2 million. An additional reserve of $2.3 million was recorded during 2004, representing the estimated fair value of the remaining lease payments, net of estimated sub-lease income on the former Purchase, New York headquarters office lease. Net payments of $0.5 million and $0.8 million were made with respect to the former headquarters office lease during 2004 and 2005, respectively, and the remaining payments will be made through 2006.

During the first quarter of 2005, we completed a restructuring relating to the integration of the AT&T Directory Business. Approximately 63 employees were affected by the restructuring; 57 were terminated during the first quarter of 2005, and 6 were relocated to our corporate headquarters in Cary, North Carolina. Additionally, we vacated certain of our leased facilities in Chicago, Illinois. We estimated the costs associated with the terminated employees and the abandonment of certain of our leased facilities to be approximately $8.8 million and such costs were charged against goodwill during the first quarter of 2005. Payments of $1.4 million have been made with respect to severance, relocation and retention during 2005 and payments of $1.0 million were made in 2005 with respect to leased facilities in Chicago, Illinois. The remaining lease payments will be made through 2012. All other costs associated with the restructuring plan were estimated to be approximately $0.2 million and are being charged to earnings as incurred.

5.	Long-Term Debt, Credit Facilities and Notes

Long-term debt at December 31, 2005 and 2004, consisted of the following:

	2005	2004

Credit Facility	$2,170,915	$2,202,342
8.875% Senior Notes due 2010	7,934	325,000
10.875% Senior Subordinated Notes due 2012	600,000	600,000
6.875% Senior Notes due 2013	300,000	—

Total	3,078,849	3,127,342
Less current portion	100,234	162,011

Long-term debt	$2,978,615	$2,965,331

Credit Facility

As of December 31, 2005, our Senior Secured Credit Facility, as amended and restated (“Credit Facility”), consists of a $313.4 million Term Loan A-2, a $116.0 million Term Loan A-3, a $1,429.5 million Term Loan D, a $350 million Term Loan D-1 and a $175 million Revolving Credit Facility (the “Revolver”) for an aggregate Credit Facility of $2,383.9 million. All Term Loans require quarterly principal and interest payments. The Credit Facility provides for a new Term Loan C for potential borrowings up to $400 million, such proceeds, if borrowed, to be used to fund acquisitions and for retirement of Notes (defined below). As of December 31, 2005, the outstanding balances of Term Loans A-2, A-3, D and D-1 were $284.6 million,

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$105.5 million, $1,425.8 million and $350.0 million, respectively and $5.0 million was outstanding under the Revolver. The Revolver, Term Loan A-2 and Term Loan A-3 mature in December 2009 and Term Loans D and D-1 mature in June 2011. The weighted average interest rate of outstanding debt under the Credit facility was 6.21% and 4.32% at December 31, 2005 and 2004, respectively.

As amended, our restated Credit Facility bears interest, at our option, at either:

•	The higher of (i) a base rate as determined by the Administrative Agent, Deutsche Bank Trust Company Americas, plus a 1.00% margin on the Revolver and Term Loan A-2 and a 0.75% margin on Term Loan A-3, Term Loan D and Term Loan D-1; and (ii) the Federal Funds Effective Rate (as defined) plus 0.50%, plus a 1.00% margin on the Revolver and Term Loan A-2 and a 0.75% margin on Term Loan A-3, Term Loan D and Term Loan D-1; or

•	LIBOR rate plus a 2.00% margin on the Revolver and Term Loan A-2, 1.75% margin on Term Loan A-3 and Term Loan D, and a 1.50% margin on Term Loan D-1. We may elect interest periods of 1, 2, 3, 6, 9 or 12 months for LIBOR borrowings.

The Credit Facility and the indentures governing the Notes (defined below) contain usual and customary negative covenants that, among other things, place limitations on our ability to (i) incur additional indebtedness, including capital leases and liens; (ii) pay dividends and repurchase our capital stock; (iii) enter into mergers, consolidations, acquisitions, asset dispositions and sale-leaseback transactions; (iv) make capital expenditures; (v) issue capital stock of our subsidiaries; and (vi) engage in transactions with our affiliates. The Credit Facility also contains financial covenants relating to maximum consolidated leverage, minimum interest coverage and maximum senior secured leverage as defined therein. Substantially all of our assets, including the capital stock of our subsidiaries, are pledged to collateralize our obligation under the Credit Facility and Senior Notes (defined below).

On September 1, 2004, in connection with the AT&T Directory Acquisition, we amended and restated our Credit Facility, which then consisted of a $700 million Term Loan A-2, a $1,650 million Term Loan B-2 and a $175 million Revolver for an aggregate facility of $2,525 million.

On December 6, 2004, we amended our restated Credit Facility to accomplish the following objectives:

•	obtain more favorable pricing on our variable rate debt;

•	provide for a new Term Loan A-3 and a new Term Loan D, both replacing the Term Loan B-2;

•	adjust non-financial covenants to make them less restrictive for corporate operating flexibility; and

•	obtain consent to carve out designated additional debt from required mandatory prepayments.

On December 13, 2005, we amended our Credit Facility to accomplish the following objectives:

•	provide for a new $350 million Term Loan D-1 to fund the repurchase of the 8.875% Senior Notes due 2010 and pay transaction and prepayment costs;

•	adjust non-financial covenants to make them less restrictive for corporate operating flexibility; and

•	obtain consent for the Dex Media Merger and GS Repurchase.

Each of these amendments to the restated Credit Facility was accounted for as a modification of the underlying debt instruments.

Notes

On February 6, 2004, the Company redeemed the remaining aggregate principal amount of the 9.125% Senior Subordinated Notes due 2008 totaling $21.2 million at a redemption price of 104.563% of the

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal amount thereof, plus accrued and unpaid interest. During 2004, we recorded interest expense related to these notes of $1.2 million, consisting of a premium over par value paid at redemption of $1.0 million, plus the write-off of $0.2 million of unamortized deferred financing costs.

In connection with the SPA Acquisition, we issued $325 million 8.875% Senior Notes due 2010 (“Senior Notes”) and $600 million 10.875% Senior Subordinated Notes due 2012 (“Subordinated Notes” and collectively with the Senior Notes, the “Notes”). These Notes are unsecured obligations of the Company and interest is paid on these Notes semi-annually on June 15 and December 15. On December 20, 2005, we repurchased through a tender offer and exit consent solicitation $317.1 million of the Senior Notes. We are considering, among other alternatives, redemption of the remaining $7.9 million Senior Notes in 2006. Proceeds from the Credit Facility’s $350 million Term Loan D-1 were used to fund the partial repurchase, a call premium of $25.3 million and pay transaction costs. The partial repurchase of the Senior Notes has been accounted for as an extinguishment of debt and $32.7 million has been recorded as interest expense for the year ended December 31, 2005, consisting of the $25.3 million call premium and write-off of $7.4 million of unamortized deferred financing costs.

On January 14, 2005, R.H. Donnelley Corporation issued $300 million of 6.875% Senior Notes (“Holdco Notes”), the proceeds of which were used to redeem 100,303 shares of the then outstanding Preferred Stock from the GS Funds, pay transaction costs and repay debt associated with our Credit Facility. Interest is payable on the Holdco Notes semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2005. The Holdco Notes are unsecured senior obligations of the Company and mature on January 15, 2013. In connection with the issuance of the Holdco Notes, we entered into a registration rights agreement under which we completed an exchange offer registration statement with the SEC in June 2005.

At December 31, 2005, the remaining 8.875% Senior Notes had a fair value of $8.5 million and are redeemable at our option beginning in 2006 at the following prices:

Redemption Year	Price

2006	104.438%
2007	102.219%
2008 and thereafter	100.000%

At December 31, 2005, the 10.875% Senior Subordinated Notes had a fair value of $681.8 million and are redeemable at our option beginning in 2007 at the following prices:

Redemption Year	Price

2007	105.438%
2008	103.625%
2009	101.813%
2010 and thereafter	100.000%

At December 31, 2005, the 6.875% Senior Notes had a fair value of $280.5 million and are redeemable at our option beginning in 2009 at the following prices:

Redemption Year	Price

2009	103.438%
2010	101.719%
2011 and thereafter	100.000%

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate maturities of long-term debt at December 31, 2005 were:

2006	$100,234
2007	95,234
2008	104,892
2009	166,650
2010	1,086,364
Thereafter	1,525,475

Total	$3,078,849

Dex Media Merger and GS Repurchase Financing

On January 27, 2006, in connection with the Dex Media Merger, we issued $660 million 6.875% Series A-2 Senior Discount Notes due January 15, 2013 for gross proceeds of $600.5 million and $1,210 million 8.875% Series A-3 Senior Notes due January 15, 2016 to pay the cash portion of the purchase price to the Dex Media stockholders. Also on January 27, 2006, we issued $365 million 6.875% Series A-1 Senior Discount Notes due January 15, 2013 for gross proceeds of $332.1 million to fund the GS Repurchase. Additionally, we assumed Dex Media’s outstanding indebtedness with a fair value of approximately $5.7 billion. See Note 17, “Subsequent Events,” for additional information regarding these transactions.

6.	Partnership Income and Investment

Before the AT&T Directory Acquisition, partnership income included our 50% share of the net profits of DonTech and revenue participation income received directly from AT&T, which was based on the value of advertising sales. As a result of the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income, we now consolidate all net profits from DonTech, and our DonTech partnership investment was eliminated. Consequently, partnership income was no longer reported commencing September 1, 2004. Rather, following the AT&T Directory Acquisition, the revenues, expenses and income of the acquired AT&T Directory Business are directly recorded in our Consolidated Statements of Operations. Partnership income from DonTech for the eight months ended August 31, 2004 and year ended December 31, 2003 consisted of the following:

	Eight Months Ended	Year Ended
	August 31,	December 31,
	2004	2003

50% share of DonTech net profits	$12,777	$17,347
Revenue participation income	65,190	96,705

Total DonTech income	$77,967	$114,052

Summarized financial information of DonTech is shown in the table below. Prior to September 1, 2004, these results were not consolidated in our financial statements.

	Eight Months	Year Ended
	Ended August 31,	December 31,
	2004	2003

Net revenues	$68,777	$99,711
Operating income	$25,428	$33,526
Net income	$25,554	$34,694

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Redeemable Preferred Stock and Warrants

We have 10,000,000 shares of preferred stock authorized for issuance. At December 31, 2005 and 2004, we had 100,301 and 200,604 shares of Preferred Stock outstanding, respectively. On January 27, 2006, we completed the GS Repurchase and subsequently, there are no outstanding shares of our Preferred Stock.

In a series of transactions related to the SPA Acquisition in November 2002 and January 2003, we issued through a private placement 200,604 shares of Preferred Stock and warrants to purchase 1,650,000 shares of our common stock to the GS Funds for gross proceeds of $200 million. Exercise prices related to the warrants range between $26.28 and $28.62, which are exercisable at any time during a five-year term.

Prior to the GS Repurchase, the Preferred Stock, and any accrued and unpaid dividends, were convertible by the GS Funds into common stock at any time after issuance at a price of $24.05 per share and earned a cumulative dividend of 8% compounded quarterly. We could not pay cash dividends on the Preferred Stock through September 30, 2005, during which time the dividend accreted. As of December 31, 2005, no Preferred Stock dividends have been paid in cash to the GS Funds by the Company.

The net proceeds received from the issuance of Preferred Stock in January 2003 and November 2002 were allocated to the Preferred Stock, warrants and the beneficial conversion feature (“BCF”) of the Preferred Stock based on their relative fair values. The fair value of the Preferred Stock was estimated using the Dividend Discount Method, which determines the fair value based on the discounted cash flows of the security. The BCF is a function of the conversion price of the Preferred Stock, the fair value of the warrants and the fair market value of the underlying common stock on the date of issuance. The fair value of the warrants ($12.18 for January 2003 warrants and $10.43 for November 2002 warrants) was determined based on the Black-Scholes model, with the following assumptions:

Dividend yield	0%
Expected volatility	35%
Risk-free interest rate	3.0%
Expected holding period	5 years

In connection with each issuance of our Preferred Stock and each subsequent quarterly dividend date through September 30, 2005, a BCF was recorded because the fair value of the underlying common stock at the time of issuance was greater than the conversion price of the Preferred Stock. The BCF is treated as a deemed dividend because the Preferred Stock was convertible into common stock immediately after issuance. Commencing October 3, 2005, the Preferred Stock was no longer convertible into common stock, and consequently, we will no longer recognize any BCF. The Preferred Stock dividend in 2005 and 2004 of $11.7 million and $21.8 million, respectively, consisted of the stated 8% dividend of $10.1 million (including $2.5 million of accrued cash dividends) and $17.9 million, respectively, and a BCF of $1.6 million and $3.9 million, respectively.

On January 14, 2005, we repurchased 100,303 shares of our outstanding Preferred Stock from the GS Funds for $277.2 million in cash. In order to fund this repurchase, on January 14, 2005, we issued $300 million of Holdco Notes. See Note 5, Long-Term Debt, Credit Facilities and Notes, for a further discussion of the financing associated with this transaction. In connection with the Preferred Stock repurchase, we recorded a reduction in earnings available to common shareholders on the Consolidated Statements of Operations of $133.7 million to reflect the loss on the repurchase of these shares for the year-ended December 31, 2005. The excess of the cash paid to the GS Funds over the carrying amount of the repurchased Preferred Stock, plus the amount previously recognized for the BCF associated with these shares has been recognized as the loss on repurchase. Such amount represents a return to the GS Funds and, therefore has been treated in a manner similar to the treatment of the Preferred Stock dividend.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 27, 2006 we repurchased the remaining 100,301 shares of our outstanding Preferred Stock from the GS Funds for $336.1 million in cash including accrued cash dividends and interest pursuant to the terms of a Stock Purchase and Support Agreement (the “Stock Purchase Agreement”) dated October 3, 2005. The aggregate purchase price, as defined in the Stock Purchase Agreement, was equal to: (i) the product of $64.00 and the number of shares of the Company’s common stock into which the outstanding shares of the Preferred Stock was convertible as of (and including) September 30, 2005; plus (ii) an amount equal to the amount of cash dividends that would have accrued on the outstanding shares of the Preferred Stock had the parties not entered into the Stock Purchase Agreement from and after October 1, 2005 through and including the earlier of the date on which the transactions contemplated in the Stock Purchase Agreement are completed and January 3, 2006. The purchase price also included a daily interest component (as defined) based on the number of days from January 3, 2006 to the repurchase date, January 27, 2006.

Based on the terms of the Stock Purchase Agreement, the repurchase of the Preferred Stock became a probable event on October 3, 2005, requiring the recorded value of the Preferred Stock to be accreted to its redemption value. The accretion to redemption value during 2005 totaled $211.0 million and has been recorded as a reduction to net income available to common shareholders on the Consolidated Statements of Operations for the year ended December 31, 2005. In conjunction with the GS Repurchase in the first quarter of 2006, we will reverse the previously recorded BCF related to these shares and record an increase to income available to common shareholders of approximately $31.2 million.

On January 27, 2006, in order to fund the GS Repurchase, we issued $365 million 6.875% Series A-1 Senior Discount Notes due January 15, 2013 for gross proceeds of $332.1 million. See Note 17, “Subsequent Events” for additional information regarding this transaction.

8.	Stock Incentive Plans

We maintain a shareholder approved stock incentive plan whereby certain employees and non-employee directors are eligible to receive stock options, stock appreciation rights, limited stock appreciation rights in tandem with stock options and deferred shares. Awards are typically granted at the fair market value of our common stock at the date of the grant. We follow APB No. 25, and related interpretations in accounting for our stock incentive plan. We typically do not recognize compensation expense related to the issuance of stock options. Compensation expense related to SARs is recognized at the end of each period in the amount by which the quoted market value of the underlying shares covered by the grant exceeds the grant price recognized over the vesting term. The awards expire not more than ten years from the grant date and the Board determines termination, vesting and other relevant provisions at the date of the grant.

Non-employee directors receive options to purchase 1,500 shares and an award of 1,500 deferred shares upon election to the Board. Non-employee directors also receive, on an annual basis, options to purchase 1,500 shares and an award of 1,500 deferred shares. Non-employee directors may also elect to receive additional options in lieu of all or a portion of their annual cash retainer fee.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in awards outstanding under all of our stock incentive plans for the last three years were as follows:

		Weighted Average
		Exercise/Grant
	Shares	Price Per Share

Awards outstanding, December 31, 2002	4,282,621	$20.97
Granted	484,676	30.54
Exercised	(1,278,643)	16.76
Canceled or expired	(144,242)	25.28

Awards outstanding, December 31, 2003	3,344,412	23.78
Granted	1,279,357	41.55
Exercised	(374,152)	19.60
Canceled or expired	(214,732)	28.54

Awards outstanding, December 31, 2004	4,034,885	29.57
Granted	384,093	59.54
Exercised	(334,718)	22.06
Canceled or expired	(82,016)	46.99

Awards outstanding, December 31, 2005	4,002,244	$32.69

Available for future grants at December 31, 2005	5,301,277

The following table summarizes information about stock awards outstanding and exercisable at December 31, 2005:

	Stock Awards Outstanding			Stock Awards Exercisable
		Weighted Average			Weighted Average
Range of		Remaining	Weighted Average		Exercise/
Exercise/Grant		Contractual Life	Exercise/Grant		Grant Price Per
Prices	Shares	(In Years)	Price Per Share	Shares	Share

$11.10-$14.75	34,109	1.76	$14.02	34,109	$14.02
$15.22-$19.41	401,804	3.09	15.74	401,804	15.74
$24.75-$29.59	1,795,290	4.47	25.97	1,398,971	25.96
$30.11-$39.21	236,075	4.14	30.80	79,719	31.01
$41.10-$43.85	1,142,486	5.40	41.32	210,772	41.12
$46.06-$53.74	36,600	5.28	47.90	7,066	47.24
$56.72-$64.95	355,880	6.20	59.54	225	59.00

	4,002,244	4.72	$32.69	2,132,666	$25.60

At December 31, 2005, there were 4,002,244 awards outstanding at a weighted average exercise price per share of $32.69 and 2,132,666 awards exercisable at a weighted average exercise price per share of $25.60. At December 31, 2004, there were 4,034,885 awards outstanding at a weighted average exercise price per share of $29.57 and 1,709,293 awards exercisable at a weighted average exercise price per share of $22.98. At December 31, 2003, there were 3,344,412 awards outstanding at a weighted average exercise price per share of $23.78 and 1,526,193 awards exercisable at a weighted average exercise price per share of $20.10

On February 24, 2005, the Company granted 0.5 million stock appreciation rights (“SARs”) to certain employees in conjunction with its annual grant of stock incentive awards. These SARs, which are settled in our common stock, were granted with a grant price of $59.00 per share, which was equal to the fair market

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of the Company’s common stock on the grant date, and vest ratably over three years. On July 28, 2004, the Company granted 0.9 million SARs to certain employees, including senior management, in connection with the AT&T Directory Acquisition. These SARs, which are settled in our common stock, were granted with a grant price of $41.58 per share, which was equal to the fair market value of the Company’s common stock on the grant date, and initially were scheduled to vest entirely only after five years. The maximum appreciation of the July 28, 2004 SAR grants is 100% of the initial grant price. In accordance with APB No. 25 and FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, we recognize non-cash compensation at the end of each period in the amount by which the quoted market value of the underlying shares covered by the grant exceeds the grant price recognized over the vesting term. We recognized non-cash compensation related to these and other smaller SAR grants of $4.1 million and $1.3 million during the year ended December 31, 2005 and 2004, respectively.

In connection with the SPA Acquisition, the Company granted 1.5 million options (“Founders Grant”) to certain employees, including senior management, during 2002. These options were granted in October 2002 with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. However, the award of these options was contingent upon the successful closing of the SPA Acquisition. Therefore, these options were subject to forfeiture until January 3, 2003, by which time the fair market value of the Company’s common stock exceeded the exercise price. Accordingly, these options are accounted for as compensatory options and resulted in a charge of $1.0 million during each of the years ended December 31, 2005 and 2004.

The sale of Preferred Stock in connection with the SPA Acquisition triggered a change in control under the terms of the Company’s stock incentive plans. Accordingly, all awards granted through the end of 2002, with the exception of the Founders Grant options and options held by senior management (who waived the change in control provisions), became fully vested.

In connection with the Dex Media Merger, the Company granted on October 3, 2005, 1.1 million SARs to certain employees, including senior management. These SARs were granted with an exercise price of $65.00 and vest ratably over three years. The award of these SARs was contingent upon the successful completion of the Dex Media Merger. The Dex Media Merger triggered a change in control under the Company’s stock incentive plans.

Accordingly, all awards granted through January 31, 2006, with the exception of stock awards held by senior management (who waived the change of control provisions), became fully vested. In addition, the vesting conditions related to the July 28, 2004 SARs grant were modified as a result of the Dex Media Merger, which now vest ratably over three years from the date of grant. Lastly, at January 31, 2006, equity awards outstanding under the existing Dex Media equity compensation plans totaled 4.0 million Dex Media option shares and had a weighted average exercise price of $5.48 per option share. As a result of the Dex Media Merger, all outstanding Dex Media equity awards were converted to RHD equity awards on February 1, 2006. Upon conversion to RHD equity awards, the number of securities to be issued upon exercise of outstanding awards totaled 1.7 million shares of RHD and have a weighted average exercise price of $12.73. On February 1, 2006, the number of RHD shares remaining available for future issuance totaled 0.5 million under the Dex Media, Inc. 2004 Incentive Award Plan. See Note 17, “Subsequent Events” for additional information.

9.	Income Taxes

Deferred tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statements and tax basis of assets and liabilities, as measured by the current enacted tax rates. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provision (benefit) for income taxes consisted of:

	2005	2004	2003

Current provision (benefit)
U.S. Federal	$—	$(25,348)	$4,768
State and local	—	(207)	(556)

Total current (benefit) provision	—	(25,555)	4,212
Deferred provision (benefit)
U.S. Federal	37,087	66,230	(31,722)
State and local	6,089	5,231	(8,508)

Total deferred provision (benefit)	43,176	71,461	(40,230)

Provision (benefit) for income taxes	$43,176	$45,906	$(36,018)

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and our effective tax rate.

	2005	2004	2003

Statutory U.S. Federal tax rate	35.0%	35.0%	35.0%
State and local taxes, net of U.S. Federal tax benefit	3.6	4.5	6.8
Non-deductible expense	0.4	—	—

Effective tax rate	39.0%	39.5%	41.8%

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets and liabilities consisted of the following at December 31, 2005 and 2004:

	2005	2004

Deferred tax assets
Reorganization and restructuring costs	$1,422	$616
Bad debts	5,445	1,313
Postretirement benefits	4,755	3,493
Capital loss carryforward	6,148	6,148
Deferred compensation	4,022	2,366
Deferred directory cost uplift	4,148	4,812
Net operating loss carryforwards	163,356	71,630
Other	—	12,004

Total deferred tax assets	189,296	102,382
Valuation allowance	(6,148)	(6,148)

Net deferred tax assets	183,148	96,234

Deferred tax liabilities
Equity investment	—	58,741
Pension	10,914	8,804
Depreciation and amortization	218,232	138,559
Other	265	—

Deferred costs	92,672	—

Total deferred tax liabilities	322,083	206,104

Net deferred tax liability	$138,935	$109,870

The 2005 provision for income taxes of $43.2 million is comprised of a deferred tax provision due to the taxable loss generated in the current period. The 2005 deferred tax provision resulted in an effective tax rate of 39.0% and net operating losses of approximately $168.6 million related to tax deductions and amortization expense recorded for tax purposes compared to book purposes with respect to the intangible assets acquired in connection with the SPA Acquisition and the AT&T Directory Acquisition. The 2005 effective tax rate reflects a decrease in the state and local tax rate due to integration of the SPA Acquisition and the AT&T Directory Acquisition.

At December 31, 2005, the Company had $3.6 million of federal alternative minimum tax (AMT) credit carryforward, which does not expire. The Company also had federal and state net operating loss carryforwards of approximately $342.5 million (net of carryback) and approximately $650.0 million, respectively. In assessing the realizability of our deferred tax assets, we have considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. In making this determination, under the applicable financial reporting standards, we are allowed to consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. Based upon the future taxable income over the periods in which the deferred tax assets are utilizable and projected future taxable income, we believe it is more likely than not that we will realize the benefits of the deferred tax assets. The federal net operating loss carryforward will begin to expire in 2023, and the state net operating loss carryforwards will begin to expire in 2008. A portion of the benefits from the net operating loss carryforwards is reflected in additional paid-in capital as a portion of these

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

net operating loss carryforwards are generated by deductions related to the exercise of stock options. The 2005 and 2004 deduction for stock options was $13.2 million and $10.1 million, respectively.

The 2004 provision for income taxes of $45.9 million was comprised of a current tax benefit of $25.6 million and a deferred tax provision of $71.5 million. The 2004 current tax benefit resulted in an effective tax rate of 39.5% and net operating losses of approximately $72.4 million related to tax deductions in connection with the SPA Acquisition and the AT&T Directory Acquisition. The 2004 deferred tax provision of $71.5 million was primarily related to the difference in amortization expense recorded for tax purposes compared to book purposes with respect to the intangible assets acquired in connection with the SPA Acquisition and the AT&T Directory Acquisition. The 2004 effective tax rate reflects a decrease in the state and local tax rate due to integration of the SPA Acquisition and the AT&T Directory Acquisition.

The 2003 tax benefit of $36.0 million was comprised of current tax provision $4.2 million and a deferred tax benefit of $40.2 million. The 2003 tax benefit resulted in an effective tax rate of 41.8% and net operating losses of approximately $176.0 million related to tax deductions in connection with the SPA Acquisition. The 2003 deferred tax benefit primarily related to the net operating loss generated in 2003 is partially offset by a deferred tax provision principally relating to the difference in amortization recorded for tax purposes compared to book purposes with respect to intangible assets acquired in connection with the SPA Acquisition.

The Company is currently under federal tax audit by the Internal Revenue Service for the taxable years 2003 and 2004. The Company believes that adequate provisions have been made with respect to the federal tax audit and the Company believes the resolution of such audit will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. In addition, certain state tax returns are under examination by various regulatory authorities. We continuously review issues raised in connection with ongoing examinations and open tax years to evaluate the adequacy of our reserves. We believe that our accrued tax liabilities are adequate to cover all probable U.S. federal and state income tax loss contingencies.

10.	Benefit Plans

Retirement Plans.  We have a cash balance defined benefit pension plan covering substantially all employees with at least one year of service. The benefits to be paid to employees are based on years of service and a percentage of total annual compensation. The percentage of compensation allocated to a retirement account ranges from 3.0% to 12.5% depending on age and years of service (“cash balance benefit”). Benefits for certain employees who were participants in the predecessor The Dun & Bradstreet Corporation (“D&B”) Defined Benefit Pension Plan are also determined based on the participant’s average compensation and years of service (“final average pay benefit”) and benefits to be paid will equal the greater of the final average pay benefit or the cash balance benefit. Pension costs are determined using the projected unit credit actuarial cost method. Our funding policy is to contribute an amount at least equal to the minimum legal funding requirement. No contributions were required to be made in 2005, 2004 or 2003. The underlying pension plan assets are invested in diversified portfolios consisting primarily of equity and debt securities. We use a measurement date of December 31 for the majority of our plan assets.

We also have an unfunded non-qualified defined benefit pension plan, the Pension Benefit Equalization Plan (“PBEP”), which covers senior executives and certain key employees. Benefits are based on years of service and compensation (including compensation not permitted to be taken into account under the previously mentioned defined benefit pension plan).

Savings Plan.  We offer a defined contribution savings plan to substantially all employees and contribute $0.50 for each dollar contributed by a participating employee, up to a maximum of 6% of each participating employee’s salary (including bonus and commissions). Contributions under this plan were $2.5 million, $1.7 million and $1.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. Effective

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

July 1, 2005, DonTech’s defined contribution savings plan was merged into the Company’s defined contribution savings plan.

Other Postretirement Benefits.  We have an unfunded postretirement benefit plan that provides certain healthcare and life insurance benefits to those full-time employees who reach retirement age while working for the Company.

In connection with the AT&T Directory Acquisition, we have assumed DonTech’s benefit plans. Information presented below for 2005 and 2004 includes amounts for the Company plans and the DonTech plans since September 1, 2004. The retirement and postretirement plans of the Company and DonTech are similar in nature and both share in a master trust. A summary of the funded status of the benefit plans at December 31, 2005 and 2004 was as follows:

	Retirement Plans		Postretirement Plan
	2005	2004	2005	2004

Change in benefit obligation
Benefit obligation, beginning of period	$113,389	$65,718	$19,434	$11,290
Benefit obligation, as of September 1, 2004 (DonTech)	—	38,521	—	6,492
Service cost	5,050	4,147	685	548
Interest cost	6,406	4,661	1,195	870
Plan participant contributions	—	—	258	231
Amendments	—	—	—	2,786
Actuarial loss	6,448	3,861	2,677	2,406
Benefits paid	(5,534)	(3,519)	(1,022)	(886)
Impact of Medicare D	—	—	—	(4,303)

Benefit obligation, end of period	$125,759	$113,389	$23,227	$19,434

Change in plan assets
Fair value of plan assets, beginning of period	$101,007	$64,798	$—	$—
Fair value of plan assets, as of September 1, 2004 (DonTech)	—	31,317	—	—
Return on plan assets	5,252	8,272	—	—
Employer contributions	58	139	765	655
Plan participant contributions	—	—	257	231
Benefits paid	(5,534)	(3,519)	(1,022)	(886)

Fair value of plan assets, end of period	$100,783	$101,007	$—	$—

Reconciliation of Funded Status
Funded status of plans	$(24,976)	$(12,382)	$(23,227)	$(19,434)
Unrecognized net loss	36,834	28,601	4,376	1,873
Unrecognized prior service costs	1,094	1,227	3,774	4,588

Net amount recognized	$12,952	$17,446	$(15,077)	$(12,973)

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net amounts recognized in the consolidated balance sheets at December 31, 2005 and 2004 were as follows:

	Retirement Plans		Postretirement Plan
	2005	2004	2005	2004

Prepaid benefit costs	$—	$19,430	$—	$—
Accrued liabilities	(11,906)	(2,499)	(15,077)	(12,973)
Intangible asset	1,146	—	—	—
Accrued other comprehensive income	23,712	515	—	—

Net amount recognized	$12,952	$17,446	$(15,077)	$(12,973)

The accumulated benefit obligation for all defined benefit pension plans was $112.7 million and $102.2 million at December 31, 2005 and 2004, respectively.

The projected benefit obligation and accumulated benefit obligation for the unfunded PBEP at December 31, 2005 and 2004 was as follows:

	2005	2004

Projected benefit obligation	$4,441	$3,183
Accumulated benefit obligation	$2,749	$2,316

The net periodic benefit expense of the retirement plans for the years ended December 31, 2005, 2004 and 2003 was as follows:

	2005	2004	2003

Service cost	$5,050	$4,147	$3,246
Interest cost	6,406	4,661	3,671
Expected return on plan assets	(8,363)	(6,680)	(5,910)
Unrecognized prior service cost	133	116	108
Amortization of net loss from earlier periods	1,326	733	—

Net periodic benefit expense	$4,552	$2,977	$1,115

Additional Information

			Postretirement
	Retirement Plans		Plan
	2005	2004	2005	2004

Increase in minimum pension liability included in other comprehensive income	$23,197	$515	$—	$—

The following assumptions were used in determining the benefit obligations for the retirement plans and postretirement plan:

	2005	2004	2003

Weighted average discount rate	5.50%	5.75%	6.00%
Rate of increase in future compensation	3.66%	3.66%	3.66%

The discount rate reflects the current rate at which the pension obligation could effectively be settled at the end of the year. The methodology used to determine the discount rate for 2005 was changed to a methodology that discounts the projected plan cash flows to the measurement date using the spot rates provided in the Citigroup Pension Discount Curve. A single discount rate is then computed so that the present

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of the benefit cash flows using this single rate equals the present value computed using the Citigroup Pension Discount Curve. The Company changed to this approach in 2005 to better reflect the specific cash flows of these plans in determining the discount rate. In prior years, discount rates were developed by reference to the Moody’s long-term Aa corporate bond yield at the plan’s measurement date, with consideration of the plan’s duration relative to the duration of the Moody’s Aa corporate bond portfolio.

The following assumptions were used in determining the net periodic benefit expense for the retirement plans:

	2005	2004	2003

Weighted average discount rate	5.75%	6.00%	6.50%
Rate of increase in future compensation	3.66%	3.66%	3.66%
Expected return on plan assets	8.25%	8.25%	8.25%

The weighted average discount rate used to determine the net periodic expense for the postretirement plan was 5.75%, 6.00% and 6.50% for 2005, 2004 and 2003, respectively.

For 2005 and 2004 we used a rate of 8.25% as the expected long-term rate of return assumption on plan assets for the retirement plan. This assumption is based on the plan’s present target asset allocation of 65% equity securities and 35% debt securities. It reflects long-term capital market return forecasts for the asset classes employed, assumed excess returns from active management within each asset class, the portion of plan assets that are actively managed, and periodic rebalancing back to target allocations. Current market factors such as inflation and interest rates are evaluated before the long-term capital market assumptions are determined. Although we review our expected long-term rate of return assumption annually, our plan performance in any one particular year does not, by itself, significantly influence our evaluation. Our assumption is generally not revised unless there is a fundamental change in one of the factors upon which it is based, such as the target asset allocation or long-term capital market return forecasts.

The net periodic benefit expense of the postretirement plan for the years ended December 31, 2005, 2004 and 2003 was as follows:

	2005	2004	2003

Service cost	$685	$548	$490
Interest cost	1,195	870	480
Amortization of unrecognized prior service credit	814	172	(70)
Amortization of unrecognized net loss	175	681	100
Other	—	—	10

Net periodic benefit expense	$2,869	$2,271	$1,010

The following table reflects assumed healthcare cost trend rates.

	2005	2004

Healthcare cost trend rate assumed for next year
Under 65	10.0%	11.0%
65 and older	12.0%	13.0%
Rate to which the cost trend rate is assumed to decline
Under 65	5.0%	5.0%
65 and older	5.0%	5.0%
Number of years that it takes to reach the ultimate trend rate	8	9

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects for 2005:

	One	One
	Percentage-Point	Percentage-Point
	Increase	Decrease

Effect on total service and interest costs	$325	$(262)
Effect on postretirement benefit obligation	$3,013	$(2,475)

The pension plan weighted-average asset allocation at December 31, 2005 and 2004, by asset category, are as follows:

	Plan Assets at December 31,
	2005	2004

Equity securities	67%	68%
Debt securities	33%	32%

Total	100%	100%

A total return investment approach in which a mix of equity and debt investments are used to maximize the long-term return on plan assets at a prudent level of risk. The plan’s target asset allocation is presently 65% equity securities and 35% debt securities. The target allocation is controlled by periodic rebalancing back to target. Plan assets are invested using a combination of active and passive (indexed) investment strategies.

The plan’s equity securities are diversified across U.S. and non-U.S. stocks. The plan’s debt securities are diversified principally among securities issued or guaranteed by the United States government or its agencies, mortgage-backed securities, including collateralized mortgage obligations, investment-grade corporate debt obligations and dollar-denominated obligations issued in the U.S. and by non-U.S. banks and corporations. Investment risk is controlled through diversification among asset classes, managers and securities. Risk is further controlled at the investment manager level by requiring active managers to follow formal written investment guidelines. Investment results are measured and monitored on an ongoing basis, and quarterly investment reviews are conducted. The plan’s active United States investment manager is prohibited from investing plan assets in equity or debt securities issued or guaranteed by RHD. However, the plan may hold Donnelley stock if it is part of a total United States equity market index fund in which the plan invests.

Estimated Future Benefit Payments

The following table illustrates estimated future benefit payments to be made in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter for the Company’s retirement plans and postretirement plan and expected Medicare Part D subsidies to be received:

			Medicare
	Retirement	Postretirement	Part D
	Plans	Plan	Subsidy

2006	$5,314	$870	$80
2007	5,666	950	110
2008	5,886	990	130
2009	6,349	1,030	170
2010	6,791	1,130	200
Years 2011-2015	44,084	6,650	1,560

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We expect to make contributions of approximately $0.1 million and $0.9 million to our nonqualified retirement plan and postretirement plan, respectively, in 2006.

11.	Commitments

We lease office facilities and equipment under operating leases with non-cancelable lease terms expiring at various dates through 2015. Rent and lease expense for 2005, 2004 and 2003 was $10.0 million, $11.6 million and $10.2 million, respectively. The future non-cancelable minimum rental payments applicable to operating leases at December 31, 2005 are:

2006	$9,366.9
2007	8,818.9
2008	8,357.8
2009	7,313.0
2010	4,332.2
Thereafter	12,218.1

Total	$50,406.9

We have entered into long-term purchase agreements for paper used in the publishing of our directories. The purchase commitments for the paper is with three suppliers and is estimated, based on minimum required quantities, to aggregate approximately $30.5 million through 2006. In connection with the AT&T Directory Acquisition, we entered into an Internet Yellow Pages reseller agreement whereby we are obligated to pay AT&T $15.4 million over the 5-year term of the agreement. In connection with our software system modernization and on-going support services related to the Amdocs software system, we are obligated to pay Amdocs $40.2 million over the periods 2006 through 2009.

12.	Legal Proceedings

We are involved in various legal proceedings arising in the ordinary course of our business, as well as certain litigation and tax matters described below. We periodically assess our liabilities and contingencies in connection with these matters based upon the latest information available to us. For those matters where it is probable that we have incurred a loss and the loss or range of loss can be reasonably estimated, we record reserves in our consolidated financial statements. In other instances, we are unable to make a reasonable estimate of any liability because of the uncertainties related to both the probable outcome and amount or range of loss. As additional information becomes available, we adjust our assessment and estimates of such liabilities accordingly.

Based on our review of the latest information available, we believe our ultimate liability in connection with pending legal proceedings, including the litigation and tax matters described below, will not have a material adverse effect on our results of operations, cash flows or financial position, as described below. No material amounts have been accrued in our financial statements with respect to any of these matters.

In order to understand our potential exposure under the litigation and tax matters described below under the captions “Information Resources, Inc.” and “Tax Matters,” you need to understand the relationship between us and D&B, and certain of our predecessors and affiliates that, through various corporate reorganizations and contractual commitments, have assumed varying degrees of responsibility with respect to such matters.

In November 1996, the company then known as The Dun & Bradstreet Corporation separated through a spin-off (“1996 Distribution”) into three separate public companies: The Dun and Bradstreet Corporation, ACNielsen Corporation (“ACNielsen”), and Cognizant Corporation (“Cognizant”). In June 1998, The Dun & Bradstreet Corporation separated through a spin-off (“1998 Distribution”) into two separate public companies:

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation (formerly The Dun & Bradstreet Corporation) and a new company that changed its name to The Dun & Bradstreet Corporation. Later in 1998, Cognizant separated through a spin-off (“Cognizant Distribution”) into two separate public companies: IMS Health Incorporated (“IMS”), and Nielsen Media Research, Inc. (“NMR”). In September 2000, The Dun & Bradstreet Corporation separated into two separate public companies: Moody’s Corporation, (“Moody’s”) (formerly The Dun & Bradstreet Corporation), and a new company that changed its name to The Dun & Bradstreet Corporation. As a result of the form of R.H. Donnelley Corporation’s separation from The Dun & Bradstreet Corporation in 1998, we are the corporate successor of and technically the defendant and taxpayer referred to below as D&B with respect to any matter accruing prior to June 30, 1998.

Information Resources, Inc.

The following is a description of an antitrust lawsuit filed in 1996 by Information Resources, Inc. (“IRI”). In July 1996, IRI filed a complaint, subsequently amended in 1997, in the United States District Court for the Southern District of New York, naming as defendants D&B (now, the Company, as successor of D&B), A.C. Nielsen Company (a subsidiary of ACNielsen) and IMS (then known as Cognizant), at the time of the filing, all wholly owned subsidiaries of D&B. VNU N.V., a publicly traded Dutch company (“VNU”), and its U.S. subsidiaries VNU, Inc., AC Nielsen, AC Nielsen (US), Inc. (“ACN (US)”), and NMR (collectively, the “VNU Parties”), have assumed exclusive joint and several liability for any judgment or settlement of this antitrust lawsuit (collectively, the “IRI Liabilities”).

The amended complaint alleged, among other claims, various violations of U.S. antitrust laws under Sections 1 and 2 of the Sherman Antitrust Act. IRI sought damages in excess of $650.0 million, which IRI sought to treble under the antitrust laws. IRI also sought punitive damages of an unspecified amount, which we believe are precluded as a result of the prior dismissal of one of IRI’s claims.

In December 2004, the Court entered an order that barred IRI from arguing that defendant’s pricing practices or discounts were illegal or anti-competitive unless it could satisfy a specified burden of proof. In response to this ruling, in a press release, IRI stated, in relevant part, “without this evidence, IRI believes that little would be left of IRI’s case to take to trial.” As a result, IRI asked the Court to enter a final judgment against it so that it could take an immediate appeal to the Second Circuit. Defendants did not object to this request. On February 1, 2005, the U.S. District Court for the Southern District of New York entered a final judgment against IRI dismissing IRI’s claims with prejudice and on the merits. The appeal was fully briefed, and was argued before the Court on October 18, 2005.

On February 16, 2006, IRI and the defendants (including the Company) entered into a settlement agreement pursuant to which the VNU Parites agreed to pay IRI approximately $55.0 million in consideration for release of claims against the defendants. As a result of this settlement, we will no longer report on this matter.

Tax Matters

D&B entered into global tax-planning initiatives in the normal course of its business, primarily through tax-free restructurings of both its foreign and domestic operations (collectively, “Legacy Tax Matters”). The IRS has disputed in the past and is currently disputing certain tax positions taken with respect to the Legacy Tax Matters. The current status of these Legacy Tax Matters is summarized below.

As of December 31, 2005, settlement agreements have been executed with the IRS with respect to the Legacy Tax Matters previously referred to in our SEC filings as “Utilization of Capital Losses” and “Royalty Expense Deductions.” With respect to the Utilization of Capital Losses matter, the settlement agreement resolved the matter in its entirety without any financial impact to us. For the Royalty Expense Deductions matter, the settlement resolved tax years 1995 and 1996 without any financial impact to us, which represented

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately 90% of the total potential liability to the IRS, including penalties. We believe that the resolution of the remaining exposure to the IRS under the Royalty Expense Deduction matter will not have a material adverse impact on our financial position, results of operations or cash flows. Based upon these settlements, these matters will no longer be reported upon in our SEC filings. The one remaining Legacy Tax Matter is described immediately below.

Amortization and Royalty Expense Deductions/Royalty Income — 1997-1998

In the fourth quarter of 2003, D&B received (on our behalf) IRS notices of proposed adjustment with respect to a partnership transaction entered into in 1997. The IRS asserted that certain amortization expense deductions claimed by D&B on its 1997 and 1998 tax returns should be disallowed.

In April 2004, D&B received (on our behalf) proposed notices of deficiency from the IRS, proposing adjustments with respect to the same 1997 partnership transaction consistent with the notices of proposed adjustment. We understand that D&B filed protests relating to this matter for the 1997 and 1998 tax years with the IRS Office of Appeals. During the third quarter of 2004, D&B was informed by the IRS Office of Appeals that the 1997 and 1998 tax years were being returned to the Examination Division of the IRS for further development of the issues.

In addition, the IRS has asserted that royalty expense deductions, claimed by D&B on its tax returns for 1997 and 1998 for royalties paid to the partnership should be disallowed. The IRS also has asserted that the receipt of these same royalties by the partnership should be reallocated to and reported as royalty income by D&B, including the portions of the royalties that were allocated to third party partners in the partnership, and, thus, included in their taxable income. We understand that D&B believes that the IRS’ stated positions with respect to the treatment of the royalty expense and royalty income are mutually inconsistent, making it unlikely that the IRS will prevail on both of the positions. We also understand that D&B nonetheless believes that the IRS may seek to issue notices with respect to both of these inconsistent positions.

We understand that D&B estimates that its additional tax liability as a result of the disallowance of the 1997 and 1998 amortization deductions could be up to $44.3 million (tax, interest and penalties, net of tax benefits).

In the event the IRS were to prevail on both positions with respect to the royalty expense and royalty income, which D&B believes unlikely, D&B estimates that the additional tax liability to it as a result of the disallowance of the 1997 and 1998 royalty expense deductions and the inclusion of the reallocated royalty income for all relevant years could be up to $146.3 million (tax, interest and penalties, net of tax benefits), which would be in addition to the $44.3 million noted above related to the amortization expense deduction.

We understand that D&B is attempting to resolve these matters with the IRS before proceeding to litigation, if necessary. If D&B were to challenge, at any time, any of these IRS positions for years 1997 and 1998 in U.S. District Court or the U.S. Court of Federal Claims, rather than in U.S. Tax Court, the disputed amounts for each applicable year would need to be paid in advance for the Court to have jurisdiction over the case.

Pursuant to a series of tax sharing and other agreements (collectively, “Tax Sharing Agreements”) relating to the spin-offs and separations referred to above, D&B and Moody’s are jointly and severally liable for all amounts resulting from the “Amortization and Royalty Expense Deductions/Royalty Income —  1997-1998” described above. Under the terms of the 1998 Distribution, D&B agreed to assume the defense and to indemnify us against any tax liability that may be assessed against us and any related costs and expenses that we may incur in connection with any of these Legacy Tax Matters. Also, as required by those agreements, Moody’s has agreed to be jointly and severally liable with D&B for the indemnity obligation to us. Under the terms of certain of the other spin-offs and separations, D&B and Moody’s have, between each other, agreed to be financially responsible for 50% of any potential liabilities that may arise to the extent such potential

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities are not directly attributable to each party’s respective business operations. Only if D&B and Moody’s were unable to bear all or a part of these liabilities, would we be liable, and then only to the extent that both of them could not satisfy their joint and several indemnity obligations to us.

While we cannot assure you as to the outcome of the remaining Legacy Tax Matter (Amortization and Royalty Expense Deductions/Royalty Income — 1997-1998), management presently believes that D&B and Moody’s have sufficient financial resources and borrowing capacity to satisfy their respective indemnity obligations in connection with the remaining Legacy Tax Matter. Therefore, management presently believes that the ultimate resolution of this Legacy Tax Matter would not have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

Other Matters

The Company is exposed to potential defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using advertiser and telephone subscriber data. If such data were determined to be inaccurate or if data stored by us were improperly accessed and disseminated by us or by unauthorized persons, the subjects of our data and users of that data we collect and publish could submit claims against the Company. Although to date we have not experienced any material claims relating to defamation or breach of privacy, we may be party to such proceedings in the future that could have a material adverse effect on our business.

We are also involved in other legal proceedings, claims and litigation arising in the ordinary conduct of our business. Although we cannot assure you of any outcome, management presently believes that the outcome of such legal proceedings will not have a material adverse effect on our results of operations or financial condition and no material amounts have been accrued in our consolidated financial statements with respect to these matters.

13.	Business Segments

During 2004, we revised our historical segment reporting to reflect the change in our business that resulted from the AT&T Directory Acquisition and to reflect how management now reviews and analyzes the business. Our business of publishing yellow pages directories is now conducted in one operating segment. All pre-press publishing services and other ancillary services previously performed on behalf of other publishers are now performed entirely on behalf of the directories we now publish. As a result of the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income, we consolidate all net profits from DonTech and we eliminated our partnership investment in DonTech. Consequently, partnership income was no longer reported commencing on September 1, 2004 and, accordingly, the previously reported DonTech operating segment is no longer applicable.

14.	Guarantees

R.H. Donnelley Inc. is a direct wholly owned subsidiary of R.H. Donnelley Corporation and the issuer of the Senior Notes and Subordinated Notes. R.H. Donnelley Corporation and the direct and indirect 100% owned subsidiaries of R.H. Donnelley Inc. jointly and severally, fully and unconditionally, guarantee these debt instruments. The Holdco Notes were issued by R.H. Donnelley Corporation as of January 14, 2005 and are not guaranteed by any of the Company’s subsidiaries. At December 31, 2005, R.H. Donnelley Inc.’s direct wholly owned subsidiaries were R.H. Donnelley Publishing & Advertising, Inc., R.H. Donnelley APIL, Inc., DonTech Holdings, LLC, The DonTech II Partnership, R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC, R.H. Donnelley Publishing & Advertising of Illinois Partnership and Get Digital Smart.com Inc. The following consolidating condensed financial statements should be read in conjunction with the consolidated financial statements of the Company.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

See Note 12, “Legal Proceedings” for a description of various legal proceedings in which the Company is involved and related contingencies.

In general, substantially all of the net assets of the Company and its subsidiaries are restricted from being paid as dividends to any third party, and our subsidiaries are restricted from paying dividends, loans or advances to R.H. Donnelley Corporation with very limited exceptions, under the terms of our Credit Facility. See Note 5, “Long-Term Debt, Credit Facilities and Notes” for a further description of our debt instruments.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Balance Sheet
December 31, 2005

	R.H.				Consolidated
	Donnelley	R.H.			R.H.
	Corporation	Donnelley Inc.	Guarantor		Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Assets
Cash and cash equivalents	$830	$2,703	$4,260	$—	$7,793
Accounts receivable, net	—	—	457,310	—	457,310
Deferred directory costs	—	—	67,686	—	67,686
Other current assets	—	13,162	52,327	(32,433)	33,056

Total current assets	830	15,865	581,583	(32,433)	565,845
Investment in subsidiaries	662,971	1,514,314	—	(2,177,285)	—
Fixed assets, net	—	50,059	5,628	—	55,687
Other assets	12,197	189,161	1,669	(108,949)	94,078
Intercompany receivable	—	24,919	213,545	(238,464)	—
Intercompany notes receivable	—	1,789,436	—	(1,789,436)	—
Intangible assets, net	—	—	2,833,200	—	2,833,200
Goodwill	—	—	319,014	—	319,014

Total assets	$675,998	$3,583,754	$3,954,639	$(4,346,567)	$3,867,824

Liabilities, Preferred Stock and Shareholders’ (Deficit) Equity
Accounts payable and accrued liabilities	$8,780	$48,698	$32,103	$(20)	$89,561
Deferred directory revenue	—	—	463,440	—	463,440
Current deferred income taxes, net	—	36,751	80,616	(31,784)	85,583
Current portion LTD	—	100,234	—	—	100,234

Total current liabilities	8,780	185,683	576,159	(31,804)	738,818
Long-term debt	300,000	2,678,615	—	—	2,978,615
Intercompany notes payable	331,840	—	—	(331,840)	—
Intercompany payable			1,789,436	(1,789,436)	—
Deferred income taxes, net	(7,356)	13,215	50,346	(2,853)	53,352
Other long-term liabilities	—	43,270	24,384	(13,349)	54,305
Preferred Stock	334,149	—	—	—	334,149
Shareholders’ (deficit) equity	(291,415)	662,971	1,514,314	(2,177,285)	(291,415)

Total liabilities, preferred stock and shareholders’ (deficit) equity	$675,998	$3,583,754	$3,954,639	$(4,346,567)	$3,867,824

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Balance Sheet
December 31, 2004

	R.H.
	Donnelley	R.H.			Consolidated
	Corporation	Donnelley Inc.	Guarantor		R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Assets
Cash and cash equivalents	$—	$6,008	$4,747	$—	$10,755
Accounts receivable, net	—	—	455,433	—	455,433
Deferred directory costs	—	—	155,959	(39,442)	116,517
Other current assets	—	18,456	693,933	(671,785)	40,604

Total current assets	—	24,464	1,310,072	(711,227)	623,309
Investment in subsidiaries	234,096	1,895,478	—	(2,129,574)	—
Fixed assets, net	—	31,125	6,562	(1)	37,686
Other assets	—	101,061	1,567	—	102,628
Intercompany notes receivable	—	2,124,745	—	(2,124,745)	—
Intangible assets, net	—	—	2,905,026	304	2,905,330
Goodwill	—	—	309,969	—	309,969

Total assets	$234,096	$4,176,873	$4,533,196	$(4,965,243)	$3,978,922

Liabilities, Preferred Stock and Shareholders’ Equity
Accounts payable and accrued liabilities	$—	$366,086	$45,091	$(330,815)	$80,362
Deferred directory revenue	—	—	381,424	—	381,424
Current portion LTD	—	162,011	111,840	(111,840)	162,011

Total current liabilities	—	528,097	538,355	(442,655)	623,797
Long-term debt	—	3,314,522	2,012,905	(2,362,096)	2,965,331
Deferred income taxes, net	—	70,612	53,366	(5,158)	118,820
Other long-term liabilities	—	29,546	33,092	(25,760)	36,878
Preferred Stock	216,111	—	—	—	216,111
Shareholders’ equity	17,985	234,096	1,895,478	(2,129,574)	17,985

Total liabilities, preferred stock and shareholders’ equity	$234,096	$4,176,873	$4,533,196	$(4,965,243)	$3,978,922

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2005

	R.H.				Consolidated
	Donnelley	R.H.			R.H.
	Corporation	Donnelley Inc.	Guarantor		Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Net Revenue	$—	$—	$956,631	$—	$956,631
Expenses	38	117,929	543,989	(80,566)	581,390
Partnership and equity income	80,849	156,788	—	(237,637)	—

Operating income	80,811	38,859	412,642	(157,071)	375,241
Interest expense	(20,634)	(70,025)	(173,873)	—	(264,532)
Intercompany dividend income and minority interest (expense)	—	83,708	(939)	(82,769)	—

Pre-tax income	60,177	52,542	237,830	(239,840)	110,709
Income tax (expense) benefit	7,356	28,307	(81,042)	2,203	(43,176)

Net income	67,533	80,849	156,788	(237,637)	67,533
Dividend on Preferred Stock	11,708	—	—	—	11,708
Loss on repurchase of Preferred Stock	133,681	—	—	—	133,681
Accretion of Preferred Stock to redemption value	211,020	—	—	—	211,020

(Loss) income available to common shareholders	$(288,876)	$80,849	$156,788	$(237,637)	$(288,876)

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2004

	R.H.				Consolidated
	Donnelley	R.H.			R.H.
	Corporation	Donnelley Inc.	Guarantor		Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Net Revenue	$—	$12,980	$638,361	$(48,225)	$603,116
Expenses	—	44,282	393,279	(48,226)	389,335
Partnership and equity income	70,312	76,189	65,190	(133,724)	77,967

Operating income	70,312	44,887	310,272	(133,723)	291,748
Interest (expense) income, net	—	17,841	(193,371)	—	(175,530)
Other income	—	22	(22)	—	—

Pre-tax income	70,312	62,750	116,879	(133,723)	116,218
Income tax (expense) benefit	—	7,562	(53,468)	—	(45,906)

Net income	70,312	70,312	63,411	(133,723)	70,312
Dividend on Preferred Stock	21,791	—	—	—	21,791

Income available to common shareholders	$48,521	$70,312	$63,411	$(133,723)	$48,521

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation

Consolidated Condensed Statement of Operations
For the Year Ended December 31, 2003

	R.H.				Consolidated
	Donnelley	R.H.			R.H.
	Corporation	Donnelley Inc.	Guarantor		Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Net revenue	$—	$22,198	234,247	$—	$256,445
Expenses	—	72,294	205,677	—	277,971
Partnership and equity income (loss)	(49,953)	106,606	222,992	(165,593)	114,052

Operating (loss) income	(49,953)	56,510	251,562	(165,593)	92,526
Interest (expense) income, net	—	(187,149)	7,129	—	(180,020)
Other income	—	1,523	—	—	1,523

Pre-tax (loss) income	(49,953)	(129,116)	258,691	(165,593)	(85,971)
Income tax (expense) benefit	—	79,163	(43,145)	—	(36,018)

Net (loss) income	(49,953)	(49,953)	215,546	(165,593)	(49,953)
Dividend on Preferred Stock	58,397	—	—	—	58,397

(Loss) income available to common shareholders	$(108,350)	$(49,953)	$215,546	$(165,593)	$(108,350)

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2005

	R.H. Donnelley	R.H.			Consolidated
	Corporation	Donnelley Inc.	Guarantor	Other	R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Cash flow from operations	$(11,219)	$(17,459)	$420,730	$—	$392,052
Cash flow from investing activities
Purchase of fixed assets	—	(30,803)	(802)	—	(31,605)
Acquisitions	(6,450)	—	—	—	(6,450)
Intercompany notes	—	111,840	(308,575)	196,735	—

Net cash flow from investing activities	(6,450)	81,037	(309,377)	196,735	(38,055)

Cash flow from financing activities:
Proceeds from issuance of debt, net of costs	293,439	—	—	—	293,439
Repurchase of Preferred Stock	(277,197)	—	—	—	(277,197)
Debt repaid with proceeds from new debt	—	(317,066)	—	—	(317,066)
Increase in checks not yet presented for payment	—	1,760	—	—	1,760
Additional borrowings under Credit Facility	—	341,417	—	—	341,417
Credit Facility repayments	—	(345,227)	—	—	(345,227)
Call premium	—	(25,268)	—	—	(25,268)
Revolver borrowings	—	268,000	—	—	268,000
Revolver repayments	—	(304,200)	—	—	(304,200)
Proceeds from employee stock option exercises	7,383	—	—	—	7,383
Intercompany notes and other	(5,126)	313,701	(111,840)	(196,735)	—

Net cash flow from financing activities	18,499	(66,883)	(111,840)	(196,735)	(356,959)

Change in cash	830	(3,305)	(487)	—	(2,962)
Cash at beginning of year	—	6,008	4,747	—	10,755

Cash at end of period	$830	$2,703	$4,260	$—	$7,793

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2004

	R.H.				Consolidated
	Donnelley	R.H.			R.H.
	Corp.	Donnelley Inc.	Guarantor		Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Cash flow from operations	$—	$294,901	$111,402	$—	$406,303
Cash flow from investing activities
Purchase of fixed assets	—	(14,919)	(3,094)	—	(18,013)
Acquisitions	—	(1,413,620)	—	—	(1,413,620)
Other	(7,457)	111,840	7,457	(111,840)	—

Net cash flow from investing activities	(7,457)	(1,316,699)	4,363	(111,840)	(1,431,633)

Cash flow from financing activities
Proceeds from debt	—	1,464,447	—	—	1,464,447
Debt repayments	—	(442,624)	(111,840)	111,840	(442,624)
Other	7,457	(917)	—	—	6,540

Net cash flow from financing activities	7,457	1,020,906	(111,840)	111,840	1,028,363

Change in cash	—	(892)	3,925	—	3,033
Cash at beginning of year	—	6,900	822	—	7,722

Cash at end of period	$—	$6,008	$4,747	$—	$10,755

The presentation of 2004 cash flows above has been revised from the prior year to correct the presentation of cash flow between R.H. Donnelley Corporation, R.H. Donnelley, Inc. and the Guarantor Subsidiaries.

R.H. Donnelley Corporation

Consolidated Condensed Statement of Cash Flows
For the Year Ended December 31, 2003

	R.H.			Consolidated
	Donnelley	R.H.		R.H.
	Corporation	Donnelley Inc.	Guarantor	Donnelley
	(Parent)	(Issuer)	subsidiaries	Corporation

Cash flow from operations	$—	$(136,482)	$385,079	$248,597
Cash flow from investing activities	(125,683)	(219,175)	(33,056)	(377,914)
Cash flow from financing activities	125,683	354,812	(351,243)	129,252

Change in cash	—	(845)	780	(65)
Cash at beginning of period	—	7,745	42	7,787

Cash at end of period	$—	$6,900	$822	$7,722

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Valuation and Qualifying Accounts

		Net Addition
		to Allowances
		from SPA &	Net Additions
	Balance at	AT&T	Charged to	Write-offs	Balance at
	Beginning of	Directory	Revenue and	and Other	End of
	Period	Acquisitions	Expense	Deductions	Period

Allowance for Doubtful Accounts and Sales Claims
For the year ended December 31, 2005	$33,093	—	54,921	(60,686)	$27,328
For the year ended December 31, 2004	$11,956	25,788	32,339	(36,990)	$33,093
For the year ended December 31, 2003	$4,772	31,052	1,611	(25,479)	$11,956
Deferred Tax Asset Valuation Allowance
For the year ended December 31, 2005	$6,148	—	—	—	$6,148
For the year ended December 31, 2004	$5,738	—	410	—	$6,148
For the year ended December 31, 2003	$6,094	—	(356)	—	$5,738

16.	Quarterly Information (unaudited)

	Three Months Ended
	March 31	June 30	September 30	December 31

2005
Net revenue(1)	$207,339	$232,967	$255,214	$261,111
Operating income(2)	70,197	91,030	102,732	111,282
Net income	7,747	20,023	27,147	12,616
Preferred dividend	3,319	2,919	2,977	2,493
Loss on repurchase of Preferred Stock(3)	133,681	—	—	—
Accretion of Preferred Stock to redemption value(3)	—	—	—	211,020
(Loss) income available to common shareholders	(129,253)	17,104	24,170	(200,897)
Basic (loss) earnings per share	$(4.10)	$0.46	$0.65	$(6.30)
Diluted (loss) earnings per share	$(4.10)	$0.44	$0.62	$(6.30)

	Three Months Ended
	March 31	June 30	September 30	December 31

2004
Net revenue(1)	$143,807	$144,641	$144,405	$170,263
Operating income(2)	86,738	92,136	73,686	39,188
Net income (loss)	28,095	33,057	18,474	(9,314)
Preferred dividend	5,287	5,392	5,501	5,611
Income (loss) available to common shareholders	22,808	27,665	12,973	(14,925)
Basic earnings (loss) per share	$0.57	$0.68	$0.32	$(0.47)
Diluted earnings (loss) per share	$0.54	$0.65	$0.31	$(0.47)

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Revenue from the sale of advertising is recognized under the deferral and amortization method, whereby revenue from advertising sales is initially deferred when a directory is published and recognized ratably over the life of the directory. Due to purchase accounting rules, we were not able to recognize any revenue from directories published by the AT&T Directory Business or the SPA Directory Business prior to each acquisition or for any directories published in the months the acquisitions were completed.

(2)	Similar to the deferral and amortization method of revenue recognition, certain costs directly related to the selling and production of directories are initially deferred and recognized ratably over the life of the directory. Due to purchase accounting rules, we were not able to recognize any expenses from directories published by the AT&T Directory Business or the SPA Directory Business prior to each acquisition or for any directories published in the months the acquisitions were completed. Additionally, as a result of the AT&T Directory Acquisition, AT&T ceased paying us revenue participation income and we consolidate all net profits from DonTech.

(3)	On January 14, 2005, we repurchased 100,303 shares of our outstanding Preferred Stock from the GS Funds for $277.2 million. During the first quarter of 2005, we recorded a reduction to earnings available to common shareholders of approximately $133.7 million to reflect the loss on the repurchase of these shares. During the fourth quarter of 2005, the carrying value of our Preferred Stock was accreted to its redemption value of $334.1 million. As a result, we recorded a reduction from earnings available to common shareholders of approximately $211.0 million.

17.	Subsequent Events

Dex Media Merger

On January 31, 2006, we completed the Dex Media Merger by purchasing all of the outstanding common stock of Dex Media for a purchase price of $4.1 billion. Pursuant to the Agreement and Plan of Merger dated October 3, 2005 (“Merger Agreement”), each issued and outstanding share of Dex Media common stock was converted into $12.30 in cash and 0.24154 of a share of RHD common stock, resulting in an aggregate cash value of $1.9 billion and aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of RHD common stock valued at $61.82 per share. The $61.82 share price used to value the common shares issued in the Dex Media Merger was based on the average closing price of RHD’s common stock for the two business days before and after the announcement of the Dex Media Merger on October 3, 2005, in accordance with EITF 95-19, Determination of the Measurement Date for the Market Price of Securities Issued in a Purchase Business Combination. Additionally, we assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.7 billion. Upon completion of the Dex Media Merger and the transactions contemplated by the Merger Agreement, the Company’s stockholders and the former Dex Media stockholders own approximately 47% and 53% of the Company’s common stock, respectively.

The Dex Media Merger will be accounted for as a purchase business combination, with the Company considered to be the acquirer, in the first quarter of 2006 in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”), and the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of January 31, 2006. Under purchase accounting rules, we will not assume or record the deferred revenue balance of Dex Media at January 31, 2006 related to those directories that were published prior to the Dex Media Merger. Such amount would have been recognized as revenue subsequent to the merger under the deferral and amortization method in the absence of purchase accounting. Although the deferred revenue balance will be eliminated, we will retain all of the rights associated with the collection of amounts due under and obligations under the advertising contracts executed prior to the Dex Media Merger. As a result, Dex Media’s accounts receivable balances remain our assets. Also under purchase accounting rules, we will not assume or record deferred directory costs at January 31, 2006 related to those directories that were published prior to the Dex Media Merger. These costs represent operating expenses that would have been recognized subsequent to the merger

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under the deferral and amortization method in the absence of purchase accounting. The following purchase price allocation is preliminary and is subject to a closing balance sheet audit of Dex Media as of January 31, 2006 and the final determination of the fair value of the assets acquired and liabilities assumed.

Calculation of Allocable Purchase Price

Cash(a)		$1,861,111
RHD shares issued to Dex Media shareholders(a)		2,259,359
Allocable transaction costs		39,397
Dex Media vested and unvested equity awards(b)		88,812
Dex Media outstanding debt at fair value(c)		5,672,658

Total allocable purchase price		$9,921,337

Estimated allocation of purchase price:
Non-Compete/publishing agreements(d)		$5,914,000
Customer relationships(d)		1,269,000
Trademarks and other(d)		505,000
Dex Media net assets acquired	345,201
Unbilled Dex Media customers receivable, net as of January 31, 2006(e)	668,537
Estimated profit on acquired sales contracts(f)	53,438
Fair value adjustments:
Reverse pre-merger deferred revenue(g)	216,286
Reverse pre merger deferred directory costs(g)	(255,910)
Eliminate deferred financing costs(g)	(106,774)
Eliminate Dex Media deferred income taxes(g)	(63,967)
Deferred taxes relating to purchase accounting(h)	(235,848)

Fair value of net assets acquired		620,963
Goodwill(i)		1,612,374

Total allocable purchase price		$9,921,337

(a)	Pursuant to the Merger Agreement, each issued and outstanding share of Dex Media common stock as of January 31, 2006 was converted into the right to receive $12.30 in cash and 0.24154 of a share of RHD common stock. As of January 31, 2006, 151,309,850 shares of Dex Media common stock were issued and outstanding, which resulted in the issuance of 36,547,381 shares of RHD common stock valued at $61.82 per share.

(b)	The number of Dex Media vested equity awards after conversion to RHD shares totals 1.3 million at January 31, 2006. The value of these vested equity awards totals $69.4 million using a valuation price of $51.29 per share. The number of Dex Media unvested equity awards after conversion to RHD shares totals 0.4 million at January 31, 2006. The value of these unvested equity awards totals $19.4 million using a valuation price range of $51.29 to $52.60 per share.

(c)	Pursuant to SFAS No. 141 provisions, we are required to fair value Dex Media’s outstanding debt as of the Merger completion date. As of January 31, 2006, Dex Media had outstanding debt of $5.5 billion and the associated fair value adjustment totaled $0.2 billion.

(d)	Represents contractual agreements Dex Media has entered into with Qwest. Such agreements include: (i) a non-competition and non-solicitation agreement with an amortization period of 37-38 years, whereby Qwest has agreed not to sell directory products consisting principally of listings and classified

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service, (ii) a publishing agreement with an amortization period of 37-38 years, which grants Dex Media the right to be the exclusive official directory publisher of listings and classified advertisements of Qwest’s telephone customers in the geographic areas in the Dex Media states in which Qwest provides local telephone service; (iii) local and national customer relationships with an amortization period of 15-25 years; and (iv) a trademark license agreement with an amortization period of 15 years, whereby Qwest has licensed to Dex Media the right to use the Qwest Dex and Qwest Dex Advantage marks in connection with directory products and related marketing materials in the Dex Media states and the right to use these marks in connection with DexOnline.com, Dex Media’s directory website. The weighted average amortization period of intangible assets acquired totals approximately 33 years.

(e)	Represents estimated net unbilled Dex Media customer receivables for directories that published before January 31, 2006.

(f)	Represents “cost uplift” adjustment to increase those costs incurred for directories that were scheduled to publish after January 31, 2006 to their fair value.

(g)	These adjustments represent the reversal of Dex Media’s pre-merger deferred revenue liability and deferred directory costs for directories published prior to January 31, 2006 and elimination of deferred financing costs and deferred income taxes, all of which are required to be eliminated under purchase accounting.

(h)	Represents recognition of deferred income taxes relating to the Dex Media Merger.

(i)	Represents the excess purchase price over the estimated fair value of net identifiable assets acquired. Goodwill will be allocated to the Company’s one operating segment. The Company does not expect goodwill to be deductible for tax purposes.

The results of the Dex Media business will be included in our consolidated results commencing February 1, 2006. On January 27, 2006, in order to fund the cash portion of the Dex Media Merger purchase price, the Company issued $660 million aggregate principal amount at maturity ($600.5 million gross proceeds) of 6.875% Series A-2 Senior Discount Notes due January 15, 2013 and $1,210 million principal amount of 8.875% Series A-3 Senior Notes due January 15, 2016. Interest is payable semi-annually on the Series A-2 Senior Discount Notes and the Series A-3 Senior Notes. These notes are unsecured obligations of RHD, senior in right of payment to all future senior subordinated and subordinated indebtedness of RHD and structurally subordinated to all indebtedness of our subsidiaries. In addition, cash received from Dex Media West’s credit facility amendment, which occurred in January 2006, was utilized to fund the remaining cash portion of the Dex Media Merger purchase price.

In connection with the issuance of these notes, we entered into a registration rights agreement, whereby we agreed, among other things to (i) file one or more registration statements with the SEC for the Series A-2 Discount Notes and Series A-3 Notes within 120 days after January 31, 2006, (ii) use reasonable efforts have such registration statement(s) declared effective by the SEC within 180 days after January 31, 2006 and (iii) subject to certain limitations, consummate the exchange offer(s) to which this exchange offer registration statement(s) relate within 210 days after January 31, 2006.

In connection with the Dex Media Merger on October 3, 2005, the Company granted 1.1 million SARs to certain employees, including senior management. These SARs were granted with a grant price of $65.00 and vest ratably over three years. The award of these SARs was contingent upon the successful completion of the Dex Media Merger. The Dex Media Merger triggered a change in control under the Company’s stock incentive plans. Accordingly, all awards granted through January 31, 2006, with the exception of stock awards held by senior management (who waived the change of control provisions), became fully vested. In addition, the vesting conditions related to the July 28, 2004 SARs grant were modified as a result of the Dex Media Merger, which now vest ratably over three years from the date of grant. At January 31, 2006, equity awards outstanding under the existing Dex Media equity compensation plans totaled 4.0 million and had a weighted

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

average exercise price of $5.48. As a result of the Dex Media Merger, all outstanding Dex Media equity awards were converted to RHD equity awards on February 1, 2006. Upon conversion to RHD equity awards, the number of securities to be issued upon exercise of outstanding awards total 1.7 million shares of RHD and have a weighted average exercise price of $12.73. On February 1, 2006, the number of RHD shares remaining available for future issuance totaled 0.5 million under the Dex Media, Inc. 2004 Incentive Award Plan.

GS Repurchase

On January 27, 2006 we repurchased the remaining 100,301 shares of our outstanding Preferred Stock from the GS Funds for $336.1 million in cash including accrued cash dividends and interest pursuant to the terms of a Stock Purchase and Support Agreement (the “Stock Purchase Agreement”) dated October 3, 2005. The aggregate purchase price, as defined in the Stock Purchase Agreement, was equal to: (i) the product of $64.00 and the number of shares of the Company’s common stock into which the outstanding shares of the Preferred Stock was convertible as of (and including) September 30, 2005; plus (ii) an amount equal to the amount of cash dividends that would have accrued on the outstanding shares of the Preferred Stock had the parties not entered into the Stock Purchase Agreement from and after October 1, 2005 through and including the earlier of the date on which the transactions contemplated in the Stock Purchase Agreement are completed and January 3, 2006. The purchase price also included a daily interest component (as defined) based on the number of days from January 3, 2006 to the repurchase date, January 27, 2006. In order to fund the GS Repurchase, we issued $365 million aggregate principal amount at maturity ($332.1 million gross proceeds) of 6.875% Series A-1 Senior Discount Notes due January 15, 2013. These notes are unsecured obligations of RHD, senior in right of payment to all future senior subordinated and subordinated indebtedness of RHD and structurally subordinated to all indebtedness of our subsidiaries. Interest is payable semi-annually commencing July 15, 2006. In connection with the issuance of these notes, we entered into a registration rights agreement, whereby we agreed, among other things to (i) file an exchange offer registration statement with the SEC with respect to these notes within a 120 days after January 27, 2006, (ii) use reasonable efforts to have such exchange offer registration statement declared effective by the SEC within 180 days after January 27, 2006 and (iii) subject to certain limitations, consummate the exchange offer to which this exchange offer registration statement relates within 210 days after January 27, 2006.

As a result of the GS Repurchase, (i) the purchase agreement among the Company and the GS Funds relating to the Preferred Stock has terminated and is null and void and of no further force or effect, without any further action of the Company or the GS Funds being required, (ii) none of the GS Funds has any further rights to designate any directors of the Company or to veto any corporate action of the Company, as provided in the purchase agreement relating to the Preferred Stock or otherwise, (iii) the registration rights agreement, dated November 25, 2002, among the Company and the GS Funds has terminated and is null and void and of no further force or effect, without any further action of the Company or the GS Funds being required, and, as of the closing of the GS Repurchase, none of the GS Funds has any registration rights with respect to any securities of the Company, including, without limitation, any warrants to purchase shares of the Company’s common stock or any shares of the Company’s common stock that may be issued or issuable upon exercise of any such warrants.

Subject to the preceding paragraph, the GS Funds will retain their warrants to purchase approximately 1.65 million shares of the Company’s common stock

As a result of the GS Repurchase becoming a probable event under the terms of the Stock Purchase Agreement dated October 3, 2005 (See Note 7, “Redeemable Preferred Stock and Warrants”), the recorded value of the Preferred Stock was accreted to its redemption value of $334.1 million at December 31, 2005 and $336.1 million at January 27, 2006. In the first quarter of 2006, the accretion in redemption value of $2.0 million will be recorded as a reduction to income available to common shareholders and the previously recorded BCF of approximately $31.2 million related to these shares will be recognized as an increase to income available to common shareholders during 2006.

R.H. DONNELLEY CORPORATION

Consolidated Balance Sheets

	March 31,	December 31,
	2006	2005
	(Unaudited)
	(In thousands, except share and per share data)

ASSETS
Current Assets
Cash and cash equivalents	$199,283	$7,793
Accounts receivable
Billed	196,177	116,576
Unbilled	1,253,525	368,062
Allowance for doubtful accounts and sales claims	(105,301)	(27,328)

Net accounts receivable	1,344,401	457,310
Deferred directory costs	211,228	67,686
Other current assets	64,029	33,056

Total current assets	1,818,941	565,845
Fixed assets and computer software, net	164,238	55,687
Other non-current assets	175,412	105,891
Intangible assets, net	11,708,800	2,833,200
Goodwill	2,671,431	319,014

Total Assets	$16,538,822	$3,879,637

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$127,371	$68,912
Accrued interest	136,359	20,649
Deferred directory revenue	783,267	463,440
Short-term deferred income taxes, net	288,429	85,583
Current portion of long-term debt	460,523	100,234

Total current liabilities	1,795,949	738,818
Long-term debt	10,423,447	2,978,615
Deferred income taxes, net	2,146,549	65,165
Other non-current liabilities	155,411	54,305

Total liabilities	14,521,356	3,836,903
Commitments and contingencies
Redeemable convertible preferred stock (liquidation preference of $334,149 at December 31, 2005)	—	334,149
Shareholders’ Equity (Deficit)
Common stock, par value $1 per share, 400,000,000 shares authorized, 88,169,275 shares issued at March 31, 2006 and 51,621,824 shares issued at December 31, 2005	88,169	51,622
Additional paid-in capital	2,338,790	—
Warrants outstanding	13,758	13,758
Accumulated deficit	(270,814)	(197,122)
Treasury stock, at cost, 18,665,862 shares at March 31, 2006 and 19,733,161 shares at December 31, 2005	(162,415)	(163,485)
Accumulated other comprehensive income	9,978	3,812

Total shareholders’ equity (deficit)	2,017,466	(291,415)

Total Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity (Deficit)	$16,538,822	$3,879,637

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
	(In thousands, except per share data)

Net revenue	$320,479	$207,339
Expenses
Operating expenses	180,473	102,406
General and administrative expenses	39,247	13,085
Depreciation and amortization	62,692	21,651

Total expenses	282,412	137,142
Operating income	38,067	70,197
Interest expense, net	(153,741)	(57,497)

(Loss) income before income taxes	(115,674)	12,700
(Benefit) provision for income taxes	(43,956)	4,953

Net (loss) income	(71,718)	7,747
Preferred dividend	1,974	3,319
(Gain) loss on repurchase of redeemable convertible preferred stock	(31,195)	133,681

Loss available to common shareholders	$(42,497)	$(129,253)

Loss per share:
Basic	$(0.76)	$(4.10)

Diluted	$(0.76)	$(4.10)

Shares used in computing loss per share:
Basic	55,607	31,543

Diluted	55,607	31,543

Comprehensive (Loss) Income
Net (loss) income	$(71,718)	$7,747
Unrealized gain on interest rate swaps, net of tax	6,166	12,217

Comprehensive (loss) income	$(65,552)	$19,964

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
	(In thousands)

Cash Flows from Operating Activities
Net (loss) income	$(71,718)	$7,747
Reconciliation of net (loss) income to net cash provided by operating activities:
Depreciation and amortization	62,692	21,651
Deferred income taxes	(44,046)	21,768
Provision for bad debts	8,457	6,800
Stock based compensation expense	16,472	—
Other non-cash charges	15,618	4,863
Changes in assets and liabilities, net of effects from acquisition:
(Increase) in accounts receivable	(104,867)	(5,468)
(Increase) decrease in other assets	(16,159)	7,428
Increase in accounts payable and accrued liabilities	1,254	10,400
Increase in deferred directory revenue	319,565	50,740
Increase (decrease) in other non-current liabilities	8,722	(13,102)

Net cash provided by operating activities	195,990	112,827
Cash Flows from Investing Activities
Additions to fixed assets and computer software	(10,396)	(5,515)
Merger, net of cash received	(1,888,745)	—

Net cash used in investing activities	(1,899,141)	(5,515)
Cash Flows from Financing Activities
Proceeds from the issuance of debt, net of costs	2,517,466	291,742
Revolver borrowings	168,700	72,000
Revolver repayments	(44,700)	(90,200)
Repurchase of redeemable convertible preferred stock	(336,123)	(277,197)
Credit facility repayments	(418,895)	(111,435)
(Decrease) increase in checks not yet presented for payment	(5,925)	1,943
Proceeds from employee stock option exercises	14,118	2,653

Net cash provided by (used in) financing activities	1,894,641	(110,494)
Increase (decrease) in cash and cash equivalents	191,490	(3,182)
Cash and cash equivalents, beginning of year	7,793	10,755

Cash and cash equivalents, end of period	$199,283	$7,573

Supplemental Information:
Cash paid:
Interest	$122,626	$24,502

Income taxes, net	$231	$508

The accompanying notes are an integral part of the consolidated financial statements.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Tabular amounts in thousands, except per share data)

1.	Business and Basis of Presentation

The interim consolidated financial statements of R.H. Donnelley Corporation and its direct and indirect wholly owned subsidiaries (the “Company”, “RHD”, “we”, “us” and “our”) have been prepared in accordance with the instructions to Quarterly Report on Form 10-Q and should be read in conjunction with the financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 10-K”). The results of interim periods are not necessarily indicative of results for the full year or any subsequent period. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of financial position, results of operations and cash flows at the dates and for the periods presented have been included.

Certain prior period amounts included on the Consolidated Balance Sheet have been reclassified to conform to the current period’s presentation.

Significant Business Developments

On January 31, 2006, we acquired Dex Media, Inc. (“Dex Media”) for a purchase price of $4.1 billion, consisting of 36,547,381 shares of our common stock valued at $2.2 billion and $1.9 billion in cash (the “Dex Media Merger”). Dex Media is the indirect parent of Dex Media East LLC (“Dex Media East”) and Dex Media West LLC (“Dex Media West”). We also assumed all of Dex Media’s and its subsidiaries’ outstanding indebtedness with a fair value of $5.5 billion. Dex Media is the exclusive publisher of the “official” yellow pages and white pages directories for Qwest Communications International Inc. (“Qwest”) where Qwest is the primary incumbent local exchange carrier (“ILEC”). Dex Media East operates the directory business in the following states, which are Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (collectively, the “Dex East States”) and Dex Media West operates the directory business in the following states, which are Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (collectively, the “Dex West States”). Prior to the Dex Media Merger, Dex Media was a leading directory publisher in the United States. The purpose of the Dex Media Merger was to take a further step in the transformation of RHD into a leading publisher of Yellow Pages directories, as well as to combine the complementary strengths of both companies. The acquired business of Dex Media and its subsidiaries (“Dex Media Business”) now operates through Dex Media, Inc., one of RHD’s direct, wholly-owned subsidiaries. The results of the Dex Media Business have been included in the Company’s operating results commencing February 1, 2006.

Following the closing of the Dex Media Merger, we are the third largest print and online directory publisher in the United States, based on revenue. During 2006, we expect to have a total annual distribution of approximately 80 million directories, serving over 600,000 local and national advertisers with more than 625 directories in 28 states. In 2005, Dex Media published 293 directories and printed approximately 52 million copies of these directories for distribution to virtually all business and residential customers throughout the Dex East States and Dex West States. Dex Media’s Internet-based directory, DexOnline.comtm, which is bundled with Dex Media’s print product to provide web-based access to Dex Media’s directories, further expands the distribution of Dex Media’s advertiser content. In addition to the acquired Dex Media Business, we publish Sprint-branded directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. We also publish AT&T (formerly known as SBC) branded directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. We also offer online city guides and search web sites in all our Sprint markets under the Best Red Yellow Pages brand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com.

On January 27, 2006, we repurchased the remaining 100,301 shares of our outstanding 8% redeemable convertible cumulative preferred stock (“Preferred Stock”) from investment partnerships affiliated with The

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Goldman Sachs Group, Inc. (collectively, the “GS Funds”) for $336.1 million in cash, including accrued cash dividends and interest (the “GS Repurchase”). Subsequent to the GS Repurchase, there are no outstanding shares of Preferred Stock. See Note 6, “Redeemable Preferred Stock and Warrants” for a description of the impact of the Preferred Stock and GS Repurchase on our consolidated financial statements for the three months ended March 31, 2006.

On September 1, 2004, we completed the acquisition of the directory publishing business (“AT&T Directory Business”) of AT&T, Inc. (“AT&T”) in Illinois and Northwest Indiana, including AT&T’s interests in The DonTech II Partnership (“DonTech”), a 50/50 general partnership between us and AT&T (collectively, the “AT&T Directory Acquisition”) for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to us related to DonTech. As a result of the acquisition, we became the publisher of AT&T-branded yellow pages directories in Illinois and Northwest Indiana. The results of the AT&T Directory Business are included in our consolidated results from and after September 1, 2004. The AT&T Directory Business now operates as R.H. Donnelley Publishing & Advertising of Illinois Partnership, an indirect wholly owned subsidiary of the Company.

On January 3, 2003, we completed the acquisition of the directory business (the “SPA Directory Business”) of Sprint Corporation (now known as Sprint Nextel Corporation, “Sprint”) by acquiring all the outstanding capital stock of the various entities comprising Sprint Publishing & Advertising (“SPA”) (collectively, the “SPA Acquisition”) for $2.23 billion in cash and became the publisher of Sprint-branded yellow pages directories in 18 states. The results of the SPA Directory Business are included in our consolidated results from and after January 3, 2003. The SPA Directory Business now operates as R.H. Donnelley Publishing & Advertising, Inc., an indirect wholly owned subsidiary of the Company. We expect Sprint to spin-off its local telephone business as Embarq Corporation (“Embarq”) in May 2006. In connection with the spin-off, we expect to enter into new agreements with Embarq that will replace the related agreements with Sprint, except that Sprint will remain bound by certain non-competition obligations. All references to Sprint herein shall mean Embarq following the execution of such agreements.

2.	Summary of Significant Accounting Policies

Principles of Consolidation.  The consolidated financial statements include the accounts of R.H. Donnelley Corporation and its direct and indirect wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Revenue Recognition.  We earn revenue principally from the sale of advertising into our yellow pages directories. Revenue from the sale of such advertising is deferred when a directory is published and recognized ratably over the life of a directory, which is typically 12 months (the “deferral and amortization method”). The Company recognizes revenue for internet-based advertising bundled with print advertising using the deferral and amortization method. The Company recognizes revenue for advertising on its Internet-based directory, DexOnline.com, ratably over the period the advertisement appears on the site. Other products and services are recognized as delivered or fulfilled. Revenue from the sale of advertising is recorded net of an allowance for sales claims, estimated based on historical experience on a directory-by-directory basis. We increase or decrease this estimate as information or circumstances indicate that the estimate may no longer adequately represent the amount of claims we may incur for a directory in the future.

The Company enters into transactions such as exclusivity arrangements, sponsorships, and other media access transactions, where the Company’s products and services are promoted by a third party and, in exchange, the Company carries the party’s advertisement. The Company accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17 “Accounting for Advertising Barter Transactions.” Revenue and expense related to such transactions are included in the consolidated statements of operations consistent with reasonably similar items sold or purchased for cash.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables.”

Deferred Directory Costs.  Costs directly related to the selling and production of our directories are initially deferred when incurred and recognized ratably over the life of a directory after publication, which is typically 12 months. These costs include sales commissions and print, paper and initial distribution costs. Such costs that are paid prior to directory publication are classified as other current assets until publication, when they are then reclassified as deferred directory costs.

Cash and Cash Equivalents.  Cash equivalents include liquid investments with a maturity of less than three months at their time of purchase. The Company places its investments with high quality financial institutions. At times, such investments may be in excess of federally insured limits.

Accounts Receivable.  Accounts receivable consist of balances owed to us by our advertising customers. Advertisers typically enter into a twelve-month contract for their advertising. Most local advertisers are billed a pro rata amount of their contract value on a monthly basis. On behalf of national advertisers, Certified Marketing Representatives (“CMRs”) pay to the Company the total contract value of their advertising, net of their commission, within 60 days after the publication month. Billed receivables represent the amount that has been billed to advertisers. Unbilled receivables represent contractually owed amounts for published directories that have yet to be billed to advertisers. Billed receivables are recorded net of an allowance for doubtful accounts and sales claims, estimated based on historical experience on a directory-by-directory basis. We increase or decrease this estimate as information or circumstances indicate that the estimate may no longer adequately represent the amount of bad debts and sales claims we may incur.

Fixed Assets and Computer Software.  Fixed assets and computer software are recorded at cost. Depreciation and amortization is provided over the estimated useful lives of the assets using the straight-line method. Estimated useful lives are thirty years for buildings, five years for machinery and equipment, ten years for furniture and fixtures, three to five years for computer equipment and five years for computer software. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

Interest Expense and Deferred Financing Costs.  Interest expense, net related to the Company’s outstanding debt was $153.7 million and $57.5 million for the three months ended March 31, 2006 and 2005, respectively. Certain costs associated with the issuance of debt instruments are capitalized and included in other non-current assets on the consolidated balance sheets. These costs are amortized to interest expense over the terms of the related debt agreements. The bond outstanding method is used to amortize deferred financing costs relating to debt instruments with respect to which we make accelerated principal payments. Other deferred financing costs are amortized using the effective interest method. Amortization of deferred financing costs included in interest expense was $5.0 million and $4.0 million for the three months ended March 31, 2006 and 2005, respectively. Apart from business combinations, it is the Company’s policy to recognize losses incurred in conjunction with debt extinguishments as a component of interest expense. In conjunction with the Dex Media Merger and as a result of purchase accounting required under generally accepted accounting principles (“GAAP”), we were required to record Dex Media’s debt at its fair value on January 31, 2006. We recognize an offset to interest expense each period for the amortization of the corresponding fair value adjustment over the life of the respective debt.

Advertising Expense.  We recognize advertising expenses as incurred. These expenses include public relations, media, on-line advertising and other promotional and sponsorship costs. Total advertising expense was $9.8 million and $4.3 million for the three months ended March 31, 2006 and 2005, respectively.

Concentration of Credit Risk.  Approximately 85% of our directory advertising revenue is derived from the sale of advertising to local small- and medium-sized businesses. These advertisers typically enter into

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

12-month advertising sales contracts and make monthly payments over the term of the contract. Some advertisers prepay the full amount or a portion of the contract value. Most new advertisers and advertisers desiring to expand their advertising programs are subject to a credit review. If the advertisers qualify, we may extend credit to them for their advertising purchase. Small- and medium-sized businesses tend to have fewer financial resources and higher failure rates than large businesses. In addition, full collection of delinquent accounts can take an extended period of time and involve significant costs. While we do not believe that extending credit to our local advertisers will have a material adverse effect on our results of operations or financial condition, no assurances can be given. We do not require collateral from our advertisers, although we do charge late fees to advertisers that do not pay by specified due dates.

The remaining approximately 15% of our directory advertising revenue is derived from the sale of advertising to national or large regional chains, such as rental car companies, automobile repair shops and pizza delivery businesses. Substantially all of the revenue derived through national accounts is serviced through CMRs with which we contract. CMRs are independent third parties that act as agents for national advertisers. The CMRs are responsible for billing the national customers for their advertising. We receive payment for the value of advertising placed in our directory, net of the CMR’s commission, directly from the CMR. While we are still exposed to credit risk, the amount of losses from these accounts has been historically less than the local accounts as the advertisers, and in some cases the CMRs, tend to be larger companies with greater financial resources than local advertisers.

At March 31, 2006, we had interest rate swap agreements with major financial institutions with a notional value of $2.5 billion. We are exposed to credit risk in the event that one or more of the counterparties to the agreements does not, or cannot, meet their obligation. The notional amount is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The loss would be limited to the amount that would have been received, if any, over the remaining life of the swap agreement. The counterparties to the swap agreements are major financial institutions with credit ratings of A or higher. We do not currently foresee a material credit risk associated with these swap agreements; however, no assurances can be given.

Derivative Financial Instruments.  We do not use derivative financial instruments for trading or speculative purposes. Our derivative financial instruments are limited to interest rate swap agreements used to manage exposure to fluctuations in interest rates on variable rate debt. These agreements effectively convert $2.5 billion of our variable rate debt to fixed rate debt, mitigating our exposure to increases in interest rates. Under the terms of the swap agreements, we receive variable interest based on the three-month LIBOR and pay a weighted average fixed rate of 3.90%. The swaps mature at varying dates beginning June 2006 through September 2009. The weighted average rate received on our interest rate swaps was 4.58% during the three months ended March 31, 2006. These periodic payments and receipts are recorded as interest expense.

Interest rate swaps with a notional amount of $2.1 billion have been designated as cash flow hedges to hedge three-month LIBOR-based interest payments on $2.1 billion of bank debt. To the extent the swaps provide an effective hedge, changes in the fair value of the swaps are recorded in other comprehensive income, a component of shareholders’ equity (deficit). Any ineffectiveness is recorded through earnings. As of March 31, 2006, these respective interest rate swaps provided an effective hedge of the three-month LIBOR-based interest payments on $2.1 billion of bank debt, and no ineffectiveness was included in earnings related to these interest rate swaps. For derivative instruments that are not designated or do not qualify as hedged transactions, the initial fair value, if any, and any subsequent gains or losses in the change in the fair value are reported in earnings as a component of interest expense. Interest rate swaps acquired as a result of the Dex Media Merger with a notional amount of $425 million have not been designated as cash flow hedges. For the two months ended March 31, 2006, the Company recorded a reduction to interest expense of $0.2 million as a result of the change in fair value of these interest rate swaps.

Income Taxes.  We account for income taxes under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred tax liabilities or assets reflect temporary

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

differences between amounts of assets and liabilities for financial and tax reporting purposes. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established to offset any deferred tax assets if, based upon the available information, it is more likely than not that some or all of the deferred tax assets will not be realized. A deferred tax liability in the amount of $2.4 billion has been recognized in accordance with SFAS 109 for the difference between the assigned values for purchase accounting purposes and the tax bases of the assets and liabilities acquired as a result of the Dex Media Merger.

Earnings per Share.  We account for earnings per share in accordance with Emerging Issues Task Force Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128 (“EITF 03-6”), which established standards regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF 03-6 requires earnings available to common shareholders for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred stockholders based on their respective rights to receive dividends. Basic EPS is then calculated by dividing income (loss) allocable to common shareholders by the weighted average number of shares outstanding. EITF 03-6 does not require the presentation of basic and diluted EPS for securities other than common stock. Therefore, the following EPS amounts only pertain to our common stock. Subsequent to the GS Repurchase, beginning with the second quarter of 2006, we will no longer utilize the two-class method for EPS computations.

Under the guidance of EITF 03-6, diluted EPS are calculated by dividing income (loss) allocable to common shareholders by the weighted average common shares outstanding plus dilutive potential common stock. Potential common stock includes stock options, stock appreciation rights (“SARs”), restricted stock and warrants, the dilutive effect of which is calculated using the treasury stock method, and our Preferred Stock, the dilutive effect of which is calculated using the “if-converted” method. The calculation of basic and diluted EPS for the three months ended March 31, 2006 and 2005 is presented below.

	Three Months Ended
	March 31,
	2006	2005

Basic EPS — Two-Class Method
Loss available to common shareholders	$(42,497)	$(129,253)
Amount allocable to common shareholders(1)	100%	100%

Loss allocable to common shareholders	(42,497)	(129,253)
Weighted average common shares outstanding	55,607	31,543

Basic loss per share — two-class method	$(0.76)	$(4.10)

Diluted EPS
Loss available to common shareholders	$(42,497)	$(129,253)
Amount allocable to common shares(1)	100%	100%

Loss allocable to common shareholders	(42,497)	(129,253)
Weighted average common shares outstanding	55,607	31,543
Dilutive effect of stock awards(2)	—	—
Dilutive effect of Preferred Stock assuming conversion(2)	—	—

Weighted average diluted shares outstanding	55,607	31,543

Diluted loss per share	$(0.76)	$(4.10)

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(1)	In computing EPS using the two-class method, we have not allocated the net loss for the three months ended March 31, 2006 and 2005, respectively, between common and preferred shareholders since preferred shareholders had no contractual obligation to share in the net loss.

(2)	Due to the loss allocable to common shareholders reported for the three months ended March 31, 2006 and 2005, the effect of all stock-based awards and the assumed conversion of the Preferred Stock were anti-dilutive and therefore are not included in the calculation of diluted EPS. For the three months ended March 31, 2006, 1.9 million shares of stock-based awards had exercise prices that exceeded the average market price of the Company’s common stock for the period. For the three months ended March 31, 2005, no stock-based awards had exercise prices that exceeded the average market price of the Company’s common stock for the period.

Stock-Based Awards.

We maintain two shareholder approved stock incentive plans, the 2005 Stock Award and Incentive Plan (“2005 Plan”) and the 2001 Stock Award and Incentive Plan (“2001 Plan”), whereby certain employees and non-employee directors are eligible to receive stock options, SARs, limited stock appreciation rights in tandem with stock options and restricted stock. Under the 2005 Plan and 2001 Plan, 5 million and 4 million shares, respectively, were originally authorized for grant. Stock awards are typically granted at the market value of our common stock at the date of the grant, become exercisable in ratable installments or otherwise, over a period of one to five years from the date of grant, and may be exercised up to a maximum of ten years from the time of grant. The Board determines termination, vesting and other relevant provisions at the date of the grant. We have implemented a policy of issuing treasury shares held by the Company to satisfy stock issuances associated with stock-based award exercises.

Non-employee directors receive options to purchase 1,500 shares and an award of 1,500 shares of restricted stock upon election to the Board. Non-employee directors also receive, on an annual basis, options to purchase 1,500 shares and an award of 1,500 shares of restricted stock. Non-employee directors may also elect to receive additional options in lieu of all or a portion of their annual cash retainer fee.

On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), using the Modified Prospective Method. Under this method, we are required to record compensation expense in the statement of operations for all employee stock-based awards granted, modified or settled after the date of adoption and for the unvested portion of previously granted stock awards that remain outstanding as of the beginning of the period of adoption based on their grant date fair values. The Company estimates forfeitures over the requisite service period when recognizing compensation expense. Estimated forfeitures are adjusted to the extent actual forfeitures differ, or are expected to materially differ, from such estimates.

Prior to adopting SFAS No. 123(R), the Company accounted for stock-based awards granted to employees and non-employee directors in accordance with the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. Compensation expense related to the issuance of stock options to employees or non-employee directors was only recognized if the exercise price of the stock option was less than the market value of the underlying common stock on the date of grant. Compensation expense related to SARs was determined at the end of each period in the amount by which the quoted market value of the underlying shares covered by the grant exceeded the grant price recognized over the vesting term. In compliance with the Modified Prospective Method, financial statement amounts for the prior periods presented in this Form 10-Q have not been restated to reflect the fair value method of expensing stock-based compensation.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table depicts the effect of adopting SFAS No. 123(R) on net loss, loss available to common shareholders and loss per share for the three months ended March 31, 2006. The Company’s reported net loss, loss available to common shareholders and basic and diluted loss per share for the three months ended March 31, 2006, which reflect compensation expense related to the Company’s stock-based awards recorded in accordance with SFAS No. 123(R), is compared to net loss, loss available to common shareholders and basic and diluted loss per share for the same period that would have been reported had such compensation expense been determined under APB 25.

	Three Months Ended March 31, 2006
	As Reported	Per APB 25

Total stock-based compensation expense	$16,472	$2,562
Net loss	(71,718)	(63,093)
Loss available to common shareholders	(42,497)	(33,872)
Loss per share:
Basic	$(0.76)	$(0.61)
Diluted	$(0.76)	$(0.61)

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock-based awards as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123(R) requires that these cash flows now be classified as financing cash flows. During the three months ended March 31, 2006, the Company was not able to utilize the tax benefit resulting from stock-based award exercises due to net operating loss carryforwards. As such, financing cash flows were unaffected by stock-based award exercises for the three months ended March 31, 2006.

Under SFAS No. 123(R), the fair value for our stock options and SARs is calculated using the Black-Scholes method at the time these stock-based awards are granted. The amount, net of estimated forfeitures, is then amortized over the vesting period of the stock-based award. The weighted average fair value of stock options and SARs granted during the three months ended March 31, 2006 was $20.08. The following assumptions were used in valuing these stock-based awards for the three months ended March 31, 2006:

Three Months Ended
March 31, 2006

Dividend yield	0%
Expected volatility	24.57%
Risk-free interest rate	4.60%
Expected life	5 years
Forfeiture rate	5.0%

We estimate expected volatility based on the historical volatility of the price of our common stock over the expected life of our stock-based awards. The expected life represents the period of time that stock-based awards granted are expected to be outstanding, which is based on historical experience. The Company uses historical data to estimate stock-based award exercises and employee terminations. The risk-free interest rate is based on applicable U.S. Treasury yields that approximate the expected life of stock-based awards granted.

The Company grants restricted stock to certain of its employee and non-employee directors in accordance with the 2005 Plan. Under SFAS No. 123(R), compensation expense related to these awards is measured at fair value on the date of grant based on the number of awards granted and the quoted market price of the Company’s common stock at such time.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

For the three months ended March 31, 2006, we granted 0.7 million stock options and SARs. The following table presents a summary of the Company’s stock options and SARs activity and related information for the three months ended March 31, 2006:

		Weighted
		Average
		Exercise/Grant	Aggregate
	Shares	Price per Share	Intrinsic Value

Awards outstanding, January 1, 2006	5,798,045	$40.67	$120,135
Granted	652,090	64.17	—
Dex stock-based awards converted	1,725,361	12.73	83,956
Exercised	(1,047,639)	14.11	(49,532)
Forfeitures	(60,016)	44.81	(995)

Awards outstanding, March 31, 2006	7,067,841	$39.92	$153,564

Available for future grants at March 31, 2006	3,947,689

The total intrinsic value of stock-based awards vested during the three months ended March 31, 2006 and 2005 was $121.0 million and $68.2 million, respectively.

The following table summarizes information about stock-based awards outstanding and exercisable at March 31, 2006:

	Stock Awards Outstanding			Stock Awards Exercisable
		Weighted Average			Weighted Average
		Remaining	Weighted Average		Remaining	Weighted Average
		Contractual	Exercise/Grant		Contractual	Exercise/Grant
Range of Exercise/		Life	Price per		Life	Price per
Grant Prices	Shares	(In Years)	Share	Shares	(In Years)	Share
$10.77 - $14.75	795,230	6.43	$10.92	621,554	6.43	$10.96
$15.22 - $19.41	372,722	2.84	15.73	372,722	2.84	15.73
$24.75 - $29.59	1,769,730	4.23	25.97	1,414,629	4.23	26.01
$30.11 - $39.21	187,031	3.91	30.92	147,389	3.91	30.71
$41.10 - $43.85	1,495,982	5.15	41.39	763,979	5.15	41.31
$46.06 - $53.74	45,006	6.13	48.63	23,266	6.13	47.98
$56.72 - $65.00	2,402,140	6.48	63.33	469,378	6.48	59.42

	7,067,841	5.39	$39.92	3,812,917	5.39	$30.03

The following table summarizes the status of our non-vested stock awards as of March 31, 2006, and changes during the three months ended March 31, 2006:

		Weighted Average		Weighted Average
		Grant Date	Non-Vested	Grant Date
	Non-Vested Stock	Exercise Price per	Restricted	Exercise Value per
	Options and SARs	Award	Stock	Award

Non-vested at January 1, 2006	3,669,229	$49.39	—	$—
Granted	652,090	64.17	94,100	64.26
Non-vested Dex Options Converted	224,597	12.73	—	—
Vested	(1,230,976)	43.57	—	—
Forfeitures	(60,016)	44.81	450	64.26

Non-vested at March 31, 2006	3,254,924	$51.50	93,650	$64.26

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As of March 31, 2006, there was approximately $63.8 million of total unrecognized compensation cost related to non-vested stock-based awards. The cost is expected to be recognized over a weighted average period of approximately two years. After applying the Company’s estimated forfeiture rate, we expect 3.1 million non-vested stock-based awards to vest over a weighted average period of approximately two years. The intrinsic value of the non-vested stock-based awards expected to vest at March 31, 2006 is $30.6 million and the corresponding weighted average grant date exercise price is $51.50.

On February 21, 2006, the Company granted 0.1 million shares of restricted stock to certain employees. These restricted shares, which are settled in our common stock, were granted at a grant price of $64.26 per share, which was equal to the market value of the Company’s common stock on the date of grant, and vest ratably over three years. In accordance with SFAS No. 123(R), we recognized non-cash compensation expense related to these restricted shares of $1.2 million for the three months ended March 31, 2006.

On February 21, 2006, the Company granted 0.6 million SARs to certain employees in conjunction with its annual grant of stock incentive awards. These SARs, which are settled in our common stock, were granted at a grant price of $64.26 per share, which was equal to the market value of the Company’s common stock on the grant date, and vest ratably over three years. On February 24, 2005, the Company granted 0.5 million stock SARs to certain employees in conjunction with its annual grant of stock incentive awards. These SARs, which are settled in our common stock, were granted at a grant price of $59.00 per share, which was equal to the market value of the Company’s common stock on the grant date, and vest ratably over three years. On July 28, 2004, the Company granted 0.9 million SARs to certain employees, including senior management, in connection with the AT&T Directory Acquisition. These SARs, which are settled in our common stock, were granted at a grant price of $41.58 per share, which was equal to the market value of the Company’s common stock on the grant date, and initially were scheduled to vest entirely only after five years. The maximum appreciation of the July 28, 2004 SAR grants is 100% of the initial grant price. We recognized non-cash compensation expense related to these and other smaller SAR grants of $7.2 million and $0.6 million for the three months ended March 31, 2006 and 2005, respectively.

In connection with the SPA Acquisition, the Company granted 1.5 million options (“Founders Grant”) to certain employees, including senior management, during 2002. These options were granted in October 2002 at an exercise price equal to the market value of the Company’s common stock on the date of grant. However, the award of these options was contingent upon the successful closing of the SPA Acquisition. Therefore, these options were subject to forfeiture until January 3, 2003, by which time the market value of the Company’s common stock exceeded the exercise price. Accordingly, these options were accounted for as compensatory options under APB 25 and resulted in a charge of $0.3 million for the three months ended March 31, 2005.

In connection with the Dex Media Merger, the Company granted on October 3, 2005, 1.1 million SARs to certain employees, including senior management. These SARs were granted at an exercise price of $65.00 and vest ratably over three years. The award of these SARs was contingent upon the successful completion of the Dex Media Merger. We recognized non-cash compensation expense related to these SARs of $3.7 million for the three months ended March 31, 2006.

Lastly, at January 31, 2006, stock-based awards outstanding under the existing Dex Media equity compensation plans totaled 4.0 million Dex Media option shares and had a weighted average exercise price of $5.48 per option share. As a result of the Dex Media Merger, all outstanding Dex Media equity awards were converted to RHD equity awards on February 1, 2006. Upon conversion to RHD equity awards, the number of securities to be issued upon exercise of outstanding awards totaled 1.7 million shares of RHD and had a weighted average exercise price of $12.73. At March 31, 2006, the number of RHD shares remaining available for future issuance totaled 0.1 million under the Dex Media, Inc. 2004 Incentive Award Plan. For the three months ended March 31, 2006, non-cash compensation expense related to these converted awards totaled $0.8 million.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The Dex Media Merger triggered a change in control under the Company’s stock incentive plans. Accordingly, all awards granted through January 31, 2006, with the exception of stock-based awards held by senior management (who waived the change of control provisions of such awards), became fully vested. In addition, the vesting conditions related to the July 28, 2004 SARs grant, noted above, were modified as a result of the Dex Media Merger, which now vest ratably over three years from the date of grant. For the three months ended March 31, 2006, $8.5 million of non-cash compensation expense, which is included in specific amounts noted above, was recognized as a result of these modifications and all employees with unvested options were affected by these modifications. Non-cash stock-based compensation expense relating to existing stock options as of January 1, 2006, which were not modified as a result of the Dex Media Merger, totalled $3.6 million for the three months ended March 31, 2006.

Upon adoption of SFAS No. 123(R), pro forma disclosure permitted by SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”) is no longer a permitted alternative. As the Company adopted SFAS No. 123(R), as of January 1, 2006, using the Modified Prospective Method, the Company has provided the following pro forma disclosures of the effect on net income and earnings per share for the three months ended March 31, 2005 as if the Company had accounted for its employee stock awards granted under the fair value method of SFAS 123 for the 2005 period.

Three Months Ended
March 31, 2005

Net income, as reported	$7,747
Add: Stock-based compensation expense included in reported net income, net of related tax effects	545
Less: Stock-based compensation expense that would have been included in the determination of net income if the fair value method had been applied to all awards, net of related tax effects	(1,676)

Pro forma net income	6,616
Loss on repurchase of Preferred Stock	(133,681)
Preferred dividend	(3,319)

Pro forma loss available to common shareholders	$(130,384)

Basic loss per share
As reported	$(4.10)
Pro forma	$(4.13)
Diluted (loss) earnings per share
As reported	$(4.10)
Pro forma	$(4.13)

The weighted average fair value of stock-based awards granted during the three months ended March 31, 2005 was $19.84. The pro forma information noted above was determined based on the fair value of stock-based awards calculated using the Black-Scholes option-pricing model with the following assumptions:

Three Months Ended
March 31, 2005

Dividend yield	0%
Expected volatility	30%
Risk-free interest rate	3.9%
Expected holding period	5 years

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and certain expenses and the disclosure of contingent assets and liabilities. Actual results could differ materially from those estimates and assumptions. Estimates and assumptions are used in the determination of sales allowances, allowances for doubtful accounts, depreciation and amortization, employee benefit plans, stock-based compensation expense and restructuring reserves, among others.

New Accounting Pronouncements.  On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R) using the Modified Prospective Method. Under this method, we are required to record compensation expense in the statement of operations for all employee stock awards granted, modified or settled after the date of adoption and for the non-vested portion of previously granted stock awards that remain outstanding as of the beginning of the period of adoption based on their grant date fair values. Upon adoption of SFAS No. 123(R), pro forma disclosure permitted by SFAS No. 123 is no longer a permitted alternative.

The Company has reviewed other new accounting standards not identified above and does not believe any other new standards will have a material impact on the Company’s financial position or operating results.

3.	Acquisitions

On January 31, 2006, we completed the Dex Media Merger for a total purchase price of $4.1 billion. Pursuant to the Agreement and Plan of Merger dated October 3, 2005 (“Merger Agreement”), each issued and outstanding share of Dex Media common stock was converted into $12.30 in cash and 0.24154 of a share of RHD common stock, resulting in an aggregate cash value of $1.9 billion and aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of RHD common stock valued at $61.82 per share. The $61.82 share price used to value the common shares issued in the Dex Media Merger was based on the average closing price of RHD’s common stock for the two business days before and after the announcement of the Dex Media Merger on October 3, 2005, in accordance with EITF 95-19, Determination of the Measurement Date for the Market Price of Securities Issued in a Purchase Business Combination.  Additionally, we assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.5 billion. The total allocable purchase price also includes transaction costs of $26.2 million that were directly related to the Dex Media Merger, severance and related costs for certain Dex Media employees of $6.8 million and Dex Media vested equity awards outstanding as of January 31, 2006 with an estimated fair value of $76.1 million. Upon completion of the Dex Media Merger, the Company’s stockholders and Dex Media’s stockholders own approximately 47% and 53% of the Company’s common stock, respectively. The results of the Dex Media Business have been included in the Company’s operating results commencing February 1, 2006.

On September 1, 2004, we completed the AT&T Directory Acquisition for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to us related to DonTech. As a result of the acquisition, we became the publisher of AT&T-branded yellow pages directories in Illinois and Northwest Indiana. The results of the AT&T Directory Business are included in our consolidated results from and after September 1, 2004.

On January 3, 2003, we completed the SPA Acquisition for $2.23 billion in cash and became the publisher of Sprint-branded yellow pages directories in 18 states. The results of the SPA Directory Business are included in our consolidated results from and after January 3, 2003. We expect Sprint to spin-off its local telephone business as Embarq Corporation in May 2006. We expect to enter into new agreements with Embarq that will replace the related agreements with Sprint, except that Sprint will remain bound by certain non-competition obligations. All references to Sprint shall mean Embarq following the execution of such agreements.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The primary purpose of these acquisitions was to transform the Company into a leading publisher of yellow pages directories. These acquisitions were accounted for as purchase business combinations in accordance with SFAS No. 141, Business Combinations (“SFAS 141”). Each purchase price was allocated to the related tangible and identifiable intangible assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition dates. Certain long-term intangible assets were identified and recorded at their estimated fair values. Identifiable intangible assets acquired include directory services agreements between the Company and Dex Media, the Company and AT&T and the Company and Sprint, customer relationships and acquired trademarks and trade names. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the fair values of the identifiable intangible assets are being amortized over their estimated useful lives in a manner that best reflects the economic benefits derived from such assets. Goodwill is not amortized but is subject to impairment testing on an annual basis. See Note 4, “Intangible Assets and Goodwill,” for a further description of our intangible assets and goodwill.

Under purchase accounting rules, we did not assume or record the deferred revenue balance associated with the Dex Media Business of $218.3 million at January 31, 2006, the AT&T Directory Business of $204.1 million at September 1, 2004, or the SPA Business of $315.9 million at January 3, 2003. These amounts represented revenue that would have been recognized subsequent to each acquisition under the deferral and amortization method in the absence of purchase accounting. Accordingly, we did not and will not record revenue associated with directories that were published prior to each acquisition, as well as directories that were published in the month each acquisition was completed. Although the deferred revenue balances were eliminated, we retained all the rights associated with the collection of amounts due under and contractual obligations under the advertising contracts executed prior to the acquisitions. As a result, the billed and unbilled accounts receivable balances acquired in each acquisition became assets of the Company. Also under purchase accounting rules, we did not assume or record the deferred directory costs related to those directories that were published prior to each acquisition as well as directories that published in the month each acquisition was completed, totaling $289.5 million for Qwest-Dex-branded directories, $175.8 million for AT&T-branded directories and $63.3 million for Sprint-branded directories, respectively. These costs represented operating expenses that would have been recognized subsequent to the acquisitions under the deferral and amortization method in the absence of purchase accounting.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the Dex Media Merger on January 31, 2006:

Current assets	$971,562
Non-current assets	108,083
Intangible assets	8,930,000
Goodwill	2,352,417

Total assets acquired	12,362,062
Current liabilities	(201,440)
Non-current liabilities	(7,931,055)

Total liabilities assumed	(8,132,495)

Net assets acquired	$4,229,567

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following unaudited condensed pro forma information has been prepared in accordance with Article 11 of Regulation S-X and SFAS 141 for the three months ended March 31, 2006 and 2005 and assumes the Dex Media Merger and related financing occurred on January 1, 2005. The following unaudited condensed pro forma information does not purport to represent what the Company’s results of operations would actually have been if the Dex Media Merger had in fact occurred on January 1, 2005 and is not necessarily representative of results of operations for any future period. The following unaudited pro forma financial information excludes the impact of purchase accounting relating to deferred revenue and deferred directory costs associated with the Dex Media Business.

	Three Months Ended March 31,
	2006	2005
	(In millions, except per share amounts)

Net revenue	$676.5	$670.9
Operating income	276.0	303.8
Net income	39.2	55.9
Diluted earnings per share	$0.56	$0.80

4.	Intangible Assets and Goodwill

As a result of the Dex Media Merger, AT&T Directory Acquisition and the SPA Acquisition, certain intangible assets were identified and recorded at their estimated fair values. Amortization expense was $54.4 million and $18.1 million for the three months ended March 31, 2006 and 2005, respectively. The acquired intangible assets and their respective book values at March 31, 2006 are shown in the table below.

	Directory	Local	National
	Services	Customer	CMR	Trade	Advertising
	Agreements	Relationships	Relationships	Names	Commitment	Total

Initial fair value:
Dex Media	$7,325,000	$885,000	$205,000	$490,000	$25,000	$8,930,000
AT&T	952,500	90,000	55,000	—	—	1,097,500
Sprint	1,625,000	200,000	60,000	30,000	—	1,915,000

Total	9,902,500	1,175,000	320,000	520,000	25,000	11,942,500
Accumulated amortization	165,270	43,563	12,090	11,946	831	233,700

Net intangible assets	$9,737,230	$1,131,437	$307,910	$508,054	$24,169	$11,708,800

In connection with the Dex Media Merger, we assumed by operation of law directory services agreements (collectively, the “Dex Directory Services Agreements”) which Dex Media had entered into with Qwest including, (1) a publishing agreement with a term of 50 years commencing November 8, 2002 (subject to automatic renewal for additional one-year terms), which grants us the right to be the exclusive official directory publisher of listings and classified advertisements of Qwest’s telephone customers in the geographic areas in the Dex Media states in which Qwest provides local telephone services and (2) a non-competition agreement with a term of 40 years commencing November 8, 2002, pursuant to which Qwest has agreed not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service. The fair value assigned to the Dex Media Directory Services Agreements of $7.3 billion was based on the multi-period excess earnings method and is being amortized under the straight-line method over 42 years. Under the multi-period excess earnings method, the projected cash flows of the intangible asset are computed indirectly, which means that future cash flows are projected with deductions made to recognize returns on appropriate

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

contributory assets, leaving the excess, or residual net cash flow, as indicative of the intangible asset fair value.

As a result of the Dex Media Merger, we also assumed (1) an advertising commitment agreement whereby Qwest has agreed to purchase an aggregate of $20 million of advertising per year through 2017 from us at pricing on terms at least as favorable as those offered to similar large customers and (2) an intellectual property contribution agreement pursuant to which Qwest assigned and or licensed to us the Qwest intellectual property previously used in the Qwest directory services business along with (3) a trademark license agreement pursuant to which Qwest granted to us the right until November 2007 to use the Qwest Dex and Qwest Dex Advantage marks in connection with directory products and related marketing material in the Dex Media states and the right to use these marks in connection with DexOnline.com (the intangible assets reflected in (2) and (3) collectively referred to as “Trade names”). The fair value assigned to the Dex Media advertising commitment was based on the multi-period excess earnings method and is being amortized under the straight-line method over 12 years.

Directory services agreements between AT&T and the Company include a directory services license agreement, a non-competition agreement, an Internet Yellow Pages reseller agreement and a directory publishing listing agreement (collectively, “AT&T Directory Services Agreements”) with certain affiliates of AT&T. The directory services license agreement designates us as the official and exclusive provider of yellow pages directory services for AT&T (and its successors) in Illinois and Northwest Indiana (the “Territory”), grants us the exclusive license (and obligation as specified in the agreement) to produce, publish and distribute white pages directories in the Territory as AT&T’s agent and grants us the exclusive license (and obligation as specified in the agreement) to use the AT&T brand and logo on print directories in the Territory. The non-competition agreement prohibits AT&T (and its affiliates and successors), with certain limited exceptions, from (1) producing, publishing and distributing yellow and white pages print directories in the Territory, (2) soliciting or selling local or national yellow or white pages advertising for inclusion in such directories, and (3) soliciting or selling local Internet yellow pages advertising for certain Internet yellow pages directories in the Territory or licensing AT&T marks to any third party for that purpose. The Internet Yellow Pages reseller agreement gives us the exclusive right to sell local Internet yellow pages advertising and the non-exclusive right to sell Internet yellow pages advertising with respect to geographies outside the Territory to any advertiser (excluding national advertisers) located inside the Territory onto AT&T’s YellowPages.com platform (and any successor products as specified in the agreement). The directory publishing listing license agreement gives us the right to purchase and use basic AT&T subscriber listing information and updates for the purpose of publishing directories. The AT&T Directory Services Agreements (other than the Internet Yellow Pages reseller agreement) have initial terms of 50 years, subject to automatic renewal and early termination under specified circumstances. The Internet Yellow Pages reseller agreement has a term of 5 years. The fair value assigned to the AT&T Directory Services Agreements and the Internet Yellow Pages reseller agreement of $950.0 million and $2.5 million, respectively, was based on the present value of estimated future cash flows and is being amortized under the straight-line method over 50 years.

Directory services agreements between Sprint and the Company include a directory services license agreement, a trademark license agreement and a non-competition agreement (collectively “SPA Directory Services Agreements”) with certain affiliates of Sprint. The directory services license agreement grants us the exclusive license (and obligation as specified in the agreement) to produce, publish and distribute yellow and white pages directories for Sprint (and its successors) in 18 states where Sprint provided local telephone service at the time of the agreement. The trademark license agreement grants us the exclusive license (and obligation as specified in the agreement) to use certain specified Sprint trademarks in those markets, and the non-competition agreement prohibits Sprint (and its affiliates and successors) in those markets from selling local directory advertising, with certain limited exceptions, or producing, publishing and distributing print directories. The SPA Directory Services Agreements have initial terms of 50 years, subject to automatic renewal and early termination under specified circumstances. The fair value of these agreements of $1.6 billion

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

was determined based on the present value of estimated future cash flows and is being amortized under the straight-line method over 50 years.

The fair values of local and national customer relationships obtained as a result of the Dex Media Merger were determined using the multi-period excess earnings method. The fair values of local and national customer relationships obtained as a result of the AT&T Directory Acquisition and SPA Acquisition were determined based on the present value of estimated future cash flows. These intangible assets are being amortized under the “income forecast” method, which assumes the value derived from customer relationships is greater in the earlier years and steadily declines over time. The weighted average useful life of these relationships is approximately 20 years.

The fair value of acquired trade names obtained as a result of the Dex Media Merger and SPA Acquisition was determined based on the “relief from royalty” method, which values the trade names based on the estimated amount that a company would have to pay in an arms length transaction to use these trade names. These assets are being amortized under the straight-line method over 15 years.

The excess purchase price for the Dex Media Merger, AT&T Directory Acquisition and the SPA Acquisition over the net tangible and identifiable intangible assets acquired of $2.4 billion, $222.0 million, which includes the adjustment below, and $97.0 million, respectively, was recorded as goodwill. During the first quarter of 2005, we recorded an adjustment increasing goodwill from the AT&T Directory Acquisition by approximately $9.0 million relating to a restructuring plan associated with the AT&T Directory Acquisition. See Note 7, “Restructuring Charges” for additional information. The total amount of goodwill that is expected to be deductible for tax purposes related to the Dex Media Merger totals approximately $2.4 billion.

Throughout 2006, additional information could come to our attention that may require us to revise the purchase price allocation in connection with the Dex Media Merger. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is subject to periodic impairment testing. No impairment losses were recorded during this period.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

5.	Long-Term Debt

Long-term debt of the Company, including fair value adjustments required by GAAP as a result of the Dex Media Merger, at March 31, 2006 and December 31, 2005 consisted of the following:

	March 31,	December 31,
	2006	2005

RHD
6.875% Senior Notes due 2013	$300,000	$300,000
6.875% Series A-1 Senior Discount Notes due 2013	332,643	—
6.875% Series A-2 Senior Discount Notes due 2013	601,491	—
8.875% Series A-3 Senior Notes due 2016	1,210,000	—
R.H. Donnelley Inc. (“RHDI”)
Credit Facility	2,094,575	2,170,915
8.875% Senior Notes due 2010	7,934	7,934
10.875% Senior Subordinated Notes due 2012	600,000	600,000
Dex Media, Inc.
8% Senior Notes due 2013	514,681	—	*
9% Senior Discount Notes due 2013	624,004	—	*
Dex Media East
Credit Facility	788,693	—	*
9.875% Senior Notes due 2009	482,505	—	*
12.125% Senior Subordinated Notes due 2012	394,518	—	*
Dex Media West
Credit Facility	1,678,938	—	*
8.5% Senior Notes due 2010	406,333	—	*
5.875% Senior Notes due 2011	8,721	—	*
9.875% Senior Subordinated Notes due 2013	838,934	—	*

Total RHD Consolidated	10,883,970	3,078,849
Less current portion	460,523	100,234

Long-term debt	$10,423,447	$2,978,615

*	The debt balances acquired as a result of the Dex Media Merger were not obligations of RHD at December 31, 2005.

Credit Facilities

RHDI

As of March 31, 2006, RHDI’s senior secured credit facility, as amended and restated (“Credit Facility”), consists of a $313.4 million Term Loan A-2, a $116.0 million Term Loan A-3, a $1,429.5 million Term Loan D, a $350 million Term Loan D-1 and a $175 million Revolving Credit Facility (the “Revolver”) for an aggregate Credit Facility of $2,383.9 million. All Term Loans require quarterly principal and interest payments. The Credit Facility provides for a new Term Loan C for potential borrowings up to $400 million, such proceeds, if borrowed, to be used to fund acquisitions, refinance certain indebtedness or to make certain restricted payments. As of March 31, 2006, the outstanding balances of Term Loans A-2, A-3, D and D-1 were $235.8 million, $87.6 million, $1,422.0 million and $349.1 million, respectively, with no amounts outstanding under the Revolver. The Revolver, Term Loan A-2 and Term Loan A-3 mature in December 2009

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

and Term Loans D and D-1 mature in June 2011. The weighted average interest rate of outstanding debt under the Credit Facility was 6.63% and 6.21% at March 31, 2006 and December 31, 2005, respectively.

As amended, as of March 31, 2006, RHDI’s Credit Facility bears interest, at our option, at either:

•	The higher of (i) a base rate as determined by the Administrative Agent, Deutsche Bank Trust Company Americas or (ii) the Federal Funds Effective Rate (as defined) plus 0.50%, in each case plus a 1.00% margin on the Revolver and Term Loan A-2, a 0.75% margin on Term Loan A-3 and Term Loan D and 0.50% margin on Term Loan D-1; or

•	LIBOR rate plus a 2.00% margin on the Revolver and Term Loan A-2, 1.75% margin on Term Loan A-3 and Term Loan D, and a 1.50% margin on Term Loan D-1. We may elect interest periods of 1, 2, 3 or 6 months (or 9 or 12 months if, at the time of the borrowing, all lenders agree to make such term available), for LIBOR borrowings.

On April 24, 2006, we amended RHDI’s Credit Facility (the “Amendment”) for the purpose of reducing the applicable interest rate margins on (i) the revolving portion of the Credit Facility and (ii) the outstanding term loans, other than the Tranche D-1 term loans, by refinancing the outstanding Tranche A-2 term loans, Tranche A-3 term loans and Tranche D term loans with new Tranche A-4 term loans and Tranche D-2 term loans. Please refer to Note 12, “Subsequent Events” for additional information regarding the Amendment.

Dex Media Credit Facilities

Dex Media East

The Dex Media East credit facility consists of revolving loan commitments (“Dex Media East Revolver”) and term loan commitments. The Dex Media East Revolver consists of a total principal amount of $100.0 million, which is available for general corporate purposes, subject to certain conditions. The Dex Media East term loans consist of a tranche A term loan with an initial total principal amount of $690.0 million and a tranche B term loan with an initial total principal amount of $700.0 million. As of March 31, 2006, the principal amounts owing under the tranche A and tranche B term loans were approximately $299.7 million and $429.0 million, respectively, and $60.0 million was outstanding under the Dex Media East Revolver (with an additional $1.1 million committed under a standby letter of credit). The tranche A and tranche B term loans were available only to fund a portion of the Dex East Acquisition and a portion of the Dex West Acquisition. The Dex Media East Revolver and tranche A term loan will mature in November 2008, and the tranche B term loan will mature in May 2009.

As of March 31, 2006, the Dex Media East credit facility bears interest, at our option, at either:

•	The higher of (i) the base rate determined by the Administrative Agent, JPMorgan Chase Bank, N.A., plus a 0.25% margin on the Revolver and Term Loan A and a 0.75% margin on Term Loan B; and (ii) the Federal Funds Effective Rate (as defined) plus 0.50%, plus a 0.25% margin on the Revolver and Term Loan A and a 0.75% margin on Term Loan B; or

•	LIBOR rate plus a 1.25% margin on the Revolver and Term Loan A and a 1.75% margin on Term Loan B. We may elect interest periods of 1, 2, 3, or 6 months (or 9 or 12 months if, at the time of the borrowing, all lenders agree to make such term available), for LIBOR borrowings.

On April 24, 2006, we amended Dex Media East’s credit facility (the “Dex Media East Amendment”) for the purpose of reducing the applicable interest rate margin on the outstanding tranche B term loans by refinancing such loans with new tranche B term loans. The Dex Media East Amendment maintains the applicable interest rate margins on the tranche A term loans and the revolving portion of the Credit Facility. Please refer to Note 12, “Subsequent Events” for additional information regarding the Dex Media East Amendment.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Dex Media West

The Dex Media West credit facility, as amended and restated in connection with the Dex Media Merger, consists of revolving loan commitments (“Dex Media West Revolver”) and term loan commitments. The Dex Media West Revolver consists of a total principal amount of $100.0 million, which is available for general corporate purposes, subject to certain conditions. The Dex Media West term loans consist of a tranche A term loan with a total principal amount of $960.0 million, a tranche B term loan with a total principal amount of $1,200.0 million, and a tranche B-1 term loan with a total available principal amount of $503.0 million. As of March 31, 2006, the principal amounts owed under the tranche A, tranche B, and tranche B-1 term loans were approximately $324.1 million, $834.3 million, and $439.5 million, respectively, and $81.0 million was outstanding under the Dex Media West Revolver. The tranche A and tranche B term loan commitments were available only to fund a portion of the Dex West Acquisition. The tranche B-1 term loan was utilized to redeem Dex Media West’s senior notes that were put to Dex Media West in connection with the change of control offer associated with the Dex Media Merger and to fund a portion of the cash consideration paid to Dex Media’s stockholders in connection with the Dex Media Merger. The tranche A term loan and Dex Media West Revolver will mature in September 2009 and the tranche B and B-1 term loans will mature in March 2010.

As of March 31, 2006, the Dex West credit facility bears interest, at our option, at either:

•	The higher of (i) the base rate determined by the Administrative Agent, JP Morgan Chase Bank, N.A., plus a 0.25% margin on the Revolver and Term Loan A, a 0.75% margin on Term Loan B, and a 0.50% margin on Term Loan B-1; and (ii) the Federal Funds Effective Rate (as defined) plus 0.50%, plus a 0.25% margin on the Revolver and Term Loan A, a 0.75% margin on Term Loan B, and a 0.50% margin on Term Loan B-1; or

•	LIBOR rate plus a 1.25% margin on the Revolver and Term Loan A, 1.75% margin on Term Loan B, and a 1.50% margin on Term Loan B-1. We may elect interest periods of 1, 2, 3, or 6 months (or 9 or 12 months if, at the time of the borrowing, all lenders agree to make such term available), for LIBOR borrowings.

On April 24, 2006, we amended Dex Media West’s credit facility (the “Dex Media West Amendment”) for the purpose of reducing the applicable interest rate margin on the outstanding tranche B term loans by refinancing such loans with new tranche B-2 term loans. The Dex Media West Amendment maintains the applicable interest rate margins on the tranche A term loans, the tranche B-1 term loans and the revolving portion of the Credit Facility. Please refer to Note 12, “Subsequent Events” for additional information regarding the Dex Media West Amendment.

The Company’s credit facilities and the indentures covering the notes contain usual and customary affirmative and negative covenants that, among other things, place limitations on our ability to (i) incur additional indebtedness; (ii) pay dividends and repurchase our capital stock; (iii) enter into mergers, consolidations, acquisitions, asset dispositions and sale-leaseback transactions; (iv) make capital expenditures; (v) issue capital stock of our subsidiaries; (vi) engage in transactions with our affiliates; and (vii) make investments, loans and advances. The Company’s credit facilities also contain financial covenants relating to maximum consolidated leverage, minimum interest coverage and maximum senior secured leverage as defined therein. Substantially all of RHDI’s and its subsidiaries’ assets, including the capital stock of RHDI and its subsidiaries, are pledged to collateralize our obligation under the RHDI Credit Facility. Substantially all of the assets of Dex Media East and Dex Media West and their subsidiaries, including their capital stock, are pledged to collateralize the obligations under their respective credit facilities.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Notes

RHD

On January 14, 2005, RHD issued $300 million of 6.875% Senior Notes due January 15, 2013 (“Holdco Notes”), the proceeds of which were used to redeem 100,303 shares of the then outstanding Preferred Stock from the GS Funds, pay transaction costs and repay debt associated with RHDI’s Credit Facility. Interest is payable on the Holdco Notes semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2005.

On January 27, 2006, in order to fund the cash portion of the Dex Media Merger purchase price, we issued $660 million aggregate principal amount at maturity ($600.5 million gross proceeds) of 6.875% Series A-2 Senior Discount Notes due January 15, 2013 and $1,210 million principal amount of 8.875% Series A-3 Senior Notes due January 15, 2016. Interest is payable semi-annually on the Series A-2 Senior Discount Notes and the Series A-3 Senior Notes. Also on January 27, 2006, we issued $365 million aggregate principal amount at maturity ($332.1 million gross proceeds) of 6.875% Series A-1 Senior Discount Notes due January 15, 2013 to fund the GS Repurchase. Interest is payable semi-annually commencing July 15, 2006. All of these notes are unsecured obligations of RHD, senior in right of payment to all future senior subordinated and subordinated indebtedness of RHD and structurally subordinated to all indebtedness of our subsidiaries. In connection with the issuance of these notes, we entered into a registration rights agreement, whereby we agreed, among other things to (i) file an exchange offer registration statement with the SEC with respect to these notes within 120 days after January 27, 2006, (ii) use reasonable efforts to have such exchange offer registration statement declared effective by the SEC within 180 days after January 27, 2006 and (iii) subject to certain limitations, consummate the exchange offer to which this exchange offer registration statement relates within 210 days after January 27, 2006.

RHDI

In connection with the SPA Acquisition, RHDI issued $325 million 8.875% Senior Notes due 2010 (“Senior Notes”) and $600 million 10.875% Senior Subordinated Notes due 2012 (“Subordinated Notes”). These notes are unsecured obligations of RHDI and interest is paid on these notes semi-annually on June 15th and December 15th. On December 20, 2005, we repurchased through a tender offer and exit consent solicitation $317.1 million of the Senior Notes. We are considering, among other alternatives, redemption of the remaining $7.9 million Senior Notes in 2006. Proceeds from the RHDI Credit Facility’s $350 million Term Loan D-1 were used to fund the partial repurchase, a call premium of $25.3 million and pay transaction costs. The partial repurchase of the Senior Notes has been accounted for as an extinguishment of debt.

Dex Media, Inc.

Dex Media, Inc. has issued $500 million aggregate principal amount of 8% senior notes due 2013. Interest is payable on May 15th and November 15th of each year.

Dex Media, Inc. has issued $750 million aggregate principal amount of 9% senior discount notes due 2013, under two indentures. The 9% senior discount notes were issued at an original issue discount with interest accruing at 9%, per annum, compounded semi-annually. Interest accrues in the form of increased accreted value until November 15, 2008, at which time the accreted value will be equal to the full principal amount at maturity. After November 15, 2008, the 9% senior discount notes bear cash interest at 9% per annum, payable semi-annually on May 15th and November 15th of each year.

Dex Media East

Dex Media East issued $450 million aggregate principal amount of 9.875% senior notes due 2009. Interest is payable on May 15th and November 15th of each year.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Dex Media East issued $525 million aggregate principal amount of 12.125% senior subordinated notes due 2012. As of March 31, 2006, $341.3 million aggregate principal amount was outstanding. Interest is payable on May 15th and November 15th of each year.

Dex Media West

Dex Media West issued $385 million aggregate principal amount of 8.5% senior notes due 2010. Interest is payable on February 15th and August 15th of each year.

Dex Media West issued $300 million aggregate principal amount of 5.875% senior notes due 2011. As of March 31, 2006, $8.72 million aggregate principal amount was outstanding. Interest is payable on May 15th and November 15th of each year.

Dex Media West issued $780 million aggregate principal amount of 9.875% senior subordinated notes due 2013. As of March 31, 2006, $761.7 million aggregate principal amount was outstanding. Interest is payable on February 15th and August 15th of each year.

Impact of Dex Media Merger

The completion of the Dex Media Merger triggered change of control offers on all of the Dex Media outstanding notes, requiring us to make offers to repurchase the notes. As of March 31, 2006, $291.3 million of the 5.875% Dex Media West Senior Notes, $0.3 million of the 9.875% Dex Media East Senior Notes, $0.2 million of the 9.875% Dex Media West Senior Subordinated Notes and $0.1 million of the 9% Dex Media, Inc. Senior Discount Notes were tendered in the applicable change of control offer and repurchased by us.

As a result of the Dex Media Merger, a premium was established to record the acquired debt at fair value upon consummation of the Dex Media Merger. This premium is amortized as a reduction of interest expense over the remaining terms of the related debt agreements using the effective interest method. A total premium of $222.3 million was recorded upon consummation of the Dex Media Merger as follows:

Dex Media Inc.
8% Senior Notes, due 2013	$15,000
9% Senior Discount Notes, due 2013	17,177
Dex Media East
Credit Facility	—
9.875% Unsecured senior notes payable, due 2009	34,290
12.125% Unsecured senior subordinated notes payable, due 2012	54,600
Dex Media West
Credit Facility	—
8.5% Unsecured senior notes payable, due 2010	22,138
5.875% Unsecured senior notes payable, due 2011	61
9.875% Unsecured senior subordinated notes payable, due 2013	79,037

Total	$222,303

6.	Redeemable Preferred Stock and Warrants

We have 10,000,000 shares of Preferred Stock authorized for issuance. In a series of transactions related to the SPA Acquisition in November 2002 and January 2003, we issued through a private placement 200,604 shares of Preferred Stock and warrants to purchase 1.65 million shares of our common stock to the

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

GS Funds for gross proceeds of $200 million. Exercise prices related to the warrants range between $26.28 and $28.62, which are exercisable at any time during a five-year term. On January 27, 2006, we completed the GS Repurchase and as a result, there are no outstanding shares of our Preferred Stock. At December 31, 2005, we had 100,301 shares of Preferred Stock outstanding.

Prior to the GS Repurchase, the Preferred Stock, and any accrued and unpaid dividends, were convertible by the GS Funds into common stock at any time after issuance at a price of $24.05 per share and earned a cumulative dividend of 8% compounded quarterly. We could not pay cash dividends on the Preferred Stock through September 30, 2005, during which time the dividend accreted. Accrued cash dividends on the Preferred Stock of approximately $2.5 million through January 3, 2006 were included in the purchase price of the GS Repurchase.

The net proceeds received from the issuance of Preferred Stock were allocated to the Preferred Stock, warrants and the beneficial conversion feature (“BCF”) of the Preferred Stock based on their relative fair values. The fair value of the Preferred Stock was estimated using the Dividend Discount Method, which determines the fair value based on the discounted cash flows of the security. The BCF is a function of the conversion price of the Preferred Stock, the fair value of the warrants and the fair market value of the underlying common stock on the date of issuance. In connection with each issuance of our Preferred Stock and each subsequent quarterly dividend date through September 30, 2005, a BCF was recorded because the fair value of the underlying common stock at the time of issuance was greater than the conversion price of the Preferred Stock. The BCF is treated as a deemed dividend because the Preferred Stock was convertible into common stock immediately after issuance. Commencing October 3, 2005, the Preferred Stock was no longer convertible into common stock, and consequently, we no longer recognized any BCF. The Preferred Stock dividend for the three months ended March 31, 2005 of $3.3 million consisted of the stated 8% dividend of $2.7 million and a BCF of $0.6 million.

On January 14, 2005, we repurchased 100,303 shares of our outstanding Preferred Stock from the GS Funds for $277.2 million in cash. In order to fund this repurchase, on January 14, 2005, we issued $300 million of Holdco Notes. See Note 5, Long-Term Debt, for a further discussion of the financing associated with this transaction. In connection with this Preferred Stock repurchase, we recorded a reduction in earnings available to common shareholders on the Consolidated Statement of Operations of $133.7 million to reflect the loss on the repurchase of these shares for the three months ended March 31, 2005. The excess of the cash paid to the GS Funds over the carrying amount of the repurchased Preferred Stock, plus the amount previously recognized for the BCF associated with these shares has been recognized as a loss on repurchase. Such amount represents a return to the GS Funds and, therefore has been treated in a manner similar to the treatment of the Preferred Stock dividend.

On January 27, 2006 we repurchased the remaining 100,301 shares of our outstanding Preferred Stock from the GS Funds for $336.1 million in cash including accrued cash dividends and interest pursuant to the terms of a Stock Purchase and Support Agreement (the “Stock Purchase Agreement”) dated October 3, 2005. The aggregate purchase price of the GS Repurchase, as defined in the Stock Purchase Agreement, was equal to: (i) the product of $64.00 and the number of shares of the Company’s common stock into which the outstanding shares of the Preferred Stock was convertible as of (and including) September 30, 2005; plus (ii) an amount equal to the amount of cash dividends that would have accrued on the outstanding shares of the Preferred Stock had the parties not entered into the Stock Purchase Agreement from and after October 1, 2005 through and including the earlier of the date on which the transactions contemplated in the Stock Purchase Agreement are completed and January 3, 2006. The purchase price also included a daily interest component (as defined) based on the number of days from January 3, 2006 to the repurchase date, January 27, 2006. In order to fund the GS Repurchase, we issued $365 million aggregate principal amount at maturity ($332.1 million gross proceeds) of 6.875% Series A-1 Senior Discount Notes due January 15, 2013. See Note 5, Long-Term Debt, for a further discussion of the financing associated with this transaction.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As a result of the GS Repurchase, (i) the purchase agreement among the Company and the GS Funds relating to the Preferred Stock has terminated and is null and void and of no further force or effect, without any further action of the Company or the GS Funds being required, (ii) none of the GS Funds has any further rights to designate any directors of the Company or to veto any corporate action of the Company, as provided in the purchase agreement relating to the Preferred Stock or otherwise, (iii) the registration rights agreement, dated November 25, 2002, among the Company and the GS Funds has terminated and is null and void and of no further force or effect, without any further action of the Company or the GS Funds being required, and, as of the closing of the GS Repurchase, none of the GS Funds has any registration rights with respect to any securities of the Company, including, without limitation, any warrants to purchase shares of the Company’s common stock or any shares of the Company’s common stock that may be issued or issuable upon exercise of any such warrants.

Subject to the preceding paragraph, the GS Funds have retained their warrants to purchase approximately 1.65 million shares of the Company’s common stock.

As a result of the GS Repurchase, the recorded value of the Preferred Stock was accreted to its redemption value of $336.1 million at January 27, 2006. For the three months ended March 31, 2006, the accretion in redemption value from December 31, 2005 of $2.0 million, which represented accrued dividends and interest, was recorded as a reduction to income available to common shareholders and the reversal of the previously recorded BCF of approximately $31.2 million related to these shares was recognized as an increase to income available to common shareholders on the Consolidated Statement of Operations.

7.	Restructuring Charges

The table below shows the activity in our restructuring reserves for the three months ended March 31, 2006.

	2003	2005	2006
	Restructuring	Restructuring	Restructuring
	Actions	Actions	Actions	Total

Balance at December 31, 2005	$1,577	$6,472	$—	$8,049
Additions to reserve charged to goodwill	—	—	6,839	6,839
Payments	151	317	—	468

Balance at March 31, 2006	$1,426	$6,155	6,839	$14,420

During the first quarter of 2006, $6.8 million was charged to goodwill representing severance and related costs for certain Dex Media executive officers in connection with the Dex Media Merger. No payments were made to these executive officers for severance and related costs during the three months ended March 31, 2006. We will continue to assess the restructuring plan related to the Dex Media Merger, which may include employee severance and relocation and facility utilization charges, as well as a review of assets for impairment, and anticipate completion of the restructuring plan during the fourth quarter of 2006.

During the first quarter of 2005, we completed a restructuring relating to the integration of the AT&T Directory Business. Approximately 63 employees were affected by the restructuring; 57 were terminated during the first quarter of 2005 and 6 were relocated to our corporate headquarters in Cary, North Carolina. Additionally, we have vacated certain of our leased facilities in Chicago, Illinois. We estimated the costs associated with the terminated employees and the abandonment of certain of our leased facilities to be approximately $8.8 million and such costs were charged against goodwill during the first quarter of 2005. Payments of $0.4 million were made with respect to severance, relocation and retention during the three months ended March 31, 2005. Residual payments related to relocation for the three months ended March 31, 2006 were immaterial. Net payments of $0.3 million were made during the three months ended March 31, 2006 with

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

respect to leased facilities in Chicago, Illinois. The remaining lease payments will be made through 2012. No payments were made with respect to the leased facilities for the three months ended March 31, 2005.

Following the SPA Acquisition on January 3, 2003, we consolidated publishing and technology operations, sales offices and administrative personnel and relocated the headquarters functions in Overland Park, Kansas and Purchase, New York to Cary, North Carolina. Approximately 140 people were affected by the relocation of the headquarters functions in Overland Park, Kansas and Purchase, New York, of which 75 have been included in the restructuring reserve. The remaining 65 people relocated with the Company. In 2003, a $2.2 million reserve was recorded, with an offsetting charge to goodwill, representing the closure of the pre-press publishing facility operated by SPA in Blountville, Tennessee. The reserve represented the remaining lease payments, net of estimated sub-lease income, on the pre-press facility. Net payments of $0.1 million were made with respect to the former pre-press publishing facility during the three months ended March 31, 2006 and 2005 and the remaining payments will be made through 2012. A reserve of $2.1 million was recorded during the second quarter of 2004, representing the estimated fair value of the remaining lease payments, net of estimated sub-lease income, on the former headquarters office lease in New York. Net payments of $0.1 million and $0.2 million were made with respect to the former headquarters office lease during the three months ended March 31, 2006 and 2005, respectively, and the remaining payments will be made through 2006.

8.	Benefit Plans

Retirement Plans.  We have a cash balance defined benefit pension plan covering substantially all legacy RHD employees with at least one year of service. The benefits to be paid to employees are based on age, years of service and a percentage of total annual compensation. The percentage of compensation allocated to a retirement account ranges from 3.0% to 12.5% depending on age and years of service (“cash balance benefit”). Benefits for certain employees who were participants in the predecessor The Dun & Bradstreet Corporation (“D&B”) defined benefit pension plan are also determined based on the participant’s average compensation and years of service (“final average pay benefit”) and benefits to be paid will equal the greater of the final average pay benefit or the cash balance benefit. Pension costs, on an annual basis, are determined using the projected unit credit actuarial cost method. Our funding policy is to contribute an amount at least equal to the minimum legal funding requirement. We were not required to make and have not made any contributions for the three months ended March 31, 2006. In addition, no contributions were required or made for the three months ended March 31, 2005. The underlying pension plan assets are invested in diversified portfolios consisting primarily of equity and debt securities. A measurement date of December 31 is used for the majority of our plan assets.

As a result of the Dex Media Merger, we also have a noncontributory defined benefit pension plan covering substantially all management and occupational (union) employees within Dex Media. Pension costs, on an annual basis, are determined using the projected unit credit actuarial cost method. Our funding policy is to contribute with the objective of accumulating sufficient assets to pay all benefits when due. No contributions were required or made for the two months ended March 31, 2006. The underlying pension plan assets are invested in diversified portfolios consisting primarily of equity and debt securities. A measurement date of December 31 is used for all of our plan assets.

We also have an unfunded non-qualified defined benefit pension plan, the Pension Benefit Equalization Plan (“PBEP”), which covers senior executives and certain key employees. Benefits are based on years of service and compensation (including compensation not permitted to be taken into account under the previously mentioned defined benefit pension plan).

Savings Plans.  As a result of the Dex Media Merger, we now offer two defined contribution savings plans to substantially all RHD and Dex Media employees. Under the RHD plan, we contribute $0.50 for each dollar contributed by a participating employee, up to a maximum of 6% of each participating employee’s

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

salary (including bonus and commissions). Under the Dex Media plan, we contribute 100% on the first 4% of employee contributions and 50% on the next 2% contributed by participating management employees, up to a maximum of 6% of each participating employee’s eligible earnings. Under the Dex Media plan, we also contribute 81% of the first 6% of occupational employee contributions not to exceed 4.86% of eligible earnings for any one pay period. Under the Dex Media plan, company matching contributions are limited to $4,860 per employee annually.

Other Postretirement Benefits.  As a result of the Dex Media Merger, we now have two unfunded postretirement benefit plans that provide certain healthcare and life insurance benefits to certain full-time employees who reach retirement age while working for the respective companies.

Information presented below for the three months ended March 31, 2006 includes combined amounts for the legacy RHD benefit plans and the acquired Dex Media benefit plans for the two months ended March 31, 2006. Information presented below for the three months ended March 31, 2005 excludes amounts relating to the Dex Media benefit plans since they were not obligations of the Company at that time. In accordance with SFAS No. 132, Employers’ Disclosures About Pensions and Other Postretirement Benefits (Revised 2003), the following table provides the components of net periodic benefit cost for the three months ended March 31, 2006 and 2005:

			Postretirement
	Pension Benefits		Benefits
	Three Months		Three Months
	Ended		Ended
	March 31,		March 31,
	2006	2005	2006	2005

Service cost	$2,744	$1,342	$516	$188
Interest cost	3,412	1,593	904	272
Expected return on plan assets	(4,206)	(2,090)	—	—
Unrecognized prior service cost	50	38	242	240
Amortization of unrecognized loss	468	320	65	25

Net periodic benefit cost	$2,468	$1,203	$1,727	$725

9.	Business Segments

Management reviews and analyzes its business of publishing yellow pages directories as one operating segment.

10.	Litigation

We are involved in various legal proceedings arising in the ordinary course of our business, as well as certain litigation and tax matters. In many of these matters, plaintiffs allege that they have suffered damages from errors or omissions of improper listings contained in directories published by us. We periodically assess our liabilities and contingencies in connection with these matters based upon the latest information available to us. For those matters where it is probable that we have incurred a loss and the loss or range of loss can be reasonably estimated, we record reserves in our consolidated financial statements. In other instances, we are unable to make a reasonable estimate of any liability because of the uncertainties related to both the probable outcome and amount or range of loss. As additional information becomes available, we adjust our assessment and estimates of such liabilities accordingly.

The Company is exposed to potential defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using advertiser and telephone subscriber data. If such data were determined to be inaccurate or if data stored by us were improperly

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

accessed and disseminated by us or by unauthorized persons, the subjects of our data and users of the data we collect and publish could submit claims against the Company. Although to date we have not experienced any material claims relating to defamation or breach of privacy, we may be party to such proceedings in the future that could have a material adverse effect on our business.

Based on our review of the latest information available, we believe our ultimate liability in connection with pending or threatened legal proceedings will not have a material adverse effect on our results of operations, cash flows or financial position. No material amounts have been accrued in our financial statements with respect to any of such matters.

During the three months ended March 31, 2006, there were no material changes to the information set forth in the 2005 10-K regarding the Legacy Tax Matter (as defined in the 2005 10-K).

11.	Guarantees

R.H. Donnelley Inc. is a direct wholly owned subsidiary of the Company and the issuer of the Senior Notes and Subordinated Notes. The Company and the direct and indirect 100% owned subsidiaries of R.H. Donnelley Inc. jointly and severally, fully and unconditionally, guarantee these debt instruments. At March 31, 2006 and December 31, 2005, R.H. Donnelley Inc.’s direct wholly-owned subsidiaries were R.H. Donnelley Publishing & Advertising, Inc., R.H. Donnelley APIL, Inc., DonTech Holdings, LLC, The DonTech II Partnership, R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC, R.H. Donnelley Publishing & Advertising of Illinois Partnership and Get Digital Smart.com Inc.

The Company does not guarantee any debt instruments of Dex Media, Inc., Dex Media East or Dex Media West. R.H. Donnelley Inc., Dex Media, Inc., Dex Media East and Dex Media West do not guarantee any of the Company’s outstanding debt.

In general, substantially all of the net assets of the Company and its subsidiaries are restricted from being paid as dividends to any third party, and our subsidiaries are restricted from paying dividends, loans or advances to R.H. Donnelley Corporation with very limited exceptions, under the terms of our credit facilities. See Note 5, “Long-Term Debt,” for a further description of our debt instruments.

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

R.H. Donnelley Corporation
Consolidating Condensed Balance Sheet
March 31, 2006

	R.H. Donnelley			Dex Media Inc		Consolidated
	Corporation	R.H. Donnelley Inc.	Guarantor	and		R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Corporation

ASSETS
Cash and cash equivalents	$185,619	$9,039	$3,604	$1,021	$—	$199,283
Accounts receivable, net	—	—	413,751	930,650	—	1,344,401
Deferred directory costs	—	—	63,029	148,199	—	211,228
Other current assets	12,886	5,190	18,399	28,026	(472)	64,029

Total current assets	198,505	14,229	498,783	1,107,896	(472)	1,818,941
Investment in subsidiaries	4,576,381	1,583,249	—	—	(6,159,630)	—
Fixed assets, net	1,948	51,900	5,460	104,930	—	164,238
Other assets	92,224	205,912	1,681	9,713	(134,118)	175,412
Intercompany receivables	260,338	1,496,383	1,209,923	36,255	(3,002,899)	—
Intercompany notes receivable	—	1,761,476	—	—	(1,761,476)	—
Intangible assets, net	—	—	2,814,958	8,893,842	—	11,708,800
Goodwill	—	—	319,014	2,352,417	—	2,671,431

Total assets	$5,129,396	$5,113,149	$4,849,819	$12,505,053	$(11,058,595)	$16,538,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable & accrued liabilities	$38,845	$50,635	$28,984	$145,266	$—	$263,730
Deferred directory revenue	—	—	422,109	361,158	—	783,267
Short-term deferred income taxes, net	—	38,302	38,749	211,737	(359)	288,429
Current portion LTD	—	85,362	—	375,161	—	460,523

Total current liabilities	38,845	174,299	489,842	1,093,322	(359)	1,795,949
Long-term debt	2,444,134	2,617,147	—	5,362,166	—	10,423,447
Intercompany payables	620,550	1,550,356	912,552	18,161	(3,101,619)	—
Intercompany notes payable	—	—	1,761,476	—	(1,761,476)	—
Deferred income taxes, net	—	27,701	79,807	2,060,840	(21,799)	2,146,549
Other long-term liabilities	8,401	38,689	22,893	99,140	(13,712)	155,411
Shareholders’ equity	2,017,466	704,957	1,583,249	3,871,424	(6,159,630)	2,017,466

Total liabilities and shareholders’ equity	$5,129,396	$5,113,149	$4,849,819	$12,505,053	$(11,058,595)	$16,538,822

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

R.H. Donnelley Corporation

Consolidating Condensed Balance Sheet
December 31, 2005

	R.H. Donnelley					Consolidated
	Corporation	R.H. Donnelley Inc.	Guarantor			R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations		Corporation

ASSETS
Cash and cash equivalents	$830	$2,703	$4,260	$		$7,793
Accounts receivable, net	—	—	457,310		—	457,310
Deferred directory costs	—	—	67,686		—	67,686
Other current assets	—	13,162	52,327		(32,433)	33,056

Total current assets	830	15,865	581,583		(32,433)	565,845
Investment in subsidiaries	662,971	1,514,314	—		(2,177,285)	—
Fixed assets, net	—	50,059	5,628		—	55,687
Other assets	12,197	200,974	1,669		(108,949)	105,891
Intercompany receivable		24,919	213,545		(238,464)	—
Intercompany notes receivable	—	1,789,436	—		(1,789,436)	—
Intangible assets, net	—	—	2,833,200		—	2,833,200
Goodwill	—	—	319,014		—	319,014

Total assets	$675,998	$3,595,567	$3,954,639		$(4,346,567)	$3,879,637

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued liabilities	$8,780	$48,698	$32,103		$(20)	$89,561
Deferred directory revenue	—	—	463,440		—	463,440
Current deferred income taxes, net	—	36,751	80,616		(31,784)	85,583
Current portion LTD	—	100,234	—		—	100,234

Total current liabilities	8,780	185,683	576,159		(31,804)	738,818
Long-term debt	300,000	2,678,615	—		—	2,978,615
Intercompany notes payable	331,840				(331,840)	—
Non-current intercompany payable	—	—	1,789,436		(1,789,436)	—
Deferred income taxes, net	(7,356)	25,028	50,346		(2,853)	65,165
Other long-term liabilities		43,270	24,384		(13,349)	54,305
Redeemable convertible Preferred Stock	334,149	—	—		—	334,149
Shareholders’ (deficit) equity	(291,415)	662,971	1,514,314		(2,177,285)	(291,415)

Total liabilities, preferred stock and shareholders’ (deficit) equity	$675,998	$3,595,567	$3,954,639		$(4,346,567)	$3,879,637

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

R.H. Donnelley Corporation
Consolidating Condensed Statement of Operations
For the Three Months Ended March 31, 2006

	R.H. Donnelley			Dex Media Inc		Consolidated
	Corporation	R.H. Donnelley Inc.	Guarantor	and		R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Corporation

Net revenue	$—	$—	$261,369	$59,110	$—	$320,479
Expenses	842	29,796	122,352	130,239	(817)	282,412
Partnership and equity income	(46,027)	68,932	—	—	(22,905)	—

Operating (loss) income	(46,869)	39,136	139,017	(71,129)	(22,088)	38,067
Interest expense	(38,539)	(17,472)	(32,461)	(65,269)	—	(153,741)
Other income	(14)	—	(364)	—	378	—

Pre-tax (loss) income	(85,422)	21,664	106,192	(136,398)	(21,710)	(115,674)
Income tax benefit (expense)	13,704	15,648	(37,260)	53,059	(1,195)	43,956

Net (loss) income	(71,718)	37,312	68,932	(83,339)	(22,905)	(71,718)
Preferred dividend	1,974	—	—	—	—	1,974
Gain on repurchase of preferred stock	(31,195)	—	—	—	—	(31,195)

(Loss) income available to common shareholders	$(42,497)	$37,312	$68,932	$(83,339)	$(22,905)	$(42,497)

R.H. Donnelley Corporation
Consolidating Condensed Statement of Operations
For the Three Months Ended March 31, 2005

	R.H. Donnelley				Consolidated
	Corporation	R.H. Donnelley Inc.	Guarantor		R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Net revenue	$—	$—	$247,108	$(39,769)	$207,339
Expenses	—	7,035	158,318	(28,211)	137,142

Operating (loss) income	—	(7,035)	88,790	(11,558)	70,197
Interest expense	(4,555)	(6,988)	(45,954)	—	(57,497)

Pre-tax (loss) income	(4,555)	(14,023)	42,836	(11,558)	12,700
Income tax benefit (expense)	1,718	3,827	(14,818)	4,320	(4,953)

Net (loss) income	(2,837)	(10,196)	28,018	(7,238)	7,747
Preferred dividend	3,319	—	—	—	3,319
Loss on repurchase of preferred stock	133,681	—	—	—	133,681

(Loss) income available to common shareholders	$(139,837)	$(10,196)	$28,018	$(7,238)	$(129,253)

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

R.H. Donnelley Corporation
Consolidating Condensed Statement of Cash Flows
For the Three Months Ended March 31, 2006

	R.H. Donnelley			Dex Media Inc		Consolidated
	Corporation	R.H. Donnelley Inc.	Guarantor	and		R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Corporation

Cash flow from operations	$131,237	$14,634	$111,647	$76,725	$(138,253)	$195,990
Cash flow from investing activities:
Purchase of fixed assets	(2,325)	(3,412)	(158)	(4,501)	—	(10,396)
Acquisitions, net of cash received	(1,755,568)	—	—	—	(133,177)	(1,888,745)
Dividends from Parent	—	—	—	(265,745)	265,745	—

Net cash flow from investing activities	(1,757,893)	(3,412)	(158)	(270,246)	132,568	(1,899,141)
Cash flow from investing activities Proceeds from issuance of debt	2,079,680	—	—	437,786	—	2,517,466
Revolver borrowings	—	3,700	—	165,000	—	168,700
Revolver repayments	—	(8,700)	—	(36,000)	—	(44,700)
Repurchase of redeemable convertible preferred stock	(336,123)	—	—	—	—	(336,123)
Debt repayments	—	(71,340)	—	(347,555)	—	(418,895)
Increase in checks not yet presented for payment	—	(1,690)	(361)	(3,874)	—	(5,925)
Stock option exercises	14,118	—	—	—	—	14,118
Intercompany notes and other	53,770	73,144	(111,784)	(40,555)	25,425	—

Net cash flow from financing activities	1,811,445	(4,886)	(112,145)	174,802	25,425	1,894,641

Change in cash	184,789	6,336	(656)	(18,719)	19,740	191,490
Cash at beginning of year	830	2,703	4,260	19,740	(19,740)	7,793

Cash at end of period	$185,619	$9,039	$3,604	$1,021	$—	$199,283

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

R.H. Donnelley Corporation
Consolidating Condensed Statement of Cash Flows
For the Three Months Ended March 31, 2005

	R.H. Donnelley				Consolidated
	Corporation	R.H. Donnelley Inc.	Guarantor		R.H. Donnelley
	(Parent)	(Issuer)	Subsidiaries	Eliminations	Corporation

Cash flow from operations	$—	$(738)	$120,879	$(7,314)	$112,827
Cash flow from investing activities	—	(5,475)	(40)	—	(5,515)
Cash flow from financing activities:
Proceeds from issuance of debt	291,742	—	—	—	291,742
Borrowings under revolver	—	72,000	—	—	72,000
Repurchase of preferred stock	(277,197)	—	—	—	(277,197)
Debt repayments	—	(201,635)	—	—	(201,635)
Intercompany transfers	(17,198)	133,693	(123,809)	7,314	—
Other	2,653	—	1,943	—	4,596

Net cash flow from financing activities	—	4,058	(121,866)	7,314	(110,494)

Change in cash	—	(2,155)	(1,027)	—	(3,182)
Cash at beginning of year	—	6,008	4,747	—	10,755

Cash at end of period	$—	$3,853	$3,720	$—	$7,573

12.	Subsequent Events

On April 24, 2006, we amended R.H. Donnelley Inc.’s Credit Facility for the purpose of reducing the applicable interest rate margins on (i) the revolving portion of the Credit Facility and (ii) the outstanding term loans, other than the Tranche D-1 term loans, by refinancing the outstanding Tranche A-2 term loans, Tranche A-3 term loans and Tranche D term loans with new Tranche A-4 term loans and Tranche D-2 term loans. After giving effect to the Amendment, the interest rates applicable to the loans are, at our option, the LIBOR rate or base rate plus the following applicable margins:

	LIBOR	Base Rate	Initial Amount of
	Loans	Loans	Facility/Commitment

Revolver	1.25%	0.25%	$175.0 million
Tranche A-4 Term Loans	1.25%	0.25%	$323.4 million
Tranche D-1 Term Loans	1.50%	0.50%	$350.0 million
Tranche D-2 Term Loans	1.50%	0.50%	$1,422.0 million

On April 24, 2006, we amended Dex Media East’s Credit Facility for the purpose of reducing the applicable interest rate margin on the outstanding tranche B term loans by refinancing such loans with new tranche B term loans. The Dex Media East Amendment maintains the applicable interest rate margins on the tranche A term loans and the revolving portion of the Credit Facility. After giving effect to the Dex Media East Amendment, the interest rates applicable to the loans are, at our option, the LIBOR rate or base rate plus the following applicable margins:

	LIBOR	Base Rate	Initial Amount of
	Loans	Loans	Facility/Commitment

Revolver	1.25%	0.25%	$100.0 million
Tranche A Term Loans	1.25%	0.25%	$690.0 million
New Tranche B Term Loans	1.50%	0.50%	$429.0 million

R.H. DONNELLEY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

On April 24, 2006, we amended Dex Media West’s Credit Facility for the purpose of reducing the applicable interest rate margin on the outstanding tranche B term loans by refinancing such loans with new tranche B-2 term loans. The Dex Media West Amendment maintains the applicable interest rate margins on the tranche A term loans, the tranche B-1 term loans and the revolving portion of the Credit Facility. After giving effect to the Dex Media West Amendment, the interest rates applicable to the loans are, at our option, the LIBOR rate or base rate plus the following applicable margins:

	LIBOR	Base Rate	Initial Amount of
	Loans	Loans	Facility/Commitment

Revolver	1.25%	0.25%	$100.0 million
Tranche A Term Loans	1.25%	0.25%	$960.0 million
Tranche B-1 Term Loans	1.50%	0.50%	$503.0 million
Tranche B-2 Term Loans	1.50%	0.50%	$834.3 million

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dex Media, Inc.:

We have audited the accompanying consolidated balance sheets of Dex Media, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dex Media, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dex Media, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
March 15, 2006

DEX MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31,
	2005	2004
	(Dollars in thousands, except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$1,808	$9,234
Accounts receivable, net	134,816	104,232
Deferred directory costs	293,616	291,237
Current deferred income taxes	21,592	13,438
Other current assets	13,647	13,102

Total current assets	465,479	431,243
Property, plant and equipment, net	106,926	101,471
Goodwill	3,081,446	3,081,446
Intangible assets, net	2,687,957	3,033,659
Deferred income taxes	43,444	85,149
Deferred financing costs	109,033	142,182
Other assets	2,740	2,815

Total Assets	$6,497,025	$6,877,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,160	$48,410
Employee compensation	26,190	36,432
Common stock dividend payable	13,645	13,528
Deferred revenue and customer deposits	221,448	207,655
Accrued interest payable	72,230	63,202
Current portion of long-term debt	239,652	189,534
Other accrued liabilities	29,753	18,563

Total current liabilities	657,078	577,324
Long-term debt	5,053,088	5,537,848
Post-retirement and other post-employment benefit obligations	94,311	81,095
Other liabilities	1,608	1,163

Total Liabilities	5,806,085	6,197,430

Commitments and contingencies (Note 12)
Stockholders’ Equity:
Preferred Stock, $0.01 par value, 250 million shares authorized, of which 200,000 shares were designated as Series A Junior Participating Preferred Stock, none issued and outstanding	—	—
Common stock, $0.01 par value, 700 million shares authorized, 150,689,740 and 150,281,662 shares issued and outstanding at December 31, 2005 and 2004, respectively	1,507	1,503
Additional paid-in capital	795,253	833,736
Accumulated deficit	(107,133)	(153,916)
Accumulated other comprehensive income (loss)	1,313	(788)

Total Stockholders’ Equity	690,940	680,535

Total Liabilities and Stockholders’ Equity	$6,497,025	$6,877,965

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands, except per share data)

Revenue	$1,658,416	$1,602,914	$883,057
Operating Expenses:
Cost of revenue	504,453	485,505	265,333
General and administrative expense	200,291	187,849	114,426
Bad debt expense	52,414	43,717	32,054
Termination of annual advisory fees	—	20,000	—
Depreciation and amortization expense	31,529	30,781	15,360
Amortization of intangibles	345,702	412,441	290,060

Total operating expenses	1,134,389	1,180,293	717,233

Operating income	524,027	422,621	165,824
Other (income) expense:
Interest income	(615)	(666)	(1,095)
Interest expense	446,357	505,470	277,626
Other (income) expense, net	(1,274)	65	12,058

Income (loss) before income taxes	79,559	(82,248)	(122,765)
Income tax provision (benefit)	32,776	(31,472)	(47,729)

Net income (loss)	$46,783	$(50,776)	$(75,036)

Basic and Diluted income (loss) per common share	$0.31	$(0.39)	$(1.09)

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Operating activities:
Net income (loss)	$46,783	$(50,776)	$(75,036)
Adjustments to net income (loss):
Bad debt expense	52,414	43,717	32,054
Depreciation and amortization expense	31,529	30,781	15,360
Amortization of intangibles	345,702	412,441	290,060
Accretion on discount notes	48,484	42,251	3,139
Stock option expense	13,755	1,301	—
Realized gain on foreign currency derivative instrument	—	—	(3,875)
Realized loss on translation of foreign currency debt	—	—	3,908
Amortization of deferred financing costs	36,957	63,479	24,285
Loss on disposition of assets	196	32	—
Deferred tax provision (benefit)	32,765	(31,472)	(47,729)
Changes in operating assets and liabilities:
Accounts receivable	(80,357)	(31,540)	(11,902)
Deferred directory costs	(2,379)	(20,610)	(34,974)
Other current assets	492	(1,736)	(2,547)
Other long-term assets	1,116	1,894	(1,119)
Accounts payable and other liabilities	4,609	(8,746)	29,810
Accrued interest	9,028	(10,618)	48,885
Other long-term liabilities	1,251	(588)	—
Deferred revenue and customer deposits	13,793	39,901	104,657
Employee benefit plan obligations and other, net	13,216	11,714	5,409

Cash provided by operating activities	569,354	491,425	380,385

Investing activities:
Expenditures for property, plant and equipment	(8,652)	(14,360)	(9,107)
Capitalized software development costs	(28,528)	(40,231)	(31,441)
Acquisition of Dex West	—	7,871	(4,290,104)
Payment of acquisition expenses	—	—	(54,391)
Acquisition of Dex East	—	—	(778)
Proceeds from disposition of investment	—	—	17,190
Escrow deposits	—	—	(2,000)
Escrow funds released	—	—	4,000

Cash used for investing activities	(37,180)	(46,720)	(4,366,631)

Financing activities:
Proceeds from borrowings on revolving credit facilities	288,000	61,000	9,000
Repayments of borrowings on revolving credit facilities	(266,000)	(61,000)	(9,000)
Proceeds from issuance of long-term debt	—	550,476	4,288,181
Payments on long-term debt	(505,125)	(962,532)	(405,135)
Cash received on foreign currency swap settlement	—	—	4,538
Issuance of preferred stock	—	62	192,400
Redemption of preferred stock	—	(125,684)	—
Issuance of common stock	—	375,256	769,600
Common stock offering costs	—	(21,214)	—
Exercise of employee stock options	1,460	4,426	—
Payment of financing costs	(3,808)	(10,359)	(125,386)
Distributions to stockholders	(54,127)	(248,148)	(741,865)
Preferred dividends paid	—	(5,170)	(8,316)
Payment of debt commitment fees	—	—	(17,981)

Cash (used for) provided by financing activities	(539,600)	(442,887)	3,956,036

Cash and cash equivalents:
(Decrease) increase	(7,426)	1,818	(30,210)
Beginning balance	9,234	7,416	37,626

Ending balance	$1,808	$9,234	$7,416

Supplemental cash flow disclosures
Interest paid	$355,483	$411,236	$200,092

See accompanying notes to consolidated financial statements.

DEX MEDIA INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)

							Accumulated	Total
					Additional		Other	Stock-	Compre-
	Preferred Stock		Common Stock		Paid in	Accumulated	Comprehensive	holders’	hensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity	Income (Loss)
	(Dollars in thousands)

Balance, December 31, 2002	131,000	$1	52,400,000	$524	$654,475	$(28,104)	$(3,517)	$623,379
Issuance of preferred stock	192,812	2			192,621			192,623
Issuance of common stock			77,125,570	771	769,725			770,496
Distribution to stockholder					(741,865)			(741,865)
Preferred dividends declared and paid					(8,316)			(8,316)
Net loss						(75,036)		(75,036)	$(75,036)
Other comprehensive loss							(509)	(509)	(509)

Comprehensive loss									$(75,545)

Balance, December 31, 2003	323,812	$3	129,525,570	$1,295	$866,640	$(103,140)	$(4,026)	$760,772
Stock based compensation expense					1,301			1,301
Common stock option exercise			953,350	10	4,416			4,426
Issuance of preferred stock	158	—			62			62
Issuance of common stock related to the IPO			19,736,842	197	374,803			375,000
Management purchase of common stock			65,900	1	255			256
Common stock offering costs					(21,214)			(21,214)
Common stock dividends declared					(13,528)			(13,528)
Preferred stock redemption	(323,970)	(3)			(125,681)			(125,684)
Distribution to owners					(248,148)			(248,148)
Preferred dividends declared and paid					(5,170)			(5,170)
Net loss						(50,776)		(50,776)	$(50,776)
Other comprehensive income							3,238	3,238	3,238

Comprehensive loss									$(47,538)

Balance, December 31, 2004	—	$—	150,281,662	$1,503	$833,736	$(153,916)	$(788)	$680,535
Stock based compensation expense					13,755			13,755
Issuance of restricted stock			93,500	1				1
Common stock option exercise			314,578	3	1,457			1,460
Tax impact of common stock option exercise					550			550
Common stock dividends declared					(54,245)			(54,245)
Net income						46,783		46,783	$46,783
Other comprehensive income							2,101	2,101	2,101

Comprehensive income									$48,884

Balance, December 31, 2005	—	$—	150,689,740	$1,507	$795,253	$(107,133)	$1,313	$690,940

See accompanying notes to consolidated financial statements.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of business

(a)	The Company

Dex Media, Inc. (“Dex Media” or the “Company”) is the exclusive official directory publisher for Qwest Corporation, the local exchange carrier of Qwest Communications International Inc. (“Qwest”), in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (collectively the “Dex East States”) and Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (collectively the “Dex West States,” and, together with the Dex East States, the “Dex States”).

Dex Media is the indirect parent of Dex Media East LLC (“Dex Media East”) and Dex Media West LLC (“Dex Media West”). Dex Media East operates the directory business in the Dex East States and Dex Media West operates the directory business in the Dex West States.

The Company’s directory business was acquired from Qwest Dex, Inc. (“Qwest Dex”) in a two phase purchase between Dex Holdings LLC (“Dex Holdings”), the former parent of Dex Media and Qwest Dex. Dex Holdings and Dex Media were formed by two private equity firms: The Carlyle Group (“Carlyle”) and Welsh, Carson, Anderson & Stowe (“WCAS”). In the first phase of the purchase, which was consummated on November 8, 2002, Dex Holdings assigned its right to purchase the directory business of Qwest Dex in the Dex East States (“Dex East” or the “Predecessor”) to the Company (the “Dex East Acquisition”). In the second phase of the purchase, which was consummated on September 9, 2003, Dex Holdings assigned its right to purchase the directory business of Qwest Dex in the Dex West States (“Dex West”) to the Company (the “Dex West Acquisition”). Dex Holdings was dissolved effective January 1, 2005.

On January 31, 2006, Dex Media merged with and into Forward Acquisition Corporation (“FAC”), a wholly owned subsidiary of R.H. Donnelley Corporation (“Donnelley”). In the merger, each share of Dex Media, Inc.’s common stock was converted into the right to receive $12.30 in cash and 0.24154 of a share of Donnelley common stock. In connection with the consummation of this merger (the “Donnelley Merger”), the name of FAC was changed to Dex Media, Inc. See Note 14 for additional information regarding this transaction.

Unless otherwise noted in this report, the terms “Dex Media,” “we,” “our” and “us” refers collectively to Dex Media, Inc. and its Consolidated Subsidiaries and their predecessors.

(b)	Operations

The Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex States. The Company provides directory, Internet and direct marketing solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to residents and businesses in the Dex States through third-party vendors. The Company operates as a single segment.

(c)	Dex Media’s Initial Public Offering

Effective July 21, 2004, the Company consummated its initial public offering of common stock (the “IPO”). The Company issued 19,736,842 shares of common stock at an IPO price of $19.00 per share for net proceeds of $354.0 million. A portion of the net proceeds was used to redeem all of the Company’s outstanding 5% Series A Preferred Stock, including accrued and unpaid dividends, for $128.5 million and to pay fees and expenses related to the IPO. On August 26, 2004, the remainder of net proceeds related to the IPO was used to redeem $183.8 million of Dex Media East’s senior subordinated notes at a redemption price of 112.125% along with the accrued and unpaid interest and $18.2 million of Dex Media West’s senior subordinated notes at a redemption price of 109.875% along with the accrued and unpaid interest. Also in connection with the IPO, the Company paid $10.0 million to each of Carlyle and WCAS to eliminate the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$4.0 million aggregate annual advisory fees payable under Dex Media East’s and Dex Media West’s management consulting agreements. Immediately prior to the IPO, the Company effected a 10-for-1 common stock split. The share and per share data for all periods subsequent to November 8, 2002 have been adjusted to reflect the effects of the stock split.

2.	Basis of Presentation

(a)	The Company

The accompanying consolidated balance sheets as of December 31, 2005 and 2004, and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the years ended December 31, 2005, 2004 and 2003 reflect the consolidated financial position, results of operations and cash flows of the Company, which includes its wholly-owned subsidiaries, Dex Media East for all periods presented, and Dex Media West from the date of the Dex West Acquisition.

(b)	Reclassifications

Certain prior period amounts have been reclassified to conform to the 2005 presentation. During the year ended December 31, 2005, the Company reclassified amounts for late fees received from its customers from interest income to revenue. Late fees received for the years ended December 31, 2005, 2004 and 2003 totaling $3.1 million, $0.8 million and $0.3 million, respectively, were recorded in revenue in the accompanying consolidated statements of operations.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements of the Company include the results of operations, financial position and cash flows of Dex Media and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c)	Revenue Recognition

The sale of advertising in printed directories published by the Company is the primary source of revenue. The Company recognizes revenue ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company recognizes revenue for advertising on its Internet-based directory, DexOnline.com, ratably over the period the advertisement appears on the site. Other products and services are recognized as delivered or provided.

The Company publishes white and yellow pages directories with primarily 12-month lives. From time to time, the Company may choose to change the publication dates of certain directories in order to more efficiently manage work and customer flow. The lives of the affected directories are expected to be 12 months thereafter. Such publication date changes do not have a significant impact on the Company’s recognized revenue as the Company’s sales contracts generally allow for the billing of additional monthly charges in the case of directories with extended lives. For the years ended December 31, 2005, 2004 and 2003, the Company published 293, 269 and 182 directories, respectively.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company enters into transactions such as exclusivity arrangements, sponsorships, and other media access transactions, where the Company’s products and services are promoted by a third party and, in exchange, the Company carries the party’s advertisement. The Company accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17 “Accounting for Advertising Barter Transactions”. Revenue and expense related to such transactions are included in the consolidated statements of operations consistent with reasonably similar items sold or purchased for cash. Such barter transactions were not significant to the Company’s financial results for the years ended December 31, 2005, 2004 and 2003.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables”.

(d)	Cost of Revenue

The Company accounts for cost of revenue under the deferral and amortization method of accounting. Accordingly, the Company’s cost of revenue recognized in a reporting period consists of: (i) costs incurred in that period and recognized in that period, principally sales salaries and wages; (ii) costs incurred in a prior period, a portion of which are amortized and recognized in the current period; and (iii) costs incurred in the current period, a portion of which are amortized and recognized in that period and the balance of which are deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period. Such difference may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third-party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery. From time to time the Company has changed the publication dates of certain directories to more effectively manage work and customer flow. In such cases, the estimated life of related unamortized deferred cost of revenue is revised to amortize such costs over the new remaining estimated life. Changes in directory publication dates typically do not result in any additional direct incurred costs.

(e)	Deferred Revenue

Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.

(f)	Deferred Directory Costs

Deferred directory costs represent costs incurred in the production of directories prior to publication and incurred costs for directories that have been delivered that have not yet been recognized as cost of revenue. Deferred directory costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.

(g)	Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expenses of $33.2 million, $38.9 million and $19.9 million are included in general and administrative expense in the Company’s consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003, respectively.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(h)	Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents.

(i)	Accounts Receivable

The Company has a billing and collection agreement with Qwest. Under that agreement, certain receivables are billed and collected by Qwest on behalf of the Company for customers common between the Company and Qwest within the Dex States. Qwest purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of any related bad debt reserves in its consolidated balance sheets.

The Company reports its accounts receivable at the outstanding principal net of the allowance for doubtful accounts. The allowance for doubtful accounts for Company billed local trade receivables is estimated based upon a combination of historical experience of actual sales write-offs and an analysis of amounts past due more than 75 days, as determined by the contractual term of each sale. The allowance for doubtful accounts for national trade receivables includes specifically identified uncollectible accounts. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of the allowance for doubtful accounts.

For accounts receivable purchased by Qwest, the Company uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of the allowance for doubtful accounts.

The Company charges a percentage finance charge on certain past due trade receivables. The Company does not recognize finance charges until the cash is collected from the customer.

The following table presents a breakdown of accounts receivable balances as of December 31, (in thousands):

	2005	2004

Trade accounts receivable	$155,420	$114,547
Amounts due from Qwest related to purchased accounts receivable	2,635	13,686
Other accounts receivable	—	1,132
Less: allowance for doubtful accounts	(23,239)	(25,133)

Accounts receivable, net	$134,816	$104,232

	Balance at
	Beginning	Costs and			Balance at
	of Period	Expenses	Other(1)	Deductions(2)	End of Period

Allowance for doubtful accounts (in thousands):
Year ended December 31, 2003	$8,013	$32,054	$13,462	$(33,003)	$20,526
Year ended December 31, 2004	20,526	43,717	—	(39,110)	25,133
Year ended December 31, 2005	25,133	52,414	—	(54,308)	23,239

(1)	Represents the allowance for doubtful accounts related to the Dex West Acquisition on September 9, 2003.

(2)	Represents uncollectible accounts charged against the allowance for doubtful accounts.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j)	Property, Plant and Equipment

Assets acquired as part of the acquisitions of Dex East and Dex West (the “Acquisitions”) were recorded at fair value as of the acquisition dates and are amortized over their remaining useful life using the straight-line method. For assets purchased after the Acquisitions, property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets except that leasehold improvements are depreciated over the shorter of the estimated useful life or remaining life of the lease. The following table presents the estimated useful lives of each asset type:

Estimated Lives

Computers and equipment	3-7 years
Leasehold improvements	5 years
Capitalized software	9 months-7 years
Furniture and fixtures	7 years

The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other (income) expense.

(k)	Computer Software

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to seven years. In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $128.0 million and $97.1 million as of December 31, 2005 and 2004, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $19.8 million, $20.1 million and $9.3 million, for the years ended December 31, 2005, 2004 and 2003, respectively.

During 2005, the Company shortened the estimated useful life of certain software projects. The Company accounts for such changes in estimate prospectively from the date of the change.

(l)	Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs and a proportionate amount of unamortized costs related to debt prepayments are charged to interest expense in the accompanying consolidated statements of operations. The carrying values of deferred financing costs in the accompanying consolidated balance sheets as of December 31, 2005 and 2004 were $109.0 million and $142.2 million, respectively.

(m)	Long-Lived Assets

The impairment of long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

(n)	Goodwill and Intangible Assets

Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on November 8, 2002, the date of the acquisition of Dex East, and on September 9, 2003, the date of the acquisition of Dex West. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

Intangible assets acquired include trademarks, customer relationships, non-compete/publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from four to forty years.

The Company’s policy is to evaluate the carrying value of goodwill and identified intangibles not subject to amortization at the end of the third quarter of each fiscal year. Under SFAS No. 142, impairment of goodwill may exist if the carrying value of the reporting unit to which it is allocated exceeds the fair value of the reporting unit. The Company has two reporting units, being Dex Media East and Dex Media West, and therefore compares the carrying value of each reporting unit to the fair value of each respective reporting unit. The fair value of Dex Media East and Dex Media West is estimated using a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Under SFAS No. 142, indefinite-lived intangible assets are impaired if the fair value of the asset exceeds its carrying value.

In accordance with SFAS No. 144, the Company assesses its intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company evaluates at least annually the assumptions utilized by the independent specialist at the time of the Acquisitions to determine the initial value and useful life of the intangible assets to determine if any events or changes in circumstances have occurred that might have caused the intangible assets to be impaired.

If a triggering event has occurred, the Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company’s incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

As of December 31, 2005, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

(o)	Stock-Based Compensation

The Company accounts for the Stock Option Plan of Dex Media, Inc., (the “2002 Plan”) and the Dex Media, Inc. 2004 Incentive Award Plan (the “2004 Plan”) as more fully discussed in Note 9(f), under the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company recognizes compensation expense for its awards with pro rata vesting on a straight-line basis. Had the Company accounted for employee stock option grants under the minimum value method for options issued prior to Dex Media becoming a publicly traded company and the fair value method after Dex Media became a publicly traded company, both of which are prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for the years ended December 31, 2005, 2004 and 2003 would have been as follows (in thousands, except per share data):

	For the Year Ended December 31,
	2005	2004	2003

Net income (loss):
As reported	$46,783	$(50,776)	$(75,036)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	7,758	763	—
Deduct: Stock-based employee compensation expense determined under minimum value or fair value based method, as applicable, for all awards, net of related tax effects	(1,956)	(1,369)	(256)

Pro forma	$52,585	$(51,382)	$(75,292)

Basic income (loss) per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.35	(0.40)	(1.10)
Diluted income (loss) per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.34	(0.40)	(1.10)

(p)	Derivative Instruments and Hedging Activities

The Company follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133,” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS Nos. 133, 138 and 149 require that all derivative instruments be recorded on the balance sheet at their respective fair values.

On the date a derivative contract is executed, the Company may designate the derivative as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash-flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative or hedged item is expired, sold, terminated, exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

For derivative instruments that are not designated or do not qualify as hedged transactions, the initial fair value, if any, and any subsequent changes in the fair value are reported in earnings as a component of interest expense.

(q)	Income (Loss) Per Common Share

The Company calculates income (loss) per common share in accordance with SFAS No. 128, “Earning per Share.” Basic income (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share reflects the effect, if dilutive, of the assumed exercise of outstanding stock options (see Note 9(d)) and the assumed conversion of Series A Preferred Stock into common stock through the date of its redemption (see Note 9(a)).

(r)	Comprehensive Income (Loss)

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and disclosure of comprehensive income (loss) and its components. In addition to net income (loss), comprehensive income (loss) includes all changes in net assets during a period, except those resulting from equity contributions and distributions.

(s)	Income Tax Provision

The Company files a consolidated Federal income tax return and combined or consolidated state income tax returns, where permitted. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carryforwards if management believes, based upon existing evidence, that it is more likely than not that the carryforwards will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(t)	Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of their short-term nature. The carrying value of the Company’s variable-rate long-term debt approximates fair value because the related interest rates reset to current market interest rates on a short-term basis. The fair value of the Company’s fixed-rate long-term debt is estimated by the current market price as provided by a third party investment bank as of December 31, 2005.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(u)	New Accounting Standards

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151 “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling cost and wasted material. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of SFAS No. 151 to have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” and has subsequently issued various related FASB Staff Positions (“FSPs”). This statement and FSPs establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement and FSPs are effective for public companies for new awards granted and outstanding awards modified, repurchased or cancelled for periods beginning after the effective date. The statement and FSPs also require that for outstanding options accounted for under APB No. 25 or SFAS No. 123, stock-based compensation expense be recognized in earnings for periods beginning after the effective date for the portion of those awards for which the requisite service has not yet been rendered, based upon the grant date fair value of such awards calculated under SFAS 123. The adoption of SFAS 123R and FSPs will not have a material impact on the Company’s financial statements.

On March 29, 2005, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin (“SAB”) No. 107, “Share-based Payment.” SAB No. 107 provides an interpretation of SFAS No. 123R, “Share-based Payment” and its interaction with certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 provides guidance with regard to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R, the modification of employee share options prior to adoptions of SFAS No. 123R and disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to the adoption of SFAS No. 123R. The adoption of SFAS 123R will not have a material impact on the Company’s financial statements.

On April 14, 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R. Originally, registrants would have been required to implement the standard as of the beginning of the first interim or annual period beginning after June 15, 2005. The SEC’s new rule requires companies to implement SFAS No. 123R at the beginning of their first fiscal year beginning on or after June 15, 2005, instead of the first reporting period that begins after June 15, 2005. As a result, the financial statements of the Company must comply with SFAS No. 123R beginning with the interim financial statements for the first quarter of 2006. The SEC’s new rule does not change the accounting required by SFAS No. 123R; it changes only the dates for compliance with the standard.

During May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections — a Replacement of ABP Opinion No. 20 and FASB Statement No. 3.” This statement applies to all voluntary changes in accounting principle and requires retrospective application of the new accounting principle to prior accounting periods as if that principle had always been used. In addition, this statement requires that a change in depreciation method be accounted for as a change in estimate. The requirements are effective for changes made in fiscal years beginning after December 15, 2005.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company does not expect the adoption of SFAS No. 154 to have a material impact on the Company’s financial statements.

4.	Property, Plant and Equipment

The following table presents the composition of property, plant and equipment as of December 31 (dollars in thousands):

	2005	2004

Computers and equipment	$35,202	$30,092
Leasehold improvements	6,664	5,831
Capitalized software	127,988	97,108
Furniture and fixtures	3,512	2,375
Construction in progress	9,885	12,998

Gross property, plant and equipment	183,251	148,404
Less: accumulated depreciation and amortization	(76,325)	(46,933)

Net property, plant and equipment	$106,926	$101,471

Depreciation and amortization expense (excluding amortization of definite-lived intangibles) for the years ended December 31, 2005, 2004 and 2003 was $31.5 million, $30.8 million and $15.4 million, respectively.

Included in computers and equipment above is $0.6 million net book value of equipment obtained under capital lease agreements. The following are the future minimum lease payments required under these capital leases (in thousands):

2006	$401
2007	121
2008	93
2009	58

Total lease obligation	673
Less: interest	(75)
Less: executory costs	(215)

Capital lease obligation	383
Less: current portion	(167)

Long-term capital lease obligation	$216

5.	Goodwill and Intangible Assets

The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex East related to the Dex East Acquisition was approximately $2,681.7 million ($890.7 million of goodwill and $1,791.0 million of identifiable intangible assets). The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex West related to the Dex West Acquisition was $4,167.7 million ($2,190.7 million of goodwill and $1,977.0 million of identifiable intangible assets). In order to determine an estimate of the fair value of identifiable intangible assets, the Company utilized an independent valuation specialist to assist in determining the amount at which an asset could be bought or sold between willing parties, other than in a forced liquidation sale. In its analysis, the specialist relied primarily on the market approach, whereby transactions in which similar assets are bought or sold are identified.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The initial purchase price and fair value estimates recorded upon the September 9, 2003 Dex West Acquisition were adjusted upon settlement of the working capital adjustment with the seller in 2004 pursuant to the provisions of the Dex West Purchase Agreement.

The Company evaluates the carrying value of goodwill and indefinite-lived intangible assets at the end of the third quarter of each fiscal year. Based upon the evaluation performed as of September 30, 2005, goodwill was determined not to be impaired at September 30, 2005. No events have occurred since the date of the Company’s evaluation that would indicate the Company’s goodwill and indefinite-lived intangible assets may be impaired as of December 31, 2005.

Intangible assets (other than goodwill), net of amortization, totaled $2,688.0 million and $3,033.7 million at December 31, 2005 and 2004, respectively. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

	As of December 31, 2005
	Gross
	Carrying	Accumulated	Net Book
	Value	Amortization	Value	Life

Intangible Assets
Customer relationships — local	$1,787,000	$(786,976)	$1,000,024	20 years	(1)
Customer relationships — national	493,000	(164,540)	328,460	25 Years	(1)
Non-compete/publishing agreements	610,000	(40,927)	569,073	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(78,556)	54,444	4-5 years
Advertising agreement	49,000	(9,044)	39,956	14-15 years

Totals	$3,768,000	$(1,080,043)	$2,687,957

	As of December 31, 2004
	Gross
	Carrying	Accumulated	Net Book
	Value	Amortization	Value	Life

Intangible Assets
Customer relationships — local	$1,787,000	$(542,968)	$1,244,032	20 years	(1)
Customer relationships — national	493,000	(110,722)	382,278	25 years	(1)
Non-compete/publishing agreements	610,000	(25,488)	584,512	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(49,480)	83,520	4-5 years
Advertising agreement	49,000	(5,683)	43,317	14-15 years

Totals	$3,768,000	$(734,341)	$3,033,659

(1)	Amortization expense is calculated using a declining method in relation to estimated retention lives of acquired customers.

The determination of useful lives for customer relationships was made based on historical and expected customer attrition rates. Useful lives for non-compete/publishing agreements, the Qwest Dex Trademark agreement, and advertising agreements are based upon the remaining life of the related agreements.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense for amortizing intangible assets for the years ended December 31, 2005, 2004 and 2003 were $345.7 million, $412.4 million and $290.1 million, respectively. Estimated amortization expense for the next five years and thereafter is (in thousands):

2006	$291,400
2007	243,341
2008	182,035
2009	152,599
2010	128,696
Thereafter	993,886

$1,991,957

6.	Long-Term Debt

Long-term debt is comprised of the following (in thousands):

	December 31,
	2005	2004

Dex Media East Notes Payable to Banks (equal right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted London Interbank Offering Rate (“LIBOR”) plus the current applicable interest spread of 1.25% (weighted average rate of 5.51% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in November 2008. The notes are secured by substantially all of Dex Media East’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	$321,981	$474,654
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 1.75% (weighted average rate of 5.99% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in May 2009. The notes are secured by substantially all of Dex Media East’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	433,517	494,630
Revolving loan bearing interest at Alternative Base Rate (“ABR”) plus the current applicable spread of 0.25% or at adjusted LIBOR plus the current applicable interest spread of 1.25% (weighted average interest rate of 6.19% at December 31, 2005). The revolving loan is secured by substantially all of Dex Media East’s assets	17,000	—
Dex Media West Notes Payable to Banks (equal right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 1.25% (weighted average of 5.55% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in September 2009. The notes are secured by substantially all of Dex Media West’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	339,379	492,848

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2005	2004

Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 1.75% (weighted average of 6.05% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in March 2010. The notes are secured by substantially all of Dex Media West’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	843,282	981,152
Revolving loan bearing interest at ABR plus the current applicable spread of 0.25% or at adjusted LIBOR plus the current applicable interest spread of 1.25% (weighted average interest rate of 7.50% at December 31, 2005). The revolving loan is secured by substantially all of Dex Media West’s assets	5,000	—
Dex Media East Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 9.875%, interest payable semi-annually (May and November), principal due in November 2009. At December 31, 2005, the fair value of the notes was $487.1 million	450,000	450,000
Unsecured senior subordinated notes payable, bearing interest at 12.125%, interest payable semi-annually (May and November), principal due in November 2012. At December 31, 2005, the fair value of the notes was $399.7 million	341,250	341,250
Dex Media West Unsecured Notes Payable (in descending order of right of payment; senior notes equal right of payment):
Unsecured senior notes payable, bearing interest at 8.5%, interest payable semi-annually (February and August), principal due in August 2010. At December 31, 2005 the fair value of the notes was $405.2 million	385,000	385,000
Unsecured senior notes payable, bearing interest at 5.875%, interest payable semiannually (May and November), principal due in November 2011. At December 31, 2005, the fair value of the notes was $301.5 million	300,000	300,000
Unsecured senior subordinated notes payable, bearing interest at 9.875%, interest payable semi-annually (February and August), principal due in August 2013. At December 31, 2005, the fair value of the notes was $844.6 million	761,800	761,800
Dex Media Unsecured Notes Payable (equal right of payment):
Unsecured senior notes payable, bearing interest at 8%, interest payable semi-annually (May and November), principal due in November 2013. At December 31, 2005, the fair value of the notes was $511.3 million	500,000	500,000

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2005	2004

Unsecured senior discount notes payable, prior to November 2008, interest accrues at the rate of 9% per annum in the form of an increase in the initial accreted value of approximately $643 per $1,000 principal amount at maturity of the notes. Thereafter, cash interest on the discount notes will accrue and be payable at the rate of 9% per annum semi-annually (May and November), principal due in November 2013 ($750.0 million at maturity). At December 31, 2005, the fair value of the notes was $597.2 million	594,531	546,048

	5,292,740	5,727,382
Less: current portion of long-term debt	(239,652)	(189,534)

	$5,053,088	$5,537,848

At December 31, 2005 the aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2006	$239,652
2007	239,386
2008	453,348
2009	1,287,320
2010	575,452
Thereafter	2,497,582

$5,292,740

Dex Media East Long-Term Debt:

In connection with the Dex East Acquisition, Dex Media East entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $530.0 million six year term loan (Tranche A), (iii) a $660.7 million six and a half year term loan (Tranche B), and (iv) a $39.0 million six and a half year term loan payable in Euros (Tranche B-Euros). The entire proceeds from the Tranche A, Tranche B, and Tranche B-Euros term loans, along with $50.0 million of the revolving credit facility were used to consummate the Dex East Acquisition. In conjunction with the consummation of the Dex West Acquisition on September 9, 2003, Dex Media East borrowed $160.0 million under the delayed draw provision of its Tranche A term loan. During the years ended December 31, 2005, 2004 and 2003 Dex Media East repaid $213.8 million, $380.3 million and $230.1 million, respectively, on Tranche A term loan, Tranche B term loan and senior subordinated notes. As of December 31, 2005, Dex Media East had $81.9 million available for additional borrowing under its revolving credit facility. During the year ended December 31, 2005, Dex Media East borrowed $170.5 million and repaid $153.5 million on the revolving credit facility. During the years ended December 31, 2004 and 2003 the Dex Media East borrowed and repaid $38.0 million and $9.0 million, respectively on the revolving credit facility. The $50.0 million from the revolving credit facility was repaid in December 2002.

Effective October 31, 2003, Dex Media East amended and restated its credit agreement for the Tranche A, Tranche B, and Tranche B-Euros term loans. In connection with the amendment and restatement, the Tranche B and Tranche B-Euros term loans were refinanced on November 10, 2003 with proceeds of a new Tranche B term loan. In addition, the applicable margins on the revolving credit facility, Tranche A term loan and Tranche B term loan were reduced. A one-percent prepayment fee totaling $6.2 million was paid in conjunction with the refinancing and is included in interest expense for the year ended December 31, 2003.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the July 2004 amendment and restatement of Dex Media East’s credit agreement, the applicable margins on the revolving credit facility, Tranche A term loan and Tranche B term loan have been reduced further. The commitment fee on the unused portion of the revolving credit facility has been reduced to 0.375% from 0.5%. The reductions have been effective since June 11, 2004.

As discussed in Note 1(c), a portion of the net proceeds from the IPO was used to redeem $183.8 million of Dex Media East’s senior subordinated notes at a redemption price of 112.125% plus accrued and unpaid interest.

On November 24, 2004, Dex Media East amended its credit facilities to, among other things, allow for the repricing of the Tranche B term loans on more favorable terms to Dex Media East.

On June 16, 2005, Dex Media East amended its credit agreement, as amended and restated, to, among other things (i) permit Dex Media East to engage in accounts receivable securitization transactions not exceeding $168.0 million in the aggregate at any time; (ii) increase the restricted payment basket for cash dividends by Dex Media East from $29.4 million to $42.0 million annually; and (iii) reduce the applicable margins for Tranche A term loans and revolving loans made under such credit agreement.

Interest rate periods under the bank facility can, at the option of Dex Media East, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media East to choose, each time floating interest rates are reset, a LIBOR-based rate or an ABR which shall be the higher of the prime rate or Federal Funds plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings is 1.25% for Tranche A term loans and 1.75% for Tranche B term loans. The corresponding spreads on ABR borrowings is 0.25% for Tranche A term loans and 0.75% for Tranche B term loans. Dex Media East is required to pay an annual revolving facility commitment fee of 0.375% payable quarterly, on the unused portion of the revolving credit facility, and during the years ended December 31, 2005, 2004 and 2003, Dex Media East paid commitment fees of $0.3 million, $0.4 million and $1.1 million, respectively. Dex Media East uses the revolving credit facility for general corporate purposes. As of December 31, 2005, there were $17.0 million of borrowings under the revolving credit facility (with an additional approximate $1.1 million committed under two standby letters of credit). The interest rates on Tranche A term loan and revolving credit facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility, senior notes, senior subordinated notes and settlements on the interest rate swap (as more fully discussed in Note 7) of $126.4 million, $174.4 million and $182.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Dex Media East entered into interest rate swaps, an interest rate cap and a foreign currency hedging transaction to mitigate the interest rate and foreign currency exchange rate risk related to the credit facilities mentioned above. Refer to Note 7 for disclosure on these transactions.

The credit agreement related to the revolving credit facility and term loan facilities and the indentures related to Dex Media East’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2005, Dex Media East was in compliance with these covenants.

The obligations under Dex Media East’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media East, Inc., Dex Media Finance Co. and Dex Media International, Inc. (“East Credit Guarantors”). The East Credit Guarantors shall be responsible for repaying these obligations in the event that Dex Media East fails to perform under these facilities, although the East Credit Guarantors had no independent assets or operations as of December 31, 2005.

The obligations under Dex Media East’s senior notes and senior subordinated notes are guaranteed by Dex Media International, Inc. Dex Media East and Dex Media International, Inc. are all under the common

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

control of Dex Media. Dex Media East has a principal obligation of $791.3 million for these notes, for which Dex Media International, Inc. shall be responsible for repaying in the event that Dex Media East and Dex Media East Finance Co., co-issuer of the senior notes and senior subordinated notes, fail to perform under these notes, although the co-issuer had no independent assets or operations as of December 31, 2005.

Dex Media East registered its senior notes and subordinated senior notes with the SEC through an exchange offer completed on May 6, 2003.

Dex Media West Long-Term Debt:

In connection with the Dex West Acquisition, Dex Media West entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $960.0 million six year term loan (Tranche A), and (iii) a $1,200.0 million six and a half year term loan (Tranche B). The entire proceeds from the Tranche A and Tranche B term loans along with $53.0 million from the revolving credit facility were used to finance the Dex West Acquisition. During the years ended December 31, 2005, 2004 and the period from September 10 to December 31, 2003 Dex Media West repaid $291.3 million, $582.2 million and $175.0 million, respectively, on Tranche A term loan, Tranche B term loan and senior subordinated notes. As of December 31, 2005, Dex Media West had $95.0 million available for additional borrowing under its revolving credit facility. During the year ended December 31, 2005, Dex Media West borrowed $117.5 million and repaid $112.5 million on the revolving credit facility. During the year ended December 31, 2004 Dex Media West borrowed and repaid $23.0 million on the revolving credit facility. The $53.0 million from the revolving credit facility was repaid in September 2003.

In connection with the July 2004 amendment and restatement of Dex Media West’s Credit Agreement, the applicable margins on the revolving credit facility, Tranche A term loan and Tranche B term loan have been reduced. The commitment fee on the unused portion of the revolving credit facility has been reduced to 0.375% from 0.5%. The reductions have been effective since June 11, 2004.

As discussed in Note 1(c), a portion of the net proceeds from the IPO was used to redeem $18.2 million of the Dex Media West’s senior subordinated notes at a redemption price of 109.875% plus accrued and unpaid interest.

On November 24, 2004, Dex Media West amended its credit facilities to, among other things, allow for a repricing of its Tranche B term loans on terms more favorable to Dex Media West. In connection with the repricing, Dex Media West and Dex Media West Finance Co. issued $300.0 million 57/8% senior notes due 2011. Dex Media West used the gross proceeds of the offering to repay a portion of its Tranche A term loans under its credit facilities.

On June 16, 2005, Dex Media West amended its credit agreement, as amended and restated, to, among other things: (i) permit Dex Media West to engage in accounts receivable securitization transactions not exceeding $232.0 million in the aggregate at any time; (ii) increase the restricted payment basket for cash dividends by Dex Media West from $40.6 million to $58.0 million annually; and (iii) reduce the applicable margins for Tranche A term loans and revolving loans made under such credit agreement.

Interest rate periods under the bank facility can, at the option of Dex Media West, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media West to choose, each time floating interest rates are reset, a LIBOR-based rate or an ABR which shall be the higher of the prime rate or Federal Funds rate plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 1.25% for Tranche A term loans and 1.75% for Tranche B term loans. The corresponding spreads on ABR borrowings are 0.25% for Tranche A term loans and 0.75%

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for Tranche B term loans. Dex Media West is required to pay an annual revolving facility commitment fee of 0.375%, payable quarterly, on the unused portion of the revolving credit facility, and during the years ended December 31, 2005, 2004 and 2003, Dex Media East paid commitment fees of $0.3 million, $0.4 million and $0.1 million, respectively. Dex Media West uses the credit facility for general corporate purposes. As of December 31, 2005, there were $5.0 million of borrowings under the revolving credit facility. The interest rates on the Tranche A term loan and the revolving facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility, senior notes, senior subordinated notes and settlements on the interest rate swaps (as more fully discussed in Note 7) of $186.2 million and $192.1 million for the years ended December 31, 2005 and 2004, respectively. The Company paid interest and fees on the bank facility of $14.3 million for the period from September 10 to December 31, 2003.

Dex Media West entered into fixed interest rate swaps to mitigate the interest rate risk related to the credit facilities mentioned above. Refer to Note 7 for disclosure on these transactions.

The obligations under Dex Media West’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media West, Inc. and Dex Media West Finance Co. (“West Credit Guarantors”). Dex Media West and these entities are all under the common control of Dex Media. The West Credit Guarantors shall be responsible for repaying these obligations in the event that Dex Media West fails to perform under these facilities, although the West Credit Guarantors had no independent assets or operations as of December 31, 2005.

Dex Media West and Dex Media West Finance Co. have issued $1,465.0 million of senior notes and senior subordinated notes, of which $1,446.8 million of principal is outstanding at December 31, 2005. The co-issuer of the senior notes and senior subordinated notes shall be responsible for repaying in the event Dex Media West fails to perform under these notes, although the co-issuer had no independent assets or operations as of December 31, 2005.

The credit agreement related to Dex Media West’s revolving credit facility and term loan facilities and the indentures related to Dex Media West’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2005, Dex Media West was in compliance with these covenants.

Dex Media West registered its 8.5% senior notes and 9.875% subordinated senior notes with the SEC through an exchange offer completed on June 20, 2004. Dex Media West registered its 5.875% senior notes with the SEC through an exchange offer completed on March 8, 2005.

Dex Media Long-Term Debt:

Dex Media has no operations of its own and derives all of its cash flow and liquidity from its two principal operating subsidiaries, Dex Media East and Dex Media West. The Company therefore depends on distributions from Dex Media East and Dex Media West to meet its debt service obligations, including the interest and principal on the senior notes. Dex Media has a principal obligation of $1,094.5 million for these notes at December 31, 2005. Since the obligations under Dex Media’s senior notes are not guaranteed by the Company’s subsidiaries, these notes are effectively subordinated to the prior payment of all obligations (including trade payables) of the subsidiaries. The Company paid interest on the senior notes of $40.0 million and $40.6 million for the years ended December 31, 2005 and 2004, respectively.

Dex Media registered its senior notes and senior subordinated discount notes with the SEC through an exchange offer completed September 17, 2004.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Derivative Instruments and Hedging Activities

The Company utilizes a combination of fixed-rate and variable-rate debt to finance its operations. The variable-rate debt exposes the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to mitigate the interest rate risk on a portion of its variable-rate borrowings. To meet this objective, the Company entered into fixed interest rate swap agreements and an interest rate cap agreement to manage fluctuations in cash flows resulting from adverse changes in interest rates on variable rate debt. The fixed interest rate swaps effectively change the variable-rate cash flow exposure on the debt obligations, to the extent of the notional amounts of the swaps, to fixed cash flows. Under the terms of the fixed interest rate swaps, the Company receives fluctuating interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate interest payments. The purpose of the interest rate cap agreement is to limit interest payments resulting from materially adverse changes in interest rates made to the extent of the notional amount of the cap agreement.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the possible failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company assesses interest rate cash flow risk by identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows. The Company maintains a risk management model to monitor interest rate cash flow risk attributable to both the Company’s outstanding debt obligations as well as the Company’s offsetting hedge positions. The risk management model involves the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company’s future cash flows.

During November 2002, Dex Media East entered into four interest rate swap agreements to hedge against the effects of increases in the interest rates associated with floating rate debt on Dex Media East’s term loan facilities. During November 2004, an interest rate swap with a notional amount of $120.0 million and an applicable fixed rate of 2.354% expired. During May 2005, an interest rate swap with a notional amount of $125.0 million and an applicable fixed rate of 3.01% expired. As of December 31, 2005, there were two interest rate swap agreements, an interest rate swap agreement with a notional amount of $50.0 million, and an applicable fixed rate of 3.638% that will expire in November 2007, and an interest rate swap agreement with a notional amount of $75.0 million and an applicable fixed rate of 4.085% that will expire in May 2008.

Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with Dex Media East’s variable-rate term loan obligations are reported in accumulated other comprehensive income, net of tax (“AOCI”). These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest payments affect earnings. During the years ended December 31, 2005, 2004 and 2003, the Company reclassified $1.0 million, $6.2 million and $4.6 million of hedging losses into earnings, respectively. For the years ended December 31, 2005 and 2004, the Company had $2.1 million and $3.2 million of unrealized gains, net of tax included in other comprehensive income. For the year ended December 31, 2003 the Company had $0.5 million of unrealized losses, net of tax included in other comprehensive income. The

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company had $1.3 million of unrealized gains and $0.8 million of unrealized losses, net of tax, included in AOCI as of December 31, 2005 and 2004, respectively.

As of December 31, 2005, $0.6 million of deferred gains, net of tax, on derivative instruments recorded in other comprehensive income are expected to be reclassified to earnings during the next 12 months. Transactions and events are expected to occur over the next 12 months that will necessitate reclassifying these derivative gains to earnings.

During November 2002, Dex Media East entered into a foreign currency swap agreement to hedge against the effects of foreign currency fluctuations between the U.S. Dollar and the Euro on Dex Media East’s Tranche B-Euros. The foreign currency swap agreement did not qualify for hedge accounting treatment and, therefore, all gains and losses resulting from the change in fair value of the foreign currency swap were reported directly in earnings. In conjunction with the refinancing of Tranche B-Euros in November 2003, as more fully discussed in Note 6, the foreign currency swap agreement was settled resulting in a gain of $3.9 million reported in earnings for the year ended December 31, 2003.

During November 2002, Dex Media East entered into an interest rate cap agreement. The Company has not designated the interest rate cap as a hedging instrument and therefore reports all gains and losses in the change in fair value of the interest rate cap directly in earnings. The losses reported in earnings in the years ended December 31, 2004 and 2003 amounted to less than $0.1 million and $0.6 million, respectively. The interest rate cap had a notional amount of $200.0 million and expired in May 2005.

In October 2004, Dex Media West entered into four fixed interest rate swap agreements to hedge against the effects of increases in the interest rates associated with the floating rate debt on Dex Media West term loans facilities. The interest rate swap agreements have an aggregate notional amount of $300.0 million, applicable preset monthly fixed rates ranging from 1.901% to 3.61% and expire in October 2006. They were not designated as hedging instruments and therefore all gains and losses in the change in fair value were reported directly in earnings as a component of interest expense. For the years ended December 31, 2005 and 2004, the Company recorded gains of $3.4 million and $2.2 million, respectively, as reductions to interest expense.

In May 2005 and June 2005, Dex Media West terminated the six floating interest rate swap agreements entered into in November 2004. Under the terms of the floating interest rate swaps, Dex Media West received fixed interest payments that matched the interest obligations of the 57/8% notes issued in November 2004 and made floating interest payments, thereby converting the fixed interest rate notes into floating rate debt instruments. The floating interest rate swaps had an aggregate notional amount of $300.0 million, floating rate LIBOR that reset semi-annually in May and November, plus applicable margins ranging from 1.4975% to 1.57%, and were to expire in November 2011. The Company had not designated these interest rate swap agreements as hedged instruments and therefore, reported all gains and losses in the change in fair value directly in earnings as a component of interest expense. For the year ended December 31, 2005, Dex Media West recorded net gains, as a reduction to interest expense, of $2.2 million. Upon termination of the swaps a cumulative net gain was recognized of $0.4 million during the life of those swaps. Dex Media West paid $2.1 million upon termination of the swaps. For the year ended December 31, 2004, Dex Media West recorded a net loss as an increase to interest expense of $1.8 million.

8.	Comprehensive Income (Loss)

Components of comprehensive income (loss) are changes in equity other than those resulting from contributions by stockholders and distributions to stockholders. For the Company, the component of comprehensive income (loss) other than net income (loss) is the change in fair value on derivatives designated as hedging instruments, net of tax. For the years ended December 31, 2005, 2004 and 2003, the Company recognized income tax benefit of $0.4 million, $2.4 million and $1.6 million related to hedging losses. For the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years ended December 31, 2005, 2004 and 2003, the Company recognized income tax expense of $1.7 million, $4.5 million and $1.3 million related to changes in fair value of derivatives. The aggregate amounts of such changes to equity that have not yet been recognized in net income are reported in the equity portion of the consolidated balance sheets as accumulated other comprehensive income (loss).

For the years ended December 31, 2005, 2004 and 2003, comprehensive income (loss) included the following components (in thousands):

	Year Ended December 31,
	2005	2004	2003

Net income (loss)	$46,783	$(50,776)	$(75,036)
Hedging losses reclassified, net of tax	(586)	(3,752)	(3,018)
Changes in fair value of derivatives, net of tax	2,687	6,990	2,509

Comprehensive income (loss)	$48,884	$(47,538)	$(75,545)

9.	Stockholders’ Equity

(a)	Preferred stock

As discussed in Note 1(c), all outstanding preferred stock was redeemed on July 27, 2004 for $128.5 million, including accrued and unpaid dividends of $2.8 million, in connection with the IPO.

(b)	Common stock

During the year ended December 31, 2005, the Company issued 314,578 shares of common stock upon the exercise of stock options and issued 93,500 shares of restricted common stock to certain employees and directors. Effective January 25, 2005, the Company consummated a secondary offering of common stock to sell 18 million of the shares of common stock held by Carlyle and WCAS. All of the proceeds were paid to Carlyle and WCAS. As mentioned in Note 1(c), the Company consummated its IPO effective July 21, 2004. As part of the IPO, the Company issued 19,736,842 shares of common stock. Immediately prior to the IPO, the Company completed a 10-for-1 stock split of common shares outstanding.

(c)	Dividends

As mentioned in Note 9(a), all accrued and unpaid preferred stock dividends were distributed on July 27, 2004 in connection with the IPO. On January 28, 2004, Dex Media declared a distribution to its parent of $250.5 million which was paid February 17, 2004 and included payment of cumulative undeclared dividends on its Series A Preferred Stock up to February 17, 2004 of $2.4 million.

On December 15, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on January 16, 2006 to shareholders of record as of January 3, 2006. On September 22, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on October 31, 2005 to shareholders of record as of October 13, 2005. On May 19, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on July 15, 2005 to shareholders of record as of June 16, 2005. On February 17, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on April 15, 2005 to stockholders of record as of March 18, 2005. On December 14, 2004, Dex Media announced a common stock dividend of $0.09 per common share, payable January 31, 2005, to shareholders of record as of January 3, 2005.

The terms of the Company’s indebtedness include certain restrictions on the payment of cash dividends on our common stock. The indentures relating to Dex Media’s senior notes permit us to make one or more distributions to our shareholders. However, the same indentures prohibit Dex Media from distributing funds to

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shareholders if the amount of such distribution, together with all other restricted payments made by Dex Media since November 8, 2002 exceed the sum of: (i) 100% of the adjusted earnings before interest, tax, depreciation and amortization accrued since January 1, 2003, less 1.4 times the consolidated interest expense for the same period; (ii) the aggregate net proceeds from the sale of capital stock of Dex Media; (iii) the amount of debt issued after the date of the indenture relating to the senior notes that is subsequently converted into capital stock; and (iv) certain payments received or credited to Dex Media by its unrestricted subsidiaries. In addition, in order to make any such distribution of funds to shareholders, Dex Media would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to its senior notes. In addition, the indentures governing the senior notes and senior subordinated notes of Dex Media East and Dex Media West include restrictions on their ability to pay dividends to Dex Media, which restricts the Company’s ability to pay cash dividends on our common stock. These restrictions did not adversely affect the Company’s ability to pay such dividends during the year ended December 31, 2005.

(d)	Basic and Diluted Income (Loss) Per Common Share

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands, except per share data)

Net income (loss)	$46,783	$(50,776)	$(75,036)
Dividend accumulated on Series A Preferred Stock	—	(3,929)	(8,594)
Income (loss) available to common shareholders	$46,783	$(54,705)	$(83,630)

Basic and Diluted income (loss) per share	$0.31	$(0.39)	$(1.09)

The following table reflects the basic and diluted weighted-average shares outstanding used to calculate basic and diluted net income (loss) per share.

	Year Ended December 31,
	2005	2004	2003

Denominator for basic net income (loss) per common share — weighted-average common shares outstanding	150,389,176	139,097,208	76,436,822
Dilutive impact of options and unvested restricted stock outstanding	2,164,647	—	—

Denominator for diluted net income (loss) per common share — weighted-average diluted common shares outstanding	152,553,823	139,097,208	76,436,822

For the years ended December 31, 2005, 2004 and 2003, the effect of 76,984, 4,992,802, and 4,991,460, respectively, of outstanding stock options were excluded from the calculation of diluted loss per common share because the effect of the assumed exercise was anti-dilutive. In addition, for the year ended December 31, 2003, the effect of 323,812 shares of Series A Preferred Stock were excluded from the calculation because the effect of the assumed conversion was anti-dilutive.

(e)	Rights Plan

In connection with the IPO, we entered into a rights agreement pursuant to which each share of our common stock has one right attached to it. Each right entitles the holder to purchase one one-thousandth of a share of a new series of our preferred stock designated as Series A junior participating preferred stock at an exercise price to be determined by our board of directors. Rights will only be exercisable under limited

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

circumstances specified in the rights agreement when there has been a distribution of the rights and such rights are no longer redeemable by us.

If any person or group, other than one involving Carlyle and WCAS, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock, or acquires shares representing 15% or more of the voting power of our outstanding common stock, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person (as to whom such rights will be null and void) to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each right. If we are involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the rights’ exercise price.

The rights will expire upon the tenth anniversary of the date of the rights agreement unless such date is extended or the rights are earlier redeemed or exchanged by us. At no time will the rights have any voting powers. The provisions of the rights agreement may be amended by our board of directors in some circumstances.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Dex Media in certain circumstances. Accordingly, the existence of the rights may deter certain acquirers from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with a potential acquirer on behalf of all of the stockholders.

No rights were exercised in connection with the Company’s merger on January 31, 2006 with and into FAC, a wholly owned subsidiary of Donnelley. FAC has not established any rights agreement. In connection with the consummation of the merger, the name of FAC was changed to Dex Media, Inc.

(f)	Stock-Based Awards

On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “2002 Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly owned subsidiaries. Effective May 2004, Dex Media adopted the Dex Media, Inc. 2004 Incentive Award Plan (the “2004 Plan”). The 2004 Plan provides for a variety of stock-based awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance-based awards and other stock-based awards. Effective with the adoption of the 2004 Plan, the Company discontinued grants under the 2002 Plan while the options outstanding under the 2002 Plan remain outstanding pursuant to the terms of that plan. Upon adoption of the 2004 Plan, 210,110 shares available for issuance under the 2002 Plan became available for issuance under the 2004 Plan. As of December 31, 2005, 5,868,572 shares of common stock were available for grant under the 2004 Plan and 2002 Plan. As of December 31, 2004, 6,251,650 shares of common stock were available for grant under the 2004 Plan and 2002 Plan.

The Compensation Committee of Dex Media determines the exercise price for each option. Outstanding options issued pursuant to the 2002 Plan vest in two segments. Subject to the optionee’s continued employment with the Company: (i) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after and (ii) 75% of the options granted will vest in full on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain EBITDA targets are met with respect to each year. Options outstanding issued pursuant to the 2004 Plan vest in equal annual installments over four years.

On October 5, 2005, Dex Media entered into a Retirement and General Release Agreement with Robert M. Neumeister, Jr. (the Company’s then-Executive Vice President and Chief Financial Officer) and on October  2, 2005, Dex Media entered into a Letter Agreement with Marilyn Neal (the Company’s then- Executive Vice President and Chief Operating Officer). These agreements, among other things, modified the terms of the stock options issued to these officers under the 2002 Plan. These modifications included accelerating the vesting and extending the life of certain options upon these officers’ termination. As a result of these modifications, the Company recorded stock-based employee compensation expense of $11.3 million during the year ended December 31, 2005 under the guidance of APB 25 and related interpretations. On October 5, 2005, Dex Media entered into Letter Agreements with its other officers which, among other things, included terms to accelerate the vesting of certain stock options upon consummation of the Donnelley Merger. There was no impact to the Company’s financial statements for the year ended December 31, 2005 as a result of these modifications.

On November 10, 2003, Dex Media declared and paid a distribution to its parent of $750.2 million. As a result of the distribution and as provided under the 2002 Plan, Dex Media adjusted the exercise price of all outstanding options to $6.00, effective November 2003. On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million, which was paid in February 2004. As a result of the distribution and as provided under the 2002 Plan, Dex Media adjusted the exercise price of outstanding options to $4.64 and increased the number of outstanding options by 9.3587%, effective February 2004. The effect of these changes has been included in the SFAS No. 123 pro forma net income (loss) below.

During the year ended December 31, 2005, 93,500 shares of restricted stock were granted with a weighted average grant date fair value of $23.34.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized below is information regarding options granted, exercised or forfeited under the 2004 Plan and 2002 Plan during the years ended December 31, 2005, 2004 and 2003:

			Weighted	Weighted
		Number of	Average	Average
	Number	Shares	Exercise	Grant Date
	of Options	Exercisable	Price	Fair Value

Options outstanding at December 31, 2002	1,587,440	—	$4.64
Options:
Granted below market price	224,480		4.64	$0.68
Granted at market price	3,179,540		4.64	1.37

Options outstanding at December 31, 2003	4,991,460		4.64
Options exercisable at December 31, 2003		953,350	4.64
Options:
Granted below market price	1,115,990		4.64	8.41
Granted at market price	137,300		24.36	6.26
Exercised	(953,350)		4.64
Forfeited	(298,598)		4.64

Options outstanding at December 31, 2004	4,992,802		5.19
Options exercisable at December 31, 2004		1,194,522	4.64
Options:
Granted at market price	43,918		22.86	5.35
Exercised	(314,578)		4.64
Forfeited	(96,682)		5.71

Options outstanding at December 31, 2005	4,625,460		5.38

Options exercisable at December 31, 2005		2,341,773	4.93

Summarized below is information regarding options outstanding under the 2004 Plan and 2002 Plan as of December 31, 2005:

	Weighted Average		Weighted Average		Weighted Average
	Exercise Price		Remaining Contractual		Exercise Price
	of Options	Options	Life (Years) of Options	Options	of Options
Range	Outstanding	Outstanding	Outstanding	Exercisable	Exercisable

$ 4.64	$4.64	4,449,492	7.51	2,307,448	$4.64
$21.43-26.10	$23.99	175,968	9.06	34,325	$24.36

		4,625,460		2,341,773

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Had the Company accounted for the 2004 Plan and 2002 Plan under the minimum value or fair value method, as applicable, prescribed by SFAS No. 123, the pro forma results of the Company for years ended December 31, 2005, 2004 and 2003 would have been as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

Net income (loss):
As reported	$46,783	$(50,776)	$(75,036)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	7,758	763	—
Deduct: Stock-based employee compensation expense determined under minimum value or fair value based method, as applicable, for all awards, net of related tax effects	(1,956)	(1,369)	(256)

Pro forma	$52,585	$(51,382)	$(75,292)

Basic income (loss)per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.35	(0.40)	(1.10)
Diluted income (loss) per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.34	(0.40)	(1.10)

Following are the weighted-average assumptions used to estimate the fair value of options granted under the 2004 Plan and 2002 Plan during the years ended December 31, 2005, 2004 and 2003. The assumptions for the year ended December 31, 2004 have been segregated between grants under the minimum value method of SFAS No. 123 prior to the IPO and grants valued utilizing the fair value method of SFAS No. 123 after the IPO.

		7/22/04 -	1/1/04 -
	2005	12/31/04	7/21/04	2003

Risk-free interest rate	3.93%	3.53%	3.21%	3.19%
Expected dividend yield	1.50%	1.50%	0%	0%
Expected option life (years)	5.0	5.0	5.0	5.0
Expected stock price volatility	22.68%	25.28%	0%	0%

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Income Taxes

The composition of the income tax provision (benefit) is as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

Federal:
Deferred	$26,347	$(26,788)	$(40,177)
Long-term valuation allowance	3,821	—	—
State rate change	—	(105)	—
Other	(4,507)	—	—

Total Federal	25,661	(26,893)	(40,177)

State and Local:
Current	10	—	—
Deferred	4,820	(4,879)	(7,552)
Long-term valuation allowance	697	—	—
State rate change	—	300	—
Other	1,588	—	—

Total State and Local	7,115	(4,579)	(7,552)

Total income tax provision (benefit)	$32,776	$(31,472)	$(47,729)

The effective tax rate differs from the statutory tax rate as follows:

	Year Ended December 31,
	2005	2004	2003

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net	3.9	3.9	4.3
Permanent differences	0.4	—	—
Valuation allowance	5.6	—	—
Other	(3.7)	(0.6)	(0.4)

Effective tax rate	41.2%	38.3%	38.9%

The Acquisitions (as more fully described in Note 1 (a)) were considered to be taxable asset acquisitions for income tax purposes. As a result, the Company recorded the tax basis of all acquired assets at their fair value at the date of acquisition. In addition, the Company acquired several intangible assets for tax purposes that are amortized on a straight-line basis over a 15-year period beginning with the date of acquisition.

For the year ended December 31, 2005, the Company generated a net operating loss of $5.3 million pending final tax filing. For the years ended December 31, 2004 and 2003, the Company generated a loss for tax purposes of $87.2 million and $106.8 million, respectively. Because the period from September 10, 2003 to December 31, 2003 for Dex Media West is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for the years ended December 31, 2005, 2004 and 2003 will expire in the years 2025, 2024 and 2023, respectively. No valuation allowance has been provided for the remaining net operating losses as, in management’s judgment, it is more likely than not that the net operating loss carryovers will be utilized before the end of the expiration periods. This presumption is based upon the book and taxable income expected to be generated by the Company over the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

next several years. No significant payments for income taxes were made for the years ending December 31, 2005, 2004 and 2003.

The components of the net deferred tax assets are as follows (in thousands):

	As of December 31,
	2005	2004

Assets:
Book/tax difference in amounts owed to related party for employee benefit expenses not currently deductible	$5,218	$2,667
Book/tax difference in post employment benefit expenses not currently deductible	14,392	8,627
Net operating loss carryforward	82,940	107,294
Depreciation	6,080	—
Allowance for doubtful accounts	8,992	9,567
Mark-to-market adjustments	—	502
Other expenses not currently deductible	1,604	2,788

Total Assets	$119,226	$131,445

Liabilities:
Book/tax difference in employee benefit expenses previously deducted	455	876
Amortization of goodwill and other intangibles	26,446	25,395
Depreciation	20,596	6,438
Mark-to-market adjustments	836	—
Other expenses previously deducted	1,339	149

Total Liabilities	$49,672	$32,858

Valuation Allowance

Capitalized merger costs	$4,518	$—

Included in other noncurrent deferred tax (liabilities) assets as of December 31, 2005, 2004 and 2003 are $(0.8) million, $0.5 million and $2.6 million, respectively in deferred tax (liabilities) assets associated with mark-to-market adjustments for the Company’s derivative financial instruments, with the related benefit included in accumulated other comprehensive income (loss) on the consolidated balance sheets.

The Company was audited by the Internal Revenue Service (“IRS”) in 2005 for the tax years ending November 30, 2002 and 2003. As a result of this audit, $31.0 million of deferred tax assets was reclassified from net operating loss carryforward to amortization of goodwill and other intangibles.

Management of the Company believes that it is more likely than not that some of the deferred tax assets associated with capitalized merger and stock offering costs will not be realized in the future. Therefore, a valuation allowance has been established in the amount of $4.5 million to reduce the noncurrent deferred tax asset to realizable value.

Dex Media, Inc. had an ownership change under Internal Revenue Code section 382 upon the consummation of its merger with and into FAC, a wholly owned subsidiary of Donnelley, on January 31, 2006. It is expected that the consummation of the merger will not affect the Company’s ability to use its remaining net operating loss carryforwards.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Employee Benefit Plans

(a)	Pension and other post-retirement benefits

(i)  General description

Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”). The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provide medical, dental and life insurance benefits for certain retirees.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for 2005, 2004 or 2003. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred.

On December 8, 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”) was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As provided by FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” Dex Media elected to defer recognizing the effects of the Medicare Act on its post-retirement benefit plan in 2004. Effects of the Medicare Act are reflected in the measures of accumulated post-retirement obligation and net periodic post-retirement benefit costs in 2005. The impact was not material to the financial statements.

Effective February 1, 2004, Dex Media’s pension plan was amended to eliminate the death benefit previously provided to certain management employees. This amendment resulted in $0.2 million in annual expense savings and a reduction in the projected benefit obligation of $2.0 million.

Effective January 1, 2004, several changes were made to the Company’s retiree health care plan for management and Communications Workers of America (“CWA”) retirees resulting in $0.6 million in annual expense savings and a reduction in the projected benefit obligation of $4.5 million. The changes were as follows: (i) elimination of Company-provided post-65 medical coverage for management retirees; (ii) elimination of Medicare Part B reimbursement for management retirees; (iii) implementation of pre-65 retiree medical plan for all management employees with associated employee contributions; (iv) change in dental coverage to a voluntary retiree-paid plan for management and CWA retirees; and (v) a reduction in the life insurance benefit for management and CWA retirees.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii)  Obligations and funded status (in thousands)

	Pension Benefit		Post-Retirement Benefits
	Year Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Change in benefit obligation
Projected benefit obligation at beginning of period	$218,939	$202,781	$63,206	$55,479
Service cost	9,769	10,467	2,334	2,570
Interest cost	11,959	12,695	3,741	3,581
Amendments	—	—	—	—
Actuarial loss (gain)	7,781	15,566	(2,541)	2,294
Benefits paid	(1,053)	(22,570)	(1,631)	(718)
Plan settlements	(52,751)	—	—	—

Projected benefit obligation at end of period	$194,644	$218,939	$65,109	$63,206

Change in plan assets
Fair value of plan assets at beginning of period	$198,340	$194,025	$—	$—
Actual return on plan assets	11,345	26,885	—	—
Employer contribution	—	—	1,631	718
Benefits paid	(1,053)	(22,570)	(1,631)	(718)
Plan settlements	(52,751)	—	—	—

Fair value of plan assets at end of period	$155,881	$198,340	$—	$—

Funded status	$(38,763)	$(20,599)	$(65,109)	$(63,206)
Unrecognized net actuarial loss	10,584	1,827	4,102	6,687
Unrecognized prior service cost	(1,557)	(1,765)	(3,568)	(4,039)

Total accrued liabilities	$(29,736)	$(20,537)	$(64,575)	$(60,558)

The accumulated benefit obligation for the defined benefit pension plan was $177.3 million and $196.5 million at December 31, 2005 and 2004, respectively.

(iii)  Components of net periodic benefit cost (in thousands)

	Pension Benefit			Post-Retirement Benefits
	Year Ended			Year Ended
	December 31,			December 31,
	2005	2004	2003	2005	2004	2003

Service cost	$9,769	$10,467	$6,512	$2,334	$2,570	$1,230
Interest cost	11,959	12,695	8,494	3,741	3,581	2,426
Amortization of prior service costs	(208)	(208)	—	(470)	(471)	—
Expected return on plan assets	(15,629)	(16,246)	(9,700)	—	—	—
Recognized net actuarial loss	—	—	—	43	96	—
Loss from plan settlement	3,307	—	—	—	—	—

Total net periodic benefit cost	$9,198	$6,708	$5,306	$5,648	$5,776	$3,656

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

To compute its expected return on plan assets, Dex Media applies its expected rate of return to the market-related value of the pension plan assets. In computing the market-related asset value, companies may elect to amortize the difference between the actual return on plan assets and the expected return on plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” Dex Media elected to amortize actual returns on its plan assets falling outside a defined corridor over a five year period. Any actual returns falling within the corridor are recognized currently. Dex Media defined the corridor as a range that is 50% higher and 50% lower than the expected return on plan assets. For the year ending December 31, 2005, the corridor is defined as the range from 4.5% to 13.5%, based upon its expected return of 9.0%.

On August 1, 2005, a settlement of the Company’s defined benefit pension obligation occurred as defined by SFAS 88 “Employers Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits.” At that time, lump sum payments to participants exceeded the sum of the service cost plus interest cost component of the net periodic benefit costs for the year. The settlement resulted in the recognition of $3.3 million in actuarial losses. In addition, 2005 pension expense was recomputed based on assumptions as of the settlement date, including a decrease in the discount rate from 6.00% to 5.50%. This resulted in an immaterial change to pension expense for the remainder of the year.

(iv)  Assumptions

The actuarial assumptions used to compute the pension and other post-retirement net periodic benefit costs are based upon information available as of August 2, 2005, January 1, 2005, January 1, 2004 and January 1, 2003, respectively, and are as follows:

	Pension Benefits
	August 2-	January 1-
	December 31,	August 1,			Post-Retirement Benefits
	2005	2005	2004	2003	2005	2004	2003

Weighted average discount rate	5.50%	6.00%	6.25%	6.50%	6.00%	6.25%	6.50%
Weighted average rate of compensation increase	4.00%	4.00%	4.00%	4.65%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%	8.00%	N/A	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	N/A	N/A	9.50%	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate trendrate is reached	N/A	N/A	N/A	N/A	2014	2014	2013

The actuarial assumptions used to compute the projected benefit obligation for the plans are based upon information available as of December 31, 2005 and 2004, respectively, and are as follows:

	Pension Benefits		Post-Retirement Benefits
	2005	2004	2005	2004

Weighted average discount rate	5.75%	6.00%	5.75%	6.00%
Weighted average rate of compensation increase	4.00%	4.00%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	9.00%	9.50%
Ultimate healthcare cost trend rate	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2014	2014

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The discount rate is the current rate at which the pension and post-retirement obligations can effectively be settled as of the end of the calendar year. To determine this rate for each of the years presented, the Company selected an actuarially computed composite rate based upon high quality (AA-/Aa- rated or better), non-callable corporate bonds whose cash flows match the expected timing of the settlement of the pension and post-retirement obligations. The high quality corporate bond rates were based on information obtained from Standard and Poor’s.

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement plan. A one-percent change in the assumed healthcare cost trend rate would have had the following effects at December 31, 2005 (in thousands):

	One Percent Change
	Increase	Decrease

Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$214	$(184)
Effect on accumulated post-retirement benefit obligation (balance sheet)	$1,819	$(1,593)

(v)  Plan assets

Dex Media’s pension plan weighted-average asset allocations at December 31, 2005, by asset category, are as follows:

	Plan Assets at	Asset
	December 31,	Allocation
	2005	Target

Asset Category
Equity Securities	68%	65%
Debt Securities	25%	26%
Real Estate	5%	5%
Cash	2%	4%

Total	100%	100%

The plan’s assets are invested in accordance with investment practices that emphasize long-term investment fundamentals. The plan’s investment objective is to achieve a positive rate of return over the long-term from capital appreciation and a growing stream of current income that would significantly contribute to meeting the plan’s current and future obligations. These objectives can be obtained through a well-diversified portfolio structure in a manner consistent with the plan’s investment policy statement.

The plan’s assets are invested in marketable equity and fixed income securities managed by professional investment managers. The plan’s assets are to be broadly diversified by asset class, investment style, number of issues, issue type and other factors consistent with the investment objectives outlined in the plan’s investment policy statement. The plan’s assets are to be invested with prudent levels of risk and with the expectation that long-term returns will maintain and contribute to increasing purchasing power of the plan’s assets, net of all disbursements, over the long-term.

The plan’s assets in separately managed accounts may not be used for the following purposes: short sales, purchases of letter stock, private placements, leveraged transactions, commodities transactions, option strategies, investments in some limited partnerships, investments by the managers in their own securities, their affiliates or subsidiaries, investment in futures, use of margin or investments in any derivative not explicitly permitted in the plan’s investment policy statement.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2003, the Dex Media pension plan assumed an expected long-term rate of return of 8% in computing its net periodic pension cost. The basis used for determining this rate was the historical capital market returns for an asset mix similar to the Pension Plan’s 65% equity and 35% fixed income. Dex Media did not begin to manage the trust assets until November 1, 2003, when Qwest transferred assets from its pension trust to the Dex Media pension trust. From January 1, 2003 until the date of transfer, Qwest Asset Management Company managed the Dex Media pension assets as provided for in the Purchase Agreement. In determining the 2004 and 2005 expected long-term rate of return of 9%, Dex Media took into consideration the change in its asset allocation as well as the expectation that there is opportunity for active management of the trust’s investments to add value over the long term. The active asset management expectation was supported by calculating historical returns for the eight investment managers who were selected to actively manage the trust’s assets.

(vi)  Cash flows

Dex Media does not expect to make any contributions to its pension plan in 2006.

The pension benefits and post-retirement benefits expected to be paid in each year 2006-2010 and the aggregate benefits expected to be paid 2011-2015 are as follows (in thousands):

	Pension	Post-Retirement
	Benefits	Benefits

2006	$22,509	$2,830
2007	14,995	2,289
2008	15,286	2,821
2009	16,455	3,355
2010	17,276	3,904
2011-2015	89,733	26,069

The expected benefits to be paid are based on the same assumptions used to measure the Company’s benefit obligations at December 31, 2005 and include estimated future employee service.

(vii)  Subsequent Events

As more fully described in Note 14, on January 31, 2006, the Company merged with Donnelley. At this time and for the remainder of 2006, there are no plans to change any of the existing employee benefits.

(b)	401(k) plan

Effective November 1, 2002, Dex Media adopted a defined contribution benefit plan covering substantially all management and occupational employees of Dex Media. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution of the employees is limited to the maximum amount determined by the Internal Revenue Service.

Dex Media matches a percentage of employee contributions, and those matching contributions as recorded by the Company in the statement of operations were $6.3 million, $6.7 million, and $3.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Effective January 1, 2004, Dex Media increased the matching formula for all management employees participating in its defined contribution plan from 100% on the first 3% of employee contributions to 100% on the first 4% of employee contributions and 50% on the next 2% of employee contributions.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Commitments and Contingencies

(a)	Lease commitments

The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases as of December 31, 2005, are as follows (in thousands):

2006	$11,912
2007	10,763
2008	8,591
2009	5,558
2010	3,750
Thereafter	7,097

$47,671

The Company recorded rent expense under the provisions of SFAS No. 13 “Accounting for Leases” for operating leases of $20.4 million, $17.7 million and $11.6 million for the years ended December 31, 2005, 2004 and 2003.

As required by the Dex East Purchase Agreement, Dex Media East has leased its Englewood facility (located at 198 Inverness Drive West in Englewood, Colorado) from Qwest on terms and conditions that are reasonably acceptable to the Company. The aggregate lease commitments disclosed above include the amounts associated with this provision of the agreement.

(b)	Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

(c)	Collective Bargaining Agreement

As of December 31, 2005, 22% and 44% of the Company’s employees were members of the International Brotherhood of Electrical Workers (“IBEW”) and the Communication Workers of America (“CWA”), respectively. The collective bargaining agreement covering the IBEW members’ employment will expire in May 2006 and the collective bargaining agreement covering the CWA members’ employment will expire in October 2006.

13.	Related Party Transactions

In connection with the Acquisitions, the Company entered into management consulting agreements with each of Carlyle and WCAS. Each agreement allowed the Company access to Carlyle and WCAS’s expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of Carlyle and WCAS received a one-time transaction fee for structuring the transactions related to the Dex East Acquisition and the Dex West Acquisition of $15.0 million and $20.1 million, respectively. In addition, each of Carlyle and WCAS received an annual advisory fee of $2.0 million for advisory, consulting and other services. The annual advisory fees payable under the agreements were terminated for a one-time fee of $10.0 million paid to each of Carlyle and WCAS in conjunction with the IPO. Thereafter, Carlyle and WCAS maintained the right to act as Dex Media’s financial advisor or investment banker in conjunction with any merger, acquisition, disposition,

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

finance or the like in return for additional reasonable compensation and expenses as may be agreed upon by the parties. Pursuant to these management consulting agreements, the Company incurred $2.0 million and $2.6 million in annual advisory fees for the years ended December 31, 2004 and 2003, respectively. The management consulting agreements have been terminated. No amounts were owed to Carlyle or WCAS at December 31, 2005.

During February 2003, Dex Media entered into a five-year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of its core production platform. This project is designed to upgrade the Company’s existing software system to enhance its functionality. WCAS was a shareholder of Amdocs at the time the Company entered into the agreement and ceased to be a shareholder during 2004. For the years ended December 31, 2005, 2004 and 2003, the Company paid Amdocs $33.5 million, $47.6 million and $15.0 million, respectively, under this agreement and other related on-going support.

14.	Subsequent Events

As discussed in Note 1(a), Dex Media merged with Donnelley on January 31, 2006. Pursuant to the Agreement and Plan of Merger dated October 3, 2005, each issued and outstanding share of Dex Media common stock was converted into $12.30 in cash and 0.24154 of a share of Donnelley common stock, resulting in an aggregate cash value of $1.9 billion and an aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of Donnelley common stock. All outstanding stock options of Dex Media were converted into stock options of Donnelley at a ratio of 1 to 0.43077 and the 2002 Plan and 2004 Plan governing those Dex Media stock options were terminated. Additionally, Donnelley assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.7 billion. The acquired Dex Media directory business now operates as Dex Media, Inc., one of Donnelley’s direct wholly owned subsidiaries.

As a result of the modifications discussed in Note 9(f), stock options to purchase approximately 1.3 million shares of Dex Media common stock became fully exercisable immediately prior to the consummation of the Donnelley Merger. Dex Media expects to recognize additional stock compensation expense in its January 2006 financial statements as a result of these modifications.

Costs of $11.7 million related to the Donnelley Merger are included in the statement of operations for the year ended December 31, 2005. These costs relate primarily to financial advisory, legal and accounting fees and are included in general and administrative expense.

In connection with the Donnelley Merger, on January 31, 2006, Dex Media, as successor to Dex Media, Inc. (“DMI”), entered into an Amended and Restated Credit Agreement (the “Amended West Credit Agreement”), by and among Dex Media West, Inc. (“Dex West”), Dex Media West, the administrative agent and the lenders and other agents parties thereto, relating to the Credit Agreement, dated as of September 9, 2003, as amended (the “Original West Credit Agreement”), among DMI, Dex West, the Dex Media West, the administrative agent and the lenders and other agents parties thereto.

The Amended West Credit Agreement amends and restates the Original West Credit Agreement in its entirety, to, among other things: (i) permit the Donnelley Merger; (ii) provide up to $503 million of Tranche B-1 term loans to redeem certain indebtedness in connection with change in control offers required to be made as a result of the Donnelley Merger and to fund a portion of the cash consideration to be paid to DMI’s stockholders in connection with the Donnelley Merger, and $50 million of which may also be used for general corporate purposes; (iii) permit certain additional restricted payments to Dex Media; (iv) modify the financial performance covenants contained in the Original West Credit Agreement; and (v) provide for shared service arrangements between R.H. Donnelley Inc., an affiliate of Dex Media, and its subsidiaries (collectively, the “RHDI Entities”), on the one hand, and Dex Media and its subsidiaries (collectively, the “Dex Entities”), on the other hand.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, in connection with the Amended West Credit Agreement, Dex Media, Dex West and its subsidiaries reaffirmed, pursuant to a Reaffirmation Agreement dated as of January 31, 2006 (the “West Reaffirmation Agreement”) that the obligations under the Amended West Credit Agreement continue to be secured by: (i) the pledge of the stock of Dex West under that certain Pledge Agreement dated as of November 10, 2003 and (ii) the assets of and guarantee by Dex West and its subsidiaries pursuant to the terms of that certain Amended and Restated Guarantee and Collateral Agreement, dated as of September 9, 2003.

In addition, on January 31, 2006, the Company entered into an Amended and Restated Credit Agreement (the “Amended East Credit Agreement”), by and among Dex Media East, Inc. (“Dex East”), Dex Media East, the administrative agent and the lenders and other agents parties thereto, relating to the Credit Agreement, dated as of November 8, 2002, as amended (the “Original East Credit Agreement”), among DMI, Dex East, Dex Media East, the administrative agent and the lenders and other agents parties thereto.

The Amended East Credit Agreement amends and restates the Original East Credit Agreement in its entirety, to, among other things: (i) permit the Donnelley Merger; (ii) permit certain additional restricted payments to Dex Media; (iii) modify the financial performance covenants contained in the Original East Credit Agreement; and (iv) provide for shared service arrangements between the RHDI Entities, on the one hand, and the Dex Entities, on the other hand.

In addition, in connection with the Amended East Credit Agreement, Dex Media, Dex East and its subsidiaries reaffirmed, pursuant to a Reaffirmation Agreement dated as of January 31, 2006 (the “East Reaffirmation Agreement”) that the obligations under the Amended East Credit Agreement continue to be secured by: (i) the pledge of the stock of Dex East under that certain Pledge Agreement dated as of November 10, 2003 and (ii) the assets of and guarantee by Dex East and its subsidiaries pursuant to the terms of that certain Amended and Restated Guarantee and Collateral Agreement, dated as of November 8, 2002.

In connection with the Donnelley Merger, on January 31, 2006, Dex Media entered into three supplemental indentures (the “Supplemental Indentures”) with U.S. Bank National Association, as trustee (the “Trustee”) to amend: (i) the Indenture, dated as of November 10, 2003, as amended (the “8% Notes Indenture”), between DMI and the Trustee relating to DMI’s 8% Notes due 2013 (the “8% Notes”); (ii) the Indenture, dated as of November 10, 2003, as amended (the “2003 Discount Notes Indenture”), between DMI and the Trustee relating to DMI’s 9% Discount Notes due 2013 (the “2003 Discount Notes”); and (iii) the Indenture, dated as of February 11, 2004, as amended (the “2004 Discount Notes Indenture”), between DMI and the Trustee relating to DMI’s 9% Discount Notes due 2013 (the “2004 Discount Notes”). Pursuant to the Supplemental Indentures, Dex Media assumed DMI’s obligations under the 8% Notes, 2003 Discount Notes and 2004 Discount Notes, and agreed to comply with the conditions and covenants under the 8% Notes Indenture, 2003 Discount Notes Indenture and 2004 Discount Notes Indenture.

In connection with the Donnelley Merger and the entry into the Amended West Credit Agreement, on January 31, 2006, the Company and the administrative agent party thereto also entered into a Termination Agreement (the “Termination Agreement”) to terminate certain support obligations of Dex Media, as successor to DMI, under the Agreement, dated September 9, 2003, between DMI and the administrative agent (the “Support Agreement”). Under the Support Agreement, DMI was required to retain and pledge to the administrative agent a calculated amount of certain dividends or distributions received by DMI with respect to equity interests of Dex East and its subsidiaries to secure the obligations of DMI to purchase subordinated participations in loans or other letters of credit in the event of the acceleration of the obligations of the West Borrower under the Original West Credit Agreement.

Offer to Exchange

$365,000,000 aggregate principal amount at maturity
6.875% Series A-1 Senior Discount Notes due 2013
and
$660,000,000 aggregate principal amount at maturity
6.875% Series A-2 Senior Discount Notes due 2013
and
$1,210,000,000 aggregate principal amount
8.875% Series A-3 Senior Notes due 2016

R.H. Donnelley Corporation

PROSPECTUS

June   , 2006

PART II

Item 20.	Indemnification of Directors and Officers

Our certificate of incorporation provides that we will indemnify, to the full extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of our board or an officer. We may indemnify, to the extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of ours, or is or was serving at its request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by our certificate of incorporation is not exclusive of any other rights to which any person seeking indemnification may be entitled under our bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. This extends to both his or her official actions and his or her actions in another capacity while holding a position with us. Further, coverage shall continue as to a person who has ceased to be our director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Section 145 of the Delaware General Corporation Law provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

In accordance with our certificate of incorporation, we have purchased directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers.

Item 21.	Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit
Number		Description of Exhibits

2	.1#	Stock Purchase Agreement, dated as of September 21, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155)
2.2		Supplemental Agreement to Stock Purchase Agreement, dated as of December 31, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155)
2	.3#	Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, among the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155). This Agreement is no longer in effect.
2	.4#	Purchase Agreement dated as of July 28, 2004, by and among the Company, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2004, Commission File No. 001-07155)
2.5		Amendment No. 1 to the Purchase Agreement, dated as of September 1, 2004, by and among the Company, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
2	.6#	Agreement and Plan of Merger, dated as of October 3, 2005, among the Company, Dex Media, Inc. and Forward Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 6, 2005, Commission File No. 001-07155)
2.7		Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand (incorporated by reference to Exhibit 2.1 to Dex Media, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)

Exhibit
Number	Description of Exhibits

2.8	Amendment No. 1, dated September 9, 2003, to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand (incorporated by reference to Exhibit 2.2 to Dex Media, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.1	Rights Agreement, dated as of October 27, 1998, between the Company and First Chicago Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 5, 1998, Commission File No. 001-07155)
4.2	Amendment No. 1 to Rights Agreement, dated as of February 26, 2001, by and among the Company, First Chicago Trust Company of New York (as initial Rights Agent) and The Bank of New York (as successor Rights Agent) (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 28, 2001, Commission File No. 001-07155)
4.3	Amendment No. 2 to Rights Agreement, dated as of September 21, 2002, between the Company and The Bank of New York, as successor Rights Agent (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155)
4.4	Amendment No. 3, dated as of October 3, 2005, to the Rights Agreement, dated as of October 27, 1998, as amended, between the Company and The Bank of New York, as successor rights agent (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 6, 2005, Commission File No. 001-07155)
4.5	Form of Warrant Agreement, dated as of November 25, 2002, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed with the Securities and Exchange Commission on May 10, 2006, Commission File No. 001-07155)
4.6	Form of Warrant Agreement, dated January 3, 2003, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed with the Securities and Exchange Commission on May 10, 2006, Commission File No. 001-07155)
4.7	Registration Rights Agreement, dated as of November 25, 2002, among the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2002, Commission File No. 001-07155). This Agreement is no longer in effect.
4.8	Indenture, dated as of December 3, 2002, between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.9	Form of 8.875% Senior Notes due 2010 (included in Exhibit 4.8)
4.10	Supplemental Indenture, dated as of January 3, 2003, among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 of R.H. Donnelley, Inc. (incorporated by reference to Exhibit 4.14 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.11	Second Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., the guarantors party thereto and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

Exhibit
Number	Description of Exhibits

4.12	Third Supplemental Indenture, dated as of December 6, 2005, by and among R.H. Donnelley Inc., as Issuer, the Company and the subsidiary guarantors named therein, as Guarantors, and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 of R.H. Donnelley, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2005, Commission File No. 001-07155)
4.13	Guarantees relating to the 8.875% Senior Notes due 2010 (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.14	Senior Guarantees relating to Second Supplemental Indenture to the Indenture governing the 8.875% Senior Notes due 2010 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.15	Indenture, dated as of December 3, 2002, between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155).
4.16	Form of 10.875% Senior Subordinated Notes due 2012 (included in Exhibit 4.15)
4.17	Supplemental Indenture, dated as of January 3, 2003, among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.18 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.18	Second Supplemental Indenture, dated as of January 9, 2004, among R.H. Donnelley Inc., as Issuer, the Company and other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.21 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 12, 2004, Commission File No. 001-07155)
4.19	Third Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., and the guarantors party thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.20	Guarantees relating to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.20 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.21	Senior Subordinated Guarantees relating to the Third Supplemental Indenture to the Indenture governing the 10 7/8% Notes due 2012 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.22	Indenture, dated as of November 10, 2003, between Dex Media, Inc. and U.S. Bank National Association, as Trustee, with respect to the 8% Notes due 2013 (incorporated by reference to Exhibit 4.1 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.23	Form of 8% Notes due 2013 (included in Exhibit 4.22)
4.24	Supplemental Indenture, dated as of January 31, 2006, between U.S. Bank National Association, as Trustee, and Dex Media, Inc. (f/k/a Forward Acquisition Corp.) with respect to Dex Media, Inc.’s 8% Notes due 2013 (incorporated by reference to Exhibit 4.1 to Dex Media, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2006, Commission File No. 333-131626)

Exhibit
Number	Description of Exhibits

4.25	Indenture, dated November 10, 2003, between Dex Media, Inc. and U.S. Bank National Association, as Trustee, with respect to Dex Media, Inc.’s 9% Discount Notes due 2013 (incorporated by reference to Exhibit 4.3 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.26	Form of 9% Discount Notes due 2013 (included in Exhibit 4.25)
4.27	Supplemental Indenture, dated as of January 31, 2006, between U.S. Bank National Association, as Trustee, and Dex Media, Inc. (f/k/a Forward Acquisition Corp.) with respect to Dex Media, Inc.’s 9% Discount Notes due 2013 (incorporated by reference to Exhibit 4.1 to Dex Media, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2006, Commission File No. 333-131626)
4.28	Indenture, dated February 11, 2004, between Dex Media, Inc. and U.S. Bank National Association, as Trustee with respect to Dex Media, Inc.’s 9% Discount Notes due 2013 (incorporated by reference to Exhibit 4.5 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.29	Form of 9% Discount Notes due 2013 (included in Exhibit 4.28)
4.30	Supplemental Indenture, dated as of January 31, 2006, between U.S. Bank National Association, as Trustee, and Dex Media, Inc. (f/k/a Forward Acquisition Corp.) with respect to Dex Media, Inc.’s 9% Discount Notes due 2014 (incorporated by reference to Dex Media, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2006, Commission File No. 333-131626)
4.31	Indenture, dated November 8, 2002, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as Trustee with respect to Dex Media East LLC’s 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.7 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.32	Form of 9 7/8% Senior Notes due 2009 (included in Exhibit 4.31)
4.33	Indenture, dated November 8, 2002, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as Trustee, with respect to Dex Media East LLC’s 12 1/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.9 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.34	Form of 12 1/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.33)
4.35	Indenture, dated August 29, 2003, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as Trustee, with respect to Dex Media West LLC’s 8 1/2% Senior Notes due 2010 (incorporated by reference to Exhibit 4.11 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.36	Form of 8 1/2% Senior Notes due 2010 (included in Exhibit 4.35)
4.37	Indenture, dated August 29, 2003, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as Trustee, with respect to Dex Media West LLC’s 9 7/8% Senior Subordinated Notes due 2013 (incorporated by reference to Exhibit 4.13 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.38	Form of 9 7/8% Senior Subordinated Notes due 2013 (included in Exhibit 4.37)
4.39	Note Registration Rights Agreement, dated November 10, 2003, among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.15 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)

Exhibit
Number		Description of Exhibits

4.40		Discount Note Registration Rights Agreement, dated November 10, 2003, among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.16 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.41		Discount Note Registration Rights Agreement, dated February 11, 2004, among Dex Media, Inc. and J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.17 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.42		Indenture, dated November 24, 2004, among Dex Media West LLC, Dex Media West Finance Co., and U.S. Bank National Association, as Trustee, with respect to Dex Media West LLC’s 5 7/8% Senior Notes due 2011 (incorporated by reference to Exhibit 4.7 to Dex Media West LLC and Dex Media West Finance Co.’s Registration Statement on Form S-4, declared effective by the Securities and Exchange Commission on February 3, 2005, Commission File No. 333-121259
4.43		Form of 5 7/8% Senior Notes due 2011 (included in Exhibit 4.42)
4	.44#	Indenture, dated as of January 14, 2005, among the Company and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Senior Notes due 2013 of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2005, Commission File No. 001-07155)
4.45		Form of 6 7/8% Senior Notes due 2013 (included in Exhibit 4.44)
4.46		Indenture, dated January 27, 2006, between the Company, as Issuer, and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Series A-1 Senior Discount Notes due 2013 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.47		Form of 6.875% Series A-1 Senior Discount Note due 2013 (included in Exhibit 4.46)
4.48		Indenture, dated January 27, 2006, between the Company (as successor to R.H. Donnelly Finance Corporation III), as Issuer, and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Series A-2 Senior Discount Notes due 2013 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.49		Form of 6.875% Series A-2 Senior Discount Note due 2013 (included in Exhibit 4.48)
4.50		Supplemental Indenture, dated January 31, 2006, by and between the Company and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Series A-2 Senior Discount Notes due 2013 (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.51		Indenture, dated January 27, 2006, between the Company (as successor to R.H. Donnelly Finance Corporation III), as Issuer, and The Bank of New York, as Trustee, with respect to the Company’s 8.875% Series A-3 Senior Notes due 2016 (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.52		Form of 8.875% Series A-3 Senior Note due 2016 (included in Exhibit 4.51)
4.53		Supplemental Indenture, dated January 31, 2006, by and between the Company and The Bank of New York, as Trustee, with respect to the Company’s 8.875% Series A-3 Senior Notes due 2016 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.54		Registration Rights Agreement, dated as of January 14, 2005, among the Company and the initial purchasers that are party thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2005, Commission File No. 001-07155)

Exhibit
Number		Description of Exhibits

4.55		Registration Rights Agreement, dated January 27, 2006, by and between the Company and the initial purchasers identified therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
5	.1*	Opinion of Robert J. Bush, General Counsel of the Company
12	.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges
23	.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23	.2**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24	.1*	Power of Attorney
25	.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 6.875% Series A-1 Senior Discount Notes due 2013 of the Registrant
25	.2*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 6.875% Series A-2 Senior Discount Notes due 2013 of the Registrant
25	.3*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 8.875% Series A-3 Senior Notes due 2016 of the Registrant
99	.1*	Form of Letter of Transmittal with respect to the Exchange Offer
99	.2*	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer
99	.3*	Form of Letter to the Clients
99	.4*	Form of Letter to Depository Trust Company Participants

#	RHD agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

*	Previously filed.

**	Filed herewith.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cary, state of North Carolina on June 12, 2006.

R.H. Donnelley Corporation

By:	/s/ Robert J. Bush
Name: Robert J. Bush

Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

* (David C. Swanson)	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 12, 2006

* (Steven M. Blondy)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 12, 2006

* (Jeffrey A. Smith)	Vice President and Controller (Principal Accounting Officer)	June 12, 2006

* (James A. Attwood, Jr.)	Director	June 12, 2006

(Michael P. Connors)	Director

* (Nancy E. Cooper)	Director	June 12, 2006

* (Anthony J. de Nicola)	Director	June 12, 2006

* (R. Glenn Hubbard)	Director	June 12, 2006

* (Robert Kamerschen)	Director	June 12, 2006

* (Russell T. Lewis)	Director	June 12, 2006

* (Alan F. Schultz)	Director	June 12, 2006

* (David M. Veit)	Director	June 12, 2006

* (Barry Lawson Williams)	Director	June 12, 2006

* (Edwina Woodbury)	Director	June 12, 2006

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC herewith, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert J. Bush
Name: Robert J. Bush

Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

2	.1#	Stock Purchase Agreement, dated as of September 21, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155)
2.2		Supplemental Agreement to Stock Purchase Agreement, dated as of December 31, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155)
2	.3#	Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, among the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155). This Agreement is no longer in effect.
2	.4#	Purchase Agreement dated as of July 28, 2004, by and among the Company, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2004, Commission File No. 001-07155)
2.5		Amendment No. 1 to the Purchase Agreement, dated as of September 1, 2004, by and among the Company, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
2	.6#	Agreement and Plan of Merger, dated as of October 3, 2005, among the Company, Dex Media, Inc. and Forward Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 6, 2005, Commission File No. 001-07155)
2.7		Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand (incorporated by reference to Exhibit 2.1 to Dex Media, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
2.8		Amendment No. 1, dated September 9, 2003, to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand (incorporated by reference to Exhibit 2.2 to Dex Media, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.1		Rights Agreement, dated as of October 27, 1998, between the Company and First Chicago Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 5, 1998, Commission File No. 001-07155)
4.2		Amendment No. 1 to Rights Agreement, dated as of February 26, 2001, by and among the Company, First Chicago Trust Company of New York (as initial Rights Agent) and The Bank of New York (as successor Rights Agent) (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 28, 2001, Commission File No. 001-07155)
4.3		Amendment No. 2 to Rights Agreement, dated as of September 21, 2002, between the Company and The Bank of New York, as successor Rights Agent (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155)
4.4		Amendment No. 3, dated as of October 3, 2005, to the Rights Agreement, dated as of October 27, 1998, as amended, between the Company and The Bank of New York, as successor rights agent (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 6, 2005, Commission File No. 001-07155)

Exhibit
Number	Description of Exhibits

4.5	Form of Warrant Agreement, dated as of November 25, 2002, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed with the Securities and Exchange Commission on May 10, 2006, Commission File No. 001-07155)
4.6	Form of Warrant Agreement, dated January 3, 2003, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed with the Securities and Exchange Commission on May 10, 2006, Commission File No. 001-07155)
4.7	Registration Rights Agreement, dated as of November 25, 2002, among the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2002, Commission File No. 001-07155). This Agreement is no longer in effect.
4.8	Indenture, dated as of December 3, 2002, between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.9	Form of 8.875% Senior Notes due 2010 (included in Exhibit 4.8)
4.10	Supplemental Indenture, dated as of January 3, 2003, among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 of R.H. Donnelley, Inc. (incorporated by reference to Exhibit 4.14 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.11	Second Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., the guarantors party thereto and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.12	Third Supplemental Indenture, dated as of December 6, 2005, by and among R.H. Donnelley Inc., as Issuer, the Company and the subsidiary guarantors named therein, as Guarantors, and The Bank of New York, as Trustee, with respect to the 8.875% Senior Notes due 2010 of R.H. Donnelley, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2005, Commission File No. 001-07155)
4.13	Guarantees relating to the 8.875% Senior Notes due 2010 (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.14	Senior Guarantees relating to Second Supplemental Indenture to the Indenture governing the 8.875% Senior Notes due 2010 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.15	Indenture, dated as of December 3, 2002, between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155).
4.16	Form of 10.875% Senior Subordinated Notes due 2012 (included in Exhibit 4.15)
4.17	Supplemental Indenture, dated as of January 3, 2003, among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.18 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

Exhibit
Number	Description of Exhibits

4.18	Second Supplemental Indenture, dated as of January 9, 2004, among R.H. Donnelley Inc., as Issuer, the Company and other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.21 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 12, 2004, Commission File No. 001-07155)
4.19	Third Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., and the guarantors party thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10.875% Senior Subordinated Notes due 2012 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.20	Guarantees relating to the 10.875% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.20 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)
4.21	Senior Subordinated Guarantees relating to the Third Supplemental Indenture to the Indenture governing the 10 7/8% Notes due 2012 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.22	Indenture, dated as of November 10, 2003, between Dex Media, Inc. and U.S. Bank National Association, as Trustee, with respect to the 8% Notes due 2013 (incorporated by reference to Exhibit 4.1 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.23	Form of 8% Notes due 2013 (included in Exhibit 4.22)
4.24	Supplemental Indenture, dated as of January 31, 2006, between U.S. Bank National Association, as Trustee, and Dex Media, Inc. (f/k/a Forward Acquisition Corp.) with respect to Dex Media, Inc.’s 8% Notes due 2013 (incorporated by reference to Exhibit 4.1 to Dex Media, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2006, Commission File No. 333-131626)
4.25	Indenture, dated November 10, 2003, between Dex Media, Inc. and U.S. Bank National Association, as Trustee, with respect to Dex Media, Inc.’s 9% Discount Notes due 2013 (incorporated by reference to Exhibit 4.3 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.26	Form of 9% Discount Notes due 2013 (included in Exhibit 4.25)
4.27	Supplemental Indenture, dated as of January 31, 2006, between U.S. Bank National Association, as Trustee, and Dex Media, Inc. (f/k/a Forward Acquisition Corp.) with respect to Dex Media, Inc.’s 9% Discount Notes due 2013 (incorporated by reference to Exhibit 4.1 to Dex Media, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2006, Commission File No. 333-131626)
4.28	Indenture, dated February 11, 2004, between Dex Media, Inc. and U.S. Bank National Association, as Trustee with respect to Dex Media, Inc.’s 9% Discount Notes due 2013 (incorporated by reference to Exhibit 4.5 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.29	Form of 9% Discount Notes due 2013 (included in Exhibit 4.28)
4.30	Supplemental Indenture, dated as of January 31, 2006, between U.S. Bank National Association, as Trustee, and Dex Media, Inc. (f/k/a Forward Acquisition Corp.) with respect to Dex Media, Inc.’s 9% Discount Notes due 2014 (incorporated by reference to Dex Media, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2006, Commission File No. 333-131626)
4.31	Indenture, dated November 8, 2002, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as Trustee with respect to Dex Media East LLC’s 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.7 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.32	Form of 9 7/8% Senior Notes due 2009 (included in Exhibit 4.31)

Exhibit
Number		Description of Exhibits

4.33		Indenture, dated November 8, 2002, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as Trustee, with respect to Dex Media East LLC’s 12 1/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.9 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.34		Form of 12 1/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.33)
4.35		Indenture, dated August 29, 2003, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as Trustee, with respect to Dex Media West LLC’s 8 1/2% Senior Notes due 2010 (incorporated by reference to Exhibit 4.11 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.36		Form of 8 1/2% Senior Notes due 2010 (included in Exhibit 4.35)
4.37		Indenture, dated August 29, 2003, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as Trustee, with respect to Dex Media West LLC’s 9 7/8% Senior Subordinated Notes due 2013 (incorporated by reference to Exhibit 4.13 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.38		Form of 9 7/8% Senior Subordinated Notes due 2013 (included in Exhibit 4.37)
4.39		Note Registration Rights Agreement, dated November 10, 2003, among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.15 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.40		Discount Note Registration Rights Agreement, dated November 10, 2003, among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.16 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.41		Discount Note Registration Rights Agreement, dated February 11, 2004, among Dex Media, Inc. and J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.17 to Dex Media, Inc.’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 14, 2004, Commission File No. 333-114472)
4.42		Indenture, dated November 24, 2004, among Dex Media West LLC, Dex Media West Finance Co., and U.S. Bank National Association, as Trustee, with respect to Dex Media West LLC’s 5 7/8% Senior Notes due 2011 (incorporated by reference to Exhibit 4.7 to Dex Media West LLC and Dex Media West Finance Co.’s Registration Statement on Form S-4, declared effective by the Securities and Exchange Commission on February 3, 2005, Commission File No. 333-121259
4.43		Form of 5 7/8% Senior Notes due 2011 (included in Exhibit 4.42)
4	.44#	Indenture, dated as of January 14, 2005, among the Company and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Senior Notes due 2013 of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2005, Commission File No. 001-07155)
4.45		Form of 6 7/8% Senior Notes due 2013 (included in Exhibit 4.44)
4.46		Indenture, dated January 27, 2006, between the Company, as Issuer, and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Series A-1 Senior Discount Notes due 2013 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.47		Form of 6.875% Series A-1 Senior Discount Note due 2013 (included in Exhibit 4.46)
4.48		Indenture, dated January 27, 2006, between the Company (as successor to R.H. Donnelly Finance Corporation III), as Issuer, and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Series A-2 Senior Discount Notes due 2013 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.49		Form of 6.875% Series A-2 Senior Discount Note due 2013 (included in Exhibit 4.48)

Exhibit
Number		Description of Exhibits

4.50		Supplemental Indenture, dated January 31, 2006, by and between the Company and The Bank of New York, as Trustee, with respect to the Company’s 6.875% Series A-2 Senior Discount Notes due 2013 (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.51		Indenture, dated January 27, 2006, between the Company (as successor to R.H. Donnelly Finance Corporation III), as Issuer, and The Bank of New York, as Trustee, with respect to the Company’s 8.875% Series A-3 Senior Notes due 2016 (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.52		Form of 8.875% Series A-3 Senior Note due 2016 (included in Exhibit 4.51)
4.53		Supplemental Indenture, dated January 31, 2006, by and between the Company and The Bank of New York, as Trustee, with respect to the Company’s 8.875% Series A-3 Senior Notes due 2016 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
4.54		Registration Rights Agreement, dated as of January 14, 2005, among the Company and the initial purchasers that are party thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2005, Commission File No. 001-07155)
4.55		Registration Rights Agreement, dated January 27, 2006, by and between the Company and the initial purchasers identified therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2006, Commission File No. 001-07155)
5	.1*	Opinion of Robert J. Bush, General Counsel of the Company
12	.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges
23	.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23	.2**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24	.1*	Power of Attorney
25	.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 6.875% Series A-1 Senior Discount Notes due 2013 of the Registrant
25	.2*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 6.875% Series A-2 Senior Discount Notes due 2013 of the Registrant
25	.3*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 8.875% Series A-3 Senior Notes due 2016 of the Registrant
99	.1*	Form of Letter of Transmittal with respect to the Exchange Offer
99	.2*	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer
99	.3*	Form of Letter to the Clients
99	.4*	Form of Letter to Depository Trust Company Participants

#	RHD agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

*	Previously filed.

**	Filed herewith.